UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

WestRock Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TRANSACTION PROPOSED ― YOUR VOTE IS VERY IMPORTANT
WestRock Company
1000 Abernathy Road
Atlanta, Georgia 30328, United States
April 26, 2024
Dear Fellow WestRock Stockholder:
You are cordially invited to attend a special meeting of stockholders (the “WestRock Special Meeting”) of WestRock Company (“WestRock”) to be held on June 13, 2024, at 9 a.m., Eastern Time, online at www.virtualshareholdermeeting.com/WRK2024SM.
At the WestRock Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt the Transaction Agreement, dated as of September 12, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Smurfit Kappa Group plc (“Smurfit Kappa”), Smurfit WestRock Limited (formerly known as Cepheidway Limited and to be re-registered as an Irish public limited company and renamed Smurfit WestRock plc) (“Smurfit WestRock”), Sun Merger Sub, LLC, a wholly owned subsidiary of Smurfit WestRock (“Merger Sub”), and WestRock (the “Transaction Proposal”). Pursuant to the terms of the Transaction Agreement, (i) Smurfit WestRock will acquire Smurfit Kappa by means of a scheme of arrangement under the Companies Act 2014 of Ireland (as amended) (the “Smurfit Kappa Share Exchange”) and (ii) Merger Sub will merge with and into WestRock (the “Merger,” and together with the Smurfit Kappa Exchange, the “Combination”), with WestRock surviving the Merger and becoming a wholly owned subsidiary of Smurfit WestRock. You will also be asked to consider and vote on (i) a non-binding, advisory proposal to approve compensation that will or may become payable by WestRock to its named executive officers in connection with the Combination (the “Combination-Related Compensation Proposal”), and (ii) a non-binding, advisory proposal to approve the creation of “distributable reserves” of Smurfit WestRock, which are required under Irish law in order for Smurfit WestRock to pay dividends and make other types of distributions and to repurchase or redeem shares in the future, if and when the board of directors of Smurfit WestRock should determine to do so (the “WestRock Distributable Reserves Proposal”).
If the Merger contemplated by the Transaction Agreement is completed, you will be entitled to receive, in exchange for each share of WestRock common stock (“WestRock Stock”) you hold immediately prior to the completion (“Completion”) of the Merger, (i) one ordinary share of Smurfit WestRock (“Smurfit WestRock Share”), plus (ii) $5.00 in cash, without interest and less applicable withholding taxes, unless you have properly exercised your appraisal rights with respect to your shares of WestRock Stock.
In connection with the Merger, based on 258,148,063 outstanding shares of WestRock Stock as of April 22, 2024, and up to 3,806,554 shares of WestRock Stock that are or may become issuable at or prior to Completion pursuant to WestRock equity awards issued and outstanding as of April 22, 2024, we anticipate that Smurfit WestRock will issue a total of up to approximately 261,954,617 Smurfit WestRock Shares to holders of WestRock Stock or WestRock equity awards. WestRock Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “WRK”. Smurfit WestRock Shares are expected to be listed on NYSE.
On September 11, 2023, a transaction committee of WestRock’s board of directors (the “WestRock Board”), consisting entirely of independent directors (the “Transaction Committee”), and the WestRock Board, each reviewed and considered the terms and conditions of the Transaction Agreement, the Merger and the other transactions contemplated by the Transaction Agreement. The Transaction Committee, after considering various factors, including those described in the accompanying proxy statement/prospectus (the “proxy statement/prospectus”), and after consultation with independent legal and financial advisors, unanimously determined that it is in the best interests of WestRock and the WestRock Stockholders, and declared it advisable, to enter into the Transaction Agreement and consummate the Merger and the transactions contemplated by the Transaction Agreement (collectively, including the Smurfit Kappa Share Exchange and the Merger, the “Transactions”); recommended that the WestRock Board declare advisable, approve and adopt the Transaction Agreement and approve the execution and delivery of the Transaction Agreement by WestRock, the performance by WestRock of its covenants and other obligations under the Transaction Agreement, and the consummation of the Merger and the other Transactions; and recommended that, subject to approval of the Transaction Agreement by the WestRock Board, WestRock Stockholders vote in favor of the adoption of the Transaction Agreement and the approval of the Merger and the other Transactions, and in favor of the Distributable Reserves Resolution. On September 11, 2023, the WestRock Board, after considering various factors, including those described herein, and after consultation with independent legal and financial advisors, unanimously determined that it is in the best interests of WestRock and the WestRock Stockholders, and declared it advisable, to enter into the Transaction Agreement and consummate the Merger and the other Transactions; approved and adopted the Transaction Agreement and approved the execution and delivery of the Transaction Agreement by WestRock, the performance by WestRock of its covenants and other obligations under the Transaction Agreement, and the consummation of the Merger and the other Transactions; resolved that the Transaction Agreement be submitted to WestRock Stockholders for adoption; and recommended that WestRock Stockholders vote in favor of the adoption of the Transaction Agreement and the approval of the Merger and the other Transactions, and in favor of the Distributable Reserves Resolution.
The WestRock Board recommends that you vote (i) “FOR” the Transaction Proposal, (ii) “FOR” the Combination-Related Compensation Proposal, and (iii) “FOR” the WestRock Distributable Reserves Proposal.

The enclosed proxy statement/prospectus provides detailed information about the WestRock Special Meeting, the Transaction Agreement, the Merger and each of the proposals. A copy of the Transaction Agreement is attached as Annex A to the proxy statement/prospectus. The proxy statement/prospectus also describes the actions and determinations of each of the Transaction Committee and the WestRock Board in connection with its evaluation of the Transaction Agreement and the Merger. You are encouraged to read the proxy statement/prospectus and its annexes carefully and in their entirety, including the section of the proxy statement/prospectus entitled “Risk Factors” beginning on page 38 for a discussion of risks relating to the Merger and the Combined Group following the Combination. You may also obtain more information about WestRock from documents we file with the United States Securities and Exchange Commission (the “SEC”) from time to time.
The Merger cannot be completed unless WestRock’s stockholders approve the Transaction Proposal. Your vote on these matters is very important, regardless of the number of shares you own. We appreciate you taking the time to vote promptly and encourage you to do so electronically, whether or not you plan to attend the WestRock Special Meeting. After reading the proxy statement/prospectus, please vote at your earliest convenience by voting over the Internet using the Internet address on the proxy card or by voting by telephone using the toll-free number on the proxy card. If you do not have access to a touch-tone phone or the Internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Only your last-dated proxy will be counted, and any proxy may be revoked at any time prior to its exercise at the WestRock Special Meeting.
If your shares of WestRock Stock are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” “Street name” holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the methods described above. Because the proposals are “non-routine matters,” your broker, bank, trust or other nominee does not have discretionary authority to vote your shares on the proposals. If your shares of WestRock Stock are held in “street name,” your broker, bank, trust or other nominee has enclosed a voting instruction form with the proxy statement/prospectus. If you hold your shares in “street name” and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposals, then those shares will be deemed present at the WestRock Special Meeting for purposes of establishing a quorum at the WestRock Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal. We encourage you to authorize your broker, bank, trust or other nominee to vote your shares “FOR” each of the proposals by following the instructions provided on the enclosed voting instruction form to provide your instructions over the Internet, by telephone or by signing, dating and returning the voting instruction form in the postage-paid envelope provided. We encourage you to vote electronically.
The failure of any stockholder of record to grant a proxy electronically over the Internet or by telephone, to submit a signed proxy card, or to vote by virtual ballot at the WestRock Special Meeting will have the same effect as a vote “AGAINST” the Transaction Proposal, will not have any effect on the Combination-Related Compensation Proposal or the WestRock Distributable Reserves Proposal and will cause such stockholder’s shares to not be counted for purposes of determining whether a quorum is present for the transaction of business at the WestRock Special Meeting. Abstentions will be counted as votes “AGAINST” the Transaction Proposal, the Combination-Related Compensation Proposal and the WestRock Distributable Reserves Proposal. Because each of the proposals presented to WestRock Stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the WestRock Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the WestRock Special Meeting, and otherwise will have no effect on a particular proposal.
The WestRock Special Meeting will be held virtually and you will be able to attend the meeting and vote via the Internet at www.virtualshareholdermeeting.com/WRK2024SM by using the 16-digit control number included in your proxy materials. You will not be able to attend the WestRock Special Meeting in person.
If you have any questions about the proxy statement/prospectus, the WestRock Special Meeting, the Transaction Agreement, the Merger or the Combination or need assistance with voting procedures, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (877) 750-8312 (TOLL-FREE from the U.S. and Canada) or +1 (412) 232-3651 (from other locations).
On behalf of the WestRock Board, I thank you for your support and appreciate your consideration of these matters.
Sincerely,
/s/ David B. Sewell David B. Sewell President and Chief Executive Officer
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger and the Smurfit WestRock share issuance in connection with the Merger, or determined if the information contained in the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Companies Act of 2014 of Ireland (as amended), the European Union (Prospectus) Regulations 2019 of Ireland (as amended) (the “Prospectus Rules”), the Central Bank (Investment Market Conduct) Rules issued by the Central Bank of Ireland or the Prospectus Regulation Rules issued by the United Kingdom Financial Conduct Authority (the “FCA”), and neither the Central Bank of Ireland nor the FCA has approved this proxy statement/prospectus.
The proxy statement/prospectus is dated April 26, 2024 and, together with the enclosed form of proxy card, is first being mailed to WestRock Stockholders on or about May 1, 2024.

WestRock Company
1000 Abernathy Road
Atlanta, Georgia 30328, United States
NOTICE OF SPECIAL MEETING OF WESTROCK STOCKHOLDERS
YOUR VOTE IS VERY IMPORTANT.
PLEASE VOTE YOUR SHARES PROMPTLY.
TO THE STOCKHOLDERS OF WESTROCK COMPANY:
You are cordially invited to attend a special meeting of stockholders (the “WestRock Special Meeting”) of WestRock Company (“WestRock”) to be held on June 13, 2024, at 9 a.m., Eastern Time online at www.virtualshareholdermeeting.com/WRK2024SM.
The WestRock Special Meeting will be held for the following purposes:
1.
to consider and vote on a proposal to approve and adopt the Transaction Agreement, dated as of September 12, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Smurfit Kappa Group plc (“Smurfit Kappa”), WestRock Company (“WestRock”), Smurfit WestRock Limited (formerly known as Cepheidway Limited and to be re-registered as an Irish public limited company and renamed Smurfit WestRock plc) (“Smurfit WestRock”) and Sun Merger Sub, LLC, a wholly owned subsidiary of Smurfit WestRock (“Merger Sub”), which is further described in the sections of this proxy statement/prospectus (the “proxy statement/prospectus”) entitled “The Combination” and “The Transaction Agreement”, and a copy of which is attached as Annex A to this proxy statement/prospectus accompanying this notice (the “Transaction Proposal”);

2.
to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by WestRock to its named executive officers in connection with the Combination (the “Combination-Related Compensation Proposal”); and

3.
to consider and vote on a non-binding, advisory proposal to approve the reduction of the share premium of Smurfit WestRock (including any amounts credited to Smurfit WestRock’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the Combination) to allow the creation of distributable reserves of Smurfit WestRock which are required under Irish law in order to allow Smurfit WestRock to make distributions and to pay dividends and repurchase or redeem shares following the Combination (the “WestRock Distributable Reserves Proposal” and, together with the Transaction Proposal and the Combination-Related Compensation Proposal, the “Proposals”).

The affirmative vote of a majority of the outstanding shares of WestRock’s common stock, par value $0.01 per share (“WestRock Stock”), entitled to vote thereon is required to approve the Transaction Proposal. The affirmative vote of a majority of the shares of WestRock Stock present in person or represented by proxy and entitled to vote at the WestRock Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding advisory vote, the Combination-Related Compensation Proposal and the WestRock Distributable Reserves Proposal. The failure of any stockholder of record to grant a proxy electronically over the Internet or by telephone, submit a signed proxy card, or to vote by virtual ballot at the WestRock Special Meeting will have the same effect as a vote “AGAINST” the Transaction Proposal, will not have any effect on the Combination-Related Compensation Proposal and the WestRock Distributable Reserves Proposal, and will cause such stockholder’s shares to not be counted for purposes of determining whether a quorum is present for the transaction at business at the WestRock Special Meeting. Abstentions will be counted as votes “AGAINST” the Transaction Proposal, the Combination-Related Compensation Proposal and the WestRock Distributable Reserves Proposal. Because each of the proposals presented to WestRock Stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the WestRock Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the WestRock Special Meeting, and otherwise will have no effect on a particular proposal.

Only WestRock Stockholders of record as of the close of business on May 1, 2024 are entitled to notice of the WestRock Special Meeting and to vote at the WestRock Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the WestRock Special Meeting will be available in our principal executive offices, located at 1000 Abernathy Road, Atlanta, Georgia 30328, United States, during regular business hours for a period of no less than ten days ending on the day before the date of the WestRock Special Meeting.
WestRock Stockholders and beneficial owners who do not vote in favor of the Transaction Proposal will have the right to seek appraisal of the fair value of their shares of WestRock Stock if they comply with the requirements of, and do not validly withdraw their demands or otherwise lose their appraisal rights under, the applicable provisions of Delaware law, which are summarized in the proxy statement/prospectus accompanying this notice in the section of the proxy statement/prospectus entitled “Appraisal Rights.” A copy of Section 262 of the General Corporation Law of the State of Delaware, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
WestRock’s board of directors (the “WestRock Board”) recommends that you vote “FOR” the Transaction Proposal, “FOR” the Combination-Related Compensation Proposal, and “FOR” the WestRock Distributable Reserves Proposal. In considering the recommendation of the WestRock Board, WestRock Stockholders should be aware that WestRock’s executive officers and members of the WestRock Board may have agreements and arrangements in place that provide them with interests in the Merger and the other transactions contemplated by the Transaction Agreement that may be different from, or in addition to, those of WestRock Stockholders generally. See the section of the proxy statement/prospectus entitled “Interests of WestRock’s Directors and Executive Officers in the Combination.”
The enclosed proxy statement/prospectus provides detailed information about the WestRock Special Meeting and a summary of the Transaction Agreement and the Combination. The enclosed proxy statement/prospectus, including the copy of the Transaction Agreement attached thereto as Annex A, is incorporated by reference into this Notice of Special Meeting.
Our Notice of Special Meeting and proxy statement/prospectus are available at www.proxyvote.com.
By order of the Board of Directors,
/s/ Denise R. Singleton

Denise R. Singleton
Executive Vice President, General Counsel and
Secretary
April 26, 2024

IMPORTANT
Your vote is extremely important. Whether or not you plan to virtually attend the WestRock Special Meeting and regardless of the number of shares you own, we urge you to vote promptly “FOR” each of the Proposals.
If you have any questions about submitting your proxy card or otherwise require assistance, please contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
WestRock Stockholders May Call: (877) 750-8312 (TOLL-FREE from the U.S. and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus (the “proxy statement/prospectus”), which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Smurfit WestRock Limited (to be re-registered as an Irish public limited company and renamed Smurfit WestRock plc prior to Completion (as defined below)) (“Smurfit WestRock”), constitutes a prospectus of Smurfit WestRock under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares of $0.001 each in the capital of Smurfit WestRock (the “Smurfit WestRock Shares”) to be issued to the holders of shares of common stock of WestRock, par value $0.01 per share (“WestRock Stock”) pursuant to the Transaction Agreement.
This document also constitutes a proxy statement of WestRock under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the WestRock Special Meeting, at which the holders of shares of WestRock Stock (the “WestRock Stockholders”) will be asked to consider and vote upon the Transaction Proposal, the Combination-Related Compensation Proposal and the WestRock Distributable Reserves Proposal, each as described in more detail herein under “Information About the WestRock Special Meeting.”
The U.K. Financial Conduct Authority (the “FCA”) has not approved or disapproved any of the transactions described in this proxy statement/prospectus or the securities to be issued under this document or passed upon the adequacy or accuracy of this document. This proxy statement/prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. For the avoidance of doubt, this proxy statement/prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in the U.K. or a solicitation of a proxy under the laws of England and Wales or the FCA’s Listing Rules, and it is not intended to be, and is not, a prospectus or an offer document for the purposes of the FCA’s Prospectus Regulation Rules.
This proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Companies Act of 2014 of Ireland (as amended), the European Union (Prospectus) Regulations 2019 of Ireland (as amended) or Central Bank (Investment Market Conduct) Rules issued by the Central Bank of Ireland or the Prospectus Regulation Rules issued by the FCA, and neither the Central Bank of Ireland or the FCA has approved this proxy statement/prospectus.
Smurfit Kappa has supplied all information contained in this proxy statement/prospectus relating to Smurfit Kappa, and WestRock has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to WestRock.
Smurfit WestRock, Smurfit Kappa and WestRock have not authorized anyone to provide any information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus and Smurfit WestRock, Smurfit Kappa and WestRock take no responsibility for, and can provide no assurance as to the reliability of, any information others may give you. This proxy statement/prospectus is dated April 26, 2024 and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to WestRock Stockholders nor the issuance by Smurfit WestRock of Smurfit WestRock Shares pursuant to the Transaction Agreement will create any implication to the contrary.
Nothing in this document or anything communicated to holders or potential holders of the shares or Depositary Interests in Smurfit WestRock is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for the shares or Depositary Interests in Smurfit WestRock or the exercise of any rights attached to them. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice as soon as possible from your stockbroker, bank, solicitor, accountant or other appropriate independent professional financial advisor (being, in the case of Smurfit Kappa Shareholders in Ireland, an organization or firm authorized or exempted under the Investment Intermediaries Act, 1995 of Ireland (as amended) or the European Union (Markets in Financial Instruments) Regulations 2017 (as amended) or, in the case of Smurfit Kappa Shareholders in the United Kingdom, an advisor authorized pursuant to the Financial Services and Markets Act 2000, as amended, or from another appropriately authorized independent financial advisor if you are in a territory outside Ireland or the United Kingdom).

i

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about WestRock from other documents that WestRock has filed with the SEC, and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
Any person may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning WestRock, without charge, by written or telephonic request directed to WestRock Company, 1000 Abernathy Road, Atlanta, Georgia 30328, United States, Telephone: +1 (770) 448-2193; or Innisfree M&A Incorporated, WestRock’s proxy solicitor, by calling toll-free at (877) 750-8312 from the United States and Canada, or +1 (412) 232-3651 from other locations. Banks, brokerage firms and other nominees may call collect at (212) 750-5833.
In order for you to receive timely delivery of the documents in advance of the WestRock Special Meeting to be held on June 13, 2024, you must request the information no later than five business days prior to the date of the WestRock Special Meeting (i.e., by June 6, 2024).
To find more information, see the section of the proxy statement/prospectus entitled “Where You Can Find More Information.”

FREQUENTLY USED TERMS
Unless otherwise indicated or as the context otherwise requires, a reference in this proxy statement/prospectus to:
•
“Antitrust Division” refers to the Antitrust Division of the U.S. Department of Justice;

•
“Antitrust Laws” refers to any statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to (a) prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade, through merger or acquisition or otherwise, including the HSR Act, or (b) prohibit, restrict or regulate foreign investments or foreign subsidies;

•
“Belgian Law Rights” refers to the fungible co-ownership rights governed by Belgian law over a pool of book-entry interests in securities of the same issue (i.e., as can be identified by an ISIN) which the EB Participants hold;

•
“Business Day” refers to any day, other than a Saturday, a Sunday or a day on which banks in Ireland, the United Kingdom or the State of New York are authorized or required by law to be closed, as the context requires;

•
“CDIs” refers to an English law security issued by the CREST Depository that represents a CREST member’s interest in a security (including the Belgian Law Rights in respect of such security standing to the credit of the EB Participant account of the CREST Nominee) at the Scheme Effective Time;

•
“Code” refers to the U.S. Internal Revenue Code of 1986, as amended;

•
“Combination” refers to the Smurfit Kappa Share Exchange and the Merger collectively;

•
“Combination-Related Compensation Proposal” refers to the resolution of WestRock Stockholders to approve compensation that will or may become payable by WestRock to its named executive officers in connection with the Combination;

•
“Completion” refers to the completion of the Smurfit Kappa Share Exchange and the Merger;

•
“Completion Date” refers to the first Friday that is at least three (3) Business Days (or such shorter period of time as remains before 5:00 p.m. New York City Time on the End Date) after the satisfaction or, in the sole discretion of the applicable party, waiver (where applicable) of all of the Conditions (other than those conditions that by their nature can only be satisfied at the Completion Date (including the condition set forth in Section 8.1(b)(iv) of the Transaction Agreement)), but subject to the satisfaction or, in the sole discretion of the applicable party, waiver of such Conditions at the Completion Date, or at such other date and time as may be mutually agreed by the parties in writing;

•
“Conditions” refers to the conditions to the Combination set forth under the terms of the Transaction Agreement, and “Condition” means any one of the Conditions;

•
“Consolidated Financial Statements” refers to the Smurfit Kappa consolidated financial statements as of December 31, 2022 and for each of the two years in the period ended December 31, 2022 prepared in accordance with U.S. GAAP as included in this proxy statement/prospectus;

•
“Court Order” refers to the order or orders of the Irish High Court sanctioning the Scheme under Section 453 of the Irish Companies Act;

•
“CREST” or “CREST System” refers to the system for the paperless settlement of trades in securities and the holding of uncertificated securities in accordance with the CREST Regulations operated by Euroclear U.K. & International Limited (or any successor or assignee of it in such capacity from time to time) or any replacement for such system from time to time;

•
“CREST Depository” refers to CREST Depository Limited, a subsidiary of EUI (or any successor or assignee of it in such capacity from time to time);

•
“CREST Nominee” refers to CIN (Belgium) Limited, a subsidiary of the CREST Depository, or any other body appointed to act as a nominee on behalf of the CREST Depository, including the CREST Depository itself;

•
“CREST Regulations” refers to the Uncertificated Securities Regulations 2001 of the United Kingdom, as amended;

•
“Depositary Interests” or “DIs” refers to a depositary interest issued through CREST by the DI Depositary representing a beneficial interest in a Smurfit WestRock Share;

•
“Designated Smurfit Kappa Shares” refers to any (i) Smurfit Kappa Shares held from time to time by WestRock, or any subsidiary of WestRock and/or any nominee of WestRock or any subsidiary of WestRock, and (ii) any shares held in Smurfit Kappa by Smurfit Kappa or any subsidiary of Smurfit Kappa;

•
“DGCL” refers to the General Corporation Law of the State of Delaware, as amended;

•
“DI Depositary” refers to Computershare Investor Services PLC, in its capacity as the proposed issuer of the Depositary Interests (or any successor or assignee of it in such capacity from time to time);

•
“Draft New UK Listing Rules” refers to the FCA’s new Listing Rules proposed under Consultation Paper CP23/31 published by the FCA in December 2023 and subsequently set out in the Draft UK Listing Rules Instrument 2024 published by the FCA in March 2024, and which are currently in draft form for consultation purposes;

•
“DTRs” refers to the Disclosure Guidance and Transparency Rules made by the FCA under Part VI of FSMA (as set out in the FCA’s Handbook of Rules and Guidance, as such document may be amended or supplemented from time to time);

•
“Dissenting Shares” refers to the shares of WestRock Stock issued and outstanding immediately prior to the Merger Effective Time and held by a holder of record or beneficial owner that did not vote in favor of the approval and adoption of the Transaction Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of WestRock Stock in accordance with Section 262 of the DGCL;

•
“DLLCA” refers to the Limited Liability Company Act of the State of Delaware, as amended;

•
“Dodd Frank Act” refers to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•
“DTC” refers to the Depository Trust Company (or any successor or assignee of it in such capacity from time to time) or any replacement for such system from time to time;

•
“DTC Nominee” refers to Cede & Co. or such other entity as may be nominated by an authorized representative of DTC from time to time;

•
“EB Nominee” refers to Euroclear Nominees Limited, a wholly owned subsidiary of Euroclear Bank, established under the laws of England and Wales with registration number 02369969 (or any successor or assignee of it in such capacity from time to time);

•
“EB Participant” refers to a participant in the EB System that has entered into an agreement to participate in the EB System subject to the Euroclear Bank’s terms and conditions;

•
“EB System” refers to the securities settlement system operated by Euroclear Bank and governed by Belgian law (or any successor or assignee of it in such capacity from time to time) or any replacement for such system from time to time;

•
“Effect” refers to any change, effect, development, circumstance, condition, state of facts, event or occurrence;

•
“EGM Resolutions” refers to the following resolutions to be proposed at the Extraordinary General Meeting as set out in Part XIII (Notice of Extraordinary General Meeting) of the Smurfit Kappa Shareholder Circular for the purposes of approving (i) the Combination as a Class 1 transaction pursuant to Chapter 5 of the Listing Rules, (ii) the Scheme and authorizing the directors of Smurfit Kappa to implement the Scheme, (iii) amendments to the Articles of Association of Smurfit Kappa to implement the Scheme, and (iv) the cancellation of the listing of Smurfit Kappa Shares from the premium listing segment of the Official List of the FCA (or, if the Draft New UK Listing Rules have come into force and Smurfit Kappa is transferred to a new listing category thereunder prior to Completion, the relevant listing category at the time) and from trading on the LSE’s main market for listed securities and the listing of Smurfit WestRock Shares on the standard listing segment of the Official List of the FCA (or, if the Draft New UK Listing Rules have come into force prior to Completion, the new Equity Shares (International Commercial Companies Secondary Listing) category or any other relevant listing category at the time) and admission to trading on the LSE’s main market for listed securities;
•
“End Date” refers to September 12, 2024 (subject to extension until March 12, 2025, under the terms of the Transaction Agreement);

•
“Equity Award Exchange Ratio” refers to the sum of (a) the Exchange Ratio and (b) the quotient, rounded to four decimal points, obtained by dividing (i) the Cash Consideration by (ii) the VWAP of Smurfit Kappa Shares;

•
“ERISA” refers to the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder;

•
“EUI” refers to Euroclear U.K. & International Limited, the operator of the CREST System (or any successor or assignee of it in such capacity from time to time);

•
“Euroclear Bank” or “EB” refers to Euroclear Bank S.A./N.V., an international CSD based in Belgium and part of the Euroclear Group (or any successor or assignee of it in such capacity from time to time);

•
“Euroclear Smurfit WestRock Shares” refers to the Smurfit WestRock Shares issued in the name of the EB Nominee as Smurfit Kappa Scheme Consideration pursuant to the Scheme;

•
“Euronext Dublin” refers to The Irish Stock Exchange plc, trading as Euronext Dublin;

•
“Euronext Dublin Market” refers to the Euronext Dublin Market, operated by Euronext Dublin;

•
“European Economic Area” refers to EU Member States from time to time, together with Norway, Iceland and Liechtenstein;

•
“Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•
“Exchange Agent” refers to a bank or trust company appointed by Smurfit Kappa, and reasonably acceptable to WestRock, who will act as exchange agent for (a) the issuance of Smurfit WestRock Shares pursuant to the Scheme and (b) the payment of the Merger Consideration, as well as the agent for the WestRock Stockholders for the purpose of receiving and holding their WestRock Certificates (provided that the Exchange Agent shall obtain no rights or interests in the shares represented thereby).

•
“Exchange Ratio” refers to one validly issued, fully paid and non-assessable Smurfit WestRock Share per share of WestRock Stock;

•
“Extraordinary General Meeting” or “EGM” refers to the extraordinary general meeting of Smurfit Kappa Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Scheme Meeting shall have been concluded or adjourned (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned), notice of which is set out in Part XIII (Notice of Extraordinary General Meeting) of the Smurfit Kappa Shareholder Circular;

•
“FCA” refers to the U.K. Financial Conduct Authority;

•
“Financing Sources” refers to the entities that have committed to provide or arrange the Transaction Financing or other financings in connection with the transactions contemplated by the Transaction Agreement, including the parties to any joinder agreements or credit agreements, underwriting agreements, bonds or note purchase agreements entered pursuant thereto or relating thereto, but excluding in each case, for the avoidance of doubt, the parties and their subsidiaries, together with their respective affiliates, and its and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns;

v

•
“FSMA” refers to the United Kingdom Financial Services and Markets Act (2000), as amended, including any regulations made pursuant thereto;

•
“FTC” refers to the U.S. Federal Trade Commission;

•
“GAAP” or “U.S. GAAP” refers to generally accepted accounting principles in the United States;

•
“Governmental Entity” refers to (a) any national, federal, state, county, municipal, local, foreign, or supranational government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, or any arbitral authority, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (c) of this definition, including, for the avoidance of doubt, the Irish High Court and the SEC;

•
“HSR Act” refers to the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

•
“IFRS EU” refers to the International Financial Reporting Standards and IFRS Interpretations Committee interpretations as adopted by the European Union and the provisions of the Irish Companies Act;

•
“Intended Tax Treatment” refers to the intention of the parties that (i) Smurfit WestRock not be treated as a “surrogate foreign corporation” or a “domestic corporation” within the meaning of Section 7874(a)(2)(B) of the Code and Section 7874(b) of the Code, respectively, as a result of the Combination and (ii) the Smurfit Kappa Share Exchange be treated as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code;

•
“Ireland” refers to the island of Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly;

•
“Irish Companies Act” refers to the Companies Act 2014 of Ireland (as amended);

•
“Irish Court Hearing” refers to the hearing of the Irish High Court at which it is proposed that the Irish High Court sanction the Scheme under Section 453(2)(c) of the Irish Companies Act;

•
“Irish High Court” refers to the High Court of Ireland;

•
“IRS” refers to the U.S. Internal Revenue Service;

•
“Listing Rules” refers to Listing Rules made by the FCA in its capacity as the competent authority under the Financial Services and Markets Act 2000, and contained in the FCA’s publication of the same name (as such document may be amended or supplemented from time to time);

•
“LSE” or “London Stock Exchange”, refers to the London Stock Exchange plc or the market conducted by it, as the context requires, or any successor or assignee of it in such capacity from time to time or any replacement for such system from time to time;

•
“Merger” refers to the merger of Merger Sub with and into WestRock in accordance with the terms of the Transaction Agreement;

•
“Merger Effective Time” refers to the time the Merger becomes effective at Completion after the effective time of the Smurfit Kappa Share Exchange;

•
“Merger Sub” refers to Sun Merger Sub, LLC, a limited liability company organized in the State of Delaware;

•
“Net WestRock Option Share” refers to, with respect to a WestRock Option, the quotient obtained by dividing (a) the product obtained by multiplying (i) the excess, if any, of the value of the Merger Consideration over the exercise price per share of WestRock Stock subject to such WestRock Option immediately prior to the Merger Effective Time by (ii) the number of shares of WestRock Stock subject to such WestRock Option immediately prior to the Merger Effective Time by (b) the value of the Merger Consideration, provided that, for purposes of this definition, the value of the component of the Merger Consideration that consists of Smurfit WestRock Shares shall equal the product of (x) the Exchange Ratio and (y) the VWAP of Smurfit Kappa Shares;

•
“Notice of EGM” refers to the notice convening the EGM, as set out in Part XIII (Notice of Extraordinary General Meeting) of the Smurfit Kappa Shareholder Circular;

•
“Notice of Scheme Meeting” refers to the notice convening the Scheme Meeting, as set out in Part XII (Notice of Scheme Meeting) of the Smurfit Kappa Shareholder Circular;

•
“NYSE” refers to the New York Stock Exchange;

•
“Official List of the FCA” refers to the official list maintained by the FCA;

•
“Organizational Documents” refers to articles of association, articles of incorporation, constitution, certificate of incorporation or by-laws or other equivalent organizational document, as appropriate;

•
“Person” or “person” refers to a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization;

•
“Proposals” refers to, collectively, the Transaction Proposal, the Combination-Related Compensation Proposal and the WestRock Distributable Reserves Proposal;

•
“Prospectus Regulation Rules” refers to the prospectus regulation rules published by the FCA under section 73A of FSMA;

•
“Record Date” refers to May 1, 2024, the record date for the WestRock Special Meeting;

•
“Registrar of Companies” refers to the Registrar of Companies in Dublin, Ireland;

•
“Relevant EB Participant” refers to a person recorded in the records and systems maintained by the EB System at the Scheme Record Time (by way of interests standing to the credit of its EB Participant account) as the EB Participant in respect of the Belgian Law Rights pertaining to the Smurfit WestRock Shares held through EB Participants, excluding Smurfit WestRock Shares to be issued in respect of Smurfit Kappa Shares held through CDIs;

•
“Revolving Credit Facility” refers to the €1.350 billion revolving credit facility of Smurfit Kappa with a maturity date of January 28, 2026, provided under the Revolving Facility Agreement;

•
“Revolving Facility Agreement” refers to the revolving facility agreement dated January 28, 2019 between Smurfit Kappa Holdings Limited (which was merged by absorption into Smurfit Kappa Investments Limited in 2023), Smurfit Kappa Treasury Unlimited Company (a wholly-owned subsidiary of Smurfit Kappa) and certain other members of Smurfit Kappa, which provides for the Revolving Credit Facility;

•
“Sanction Date” refers to such date on which the Irish High Court sanctions the Scheme (without material modification) pursuant to Section 453 of the Irish Companies Act;

•
“Scheme” refers to the proposed scheme of arrangement under Section 450 of the Irish Companies Act to effect the Smurfit Kappa Share Exchange under the terms of the Transaction Agreement, particulars of which are set out in Part X (Scheme of Arrangement) of the Smurfit Kappa Shareholder Circular, in its present form or with and subject to any modification, addition or condition approved or imposed by the Irish High Court and agreed to by Smurfit Kappa and WestRock;

•
“Scheme Effective Date” refers to the date on which the Scheme becomes effective in accordance with its terms;

•
“Scheme Effective Time” refers to the time on the Scheme Effective Date at which the Scheme becomes effective as fixed by the Irish High Court in the Court Order;

•
“Scheme Meeting” refers to the meeting or meetings of Smurfit Kappa Shareholders (and any adjournment thereof) convened by an order of the Irish High Court pursuant to Section 450 of the Irish Companies Act for the purposes of considering and if thought fit, approving the Scheme (with or without any modification(s), addition(s) or condition(s) approved or imposed by the Irish High Court), including any adjournment, postponement or reconvention of any such meeting, notice of which is contained in Smurfit Kappa Shareholder Circular;

•
“Scheme Record Time” refers to 5:00 p.m. (Eastern Time) on the Scheme Effective Date;

•
“Scheme Resolution” refers to the resolution to be proposed at the Scheme Meeting as set out in Part XII (Notice of Scheme Meeting) of the Smurfit Kappa Shareholder Circular;

•
“Scheme Voting Record Time” refers to the voting record time fixed for the Scheme Meeting, as set out in Part X (Scheme of Arrangement) of the Smurfit Kappa Shareholder Circular;

•
“SEC” refers to the United States Securities and Exchange Commission;

•
“Securities Act” refers to the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

•
“Securities Depository Transfer” refers to the transfer of the legal interest (but not the beneficial interest nor any other equity or interest, save as expressly provided in the Transaction Agreement) in the Euroclear Smurfit WestRock Shares pursuant to provisions (including a power of attorney) to be set out in the Smurfit WestRock constitution then-adopted;

•
“Smurfit Kappa” refers to Smurfit Kappa Group plc, a public limited company incorporated in Ireland with registered number 433527, and its subsidiary undertakings and associated undertakings;

•
“Smurfit Kappa Benefit Plans” refers to each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit-sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of Smurfit Kappa or any Smurfit Kappa subsidiary or with respect to which Smurfit Kappa or any Smurfit Kappa subsidiary may have any obligation or liability (whether actual or contingent);

•
“Smurfit Kappa Board” refers to the board of directors of Smurfit Kappa from time to time;

•
“Smurfit Kappa Board Recommendation” refers to the Smurfit Kappa Board recommendation that the Smurfit Kappa Shareholders vote in favor of the Smurfit Kappa Resolutions;

•
“Smurfit Kappa Distributable Reserves Proposal” refers to the resolution of Smurfit Kappa Shareholders to approve, subject to Completion, the Smurfit WestRock Distributable Reserves Creation;

•
“Smurfit Kappa Equity Award” refers to any equity award granted under a Smurfit Kappa Equity Plan that is or may be paid or settled in Smurfit Kappa Shares;

•
“Smurfit Kappa Equity Plan” refers to each of Smurfit Kappa’s 2018 Performance Share Plan (as amended), 2018 Deferred Bonus Plan and 2011 Deferred Annual Bonus Plan;

•
“Smurfit Kappa Register of Members” refers to the register of members maintained by Smurfit Kappa pursuant to the Irish Companies Act;

•
“Smurfit Kappa Resolutions” refers to the Scheme Resolution as set out in the Notice of Scheme Meeting and the EGM Resolutions as set out in the Notice of EGM, and any one a “Smurfit Kappa Resolution”;

•
“Smurfit Kappa Scheme Consideration” refers to one Smurfit WestRock Share exchanged for every Smurfit Kappa Share transferred to Smurfit WestRock pursuant to the Scheme;

•
“Smurfit Kappa Share Exchange” refers to the proposed acquisition by Smurfit WestRock of Smurfit Kappa by means of the Scheme (and any such Scheme as it may be revised, amended or extended from time to time) under the terms of the Transaction Agreement;

•
“Smurfit Kappa Shareholder Approval” refers to (i) the approval of the Scheme by three-fourths (75%) or more in value of the Smurfit Kappa Shares held by Smurfit Kappa Shareholders at the Scheme Voting Record Time, present and voting either in person or by proxy, at the Scheme Meeting

(or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Smurfit Kappa Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);
•
“Smurfit Kappa Shareholder Circular” refers to the document (including any amendments or supplements thereto) to be distributed to Smurfit Kappa Shareholders (a) containing (i) the Scheme, (ii) the notice or notices of the Scheme Meeting and the EGM, (iii) an explanatory statement as required by Section 452 of the Irish Companies Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Irish Companies Act and (v) such other information as Smurfit Kappa may reasonably determine in consultation with WestRock; and (b) serving as the circular relating to the EGM, Scheme Meeting and Combination approved in accordance with the Listing Rules and the Irish Companies Act, to be filed with, and approved by, the FCA (as such document may be amended or supplemented from time to time);

•
“Smurfit Kappa Shareholders” refers to the registered holders of Smurfit Kappa Shares from time to time;

•
“Smurfit Kappa Shares” refers to the ordinary shares of Smurfit Kappa, €0.001 per share;

•
“Smurfit WestRock” refers to Smurfit WestRock Limited (formerly known as Cepheidway Limited and to be re-registered as an Irish public limited company and renamed Smurfit WestRock plc prior to Completion), a private company limited by shares incorporated in Ireland with registered number 607515, the new holding company of the combined group of Smurfit Kappa and WestRock at Completion;

•
“Smurfit WestRock Board” refers to the board of directors of Smurfit WestRock from time to time;

•
“Smurfit WestRock Cash Award” refers to an unvested cash award in an amount equal to the product obtained by multiplying (i) the number of shares of WestRock Stock subject to a WestRock RSU Award as of immediately prior to the Merger Effective Time by (ii) the Cash Consideration;

•
“Smurfit WestRock Constitution” refers to the amended and restated memorandum and articles of association of Smurfit WestRock, which will become effective immediately prior to the Scheme Effective Time, substantially in the form attached as Annex B;

•
“Smurfit WestRock Distributable Reserves Creation” refers to the reduction of the amount credited to the share premium account of Smurfit WestRock (including any amounts credited to Smurfit WestRock’s share premium account upon the capitalisation of any merger reserve or like reserve resulting from the Combination) to allow the creation of distributable reserves of Smurfit WestRock which are required under Irish law in order to allow Smurfit WestRock to make distributions and to pay dividends and repurchase or redeem shares following Completion;

•
“Smurfit WestRock Register of Members” refers to the register of members maintained by Smurfit WestRock pursuant to the Irish Companies Act;

•
“Smurfit WestRock RSU Award” refers to an award of restricted stock units corresponding to a number of Smurfit WestRock Shares equal to the product (rounded down to the nearest whole number of shares) obtained by multiplying (i) the number of shares of WestRock Stock subject to a WestRock RSU Award as of immediately prior to the Merger Effective Time by (ii) the Stock Consideration;

•
“Smurfit WestRock Shareholders” refers to the registered holders of Smurfit WestRock Shares from time to time;

•
“Smurfit WestRock Shares” refers to the ordinary shares of $0.001 each in the capital of Smurfit WestRock. In this proxy statement/prospectus, save where the context otherwise requires, references to Smurfit WestRock Shares in the context of the admission to trading on LSE’s main market for listed securities includes reference to any Depositary Interest;

•
“Standard Listing” refers to the standard listing segment of the Official List of the FCA or a listing on the single category for equity shares in commercial companies or the other shares category for foreign companies with a secondary listing in the U.K. if such new listing categories as contemplated in FCA Consultation Paper CP23/10 have been implemented by the FCA and taken effect at the relevant time;

•
“Surviving Corporation” refers to WestRock, existing as a wholly owned subsidiary of Smurfit WestRock following the Merger;

•
“Transaction Agreement” refers to the Transaction Agreement, dated as of September 12, 2023, among Smurfit WestRock, Smurfit Kappa, Merger Sub and WestRock;

•
“Transaction Committee” refers to the transaction committee of the WestRock Board;

•
“Transaction Financing” refers to the debt financing or any other third-party financing that is necessary, or that is otherwise incurred or intended to be incurred by any of Smurfit WestRock, Smurfit Kappa, Merger Sub or any of the subsidiaries of Smurfit Kappa, to finance, refinance or refund any existing indebtedness of WestRock, Smurfit Kappa or any of their respective subsidiaries, or to fund the Cash Consideration payable under the Transaction Agreement, including the incurrence of indebtedness, the offering or private placement of debt securities, notes, indentures, debentures, bonds or other similar instruments or to pay any fees and expenses in connection with any of the foregoing;

•
“Transaction Proposal” refers to the resolution of WestRock Stockholders to approve to approve and adopt the Transaction Agreement;

•
“Treasury Regulations” refers to the United States Treasury regulations promulgated under the Code;

•
“U.K.” refers to the United Kingdom of Great Britain and Northern Ireland;

•
“U.K. Prospectus Regulation” refers to assimilated Regulation (EU) 2017/1129 as it forms part of the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018;

•
“U.S.” refers to the United States of America;

•
“Uncertified Holders” refers to holders of Depositary Interests and holders of Smurfit WestRock Shares in book-entry form;

•
“VAT” refers to any tax imposed by any member state of the European Union in conformity with the directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any tax similar to or replacing the same;

•
“VWAP of Smurfit Kappa Shares” refers to the volume-weighted average price of a Smurfit Kappa Share for a ten (10)-trading-day period on the Euronext Dublin, starting with and including the opening of trading on the eleventh (11th) trading day prior to the date of Completion and ending on and including the closing of trading on the second-to-last trading day prior to the date of Completion, as reported by Bloomberg (converting each volume-weighted average price to U.S. dollars based upon the “closing mid-point” exchange rate in respect of each such specified day in the “currencies and money” segment in the “Companies and Markets” section of the Financial Times, U.S. edition, or, if not reported therein, another alternative source);

•
“WestRock” refers to WestRock Company, a corporation incorporated in the State of Delaware, and its subsidiary undertakings and associated undertakings;

•
“WestRock Benefit Plans” refers to each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit-sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of WestRock or any WestRock subsidiary or with respect to which WestRock or any WestRock subsidiary may have any obligation or liability (whether actual or contingent);

•
“WestRock Board” refers to the board of directors of WestRock from time to time;

•
“WestRock Book-Entry Shares” refers to uncertificated shares of WestRock Stock represented by book-entry interests;

x

•
“WestRock Certificates” refers to a certificate or certificates representing, immediately prior to the Merger Effective Time, outstanding shares of WestRock Stock;

•
“WestRock Director RSU Award” refers to each outstanding WestRock RSU Award that was granted to a non-employee member of the WestRock Board;

•
“WestRock Distributable Reserves Proposal” refers to the resolution of WestRock Stockholders to approve, subject to Completion, the Smurfit WestRock Distributable Reserves Creation;

•
“WestRock Equity Plan” refers to each of WestRock’s 2020 Incentive Stock Plan (as amended), Amended and Restated 2016 Incentive Stock Plan, MeadWestvaco Corporation 2005 Performance Incentive Plan (as amended), Amended and Restated Rock-Tenn Company 2004 Incentive Stock Plan, KapStone Paper and Packaging 2016 Incentive Plan, KapStone Paper and Packaging 2014 Incentive Plan and KapStone Paper and Packaging 2006 Incentive Plan;

•
“WestRock ESPP” refers to WestRock’s Employee Stock Purchase Plan (effective February 2, 2016);

•
“WestRock Option” refers to an option to purchase shares of WestRock Stock granted under any WestRock Equity Plan;

•
“WestRock RSU Award” refers to an outstanding award of restricted stock units that corresponds to a number of shares of WestRock Stock granted under any WestRock Equity Plan;

•
“WestRock Special Meeting” refers to the meeting of WestRock Stockholders for any purpose described in this proxy statement/prospectus, including any postponement or adjournment thereof;

•
“WestRock Stock” refers to shares of common stock of WestRock, par value $0.01 per share;

•
“WestRock Stockholder Approval” refers to the affirmative vote of the holders of a majority of the outstanding shares of WestRock Stock entitled to vote on the approval and adoption of the Transaction Agreement at the WestRock Special Meeting in favor of adopting such proposal; and

•
“WestRock Stockholders” refers to the holders of WestRock Stock from time to time.

QUESTIONS AND ANSWERS ABOUT THE COMBINATION AND THE WESTROCK SPECIAL MEETING
The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger, the Combination, the Transaction Agreement and the WestRock Special Meeting. These questions and answers may not address all questions that may be important to you as a WestRock Stockholder. Please refer to the section of this proxy statement/prospectus entitled “Summary” and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to and the information incorporated by reference into this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
Q:
Why am I receiving these materials?

A:
On September 12, 2023, WestRock entered into the Transaction Agreement providing for, among other things, the Merger of Merger Sub with and into WestRock, with WestRock surviving the Merger as the Surviving Corporation of the Merger. As a result of the Merger, WestRock will become a wholly owned subsidiary of Smurfit WestRock. The WestRock Board is furnishing this proxy statement/prospectus and form of proxy card to the WestRock Stockholders in connection with the solicitation of proxies in favor of the Transaction Proposal and other proposals to be voted on at the WestRock Special Meeting. This proxy statement/prospectus includes information that we are required to provide to you under the SEC rules and is designed to assist you in voting on the matters presented at the WestRock Special Meeting. WestRock Stockholders of record as of the close of business on May 1, 2024, the Record Date, may attend the WestRock Special Meeting and are entitled and requested to vote on the Proposals.

Q:
When and where is the WestRock Special Meeting?

A:
The WestRock Special Meeting will be held on June 13, 2024, at 9 a.m., Eastern Time, online at www.virtualshareholdermeeting.com/WRK2024SM.

Q:
What is the proposed Merger and what effects will it have on WestRock?

A:
The proposed Merger is the acquisition of WestRock by Smurfit WestRock through the Merger of Merger Sub with and into WestRock pursuant to the Transaction Agreement. If the Transaction Proposal is approved by the requisite number of shares of WestRock Stock, and the other closing conditions under the Transaction Agreement have been satisfied or waived, Merger Sub will merge with and into WestRock, with WestRock continuing as the Surviving Corporation. As a result of the Merger, WestRock will become a wholly owned subsidiary of Smurfit WestRock and you will no longer own shares of WestRock Stock. WestRock expects to delist the WestRock Stock from NYSE and de-register the WestRock Stock under the Exchange Act following the Merger Effective Time. Thereafter, WestRock would no longer be a publicly traded company, and WestRock would no longer file periodic reports with the SEC on account of WestRock Stock.

Q:
What will I receive if the Merger is consummated?

A:
Upon Completion, each share of WestRock Stock issued and outstanding immediately prior to the Merger Effective Time (but excluding shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and other than Dissenting Shares) will be cancelled and automatically converted into and become the right to receive (without interest and less applicable withholding taxes) (i) $5.00 in cash (the “Cash Consideration”) and (ii) one validly issued, fully paid and non-assessable Smurfit WestRock Share (the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”). Each holder of WestRock Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Smurfit WestRock Share will receive, in lieu thereof and upon surrender thereof, cash, without interest and less applicable withholding taxes, in an amount equal to such fractional part of a Smurfit WestRock Share multiplied by the VWAP of Smurfit Kappa Shares.

The Transaction Agreement does not contain any provision that would adjust the exchange ratio based on fluctuations in the trading prices of either the Smurfit Kappa Shares or shares of WestRock Stock or currency exchange rates prior to Completion. The value of the Merger Consideration to WestRock Stockholders will depend on the trading price of Smurfit Kappa Shares at the time the Combination is completed.
For a full description of the Merger Consideration, see the section of this proxy statement/prospectus entitled “The Transaction Agreement ― Merger Consideration.”
Q:
What proportion of Smurfit WestRock Shares will the former WestRock Stockholders own immediately following the Combination?

A:
As a result of the Combination, each of Smurfit Kappa and WestRock will become wholly-owned subsidiaries of Smurfit WestRock and the former Smurfit Kappa Shareholders and WestRock Stockholders will become holders of Smurfit WestRock Shares. This will result in Smurfit Kappa Shareholders owning approximately 50.4% of Smurfit WestRock and WestRock Stockholders owning approximately 49.6% of Smurfit WestRock, based on the number of shares outstanding of both Smurfit Kappa and WestRock as of September 12, 2023 (i.e., the date of the Transaction Agreement and the date of the announcement of the Combination). The exact equity stake of current WestRock Stockholders and current Smurfit Kappa Shareholders in Smurfit WestRock immediately following the Combination will depend on the number of Smurfit Kappa Shares and shares of WestRock Stock issued and outstanding immediately prior to the Combination.

Q:
Who will serve on the Smurfit WestRock Board and management?

A:
After Completion, the Smurfit WestRock Board will consist of 14 directors. The members of the Smurfit WestRock Board are expected to be:

•
eight current Smurfit Kappa directors (each of whom have been selected by Smurfit Kappa and will be Irial Finan, Anthony Smurfit, Ken Bowles, Carol Fairweather, Mary Lynn Ferguson-McHugh, Kaisa Hietala, Lourdes Melgar and Jørgen Buhl Rasmussen); and

•
six current WestRock directors (each of whom have been selected by WestRock and will be Colleen F. Arnold, Timothy J. Bernlohr, Terrell K. Crews, Suzan F. Harrison, Dmitri L. Stockton and Alan D. Wilson).

Effective as of Completion, the current Chair of the Smurfit Kappa Board, Irial Finan, will serve as Chair of the Smurfit WestRock Board.
Effective as of Completion, Smurfit Kappa’s current Group Chief Executive Officer, Anthony Smurfit, will serve as President and Group Chief Executive Officer of Smurfit WestRock, and Smurfit Kappa’s current Group Chief Financial Officer, Ken Bowles, will serve as Executive Vice President and Group Chief Financial Officer of Smurfit WestRock. For more information regarding the governance of Smurfit WestRock following Completion, see the section of the proxy statement/prospectus entitled “Management and Corporate Governance of Smurfit WestRock Following the Combination.”
Q:
Who is entitled to vote at the WestRock Special Meeting?

A:
Only WestRock Stockholders of record as of the close of business on May 1, 2024 are entitled to notice of the WestRock Special Meeting and to vote at the WestRock Special Meeting. If your shares of WestRock Stock are held in “street name” and you do not instruct your broker, bank, trust or other nominee how to vote your shares, then, because the Proposals are “non-routine matters,” your broker, bank, trust or other nominee would not have discretionary authority to vote your shares on the Proposals. Instructions on how to vote shares held in “street name” are described under the question “How may I vote?” below.

Q:
How may I vote?

A:
For WestRock Stockholders of record: If you are eligible to vote at the WestRock Special Meeting and are a stockholder of record, you may cast your shares in any of four ways:

•
by voting over the Internet using the website indicated on the enclosed proxy card;

•
by telephone using the toll-free number on the enclosed proxy card;

•
by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or

•
by attending the WestRock Special Meeting in a virtual format and voting by virtual ballot.

For holders in “street name”: If your shares of WestRock Stock are held in “street name” and you do not instruct your broker, bank, trust or other nominee how to vote your shares, then, because the Proposals are “non-routine matters,” your broker, bank, trust or other nominee would not have discretionary authority to vote your shares on the Proposals. If your shares of WestRock Stock are held in “street name”, your broker, bank, trust or other nominee has enclosed a voting instruction form with this proxy statement/prospectus. We encourage you to authorize your broker, bank, trust or other nominee to vote your shares “FOR” each of the Proposals by following the instructions provided on the voting instruction form.
If you submit your proxy by internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of WestRock Stock will be voted in accordance with your instructions.
Even if you plan to attend the WestRock Special Meeting and vote by ballot, you are encouraged to vote your shares of WestRock Stock by proxy. You may still vote your shares of WestRock Stock by ballot at the WestRock Special Meeting even if you have previously voted by proxy. If you attend the WestRock Special Meeting in a virtual format and vote by virtual ballot, your previous vote by proxy will not be counted.
Q:
How many votes do I have?

A:
Each holder of shares of WestRock Stock is entitled to cast one vote on each matter properly brought before the WestRock Special Meeting for each share of WestRock Stock that such holder owned as of the Record Date.

Q:
May I attend the WestRock Special Meeting and vote in person?

WestRock will hold the WestRock Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the WestRock Special Meeting physically in person. Once admitted to the WestRock Special Meeting, WestRock Stockholders may vote their shares by following the instructions available on the meeting website. To vote during the WestRock Special Meeting, you must do so by logging into www.virtualshareholdermeeting.com/WRK2024SM using the 16-digit control number included in your proxy materials.
We recommend that you submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided — even if you plan to attend the WestRock Special Meeting in a virtual format. We encourage all stockholders to vote electronically. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed. If you attend the WestRock Special Meeting in a virtual format and vote by virtual ballot, your vote by virtual ballot will revoke any proxy previously submitted.
Q:
What matters will be voted on at the WestRock Special Meeting?

A:
You are being asked to consider and vote on the following proposals:

•
to approve the Transaction Proposal;

•
to approve the Combination-Related Compensation Proposal; and

•
to approve the WestRock Distributable Reserves Proposal.

Q:
What do I need to do now?

A:
WestRock encourages you to read this proxy statement/prospectus, including all documents incorporated by reference into this proxy statement/prospectus, and its annexes carefully and in their entirety. Then as promptly as possible, follow the instructions on the enclosed proxy card to submit your proxy electronically over the Internet or by telephone, so that your shares can be voted at the WestRock Special Meeting. We encourage all stockholders to vote electronically. Alternatively, if you do not have access to a touch-tone phone or the Internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. If your shares of WestRock Stock are held in “street name”, your broker, bank, trust or other nominee has enclosed a voting instruction form with this proxy statement/prospectus. Please do not send your stock certificate(s) with your proxy card. See “How may I vote?” in this section of this proxy statement/prospectus for more information.
Q:
How does the WestRock Board recommend that I vote?

A:
On September 11, 2023, the WestRock Board, after considering various factors, including the unanimous recommendation of the Transaction Committee and the other factors described in the section of the proxy statement/prospectus entitled “The Combination — Recommendation of the Transaction Committee and the WestRock Board and Reasons for the Combination,” unanimously (i) determined that the Transaction Agreement and the Transactions are advisable and fair to, and in the best interests of, WestRock and its stockholders; (ii) approved the execution of the Transaction Agreement and the consummation of the Transactions; (iii) recommended that the WestRock Stockholders approve and adopt the Transaction Agreement and the Transactions, including the Merger and (iv) directed that the adoption of the Transaction Agreement and the WestRock Distributable Reserves Proposal be submitted to WestRock Stockholders for consideration at the WestRock Special Meeting.

The WestRock Board recommends that you vote “FOR” the Transaction Proposal, “FOR” the Combination-Related Compensation Proposal and “FOR” the WestRock Distributable Reserves Proposal.
Q:
Should I send in my stock certificate(s) now?

A:
No. If you are a record holder, after the Merger is consummated, under the terms of the Transaction Agreement, you will receive a letter of transmittal instructing you to send your stock certificate(s) to the paying agent in order to receive the Merger Consideration for each share of WestRock Stock represented by such stock certificate(s). You should use the letter of transmittal to exchange your stock certificates for the Merger Consideration to which you are entitled upon Completion. If you hold your shares in “street name,” please contact your broker, bank, trust or other nominee for instructions as to how to effect the surrender of your shares of WestRock Stock in exchange for the Merger Consideration in accordance with the terms of the Transaction Agreement. Please do not send in your stock certificates now.

Q:
If I am a WestRock Stockholder but do not know where my stock certificates are, how will I get the Merger Consideration for my shares of WestRock Stock?

A:
If the Merger is consummated, the transmittal materials you will receive after Completion will include the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:
What happens if the Merger is not consummated?

A:
If the Transaction Agreement is not adopted by WestRock Stockholders or if the Combination is not consummated for any other reason, WestRock Stockholders will not receive any consideration for their shares of WestRock Stock. Instead, WestRock will remain an independent public company, WestRock Stock will continue to be listed and traded on NYSE and registered under the Exchange Act and WestRock will continue to file periodic reports with the SEC on account of WestRock Stock.

Under certain specified circumstances, WestRock may be required to pay Smurfit WestRock the WestRock Amounts following the termination of the Transaction Agreement, as described in the section of the proxy statement/prospectus entitled “The Transaction Agreement — Termination Amounts.”

Q:
Do any of WestRock’s directors or officers have interests in the Combination that may be in addition to or differ from those of WestRock Stockholders generally?

A:
Yes. In considering the recommendation of the WestRock Board with respect to the Transaction Proposal, you should be aware that WestRock’s directors and executive officers may have interests in the Combination different from, or in addition to, the interests of WestRock Stockholders generally. The WestRock Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Transaction Agreement and the Combination, in approving the Transaction Agreement and the Combination and the other transactions contemplated by the Transaction Agreement, and in recommending that the Transaction Agreement be adopted by WestRock Stockholders. For a description of the interests of WestRock’s directors and executive officers in the Combination, see the section of the proxy statement/prospectus entitled “The Combination — Interests of WestRock’s Directors and Executive Officers in the Combination.”

Q:
Why am I being asked to consider and vote on the Combination-Related Compensation Proposal?

A:
Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Combination, commonly referred to as “golden parachute” compensation.

Q:
Why am I being asked to approve the WestRock Distributable Reserves Proposal?

A:
Under Irish law, dividends may only be paid (and share repurchases and redemptions must generally be funded) out of “distributable reserves,” which Smurfit WestRock will not have immediately following Completion. See the section of the proxy statement/prospectus entitled “The Transaction Agreement — Smurfit WestRock Distributable Reserves Creation and Certain Shareholder Resolutions.” This is so because the pre-Combination reserves of WestRock and Smurfit Kappa will instead be reflected in the share premium (and/or a merger like reserve) of Smurfit WestRock resulting from the issuance of Smurfit WestRock Shares as part of the Smurfit Kappa Share Exchange and the Merger. WestRock Stockholders and Smurfit Kappa Shareholders are respectively also being asked at the WestRock Special Meeting and the EGM to approve, by a non-binding, advisory vote, the creation of distributable reserves of Smurfit WestRock (through the reduction of the share premium account of Smurfit WestRock or the amounts credited to Smurfit WestRock’s share premium account upon the capitalization of any merger reserve or like reserve), in order to permit Smurfit WestRock to be able to pay dividends (and repurchase or redeem shares) after the Combination, if and when its shareholders and/or the Smurfit WestRock Board make a decision to do so.

The approval of the WestRock Distributable Reserves Proposal is not a condition to the consummation of the Merger or the Combination. Accordingly, if the WestRock Stockholders approve the Transaction Proposal, and the Smurfit Kappa Shareholders approve the Scheme, but either WestRock Stockholders do not approve the WestRock Distributable Reserves Proposal or Smurfit Kappa Shareholders do not approve the Smurfit Kappa Distributable Reserves Proposal, and the Combination is consummated, Smurfit WestRock may not have sufficient distributable reserves to pay dividends (or to repurchase or redeem shares) following the Combination. In addition, the creation of distributable reserves of Smurfit WestRock requires the approval of the shareholders of Smurfit WestRock and the confirmation of the Irish High Court. Although Smurfit WestRock is not aware of any reason why the Irish High Court would not confirm the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court. See the sections of the proxy statement/prospectus entitled “Risk Factors” and “The Transaction Agreement — Smurfit WestRock Distributable Reserves Creation and Certain Shareholder Resolutions.”
Q:
What vote is required to approve the proposals submitted to a vote at the WestRock Special Meeting?

A:
The affirmative vote of a majority of the outstanding shares of WestRock Stock entitled to vote thereon is required to approve the Transaction Proposal. This means that the Transaction Proposal will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of outstanding shares of WestRock Stock entitled to vote at the WestRock Special Meeting. The affirmative vote of a majority of the shares of WestRock Stock present in person or represented by proxy and entitled to vote at the WestRock Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the Combination-Related Compensation Proposal. The affirmative vote of the shares of WestRock Stock present in person or represented by proxy and entitled to vote at the WestRock Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the WestRock Distributable Reserves Proposal. Abstentions will have the same effect as votes “AGAINST” the Transaction Proposal, the Combination-Related Compensation Proposal, and the WestRock Distributable Reserves Proposal. Because the proposals presented to WestRock Stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the WestRock Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the WestRock Special Meeting, and otherwise will have no effect on a particular proposal.
As of April 22, 2024, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were 258,148,063 shares of WestRock Stock outstanding. Each holder of WestRock Stock is entitled to one vote per share of WestRock Stock owned by such holder as of the Record Date.
Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares of WestRock Stock are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement/prospectus and your proxy card have been sent directly to you by WestRock. As the stockholder of record you have the right to vote by proxy, which involves granting your voting rights directly to WestRock or to a third party, or to vote by ballot at the WestRock Special Meeting.

If your shares are held through a broker, bank, trust or other nominee, you are considered the beneficial owner of those shares. In that case, this proxy statement/prospectus has been forwarded to you by your broker, bank, trust or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the Proposals, your broker, bank, trust or other nominee may not vote your shares with respect to the Proposals. However, if you hold your shares in “street name” and give voting instructions to your broker, bank, trust or other nominee with respect to one of the Proposals, but give no instruction as to the other Proposals, then those shares will be deemed present at the WestRock Special Meeting for purposes of establishing a quorum at the WestRock Special Meeting, will be voted as instructed with respect to the Proposal as to which instructions were given, and will not be voted with respect to any other Proposal.
Q:
What is a proxy?

A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of WestRock Stock. The written document describing the matters to be considered and voted on at the WestRock Special Meeting is called a “proxy statement/prospectus.” The document used to designate a proxy to vote your shares of WestRock Stock is called a “proxy card.” The WestRock Board has designated Alan D. Wilson, David B. Sewell and Denise R. Singleton, and each of them, with full power of substitution, as proxies for the WestRock Special Meeting.

Q:
Can I change or revoke my proxy?

A:
You may change or revoke your previously submitted proxy at any time before the WestRock Special Meeting or, if you attend the WestRock Special Meeting, by voting by ballot at the WestRock Special Meeting.

If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:
•
by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;

•
by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;

•
by delivering a signed revocation letter to WestRock’s Corporate Secretary, at WestRock’s mailing address on the first page of this proxy statement/prospectus before the WestRock Special Meeting, which states that you have revoked your proxy; or

•
by attending the WestRock Special Meeting in a virtual format and voting by virtual ballot. Attending the WestRock Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically vote by virtual ballot at the virtual WestRock Special Meeting in order for your previous proxy to be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.
If your shares are held in “street name” by a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee.
Q:
If a WestRock Stockholder gives a proxy, how will the shares be voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the WestRock Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Transaction Proposal, “FOR” the Combination-Related Compensation Proposal and “FOR” the WestRock Distributable Reserves Proposal. However, if you hold your shares in “street name” and give voting instructions to your broker, bank, trust or other nominee with respect to one of the Proposals, but give no instruction as to the other Proposals, then those shares will be voted as instructed with respect to the Proposal as to which instructions were given and will not be voted with respect to any other Proposal.
Q:
I understand that a quorum is required in order to conduct business at the WestRock Special Meeting. What constitutes a quorum?

A:
The presence of a majority of the outstanding shares of WestRock Stock entitled to vote at the WestRock Special Meeting constitutes a quorum. As of the close of business on April 22, 2024, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were 258,148,063 shares of WestRock Stock outstanding and entitled to be voted at the WestRock Special Meeting. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum; however, if you hold your shares in “street name” and give voting instructions to your broker, bank, trust or other nominee with respect to one of the Proposals, then those shares will be deemed present at the WestRock Special Meeting for purposes of establishing a quorum at the WestRock Special Meeting. If a quorum is not present, the holders of a majority in voting power of the WestRock Stock, present or represented by proxy, and entitled to vote at the WestRock Special Meeting, or any officer entitled to preside at or act as secretary of the WestRock Special Meeting, may adjourn the WestRock Special Meeting pursuant to WestRock’s bylaws.

Q:
How can I obtain a proxy card?

A:
If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.

For WestRock Stockholders of record: Please call Innisfree M&A Incorporated (“Innisfree”) at (877) 750-8312 (TOLL-FREE from the United States and Canada) or +1 (412) 232-3651 (from other locations).

For holders in “street name”: Please contact your account representative at your broker, bank or other similar institution.
Q:
What happens if I sell or otherwise transfer my shares of WestRock Stock after the close of business on the Record Date but before the WestRock Special Meeting?

A:
The Record Date is earlier than both the date of the WestRock Special Meeting and the date the Combination is expected to occur. If you sell or transfer your shares of WestRock Stock after the close of business on the Record Date but before the WestRock Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of WestRock Stock and each of you notifies WestRock in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of WestRock Stock, but you will retain your right to vote these shares at the WestRock Special Meeting. Even if you sell or otherwise transfer your shares of WestRock Stock after the close of business on the Record Date, you are encouraged to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote via the Internet or telephone (or complete, date, sign and return) with respect to each proxy card and voting instruction card that you receive.

Q:
What happens if I sell or otherwise transfer my shares of WestRock Stock after the WestRock Special Meeting but before the Merger Effective Time?

A:
If you sell or transfer your shares of WestRock Stock after the WestRock Special Meeting but before the Merger Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you sell or transfer your shares of WestRock Stock. In order to receive the Merger Consideration, you must hold your shares of WestRock Stock through the Merger Effective Time.

Q:
Who will count the votes?

A:
The inspector of elections appointed for the WestRock Special Meeting, American Election Services, LLC, will tabulate votes cast by proxy or by ballot at the WestRock Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:
Who will solicit votes for and bear the cost and expenses of this proxy solicitation?

A:
The cost of this proxy solicitation will be borne by WestRock. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this proxy statement/prospectus and related materials to, and obtaining instructions relating to such materials from, beneficial owners of WestRock Stock. WestRock has retained Innisfree as its proxy solicitor. Innisfree will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Innisfree, unless otherwise agreed by the parties, Innisfree will receive an estimated fee not to exceed $35,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services and plus fees for calls (if any) to WestRock Stockholders. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Q:
Where can I find the voting results of the WestRock Special Meeting?

A:
WestRock has retained American Election Services, LLC to serve as independent inspector of elections in connection with the WestRock Special Meeting. WestRock intends to notify WestRock Stockholders of the results of the WestRock Special Meeting by filing with the SEC a Current Report on Form 8-K.

Q:
Will I be subject to U.S. federal income tax upon the exchange of my shares of WestRock Stock for Smurfit WestRock Shares and cash pursuant to the Merger?

A:
The receipt of Smurfit WestRock Shares and cash in exchange for WestRock Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of WestRock Stock that receives Smurfit WestRock Shares and cash pursuant to the Merger will generally recognize taxable gain or loss equal to the difference between (i) the sum of the fair market value of the Smurfit WestRock Shares and any cash received as consideration in the Merger and (ii) its adjusted tax basis in the WestRock Stock surrendered in the exchange.

In certain circumstances, Section 304 of the Code may cause a holder of WestRock Stock that also owns, actually or constructively, Smurfit Kappa Shares (and will actually or constructively own Smurfit WestRock Shares issued in exchange for such Smurfit Kappa Shares pursuant to the Smurfit Kappa Share Exchange) to be treated as receiving a dividend up to the fair market value of the Smurfit WestRock Shares and cash received in the Merger, regardless of its gain or loss in the Merger.
See the section of the proxy statement/prospectus entitled “Material U.S. Federal Income and Irish Tax Considerations — Material U.S. Federal Income Tax Considerations — Tax Consequences of the Merger” for a more detailed description of the material U.S. federal income tax consequences of the Merger.
Q:
What will the holders of outstanding WestRock Equity Awards receive in the Merger?

A:
At the Merger Effective Time, each WestRock Option that is outstanding, unexercised and held by a current employee or independent contractor of WestRock or its subsidiaries as of immediately prior to the Merger Effective Time, whether or not then vested or exercisable, will be assumed by Smurfit WestRock and converted into an option to acquire (i) the number of whole Smurfit WestRock Shares (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (x) the number of shares of WestRock Stock subject to such WestRock Option by (y) the Equity Award Exchange Ratio, (ii) at an exercise price per Smurfit WestRock Share equal to the quotient obtained by dividing (x) the exercise price per share of WestRock Stock of such WestRock Option by (y) the Equity Award Exchange Ratio. Except as otherwise described herein, each WestRock Option will continue to have, and will be subject to, the same terms and conditions that applied to the corresponding WestRock Option immediately prior to the Merger Effective Time.

At the Merger Effective Time, each WestRock Option that is outstanding, unexercised and held by an individual who is not a current employee or independent contractor of WestRock or its subsidiaries as of immediately prior to the Merger Effective Time will be cancelled in consideration for the right to receive, within 10 Business Days following the Merger Effective Time, the Merger Consideration, without interest and less applicable withholding taxes, in respect of each Net WestRock Option Share subject to such WestRock Option immediately prior to the Merger Effective Time.
At the Merger Effective Time, each outstanding WestRock RSU Award other than a WestRock Director RSU Award will be assumed by Smurfit WestRock and converted into a Smurfit WestRock RSU Award and a Smurfit WestRock Cash Award. Except as otherwise described herein, each Smurfit WestRock RSU Award and Smurfit WestRock Cash Award will continue to have, and will be subject to, the same terms and conditions (including vesting schedules) that applied to the corresponding WestRock RSU Award immediately prior to the Merger Effective Time (except that no Smurfit WestRock RSU Award or Smurfit WestRock Cash Award will be subject to any performance-based vesting conditions).
At the Merger Effective Time, each outstanding WestRock Director RSU Award will be fully vested immediately prior to the Merger Effective Time, and all rights in respect thereof will be cancelled and automatically converted into a number of shares of WestRock Stock equal to the number of shares of WestRock Stock underlying such WestRock Director RSU Award, except that delivery of the Merger Consideration with respect to such shares of WestRock Stock will be delayed to the extent necessary to comply with any applicable deferred compensation tax requirements.
In the case of a performance-based WestRock RSU Award, the number of shares of WestRock Stock subject to such WestRock RSU Award as of immediately prior to the Merger Effective Time will be determined by deeming the applicable performance goals for any performance period that has not been completed as of the Merger Effective Time to be achieved at the greater of the target level and the average of the actual level of performance of similar awards over the last three years prior to the Completion Date, except that the performance goals for any performance-based WestRock RSU Award granted after the date of the Transaction Agreement will be deemed achieved at the target level of performance.
Q:
When do you expect the Combination to be consummated?

A:
WestRock and Smurfit Kappa are working toward consummating the Combination as quickly as possible. Assuming the timely receipt of required regulatory approvals and satisfaction or waiver (in accordance with the terms of the Transaction Agreement) of other closing conditions, including approval by WestRock Stockholders of the Transaction Proposal, we anticipate that the Combination will occur in early July 2024.

Q:
What are the conditions that must be satisfied in order to consummate the Combination and can WestRock or Smurfit Kappa waive the closing conditions?

A:
There are a number of conditions to the consummation of the Combination. For a summary of the conditions that must be satisfied or waived prior to the consummation of the Combination, see the section of this proxy statement/prospectus entitled “The Transaction Agreement — Conditions that Must Be Satisfied or Waived for the Combination to Occur.” Certain of the conditions may be waived by Smurfit Kappa, WestRock, or both parties as applicable, but such waiver is in the party’s sole discretion and no party is required to waive any closing conditions. If the parties were to waive any closing condition, such as the condition that (i) (A) the Smurfit WestRock Shares shall have been approved for listing on the NYSE, subject to official notice of issuance and (B) the FCA shall have acknowledged to Smurfit WestRock or its sponsor (and such acknowledgment shall not have been withdrawn) that the application for admission of the Smurfit WestRock Shares to the Standard Listing has been approved and will become effective, and the LSE shall have acknowledged to Smurfit WestRock or its sponsor (and such acknowledgement shall not have been withdrawn) that such shares will be admitted to trading on the LSE’s main market for listed securities, subject only to the issue of such Smurfit WestRock Shares upon Completion, (ii) the representations and warranties of Smurfit Kappa, Smurfit WestRock, Merger Sub and WestRock being true and correct subject to the applicable standards set forth in the Transaction Agreement, (iii) each of Smurfit Kappa, Smurfit WestRock, Merger Sub and WestRock have performed or complied, in all material respects, with their covenants and agreements required to be performed or complied with by it under the Transaction Agreement at or prior to the Sanction Date, as applicable or (iv) since the date of the Transaction Agreement, there shall not have occurred or existed any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect in respect of either Smurfit Kappa or WestRock, as applicable, such waiver may have an adverse effect on Smurfit Kappa, the Smurfit Kappa Shareholders, WestRock and the WestRock Stockholders. For further description of the potential risks if such conditions were waived, see the section of this proxy statement/prospectus entitled “Risk Factors Relating to the Combination.”

Q:
Are there any other risks to me from the Combination that I should consider?

A:
Yes. There are risks associated with all business combinations, including the Combination. See the sections of the proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Q:
Am I entitled to appraisal rights under the DGCL in connection with the Merger?

A:
Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Section 262 of the DGCL, if the Merger is consummated, stockholders and beneficial owners of WestRock Stock who do not vote in favor of the Transaction Proposal and who otherwise comply with, and do not validly withdraw or otherwise lose their appraisal rights under the applicable provisions of Delaware law, will be entitled to receive, in cash, the “fair value” of their shares, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value as determined by the Court of Chancery. The appraisal amount could be more than, the same as or less than the amount a WestRock Stockholder would be entitled to receive under the terms of the Transaction Agreement. Persons who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in the section of the proxy statement/prospectus entitled “Appraisal Rights,” and Section 262 of the DGCL, which is the relevant section of the DGCL regarding appraisal rights, may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262).

Q:
What if during the check-in time or during the WestRock Special Meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:
If WestRock experiences technical difficulties during the WestRock Special Meeting (e.g., a temporary or prolonged power outage), it will determine whether the WestRock Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the WestRock Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, WestRock will promptly notify stockholders of the decision via the virtual meeting website.

Technical support will be ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting login page prior to the start of the WestRock Special Meeting.
Q:
How can I obtain more information about WestRock?

A:
You can find more information about WestRock from various sources described in the section of the proxy statement/prospectus entitled “Where You Can Find More Information.”

Q:
Who can help answer my questions?

A:
If you have any questions concerning the Combination, the WestRock Special Meeting or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of WestRock Stock, please contact WestRock’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
WestRock Stockholders May Call: (877) 750-8312 (TOLL-FREE from the U.S. and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the documents to which Smurfit WestRock, Smurfit Kappa and WestRock refer you to in the registration statement of which this proxy statement/prospectus forms a part, including those incorporated by reference herein, as well as oral statements made or to be made by Smurfit WestRock, Smurfit Kappa and WestRock, include certain “forward-looking statements” within the meaning of the federal securities laws, and subject to, in the case of WestRock, the safe harbor created pursuant to Section 21E of the Exchange Act, regarding the Combination and the listing of Smurfit WestRock, the rationale and expected benefits of the Combination (including, but not limited to, cost synergies), and any other statements regarding Smurfit Kappa’s and WestRock’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. Statements included in or incorporated by reference into this registration statement, of which this proxy statement/prospectus forms a part, that are not historical facts, including statements about the beliefs and expectations of the management of each of Smurfit Kappa, WestRock and Smurfit WestRock, are forward-looking statements. Words such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “believe,” “expect,” “target,” “prospects,” “potential,” “commit,” “forecasts,” “aims,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While Smurfit WestRock, Smurfit Kappa and WestRock believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of Smurfit WestRock, Smurfit Kappa and WestRock. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from the current expectations of Smurfit WestRock, Smurfit Kappa and WestRock depending upon a number of factors affecting their businesses and risks associated with the successful execution of the Combination and the integration and performance of their businesses following the Combination. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include:
•
developments related to pricing cycles and volumes;

•
economic, competitive and market conditions generally, including macroeconomic uncertainty, customer inventory rebalancing, the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs;

•
reduced supply of raw materials, energy and transportation, including from supply chain disruptions and labor shortages;

•
intense competition;

•
risks related to international sales and operations;

•
failure to respond to changing customer preferences and to protect intellectual property;

•
results and impacts of acquisitions by Smurfit WestRock, Smurfit Kappa or WestRock;

•
the amount and timing of Smurfit WestRock’s, Smurfit Kappa’s and WestRock’s capital expenditures;

•
evolving legal, regulatory and tax regimes;

•
changes in economic, financial, political and regulatory conditions, in Ireland, the United Kingdom, the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (such as the COVID-19 pandemic), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent Irish, U.S. or U.K. administrations;

•
the ability of Smurfit WestRock, Smurfit Kappa or WestRock to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic;

•
the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets;

•
the potential impairment of assets and goodwill;

•
the scope, costs, timing and impact of any restructuring of operations and corporate and tax structure;

•
actions by third parties, including government agencies;

•
a condition to the closing of the Combination may not be satisfied;

•
the occurrence of any event that can give rise to termination of the Combination;

•
a regulatory approval that may be required for the Combination is delayed, is not obtained in a timely manner or at all or is obtained subject to conditions that are not anticipated;

•
Smurfit WestRock may be unable to achieve the synergies and value creation contemplated by the Combination;

•
Smurfit WestRock’s availability of sufficient cash to distribute to its shareholders in line with current expectations;

•
Smurfit WestRock may be unable to promptly and effectively integrate Smurfit Kappa’s and WestRock’s businesses;

•
failure to successfully implement strategic transformation initiatives;

•
each of Smurfit Kappa’s and WestRock’s respective management’s time and attention is diverted on issues related to the Combination;

•
disruption from the Combination makes it more difficult to maintain business, contractual and operational relationships;

•
significant levels of indebtedness;

•
credit ratings may decline following the Combination;

•
legal proceedings may be instituted against Smurfit Kappa, WestRock or Smurfit WestRock;

•
Smurfit WestRock, Smurfit Kappa or WestRock may be unable to retain or hire key personnel;

•
the consummation of the Combination may have a negative effect on the market price of the capital stock or on operating results;

•
the risk that disruptions from the Combination will harm Smurfit Kappa’s or WestRock’s business, including current plans and operations;

•
certain restrictions during the pendency of the Combination that may impact Smurfit Kappa’s or WestRock’s ability to pursue certain business opportunities or strategic transactions; and

•
Smurfit WestRock’s ability to meet expectations regarding the accounting and tax treatments of the Combination, including the risk that the U.S. Internal Revenue Service (the “IRS”) may assert that Smurfit WestRock should be treated as a U.S. corporation or be subject to certain unfavorable U.S. federal income tax rules under Section 7874 of the Code as a result of the Combination.

Consequently, all of the forward-looking statements Smurfit WestRock, WestRock and Smurfit Kappa make in this document are qualified by the information contained in or incorporated by reference into this proxy statement/prospectus, including, but not limited to, (i) the information under this heading, (ii) the information discussed in the section of this proxy statement/prospectus entitled “Risk Factors” and (iii) the risks and uncertainties discussed in the “Risk Factors” and “Forward-Looking Statements” sections in WestRock’s Annual Report on Form 10-K for the year ended September 30, 2023 and in subsequent filings with the SEC. See the section of the proxy statement/prospectus entitled “Where You Can Find More Information.”

None of Smurfit WestRock, WestRock or Smurfit Kappa is under any obligation, and each expressly disclaims, any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements, including projections herein, could also change as a result of consummation of the proposed Combination. Persons reading this proxy statement/prospectus are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

SUMMARY
The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a WestRock Stockholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to herein. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
Parties to the Combination
In the Combination, WestRock and Smurfit Kappa will each become wholly owned subsidiaries of Smurfit WestRock, and WestRock Stockholders and Smurfit Kappa Shareholders will each become Smurfit WestRock Shareholders. WestRock, Smurfit Kappa, Merger Sub and Smurfit WestRock are referred to herein as the “parties” and each as a “party.”
WestRock Company
1000 Abernathy Road
Atlanta, Georgia 30328
United States
(770) 448-2193
WestRock Company, a Delaware corporation, is a multinational provider of sustainable fiber-based paper and packaging solutions. WestRock partners with its customers to provide differentiated, sustainable paper and packaging solutions that help its customers win in the marketplace. WestRock employees support customers around the world from operating and business locations in North America, South America, Europe, Asia and Australia.
WestRock Stock is currently listed on the NYSE under the symbol “WRK.”
Smurfit Kappa Group plc
Beech Hill, Clonskeagh
Dublin 4, D04 N2R2
Ireland
+353 1 202 7000
Smurfit Kappa Group plc, a public limited company incorporated in Ireland and currently FTSE 100 company, is one of the leading providers of paper-based packaging solutions in the world, with approximately 47,000 employees in over 350 production sites across 36 countries and with net sales of approximately $12.1 billion in 2023. Smurfit Kappa is located in 22 countries in Europe, 13 in the Americas and one in Africa. It is a large-scale pan-regional player in Latin America. Smurfit Kappa’s products, the vast majority of which are 100% renewable and produced sustainably, can improve the environmental footprint of its customers. With its proactive team, Smurfit Kappa relentlessly uses its extensive experience and expertise, supported by its scale, to open up opportunities for its customers. It collaborates with forward-thinking customers by sharing superior product knowledge, market understanding and insights in packaging trends to ensure business success in their markets. Smurfit Kappa has an unrivalled portfolio of paper-based packaging solutions in the markets in which it operates, which is constantly updated with its market-leading innovations. This is enhanced through the benefits of its integration, with optimal paper design, logistics, timeliness of service, and its packaging plants sourcing most of their raw materials from its own paper mills. Smurfit Kappa has a proud tradition of supporting social, environmental and community initiatives in the countries where it operates. Through these projects, Smurfit Kappa supports the UN Sustainable Development Goals, focusing on where it believes it has the greatest impact.
Smurfit Kappa Shares are currently listed on the LSE under the symbol “SKG,” and on the Euronext Dublin Market under the symbol “SK3.”

Smurfit WestRock Limited
Beech Hill, Clonskeagh
Dublin 4, D04 N2R2
Ireland
+353 1 202 7000
Smurfit WestRock Limited was incorporated and registered in Ireland on July 6, 2017 under the Irish Companies Act as a private company limited by shares with registered number 607515, under the name “Cepheidway Limited.” We refer to Smurfit WestRock Limited as “Smurfit WestRock.” On December 11, 2023, Smurfit WestRock changed its name to “Smurfit WestRock Limited.” It is anticipated that, prior to Completion, Smurfit WestRock will re-register as an Irish public limited company pursuant to Part 20 of the Irish Companies Act and be renamed “Smurfit WestRock plc.” Upon Completion, Smurfit Kappa and WestRock will each become wholly owned subsidiaries of Smurfit WestRock and Smurfit WestRock will continue as the new holding company of the combined group of Smurfit Kappa and WestRock (the “Combined Group”). Following the Combination, former Smurfit Kappa Shareholders and WestRock Stockholders will be holders of Smurfit WestRock Shares. Smurfit WestRock will have had no historical operations nor traded or carried out any business of its own since its incorporation until just prior to consummation of the Combination.
Smurfit WestRock has not carried on any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the Combination. There is currently no established public trading market for Smurfit WestRock Shares, but Smurfit WestRock Shares are expected to trade on the NYSE under the symbol “SW” and the LSE under the symbol “SWR” upon consummation of the Combination.
Sun Merger Sub, LLC
c/o Smurfit WestRock
Beech Hill, Clonskeagh
Dublin 4, D04 N2R2
Ireland
+353 1 202 7000
Sun Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Smurfit WestRock, was formed on September 8, 2023, solely for the purpose of facilitating the Combination. We refer to Sun Merger Sub, LLC as “Merger Sub.” Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the Combination. In connection with the Combination, Merger Sub will merge with and into WestRock, with WestRock surviving the merger as a wholly owned subsidiary of Smurfit WestRock.
The Combination and the Transaction Agreement
The Transaction Agreement provides, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, that (i) pursuant to the Scheme, each issued ordinary share of Smurfit Kappa will be exchanged for one Smurfit WestRock Share, as a result of which Smurfit Kappa will become a wholly owned subsidiary of Smurfit WestRock, and (ii) following the implementation of the Scheme, Merger Sub will merge with and into WestRock, with WestRock surviving the Merger as a wholly owned subsidiary of Smurfit WestRock. As a result of the Merger, each share of WestRock Stock, other than shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and other than the Dissenting Shares, will be converted into the right to receive the Merger Consideration less any applicable withholding taxes, and all shares of WestRock Stock owned by the WestRock Stockholders, any subsidiary of WestRock, Smurfit Kappa, Merger Sub or any of their respective subsidiaries will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.
The terms and conditions of the Combination are contained in the Transaction Agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A.

You are encouraged to read the Transaction Agreement carefully, as it is the legal document that governs the Combination. All descriptions in this summary and in this proxy statement/prospectus of the terms and conditions of the Combination are qualified in their entirety by reference to the Transaction Agreement, which is incorporated herein by reference.
Below is a step-by-step list illustrating the sequence of material events related to the Combination. Each of these events is discussed in more detail elsewhere in this proxy statement/prospectus. Smurfit Kappa and WestRock anticipate that the Smurfit Kappa Share Exchange pursuant to the Scheme and the Merger will occur in the following order:
Step 1:   Upon the Scheme becoming effective at the Scheme Effective Time, in respect of each Smurfit Kappa Share in issue at the Scheme Record Time but excluding any Designated Smurfit Kappa Shares, Smurfit WestRock shall deliver the Smurfit Kappa Scheme Consideration to the applicable Smurfit Kappa Shareholder or its nominees and each Smurfit Kappa Share, other than Designated Smurfit Kappa Shares, issued and outstanding immediately prior to the Scheme Effective Time, and all rights in respect thereof, shall be transferred to Smurfit WestRock in exchange for the right to receive the Smurfit Kappa Scheme Consideration. Subject to and with effect from delivery by Smurfit WestRock of the Smurfit Kappa Scheme Consideration pursuant to the relevant terms of the Transaction Agreement, Smurfit WestRock shall cause the Securities Depository Transfer to occur to transfer the relevant interests in the Euroclear Smurfit WestRock Shares in accordance with the then-adopted constitution of Smurfit WestRock, as follows: (x) the legal title to Smurfit WestRock Shares then held indirectly by record date holders of Smurfit Kappa CDIs in the CREST System shall be transferred from the EB Nominee to the DTC Nominee, such that the DTC Nominee will be the registered holder of such Smurfit WestRock Shares in the Smurfit WestRock Register of Members, together with all and any rights at that time or thereafter attached thereto, including voting rights and the right to receive dividends and other distributions declared, paid or made thereon and (y) legal title to the Smurfit WestRock Shares held indirectly through EB Participants, excluding Smurfit WestRock Shares to be issued in respect of Smurfit Kappa Shares held through CDIs, shall be automatically transferred from the EB Nominee to the Relevant EB Participants, such that each Relevant EB Participant will be the registered holder in the Smurfit WestRock Register of Members of such number of Smurfit WestRock Shares which corresponds to its respective interests in Smurfit WestRock Shares held through EB Participants, excluding Smurfit WestRock Shares to be issued in respect of Smurfit Kappa Shares held through CDIs, at the Scheme Record Time, together with any and all rights at the Scheme Effective Time or thereafter attached thereto, including voting rights and the rights to receive dividends and other distributions declared, paid or made thereon.
Step 2:   As promptly as reasonably practicable following the completion of Step 1, Merger Sub will merge with and into WestRock, with WestRock surviving the Merger as a wholly owned subsidiary of Smurfit WestRock, pursuant to which each share of WestRock Stock issued and outstanding immediately prior to the Merger Effective Time, other than the shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and other than Dissenting Shares, and all rights in respect thereof, will be cancelled and automatically converted into the right to receive the Merger Consideration less any applicable withholding taxes.
As a result of the Combination, each of Smurfit Kappa and WestRock will be wholly owned subsidiaries of Smurfit WestRock and the former Smurfit Kappa Shareholders and WestRock Stockholders will become holders of Smurfit WestRock Shares. This will result in Smurfit Kappa Shareholders owning approximately 50.4% of Smurfit WestRock and WestRock Stockholders owning approximately 49.6% of Smurfit WestRock, based on the number of shares outstanding of both Smurfit Kappa and WestRock as of September 12, 2023 (i.e., the date of the Transaction Agreement and the date of the announcement of the Combination).
Merger Consideration
At the Merger Effective Time, each share of WestRock Stock issued and outstanding immediately prior to the Merger Effective Time (but excluding the shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and excluding Dissenting Shares) will automatically be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) (i) $5.00 per share of WestRock Stock in cash and (ii) one validly issued, fully paid and non-assessable Smurfit WestRock Share. From and after the Merger Effective Time, the

WestRock Stockholders will cease to have any rights with respect to the WestRock Stock, except the right to receive the Merger Consideration therefor and any dividends or other distributions declared by the WestRock Board for such shares of WestRock Stock having a record date prior to the Merger Effective Time and which remain unpaid as of the Merger Effective Time, together with any other amounts that such holder has the right to receive in respect of dividends or other distributions under the terms of the Transaction Agreement.
The Transaction Agreement does not contain any provision that would adjust the exchange ratio based on fluctuations in the trading prices of either the Smurfit Kappa Shares or the shares of WestRock Stock or currency exchange rates prior to Completion. The value of the Merger Consideration to WestRock Stockholders will depend on the trading price of Smurfit Kappa Shares at the time the Combination is completed.
For a full description of the consideration payable to WestRock Stockholders, see the section of this proxy statement/prospectus entitled “The Combination — Merger Consideration.”
Debt Financing
In connection with the Combination, Smurfit Kappa has engaged in or expects to engage in the following financing activities:
•
On September 12, 2023, in connection with entry into the Transaction Agreement, Smurfit Kappa entered into a Commitment Letter (the “Commitment Letter”) under which Citibank, N.A., London Branch and Citicorp North America Inc. arranged and underwrote a $1.5 billion senior unsecured bridge term loan for the purpose of financing (directly or indirectly) the Cash Consideration and/or fees, commissions, costs and expenses payable in relation to the Combination. On October 13, 2023, Smurfit Kappa entered into a $1.5 billion Bridge Facility Agreement (the “Bridge Facility Agreement”) with Citibank, N.A., London Branch and certain other financial institutions (collectively, the “Bridge Facility Lenders”). The commitments under the Commitment Letter and the Bridge Facility Agreement were canceled automatically upon entering into the Bridge Facility Agreement and the issuance of the Notes (as defined below), respectively.

•
On April 3, 2024, Smurfit Kappa Treasury Unlimited Company (a wholly owned subsidiary of Smurfit Kappa, “Smurfit Kappa Treasury”) completed an offering in the aggregate principal amount of $2.75 billion of senior unsecured notes in three series, comprised of the following: $750 million aggregate principal amount of 5.200% Senior Notes due 2030; $1.0 billion aggregate principal amount of 5.438% Senior Notes due 2034 and $1.0 billion aggregate principal amount of 5.777% Senior Notes due 2054 (the “Offering”). If Completion does not occur, the securities issued in the Offering (the “Notes” or the “Financing”) will be subject to a special mandatory redemption (“Special Mandatory Redemption”) subject to the terms included in the section entitled “Debt Financing — Smurfit Kappa Treasury Notes,” where the Notes are described further. Absent any Special Mandatory Redemption, Smurfit Kappa Treasury intends to (a) use the proceeds from the Offering to (i) finance the payment of the Cash Consideration, (ii) finance the payment of fees, commissions, costs and expenses in relation to the Combination and the Offering and (iii) for general corporate purposes, including the repayment of indebtedness and (b) use an amount equivalent to the proceeds of the Offering to finance or refinance a portfolio of eligible green projects in accordance with Smurfit Kappa’s Green Finance Framework (“Eligible Green Projects”), which Smurfit Kappa may, in the future, update in line with developments in the market.

Following Completion, Smurfit Kappa Treasury’s obligations under the Notes will be guaranteed by Smurfit WestRock and the other Post-Completion Additional Guarantors (as defined in the Indenture). As a result of such guarantee by Smurfit WestRock and the other Post-Completion Additional Guarantors, the holders of the Notes will be able to assert claims under such guarantee against Smurfit WestRock and the other Post-Completion Additional Guarantors, which, following the Combination, will have subsidiaries other than Smurfit Kappa and its subsidiaries. For more information on how Smurfit Kappa manages its liquidity and its capital resources, please see “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of Smurfit Kappa — Liquidity and Capital Resources” and for a discussion on the potential risks associated with Smurfit Kappa’s debt, please see “Risk Factors — Risks Relating to Smurfit Kappa’s Business — Smurfit Kappa’s debt could adversely affect its financial health.”
Governance of Smurfit WestRock Following the Combination
Name of Company; Corporate Offices; Jurisdiction
Following the Combination, the name of the combined company will be “Smurfit WestRock plc.” Incorporated in Ireland, Smurfit WestRock will be domiciled in Ireland with its global headquarters in Dublin, Ireland and its North and South American operations headquartered in Atlanta, Georgia, United States.
Board of Directors
After Completion, the Smurfit WestRock Board will consist of 14 directors, eight of whom will be members of the existing Smurfit Kappa Board and selected by Smurfit Kappa (the “Smurfit Kappa Designees”), including the current Chair of the Smurfit Kappa Board, the current Group Chief Executive Officer of Smurfit Kappa, Anthony Smurfit, and the current Group Chief Financial Officer of Smurfit Kappa, Ken Bowles, and six of whom will be members of the existing WestRock Board and selected by WestRock (the “WestRock Designees”). The Smurfit Kappa Designees will be Irial Finan, Anthony Smurfit, Ken Bowles, Carol Fairweather, Mary Lynn Ferguson-McHugh, Kaisa Hietala, Lourdes Melgar and Jørgen Buhl Rasmussen. The WestRock Designees will be Colleen F. Arnold, Timothy J. Bernlohr, Terrell K. Crews, Suzan F. Harrison, Dmitri L. Stockton and Alan D. Wilson.
Effective as of Completion, the current Chair of the Smurfit Kappa Board, Irial Finan, will serve as Chair of the Smurfit WestRock Board.
For more information on the governance of Smurfit WestRock following Completion, see the section of the proxy statement/prospectus entitled “Management and Corporate Governance of Smurfit WestRock Following the Combination.”
Management
Smurfit Kappa’s current Chief Executive Officer, Anthony Smurfit, will serve as President and Group Chief Executive Officer of Smurfit WestRock, and Smurfit Kappa's current Group Chief Financial Officer, Ken Bowles, will serve as Executive Vice President and Group Chief Financial Officer of Smurfit WestRock after Completion. For more information regarding the governance of Smurfit WestRock following Completion, see the section of the proxy statement/prospectus entitled “Management and Corporate Governance of Smurfit WestRock Following the Combination.”
It is expected that Smurfit WestRock or a subsidiary thereof will enter into a service contract or an offer letter with each of the executive officers with respect to their Smurfit WestRock executive positions effective upon Completion. For more information regarding the material terms of each expected service contract or offer letter, see the section of the proxy statement/prospectus entitled “Executive Compensation — Individual Agreements.”
Governing Documents
As a result of the Combination, WestRock Stockholders and Smurfit Kappa Shareholders will each become holders of Smurfit WestRock Shares. The rights of shareholders will be governed by the laws of Ireland, including the Irish Companies Act, and the Smurfit WestRock Constitution. Smurfit WestRock’s current constitution will, as of immediately prior to the Scheme Effective Time be amended and restated in the form attached as Annex B to this proxy statement/prospectus.
For additional information on post-Completion governance, see the sections of the proxy statement/prospectus entitled “The Combination — Governance of Smurfit WestRock Following the Combination” and “The Transaction Agreement — Governance of Smurfit WestRock.”

Reporting and Disclosure
Effective as of the Merger Effective Time, Smurfit WestRock shall file such periodic reports under Section 13(a) of the Exchange Act that apply to domestic registrants and present its financial statements in U.S. GAAP. In addition, Smurfit WestRock has determined that, whether or not it qualifies upon Completion as a “foreign private issuer” for purposes of U.S. securities laws, it will upon Completion comply with the obligations under the Exchange Act that apply to domestic registrants.
Effect on WestRock if the Combination Is Not Consummated
If the Transaction Agreement is not adopted by the WestRock Stockholders, or if the Combination is not consummated for any other reason:
•
WestRock Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of WestRock Stock pursuant to the Transaction Agreement;

•
WestRock will remain an independent public company, WestRock Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and WestRock will continue to file periodic reports with the SEC on account of the WestRock Stock;

•
we anticipate that WestRock Stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject;

•
the price of WestRock Stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of WestRock Stock would return to the price at which it trades as of the date of this proxy statement/prospectus;

•
the WestRock Board will continue to evaluate and review WestRock’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate; and

•
under certain specified circumstances, WestRock may be required to pay Smurfit Kappa the WestRock Amounts of up to $147 million upon the termination of the Transaction Agreement. For more information, please see the section of the proxy statement/prospectus entitled “Summary — Termination Amounts.”

Recommendation of the WestRock Board; WestRock’s Reasons for the Combination
On September 11, 2023, the Transaction Committee, after considering various factors, including those described in the section of the proxy statement/prospectus entitled “The Combination — Recommendation of the Transaction Committee and the WestRock Board and Reasons for the Combination,” and after consultation with independent legal and financial advisors, unanimously determined that it is in the best interests of WestRock and the WestRock Stockholders, and declared it advisable, to enter into the Transaction Agreement and consummate the Merger and the other Transactions; recommended that the WestRock Board declare advisable, approve and adopt the Transaction Agreement and approve the execution and delivery of the Transaction Agreement by WestRock, the performance by WestRock of its covenants and other obligations under the Transaction Agreement, and the consummation of the Merger and the other Transactions; and recommended that, subject to approval of the Transaction Agreement by the WestRock Board, WestRock Stockholders vote in favor of the adoption of the Transaction Agreement and the approval of the Merger and the other Transactions, and in favor of the Distributable Reserves Resolution.
On September 11, 2023, the WestRock Board, after considering various factors, including the unanimous recommendation of the Transaction Committee and the other factors described in the section of the proxy statement/prospectus entitled “The Combination — Recommendation of the Transaction Committee and the WestRock Board and Reasons for the Combination,” and after consultation with independent legal and financial advisors, unanimously determined that it is in the best interests of WestRock and the WestRock Stockholders, and declared it advisable, to enter into the Transaction Agreement and consummate the Merger and the other Transactions; approved and adopted the Transaction Agreement and approved the execution and delivery of the Transaction Agreement by WestRock, the performance by WestRock of its covenants and other obligations under the Transaction Agreement, and the consummation of the Merger and the other

Transactions; resolved that the Transaction Agreement be submitted to WestRock Stockholders for adoption; and recommended that WestRock Stockholders vote in favor of the adoption of the Transaction Agreement and the approval of the Merger and the other Transactions, and in favor of the Distributable Reserves Resolution.
The WestRock Board recommends that you vote (i) “FOR” the Transaction Proposal, (ii) “FOR” the Combination-Related Compensation Proposal and (iii) “FOR” the WestRock Distributable Reserves Proposal.
Opinions of WestRock’s Financial Advisors
Opinion of Lazard Freres & Co. LLC
The WestRock Board retained Lazard Frères & Co. LLC (“Lazard”) to act as financial advisor in connection with the Combination. In connection with this engagement, the WestRock Board requested that Lazard evaluate the fairness, from a financial point of view, to the holders of WestRock Stock (other than shares of WestRock Stock held by holders who are entitled to and properly demand an appraisal of their shares of WestRock Stock, by any subsidiary of WestRock, and by Smurfit Kappa, Merger Sub or any of their respective subsidiaries (“Excluded Holders”), of the Merger Consideration. On September 9, 2023, at a meeting of the WestRock Board held to evaluate the Combination, Lazard rendered to the WestRock Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated September 9, 2023, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the Merger Consideration to be paid to the WestRock Stockholders (other than Excluded Holders) in the Combination was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated September 9, 2023, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference in its entirety. For a summary of Lazard’s opinion and the methodology that Lazard used to render its opinion, see the section of the proxy statement/prospectus entitled “The Combination — Opinion of WestRock’s Financial Advisors.” The summary of the written opinion of Lazard, dated September 9, 2023, set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex C. You are encouraged to read Lazard’s opinion and the summary contained in this proxy statement/prospectus carefully and in their entirety.
Lazard’s engagement and its opinion were for the benefit of the WestRock Board (in its capacity as such) and Lazard’s opinion was rendered to the WestRock Board in connection with its evaluation of the Combination and addressed only the fairness, as of the date of the opinion, from a financial point of view, to the WestRock Stockholders (other than Excluded Holders) of the Merger Consideration to be paid to such holders in the Combination. Lazard’s opinion did not address the relative merits of the Combination as compared to any other transaction or business strategy in which WestRock might engage or the merits of the underlying decision by WestRock to engage in the Combination. Lazard’s opinion is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Combination or any matter relating thereto.
Opinion of Evercore Group L.L.C.
The WestRock Board retained Evercore Group L.L.C. (“Evercore”) to act as financial advisor in connection with the Combination. As part of this engagement, the WestRock Board requested that Evercore evaluate the fairness, from a financial point of view, to holders of WestRock Stock, other than Excluded Holders, of the Merger Consideration to be paid to such holders in the Combination. At a meeting of the WestRock Board held on September 9, 2023, Evercore rendered to the WestRock Board its oral opinion, subsequently confirmed by delivery of a written opinion dated September 9, 2023, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Merger Consideration to be received by WestRock Stockholders, other than Excluded Holders, in the Combination was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated September 9, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex D and is incorporated herein by reference into this proxy statement/prospectus in its entirety. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the WestRock Board (solely in its capacity as such) in connection with its evaluation of the Combination. The opinion does not constitute a recommendation to the WestRock Board or to any other persons in respect of the Combination, including as to how any WestRock Stockholder should vote or act in respect of the Combination. Evercore’s opinion does not address the relative merits of the Combination as compared to other business or financial strategies that might be available to WestRock, nor does it address the underlying business decision of WestRock to engage in the Combination.
For further information, see the section of the proxy statement/prospectus entitled “The Combination — Opinions of WestRock’s Financial Advisors” and the full text of the written opinion of Evercore attached as Annex D to this proxy statement.
Information About the WestRock Special Meeting
Date, Time and Place
The WestRock Special Meeting will be held on June 13, 2024 at 9 a.m., Eastern Time, online at www.virtualshareholdermeeting.com/WRK2024SM.
Record Date; Shares Entitled to Vote
You are entitled to vote at the WestRock Special Meeting if you owned shares of WestRock Stock at the Record Date. You will have one vote at the WestRock Special Meeting for each share of WestRock Stock you owned at the close of business on the Record Date.
Purpose
At the WestRock Special Meeting, we will ask WestRock Stockholders of record as of the Record Date to vote on (i) the Transaction Proposal, (ii) to approve, by non-binding, advisory vote, the Combination-Related Compensation Proposal and (iii) to approve, by non-binding, advisory vote, WestRock Distributable Reserves Proposal.
Quorum
As of April 22, 2024, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were 258,148,063 shares of WestRock Stock outstanding. The presence of a majority in voting power of the outstanding shares of WestRock Stock entitled to vote at the WestRock Special Meeting constitutes a quorum. Shares of WestRock Stock are counted as present if:
•
such shares are present in person at the virtual WestRock Special Meeting; or

•
a proxy card has been properly submitted by mail, by telephone or over the Internet with respect to such shares.

If you submit your proxy card, regardless of whether you abstain from voting on one or more of the Proposals, your shares of WestRock Stock will be counted as present at the WestRock Special Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares of WestRock Stock are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. If you hold your shares in “street name” and do not give any instruction to your broker, bank, trust or other nominee as to how your shares should be voted at the WestRock Special Meeting, those shares will not be entitled to vote on any Proposal and will not be counted for purposes of determining a quorum.
Required Vote
The affirmative vote of a majority of the outstanding shares of WestRock Stock entitled to vote thereon is required to approve the Transaction Proposal. This means that the Transaction Proposal will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of outstanding shares of WestRock Stock entitled to vote at the WestRock Special Meeting. The affirmative vote of the holders of a majority of the shares of WestRock Stock present in person or represented by proxy and entitled to vote at the WestRock Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the Combination-Related Compensation Proposal. The affirmative vote of the holders of a majority of the shares of WestRock Stock present in person or represented by proxy and entitled to vote at the WestRock Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the WestRock Distributable Reserves Proposal. Abstentions will have the same effect as votes “AGAINST” the Transaction Proposal, the Combination-Related Compensation Proposal, and the WestRock Distributable Reserves Proposal. Because the proposals presented to WestRock Stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the WestRock Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the WestRock Special Meeting, and otherwise will have no effect on a particular proposal.
Share Ownership of WestRock’s Directors and Executive Officers
As of April 22, 2024, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, WestRock’s directors and executive officers were entitled to vote, in the aggregate, 1,319,443 shares of WestRock Stock, representing approximately 0.5% of the outstanding shares of WestRock Stock. We expect that WestRock’s directors and executive officers will be entitled to vote a similar figure at the close of business on the Record Date. WestRock currently expects its directors and executive officers to vote their shares of WestRock Stock “FOR” the Transaction Proposal, “FOR” the Combination-Related Compensation Proposal and “FOR” the WestRock Distributable Reserves Proposal.
How You Can Vote
You may cast your shares in any of four ways:
1.
by voting over the Internet using the website indicated on the enclosed proxy card;

2.
by telephone using the toll-free number on the enclosed proxy card;

3.
by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or

4.
by attending the WestRock Special Meeting in a virtual format and voting by virtual ballot. To vote during the WestRock Special Meeting, you must do so by logging into www.virtualshareholdermeeting.com/WRK2024SM using the 16-digit control number included in your proxy materials.

If your shares of WestRock Stock are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares of WestRock Stock are held in a stock brokerage account or by a bank or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” “Street name” holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the methods described above. Because the proposals are “non-routine matters,” your broker, bank, trust or other nominee does not have discretionary authority to vote your shares on the Proposals. If your shares of WestRock Stock are held in “street name”, your broker, bank, trust or other nominee has enclosed a voting instruction form with this proxy statement/prospectus. If you hold your shares in “street name” and give voting instructions to your broker, bank, trust or other nominee with respect to one of the Proposals, but give no instruction as to the other Proposals, then those shares will be deemed present at the WestRock Special Meeting for purposes of establishing a quorum at the WestRock Special Meeting, will be voted as instructed with respect to the Proposal as to which instructions were given, and will not be voted with respect to any other Proposal. We encourage you to authorize your broker, bank, trust or other nominee to vote your shares “FOR” each of the Proposals by following the instructions provided on the enclosed voting instruction form to provide your instructions over the Internet, by telephone or by signing, dating and returning the voting instruction form in the postage-paid envelope provided.
YOUR VOTE IS VERY IMPORTANT. We encourage all stockholders to vote electronically. Please submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card. If you do not have access to a touch-tone phone or the Internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided — even if you plan to attend the WestRock Special Meeting. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed.
All shares entitled to vote and represented by properly submitted proxies (including those submitted via the Internet, by telephone and by mail) received before the polls are closed at the WestRock Special Meeting, and not revoked or superseded, will be voted at the WestRock Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy card, such shares will be voted by this proxy holders named on the enclosed proxy card according to the recommendation of the WestRock Board “FOR” each of the Proposals.
Interests of WestRock’s Directors and Executive Officers in the Combination
When considering the recommendation of the WestRock Board that you vote to approve the Transaction Proposal, you should be aware that WestRock’s directors and executive officers may have interests in the Combination that are different from, or in addition to, your interests as a WestRock Stockholder. The WestRock Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Transaction Agreement, in approving the Transaction Agreement, the Merger and the Combination and in recommending that the Transaction Agreement be adopted by WestRock Stockholders. These interests include the following:
•
the acceleration and cancellation of certain equity-based awards held by members of the WestRock Board as of immediately prior to the Merger Effective Time and conversion into the right to receive the Merger Consideration;

•
the continuation of certain equity-based awards held by WestRock’s executive officers as of immediately prior to the Merger Effective Time, with the performance goals for certain performance-based awards deemed to be achieved at the greater of the target level and the average of the actual level of performance of similar awards over the last three years prior to the Completion Date, except that the performance goals for any performance-based award granted after the date of the Transaction Agreement will be deemed achieved at the target level of performance;

•
the entitlement of each of WestRock’s executive officers to receive payments and benefits, including accelerated vesting of certain cash incentive and equity-based awards, under the executive officer’s applicable Change in Control Severance Agreement (or, if applicable, under the WestRock Company Executive Severance Plan (together with the Change in Control Severance Agreements, the “WestRock Severance Arrangements”)) in the event of a qualifying termination of employment (as described in the applicable WestRock Severance Arrangement); and

•
the continued indemnification and directors’ and officers’ liability insurance to be provided by Smurfit WestRock.

See the section of the proxy statement/prospectus entitled “The Combination — Interests of WestRock’s Directors and Executive Officers in the Combination” for a more detailed description of these interests.
If the Transaction Proposal is approved by WestRock Stockholders, the shares of WestRock Stock held by WestRock’s directors and executive officers will be treated in the same manner as outstanding shares of WestRock Stock held by all other WestRock Stockholders entitled to receive the Merger Consideration.
In addition, it is expected that Smurfit WestRock or a subsidiary thereof will enter into an offer letter with each of Messrs. Patrick Kivits, Thomas Stigers and Samuel Shoemaker with respect to their Smurfit WestRock executive positions effective upon Completion. For more information regarding the material terms of each expected offer letter, see the section of the proxy statement/prospectus entitled “The Combination — Interests of WestRock’s Directors and Executive Officers in the Combination — Arrangements with Smurfit WestRock.”
Treatment of Smurfit Kappa Equity Awards
The Transaction Agreement provides that each of Smurfit Kappa and Smurfit WestRock shall take all actions as may be necessary or appropriate so that, at the Scheme Effective Time, (i) each Smurfit Kappa Equity Award shall automatically be converted into an equity award covering that number of Smurfit WestRock Shares equal to the number of Smurfit Kappa Shares subject to such Smurfit Kappa Equity Award as of immediately prior to the Scheme Effective Time and (ii) the performance goals applicable to the Smurfit Kappa Equity Awards shall be deemed achieved at one hundred percent (100%). All terms and conditions applicable to each such Smurfit Kappa Equity Award immediately prior to the Scheme Effective Time shall, except as provided in the immediately preceding sentence, remain in effect immediately after the Scheme Effective Time. Smurfit WestRock shall remain subject to the obligations of Smurfit Kappa with respect to any such Smurfit Kappa Equity Awards immediately after the Scheme Effective Time.
Treatment of WestRock Equity Awards
A summary of the effect under the Transaction Agreement of the Combination on the outstanding WestRock Options and WestRock RSU Awards under the WestRock Equity Plans is as follows:
WestRock Options
As of the Merger Effective Time, each WestRock Option that is outstanding, unexercised and held by a current employee or independent contractor of WestRock or its subsidiaries as of immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall be assumed by Smurfit WestRock and shall be converted at the Merger Effective Time into an option to purchase from Smurfit WestRock a number of Smurfit WestRock Shares (calculated by reference to the Equity Award Exchange Ratio). All other terms and conditions of such options, including the term to expiry and conditions to and manner of exercising, will be the same as those that apply to the corresponding WestRock Option immediately prior to the Merger Effective Time.
As of the Merger Effective Time, each WestRock Option that is outstanding, unexercised and held by an individual who is not a current employee or independent contractor of WestRock or its subsidiaries as of immediately prior to the Merger Effective Time shall be cancelled in consideration for the right to receive, within 10 Business Days following the Merger Effective Time, the Merger Consideration, without interest and less applicable withholding taxes, in respect of each Net WestRock Option Share subject to such WestRock Option immediately prior to the Merger Effective Time.
WestRock RSU Awards
As of the Merger Effective Time, each WestRock RSU Award other than a WestRock Director RSU Award shall be assumed by Smurfit WestRock and shall be converted into (a) a Smurfit WestRock RSU Award calculated by way of a multiplication of the number of shares of WestRock Stock subject to such WestRock RSU Award as of immediately prior to the Merger Effective Time by the Stock Consideration; and (b) a Smurfit WestRock Cash Award calculated by way of a multiplication of the number of shares of WestRock Stock subject to a WestRock RSU Award as of immediately prior to the Merger Effective Time by the Cash Consideration. Except as otherwise provided in the Transaction Agreement, each such Smurfit WestRock RSU Award and Smurfit WestRock Cash Award shall continue to have, and shall be subject to, the same terms and conditions (including vesting schedules) as applied to the corresponding WestRock RSU Award immediately prior to the Merger Effective Time (except that no Smurfit WestRock RSU Award or Smurfit WestRock Cash Award will be subject to any performance-based vesting conditions). In the case of a performance-based WestRock RSU Award, the number of shares of WestRock Stock subject to such WestRock RSU Award as of immediately prior to the Merger Effective Time will be determined by deeming the applicable performance goals for any performance period that has not been completed as of the Merger Effective Time to be achieved at the greater of the target level and the average of the actual level of performance of similar awards over the last three years prior to the Completion Date, except that the performance goals for any performance-based WestRock RSU Award granted after the date of the Transaction Agreement will be deemed achieved at the target level of performance.
Each WestRock Director RSU Award shall be fully vested as of immediately prior to the Merger Effective Time, and all rights in respect thereof shall be cancelled and automatically converted into a number of shares of WestRock Stock equal to the number of shares of WestRock Stock underlying such WestRock Director RSU Award, which shares of WestRock Stock shall be treated in the same manner as other outstanding shares of WestRock Stock under the terms of the Transaction Agreement.
WestRock Employee Stock Purchase Plan
Pursuant to the Transaction Agreement, the WestRock ESPP was suspended following the November 2023 purchase period. All shares of WestRock Stock purchased under the WestRock ESPP shall be treated in accordance with the terms and conditions of the Transaction Agreement.
Consents and Regulatory Approvals
The Combination is conditional on, amongst other things, receiving merger control clearances or non-objections in the United States, the United Kingdom, the European Union, Mexico, Brazil, Colombia, Costa Rica, Serbia and South Africa. In addition to merger control clearances and non-objections, the Combination is conditional on approval from the EU Commission under Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022 on foreign subsidies distorting the internal market.
The required merger control and regulatory clearances and non-objections in respect of the United States, the United Kingdom, Brazil, Colombia, Costa Rica, the European Union (including approval under the EU foreign subsidies regulation), Serbia and South Africa have been obtained as at the date of this proxy statement/prospectus.
Smurfit Kappa and WestRock have also made merger control filings in a limited number of additional jurisdictions, but Completion is not conditioned on clearance from those jurisdictions having been obtained.
Irish High Court and Smurfit Kappa Shareholder Approval
Under the Irish Companies Act, the Scheme must be approved by way of a special majority of Smurfit Kappa Shareholders and subsequently approved by the Irish High Court to become effective. At an initial directions hearing, Smurfit Kappa will seek an order from the Irish High Court to convene the Scheme Meeting to vote on the Scheme Resolution. The Scheme Resolution must be passed by the holders of three-fourths (75%) or more in value of the Smurfit Kappa Shares at the Scheme Voting Record Time, present and voting in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting). If the Scheme Resolution is passed at the Scheme Meeting and certain other conditions to the Scheme are satisfied or waived, including the EGM Resolutions being duly passed by the requisite majorities of Smurfit Kappa Shareholders at the Extraordinary General Meeting, Smurfit Kappa will then seek approval of the Irish High Court for the Scheme at the Irish Court Hearing. It is expected that the initial directions hearing will take place on May 13, 2024 and the Scheme Meeting and the Extraordinary General Meeting will be convened for June 13, 2024. These dates are indicative and subject to change. Smurfit Kappa will announce any changes to these dates by announcement through a regulatory information service (i.e., any of the services authorized by the FCA from time to time for the purpose of disseminating regulatory announcements).
For a more detailed discussion of the antitrust and other regulatory filings and clearances in the U.S. and in jurisdictions other than the U.S., see the section of this proxy statement/prospectus entitled “The Combination — Consents and Regulatory Approvals.”
Appraisal Rights
If the Merger is consummated and certain conditions are met, stockholders and beneficial owners of WestRock Stock who continuously hold their shares through the effective date of the Merger, who do not vote in favor of the Transaction Proposal and who otherwise comply with, and do not validly withdraw their demands or otherwise lose their rights under the applicable provisions of Delaware law will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that WestRock Stockholders and beneficial owners may be entitled to have their shares of WestRock Stock appraised by the Delaware Court of Chancery of the State of Delaware (the “Court of Chancery”), and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be the fair value as determined by the Court of Chancery, as described further below. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
WestRock Stockholders and beneficial owners considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Transaction Agreement if they did not seek appraisal of their shares of WestRock Stock.
To exercise appraisal rights, WestRock Stockholders or beneficial owners of WestRock Stock must: (1) deliver a written demand for appraisal to WestRock before the vote is taken on the Transaction Proposal; (2) not submit a proxy or otherwise vote in favor of the Transaction Proposal; (3) continue to hold or beneficially own, as applicable, their shares of WestRock Stock through the effective date of the Merger; and (4) comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Court of Chancery will dismiss appraisal proceedings as to all persons who otherwise would be entitled to appraisal rights unless certain stock ownership conditions are satisfied by the stockholders and beneficial owners who properly and timely demand appraisal in accordance with Section 262 of the DGCL. The DGCL requirements for exercising appraisal rights are described in further detail in the section of the proxy statement/prospectus entitled “Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262). If you hold your shares of WestRock Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified listed required by Section 262(f) of the DGCL.
For a more detailed discussion of Appraisal Rights, see the section of the proxy statement/prospectus entitled “The Combination — Appraisal Rights of WestRock Stockholders.”
Listing of Smurfit WestRock Shares and Delisting of Smurfit Kappa Shares
Following Completion, Smurfit WestRock will become a publicly traded company and the Smurfit WestRock Shares are expected to be (i) approved for listing on the NYSE and (ii) admitted to the standard listing segment of the Official List of the FCA and to trading on the LSE’s main market for listed securities. In addition, it is expected that Smurfit Kappa Shares will be delisted from the premium listing segment of the Official List of the FCA and the Smurfit Kappa Shares will cease trading on the main market for listed securities of the LSE, and that Smurfit Kappa will delist the Smurfit Kappa Shares from the Official List of Euronext Dublin and the Smurfit Kappa Shares will cease trading on the Euronext Dublin Market.
Subject to the Draft New UK Listing Rules being implemented by the FCA in their current form and taking effect at the relevant time following Completion, Smurfit WestRock expects to be transferred to the new Equity Shares (International Commercial Companies Secondary Listing) category thereunder, with rules substantially similar to the rules currently applicable to companies listed on the standard listing segment of the Official List of the FCA under the FCA’s existing Listing Rules. As at the date of this proxy statement/prospectus, however, the scope and application of the proposed Draft New UK Listing Rules are not yet final and could therefore be subject to change.

Delisting and Deregistration of the WestRock Stock
Smurfit Kappa, WestRock, Smurfit WestRock and Merger Sub have agreed to cooperate in taking all actions necessary to delist the WestRock Stock from the NYSE and terminate its registration under the Exchange Act following the Merger Effective Time, after which WestRock will cease filing its own periodic and other reports with the SEC and WestRock Stock will cease to be publicly traded.
Settlement of Smurfit WestRock Shares Issued Pursuant to the Smurfit Kappa Share Exchange
The Smurfit WestRock Shares issued pursuant to the Smurfit Kappa Share Exchange to Smurfit Kappa Shareholders (other than Smurfit Kappa Shares (i) held indirectly by EB Participants through the EB Nominee or (ii) issued to former certificated holders in Smurfit Kappa, in each case immediately following Completion) will be credited to the DTC Nominee, and then to the accounts of DTC’s participants, who will in turn credit the securities custody accounts of the custodian banks maintained therein. In order to implement the listing of Smurfit WestRock Shares on NYSE and the LSE, the Smurfit WestRock Board will facilitate the transfer of legal title to the shares held by EB, through the EB Nominee, immediately following Completion based on certain powers afforded to the board pursuant to an authority conferred in the Smurfit WestRock Constitution. See the section of the proxy statement/prospectus entitled “The Combination — Settlement of Smurfit WestRock Shares Issued Pursuant to the Smurfit Kappa Share Exchange” for additional detail.
Conditions That Must Be Satisfied or Waived for the Combination to Occur
Conditions That Must Be Satisfied for the Scheme to Occur
As more fully described in this proxy statement/prospectus and as set forth in the Transaction Agreement, the effectiveness of the Scheme will be conditional upon:
•
the approval of the Scheme by three-fourths (75%) or more in value of the Smurfit Kappa Shares at the Voting Record Time (as defined in the Scheme), held by such holders, present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting) held no later than the End Date;

•
the EGM Resolutions being duly passed by the requisite majorities of Smurfit Kappa Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting) held no later than the End Date;

•
the Sanction Date occurring on or before the End Date; and

•
a copy of the Court Order having been delivered for registration to the Registrar of Companies within 21 days of the Sanction Date.

Conditions That Must Be Satisfied or Waived for the Combination to Occur
Mutual Conditions
As more fully described in this proxy statement/prospectus and as set forth in the Transaction Agreement, each of the Smurfit Kappa Share Exchange and the Merger will be conditional upon (i) the Scheme becoming effective and unconditional by not later than the End Date (or such later date as Smurfit Kappa and WestRock may agree and (if required) the Irish High Court may allow) and (ii) the following matters having been satisfied or, in the sole discretion of both parties, waived:
•
each of the Smurfit Kappa Shareholder Approval and the WestRock Stockholder Approval shall have been obtained;

•
the U.S. Registration Statement shall have become effective in accordance with the Securities Act and a no stop order suspending the effectiveness of the U.S. Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall be pending or threatened by the SEC;

•
(A) all required approvals under the HSR Act and the other required jurisdictions in connection with the consummation of the Combination shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate) and (B) no legal proceeding by any governmental entity under any relevant Antitrust Laws shall be threatened in writing against any of the parties that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of Combination;

•
(A) the Smurfit WestRock Shares shall have been approved for listing on the NYSE, subject to official notice of issuance and (B) the FCA shall have acknowledged to Smurfit WestRock or its sponsor (and such acknowledgment shall not have been withdrawn) that the application for admission of the Smurfit WestRock Shares to the Standard Listing has been approved and will become effective, and the LSE shall have acknowledged to Smurfit WestRock or its sponsor (and such acknowledgement shall not have been withdrawn) that such shares will be admitted to trading on the LSE’s main market for listed securities, subject only to the issue of such Smurfit WestRock Shares upon Completion; and

•
(A) no statute, rule or regulation shall have been enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the Combination and (B) there shall not be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the Combination.

Conditions to Obligations of Smurfit Kappa, Smurfit WestRock and Merger Sub
As more fully described in this proxy statement/prospectus and as set forth in the Transaction Agreement, the obligations of each of Smurfit Kappa, Smurfit WestRock, and Merger Sub to effect the Smurfit Kappa Share Exchange and the Merger are also subject to the satisfaction or waiver (in writing) by Smurfit Kappa in its sole discretion of the following conditions on or before the Sanction Date:
•
the representations and warranties of WestRock being true and correct subject to the applicable standards set forth in the Transaction Agreement, together with the receipt by Smurfit Kappa of a certificate executed by a duly authorized executive officer of WestRock to the foregoing effect;

•
WestRock having performed or complied, in all material respects, with the covenants and agreements required to be performed or complied with by it under the Transaction Agreement at or prior to the Sanction Date, together with the receipt by Smurfit Kappa of a certificate executed by a duly authorized executive officer of WestRock to the foregoing effect; and

•
since the date of the Transaction Agreement, there shall not have occurred or existed any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect in respect of WestRock, and Smurfit Kappa shall have received a certificate signed on behalf of WestRock by a duly authorized executive officer to the foregoing effect.

Conditions to Obligations of WestRock
As more fully described in this proxy statement/prospectus and as set forth in the Transaction Agreement, the obligations of WestRock to effect the Merger are subject to the satisfaction or waiver (in writing) by WestRock in its sole discretion of each of the following conditions on or before the Sanction Date:
•
the representations and warranties of Smurfit Kappa, Smurfit WestRock and Merger Sub being true and correct subject to the applicable standards set forth in the Transaction Agreement, together with the receipt by WestRock of a certificate executed by a duly authorized executive officer of Smurfit Kappa to the foregoing effect;

•
each of Smurfit Kappa, Smurfit WestRock, and Merger Sub having performed or complied, in all material respects, with the covenants and agreements required to be performed or complied with by it under the Transaction Agreement at or prior to the Sanction Date, together with the receipt by WestRock of a certificate executed by a duly authorized executive officer of Smurfit Kappa to the foregoing effect; and

•
since the date of the Transaction Agreement, there shall not have occurred or existed any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect in respect of Smurfit Kappa; and WestRock shall have received a certificate signed on behalf of Smurfit Kappa by a duly authorized executive officer to the foregoing effect.
Non-Solicitation
The Transaction Agreement (except as noted below) generally restricts both Smurfit Kappa’s and WestRock’s ability to:
•
solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Competing Proposal (as defined in the section of this proxy statement/prospectus entitled “The Transaction Agreement — Non-Solicitation”);

•
participate in any negotiations regarding, or furnish to any Person any non-public information relating to the party or any subsidiary of such party in connection with a Competing Proposal;

•
engage in discussions with any Person with respect to any Competing Proposal;

•
except as required by the duties of the members of the party’s board of directors under applicable law, waive, terminate, modify or release any Person (other than, in the case of WestRock, Smurfit Kappa, Smurfit WestRock, Merger Sub and their respective affiliates, and, in the case of Smurfit Kappa, WestRock and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation;

•
make a Change of Recommendation (as defined in the section of this proxy statement/prospectus entitled “The Transaction Agreement — Non-Solicitation”); or

•
resolve or agree to do any of the foregoing.

However, if a party receives, prior to the receipt of the Smurfit Kappa Shareholder Approval, in the case of Smurfit Kappa, or prior to the receipt of the WestRock Stockholder Approval, in the case of WestRock, a bona fide, unsolicited, written Competing Proposal which the relevant party’s board of directors determines in good faith after consultation with such party’s outside legal and financial advisors (i) constitutes a Superior Proposal (as defined in the section of this proxy statement/prospectus entitled “The Transaction Agreement — Non-Solicitation”) or (ii) would reasonably be expected to result, after such party takes any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, then in either event (if such party has not materially breached its non-solicitation obligations under the Transaction Agreement), the party may (x) furnish non-public information to the person making such Superior Proposal, if, and only if, prior to so furnishing such information, such party receives from such person an executed confidentiality agreement that contains terms that are no less favorable in the aggregate to such party than those contained in the confidentiality agreement between Smurfit Kappa and WestRock, except that such confidentiality agreement need not include standstill provisions that would restrict the making of or amendment or modification to Competing Proposals, and promptly (but in no event later than twenty-four (24) hours thereafter) provide a copy thereof to the other party and (y) engage in discussions or negotiations with such person with respect to the Competing Proposal.
Board Change of Recommendation
Subject to certain exceptions described in the section of this proxy statement/prospectus entitled “The Transaction Agreement — Board Change of Recommendation,” neither the Smurfit Kappa Board nor the WestRock Board may make a Change of Recommendation.
However, subject to complying with certain obligations described below, each party’s board of directors may make a Change of Recommendation at any time prior to the receipt of the WestRock Stockholder Approval (in the case of a Change of Recommendation by the WestRock Board) or the Smurfit Kappa Shareholder Approval (in the case of a Change of Recommendation by the Smurfit Kappa Board):
•
following the receipt of a bona fide, unsolicited, written Competing Proposal (subject to the party not materially breaching the non-solicitation provisions of the Transaction Agreement in connection with such Competing Proposal) if such party’s board of directors determines in good faith, after consultation with outside legal and financial advisors, that such Competing Proposal is a Superior Proposal; or
•
in response to an Intervening Event (as defined in the section of the proxy statement/prospectus entitled “The Transaction Agreement — Board Change of Recommendation”).

In each case, prior to taking any such action, such party’s board of directors must determine in good faith, after consultation with outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.
Notwithstanding the above, each party’s board of directors may not make a Change of Recommendation, unless, prior to taking such action, such party (A) provides written notice to the other party advising that such party intends to take such action and the basis for doing so and (B) during a five (5)-business-day period after delivery of such written notice (which may be extended in the event of any material amendment to the amount or form of consideration payable in connection with any such Superior Proposal), considers in good faith any proposal by the other party to amend the terms and conditions of the Transaction Agreement in response to such Superior Proposal or other potential Change of Recommendation and, if requested by the other party, negotiates in good faith with the other party and its representatives in connection therewith. See the section of this proxy statement/prospectus entitled “The Transaction Agreement — Board Change of Recommendation.”
If Smurfit Kappa makes a Change of Recommendation prior to the receipt of the Smurfit Kappa Shareholder Approval, or WestRock makes a Change of Recommendation prior to the receipt of the WestRock Stockholder Approval, the other party is permitted to terminate the Transaction Agreement, in which case the non-terminating party would be obligated to pay or cause to be paid to the terminating party the Smurfit Kappa Termination Amount (if Smurfit Kappa has made the Change of Recommendation) or the WestRock Termination Amount (if WestRock has made the Change of Recommendation). See the section of this proxy statement/prospectus entitled “The Transaction Agreement — Termination Amounts.”
Termination of the Transaction Agreement
The Transaction Agreement may be terminated at any time prior to the Merger Effective Time under the following circumstances:
•
by either Smurfit Kappa or WestRock, if:

◦
the Scheme Meeting or the EGM shall have been completed and the Scheme Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities, which is referred to as the “Smurfit Kappa Shareholder Approval Failure Termination Right”;

◦
the WestRock Special Meeting shall have been completed and the WestRock Stockholder Approval shall not have been obtained, which is referred to as the “WestRock Stockholder Approval Failure Termination Right”;

◦
the Merger Effective Time shall not have occurred by 5:00 p.m., New York City Time, on the End Date; provided that the right to terminate the Transaction Agreement pursuant to this provision shall not be available to a party whose breach of any provision of the Transaction Agreement shall have been the primary cause of the failure of the Merger Effective Time to have occurred by such time, which is referred to as the “End Date Termination Right”;

◦
the Irish High Court declines or refuses to sanction the Scheme, unless both parties agree in writing that the decision of the Irish High Court shall be appealed; or

◦
any law or injunction, restraint or prohibition shall have been enacted permanently restraining, enjoining or otherwise prohibiting the consummation of the Combination and, in the case of an injunction, restraint or prohibition, such injunction, restraint or prohibition shall have become final and non-appealable; provided that the right to terminate the Transaction Agreement pursuant to this provision shall not be available to a party whose breach of any provision of the Transaction Agreement shall have been the primary cause of such injunction, restraint or prohibition;

•
by Smurfit Kappa:

◦
if WestRock has breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or if any of its representations or warranties set forth in the Transaction Agreement are inaccurate such that the conditions to Smurfit Kappa’s obligation to consummate the Combination under the Transaction Agreement would not be satisfied (subject to WestRock’s right to cure as specified in the Transaction Agreement, and provided that Smurfit Kappa is not then in material breach of any representation, warranty, covenant or agreement set forth in the Transaction Agreement such that WestRock would have the right to terminate the Transaction Agreement in accordance with the WestRock Material Breach Termination Right (as defined below)), which is referred to as the “Smurfit Kappa Material Breach Termination Right”; or

◦
in the event that the WestRock Board shall have effected a Change of Recommendation prior to the receipt of the WestRock Stockholder Approval or there has been a willful breach (as defined in the section of the proxy statement/prospectus entitled “The Transaction Agreement — Effect of Termination”) by WestRock of any of its non-solicitation obligations under the Transaction Agreement, which is referred to as the “Smurfit Kappa Change of Recommendation Termination Right”;

•
by WestRock:

◦
if Smurfit Kappa, Smurfit WestRock or Merger Sub has breached or failed to perform in any material respect any of their respective covenants or other agreements contained in the Transaction Agreement or if any of their respective representations or warranties set forth in the Transaction Agreement are inaccurate such that the conditions to WestRock’s obligation to consummate the Combination under the Transaction Agreement would not be satisfied (subject to Smurfit Kappa’s right to cure as specified in the Transaction Agreement, and provided that WestRock is not then in material breach of any representation, warranty, covenant or agreement set forth in the Transaction Agreement such that Smurfit Kappa would have the right to terminate the Transaction Agreement in accordance with the Smurfit Kappa Material Breach Termination Right), which is referred to as the “WestRock Material Breach Termination Right”; or

◦
in the event that the Smurfit Kappa Board shall have effected a Change of Recommendation prior to receipt of the Smurfit Kappa Shareholder Approval or there has been a willful breach by Smurfit Kappa of any of its non-solicitation obligations under the Transaction Agreement, which is referred to as the “WestRock Change of Recommendation Termination Right”; or

•
by mutual written consent of Smurfit Kappa and WestRock.

Termination Amounts
WestRock has agreed to pay Smurfit Kappa $147 million (the “WestRock Termination Amount”) if the Transaction Agreement is terminated:
•
by Smurfit Kappa pursuant to the Smurfit Kappa Change of Recommendation Termination Right; or

•
(i) by either Smurfit Kappa or WestRock pursuant to the End Date Termination Right or the WestRock Stockholder Approval Failure Termination Right, or by Smurfit Kappa pursuant to the Smurfit Kappa Material Breach Termination Right; (ii) a Competing Proposal has been communicated to the WestRock Board or publicly disclosed and not withdrawn without qualification (publicly, in the event that such Competing Proposal was publicly disclosed) at least four Business Days prior to (A) the WestRock Special Meeting (in the case of termination pursuant to the WestRock Stockholder Approval Failure Termination Right), (B) the applicable breach (in the case of termination pursuant to the Smurfit Kappa Material Breach Termination Right) or (C) the End Date (in the case of termination pursuant to the End Date Termination Right); and (iii) within twelve (12) months of such termination, WestRock consummates a Competing Proposal or WestRock enters into a definitive agreement providing for a Competing Proposal (provided that solely for purposes of this bullet, all references to “20%” in the definition of “Competing Proposal” will be deemed to be references to “50%”).

WestRock has agreed to pay Smurfit Kappa $57 million (the “WestRock No Vote Amount” and, together with the WestRock Termination Amount, the “WestRock Amounts”) if the Transaction Agreement is terminated by either WestRock or Smurfit Kappa pursuant to the WestRock Stockholder Approval Failure Termination Right.
Smurfit Kappa has agreed to pay WestRock $100 million (the “Smurfit Kappa Termination Amount”) if the Transaction Agreement is terminated:
•
by WestRock pursuant to the WestRock Change of Recommendation Termination Right; or

•
(i) by either Smurfit Kappa or WestRock pursuant to the End Date Termination Right or the Smurfit Kappa Shareholder Approval Failure Termination Right, or by WestRock pursuant to the WestRock Material Breach Termination Right; (ii) a Competing Proposal has been communicated to the Smurfit Kappa Board or publicly disclosed and not withdrawn without qualification (publicly, in the event that such Competing Proposal was publicly disclosed) at least four Business Days prior to (A) the earlier of the EGM and the Scheme Meeting (in the case of termination pursuant to the Smurfit Kappa Shareholder Approval Failure Termination Right), (B) the applicable breach (in the case of termination pursuant to the WestRock Material Breach Termination Right), or (C) the End Date (in the case of termination pursuant to the End Date Termination Right); and (iii) within twelve (12) months of such termination, Smurfit Kappa consummates a Competing Proposal or Smurfit Kappa enters into a definitive agreement providing for a Competing Proposal (provided that solely for purposes of this bullet, all references to “20%” in the definition of “Competing Proposal” will be deemed to be references to “50%”).

Smurfit Kappa has agreed to pay WestRock $50 million (the “Smurfit Kappa No Vote Amount” and, together with the Smurfit Kappa Termination Amount, the “Smurfit Kappa Amounts”) if the Transaction Agreement is terminated by either Smurfit Kappa or WestRock pursuant to the Smurfit Kappa Shareholder Approval Failure Termination Right.
Except in the case of fraud or willful breach, (i) upon payment of the WestRock Amount(s) (and any amount in respect of VAT, if applicable), none of WestRock, its subsidiaries, or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the Transaction Agreement or the transactions contemplated thereby and (ii) upon payment of the Smurfit Kappa Amount(s) (and any amount in respect of VAT, if applicable), none of Smurfit WestRock, its subsidiaries, or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the Transaction Agreement or the transactions contemplated thereby. Smurfit Kappa shall not be required to pay the Smurfit Kappa Termination Amount or the Smurfit Kappa No Vote Amount on more than one occasion, and WestRock shall not be required to pay the WestRock Termination Amount or the WestRock No Vote Amount on more than one occasion. The Smurfit No Vote Amount shall be credited toward any subsequent Smurfit Kappa Termination Amount and the WestRock No Vote Amount shall be credited toward any subsequent WestRock Termination Amount.
Accounting Treatment
The Merger will be accounted for as a business combination under U.S. GAAP. The Smurfit Kappa Share Exchange is not a business combination under GAAP and does not give rise to any goodwill or change in accounting basis. For a more detailed discussion of the accounting treatment of the Combination, see the section of this proxy statement/prospectus entitled “The Combination — Accounting Treatment.”
Material U.S. Federal Income and Irish Tax Considerations
The receipt of Smurfit WestRock Shares and cash in exchange for WestRock Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of WestRock Stock that receives Smurfit WestRock Shares and cash pursuant to the Merger will generally recognize taxable gain or loss equal to the difference between (1) the sum of the fair market value of the Smurfit WestRock Shares and any cash received as consideration in the Merger and (2) its adjusted tax basis in the WestRock Stock surrendered in the exchange.

In certain circumstances, Section 304 of the Code may cause a holder of WestRock Stock that also owns, actually or constructively, Smurfit Kappa Shares (and will actually or constructively own Smurfit WestRock Shares issued in exchange for such Smurfit Kappa Shares pursuant to the Smurfit Kappa Share Exchange) to be treated as receiving a dividend up to the fair market value of the Smurfit WestRock Shares and cash received in the Merger, regardless of its gain or loss in the Merger.
See the section of this proxy statement/prospectus entitled “Material U.S. Federal Income and Irish Tax Considerations — Material U.S. Federal Income Tax Considerations — Tax Consequences of the Merger” for a more detailed description of the Material U.S. federal income tax consequences of the Merger.
Smurfit Kappa Shareholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes should not be liable for Irish capital gains tax (“Irish CGT”) on the disposal of their Smurfit Kappa Shares pursuant to the Smurfit Kappa Share Exchange unless such shares were used in or for the purposes of a trade carried on by the shareholder in Ireland through a branch or agency, or were used or held or acquired for use by or for the purposes of the branch or agency.
Smurfit WestRock Shareholders should not be liable for Irish CGT on the Securities Depository Transfer on the basis that the Securities Depository Transfer should not be treated as giving rise to a disposal of the beneficial ownership of the Euroclear Smurfit WestRock Shares for Irish CGT purposes.
WestRock Stockholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes should not be liable for Irish CGT on the cancellation of their shares of WestRock Stock pursuant to the Merger.
See the section of the proxy statement/prospectus entitled “Certain Tax Consequences of the Transaction — Irish Tax Considerations” for a more detailed description of the Irish tax consequences of the Combination.
Determining the actual tax consequences of the Combination to you may be complex and will depend on your specific situation. You should consult your tax advisor for a full understanding of the tax consequences of the Combination.
U.S. Federal Securities Law Consequences
Following the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, the Smurfit WestRock Shares issued in the Combination to holders of WestRock Stock will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for Smurfit WestRock Shares issued to any holder of WestRock Stock who may be deemed an “affiliate” for purposes of Rule 144 of the Securities Act of Smurfit WestRock after Completion. Persons who may be deemed “affiliates” of Smurfit WestRock generally include individuals or entities that control, are controlled by or are under common control with, Smurfit WestRock and may include the executive officers and directors of Smurfit WestRock as well as its principal shareholders.
The issuance of the Smurfit WestRock Shares in the Combination to holders of Smurfit Kappa Shares has not been, and is not expected to be, registered under the Securities Act or the securities laws of any other jurisdiction. The Smurfit WestRock Shares to be issued in the Combination to holders of Smurfit Kappa Shares will be issued pursuant to an exemption from the registration requirements provided by Section 3(a)(10) of the Securities Act based on the approval of the Scheme by the Irish High Court. Section 3(a)(10) of the Securities Act exempts securities issued in exchange for one or more bona fide outstanding securities from the general requirement of registration where the fairness of the terms and conditions of the issuance and exchange of the securities have been approved by any court or authorized governmental entity after a hearing upon the fairness of the terms and conditions of the exchange at which all persons to whom securities will be issued have the right to appear and to whom adequate notice of the hearing has been given. If the Irish High Court approves the Scheme, its approval will constitute the basis for the Smurfit WestRock Shares to be issued without registration under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act. The Smurfit WestRock Shares issued pursuant to Section 3(a)(10) of the Securities Act will be freely transferable under U.S. federal securities laws, except by any holder of Smurfit Kappa Shares who may be deemed an “affiliate” for purposes of Rule 144 of the Securities Act of Smurfit WestRock after Completion.

In the event that Smurfit WestRock Shares are in fact held by affiliates of Smurfit WestRock, those holders may resell the Smurfit WestRock Shares (a) in accordance with the provisions of Rule 144 under the Securities Act or (b) as otherwise permitted under the Securities Act. Rule 144 generally provides that “affiliates” of Smurfit WestRock may not sell securities of Smurfit WestRock received in the Combination unless the sale is effected in compliance with the volume, current public information, manner of sale and timing limitations set forth in such rule. These limitations generally permit sales made by an affiliate in any three-month period that do not exceed the greater of 1% of the outstanding Smurfit WestRock Shares or the average weekly reported trading volume in such securities over the four (4) calendar weeks preceding the placement of the sale order, provided that the sales are made in unsolicited, open market “broker transactions” and that current public information on Smurfit WestRock is available.
Comparison of the Rights of Holders of WestRock Stock and Smurfit WestRock Shares
As a result of the Combination, the holders of WestRock Stock will become holders of Smurfit WestRock Shares, and their rights will be governed by the laws of Ireland, including the Irish Companies Act (instead of Delaware law, including the DGCL) and the Smurfit WestRock Constitution (instead of the WestRock certificate of incorporation and the WestRock bylaws). Following the Combination, former WestRock Stockholders will have different rights as Smurfit WestRock Shareholders than they did as WestRock Stockholders. For a summary of the material differences between the rights of WestRock Stockholders and Smurfit WestRock Shareholders, see the section of this proxy statement/prospectus entitled “Comparison of the Rights of Holders of WestRock Stock and Smurfit WestRock Shares.”
Comparative Per Share Market Price and Dividend Information
WestRock Stock is currently listed on the NYSE under the trading symbol “WRK.” Smurfit Kappa Shares are currently listed on the LSE under the symbol “SKG,” and on the Euronext Dublin Market under the symbol “SK3.” The following table sets forth the closing price per share of WestRock Stock and Smurfit Kappa Shares as reported on the NYSE, the LSE and the Euronext Dublin, respectively, as of September 6, 2023, the last trading day prior to the public announcement that Smurfit Kappa and WestRock were in discussions regarding a potential strategic transaction, and September 11, 2023, the last trading day prior to the public announcement of the Transaction Agreement. For current price information, you are urged to consult publicly available sources.
	September 6, 2023	September 11, 2023
Closing Sale Price Per Share of WestRock Stock ($)	31.88	34.06
Closing Sale Price Per Smurfit Kappa Share (GBP)	32.18	30.68
Closing Sale Price Per Smurfit Kappa Share (EUR)	37.51	35.84
Risk Factors
There are significant risks relating to the Combination and an investment in Smurfit WestRock Shares, some of which are related to the Combination and others of which are related to Smurfit Kappa’s and WestRock’s respective businesses, the business of Smurfit WestRock and investing in and the ownership of Smurfit WestRock Shares following the Combination, assuming it occurs. See the section of this proxy statement/prospectus entitled “Risk Factors.” In considering the Combination and prior to making your investment decision, you should carefully consider these risks, including, among others, the following, together with the other information included or incorporated by reference into this proxy statement/prospectus.
•
The Combination is subject to certain Conditions which may not be satisfied or waived. As a result, there is no assurance when or if the Combination will be completed. It is possible that not all Conditions will have been met as of the Effective Time, and that Smurfit Kappa and/or WestRock may waive one or more Conditions following approval of the Combination.

•
Certain circumstances may allow either Smurfit Kappa or WestRock to have the right to terminate the Transaction Agreement. This termination could negatively impact either Smurfit Kappa or WestRock and, in certain circumstances, could require either party to pay a termination amount.

•
While the Transaction Agreement is in effect, Smurfit Kappa, WestRock and their respective subsidiaries’ businesses are subject to certain restrictions on their business activities, including the restriction on the ability of WestRock to pursue alternatives to the Combination.

•
Smurfit Kappa, WestRock or Smurfit WestRock may be subject to litigation in relation to the Combination.

•
Uncertainty associated with the Combination may disrupt the business relationships, results of operations and financial conditions of Smurfit Kappa and/or WestRock.

•
Upon Completion, certain change-of-control rights under agreements may be triggered.

•
Negative publicity related to the Combination may materially adversely affect Smurfit Kappa, WestRock and/or Smurfit WestRock.

•
Certain of the directors, board members and executive officers of Smurfit Kappa and WestRock and certain of the designees to the pre-closing Smurfit WestRock Board may have interests in the Combination that are different from, or in addition to, those of Smurfit Kappa Shareholders and WestRock Stockholders generally.

•
Smurfit Kappa and WestRock will incur costs and may fail to realize benefits related to the Combination, such as the failure to successfully integrate Smurfit Kappa and WestRock.

•
Smurfit WestRock will incur significant costs as a result of becoming subject to U.S. regulations and reporting requirements, which may adversely affect the operating results of Smurfit WestRock.

•
Because the exchange ratios in the Combination are fixed, the market value of the shares received by WestRock Stockholders or Smurfit Kappa Shareholders in the Combination may be less than the market value of the shares that such holder held prior to Completion.

•
There is no guarantee that Smurfit WestRock Shares will be included in an S&P Index following the Combination, which could have an adverse effect on the trading price, trading volumes and liquidity of the Smurfit WestRock Shares.

•
The Smurfit WestRock Shares have never before been listed on a public market, on either the NYSE or the LSE, and may be subject to risks associated with the maintenance of two exchange listings, the ineligibility for inclusion in the UK series of FTSE indices, currency exchange rate risks and other security or industry factors.

•
Smurfit WestRock cannot guarantee Irish High Court approval of the creation of distributable reserves.

•
Smurfit WestRock will continue to be subject to the Irish Takeover Rules in certain respects, and may be subject to certain risks associated with such rules, including restrictions on the board of directors’ ability to defend certain takeover attempts.

•
Risks relating to the regulatory environment and legal risks, including government regulations and trade sanctions, environmental laws and regulations and risks relating to data privacy breaches may adversely affect Smurfit Kappa and/or WestRock.

•
Risks relating to economic and financial market conditions, geopolitical conflicts and other social and political unrest or change, including work stoppages or labor relations matters, may adversely affect Smurfit Kappa and/or WestRock.

•
Risks relating to employment and talent acquisition and retention, including the inability to retain suitably qualified employees, may adversely affect Smurfit Kappa and/or WestRock.

•
Risk relating to the business of Smurfit Kappa, including risks relating to price fluctuations and product substitution, interruptions in supply chain or Smurfit Kappa facilities, the inability to effectively compete, pension plan benefits, international sales and operations, uncertainty related to the paper and packaging industry and Smurfit Kappa’s strategic initiatives and risks arising from the acquisition and sale of companies may adversely impact Smurfit Kappa’s business, financial position, and/or results of operation.

•
Smurfit Kappa’s and WestRock’s existing debt and other adverse credit market conditions, such as access to credit, credit ratings or insurance policies, may materially adversely affect Smurfit Kappa’s and WestRock’s business, financial condition and/or results of operation.

•
Risks relating to the business and operations of WestRock, including risks relating to pricing cycles and volumes, raw materials costs and availability, competition, business disruptions, international sales and operations, implementation of strategic transformation and restructuring initiatives and impairments may adversely impact WestRock’s business, financial position and/or results of operations.

•
Risks relating to tax matters, including that the IRS may assert that Smurfit WestRock should be treated as a U.S. corporation or be subject to certain unfavorable U.S. federal income tax rules under Section 7874 of the Code as a result of the Combination.

RISK FACTORS
By voting in favor of the Transaction Proposal, a WestRock Stockholder will be choosing to invest in Smurfit WestRock Shares following Completion. An investment in Smurfit WestRock Shares involves a high degree of risk. Before you vote, you should carefully consider the risks described below, those described in the section of the proxy statement/prospectus entitled “Cautionary Statement Regarding Forward Looking Statements” and the other information contained in this proxy statement/prospectus or in the documents of WestRock incorporated by reference into this proxy statement/prospectus, particularly the risk factors discussed in this section of this proxy statement/prospectus entitled “Risk Factors” and in the section entitled “Risk Factors” in WestRock’s Annual Report on Form 10-K for the year ended September 30, 2023, and risk factors contained or incorporated by reference into such documents, each of which is incorporated by reference into this proxy statement/prospectus. See the section of the proxy statement/prospectus entitled “Where You Can Find More Information.” In addition to the risks set forth below, new risks may emerge from time to time, and it is not possible to predict all risk factors, nor can Smurfit Kappa or WestRock assess the impact of all factors on the Combination and Smurfit WestRock following the Combination or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward looking statements.
Risks Relating to the Combination
Due to potential fluctuations in the market value of Smurfit Kappa Shares, and the fact that the exchange ratio and per share cash amount are both fixed, WestRock Stockholders cannot be sure of the market value of the Merger Consideration that they will receive in the Combination.
On September 12, 2023, Smurfit Kappa, WestRock, Merger Sub and Smurfit WestRock entered into the Transaction Agreement, pursuant to which Smurfit Kappa Shareholders and WestRock Stockholders are expected to own, immediately following Completion, approximately 50.4% and 49.6% of Smurfit WestRock, respectively, based on the number of shares outstanding of both Smurfit Kappa and WestRock as of the date of the transaction announcement (September 12, 2023). The Merger Consideration that eligible WestRock Stockholders will receive upon Completion is one Smurfit WestRock Share and $5.00 in cash for each share of WestRock Stock held (without interest and less applicable withholding taxes), and so does not involve a number of shares that will be determined based on a fixed market value. Prior to Completion, there has not been and will not be an established public trading market for Smurfit WestRock Shares. The market value of Smurfit WestRock Shares will reflect the combination of Smurfit Kappa and WestRock under the terms of the Combination. As the market price of Smurfit Kappa Shares or currency exchange rates fluctuate, the implied value of Smurfit WestRock Shares, including in comparison to the value of WestRock Stock, will fluctuate too. The Merger Consideration will not be adjusted to reflect any changes in the market value of Smurfit Kappa Shares, currency exchange rates or the market value of WestRock Stock.
Changes in the price of Smurfit Kappa Shares or WestRock Stock may result from a variety of factors, including, among others, changes in Smurfit Kappa’s or WestRock’s respective businesses, operations or prospects, regulatory considerations, governmental actions, legal proceedings and general business, market, industry, political or economic conditions. Many of these factors are beyond Smurfit Kappa’s or WestRock’s control. As a result, the aggregate market value of the Smurfit WestRock Shares that a WestRock Stockholder is entitled to receive at the time of Completion could vary significantly from the value of the equivalent Smurfit Kappa Shares on the date of the Transaction Agreement, the date of this proxy statement/prospectus or the date of the WestRock Special Meeting and, at the time of the WestRock Special Meeting, WestRock Stockholders will neither know nor be able to calculate the value of the Merger Consideration they would receive upon Completion. WestRock Stockholders are urged to obtain current market quotations for Smurfit Kappa Shares and WestRock Stock. See the section of this proxy statement/prospectus entitled “Comparative Per Share Market Price and Dividend Information” for additional information on the historical market values of Smurfit Kappa Shares and WestRock Stock.

If the Combination is not completed by the End Date, which is subject to certain extensions in specified circumstances in accordance with the Transaction Agreement, either Smurfit Kappa or WestRock may have the right to terminate the Transaction Agreement.
If the Merger Effective Time does not occur by 5:00 p.m., New York City Time, on September 12, 2024 (subject to extension until March 12, 2025 in accordance with the Transaction Agreement), either Smurfit Kappa or WestRock may have the right to terminate the Transaction Agreement. However, this right to terminate the Transaction Agreement shall not be available to a party whose breach of any provision of the Transaction Agreement is the primary cause of the failure of the Merger Effective Time to have occurred by such time. Smurfit Kappa or WestRock may elect to terminate the Transaction Agreement in certain other circumstances, including if the Smurfit Kappa Shareholders or WestRock Stockholders fail to approve the Transaction at their respective shareholder meetings, and Smurfit Kappa and WestRock can mutually decide to terminate the Transaction Agreement at any time prior to the Merger Effective Time, before or after the required Smurfit Kappa Shareholder Approval or WestRock Stockholder Approval. For more information, see the sections of this proxy statement/prospectus entitled “The Transaction Agreement — Conditions That Must Be Satisfied or Waived for the Combination to Occur” and “The Transaction Agreement — Termination of the Transaction Agreement”.
Completion is subject to a number of conditions which may not be satisfied or waived, or which may not be capable of satisfaction without the imposition of undertakings, conditions, or divestments, which could be material. These factors could jeopardize or delay, or result in conditions or restrictions on, Completion, lead to additional expenditures of money and resources and/or reduce the anticipated benefits of the Combination, or prevent Completion entirely. As a result, there is no assurance when or if the Combination will be completed.
The Combination is subject to the Conditions, which are set out in full in the Transaction Agreement, and which include the following: (i) the Smurfit Kappa Shareholder Approval, (ii) the WestRock Stockholder Approval, (iii) this registration statement having become effective in accordance with the Securities Act and no stop order suspending the effectiveness having been issued by the SEC and remaining in effect or any related proceeding being pending or threatened by the SEC, (iv) all required approvals under U.S. antitrust laws and other required jurisdictions having been obtained and no legal proceedings by any governmental entity under relevant antitrust laws being threatened in writing that is reasonably likely to enjoin, restrain or prevent the Combination, (v) the Smurfit WestRock Shares being approved for listing on the NYSE, subject to official notice of issuance of Smurfit WestRock Shares upon Completion, (vi) the FCA having acknowledged (and such acknowledgement having not been withdrawn) that the application for admission of the Smurfit WestRock Shares to the Standard Listing has been approved and will become effective, and the LSE having acknowledged (and such acknowledgement having not been withdrawn) that the Smurfit WestRock Shares will be admitted to trading on the LSE’s main market for listed securities, subject only to the issuance of Smurfit WestRock Shares upon Completion, (vii) the accuracy (subject to certain standards) of the representations and warranties made by Smurfit Kappa and WestRock in the Transaction Agreement and compliance in all material respects by both parties with the covenants and agreements therein required to be complied with by them, (viii) the sanction of the Scheme by the Irish High Court, (ix) the absence of any statute, regulation, order or injunction which prevents or makes illegal the consummation of the Combination, (x) the absence of a material adverse effect on either party and (xi) other customary closing conditions. There can be no assurance as to when the Conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to achieve Completion.
As a result of the regulatory Conditions, various consents, orders and approvals must be obtained from regulatory and governmental entities as described in the section entitled “The Combination ― Consents and Regulatory Approvals.” Smurfit Kappa and WestRock have made, or will make, various filings and submissions with governmental entities in connection with, and pursuant to, the Transaction Agreement and are pursuing all required consents, orders and approvals in accordance with the terms of the Transaction Agreement. However, the required consents, orders and approvals may not be obtained and, as a result, the Conditions may not be satisfied. Even if all required consents, orders and approvals are obtained and all Conditions are satisfied, the consents, orders and approvals may include restrictive terms and conditions. Regulatory and governmental entities may impose conditions on the granting of consents, orders and approvals and if regulatory and governmental entities seek to impose conditions, lengthy negotiations may ensue among the regulatory or governmental entities, Smurfit Kappa and WestRock. These conditions and the process of obtaining these consents, orders and approvals could delay Completion and any such conditions may not be satisfied for an extended period of time following the WestRock Special Meeting, the Scheme Meeting and the EGM, if at all.
The conditions imposed by regulatory and governmental entities on the granting of consents, orders and approvals may also require divestitures of certain divisions, operations or assets of Smurfit Kappa or WestRock and may impose costs, limitations or other restrictions on the conduct of the business of Smurfit Kappa, WestRock, or, following Completion, Smurfit WestRock. Under the Transaction Agreement, Smurfit Kappa and WestRock have agreed to (i) propose, negotiate, commit to and effect, by consent decree or otherwise, the sale, divestiture, license, or disposition of any businesses, assets, equity interests, product lines or properties of Smurfit Kappa or WestRock (or any of their respective subsidiaries), including by proposing, negotiating, committing to, and effecting, any ancillary agreements or arrangements reasonably necessary to effectuate such sale, divestiture, license, or disposition, and (ii) take any action, or agree to take any action, that would limit Smurfit Kappa’s, WestRock’s, or, following Completion, Smurfit WestRock’s, freedom of action with respect to any businesses, assets, equity interests, product lines or properties of Smurfit Kappa or WestRock (or any of their respective subsidiaries) as may be required in order to obtain all clearances required under any antitrust law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Combination or delay Completion, in each case to permit and cause the applicable conditions to be satisfied as promptly as reasonably practicable and in any event prior to the End Date. To assist Smurfit Kappa in complying with these obligations, WestRock shall, and shall cause its subsidiaries to, enter into one or more agreements requested by Smurfit Kappa to be entered into by any of them prior to Completion with respect to any transaction to divest or other remedial action with respect to any of the businesses, assets, equity interests, product lines or properties of WestRock or any of its subsidiaries; provided, however, that the consummation of the transactions provided for in any such agreement for a remedial action shall be conditioned upon Completion. However, nothing in the Transaction Agreement requires Smurfit Kappa or WestRock (or any of their respective subsidiaries), or permits, or shall be deemed to permit, WestRock (or any of its subsidiaries), without the prior written consent of Smurfit Kappa, to take, agree to take, or consent to the taking of any remedial action with respect to any businesses, assets, equity interests, product lines or properties of Smurfit Kappa or WestRock (or any of their respective subsidiaries), or any combination thereof, that in the aggregate generated total revenues in excess of $750,000,000 in the 12-month period ended December 31, 2022. See the section of this proxy statement/prospectus entitled “The Transaction Agreement — Efforts to Obtain Required Approvals” for more information.
Compliance with any conditions imposed by regulatory and governmental entities may reduce the anticipated benefits of the Combination, which could also have a material adverse effect on Smurfit WestRock’s business, results of operations, financial condition and/or prospects, and neither Smurfit Kappa nor WestRock can predict, what, if any, changes may be required by regulatory or governmental entities whose consents, orders or approvals are required.
The Transaction Agreement contains restrictions on the ability of WestRock to pursue alternatives to the Combination.
The Transaction Agreement contains provisions that may discourage a third party from submitting a Competing Proposal that might result in greater value to WestRock Stockholders than the Combination, or may result in a potential competing acquirer of WestRock proposing to pay a lower per share price to acquire WestRock than it might otherwise have proposed to pay. These provisions include, among others, a general prohibition on WestRock from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the WestRock Board, entering into discussions with any third party regarding any Competing Proposal. Further, subject to certain exceptions, the Transaction Agreement prohibits WestRock from making a Change of Recommendation. The WestRock Board is permitted, prior to the receipt of the WestRock Stockholder Approval, to make a Change of Recommendation (i) if there is an Intervening Event or (ii) following the receipt of a bona fide, unsolicited written Competing Proposal which the WestRock Board determines in good faith after consultation with its outside legal and financial advisors is a Superior Proposal if (x) in the case of (ii), WestRock has not materially breached its non-solicitation obligations set forth in the Transaction Agreement in connection with such Competing Proposal and (y) in the case of (i) and (ii), the WestRock Board has determined in good faith, after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the WestRock Board’s fiduciary duties under applicable law and WestRock complies with certain other obligations under the Transaction Agreement (which, in specified circumstances and to the extent requested by Smurfit Kappa, results in WestRock being required to negotiate in good faith with Smurfit Kappa in connection with amending the terms of the Transaction Agreement (x) to obviate the need for a Change of Recommendation or (y) such that the Competing Proposal would no longer constitute a Superior Proposal). However, if the WestRock Board makes a Change of Recommendation prior to the receipt of the WestRock Stockholder Approval, Smurfit Kappa will be entitled to terminate the Transaction Agreement and WestRock will be required to pay to Smurfit Kappa a termination amount of $147 million. See the sections of this proxy statement/prospectus entitled “The Transaction Agreement — Non-Solicitation” and “The Transaction Agreement — Termination Amounts” for a more complete discussion of these restrictions and consequences.
It is possible that not all the Conditions will have been met at the time of the WestRock Special Meeting, and that Smurfit Kappa and/or WestRock may waive one or more of the Conditions after receipt of the WestRock Stockholder Approval without re-soliciting the WestRock Stockholders’ approval of the proposals approved by them.
The WestRock Special Meeting may take place before all of the required regulatory approvals for the Combination have been obtained and before all conditions to such approval, if any, are known. Nevertheless, if the WestRock Stockholder Approval is received at the WestRock Special Meeting, WestRock would not be required to seek further approval of the WestRock Stockholders, even if the conditions imposed in obtaining required regulatory approvals could have a material adverse effect on either Smurfit Kappa or WestRock before Completion or on Smurfit WestRock after Completion.
Furthermore, certain of the Conditions set forth in the Transaction Agreement may be waived by Smurfit Kappa and/or WestRock to the extent permitted by applicable law and the terms of the Transaction Agreement. If any Conditions are waived, Smurfit Kappa and WestRock may evaluate whether an amendment of this proxy statement/prospectus and re-solicitation of proxies would be warranted. Subject to applicable law, if Smurfit Kappa and WestRock determine that re-solicitation is not warranted, the parties will have the discretion to proceed to Completion without seeking further approval from the WestRock Stockholders. Any determination of whether to waive any Condition or as to re-soliciting the WestRock Stockholder Approval or amending this proxy statement/prospectus as a result of the waiver will be made by Smurfit Kappa and/or WestRock, as applicable, at the time of the determination based on the facts and circumstances as they exist at that time. In the event that Smurfit Kappa and/or WestRock determine to waive any of the Conditions, such waiver may have an adverse effect on Smurfit Kappa, the Smurfit Kappa Shareholders, WestRock and the WestRock Stockholders. For example, if the parties were to waive the conditions that (a) the Smurfit WestRock Shares shall have been approved for listing on the NYSE, subject to official notice of issuance and (b) the FCA shall have acknowledged to Smurfit WestRock or its sponsor (and such acknowledgment shall not have been withdrawn) that the application for admission of the Smurfit WestRock Shares to the Standard Listing has been approved and will become effective, and the LSE shall have acknowledged to Smurfit WestRock or its sponsor (and such acknowledgment shall not have been withdrawn) that such shares will be admitted to trading on the LSE’s main market for listed securities, subject only to the issue of such Smurfit WestRock Shares upon Completion, the Smurfit WestRock Shares issued to WestRock Stockholders at the consummation of the Combination would not be listed on a stock exchange until the NYSE or the LSE approved the respective listing applications, and the ability of WestRock Stockholders to trade such shares would be adversely affected. By way of further example, if WestRock waives the condition that, since the date of the Transaction Agreement, there shall not have occurred or existed any Effect that has had or would reasonably be expected to have, individually in the aggregate, a material adverse effect in respect of Smurfit Kappa, the value of the Stock Consideration received by WestRock Stockholders could be materially diminished.
The termination of the Transaction Agreement could negatively impact WestRock and, in certain circumstances, could require WestRock to pay a termination amount to Smurfit Kappa.
If the Transaction Agreement is terminated in accordance with its terms and the Combination does not proceed, the ongoing business of WestRock may be materially adversely affected by a variety of factors, including the failure to pursue other beneficial opportunities during the pendency of the Combination, the failure to obtain the anticipated benefits of the Combination, the payment of certain costs relating to the Combination and the focus of WestRock’s management on the Combination for an extended period of time rather than on ongoing business matters or other opportunities or issues. WestRock’s stock price may fall as the current price of WestRock Stock may reflect a market assumption that the Combination will be completed. In addition, the failure to complete the Combination may result in negative publicity or a negative impression of WestRock in the investment community and may affect WestRock’s relationship with employees, customers, suppliers and other partners.
If the WestRock Board makes a Change of Recommendation prior to the receipt of the WestRock Stockholder Approval, then Smurfit Kappa will be entitled to terminate the Transaction Agreement and WestRock will be required to pay a termination amount of $147 million to Smurfit Kappa. This termination amount is also payable if the Transaction Agreement is terminated because WestRock commits a willful breach of its non-solicitation obligations under the Transaction Agreement, or if the Transaction Agreement is terminated in certain circumstances following a Competing Proposal for WestRock and WestRock consummates or enters into an agreement for a Competing Proposal within 12 months after such termination. An amount of $57 million is payable to Smurfit Kappa by WestRock if the Transaction Agreement is terminated after failure by WestRock to receive the WestRock Stockholder Approval at the WestRock Special Meeting. The amount referred to in the preceding sentence will be credited toward any subsequent termination amount payable by WestRock. If the Transaction Agreement is terminated and WestRock determines to seek another business combination or strategic opportunity, WestRock may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Combination. See the section of this proxy statement/prospectus entitled “The Transaction Agreement — Termination Amounts” for more information.
Smurfit Kappa, WestRock or Smurfit WestRock may be subject to litigation in relation to the Combination, which could lead to additional expenditures of money and resources, and may delay or prevent the Combination from being completed.
Shareholder class action lawsuits or derivative lawsuits are often brought against companies that have entered into transaction agreements. Even if the lawsuits are without merit, defending against these claims can result in additional expenditures of money and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Combination, then that injunction may, among other things, delay or prevent Completion. Any delay in Completion could lead to additional expenditures of money and resources and could prevent or delay Smurfit WestRock from realizing some or all of the anticipated synergies or other benefits that it expects to achieve if the Combination is successfully completed within the expected time frame.
One of the Conditions is that (i) no statute, rule or regulation shall have been enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the Combination and (ii) there shall not be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the Combination. Consequently, if a party secures injunctive or other relief prohibiting, delaying or otherwise materially adversely affecting Smurfit Kappa’s or WestRock’s ability to complete the Combination on the terms contemplated by the Transaction Agreement, then such law or injunctive or other relief may prevent consummation of the Combination in a timely manner or at all.
Some of the WestRock directors and executive officers may have interests in the Combination that are different from or are in addition to those of WestRock Stockholders generally, including, if the Combination is completed, the receipt of financial and other benefits.
The directors and executive officers of WestRock may have interests in the Combination that are different from or in addition to those of WestRock Stockholders generally. These interests include the continued service of certain directors or executive officers of WestRock as directors or executive officers of Smurfit WestRock, the treatment in the Combination of WestRock equity awards, change-in-control severance agreements and other rights held by WestRock’s directors or executive officers and the indemnification of WestRock’s former directors and officers by WestRock, as a wholly owned subsidiary of Smurfit WestRock.
WestRock Stockholders should be aware of these interests when they consider the recommendation of the WestRock Board that they vote in favor of the Proposals set forth herein, including the Transaction

Proposal. The WestRock Board was aware of these interests when it determined that the Transaction Agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of, the WestRock Stockholders and recommended that the WestRock Stockholders vote “FOR” the Proposals set forth herein, including the Transaction Proposal. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Combination — Interests of WestRock’s Directors and Executive Officers in the Combination”.
While the Transaction Agreement is in effect, Smurfit Kappa, WestRock and their respective subsidiaries’ businesses are subject to restrictions on their business activities.
Under the Transaction Agreement, Smurfit Kappa and WestRock and their respective subsidiaries are subject to a range of restrictions on the conduct of their respective businesses and generally must operate their businesses in the ordinary course consistent with past practice prior to Completion, subject to certain exceptions set forth in the Transaction Agreement. Smurfit Kappa and WestRock are also required to seek each other’s approval prior to taking certain actions specified in the Transaction Agreement. These restrictions may constrain Smurfit Kappa’s and WestRock’s ability to pursue certain business strategies. These restrictions may also prevent Smurfit Kappa and WestRock from pursuing otherwise attractive business opportunities, making acquisitions and investments or making other changes to their respective businesses prior to Completion or the termination of the Transaction Agreement. Any such lost opportunities may reduce either or both companies’ competitiveness or efficiency and could lead to a material adverse effect on their respective businesses, results of operations, financial condition, prospects and/or share prices, or those of Smurfit WestRock following Completion. See the section of this proxy statement/prospectus entitled “The Transaction Agreement — Covenants Regarding Conduct of Business” for a description of the restrictive covenants to which each of Smurfit Kappa and WestRock is subject.
The business relationships, results of operations and financial conditions of Smurfit Kappa and WestRock, respectively, may be subject to disruption due to uncertainty associated with the Combination.
The Combination could cause disruptions in and create uncertainty surrounding Smurfit Kappa’s and WestRock’s respective businesses, including affecting Smurfit Kappa’s and WestRock’s relationships with their existing and future customers, suppliers, partners and employees. This could have a material adverse effect on Smurfit Kappa’s and WestRock’s respective businesses, results of operations, financial conditions, prospects and/or share prices, regardless of whether or not the Combination is completed. Smurfit Kappa and WestRock could potentially lose important personnel who decide to pursue other opportunities as a result of the Combination. Any such material adverse effect could be exacerbated by a prolonged delay in completing the Combination or if the parties are unable to decide quickly on the business direction or strategy of Smurfit WestRock. Smurfit Kappa and WestRock could also potentially lose customers or suppliers, as existing customers or suppliers may seek to change their existing business relationships or renegotiate their contracts with Smurfit Kappa or WestRock, or defer decisions concerning Smurfit Kappa or WestRock. Potential customers or suppliers could also defer entering into contracts with Smurfit Kappa, WestRock, or, following Completion, Smurfit WestRock, each as a result of uncertainty relating to the Combination. In addition, in an effort to complete the Combination, Smurfit Kappa and WestRock have expended, and will continue to expend, significant management resources on matters relating to the Combination, which are being diverted from their day-to-day operations, and significant demands are being, and will continue to be, placed on the managerial, operational and financial personnel and systems of Smurfit Kappa and WestRock in connection with efforts to complete the Combination.
Upon Completion, certain change-of-control rights under agreements will or may be triggered, which may result in third parties terminating or altering existing contracts or relationships with Smurfit Kappa and WestRock or, following Completion, Smurfit WestRock.
Smurfit Kappa and WestRock have contracts with customers, suppliers, vendors, distributors, landlords, lenders, licensors and other business partners, which will or may require Smurfit Kappa and WestRock to obtain consents from these other parties in connection with the Combination. If these consents cannot be obtained, the counterparties to these contracts may have the ability to terminate, reduce the scope of or otherwise seek to vary the terms of their relationships or the terms of such contracts with either or both parties in anticipation of the Combination, or with Smurfit WestRock following Completion. The pursuit of such rights may result in Smurfit Kappa, WestRock, or, following Completion, Smurfit WestRock suffering a loss of potential future revenue, incurring liabilities in connection with breaches of agreements or losing rights that are material to their respective businesses. Any such disruptions could limit Smurfit WestRock’s ability to achieve the anticipated benefits of the Combination. The material adverse effect of such disruptions could also be exacerbated by a delay in Completion.
Each of Smurfit Kappa and WestRock and, following Completion, Smurfit WestRock may have difficulty attracting, motivating and retaining executives and other employees in light of the Combination.
The success of the Combination will depend in part on Smurfit WestRock’s ability to retain the talents and dedication of key employees currently employed by Smurfit Kappa and WestRock. It is possible that these employees may decide not to remain with Smurfit Kappa or WestRock, as applicable, while the Combination is pending or with Smurfit WestRock after the Combination is completed. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, Smurfit WestRock’s business activities may be materially adversely affected and management’s attention may be diverted from successfully integrating Smurfit Kappa and WestRock to hiring suitable replacements, which may cause Smurfit WestRock’s business to suffer. In addition, Smurfit Kappa and WestRock and, following Completion, Smurfit WestRock may not be able to locate suitable replacements for any key employees who leave, or offer employment to potential replacements on reasonable terms. See also the risk factor entitled “Smurfit Kappa may not be able (whether due to increasing costs or otherwise) to attract, develop and retain suitably qualified employees as required for the business” below.
WestRock may not have discovered certain liabilities or other matters related to Smurfit Kappa and Smurfit Kappa may not have discovered certain liabilities or other matters related to WestRock, which may materially adversely affect the future financial performance of Smurfit WestRock.
In the course of the due diligence review that each of Smurfit Kappa and WestRock conducted prior to the execution of the Transaction Agreement, Smurfit Kappa and WestRock may not have discovered, or may have been unable to properly quantify, certain liabilities of the other party or other factors that may have a material adverse effect on the business, results of operations, financial condition and/or prospects of Smurfit WestRock after Completion or on the value of the Smurfit WestRock Shares after Completion, and neither Smurfit Kappa Shareholders nor WestRock Stockholders will be indemnified or otherwise compensated for any of these liabilities or other adverse effects resulting from other factors. These liabilities or other facts could include, but are not limited to, those described in the sections of this proxy statement/prospectus entitled “Risks Relating to Smurfit Kappa’s Business” and “Risks Relating to WestRock’s Business”.
The opinions of WestRock’s financial advisors do not reflect changes in circumstances that may occur between the signing of the Transaction Agreement and Completion.
Consistent with market practice, the WestRock Board has not obtained updated opinions from its financial advisors as of the date of this proxy statement/prospectus and does not expect to receive updated, revised or reaffirmed opinions prior to Completion. Changes in the operations and prospects of Smurfit Kappa and WestRock, general market and economic conditions and other factors that may be beyond the control of Smurfit Kappa and WestRock, and on which WestRock’s financial advisors’ opinions are based, may significantly alter the value of Smurfit Kappa and WestRock or the market price of Smurfit Kappa Shares and WestRock Stock by the time of Completion. The opinions do not speak as of the time of Completion or as of any date other than the date of the opinions. Because WestRock’s financial advisors will not be updating their opinions, the opinions will not address the fairness of the Merger Consideration from a financial point of view at the time of Completion. The WestRock Board’s recommendation that WestRock shareholders vote “FOR” the Transaction Proposal, however, is made as of the date of this proxy statement/prospectus. For a description of the opinions that the WestRock Board received from its financial advisors, see the section of this proxy statement/prospectus entitled “The Combination — Opinions of WestRock’s Financial Advisors.”
Smurfit WestRock’s estimates and judgments related to the identification and valuation of acquired assets and liabilities and the allocation of purchase price related to the Merger may be inaccurate.
The identification and valuation of acquired assets and liabilities and the allocation of the purchase price to identified assets and liabilities acquired in the Merger in accordance with U.S. GAAP will involve the exercise of significant accounting judgments and the development of significant estimates. Smurfit WestRock’s business, results of operations, financial condition and/or prospects could be materially adversely impacted in future periods if the accounting judgments and estimates prove to be inaccurate.
Each of Smurfit Kappa and WestRock will incur substantial fees and costs in connection with the Combination, regardless of whether the Combination is completed, and will incur integration costs, and these fees and costs may be greater than anticipated.
Smurfit Kappa and WestRock have incurred and expect to incur a number of non-recurring costs associated with the Combination. These costs and expenses include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, filing fees, printing expenses and other related charges, as well as costs relating to the refinancing, modification or assumption of Smurfit Kappa’s and WestRock’s existing debt. Certain of these costs have already been incurred or are otherwise payable by Smurfit Kappa and WestRock regardless of whether or not the Combination is completed, and may be greater than either party anticipated. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Combination and the integration of the Smurfit Kappa and WestRock businesses. While both Smurfit Kappa and WestRock have assumed that a certain level of expenses will be incurred in connection with the Combination, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.
There may also be significant additional, unanticipated costs and charges in connection with the Combination that Smurfit WestRock may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income Smurfit WestRock expects to achieve from the Combination. Although Smurfit Kappa and WestRock expect that these benefits will offset the Combination expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.
Risks Relating to Smurfit WestRock Following the Combination
Smurfit WestRock may not realize all of the benefits of the Combination or such benefits may take longer than anticipated or may be lower than estimated.
Smurfit Kappa and WestRock have entered into the Transaction Agreement because they believe that the Combination will be beneficial to their respective companies and shareholders or stockholders, and that combining the businesses of Smurfit Kappa and WestRock will produce benefits and run-rate synergies. Smurfit WestRock is targeting annual pre-tax run-rate synergies in excess of $400 million by the end of the first full year post-Completion, owing to integration benefits, procurement leverage and administrative and overhead rationalization. In addition, Smurfit WestRock expects to achieve the anticipated benefits and run-rate synergies without adversely affecting current revenues and investments in future growth. However, if Smurfit WestRock is not able to successfully combine the businesses of Smurfit Kappa and WestRock in an efficient and effective manner, the anticipated benefits, and run-rate synergies of the Combination may not be realized fully or at all, may take longer to realize or the costs of achieving the benefits and run-rate synergies may be more than expected. Any such risks may result in Smurfit WestRock’s operating costs being greater than anticipated and may reduce the net benefits of the Combination. In addition, there may be some negative impacts on the business of Smurfit WestRock as a result of the Combination, and the value of the Smurfit WestRock Shares may be materially adversely affected.
Smurfit WestRock may fail to successfully integrate Smurfit Kappa and WestRock, including their individual cultures and philosophies.
Historically, Smurfit Kappa and WestRock have operated as independent companies, and they will continue to do so until Completion. There can be no assurance that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Smurfit Kappa or WestRock employees, the loss of customers, the disruption of either or both companies’ ongoing businesses, unexpected integration issues, higher than expected integration costs or an overall post-Completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Smurfit Kappa and WestRock in order to realize the anticipated benefits of the Combination:
•
combining the businesses of Smurfit Kappa and WestRock and meeting Smurfit WestRock’s capital requirements in a manner that permits Smurfit WestRock to achieve the run-rate synergies expected to result from the Combination, the failure of which would result in the anticipated benefits of the Combination not being realized in the time frame currently anticipated or at all;

•
combining the companies’ operations and corporate functions;

•
integrating and unifying the offerings and services available to customers;

•
identifying and eliminating redundant and underperforming functions and assets;

•
reaching the potential from cross-selling corrugated and consumer-packaging products;

•
harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•
maintaining existing agreements with customers and suppliers and avoiding delays in entering into new agreements with prospective customers and suppliers;

•
addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•
consolidating the companies’ administrative and information technology infrastructures;

•
coordinating distribution and marketing efforts;

•
managing the movement of certain positions to different locations;

•
coordinating geographically dispersed organizations; and

•
effecting actions that may be required in connection with obtaining regulatory approvals.

In addition, at times the attention of certain members of either or both of the Smurfit Kappa and WestRock management teams and their respective resources will be focused on Completion and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business, as well as the business of Smurfit WestRock following Completion.
Smurfit WestRock will incur significant costs as a result of becoming subject to U.S. regulations and reporting requirements, which will place significant demands on its management team, financial controls and reporting systems, and require a substantial amount of management time. This may materially adversely affect the operating results of Smurfit WestRock in the future.
There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Combination and significant demands will be placed on Smurfit WestRock’s managerial, operational and financial personnel and systems. The future operating results of Smurfit WestRock may be affected by the ability of its officers and key employees to manage changing business conditions and to implement, expand and revise its operational and financial controls and reporting systems in response to the Combination. For example, while WestRock prepares its financial statements in accordance with U.S. GAAP, Smurfit Kappa has historically prepared its financial statements in accordance with IFRS EU and Smurfit WestRock intends to prepare its financial statements in accordance with U.S. GAAP following the Combination. The revisions required to consolidate the financial reporting system of the Combined Group and to switch the reporting system from IFRS EU to U.S. GAAP will place demands on Smurfit WestRock’s financial controls and reporting systems following Completion and may continue to place demands in the future.
Furthermore, Smurfit WestRock will be required to comply with securities laws and other laws and regulations applicable in both the United States and the United Kingdom. It is expected that the applicable rules and regulations will result in considerable legal and financial compliance costs.

Smurfit WestRock will be required to comply with the Sarbanes-Oxley Act and may incur significant costs and devote substantial management time towards developing and maintaining adequate internal controls, which may materially adversely affect the operating results of Smurfit WestRock in the future.
In addition to complying with securities laws and other laws and regulations applicable in both the United States and the United Kingdom, Smurfit WestRock will be required to comply with the application of the Sarbanes-Oxley Act, as well as revise its internal control systems pursuant to U.S. regulations. It is expected that the applicable rules and regulations will result in considerable legal and financial compliance costs.
Smurfit WestRock’s management will be responsible for establishing, maintaining and reporting on its internal controls over financial reporting and disclosure controls and procedures to comply with applicable requirements, including the reporting requirements of the Sarbanes-Oxley Act. These internal controls will be designed by management to achieve the objective of providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes and in accordance with U.S. GAAP. Smurfit WestRock will continue to develop and refine its disclosure controls and procedures and its internal control over financial reporting. However, Smurfit WestRock has not yet assessed its internal controls over financial reporting for the purposes of complying with Section 404 of the Sarbanes-Oxley Act and will only be required to do so beginning with the fiscal year ending December 31, 2025. Material weaknesses in Smurfit WestRock’s internal control over financial reporting may be discovered in the future.
Smurfit Kappa and WestRock have throughout the years undertaken various projects relating to information technology infrastructure. For example, in the fourth quarter of fiscal 2022, WestRock launched a multi-year phased business systems transformation project to replace much of its existing disparate systems and transition them to a standardized enterprise resource planning system on a cloud-based platform, as well as a suite of other complementing technologies, across its organization. As part of integration planning initiatives, the parties are reviewing and evaluating their respective business systems and the system strategies and alternatives for Smurfit WestRock post-Combination, including with respect to the business systems transformation project. Accordingly, the impact of the Combination on the business systems transformation project is not yet determinable. However, the implementation of such a business system would be a major undertaking for Smurfit WestRock and would require substantial time and attention of management and key employees. Following Completion, the effectiveness of internal control over financial reporting at Smurfit WestRock could be adversely affected if any such system was not successfully implemented or if data governance risks prior to or during such implementation were not effectively managed.
If Smurfit WestRock fails to achieve and maintain effective internal control over financial reporting, it could suffer material misstatements in its consolidated financial statements, fail to meet its reporting obligations or fail to prevent fraud, which may cause investors to lose confidence in its reported financial information and subject Smurfit WestRock to potential delisting from the NYSE and/or the LSE, regulatory investigations and civil or criminal sanctions.
The unaudited condensed pro forma combined financial information included in this document may not reflect the actual financial condition and results of operations of Smurfit WestRock after Completion.
This proxy statement/prospectus includes unaudited condensed pro forma combined financial information for Smurfit WestRock, which give effect to the Combination and the Financing and should be read in conjunction with the financial statements and accompanying notes of each of Smurfit WestRock, Smurfit Kappa and WestRock, which are included or incorporated by reference in this proxy statement/prospectus. The unaudited condensed pro forma combined financial information is presented for informational purposes only and are not necessarily indicative of what Smurfit WestRock’s actual financial condition or results of operations would have been had the Combination and the Financing been completed on the dates indicated. The unaudited condensed pro forma combined financial information is based on various adjustments, assumptions and preliminary estimates; and may not be an indication of Smurfit WestRock’s financial condition or results of operations. The actual financial condition and results of operations of Smurfit WestRock following the Combination, the Financing and completion of the integration of the Smurfit Kappa and WestRock businesses may not be consistent with, or evident from, this unaudited condensed pro forma combined financial information. In addition, the assumptions used in preparing the unaudited condensed pro forma combined financial information may not be realized, and other factors may affect Smurfit WestRock’s financial condition or results of operations. Accordingly, Smurfit WestRock’s business, results of operations and financial condition may differ significantly from those indicated by the unaudited condensed pro forma combined financial information included in this proxy statement/prospectus. For more information, see the section of this proxy statement/prospectus entitled “Unaudited Condensed Pro Forma Combined Financial Information”.
The Combination will increase Smurfit Kappa’s current exposure to the North American market, WestRock’s current exposure to the European and certain other international markets, and therefore Smurfit WestRock’s current exposure to international markets generally.
Smurfit Kappa is currently one of the leading integrated corrugated packaging companies in Europe, with a large-scale pan-regional presence in the Americas, in particular in Latin America. WestRock is a multinational provider of sustainable fiber-based paper and packaging solutions with operations in North America, South America, Europe, Asia and Australia. While each have international businesses already, combining Smurfit Kappa with WestRock will deliver a business providing greater exposure to North America compared to Smurfit Kappa’s existing business, and greater exposure to the European and certain other international markets compared to WestRock’s existing business. Such increased exposure will mean that Smurfit WestRock Shareholders who were previously shareholders or stockholders of Smurfit Kappa or WestRock may be more likely to be adversely affected by certain factors relative to Smurfit Kappa and WestRock’s current levels of exposure, including, among other things, downturns, deteriorating economic conditions, negative trends or fluctuations or uncertainties in the American, European, African, Asian and Australian markets generally.
Adverse credit and financial market events and conditions could, among other things, impede access to or increase the cost of financing, which could have a material adverse impact on Smurfit Kappa’s and WestRock’s, and therefore Smurfit WestRock’s business, results of operations, financial condition and/or prospects.
Each of Smurfit Kappa and WestRock rely, and Smurfit WestRock expects to rely, on access to the credit and capital markets to finance its operations and refinance existing indebtedness.
The debt of the Combined Group of Smurfit WestRock could have important negative consequences. For example, it could (i) require Smurfit WestRock to dedicate a large portion of its cash flow from operations to service debt and fund repayments on its debt, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes, (ii) increase Smurfit WestRock’s vulnerability to adverse general economic, industry or competitive conditions, (iii) limit Smurfit WestRock’s flexibility in planning for, or reacting to, changes in its business or the industry in which it operates, (iv) limit Smurfit WestRock’s ability to raise additional debt or equity capital in the future, (v) restrict Smurfit WestRock from making strategic acquisitions or exploiting business opportunities, and/or (vi) place Smurfit WestRock at a competitive disadvantage compared to its competitors that have less debt.
In recent years, global financial markets have experienced periods of disruption. Any turbulence in the United States or international financial markets or economies could adversely impact Smurfit WestRock’s ability to replace or refinance indebtedness as it comes due on terms that are acceptable to Smurfit WestRock or at all.
The costs and availability of financing from the credit and capital markets will be dependent on Smurfit WestRock’s credit ratings. Smurfit Kappa’s and WestRock’s debt securities currently have investment grade ratings. Smurfit Kappa is rated BBB- by Standard & Poor’s Global Ratings (“S&P”), Baa3 by Moody’s Investors Service, Inc. (“Moody’s”) and BBB- by Fitch Ratings Inc. (“Fitch”). WestRock is rated BBB by S&P and Baa2 by Moody’s. Any rating, outlook or watch assigned to such debt securities could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgement, current or future circumstances change relating to the basis of the rating, outlook or watch, such as adverse changes to the combined company’s business. Any failure of Smurfit WestRock to maintain investment grade credit ratings could adversely affect its future cost of funding, liquidity or access to capital markets.

Changes in existing financial accounting standards or practices may have a material adverse effect on Smurfit WestRock’s business, results of operations, financial condition and/or prospects.
Changes in existing accounting rules or practices, new accounting pronouncements or rules or varying interpretations of current accounting pronouncements could have a material adverse effect on Smurfit WestRock’s business, results of operations, financial conditions and/or prospects, or the manner in which it conducts its business. Further, such changes could potentially affect Smurfit WestRock’s reporting of transactions completed before such changes are effective.
U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a material adverse effect on Smurfit WestRock’s business, results of operations, financial conditions and/or prospects, and could affect the reporting of transactions completed before the announcement of a change.
Risks Relating to Smurfit Kappa’s Business
Set forth below are risk factors relating to Smurfit Kappa’s current business as a stand-alone company. Smurfit WestRock expects that, following the consummation of the Combination, most, if not all, of these same risk factors will continue to impact the business of Smurfit WestRock.
Smurfit Kappa, as a leading global manufacturing business, has been, and may be in the future, materially adversely affected by factors that are beyond its control, such as economic and financial market conditions, geopolitical conflicts and other social and political unrest or change.
The industry in which Smurfit Kappa operates is affected by economic conditions in its markets, including changes in national, regional and local unemployment levels, certain customer inventory rebalancing, shifts in consumer spending patterns, deteriorating macroeconomic conditions, related supply demand dynamics, inflation, deflation, counterparty risk, insurance carrier risk, rising interest rates, rising commodity prices, currency exchange rate fluctuations, credit availability and business and consumer confidence.
Disruptions in the overall economy, volatility in the financial markets, geopolitical conflicts and other social and political unrest or change could reduce consumer confidence and negatively affect consumer spending, which could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial conditions and/or prospects. For example, the global COVID-19 pandemic increased unemployment and reduced the financial capacity of businesses and consumers in the markets in which Smurfit Kappa operates. See also the risk factor entitled “Smurfit Kappa’s earnings are highly dependent on demand.”
The outlook for the global economy in the near- to medium-term remains uncertain and Smurfit Kappa is unable to predict the timing or rate at which economic conditions in its markets may recover. If the economic climate were to deteriorate, for example as a result of geopolitical events (such as the Russian invasion of Ukraine or the conflict in the Middle East) or uncertainty, trade tensions and/or a pandemic, it could result in an economic slowdown which, if sustained over any significant length of time, could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects. In addition, changes in trade policy, including renegotiating or potentially terminating, existing bilateral or multilateral agreements, as well as the imposition of tariffs, could impact demand for Smurfit Kappa’s products and the costs associated with certain of its capital investments.
Smurfit Kappa also cannot predict the timing or duration of any other downturn in the economy that may occur in the future. In addition, changes to or withdrawals from free trade agreements and the implementation of tariffs, border taxes or other measures that can limit international trade may have a negative impact on manufacturing and production levels of businesses and customers in the markets in which Smurfit Kappa operates, which may in turn decrease demand for Smurfit Kappa’s products.
Any of these effects of COVID-19, the conflict in the Middle East, the Russian invasion of Ukraine or other market disruptions that Smurfit Kappa cannot anticipate, may contribute to instability in global financial and foreign exchange markets, including volatility in the value of Smurfit Kappa’s operating and functional currencies. These effects may also hinder continued availability of financing from Smurfit Kappa’s current lenders, may have a material adverse effect on their businesses, results of operations, financial condition and/or prospects and may negatively impact the value of the Smurfit Kappa Shares.
Extraordinary events may significantly impact Smurfit Kappa’s business.
The ability to service customers without interruption is essential to Smurfit Kappa’s operations. Contingency plans are required to continue or recover operations following a disruption or incident. Such incidents may include (i) the loss or insolvency of a major distributor, (ii) repeated or prolonged government shutdowns or similar events, (iii) war (including acts of terrorism or hostilities which impact Smurfit Kappa’s markets), including the conflicts in Russia/Ukraine and the Middle East, (iv) natural or man-made disasters, (v) pandemics, such as COVID-19, (vi) water shortages, (vii) cybersecurity, IT or privacy-related incidents or (viii) severe weather conditions affecting Smurfit Kappa’s operations or the paper and packaging industry generally. Inability to restore or replace critical capacity to an agreed level within an agreed time frame would prolong the impact of such disruption or incident and could lead to, among other things, negative publicity and reputational damage and could have a material adverse effect on Smurfit Kappa’s business, reputation, results of operations, financial condition and/or prospects.
Smurfit Kappa has independent, third-party distributors, the loss of which could have an adverse effect on Smurfit Kappa’s business, reputation, results of operations, financial condition and/or prospects.
Government shutdowns can have a material adverse effect on operations or cash flows by disrupting or delaying new product launches, renewals of registrations for existing products and receipt of import or export licenses for raw materials or products.
War (including acts of terrorism or hostilities), natural or man-made disasters, water shortages or severe weather conditions affecting the paper and packaging industry can cause a downturn in the business of Smurfit Kappa’s customers, which in turn can have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects. Hurricanes or other severe weather events impacting the local markets could materially and adversely affect Smurfit Kappa’s ability to obtain raw materials at reasonable cost, or at all, and could adversely affect Smurfit Kappa’s business. The health and safety of Smurfit Kappa’s colleagues in local markets could be harmed by the detrimental effects of natural and man-made disasters, which could have a material adverse effect on its business, reputation, results of operations, financial condition and/or prospects.
Smurfit Kappa may be adversely affected by uncertainty, downturns, actions taken by competitors (such as the addition of new capacity) or other changes in the paper and packaging industry; in addition, the cyclical nature of the paper and packaging industry could result in overcapacity and consequently threaten Smurfit Kappa’s pricing structure.
Smurfit Kappa is highly dependent on the paper and packaging industry. Smurfit Kappa could therefore be materially adversely affected by negative developments, uncertainty, downturns and changes in the paper and packaging industry as a whole or in part, as well as by the addition of new capacity by its competitors. A lack of investor confidence in the paper and packaging industry could also have a negative impact on Smurfit Kappa’s financial performance.
Smurfit Kappa’s operating results are impacted by the paper and packaging industry’s historical cyclical pattern. This cyclicality arises, in part, from the capital intensity of facilities such as paper mills (which generally continue production as long as paper prices are sufficient to cover their marginal costs), the lead time between the planning and completion of a new mill and the fact that new additions of containerboard and paperboard capacity tend to be large relative to the overall demand for the product. In addition, there is the potential to convert certain machines into containerboard machines, which may contribute to overcapacity. Consequently, the industry has from time-to-time experienced periods of substantial overcapacity and there can be no assurance that this will not reoccur.
In the absence of sufficient economic growth to generate increased demand or the closure of facilities (either temporarily or permanently) to mitigate the effect, new capacity can cause a period of regional overcapacity which may lead to downward pricing pressure. For example, the normalization of European markets after COVID-19, together with associated economic difficulties, led to decreased e-commerce volumes which, combined with the uncertainties relating to prices and costs caused by international geopolitical instability and the wars in Ukraine and the Middle East, caused demand across Europe from the middle of 2022 to the present to decrease. This lowered demand has resulted in industry-wide downtime.
These adverse effects could be further exacerbated if producers in other regions (particularly the United States and China) experience overcapacity within their own local and regional markets and seek to increase their levels of exports into those markets within which Smurfit Kappa operates, and do so at lower pricing levels. The effect of such activity would be to depress prices for Smurfit Kappa’s products and could materially adversely affect Smurfit Kappa’s selling prices and profitability.
Interruptions in any of Smurfit Kappa’s facilities (in particular its key mills) for any significant length of time could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
Smurfit Kappa has 23 mills in Europe, eight of which have the capacity to produce in excess of 400,000 tonnes of paper and board each, compared with Smurfit Kappa’s overall capacity of just over eight million tonnes. Smurfit Kappa’s kraftliner mill in Piteå, Sweden is responsible for approximately 720,000 tonnes of capacity, and Smurfit Kappa’s other two kraftliner mills (located in Facture, France and Nettingsdorfer, Austria) are responsible for approximately 575,000 tonnes and 460,000 tonnes of capacity, respectively. The other five mills, Reparenco and Roermond in the Netherlands, Hoya and Zülpich in Germany and Verzuolo in Italy produce recycled containerboard and other paper and have capacities of approximately 615,000 tonnes, 650,000 tonnes, 430,000 tonnes, 520,000 tonnes and 500,000 tonnes, respectively. These eight mills, and Piteå in particular, represent a substantial amount of Smurfit Kappa’s paper and board production. Each is an important part of the business (with Piteå being a critical part of Smurfit Kappa’s business). Smurfit Kappa has 12 mills in the Americas, none of which produce more than 400,000 tonnes.
If operations at any of these key mills were interrupted for any significant length of time, either because of natural disaster (such as flooding or fire), man-made disruptions (such as labor strikes or cyber-attacks), failure to obtain raw materials or interruptions in the delivery of raw materials or other manufacturing inputs, government regulations, or any other reason, it could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
Price fluctuations in, or shortages in the availability of, energy, transportation and raw materials could materially adversely affect Smurfit Kappa’s business.
Smurfit Kappa’s margins are significantly affected by the prices that it is able to charge for its products and the costs of the raw materials Smurfit Kappa requires to make these products. In total, raw materials accounted for approximately 40% of Smurfit Kappa’s cost of goods sold for the fiscal year ended December 31, 2023. Smurfit Kappa’s primary raw materials are recovered fiber, particularly old corrugated containers (“OCC”), and wood fiber. The prices for these raw materials tend to be volatile, and price fluctuations affect Smurfit Kappa’s margins. For example, inflationary pressures in calendar year 2021 and the earlier part of calendar year 2022 resulted in a significant increase in the price of raw materials, and recovered fiber in particular, which put adverse pressure on Smurfit Kappa’s margins. By contrast, towards the end of 2022 and during the early part of 2023, recovered fiber prices dropped significantly.
OCC and wood fiber are used in the manufacture of paper-based packaging products and are purchased in increasingly competitive, price-sensitive markets. OCC prices are based on market prices that have historically exhibited price and demand cyclicality and significant price volatility over short periods and may do so again in the future. In particular, the price of OCC depends on a variety of factors over which Smurfit Kappa has no control, including demand from outside Smurfit Kappa’s countries of operation, environmental and conservation regulations, natural disasters and weather. For example, despite Smurfit Kappa owning its own recycling depots to independently source OCC supplies, from a price perspective, OCC prices are linked to official reference prices in Europe and are therefore based on market prices. Historically, these market prices have exhibited significant price volatility. Prices of wood fiber are also impacted by many of these factors. A decrease in the supply of such raw materials has caused, and any such decrease in the future can be expected to cause, higher costs. In addition, the increase in demand for products manufactured, in whole or in part, from OCC has in the past caused an occasional supply or demand imbalance in the market for OCC. It may also cause a significant increase in the cost of wood fiber used in the manufacture of recycled containerboard and related products. Asian purchasers have been in the OCC market for a number of years and have become material purchasers in the sector due to significant ongoing expansion of their recycled containerboard mills capacity. The effect of this has been to create volatility with respect to the price of OCC. Smurfit Kappa’s raw material costs are likely to continue to fluctuate based upon supply and demand characteristics.
In response to growing pressure from increased environmental awareness and the need to comply with environmental emission targets, a number of northern European governments have sought to encourage the use of wood for energy generation purposes through the use of subsidies. These policies create a new source of demand for wood. This has the effect of increasing the price of wood fiber and consequently the cost of Smurfit Kappa’s raw materials for the production of kraftliner. If this trend continues or grows, this could lead to further raw material price increases and could have a material adverse effect on Smurfit Kappa’s margins.
Many of Smurfit Kappa’s customer contracts contain price adjustment clauses, allowing Smurfit Kappa to pass increased costs on to Smurfit Kappa’s customers. However, not all of Smurfit Kappa’s agreements contain these clauses and these clauses may not in all cases be effective to offset Smurfit Kappa’s increased costs. Where Smurfit Kappa is able to raise prices, there is generally a three- to six-month lag between the time of Smurfit Kappa’s raw material prices increase and the time Smurfit Kappa realizes increased pricing from its customers.
Smurfit Kappa’s production processes are energy intensive. Energy costs, including water costs, represented 10% of Smurfit Kappa’s cost of goods sold for the fiscal year ended December 31, 2023. Energy prices, in particular natural gas, electricity, oil and coal, have fluctuated significantly. For example, the price of natural gas consumed by Smurfit Kappa’s manufacturing operations increased significantly between early 2022 and the third quarter of 2022, before then starting to decline (with a corresponding effect on Smurfit Kappa’s production costs). If energy prices increase in the future, this would increase Smurfit Kappa’s production costs, which could consequently have a material adverse effect on Smurfit Kappa’s profitability.
Energy prices and compliance with the EU Emission Trading Scheme (the “EU ETS”) Directive could significantly increase Smurfit Kappa’s energy costs, given Smurfit Kappa’s significant operational footprint in Europe. The EU ETS uses a cap and trade system where a cap is set on the total amount of certain greenhouse gases that can be emitted by installations subject to the system, such as Smurfit Kappa’s paper and board mills that operate in the European Union. Installations exceeding their annual emissions allowances can buy or receive emissions allowances on the market to comply with EU ETS requirements. Over time, the cap is reduced so total emissions fall and installations that do not have enough allowances to cover emissions need to buy additional emission allowances or they are subject to a fine. Smurfit Kappa’s European paper and board mills located within the European Union are subject to the EU ETS. To date, the collective CO2 allocations granted to Smurfit Kappa’s mills have exceeded Smurfit Kappa’s annual CO2 emissions. The current EU ETS for the period from 2021 to 2030 is expected to reverse the excess position over time. The paper industry has been granted status as a so-called “carbon leakage” sector and therefore Smurfit Kappa’s paper and board mills that operate within the European Union receive a portion of CO2 emission certificates for free. While these certificates are currently granted for free, there is considerable risk that in the future Smurfit Kappa’s energy costs will significantly increase if the cap is lowered or if certificates are no longer provided free of cost, and that such increased energy costs will not be recovered through higher prices for Smurfit Kappa’s end products.
Smurfit Kappa distributes its products primarily by truck, rail and sea. The reduced availability of trucks, rail cars or cargo ships, including as a result of labor shortages in the transportation industry, could adversely impact Smurfit Kappa’s ability to distribute its products in a timely or cost-effective manner. Higher transportation costs could make Smurfit Kappa’s products less competitive compared to similar or alternative products offered by competitors.
The failure to obtain raw materials, energy or transportation services at reasonable market prices (or the failure to pass on price increases to customers) or a reduction in the availability of raw materials, energy or transportation services due to increased demand, significant changes in climate or weather conditions or other factors could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.

Smurfit Kappa is subject to cybersecurity risks that threaten the confidentiality, integrity and availability of data in its systems, and could result in disruptions to its operations.
Cybersecurity breaches could compromise Smurfit Kappa’s information technology or data and expose Smurfit Kappa to liability, which would cause Smurfit Kappa’s business and reputation to suffer. In the ordinary course of Smurfit Kappa’s business, Smurfit Kappa collects and stores sensitive data, including intellectual property, Smurfit Kappa’s proprietary business information and that of its customers, suppliers and business partners, and personally identifiable information of its customers and employees, in its information technology. Smurfit Kappa also collects and stores limited, non-sensitive customer personally identifiable information. The secure processing, maintenance and transmission of this information is critical to Smurfit Kappa’s operations.
Despite security measures, Smurfit Kappa’s information technology, and that of Smurfit Kappa’s third-party providers and business partners, is subject to recurring attempts by third parties to access information, manipulate data or disrupt operations. Information technology that Smurfit Kappa, third-party providers and business partners use may be vulnerable to cyber-attacks or outages by common hackers, criminal groups, nation-state organizations or social activist organizations (which efforts may increase as a result of geopolitical events and political and social unrest or instability around the world) due to insider threat, malfeasance or other disruptions, such as cyber-attacks, power outages, telecommunication or utility failures, systems failures, service provider failures, natural disasters or other catastrophic events. Any such breach could compromise Smurfit Kappa’s information technology and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings and regulatory penalties. Any such outage could disrupt or temporarily halt Smurfit Kappa’s operations resulting in reduced productivity, staff downtime, legal claims or proceedings and increased insurance premiums, as well as additional costs for attempting to recover lost information, equipment or data, and could damage its reputation, which could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
Smurfit Kappa may also face challenges and risks during integration of acquired businesses and operations, as Smurfit Kappa and the acquired businesses and operations may face increased targeted attempts during this busy period. Smurfit Kappa maintains plans and processes to prevent or mitigate the impact of these events; however, these events could nonetheless result in disruptions and damage or could result in cyber-attacks or outages by common hackers, criminal groups, nation-state organizations or social activist organizations.
Smurfit Kappa faces challenges associated with ESG matters, including climate change and scarce resources, which could have a significant impact on Smurfit Kappa’s reputation, business, results of operations, financial condition and/or prospects.
Climate change is one of the greatest challenges facing society today and against this backdrop, Smurfit Kappa’s stakeholders are looking for Smurfit Kappa to provide low-carbon packaging solutions. Smurfit Kappa has identified multiple ways in which climate change could impact Smurfit Kappa’s business operations, including through extreme weather patterns that may affect Smurfit Kappa’s operations and supply chain. In addition, Smurfit Kappa’s raw materials are dependent on the maintenance of healthy forests, which could be impacted by drought, flooding and local restrictions on water usage. Unpredictable weather patterns or extended periods of severe weather may also result in supply chain disruptions and increased material costs. Moreover, the ability of Smurfit Kappa to harvest the virgin fiber used in its manufacturing operations may be limited, and prices for this raw material may fluctuate, during prolonged periods of heavy rain or drought or during tree disease or insect epidemics or other environmental conditions that may be caused by variations in climate conditions.
Smurfit Kappa recognizes the significant impacts of climate change and fully supports the EU Green Deal, the EU’s initiative to reach net zero emissions of greenhouse gases by 2050, and the need to maintain safeguards against carbon leakage, which is at risk of occurring if emission policies are not consistently applied globally in the energy-intensive paper manufacturing industry. However, the EU Green Deal could increase government regulation of greenhouse gas emissions, putting further limits on Smurfit Kappa’s paper manufacturing operations. See also the section of this proxy statement/prospectus entitled “Business Overview of Smurfit Kappa — Regulatory and Environmental Matters” and the risk factor entitled “Price fluctuations in, or shortages in the availability of, energy, transportation and raw materials could adversely affect Smurfit Kappa’s business” for a discussion of how Smurfit Kappa’s operations are currently regulated with regards to greenhouse gas emissions. Transitioning to a lower carbon economy focuses in part on preserving the environment by protecting ecosystems and biodiversity, reducing pollution, moving towards a circular economy and improving waste management. A circular economy encourages sustainable consumption and aims to prevent waste, in part by encouraging creation of lasting products that can be repaired, recycled and reused. This may result in a transition towards the use of materials that last longer than paper products and are more easily reused, such as glass, metal or plastic. As such, demand for paper packaging may decline, while demand for alternative packaging types may increase. In addition, in a transition to a lower carbon economy, activities that are not in line with this transition may be subject to higher costs and operational constraints, such as increased prices for certain fuels, including natural gas, the introduction of a carbon tax or government mandates to reduce greenhouse gas emissions and more stringent and/or complex environmental and other permitting requirements.
Smurfit Kappa’s stakeholders expect Smurfit Kappa to use sustainable raw materials efficiently and decrease its CO2 emissions, which may require a shift to renewable energy or lower carbon energy sources or increased energy efficiency, potentially at an increased cost. However, government incentives encouraging use of biomass for energy could lead to increased demand for biomass and higher raw material costs, putting Smurfit Kappa’s paper packaging business at a competitive disadvantage.
Increased focus and activism related to ESG matters may hinder Smurfit Kappa’s access to capital, as investors may reconsider their capital investment as a result of their assessment of Smurfit Kappa’s ESG practices. Customers, consumers, investors and other stakeholders are increasingly focusing on ESG issues, including climate change, water use, deforestation, plastic waste, health and welfare, chemical usage and other concerns. Changing customer preferences are resulting in, and may continue to result in increased demands for products that substitute for plastics and packaging materials, including single-use and non-recyclable plastic packaging, and other components of Smurfit Kappa’s products and their impact on health and environmental sustainability; a growing demand for natural, organic or non-toxic products and ingredients; or increased customer concerns or perceptions (whether accurate or inaccurate) regarding the effects of ingredients or substances present in certain products. These demands, perceptions and preferences could cause Smurfit Kappa to incur additional costs or to make changes to its operations to comply with such demands and customer preferences, and a delay in Smurfit Kappa’s response (or the failure to respond effectively) may lead to material adverse effects on its business, results of operations, financial condition and/or prospects, and recruitment and retention of the labor force that it needs. Further, there can be no assurance that environmental activist groups and similar organizations will not mount campaigns against Smurfit Kappa.
Concern over climate change or plastics and packaging materials may result in new or increased legal and regulatory requirements to reduce or mitigate impacts to the environment. Increased regulatory requirements, including in relation to various aspects of ESG (including disclosure requirements), may result in increased compliance costs or input costs of energy and raw materials, which may cause disruptions in the manufacture of Smurfit Kappa’s products or an increase in operating costs. These costs could have a material adverse effect on Smurfit Kappa’s results of operations and cash flows (see also the risk factor entitled “Smurfit Kappa is subject to a growing number of environmental and climate change laws and regulations, and the cost of compliance or the failure to comply with, and any liabilities under, current and future laws and regulations may negatively affect Smurfit Kappa’s business”). Smurfit Kappa has a number of sustainability targets which are important to many stakeholders including investors and customers, these targets also form part of management incentives and the Group’s cost of funding through its Revolving Credit Facility, which is sustainability-linked. These targets are reported against on an annual basis via both Smurfit Kappa’s Annual Report and its Sustainable Development Report. Failure to meet these targets could result in negative publicity and reputational damage and could have a material adverse effect on Smurfit Kappa’s business, reputation, results of operations, financial condition and/or prospects. See also the section entitled “Business Overview of Smurfit Kappa — Sustainability” for an overview on the relevant targets. If these targets or commitments are not achieved on their projected timelines or at all, or if they are perceived negatively, including the perception that they are not sufficiently robust or, conversely, are too costly, this would impact Smurfit Kappa’s reputation as well as its relationships with investors, customers and other stakeholders. Moreover, any failure to act responsibly with respect to ESG issues or to effectively respond to new, or changes in, legal or regulatory requirements concerning environmental or other ESG matters, or increased operating or manufacturing costs due to increased regulation could have a material adverse effect on Smurfit Kappa’s business, reputation, operating results, financial condition and/or prospects. In addition, Smurfit Kappa may also be adversely impacted as a result of conduct by contractors, customers or suppliers that fail to meet Smurfit Kappa’s or its stakeholders’ ESG standards.
Any of these risks could have a material adverse effect on Smurfit Kappa’s reputation, business, results of operations, financial condition and/or prospects. The cost of compliance with, and any liabilities under, current and future laws and regulations could also have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
Smurfit Kappa is subject to a growing number of environmental and climate change laws and regulations, and the cost of compliance or the failure to comply with, and any liabilities under, current and future laws and regulations may negatively affect Smurfit Kappa’s business.
Smurfit Kappa is subject to a wide range of international, national, state and local environmental, health and safety laws and regulations in the jurisdictions where it operates, including those governing the discharge of pollutants into the air and water, the use, storage and disposal of hazardous substances and wastes and the clean-up of contaminated properties. Smurfit Kappa could incur significant costs, including fines, penalties, civil and criminal sanctions, investigation and clean-up costs and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws and regulations or otherwise.
These requirements are complex, frequently change and have tended to become more stringent and expansive in scope over time. For example, in Europe, the European Commission published its proposal for the revision of the Packaging and Packaging Waste Regulation (“PPWR”) on November 30, 2022. In March 2024, the European Parliament and the Council of Ministers reached a provisional agreement on this legislation. The text of the legislation positively includes exemptions for corrugated packaging. The final text still requires approval from the European Parliament and Council before it can enter into force. There can be no assurance that the costs of complying with such laws and regulations, or future environmental laws and regulations, will not increase, nor can there be assurance that the revenue generated from corrugated packaging will remain steady if corrugated packaging no longer complies with regulations and customers move to other materials. Such cost increases or adverse revenue impacts could have a negative impact on the results of Smurfit Kappa’s operations. For example, like other paper and board mill operators in Europe, Smurfit Kappa may incur significant additional costs in the future to comply with more stringent CO2 emissions allocation limits or other air emission requirements and these requirements are likely to continue to become more stringent in the future.
There can be no assurance that Smurfit Kappa will be in compliance with applicable environmental and health and safety requirements at all times, which may lead to the incurrence of material costs or liabilities in the future or impede Smurfit Kappa’s ability to obtain and maintain all licenses, consents or other permits necessary to operate its business. Similarly, there can be no assurance that Smurfit Kappa, WestRock or, following Completion, Smurfit WestRock will not experience an environmental spill or accident or discover or otherwise become liable for environmental contamination in the future on its existing properties (including such liability for contamination resulting from historical activities relating to properties or businesses that Smurfit Kappa has sold or acquired). Smurfit Kappa may incur significant expenditure in connection with the required remediation of past environmental conditions at both currently owned and formerly owned facilities.
Smurfit Kappa is exposed to significant competition in the containerboard and packaging industry.
Smurfit Kappa operates in a highly competitive and fragmented industry. The containerboard and packaging industry is characterized by a high level of price competition, as well as other competitive factors including innovation, design, quality and service. To the extent that any of Smurfit Kappa’s competitors are more successful with respect to any key competitive factor, Smurfit Kappa’s business, results of operations, financial condition and/or prospects could be materially adversely affected. Pricing pressure could arise from, among other things, limited demand growth in the market in question, price reductions by competitors, entry of new competitors into the markets in which Smurfit Kappa operates, the ability of competitors to capitalize on their economies of scale and create excess product supply, the ability of competitors to operate or successfully relocate or open production facilities in countries where productions costs are lower than those in which Smurfit Kappa operates and the introduction by Smurfit Kappa’s competitors of new products, technologies and equipment, including the use of artificial intelligence and machine learning solutions.
Smurfit Kappa’s continued growth depends on its ability to retain existing customers and attract new customers.
The future growth of Smurfit Kappa’s business depends on its ability to retain existing customers, attract new customers as well as getting existing customers and new customers to increase their volume commitments. Smurfit Kappa cannot assure potential investors that customers will continue to use its services or that it will be able to continue to attract new volumes at the same rate as it has in the past.
A customer’s use of Smurfit Kappa’s services may decrease for a variety of reasons, including the customer’s level of satisfaction with Smurfit Kappa’s products and services, the expansion of business to offer new products and services, the effectiveness of Smurfit Kappa’s support services, the pricing of Smurfit Kappa’s products and services, the pricing, range and quality of competing products or services, the effects of global economic conditions, regulatory limitations, trust, perception and interest in the paper and packaging industry and in Smurfit Kappa’s products and services. Furthermore, the complexity and costs associated with switching to a competitor may not be significant enough to prevent a customer from switching packaging providers.
Any failure by Smurfit Kappa to retain existing customers, attract new customers, and increase revenue from both new and existing customers could have a material adverse effect on its business, results of operations, financial condition and/or prospects. These efforts may require substantial financial expenditures, commitments of resources, developments of processes, and other investments and innovations.
A number of the industries in which Smurfit Kappa’s customers operate have experienced consolidation in the past and may continue to do so in the future. Such consolidation may affect Smurfit Kappa’s relations with its customers. In the past, when one of Smurfit Kappa’s customers has combined with another, Smurfit Kappa has on occasion lost business and there can be no assurance that this will not occur again in the future. Additionally, the ability of customers to exert pricing pressure on all suppliers, including Smurfit Kappa, has increased as their industries have consolidated and the customers have become larger. In the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023, no single customer individually represented more than 2.5% of Smurfit Kappa’s net sales. However, Smurfit Kappa’s level of customer concentration may increase in the future. Such consolidation could have an adverse impact on Smurfit Kappa’s operations, financial condition and/or prospects.
The standardized nature of containerboard could result in downward pressure on Smurfit Kappa’s pricing and, as a consequence, lower earnings.
Standardization of containerboard has led to intensified price competition. This could lead to lower product prices as well as a reduction in Smurfit Kappa’s market share, both of which could reduce earnings and have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects. Smurfit Kappa’s business has in the past faced significant downward pricing pressure, including as a result of standardization in the markets in which Smurfit Kappa operates, most recently beginning in the third quarter of 2022 and continuing through to the first quarter of 2024. Smurfit Kappa is likely to continue to be exposed to such factors in the future. In circumstances where Smurfit Kappa is unable to adjust its cost base or achieve economies of scale comparable to competitors in these markets, pricing pressure could have a material adverse effect on Smurfit Kappa’s margins and the profitability of the relevant business and Smurfit Kappa’s market share.
Smurfit Kappa’s earnings are highly dependent on demand.
Because Smurfit Kappa’s operations generally have high fixed operating costs, and pricing movements can be triggered, at times, by imbalances between supply and demand, Smurfit Kappa’s earnings are highly dependent on demand, which tends to fluctuate due to macroeconomic conditions, dynamics in the markets Smurfit Kappa serves, and due to company- and customer-specific issues. Smurfit Kappa recently experienced lower demand due to factors such as, but not limited to, challenging macroeconomic conditions

(including the rate and pace of inflation, which had a negative effect on the demand environment in 2023), certain customer inventory rebalancing and shifting consumer spending. These fluctuations at times lead to significant variability in Smurfit Kappa’s sales, results of operations, cash flow and financial condition and/or prospects, making it difficult to predict Smurfit Kappa’s financial results with certainty. This variability in performance due to fluctuations in demand may also cause the trading price of Smurfit Kappa Shares to be adversely affected.
The COVID-19 pandemic and resulting economic uncertainty affected Smurfit Kappa’s operational and financial performance to varying degrees. However, the extent of the impact of future public health crises, including a resurgence of COVID-19, or related containment measures and government responses, are highly uncertain and cannot be predicted, including as it relates to demand and volume.
Smurfit Kappa could be exposed to currency exchange rate fluctuation risks.
Smurfit Kappa has operations in a number of countries. As such, currency movements can have a number of direct and indirect impacts on Smurfit Kappa’s financial statements. Direct impacts include the translation of international operations’ local currency financial statements into U.S. dollars and the remeasurement impact associated with non-functional currency financial assets and liabilities. Indirect impacts include the change in competitiveness of imports into, and exports out of, the United States (and the impact on local currency pricing of products that are traded internationally).
Smurfit Kappa’s current exposure to currency exchange rate fluctuation arises mainly in relation to its operations in the Eurozone. These operations represented 55.9% of Smurfit Kappa’s net sales in the fiscal year ended December 31, 2023.
In addition, the relative strength or weakness of the U.S. dollar is important for the industry in which Smurfit Kappa operates in both Europe and Latin America because U.S. containerboard prices tend to influence the world market. A weak U.S. dollar over a sustained period could result in lower imports into the United States of goods shipped in corrugated containers and, as a result, lower demand for Smurfit Kappa’s containers. A weak U.S. dollar could also result in additional competition in Smurfit Kappa’s European and Latin American markets from U.S. manufacturers that have an incentive to export more products due to increased demand for relatively lower priced U.S. goods.
Smurfit Kappa’s capital expenditures may not achieve the desired outcomes or may be completed at a higher cost than anticipated.
Smurfit Kappa operates in a capital-intensive industry and undertakes expansion projects to either support growth in its business or improve the breadth and quality of its product offerings, including investments in both mill and converting operations. Many of Smurfit Kappa’s capital projects are complex, costly and/or implemented over an extended period of time. Smurfit Kappa’s expenditures for capital projects could be higher than anticipated, it may experience unanticipated business disruptions or delays in completing the projects and/or it may not achieve the desired benefits from those projects, including as a result of a deterioration in macroeconomic conditions or in Smurfit Kappa’s business, unavailability of capital equipment or related materials, delays in obtaining permits or other requisite approvals or changes in laws and regulations. Any of these circumstances could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects, and on the trading price of Smurfit Kappa Shares. In addition, disputes between Smurfit Kappa and contractors who are involved with implementing capital projects could lead to time-consuming and costly litigation.
If Smurfit Kappa is unsuccessful in integrating acquisitions or if disposals result in unexpected costs or liabilities, its business could be materially and adversely affected.
Smurfit Kappa has completed a number of acquisitions, investments and divestitures in the past and it may acquire, invest in, sell or enter into transactions with additional companies. For instance, since January 1, 2021, Smurfit Kappa has completed a total of 10 acquisitions.
Smurfit Kappa may not be able to identify suitable targets or purchasers or successfully complete suitable transactions in the future, and future completed transactions may not be successful.

These transactions create risks, including, but not limited to, risks associated with:
•
disrupting Smurfit Kappa’s ongoing business, including greater than expected costs and management time and effort involved in identifying and completing the transactions and integrating acquisitions;

•
integrating acquired businesses and personnel into Smurfit Kappa’s business, including integrating personnel, information technology systems and operations across different cultures and languages, and addressing the operational risks associated with these integration activities as well as the economic, political and regulatory risks associated with specific countries;

•
working with partners or other ownership structures with shared decision-making authority;

•
obtaining and verifying relevant information regarding a business prior to the consummation of the transaction, including the identification and assessment of liabilities, claims or other circumstances that could result in litigation or regulatory risk exposure;

•
obtaining required regulatory approvals and/or financing on favorable terms;

•
retaining key employees, contractual relationships or customers;

•
the potential impairment of assets and goodwill;

•
the additional operating losses and expenses of businesses Smurfit Kappa acquires or in which it invests;

•
incurring substantial indebtedness to finance an acquisition or investment;

•
incurring unexpected costs or liabilities in the context of a disposal;

•
implementing controls, procedures and policies in acquired companies; and

•
the dilution of interests of shareholders through the issuance of equity securities.

These transactions may not be successful and may have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects. Among the benefits Smurfit Kappa expects from potential, as well as completed, acquisitions and joint ventures are synergies, cost savings, growth opportunities or access to new markets (or a combination thereof), and in the case of divestitures, the realization of proceeds from the sale of businesses and assets to purchasers that place higher strategic value on these businesses and assets than Smurfit Kappa does. For acquisitions, Smurfit Kappa’s success in realizing these benefits and the timing of realizing them depend on the successful integration of the acquired businesses and operations with Smurfit Kappa’s business and operations. Even if Smurfit Kappa integrates these businesses and operations successfully, Smurfit Kappa may not realize the full benefits Smurfit Kappa expected within the anticipated time frame, or at all, and the benefits may be offset by unanticipated costs or delays.
In addition, creating or adopting complementary technologies and subsequently integrating them may be costly and difficult. For example, the innovative technology required to deliver net zero energy in certain sectors does not yet exist. Smurfit Kappa has been involved in trialing certain of this technology (with, for example, a pilot plant producing energy from hydrogen operating on the site of one of its mills in France), but doing so requires significant investments of capital, and is also subject to failure. Trialing such technology can take an extended period of time, with little to no returns in the short or medium terms. Any such risks could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
Supply chain issues may result in product shortages or disruptions to Smurfit Kappa’s business.
Smurfit Kappa has a complex global network of suppliers that may, in the future, further evolve in response to market conditions. Although the majority of the products used by Smurfit Kappa are generally available from multiple sources, and alternatives have been generally available in the event of disruption in the past, Smurfit Kappa could experience material disruptions in production and other supply chain issues (including as a result of global supply issues), which could result in out-of-stock conditions, and its results of operations and relationships with customers could be adversely affected (i) if new or existing suppliers are unable to meet any standards set by Smurfit Kappa, government or industry regulations or customers, (ii) if

Smurfit Kappa is unable to contract with suppliers at the quantity, quality and price levels needed for its business or (iii) if any of Smurfit Kappa’s key suppliers becomes insolvent, ceases or significantly reduces its operations or experiences financial distress.
Smurfit Kappa’s inability to fully or substantially meet customer demand due to supply chain issues could result in, among other things, unmet consumer demand leading to reduced preference for Smurfit Kappa’s products or services in the future, customers purchasing products and services from competitors as a result of such shortage of products, strained customer relationships, termination of customer contracts, additional competition and new entrants into the market, and loss of potential sales and revenue, which could have a material adverse effect on Smurfit Kappa’s reputation, business, results of operations, financial condition and/or prospects.
Smurfit Kappa has a significant amount of goodwill and other intangible assets and a write-down could materially adversely impact its operating results and shareholders’ equity.
As at December 31, 2023, Smurfit Kappa had goodwill and other intangible assets in an amount of $3,060 million. In accordance with U.S. GAAP, Smurfit Kappa does not amortize goodwill but rather it tests it annually and as otherwise required for impairment and any such impairments cannot be reversed. In the event that general trading conditions and prospects deteriorate or factors underlying assumed discount rates, such as assumed long-term interest rates, change, the determined recoverable amount of certain non-current assets may fall below carrying value. This could result in a write-down of the carrying value of any such assets, which could have a material adverse effect on Smurfit Kappa’s assets, liabilities and results of operations. Smurfit Kappa has recorded impairments in previous years. For instance, in the fiscal year ended December 31, 2022, Smurfit Kappa recorded an impairment to its operation in Peru of $12 million. Additional impairments may occur in the future.
Smurfit Kappa has a number of pension schemes that are currently in deficit.
Smurfit Kappa operates a number of pension and other long-term benefit plans throughout the world, devised in accordance with local conditions and practice. Currently, a significant but declining proportion of its employees are members of defined benefit pension arrangements, most of which are now closed to future benefit accrual. The deficit of these employee benefit plans was $539.0 million as at December 31, 2023.
An increase in the value of the liabilities or decrease in the value of pension plan assets may negatively affect Smurfit Kappa’s balance sheet and distributable reserves, any of which could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects. The liabilities will mainly be affected by increases in life expectancy and by changes in long-term yields, which are used to discount the liabilities to present value. The assets will be affected by increases in long-term yields, which will reduce the value of bond investments, and by movements in equity markets. These factors create a considerable degree of volatility in the measurement of any pension scheme’s deficit or surplus.
There is a risk that equity and bond markets will further deteriorate if the global economic climate worsens, which could negatively affect the funded status of Smurfit Kappa’s post-employment defined benefit arrangements. In addition, volatility in Smurfit Kappa’s net balance sheet liabilities resulting from the relative change in the value of assets and liabilities may be further enhanced by investment strategies resulting in exposure to various classes of assets.
Existing and potential changes in statutory minimum requirements may also affect the amount and timing of funding to be paid by Smurfit Kappa. Most funding requirements consider yields on assets such as government bonds or interbank interest rate swap curves, depending on the basis. Although recent statutory easements in the pace of funding on these bases and increases in bond/swap yields have provided some contribution relief to Smurfit Kappa, it may nonetheless have to pay additional contributions to meet potentially onerous statutory minimum funding requirements in the future, which could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
In addition, Smurfit Kappa’s pension funds hold various sovereign bonds as part of their fund assets. Any significant decline in value or default of such securities could negatively affect the funded status of Smurfit Kappa’s post-employment defined benefit arrangements.

Smurfit Kappa operates in certain highly inflationary economies.
Smurfit Kappa operates, has operated and may operate in the future in certain economies that have historically had high inflation rates and have devalued their currencies. For example, as a result of high cumulative inflation rates in Argentina since 2018, Smurfit Kappa’s Argentinian business was considered to be functioning in a highly inflationary economy and began using the U.S. Dollar as its functional currency. To the extent that there is further devaluation of the currency exchange rate in Argentina, Smurfit Kappa may experience additional material adverse effects on its business, results of operations, financial condition and/or prospects in Argentina.
Significant inflation in the countries in which Smurfit Kappa operates and challenges similar to those Smurfit Kappa has experienced in the past could result in further currency exchange rate fluctuation and could adversely affect the value of its assets in those countries.
Smurfit Kappa is subject to compliance with antitrust and similar legislation in the jurisdictions in which it operates.
Smurfit Kappa is subject to legislation in many of the jurisdictions in which it operates relating to unfair competitive practices and similar behavior. From time to time, Smurfit Kappa has been subject to allegations of such practices and regulatory investigations or proceedings with respect thereto. Such allegations, investigations or proceedings (irrespective of merit) may require Smurfit Kappa to devote significant management resources to defending itself. In the event that such allegations are proven, Smurfit Kappa may be subject to fines, damages awards and other expenses, and its reputation may be harmed, which could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
In August 2019, the Italian Competition Authority (the “AGCM”) notified approximately 30 companies, of which Smurfit Kappa Italia S.p.A. (“Smurfit Kappa Italia”) was one, that an investigation had found the companies to have engaged in anti-competitive practices. For more information, see the section of the proxy statement/prospectus entitled “Business Overview of Smurfit Kappa — Legal Proceedings.”
After publication of the AGCM’s August 2019 decision, a number of purchasers of corrugated sheets and boxes initiated litigation proceedings against Smurfit Kappa companies, alleging that they were harmed by the alleged anti-competitive practices and seeking damages. While Smurfit Kappa believes that these actions are without merit, given that they are still in early stages, Smurfit Kappa cannot predict its potential liability or their outcomes with certainty at this point in time. Moreover, Smurfit Kappa cannot guarantee that additional legal actions arising out of or relating to the AGCM’s decision will not be brought against it in the future.
Smurfit Kappa is subject to a number of laws and regulations relating to privacy, security and data protection.
Smurfit Kappa is subject to a number of laws and regulations relating to privacy, security and data protection, including the General Data Protection Regulation (EU 2016/679) (“GDPR”), which requires EU-based companies or companies that process personal data about EU subjects (either as controllers or as processors) to comply with certain data protection obligations, breaches of which can result in substantial fines of up to 4.0% of the annual worldwide turnover of the preceding fiscal year or €20.0 million, whichever is greater. Additionally, new and evolving privacy laws in the United States, Europe, Latin America, and elsewhere have created new individual privacy rights, imposed increased obligations on companies handling personal data and increased potential exposure to fines and penalties. Such laws govern Smurfit Kappa’s ability to collect, use and transfer personal data including in relation to actual and potential customers, suppliers, employees and third parties. In addition, new laws or regulations governing privacy, security and data protection may be introduced which apply to Smurfit Kappa in any of the jurisdictions in which it operates. The nature and extent of any such new and/or amended laws or regulations, and the impact they may have on Smurfit Kappa, cannot be predicted.
Smurfit Kappa relies on third-party service providers and its own employees and systems to collect and process personal data and to maintain its databases. Therefore, Smurfit Kappa is exposed to the risk that such data could be wrongfully appropriated, lost or disclosed, or damaged or processed in breach of privacy, security or data protection laws. These events could result in disruptions and damage, or the misappropriation of sensitive data, and depending on their nature and scope, could lead to the compromise of confidential information, improper use of Smurfit Kappa’s systems and networks, manipulation and destruction of data, defective products, production downtimes, operational disruptions and exposure to liability. Such disruptions or misappropriations and the resulting repercussions, including reputational damage and legal claims or proceedings, may have a material adverse effect on Smurfit Kappa’s business, results of operations, cash flows, financial condition and/or prospects. See also the risk factor entitled “Smurfit Kappa is subject to cybersecurity risks that threaten the confidentiality, integrity and availability of data in its systems.”
While Smurfit Kappa endeavors to comply with all applicable laws and regulations relating to privacy, security and data protection, it is possible that such requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other laws or Smurfit Kappa’s practices. That concern is particularly relevant for the GDPR, as different EU member state regulators may differ as to their interpretation of the GDPR and the approach they may take to breaches, enforcement, complaints or the exercise of rights to access personal data by individuals.
Any perceived or actual failure by Smurfit Kappa to protect confidential data, personal data, any material non-compliance with privacy, security or data protection laws or regulations or any general IT system failure may harm its reputation and credibility, adversely affects its revenues, reduce its ability to attract or retain customers, result in litigation or other actions being brought against it and the imposition of significant fines and, as a result, could have a material adverse effect on its business, results of operations, financial condition and/or prospects.
Failure to maintain good health and safety and employee well-being practices may have a material adverse effect on Smurfit Kappa’s business.
Smurfit Kappa’s employees carry out relatively difficult and specialized tasks and a serious incident affecting the health and safety of any of Smurfit Kappa’s employees could disrupt its operations. While Smurfit Kappa’s overall total recordable injury rate (the “TRIR”) was reduced by 48% in the five years ended December 31, 2023, there can be no guarantee that the TRIR will continue to fall or that it will not rise in the future. There is a risk of fines or litigation if a health and safety incident occurs. Furthermore, disruption of operations caused by a major incident could have a material adverse effect on Smurfit Kappa’s customer relationships, business, results of operations, financial condition and/or prospects. In particular, explosions or other failures of the recovery boilers at Smurfit Kappa’s kraftliner mills would result in a significant disruption to Smurfit Kappa’s business. Similar occurrences at Smurfit Kappa’s other mills may have a lesser but still material effect on its results. Additionally, portions of Smurfit Kappa’s operations are in areas with ongoing political or geopolitical uncertainty which could pose security risks to Smurfit Kappa’s employees or operations. See also the risk factors entitled “Smurfit Kappa, as a leading global manufacturing business, has been, and may be in the future, adversely affected by factors that are beyond its control, such as economic and financial market conditions, geopolitical conflicts and other social and political unrest or change” and “Smurfit Kappa is exposed to risks related to international sales and operations.”
Smurfit Kappa may not be able (whether due to increasing costs or otherwise) to attract, develop and retain suitably qualified employees as required for the business.
Certain parts of Smurfit Kappa’s business are dependent on the availability of particular skilled and semi-skilled employees. The potential risks Smurfit Kappa faces include a loss of institutional memory, skills, experience and management capabilities. Smurfit Kappa may be unable to attract and retain sufficient qualified replacements when and where necessary to avoid an adverse impact on its business. As a result of the COVID-19 pandemic, there were many considerations in the area of talent management and development, which resulted in new initiatives and mitigations. While Smurfit Kappa implemented specific measures, including communications strategies such as “MyVoice Pulse Survey,” and online tools for development and training, there is no guarantee that such initiatives will allow Smurfit Kappa to attract, develop and retain suitably qualified employees as required for the business.
In addition, Smurfit Kappa had approximately 47,000 employees as of December 31, 2023, which constitutes a significant proportion of Smurfit Kappa’s cost base. Accordingly, inflationary pressures,

changes in applicable laws and regulations or other factors resulting in increased labor costs could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
Smurfit Kappa’s reputation is critical to its business.
Smurfit Kappa’s results of operations depend on maintaining a positive reputation with customers. Any negative incident could significantly affect Smurfit Kappa’s reputation and damage its business. Smurfit Kappa may be adversely affected by negative publicity, regardless of its accuracy, including with respect to, among other things:
•
the quality of Smurfit Kappa’s products;

•
environmental incidents and other damage to the environment (including in connection with Smurfit Kappa’s carbon footprint and impact on climate change);

•
employee or customer injury;

•
failure of Smurfit Kappa’s information technology and data security infrastructure, including security breaches of confidential customer or employee information;

•
employment-related claims relating to alleged employment discrimination, wages and hours;

•
violations of law or regulations;

•
labor standards or healthcare and benefits issues; or

•
Smurfit Kappa’s brand being affected globally for reasons outside of its control.

While Smurfit Kappa tries to ensure that its suppliers maintain the reputation of Smurfit Kappa’s brand, suppliers may take actions that adversely affect Smurfit Kappa’s reputation. In addition, through the increased use of social media, individuals and non-governmental organizations have the ability to disseminate their opinions regarding Smurfit Kappa’s products, and Smurfit Kappa’s business, to an increasingly wide audience at a faster pace. Any failure to effectively respond to any negative opinions or publicity in a timely manner could harm the perception of Smurfit Kappa’s brand and products and damage Smurfit Kappa’s reputation, regardless of the validity of the statements against Smurfit Kappa, and ultimately harm Smurfit Kappa’s business.
Smurfit Kappa may be adversely impacted by work stoppages and other labor relations matters.
Future developments in relation to Smurfit Kappa’s business or otherwise could adversely affect relations between Smurfit Kappa and its employees, trade/labor unions and work councils. There are different labor unions represented across Smurfit Kappa sites and the majority of Smurfit Kappa employees are covered by a collective labor agreement as of December 31, 2023. Labor disputes or other problems could lead to a substantial interruption to Smurfit Kappa’s business or otherwise adversely affect Smurfit Kappa and have a material adverse effect on its business, results of operations, financial condition and/or prospects.
In addition, Smurfit Kappa’s business relies on vendors, suppliers and other third parties that have union employees. Work stoppages or other labor relations matters affecting these vendors, suppliers and other third parties could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
Non-compliance with bribery, anti-corruption and sanctions laws and regulations may negatively affect Smurfit Kappa’s business.
Smurfit Kappa is a decentralized group operating in multiple countries, and each of these countries may have bribery and anti-corruption laws and regulations, some of which are potentially extra-territorial in scope. This is in particular the case with regard to the Foreign Corrupt Practices Act in the United States, the Sapin II Law in France, the Bribery Act in the United Kingdom and the Criminal Justice (Corruption Offenses) Act 2018 in Ireland. Smurfit Kappa’s internal control policies and procedures, or those of its vendors, may not adequately protect it from reckless or criminal acts committed or alleged to have been committed by its employees, agents or vendors. Any such non-compliance with bribery and anti-corruption legislation could lead to civil or criminal, monetary and non-monetary penalties and/or could damage reputations.
Moreover, Smurfit Kappa is subject to regulation by trade sanctions and related legislation, which have become an increasingly popular instrument of foreign policy in recent years. These sanctions include both country-level embargoes, which restrict trade between certain designated countries, and sanctions on individuals and organizations where trade is restricted. There are hundreds of sanctions lists currently in existence, restricting trade with thousands of sanctioned individuals and organizations; these lists are constantly changing and the number of lists has increased in recent years. Due to the scale and footprint of Smurfit Kappa, it must monitor existing sanctions closely and exercise caution to avoid trading with any sanctioned country, individual or organization. The penalties for non-compliance with sanctions regimes are severe; offenses for breach of sanctions regimes can be both civil and criminal in nature. Smurfit Kappa could therefore be adversely affected by sanctions if they fail to closely monitor compliance with sanctions regimes.
Smurfit Kappa is exposed to risks related to international sales and operations.
Smurfit Kappa operates in many different countries. As of December 31, 2023, Smurfit Kappa operated across 22 countries in Europe, 13 countries in the Americas and one country in Africa in a plant managed by European operations. Germany, Mexico, France, the Netherlands, the United Kingdom and Spain represent some of the major country contributors to Smurfit Kappa’s net sales. As a result, Smurfit Kappa has previously been and remains vulnerable to risks in these countries, including:
•
the imposition of tariffs, quotas, import duties or other market barriers, such as restrictions on repatriating cash from foreign countries;

•
responding to disruptions in existing trade agreements or increased trade tensions between countries or political and economic unions;

•
the difficulties of, and costs of complying with, a wide variety of complex and changing laws, treaties and regulations;

•
increased difficulty in the collection of accounts receivable, including longer collection periods;

•
inconsistent regulations and unexpected changes in legislation or regulatory requirements and increased difficulty and expense in hiring and dismissing employees;

•
the imposition of quotas relating to the composition of the employee base or the local sourcing of raw materials or other similar quotas;

•
political, economic and social unrest or instability (such as downturns or changes in economic activity due to, among other things, regional conflicts or commodity inflation), the ongoing hyperinflation in Argentina (which has led Smurfit Kappa to apply hyperinflationary accounting to its Argentinian operations in recent years), as well as disruptions and government intervention in national economies and social structures, including the threat of terrorism;

•
geopolitical conflict, such as Russia’s invasion of Ukraine, which led Smurfit Kappa to sell its Russian operations and take a related impairment charge of $159 million in respect of its Russian operations in the fiscal year ended December 31, 2022;

•
work stoppages, transport interruptions and difficulties in managing international operations;

•
government expropriation of private sector assets;

•
transfer pricing and adverse tax consequences;

•
inability to repatriate cash; and

•
adverse currency fluctuations.

The occurrence of any of the foregoing could have a material adverse effect on Smurfit Kappa’s earnings as a result of the related delays or increased costs in the production and delivery of products and services or otherwise disrupt the demand for Smurfit Kappa’s products.

Adverse credit and financial market events and conditions could, among other things, impede access to or increase the cost of financing, which could have a material adverse impact on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
Smurfit Kappa relies on access to the credit and capital markets to finance its operations and refinance existing indebtedness. Any limitations on its access to the credit and capital markets on satisfactory terms, or at all, could limit its liquidity, financial flexibility or cash flows and affect its ability to execute its strategic plans, which could have a material adverse effect on its business, results of operations, financial condition and/or prospects.
Smurfit Kappa’s access to the credit and capital markets is subject to a number of variables, including its results of operations, margins and activity levels, the conditions of the global credit and capital markets, market perceptions of its creditworthiness and the ability and willingness of lenders and investors to provide capital. In recent years, global financial markets have experienced disruptions and general economic conditions have been volatile. During periods of financial market volatility, Smurfit Kappa’s access to the credit and capital markets could be impaired.
Smurfit Kappa’s debt could adversely affect its financial health.
As at December 31, 2023, Smurfit Kappa’s gross outstanding debt was $3.8 billion. Moreover, as described in “Debt Financing — Smurfit Kappa Treasury Notes,” on April 3, 2024, Smurfit Kappa Treasury issued $2.75 billion of senior unsecured notes. Smurfit Kappa may also incur additional indebtedness in the future.
Smurfit Kappa’s debt could have important negative consequences. For example, it could:
•
make it difficult for Smurfit Kappa to satisfy its debt obligations;

•
require Smurfit Kappa to dedicate a large portion of its cash flow from operations to service debt and fund repayments on its debt, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes;

•
increase Smurfit Kappa’s vulnerability to general adverse economic, industry or competitive conditions;

•
limit Smurfit Kappa’s flexibility in planning for, or reacting to, changes in its business or the industry in which it operates;

•
limit Smurfit Kappa’s ability to raise additional debt or equity capital in the future;

•
restrict Smurfit Kappa from making strategic acquisitions or exploiting business opportunities; and

•
place Smurfit Kappa at a competitive disadvantage compared to its competitors that have less debt.

To the extent that Smurfit Kappa incurs additional debt or such other obligations, the risk associated with Smurfit Kappa’s debt described above will increase.
In addition, a portion of Smurfit Kappa’s debt bears interest at variable rates that are linked to changing market interest rates. As of December 31, 2023, Smurfit Kappa had fixed an average of 99% of its interest cost on borrowings over the following 12 months. Although Smurfit Kappa may hedge a portion of its exposure to variable interest rates by entering into interest rate swaps from time to time, Smurfit Kappa cannot provide assurances that it will do so in the future. An increase in market interest rates would increase Smurfit Kappa’s interest expense on its variable rate debt obligations, which may exacerbate the risks associated with its capital structure.
Restrictions imposed by certain of Smurfit Kappa’s existing and future indentures and credit facilities limit or may limit its ability to take certain actions.
Certain of Smurfit Kappa’s existing indentures and other outstanding debt agreements limit, and future debt agreements may limit, its flexibility to operate its business. For example, certain of these agreements restrict Smurfit Kappa’s ability to, among other things:

•
borrow money;

•
create certain liens;

•
make certain asset dispositions;

•
guarantee indebtedness; or

•
merge, consolidate or sell, lease or transfer all or substantially all of its assets.

In addition, a breach of the covenants in any such agreement could cause a default under the terms of each of those agreements, causing all the debt under those agreements to be accelerated unless Smurfit Kappa can obtain waivers or consents of any breaches. Smurfit Kappa cannot guarantee that waivers or consents will be granted.
Smurfit Kappa is exposed to the risk of product substitution.
Smurfit Kappa’s main products — corrugated containers and paperboard packaging (comprising folding cartons and solidboard packaging) — compete with other forms of packaging, including, for example, reusable plastic containers. Substitution of Smurfit Kappa’s products may increase in the future as other products may be introduced as substitutes for Smurfit Kappa’s products. Future packaging developments and trends may drive further substitution. Any significant substitution away from paper-based packaging products may materially adversely affect Smurfit Kappa’s profitability.
Substitution is also possible between solidboard packaging and corrugated containers, with the generally lower cost of corrugated containers offset by the moisture and temperature handling characteristics of solidboard packaging. If substitution levels increase, the demand for Smurfit Kappa’s solidboard packaging products may fall, with no guarantee that Smurfit Kappa will gain the corrugated packaging business, potentially resulting in lower sales, which may lead to downward pressure on the profitability of Smurfit Kappa’s products.
Smurfit Kappa may produce faulty or contaminated products due to failures in quality control measures and systems.
Smurfit Kappa may fail to produce products that meet applicable safety and quality standards, which could result in adverse effects on consumer health, litigation exposure, loss of market share and adverse reputational and financial impacts, among other potential consequences, and Smurfit Kappa may incur substantial costs in taking appropriate corrective action (up to and including recalling products from end consumers and reimbursing customers and/or end consumers for losses that they suffer as a result of these failures). Smurfit Kappa’s failure to meet these standards could lead to regulatory investigations, enforcement actions and/or prosecutions, and could result in adverse publicity, which may damage Smurfit Kappa’s reputation. Any of these outcomes could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
Smurfit Kappa provides representations in certain of its contracts that its products are produced in accordance with customer specifications. If the product contained in packaging manufactured by Smurfit Kappa is faulty or contaminated, the manufacturer of the product may allege that the packaging Smurfit Kappa provided caused the fault or contamination, even if the packaging complies with contractual specifications. If Smurfit Kappa’s packaging fails to meet contract specifications, Smurfit Kappa could face liability from its customers and third parties for bodily injury or other damages. These liabilities could have a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
Failure by Smurfit Kappa to successfully implement strategic transformation initiatives, including those relating to information technology infrastructure, could adversely affect its business.
Smurfit Kappa has throughout the years undertaken several projects to enhance productivity and performance, increase efficiency and deliver costs savings throughout their respective businesses, which may not be achieved on the anticipated timeline or at all. These initiatives are largely intended to increase process efficiency and enable productivity enhancements. Implementation of certain of these initiatives are significant financial undertakings and may require substantial time and attention of management and key employees. Smurfit Kappa may not be able to successfully implement these initiatives without delays or may experience unanticipated business disruptions and/or it may not achieve the desired benefits from the project. Project completion dates may also change. Any of these items, along with any failure to effectively manage data governance risks, could lead to a material adverse effect on Smurfit Kappa’s business, results of operations, financial condition and/or prospects.
Risks Relating to WestRock’s Business
You should read and consider risk factors specific to WestRock’s business that will also affect Smurfit WestRock after the Combination. These risks are described in the section entitled “Risk Factors” in WestRock’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and in other documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus. Smurfit WestRock expects that, following the consummation of the Combination, most, if not all, of these same risk factors will continue to impact the business of Smurfit WestRock.
Supplemental information relating to WestRock’s risk factor “We May Be Adversely Impacted by Work Stoppages and Other Labor Relations Matters Additional Information on Work Stoppages and Other Labor Relations Matters” in WestRock’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023.
In December 2023, the United Steelworkers Union (“USW”) ratified a master agreement that applies to substantially all of WestRock’s U.S. facilities represented by the USW. The agreement has a four-year term ending in December 2027 and covers a number of specific items, including wages, medical coverage and certain other benefit programs, including retirement benefits, substance abuse testing, and safety. Individual facilities will continue to have local agreements for subjects not covered by the master agreement and those agreements will continue to have staggered terms. The master agreement permits WestRock to apply its terms to USW employees who work at facilities it acquired during the term of the agreement. The master agreement covers approximately 52 of WestRock’s U.S. operating locations and approximately 7,300 of its employees. While the terms of its collective bargaining agreements vary, WestRock believes the material terms of the agreements are customary for the industry, the type of facility, the classification of the employees and the geographic location covered.
WestRock experienced a strike at its corrugated converting facility in Dayton, New Jersey beginning in June 2023. WestRock effectuated contingency plans at this location, and the facility continued to operate and produce products for its customers. In November 2023, WestRock reached an agreement to resolve the strike, which was approved by the requisite union membership, and the strike concluded in December 2023.
Risks Relating to Tax Matters
You should read the discussion under the section of this proxy statement/prospectus entitled “The Combination — Material U.S. and Irish Income Tax Considerations” for a more complete discussion of U.S. federal income and Irish tax considerations relating to the Combination and/or the ownership and disposition of Smurfit WestRock Shares received in the Combination.
The IRS may not agree with the conclusion that Smurfit WestRock is to be treated as a foreign corporation for U.S. federal income tax purposes following the Combination or may assert that Smurfit WestRock is subject to certain adverse consequences for U.S. federal income tax purposes.
A corporation organized under non-U.S. law, such as Smurfit WestRock, is generally treated as a foreign corporation for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule under which a corporation otherwise treated as a foreign corporation may be treated as a U.S. corporation for U.S. federal income tax purposes if, following an acquisition of a U.S. corporation by a foreign corporation, at least 80% of the acquiring foreign corporation’s stock (by vote or value) is considered to be held by former shareholders of the U.S. corporation by reason of holding stock of such U.S. corporation (such percentage referred to as the “ownership percentage”), and the “expanded affiliated group” which includes the acquiring foreign corporation does not have “substantial business activities” in the country in which the acquiring foreign corporation was created or organized. If Smurfit WestRock were to be treated as a U.S. corporation for U.S. federal income tax purposes, Smurfit WestRock and its subsidiaries could be subject to substantial additional U.S. federal income tax liability and U.S. withholding taxes may apply to payments made to Smurfit WestRock Shareholders.
In addition, even if Smurfit WestRock were not treated as a U.S. corporation, Section 7874 of the Code may cause Smurfit WestRock to be subject to certain unfavorable U.S. federal income tax rules in the event that the ownership percentage attributable to former WestRock Stockholders exceeds 60% and the “expanded affiliated group” which includes the acquiring foreign corporation does not have “substantial business activities” in the country in which the acquiring foreign corporation was created or organized. If Smurfit WestRock were to be subject to these rules, Smurfit WestRock and its subsidiaries could be subject to adverse tax consequences, including restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction and its U.S. shareholders could be subject to a higher rate of tax on any dividends.
Based on the percentage of Smurfit WestRock Shares to be received by WestRock Stockholders in the Combination and current law, Smurfit WestRock does not currently expect Section 7874 of the Code to apply so as to cause Smurfit WestRock to be treated as a U.S. corporation or otherwise subject Smurfit WestRock to certain unfavorable tax rules for U.S. federal income tax purposes. However, the ownership of Smurfit WestRock for purposes of Section 7874 of the Code must be finally determined after Completion, by which time there could be adverse changes to the relevant facts and circumstances. In addition, the rules for determining ownership under Section 7874 of the Code are complex, unclear and subject to change. Accordingly, there can be no assurance that the IRS would not assert that Smurfit WestRock should be treated as a U.S. corporation for U.S. federal income tax purposes or that such an assertion would not be sustained by a court.
Smurfit WestRock Shareholders are urged to consult with their tax advisors regarding the potential application of Section 7874 of the Code and the Treasury Regulations promulgated thereunder to the Combination.
The Smurfit Kappa Share Exchange may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
The Smurfit Kappa Share Exchange is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In general, assuming the Smurfit Kappa Share Exchange so qualifies, U.S. Holders (as defined in the section entitled “Material U.S. Federal Income and Irish Tax Considerations — Material U.S. Federal Income Tax Considerations”) of Smurfit Kappa Shares will not recognize any gain or loss for U.S. federal income tax purposes on the receipt of Smurfit WestRock Shares in exchange for Smurfit Kappa Shares pursuant to the Smurfit Kappa Share Exchange, except with respect to any cash received in lieu of fractional Smurfit WestRock Shares. However, this is not free from doubt, and the requirements for such qualification are complex and subject to legal and factual uncertainties.
Completion is not conditioned upon the receipt of an opinion of counsel regarding qualification of the Smurfit Kappa Share Exchange as a “reorganization” within the meaning of Section 368(a) of the Code. Smurfit Kappa, WestRock and Smurfit WestRock have not sought and will not seek any ruling from the IRS regarding the qualification of the Smurfit Kappa Share Exchange as a “reorganization” within the meaning of Section 368(a) of the Code. Consequently, there can be no assurance that the IRS will not challenge that the Smurfit Kappa Share Exchange so qualifies or that a court would not sustain such a challenge. If the Smurfit Kappa Share Exchange does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of Smurfit Kappa Shares will recognize gain or loss for U.S. federal income tax purposes on the receipt of Smurfit WestRock Shares in exchange for Smurfit Kappa Shares pursuant to the Smurfit Kappa Share Exchange, as more fully described in the section of this proxy statement/prospectus entitled “Material U.S. Federal Income and Irish Tax Considerations — Material U.S. Federal Income Tax Considerations — The Combination — The Smurfit Kappa Share Exchange”.
U.S. Holders of Smurfit Kappa Shares are urged to consult with their tax advisors regarding the tax treatment of the Smurfit Kappa Share Exchange to them in light of their particular circumstances.

The effective tax rate that will apply to Smurfit WestRock is uncertain and may vary from expectations.
There can be no assurance that the Combination will improve or preserve Smurfit WestRock’s ability to maintain any particular worldwide effective corporate tax rate. No assurance can be given as to what Smurfit WestRock’s effective tax rate will be after Completion because of, among other things, uncertainty regarding the tax policies of the jurisdictions in which Smurfit WestRock and its affiliates will operate. Smurfit WestRock’s actual effective tax rate may vary from its expectations, and such variance may be material. Additionally, tax laws or their implementation and applicable tax authority practices in any jurisdiction could change in the future, possibly on a retroactive basis, and any such change could have a material adverse impact on Smurfit WestRock and its affiliates.
Following Completion, a transfer of Smurfit WestRock Shares, other than one effected by means of the transfer of book-entry interests in the Depository Trust Company, may be subject to Irish stamp duty.
Transfers of Smurfit WestRock Shares effected by means of the transfer of book-entry interests through DTC should not generally be subject to Irish stamp duty. However, a transfer of Smurfit WestRock Shares other than by means of the transfer of book-entry interests through DTC (including a transfer of Depositary Interests within the CREST system) will generally be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is primarily a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of Smurfit WestRock Shares.
In certain limited circumstances, dividends paid by Smurfit WestRock may be subject to Irish dividend withholding tax.
In certain limited circumstances, Irish dividend withholding tax (“DWT”) (currently at a rate of 25%) may arise in respect of any dividends paid on Smurfit WestRock Shares. A number of exemptions from DWT exist such that Smurfit WestRock Shareholders resident in the United States, the United Kingdom, an EU or European Economic Area member state, or another country with which Ireland has a double tax treaty may be entitled to exemptions from DWT. Please see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income and Irish Tax Considerations — Irish Tax Considerations — Dividend Withholding Tax” for further details on available exemptions from DWT.
Smurfit WestRock Shareholders resident in the United States that hold their Smurfit WestRock Shares through DTC will not be subject to DWT, provided the addresses of the beneficial owners of such Smurfit WestRock Shares in the records of the brokers holding such shares are recorded as being in the United States (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by Smurfit WestRock). U.S. resident Smurfit WestRock Shareholders that hold their Smurfit WestRock Shares outside of DTC and shareholders resident in certain other countries (irrespective of whether they hold their Smurfit WestRock Shares through DTC or outside of DTC) generally should not be subject to DWT provided the beneficial owners of such Smurfit WestRock Shares have furnished completed and valid DWT forms or an IRS Form 6166, as appropriate, to the qualifying intermediary or transfer agent or brokers (and such brokers have further transmitted the relevant information to the qualifying intermediary or transfer agent). However, other Smurfit WestRock Shareholders may be subject to DWT, which could adversely affect the price of their Smurfit WestRock Shares.
Dividends received by Irish residents and certain other Smurfit WestRock Shareholders may be subject to Irish income tax.
Smurfit WestRock Shareholders entitled to an exemption from DWT on dividends received from Smurfit WestRock will not be subject to Irish income tax and universal social charge (“USC”) in respect of those dividends, unless they have some connection with Ireland other than their holding of Smurfit WestRock Shares (for example, they are resident in Ireland). Smurfit WestRock Shareholders who are not Irish tax resident nor ordinarily resident in Ireland, but who are not entitled to an exemption from DWT, will generally have no further liability to Irish income tax or USC on those dividends which suffer DWT.

Smurfit WestRock Shares received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.
Irish capital acquisition tax (“CAT”) (currently at a rate of 33% above a tax-free threshold, subject to available reliefs and exemptions) could apply to a gift or inheritance of Smurfit WestRock Shares (including Depositary Interests and shares held through DTC) notwithstanding that the donor or the donee / successor in relation to such gift or inheritance is domiciled and resident outside Ireland. This is because Smurfit WestRock Shares are regarded as property situated in Ireland for CAT purposes. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT.
Please see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income and Irish Tax Considerations — Irish Tax Considerations — Capital Acquisitions Tax” for further details.
Changes in and the complexity of U.S. and non-U.S. tax laws or challenges to tax positions may adversely affect Smurfit Kappa, WestRock and, following Completion, Smurfit WestRock.
Any change in tax law, interpretation or practice, or in the terms of tax treaties, in a jurisdiction where Smurfit Kappa and WestRock or any of their respective subsidiaries is subject to tax could adversely affect Smurfit Kappa, WestRock and, following Completion, Smurfit WestRock.
The Organization for Economic Cooperation and Development (“OECD”) and many countries in Europe, as well as a number of other countries and organizations, have proposed, recommended or (in the case of certain countries) enacted changes to existing tax laws or new tax laws that address issues related to the taxation of multinational corporations. One example is Pillar Two of the OECD’s “BEPS 2.0” initiative, which is aimed at ensuring all companies pay a global minimum tax. In December 2022, the member states of the EU unanimously voted to adopt the OECD’s minimum tax rules and phase them into law, and in February 2023 the OECD released technical guidance on the global minimum tax which was agreed by consensus of the Pillar Two signatory jurisdictions. Under the EU’s minimum tax directive, member states are to adopt, and a number of member states have adopted or proposed, legislation implementing the minimum tax rules effective for periods beginning on or after December 31, 2023, with the “under-taxed profit rule” to take effect for periods beginning on or after December 31, 2024. Ireland enacted legislation implementing the minimum tax rules by way of Finance (No 2) Act 2023 for accounting periods beginning on or after December 31, 2023. Legislatures in multiple countries outside of the EU have also adopted or proposed legislation to implement the OECD’s minimum tax proposal. As a result of these developments and similar developments in other jurisdictions, the tax laws of certain countries in which Smurfit Kappa and its affiliates, and WestRock and its affiliates, do business could change on a prospective or retroactive basis, and any such change could significantly increase Smurfit WestRock’s tax obligations in the countries in which it will do business or require Smurfit WestRock to change the manner in which it operates its business, which may adversely affect Smurfit WestRock after the Combination.
Furthermore, U.S. Congress or the Biden administration (or subsequent administrations) could enact changes to U.S. corporate income taxes by increasing corporate tax rates, imposing new limitations on deductions, credits or other tax benefits, or making other changes that may adversely affect the business, cash flows or financial performance of Smurfit WestRock. There is a substantial lack of clarity around the likelihood, timing and details of any such changes. At this time, it is not possible to determine whether such changes could adversely affect Smurfit WestRock.
Each of Smurfit Kappa and WestRock is, and following Completion Smurfit WestRock will be, subject to tax laws of numerous jurisdictions, and the interpretation of those laws is subject to challenge by the relevant governmental entities.
Following Completion, Smurfit WestRock will operate in 40 countries and, as a result of the Combination, will have a material presence in the United States. The tax rules to which Smurfit Kappa and WestRock are, and following Completion Smurfit WestRock will be, subject, including in the United States, are increasingly complex. The members of Smurfit WestRock will be required to make judgements as to the interpretation and application of these rules, both as to the Merger and the Scheme and as to the operations of Smurfit WestRock. Changes in tax law (including tax rates), tax treaties, accounting policies and accounting standards, including as a result of the OECD’s Inclusive Framework that proposes a minimum global tax (“Pillar Two”) and the EU’s anti-tax abuse measures, combined with increased investments by governments in the digitalization of tax administration and tax compliance, could result in an increased tax burden for Smurfit Kappa, WestRock and, following Completion, Smurfit WestRock, as well as increased levels of audit activity, investigations, litigation or other actions by relevant governmental entities.
Under any such audit, investigation, litigation or other action, governmental entities may disagree with the interpretation and/or application of relevant tax rules by the members of Smurfit WestRock. A challenge by governmental entities in such circumstances may require members of Smurfit WestRock to incur additional costs in connection with litigation or in reaching settlement and, if a governmental entity’s challenge is successful, could result in additional taxes, interest and/or penalties being assessed on members of Smurfit WestRock. This could increase the amounts payable in respect of tax by the members of Smurfit WestRock and may, given the current political and economic environment in relation to tax liabilities of multinational companies, cause reputational damage to Smurfit WestRock. Smurfit Kappa and WestRock regularly assess, and Smurfit WestRock will regularly assess, the likely outcomes of such audits, investigations, litigation or other actions to determine the appropriateness of their respective tax provisions and any uncertain tax positions. However, Smurfit Kappa, WestRock or Smurfit WestRock may not accurately predict the outcomes of these audits, investigations, litigation or other actions and the actual outcomes of such audits, investigations, litigation or other actions could have a material impact on Smurfit WestRock’s financial results.
Risks Relating to Ownership of Smurfit WestRock Shares
The market price and trading volume of Smurfit WestRock Shares may be particularly volatile in the period following Completion, and holders of the Smurfit WestRock Shares could lose a significant portion of their investment due to drops in the market price of the Smurfit WestRock Shares.
The market price and trading volume of Smurfit WestRock Shares may be volatile following Completion, and Smurfit WestRock Shareholders may not be able to resell their Smurfit WestRock Shares at or above their value at the Merger Effective Time due to fluctuations in the market price, including changes in price caused by factors unrelated to Smurfit WestRock’s operating performance or prospects.
The market price and trading volume of Smurfit WestRock Shares could fluctuate significantly for many reasons, including, without limitation:
•
as a result of the risk factors listed in this proxy statement/prospectus;

•
actual or anticipated fluctuations in Smurfit WestRock’s operating results;

•
for reasons unrelated to operating performance, such as reports by industry analysts, investor perceptions, or negative announcements by Smurfit WestRock’s customers or competitors regarding their own performance;

•
regulatory changes that could impact Smurfit WestRock’s business; and

•
general economic and industry conditions.

In the past, following large price declines in the public market price of a company’s securities, securities class action litigation has often been initiated against that company. Litigation of this type against Smurfit WestRock could result in substantial costs and diversion of management’s attention and resources, which could adversely affect its business, results of operation, financial condition and/or prospects. Any adverse determination in litigation against Smurfit WestRock could also subject it to significant liabilities.
Substantial future sales of Smurfit WestRock Shares or future sales by particular persons could impact the trading price of Smurfit WestRock Shares.
Sales of a substantial number of Smurfit WestRock Shares or sales of Smurfit WestRock Shares by particular persons, or the perception that these sales might occur, could depress the market price of the Smurfit WestRock Shares and could impair Smurfit WestRock’s ability to raise capital through the sale of additional equity securities. For example, WestRock Stockholders or Smurfit Kappa Shareholders may decide to sell the Smurfit WestRock Shares received by them in the Combination, rather than remain Smurfit WestRock Shareholders, which could have an adverse impact on the trading price of the Smurfit WestRock Shares.
There has been no prior public market for Smurfit WestRock Shares on either the NYSE or the LSE, an active market for such securities may not develop or be sustained and trading prices may vary, and there is no guarantee that Smurfit WestRock Shares will be included in an S&P Index following Completion.
Prior to Completion, Smurfit WestRock Shares will not be publicly traded and there will not have been any public market for the Smurfit WestRock Shares. Subject to Completion, an application will be made for the Smurfit WestRock Shares to be approved for listing on the NYSE. Applications will also be made for the Smurfit WestRock Shares to be admitted to the standard listing segment of the Official List of the FCA and to trading on the LSE’s main market for listed securities. Following Completion, an active trading market for the Smurfit WestRock Shares may not develop or be sustained. Smurfit WestRock cannot predict the extent to which investor interest will lead to the development of an active trading market in the Smurfit WestRock Shares or whether such a market will be sustained following Completion.
Although Smurfit WestRock, WestRock and Smurfit Kappa will use their respective reasonable best efforts to seek inclusion after the Merger Effective Time of the Smurfit WestRock Shares in an S&P Index, the decision as to whether to admit the Smurfit WestRock Shares to an S&P Index is ultimately at the discretion of the S&P Index Committee and consequently there is no guarantee that the Smurfit WestRock Shares will be included in an S&P Index. If the Smurfit WestRock Shares are not included in an S&P Index, Smurfit WestRock’s access to investor capital may be reduced.
Following Completion, Smurfit WestRock Shares will not be eligible for inclusion in the UK series of FTSE indices, which could have an adverse effect on the trading price, trading volumes and liquidity of the Smurfit WestRock Shares.
The Smurfit Kappa Shares are currently included in the FTSE 100 Index and (i) listed on the premium listing segment of the Official List of the FCA and admitted to trading on the main market for listed securities of the LSE, and (ii) listed on the Official List of Euronext Dublin and admitted to trading on the Euronext Dublin Market. Following Completion, the Smurfit WestRock Shares are expected to be (i) approved for listing on the NYSE and (ii) admitted to the standard listing segment of the Official List of the FCA (or, subject to the Draft New UK Listing Rules being implemented by the FCA in their current form and taking effect at the relevant time post-Completion, expected to be admitted to the new Equity Shares (International Commercial Companies Secondary Listing) category thereunder) and to trading on the LSE’s main market for listed securities. In addition, it is expected that Smurfit Kappa Shares will be delisted from the premium listing segment of the Official List of the FCA and the Smurfit Kappa Shares will cease trading on the main market for listed securities of the LSE, and that Smurfit Kappa Shares will delist from the Official List of Euronext Dublin and will cease trading on the Euronext Dublin Market. The Combination is therefore expected to result in Smurfit WestRock not being eligible for inclusion in the UK series of FTSE indices, including the FTSE 100 Index, which could have an adverse impact on the trading price, trading volumes and liquidity of the Smurfit WestRock Shares.
Smurfit WestRock’s maintenance of two exchange listings may adversely affect liquidity in the market for Smurfit WestRock Shares and result in pricing differentials of Smurfit WestRock Shares between the two exchanges.
Trading in Smurfit WestRock Shares on the NYSE and the LSE will take place in different currencies (U.S. dollars on the NYSE and sterling on the LSE) and at different times (resulting from different time zones, different trading hours and different trading days for the NYSE and the LSE). The trading prices of Smurfit WestRock Shares on these two exchanges may at times differ due to these and other factors. Any decrease in the price of Smurfit WestRock Shares on the NYSE could cause a decrease in the trading price of Smurfit WestRock Shares on the LSE and vice versa.
The benefits Smurfit WestRock expects of the dual listing on the NYSE and the LSE, which are increased liquidity, visibility among investors and access to investors who may be able to hold listed shares in the U.K. but not the U.S., and vice versa, may not be realized or, if realized, may not be sustained, and the costs associated with a dual listing may ultimately outweigh the associated benefits.
A standard listing pursuant to Chapter 14 of the Listing Rules affords shareholders a lower level of protection than a premium listing.
Following Completion, Smurfit WestRock will be subject to the Listing Rules that apply to companies listed on the standard listing segment of the Official List of the FCA (or, subject to the Draft New UK Listing Rules being implemented by the FCA in their current form and taking effect at the relevant time post-Completion, those that are expected to apply to companies listed on the new Equity Shares (International Commercial Companies Secondary Listing) category), the Prospectus Regulation Rules and the DTRs; however, although Smurfit WestRock will be subject to applicable U.S. and NYSE corporate governance rules, it will not be required to comply with provisions of the Listing Rules which currently apply only to companies listed on the premium listing segment of the Official List of the FCA (or, subject to the Draft New UK Listing Rules being implemented by the FCA in their current form and taking effect at the relevant time post-Completion, those that are expected to apply to companies listed on the new Equity Shares (Commercial Companies) category).
The market price for Smurfit WestRock Shares may be affected by factors different from those that historically have affected the Smurfit Kappa Shares and WestRock Stock.
Upon Completion, holders of WestRock Stock (other than WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, to the extent they own WestRock Stock) and Smurfit Kappa Shareholders will become holders of Smurfit WestRock Shares. Smurfit Kappa and WestRock each have businesses that differ from each other. Accordingly, the results of operations of Smurfit WestRock will be affected by some factors that are different from those currently affecting the results of operations of each of Smurfit Kappa and WestRock. For a discussion of the businesses of Smurfit Kappa and WestRock and of certain important factors to consider in connection with those businesses, see the section of this proxy statement/prospectus entitled “Business Overview of Smurfit Kappa”, and the documents incorporated by reference into this proxy statement/prospectus (including, without limitation, WestRock’s Annual Report on Form 10-K for the year ended September 30, 2023), referred to under “Where You Can Find More Information” in this proxy statement/prospectus.
Current WestRock Stockholders will have a reduced ownership and voting interest in, and will exercise less influence over management of, Smurfit WestRock after Completion than they did with respect to WestRock prior to Completion.
WestRock Stockholders currently have the right to vote in the election of WestRock’s board of directors and on certain other matters affecting WestRock. Upon Completion, each WestRock Stockholder that receives Smurfit WestRock Shares will become a shareholder of Smurfit WestRock with a percentage ownership of Smurfit WestRock that is smaller than the WestRock Stockholder’s current percentage ownership of WestRock. It is expected that Smurfit Kappa Shareholders and WestRock Stockholders are expected to own, immediately following Completion, approximately 50.4% and 49.6% of Smurfit WestRock, respectively, based on the number of shares outstanding of both Smurfit Kappa and WestRock as of the date of the announcement of the Combination (September 12, 2023). In addition, upon Completion, the Smurfit WestRock Board will consist of 14 directors, eight of whom will be from the existing Smurfit Kappa Board and selected by Smurfit Kappa and six of whom will be from the existing WestRock Board and selected by WestRock. As a result, WestRock Stockholders as a group will have less influence on the management and policies of Smurfit WestRock than they now have on the management and policies of WestRock.
Shareholders of Smurfit WestRock may be subject to currency exchange rate risk.
As the functional and presentational currency of Smurfit WestRock is expected to be U.S. dollars, any dividends declared by Smurfit WestRock will be denominated, and paid to Smurfit WestRock Shareholders, in U.S. dollars. An investment in Smurfit WestRock Shares by an investor whose principal currency is not U.S. dollars exposes the investor to foreign currency exchange rate risk. Any fluctuations in the value of U.S.

dollars relative to such foreign currency may reduce the value of the investment in the Smurfit WestRock Shares or any dividends in foreign currency terms.
Following Completion, a substantial portion of Smurfit WestRock’s net sales will be denominated in U.S. dollars, with the remainder primarily denominated in Euro, and, to a lesser extent, the local currencies of the other countries in which Smurfit WestRock will operate, including but not limited to the British pound, the Canadian dollar, the Swedish krona, the Danish krone, the Polish złoty, the Bulgarian lev, the Serbian dinar, the Mexican peso, the Colombian peso, the Brazilian real and the Argentinian peso. Changes in the value of these currencies against the U.S. Dollar could have a material adverse effect on Smurfit WestRock’s business, results of operations, financial condition and/or prospects as reported in U.S. Dollars. At Completion, a substantial portion of Smurfit WestRock’s debt will be denominated in U.S. Dollars, with the remainder primarily denominated in Euro. Changes in the value of other currencies against the U.S. Dollar may expose Smurfit WestRock to the effects of fluctuations in spot exchange rates (i) between loan issue and loan repayment dates, and (ii) on open balances at each balance sheet date.
Smurfit WestRock will seek Irish High Court approval of the creation of distributable reserves. Smurfit WestRock expects this approval will be forthcoming, but cannot guarantee it.
Under Irish law, dividends may only be paid and share repurchases and redemptions must generally be funded only out of “distributable reserves,” which Smurfit WestRock will not have immediately following Completion. The creation of distributable reserves of Smurfit WestRock involves a reduction in Smurfit WestRock’s share premium account (including any amounts credited to Smurfit WestRock’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the Combination), which requires the approval of the Irish High Court and, in connection with seeking such court approval, the approval of Smurfit Kappa Shareholders and WestRock Stockholders is being sought. Smurfit Kappa and WestRock are not aware of any reason why the Irish High Court would not approve the creation of distributable reserves in this manner; however, the issuance of the required order is a matter for the discretion of the Irish High Court.
There will also be no guarantee that the required approvals by Smurfit Kappa Shareholders and WestRock Stockholders will be obtained. Even if the proposal is approved by WestRock Stockholders, the Irish High Court may not exercise its discretion to approve the creation of the distributable reserves if it is not satisfied that there is sufficient support among WestRock Stockholders, particularly where the WestRock Distributable Reserves Proposal is not approved by more than 75% of the votes cast in respect of the resolution. In the event that distributable reserves of Smurfit WestRock are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such time as Smurfit WestRock has otherwise created sufficient distributable reserves (including from its business activities).
Any dividend payment in respect of Smurfit WestRock Shares is subject to a number of factors, including the distributions of earnings to Smurfit WestRock by its subsidiaries, the financial condition and results of operations of Smurfit WestRock, as well as the distributable reserves of Smurfit WestRock and the discretion of the Smurfit WestRock Board, and there are no guarantees that Smurfit WestRock will pay dividends or the level of any such dividends.
Any determination to pay dividends to Smurfit WestRock Shareholders will be at the discretion of the Smurfit WestRock Board and will be dependent on then-existing conditions, including but not limited to, Smurfit WestRock’s results of operations, capital investment priorities, the market price of Smurfit WestRock shares and access to capital markets, legal requirements, industry practice, the distribution of earnings to Smurfit WestRock by its subsidiaries, the financial condition, limitations under Irish law and other factors Smurfit WestRock deems relevant. Smurfit WestRock believes that dividends are a central component of its objective to deliver value for Smurfit WestRock Shareholders and recognizes the importance of dividends to Smurfit WestRock Shareholders. While there can be no assurance that Smurfit WestRock Shareholders will receive or be entitled to dividends that are equivalent to the historical dividends of Smurfit Kappa or WestRock, Smurfit WestRock intends to pay dividends to Smurfit WestRock Shareholders in line with Smurfit Kappa’s current attractive dividend policy. Smurfit Kappa has historically paid regular dividends and, following Completion, it is intended that Smurfit WestRock will declare dividends on a quarterly basis, although there is no assurance as to the timing or level of future dividend payments, if any, because these depend on, among other considerations, future earnings, capital requirements and financial condition. Accordingly, realization of a gain on Smurfit WestRock Shareholders’ Smurfit WestRock Shares received in the Combination may depend on the appreciation of the price of the Smurfit WestRock Shares, which may never occur. See the risk factor entitled “— Smurfit WestRock will seek Irish High Court approval of the creation of distributable reserves. Smurfit WestRock expects this will be forthcoming, but cannot guarantee this.” below for additional details.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about Smurfit WestRock’s business, the price and/or trading volume of Smurfit WestRock Shares could decline.
The trading market for Smurfit WestRock Shares will depend, in part, on the research and reports that securities or industry analysts publish about Smurfit WestRock and its business. Generally, securities and industry analysts based in the United States provide more coverage of U.S. incorporated issuers than of foreign issuers. If too few analysts commence and maintain coverage of Smurfit WestRock, the trading price for its shares might be adversely affected. Similarly, if one or more of the analysts currently covering WestRock or Smurfit Kappa cease coverage of Smurfit WestRock or fail to publish reports on it regularly, demand for Smurfit WestRock Shares could decrease, which might cause the price of Smurfit WestRock Shares and trading volume to decline. In addition, if analysts publish inaccurate or unfavorable research about Smurfit WestRock’s business, the price and/or trading volume of Smurfit WestRock Shares could decline.
The Smurfit WestRock Shares to be received by WestRock Stockholders in connection with the Combination will have different rights from WestRock Stock.
Upon Completion, WestRock Stockholders will no longer be stockholders of WestRock, but will instead be shareholders of Smurfit WestRock. The rights of former WestRock Stockholders who become Smurfit WestRock Shareholders will be governed by the Smurfit WestRock Constitution, which will be adopted as of immediately prior to the Scheme Effective Time, in the form attached as Annex B to this proxy statement/prospectus. The rights associated with Smurfit WestRock Shares are different from the rights attached with WestRock Stock. See the section of this proxy statement/prospectus entitled “Comparison of the Rights of Holders of WestRock Stock and Smurfit WestRock Shares”.
Any attempts to acquire Smurfit WestRock will be subject to the Irish Takeover Rules and subject to the supervisory jurisdiction of the Irish Takeover Panel and the Smurfit WestRock Board may be limited by the Irish Takeover Rules in its ability to defend an unsolicited takeover attempt.
Smurfit WestRock will be subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish public limited companies listed on certain stock exchanges, including the NYSE and the LSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field.
Smurfit WestRock will become subject to the Irish Takeover Rules, under which Smurfit WestRock will not be permitted to take certain actions that might “frustrate” an offer for Smurfit WestRock Shares once the Smurfit WestRock Board has received an offer, or has reason to believe an offer is or may be imminent, without the approval of more than 50% of shareholders entitled to vote at a general meeting of Smurfit WestRock Shareholders or the consent of the Irish Takeover Panel.
This could limit the ability of the Smurfit WestRock Board to take defensive actions even if it believes that such defensive actions would be in Smurfit WestRock’s best interests or the best interests of Smurfit WestRock Shareholders.
The operation of the Irish Takeover Rules and/or provisions of the Smurfit WestRock Constitution may affect the ability of certain parties to acquire Smurfit WestRock Shares.
The operation of the Irish Takeover Rules and/or provisions of the Smurfit WestRock Constitution could delay, defer or prevent a third party from acquiring Smurfit WestRock or otherwise adversely affect the price of Smurfit WestRock Shares.

For example, the Irish Takeover Rules provide if that an acquisition of Smurfit WestRock Shares were to increase the aggregate holding of the acquirer and its concert parties to Smurfit WestRock Shares that represent 30% or more of the voting rights of the Company, the acquirer and, in certain circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make an offer for the outstanding Smurfit WestRock Shares at a price not less than the highest price paid for the Smurfit WestRock Shares by the acquirer or its concert parties during the previous 12 months.
This requirement would also be triggered by an acquisition of Smurfit WestRock Shares by a person holding (together with its concert parties) Smurfit WestRock Shares that represent between 30% and 50% of the voting rights in the Company if the effect of such acquisition were to increase that person’s percentage of the voting rights by 0.05% within a 12-month period.
Following the listing of Smurfit WestRock Shares on the NYSE, under the Irish Takeover Rules, certain separate concert parties will be presumed to be acting in concert. The Smurfit WestRock Board and their relevant family members, related trusts and “controlled companies” are presumed to be acting in concert with any corporate shareholder who holds 20% or more of Smurfit WestRock.
The application of these presumptions may result in restrictions upon the ability of any of the concert parties and/or members of the Smurfit WestRock Board to acquire more of Smurfit WestRock’s securities, including under the terms of any executive incentive arrangements. Accordingly, the application of the Irish Takeover Rules may frustrate the ability of certain of Smurfit WestRock’s shareholders and directors to acquire Smurfit WestRock Shares.
Additionally, the Smurfit WestRock Constitution provides (1) that the Smurfit WestRock Board may issue preference shares without shareholder approval, with such rights and preferences as they may designate; (2) that the Smurfit WestRock Board may, subject to applicable law, adopt a shareholder rights plan upon such terms and conditions as it deems expedient and in the best interests of Smurfit WestRock; (3) for an advance notice procedure for shareholder proposals to be brought before the annual general meeting, including proposed nominations of persons for election to the Smurfit WestRock Board; and (4) that the Smurfit WestRock Board may fill vacancies on the Smurfit WestRock Board in certain circumstances.
These provisions may discourage potential takeover attempts, discourage bids for Smurfit WestRock Shares at a premium over the market price or adversely affect the market price of, and the voting and other rights of the holders of, the Smurfit WestRock Shares. These provisions could also discourage proxy contests and make it more difficult for Smurfit WestRock Shareholders to elect directors other than the candidates nominated by the Smurfit WestRock Board. See the section of this proxy statement/prospectus entitled “Description of Smurfit WestRock Shares and the Smurfit WestRock Constitution” for additional information on the anti-takeover measures that may be applicable to Smurfit WestRock.
Future offerings of debt or equity securities by Smurfit WestRock may materially adversely affect the share price, and future capitalization measures could lead to dilution of existing Smurfit WestRock Shareholders’ interests in Smurfit WestRock, for example if Smurfit WestRock increases its issued share capital in conjunction with a disapplication of statutory pre-emption rights. In addition, Smurfit WestRock Shareholders in certain jurisdictions, including the U.S., may not be able to exercise their pre-emption rights even if those rights have not been disapplied.
Smurfit WestRock may seek to raise additional capital through the issuance of new shares or convertible or exchangeable bonds to finance organic growth or future acquisitions. Increasing the number of issued shares while disapplying pre-emption rights for existing Smurfit WestRock Shareholders would dilute the ownership interests of existing Smurfit WestRock Shareholders.
Irish law generally provides that a board of directors may allot and issue shares (or rights to subscribe for or convert into shares) if authorized to do so by a company’s constitution or by an ordinary resolution. Such authorization may be granted for up to the maximum of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution.
This authorization will need to be renewed by ordinary resolution upon its expiration and at periodic intervals thereafter. Under Irish law, an allotment authority may be given for up to five years at each renewal, but governance considerations may result in seeking renewals for shorter periods or for less than the maximum permitted number of shares being sought or approved. Smurfit WestRock expects to seek an annual allotment authority at its annual general meetings.
While Irish law also generally provides shareholders with pre-emptive rights when new shares are issued for cash, it is possible for Smurfit WestRock Shareholders in a general meeting, to exclude such pre-emptive rights. This exclusion will need to be renewed by special resolution (approval by not less than 75% of the votes cast in person or by proxy) upon its expiration and at periodic intervals thereafter. Under Irish law, a disapplication of pre-emption rights may be authorized for up to five years at each renewal, but governance considerations may result in seeking renewals for shorter periods or for less than the maximum permitted number of unissued shares being sought or approved. It is expected that Smurfit WestRock will seek shareholder authority for the disapplication of pre-emption rights at its annual general meetings in a manner consistent with market practice for Irish companies with domestic issuer status in the United States, which currently envisages an annual authority of up to 20% of issued share capital.
In addition, even if pre-emption rights are not disapplied, securities laws of certain jurisdictions may restrict Smurfit WestRock’s ability to allow participation by Smurfit WestRock Shareholders in future offerings. In particular, Smurfit WestRock Shareholders in certain countries, including the U.S., may not be entitled to exercise these rights, unless Smurfit WestRock complies with local requirements, or in the case of the U.S., unless the Smurfit WestRock Shares and any other securities that are offered and sold are registered under the Securities Act, or the Smurfit WestRock Shares and such other securities are offered pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
Smurfit WestRock Shareholders’ ownership interests could also be diluted if other companies or equity interests in companies are acquired in exchange for new Smurfit WestRock Shares to be issued and if Smurfit WestRock Shares are issued to employees under equity based incentive plans.

PARTIES TO THE COMBINATION
WestRock Company
1000 Abernathy Road
Atlanta, Georgia 30328
United States
(770) 448-2193
WestRock Company, a Delaware corporation, is a multinational provider of sustainable fiber-based paper and packaging solutions. WestRock partners with its customers to provide differentiated, sustainable paper and packaging solutions that help its customers win in the marketplace. WestRock employees support customers around the world from operating and business locations in North America, South America, Europe, Asia and Australia.
WestRock Stock is currently listed on the NYSE under the symbol “WRK.”
Smurfit Kappa Group plc
Beech Hill, Clonskeagh
Dublin 4, D04 N2R2
Ireland
+353 1 202 7000
Smurfit Kappa Group plc, a public limited company incorporated in Ireland and currently a FTSE 100 company, is one of the leading providers of paper-based packaging solutions in the world, with approximately 47,000 employees in over 350 production sites across 36 countries and with net sales of approximately $12.1 billion in 2023. Smurfit Kappa is located in 22 countries in Europe, 13 in the Americas and one in Africa. It is a large-scale pan-regional player in Latin America. Smurfit Kappa’s products, the vast majority of which are 100% renewable and produced sustainably, can improve the environmental footprint of its customers. With its proactive team, Smurfit Kappa relentlessly uses its extensive experience and expertise, supported by its scale, to open up opportunities for its customers. It collaborates with forward-thinking customers by sharing superior product knowledge, market understanding and insights in packaging trends to ensure business success in their markets. Smurfit Kappa has an unrivalled portfolio of paper-based packaging solutions in the markets in which it operates, which is constantly updated with its market-leading innovations. This is enhanced through the benefits of its integration, with optimal paper design, logistics, timeliness of service, and its packaging plants sourcing most of their raw materials from its own paper mills. Smurfit Kappa has a proud tradition of supporting social, environmental and community initiatives in the countries where it operates. Through these projects, Smurfit Kappa supports the UN Sustainable Development Goals, focusing on where it believes it has the greatest impact.
Smurfit Kappa Shares are currently listed on the LSE under the symbol “SKG,” and on the Euronext Dublin Market under the symbol “SK3.”
Smurfit WestRock Limited
Beech Hill, Clonskeagh
Dublin 4, D04 N2R2
Ireland
+353 1 202 7000
Smurfit WestRock Limited was incorporated and registered in Ireland on July 6, 2017 under the Irish Companies Act as a private company limited by shares with registered number 607515, with the name “Cepheidway Limited.” We refer to Smurfit WestRock Limited as “Smurfit WestRock.” On December 11, 2023, Smurfit WestRock changed its name to “Smurfit WestRock Limited.” It is anticipated that, prior to Completion, Smurfit WestRock will re-register as an Irish public limited company pursuant to Part 20 of the Irish Companies Act and be renamed “Smurfit WestRock plc.” Upon Completion, Smurfit Kappa and WestRock will each become wholly owned subsidiaries of Smurfit WestRock and Smurfit WestRock will continue as the new holding company of the Combined Group of Smurfit Kappa and WestRock. Following

the Combination, former Smurfit Kappa Shareholders and WestRock Stockholders will be holders of Smurfit WestRock Shares. Smurfit WestRock will have had no historical operations nor traded or carried out any business of its own since its incorporation until just prior to consummation of the Combination.
Smurfit WestRock has not carried on any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the Combination. There is currently no established public trading market for Smurfit WestRock Shares, but Smurfit WestRock Shares are expected to trade on the NYSE under the symbol “SW” and the LSE under the symbol “SWR” upon consummation of the Combination.
Sun Merger Sub, LLC
c/o Smurfit WestRock
Beech Hill, Clonskeagh
Dublin 4, D04 N2R2
Ireland
+353 1 202 7000
Sun Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Smurfit WestRock, was formed on September 8, 2023, solely for the purpose of facilitating the Combination. We refer to Sun Merger Sub, LLC as “Merger Sub.” Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation or undertaken in connection with the Combination. In connection with the Combination, Merger Sub will merge with and into WestRock, with WestRock surviving the merger as a wholly owned subsidiary of Smurfit WestRock.

INFORMATION ABOUT THE WESTROCK SPECIAL MEETING
Date, Time and Place of the WestRock Special Meeting
This proxy statement/prospectus is being furnished to WestRock Stockholders as a part of the solicitation of proxies by the WestRock Board for use at the WestRock Special Meeting to be held on June 13, 2024 at 9 a.m., Eastern Time, or at any adjournment or postponement thereof. WestRock will hold the WestRock Special Meeting in a virtual format only at www.virtualshareholdermeeting.com/WRK2024SM.
Purpose of the WestRock Special Meeting
At the WestRock Special Meeting, WestRock Stockholders will be asked to consider and vote to approve:
•
the Transaction Proposal;

•
the Combination-Related Compensation Proposal; and

•
the WestRock Distributable Reserves Proposal.

Record Date; Shares Entitled to Vote; Quorum
Only WestRock Stockholders of record as of the close of business on May 1, 2024 are entitled to notice of the WestRock Special Meeting and to vote at the WestRock Special Meeting. A list of stockholders entitled to vote at the WestRock Special Meeting will be available for inspection in WestRock’s headquarters located at 1000 Abernathy Road, Atlanta, Georgia 30328, United States, during regular business hours for a period of at least 10 days ending on the day before the date of the WestRock Special Meeting.
The inspector of elections appointed for the WestRock Special Meeting will tabulate votes cast by proxy or by ballot at the WestRock Special Meeting. The inspector of elections will also determine whether a quorum is present. The presence of a majority of the outstanding shares of WestRock Stock entitled to vote at the WestRock Special Meeting constitutes a quorum. Where WestRock Stockholders abstain from voting their shares of WestRock Stock on any proposal, such shares of WestRock Stock will be treated as present and entitled to vote at the WestRock Special Meeting for purposes of determining whether a quorum is present.
With respect to shares held in “street name”, your broker, bank, trust or other nominee generally has the discretionary authority to vote uninstructed shares on “routine” matters, but cannot vote such uninstructed shares on “non-routine” matters. Because the Proposals presented to WestRock Stockholders are considered non-discretionary, there will not be any broker non-votes at the WestRock Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the WestRock Special Meeting, and otherwise will have no effect on a particular proposal.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of a majority of the outstanding shares of WestRock Stock entitled to vote thereon is required to approve the Transaction Proposal. This means that the Transaction Proposal will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of outstanding shares of WestRock Stock entitled to vote at the WestRock Special Meeting. The affirmative vote of the holders of a majority of the shares of WestRock Stock present in person or represented by proxy and entitled to vote at the WestRock Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the Combination-Related Compensation Proposal. The affirmative vote of the holders of a majority of the shares of WestRock Stock present in person or represented by proxy and entitled to vote at the WestRock Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the WestRock Distributable Reserves Proposal. Abstentions will have the same effect as votes “AGAINST” the Transaction Proposal, the Combination-Related Compensation Proposal, and the WestRock Distributable Reserves Proposal. Because the proposals presented to WestRock Stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the WestRock Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the WestRock Special Meeting, and otherwise will have no effect on a particular proposal. However, if you hold your shares in “street name” and give voting instructions to your broker, bank, trust or other nominee with respect to one of the Proposals, but give no instruction as to the other Proposals, then those shares will be deemed present at the WestRock Special Meeting for purposes of establishing a quorum at the WestRock Special Meeting, will be voted as instructed with respect to the Proposal as to which instructions were given, and will not be voted with respect to any other Proposal.
Voting of Proxies
If your shares are registered in your name with WestRock’s transfer agent, Computershare, you may cause your shares to be voted by submitting electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. We encourage all stockholders to vote electronically. Alternatively, if you do not have access to a touch-tone phone or the Internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend and desire to vote at the WestRock Special Meeting in a virtual format, you will be provided with a virtual ballot at the WestRock Special Meeting. Even if you plan to attend the WestRock Special Meeting, we encourage you to submit your proxy to vote your shares in advance of the WestRock Special Meeting.
Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the WestRock Special Meeting will be voted at the WestRock Special Meeting in accordance with the instructions of the WestRock Stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Transaction Proposal, “FOR” the Combination-Related Compensation Proposal and “FOR” the WestRock Distributable Reserves Proposal. No proxy that is specifically marked against the Transaction Proposal will be voted in favor of the Combination-Related Compensation Proposal or WestRock Distributable Reserves Proposal, unless it is specifically marked “FOR” the approval of such proposal.
If your shares of WestRock Stock are held in “street name” and you do not instruct your broker, bank, trust or other nominee how to vote your shares, then, because the Proposals are “non-routine matters,” your broker, bank, trust or other nominee would not have discretionary authority to vote your shares on the Proposals.
If your shares of WestRock Stock are held in “street name,” your broker, bank, trust or other nominee has enclosed a voting instruction form with this proxy statement/prospectus. We encourage you to authorize your broker, bank, trust or other nominee to vote your shares “FOR” each of the Proposals by following the instructions provided on the voting instruction form. If you do not vote via the Internet or telephone through your broker, bank, trust or other nominee or do not return your bank’s, broker’s or other nominee’s voting form, or do not attend the WestRock Special Meeting and vote with a proxy from your broker, bank, trust or other nominee, it will be counted as a vote “AGAINST” the Transaction Proposal and will not have any effect on the Combination-Related Compensation Proposal and the WestRock Distributable Reserves Proposal. If you hold your shares in “street name” and give voting instructions to your broker, bank, trust or other nominee with respect to one of the Proposals, but give no instruction as to the other Proposals, then those shares will be deemed present at the WestRock Special Meeting for purposes of establishing a quorum at the WestRock Special Meeting, will be voted as instructed with respect to the Proposal as to which instructions were given, and will not be voted with respect to any other Proposal.
How You May Revoke or Change Your Vote
You may change or revoke your previously submitted proxy at any time before the WestRock Special Meeting or, if you attend the WestRock Special Meeting in a virtual format, by voting by virtual ballot at the WestRock Special Meeting. If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

•
by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;

•
by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;

•
by delivering a signed revocation letter to WestRock’s Corporate Secretary, at WestRock’s address above before the WestRock Special Meeting, which states that you have revoked your proxy; or

•
by attending the WestRock Special Meeting in a virtual format and voting by virtual ballot. Attending the WestRock Special Meeting will not in and of itself revoke a previously submitted proxy. You must specifically vote by ballot at the WestRock Special Meeting for your previous proxy to be revoked. To vote during the WestRock Special Meeting, you must do so by logging into www.virtualshareholdermeeting.com/WRK2024SM using the 16-digit control number included in your proxy materials.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by WestRock’s Corporate Secretary prior to the WestRock Special Meeting.
If your shares are held in “street name” by a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee. You may also vote at the WestRock Special Meeting by ballot if you register in advance to attend the WestRock Special Meeting following the procedures described below and if you provide a valid legal proxy from your broker, bank, trust or other nominee.
Any adjournment, recess or postponement of the WestRock Special Meeting for the purpose of soliciting additional proxies will allow WestRock Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the WestRock Special Meeting which was adjourned, recessed or postponed.
Adjournments
If a quorum is not present or if there are not sufficient votes for the approval of the Transaction Proposal, WestRock expects that the WestRock Special Meeting will be adjourned by the chair at the WestRock Special meeting, or any officer entitled to preside at or act as secretary of the WestRock Special Meeting pursuant to WestRock’s bylaws to solicit additional proxies in accordance with the Transaction Agreement. At any subsequent reconvening of the WestRock Special Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the WestRock Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
If the WestRock Special Meeting is adjourned, WestRock is not required to give notice of the time and place of the adjourned meeting if announced at the WestRock Special Meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days or the WestRock Board fixes a new record date for the WestRock Special Meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original WestRock Special Meeting.
Technical Difficulties or Trouble Accessing the Virtual Meeting Website
If WestRock experiences technical difficulties during the WestRock Special Meeting (e.g., a temporary or prolonged power outage), it will determine whether the WestRock Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the WestRock Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, WestRock will promptly notify stockholders of the decision via the virtual meeting website.
Technical support will be ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting login page prior to the start of the WestRock Special Meeting.

Tabulation of Votes
All votes will be tabulated by the inspector of elections appointed for the WestRock Special Meeting. The inspector of elections will separately tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies
The cost of this proxy solicitation will be borne by WestRock. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this proxy statement/prospectus and related materials to, and obtaining instructions relating to such materials from, beneficial owners of WestRock Stock.
WestRock has retained Innisfree as its proxy solicitor. Innisfree will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Innisfree, unless otherwise agreed by the parties, Innisfree will receive an estimated fee not to exceed $35,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services and plus fees for certain calls with WestRock Stockholders. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
Anticipated Date of Completion
Assuming timely satisfaction of necessary closing conditions, including, among other things, the WestRock Stockholder Approval and receipt of required regulatory approvals, we currently anticipate that Completion will take place in early July 2024.
Attending the WestRock Special Meeting
WestRock Stockholders may log into the WestRock Special Meeting using the 16-digit control number on their proxy cards. Once admitted to the WestRock Special Meeting, WestRock Stockholders may vote their shares by following the instructions available on the meeting website.
The virtual meeting site is supported on Internet browsers and devices (e.g., desktops, laptops, tablets and smart phones) running the most updated version of applicable software and plugins. Each participant should ensure strong WiFi or other Internet connection, allow plenty of time to log in and ensure that he or she can hear streaming audio prior to the start of the WestRock Special Meeting.
Voting at the WestRock Special Meeting
To vote during the Special Meeting, you must do so by logging into www.virtualshareholdermeeting.com/WRK2024SM using the 16-digit control number included in your proxy materials. After accessing the WestRock Special Meeting as described above, shareholders may vote by clicking on the “Vote Here!” button, selecting your voting choices from those shown on the screen and then clicking “Submit.” Confirmation that your vote has been received should appear once submitted. For as long as the polls remain open during the WestRock Special Meeting, you will be able to change your vote by selecting another voting choice. We encourage you to vote your proxy via the Internet, telephone or proxy card prior to the WestRock Special Meeting, even if you plan to attend the WestRock Special Meeting.
Shareholders are reminded that they can vote their shares prior to the WestRock Special Meeting over the Internet using the website indicated on the proxy card, by telephone using the toll-free number on the proxy card or by signing, dating and returning the proxy card in the postage-paid envelope previously provided. We encourage shareholders to vote electronically. If you have submitted your vote by proxy in advance of the WestRock Special Meeting, you do not need to vote by ballot, unless you wish to change your vote.
Shares Held by WestRock’s Directors and Executive Officers
As of April 22, 2024, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, WestRock’s directors and executive officers were entitled to vote in the aggregate, 1,319,443 shares of WestRock Stock, representing approximately 0.5% of the outstanding shares of WestRock Stock. We expect that WestRock’s directors and executive officers will be entitled to vote a similar figure at the close of business on the Record Date. WestRock currently expects its directors and executive officers to vote their shares of WestRock Stock “FOR” the Transaction Proposal, “FOR” the Combination-Related Compensation Proposal and “FOR” the WestRock Distributable Reserves Proposal.
Assistance
If you need assistance in completing your proxy card or have questions regarding the WestRock Special Meeting, please contact Innisfree, our proxy solicitor, by calling (877) 750-8312 or +1 (412) 232-3651 (from other locations). Brokers, banks and other nominees may call collect at (212) 750-5833.

THE COMBINATION
This section describes the transactions contemplated by the Transaction Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Transaction Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Combination that is important to you. You are encouraged to read the Transaction Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Smurfit WestRock, Smurfit Kappa or WestRock. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings WestRock makes with the SEC, as described in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
Description of the Combination
The Combination and the Transaction Agreement
The Transaction Agreement provides, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, that (i) pursuant to the Scheme, each issued ordinary share of Smurfit Kappa will be exchanged for one Smurfit WestRock Share, as a result of which Smurfit Kappa will become a wholly owned subsidiary of Smurfit WestRock, and (ii) following the implementation of the Scheme, Merger Sub will merge with and into WestRock, with WestRock surviving the Merger as a wholly owned subsidiary of Smurfit WestRock. As a result of the Merger, each share of WestRock Stock, other than shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and other than the Dissenting Shares, will be converted into the right to receive the Merger Consideration, subject to applicable withholding taxes, and all shares of WestRock Stock owned by the WestRock, any subsidiary of WestRock, Smurfit Kappa, Merger Sub or any of their respective subsidiaries will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.
The terms and conditions of the Combination are contained in the Transaction Agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the Transaction Agreement carefully, as it is the legal document that governs the Combination. All descriptions in this summary and in this proxy statement/prospectus of the terms and conditions of the Combination are qualified in their entirety by reference to the Transaction Agreement, which is incorporated herein by reference.
Below is a step-by-step list illustrating the sequence of material events related to the Combination. Each of these events is discussed in more detail elsewhere in this proxy statement/prospectus. Smurfit Kappa and WestRock anticipate that the Smurfit Kappa Share Exchange pursuant to the Scheme and the Merger will occur in the following order:
Step 1:   Upon the Scheme becoming effective at the Scheme Effective Time, in respect of each Smurfit Kappa Share in issue at the Scheme Record Time but excluding any Designated Smurfit Kappa Shares, Smurfit WestRock shall deliver the Smurfit Kappa Scheme Consideration to the applicable Smurfit Kappa Shareholder or its nominees and each Smurfit Kappa Share, other than Designated Smurfit Kappa Shares, issued and outstanding immediately prior to the Scheme Effective Time, and all rights in respect thereof, shall be transferred to Smurfit WestRock in exchange for the right to receive the Smurfit Kappa Scheme Consideration. Subject to and with effect from delivery by Smurfit WestRock of the Smurfit Kappa Scheme Consideration pursuant to the relevant terms of the Transaction Agreement, Smurfit WestRock shall cause the Securities Depository Transfer to occur to transfer the relevant interests in the Euroclear Smurfit WestRock Shares in accordance with the then-adopted constitution of Smurfit WestRock, as follows: (x) the legal title to Smurfit WestRock Shares then held indirectly by record date holders of Smurfit Kappa CDIs in the CREST System shall be transferred from the EB Nominee to the DTC Nominee, such that the DTC Nominee will be the registered holder of such Smurfit WestRock Shares in the Smurfit WestRock Register of Members, together with all and any rights at that time or thereafter attached thereto, including voting rights and the right to receive dividends and other distributions declared, paid or made thereon and (y) legal title to the Smurfit WestRock Shares held indirectly through EB Participants, excluding Smurfit WestRock Shares to be issued in respect of Smurfit Kappa Shares held through CDIs, shall be automatically transferred from the EB Nominee to the Relevant EB Participants, such that each Relevant EB Participant will be the registered holder in the Smurfit WestRock Register of Members of such number of Smurfit WestRock Shares which corresponds to its respective interests in Smurfit WestRock Shares held through EB Participants, excluding Smurfit WestRock Shares to be issued in respect of Smurfit Kappa Shares held through CDIs, at the Scheme Record Time, together with any and all rights at the Scheme Effective Time or thereafter attached thereto, including voting rights and the rights to receive dividends and other distributions declared, paid or made thereon.
Step 2:   As promptly as reasonably practicable following the completion of Step 1, Merger Sub will merge with and into WestRock, with WestRock surviving the Merger as a wholly owned subsidiary of Smurfit WestRock, pursuant to which each share of WestRock Stock issued and outstanding immediately prior to the Merger Effective Time, other than the shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and other than Dissenting Shares, and all rights in respect thereof, will be cancelled and automatically converted into the right to receive the Merger Consideration.
As a result of the Combination, each of Smurfit Kappa and WestRock will be wholly owned subsidiaries of Smurfit WestRock and the former Smurfit Kappa Shareholders and WestRock Stockholders will become holders of Smurfit WestRock Shares. In this proxy statement/prospectus, save where the context otherwise requires, references to Smurfit WestRock Shares in the context of the admission on trading on the LSE’s main market for listed securities includes reference to any Depositary Interest. This will result in Smurfit Kappa Shareholders owning approximately 50.4% of Smurfit WestRock and WestRock Stockholders owning approximately 49.6% of Smurfit WestRock, based on the number of shares outstanding of both Smurfit Kappa and WestRock as of September 12, 2023 (i.e., the date of the Transaction Agreement and the date of the announcement of the Combination).
Merger Consideration
At the Merger Effective Time, each share of WestRock Stock issued and outstanding immediately prior to the Merger Effective Time (but excluding the shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and excluding Dissenting Shares) will automatically be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) (i) $5.00 per share of WestRock Stock in cash and (ii) one validly issued, fully paid and non-assessable Smurfit WestRock Share. From and after the Merger Effective Time, the WestRock Stockholders will cease to have any rights with respect to the WestRock Stock, except the right to receive the Merger Consideration therefor and any dividends or other distributions declared by the WestRock Board for such shares of WestRock Stock having a record date prior to the Merger Effective Time and which remain unpaid as of the Merger Effective Time, together with any other amounts that such holder has the right to receive in respect of dividends or other distributions under the terms of the Transaction Agreement.
The Transaction Agreement does not contain any provision that would adjust the exchange ratio based on fluctuations in the trading prices of either the Smurfit Kappa Shares or the shares of WestRock Stock or currency exchange rates prior to Completion. The value of the Merger Consideration to WestRock Stockholders will depend on the trading price of Smurfit Kappa Shares at the time the Combination is completed.
Governance of Smurfit WestRock Following the Combination
Name of Company; Corporate Offices; Jurisdiction
Following the Combination, the name of the combined company will be “Smurfit WestRock plc.” Incorporated in Ireland, Smurfit WestRock will be domiciled in Ireland with its global headquarters in Dublin, Ireland and its North and South American operations headquartered in Atlanta, Georgia, United States.

Board of Directors and Management
After Completion, the Smurfit WestRock Board will consist of 14 directors, eight of whom will be the Smurfit Kappa Designees and six of whom will be the WestRock Designees. The Smurfit Kappa Designees will be Irial Finan, Anthony Smurfit, Ken Bowles, Carol Fairweather, Mary Lynn Ferguson-McHugh, Kaisa Hietala, Lourdes Melgar and Jørgen Buhl Rasmussen. The WestRock Designees will be Colleen F. Arnold, Timothy J. Bernlohr, Terrell K. Crews, Suzan F. Harrison, Dmitri L. Stockton and Alan D. Wilson.
Effective as of Completion, the current Chair of the Smurfit Kappa Board, Irial Finan, will serve as Chair of the Smurfit WestRock Board.
Effective as of Completion, Smurfit Kappa’s current Group Chief Executive Officer, Anthony Smurfit, will serve as President and Group Chief Executive Officer of Smurfit WestRock, and Smurfit Kappa’s current Group Chief Financial Officer, Ken Bowles, will serve as Executive Vice President and Group Chief Financial Officer of Smurfit WestRock. For more information regarding the governance of Smurfit WestRock following Completion, see the section of the proxy statement/prospectus entitled “Management and Corporate Governance of Smurfit WestRock Following the Combination.”
Governing Documents
As a result of the Combination, the holders of shares of WestRock Stock and the holders of Smurfit Kappa Shares will each become holders of Smurfit WestRock Shares. The rights of shareholders will be governed by the laws of Ireland, including the Irish Companies Act, and the Smurfit WestRock Constitution. On incorporation, Smurfit WestRock, as a private company limited by shares, adopted a single document constitution. It is expected that, upon reregistration as an Irish public limited company, pursuant to Part 20 of the Irish Companies Act, Smurfit WestRock will adopt a memorandum of association and articles of association (the “Interim Constitution”). Furthermore, it is expected that, prior to Completion, a shareholder resolution of the Company’s sole shareholder (Matsack Nominees Limited, a nominee shareholder which is a wholly owned subsidiary of Matsack Trust Limited, a professional services company that is controlled by Matheson LLP, legal advisers to the Smurfit WestRock as to Irish law (“Matsack Nominees”)) will be sought to resolve to adopt the Smurfit WestRock Constitution. The Interim Constitution will, as of immediately prior to the Scheme Effective Time and until amended after the Merger Effective Time in accordance with its terms, be amended and restated as the Smurfit WestRock Constitution in the form attached as Annex B to this proxy statement/prospectus.
For additional information on post-Completion governance, see the section of the proxy statement/prospectus entitled “The Transaction Agreement — Governance of Smurfit WestRock.”
Reporting and Disclosure
Effective as of the Merger Effective Time, Smurfit WestRock shall file such periodic reports under Section 13(a) of the Exchange Act that apply to domestic registrants and present its financial statements in U.S. GAAP.
Treatment of WestRock Equity Awards
A summary of the effect under the Transaction Agreement of the Combination on the outstanding WestRock Options and WestRock RSU Awards under the WestRock Equity Plans is as follows:
WestRock Options
As of the Merger Effective Time, each WestRock Option that is outstanding, unexercised and held by a current employee or independent contractor of WestRock or its subsidiaries as of immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall be assumed by Smurfit WestRock and shall be converted at the Merger Effective Time into an option to purchase from Smurfit WestRock a number of Smurfit WestRock Shares (calculated by reference to the Equity Award Exchange Ratio). All other terms and conditions of such options, including the term to expiry and conditions to and manner of exercising, will be the same as those that apply to the corresponding WestRock Option immediately prior to the Merger Effective Time.

As of the Merger Effective Time, each WestRock Option that is outstanding, unexercised and held by an individual who is not a current employee or independent contractor of WestRock or its subsidiaries as of immediately prior to the Merger Effective Time shall be cancelled in consideration for the right to receive, within 10 Business Days following the Merger Effective Time, the Merger Consideration, without interest and less applicable withholding taxes, in respect of each Net WestRock Option Share subject to such WestRock Option immediately prior to the Merger Effective Time.
WestRock RSU Awards
As of the Merger Effective Time, each WestRock RSU Award other than a WestRock Director RSU Award shall be assumed by Smurfit WestRock and shall be converted into (a) a Smurfit WestRock RSU Award calculated by way of a multiplication of the number of shares of WestRock Stock subject to such WestRock RSU Award as of immediately prior to the Merger Effective Time by the Stock Consideration; and (b) a Smurfit WestRock Cash Award calculated by way of a multiplication of the number of shares of WestRock Stock subject to a WestRock RSU Award as of immediately prior to the Merger Effective Time by the Cash Consideration. Except as otherwise provided in the Transaction Agreement, each such Smurfit WestRock RSU Award and Smurfit WestRock Cash Award shall continue to have, and shall be subject to, the same terms and conditions (including vesting schedules) as applied to the corresponding WestRock RSU Award immediately prior to the Merger Effective Time (except that no Smurfit WestRock RSU Award or Smurfit WestRock Cash Award will be subject to any performance-based vesting conditions). In the case of a performance-based WestRock RSU Award, the number of shares of WestRock Stock subject to such WestRock RSU Award as of immediately prior to the Merger Effective Time will be determined by deeming the applicable performance goals for any performance period that has not been completed as of the Merger Effective Time to be achieved at the greater of the target level and the average of the actual level of performance of similar awards over the last three years prior to the Completion Date, except that the performance goals for any performance-based WestRock RSU Award granted after the date of the Transaction Agreement will be deemed achieved at the target level of performance.
Each WestRock Director RSU Award shall be fully vested as of immediately prior to the Merger Effective Time, and all rights in respect thereof shall be cancelled and automatically converted into a number of shares of WestRock Stock equal to the number of shares of WestRock Stock underlying such WestRock Director RSU Award, which shares of WestRock Stock shall be treated in the same manner as other outstanding shares of WestRock Stock under the terms of the Transaction Agreement.
WestRock Employee Stock Purchase Plan
Pursuant to the Transaction Agreement, the WestRock ESPP was suspended following the November 2023 purchase period. All shares of WestRock Stock purchased under the WestRock ESPP shall be treated in accordance with the terms and conditions of the Transaction Agreement.
Effect on WestRock if the Combination Is Not Consummated
If the Transaction Agreement is not adopted by WestRock Stockholders, or if the Combination is not consummated for any other reason:
•
WestRock Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of WestRock Stock;

•
WestRock will remain an independent public company, WestRock Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and WestRock will continue to file periodic reports with the SEC on account of the WestRock Stock;

•
we anticipate that WestRock Stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including but not limited to risks and uncertainties with respect to WestRock’s business, prospects or results of operations, as such may be affected by, among other things, the industry in which WestRock operates and adverse economic conditions;

•
the price of WestRock Stock may decline significantly, and, if that were to occur, it is uncertain when, if ever, the price of WestRock Stock would return to the price at which it trades as of the date of this proxy statement/prospectus;

•
the WestRock Board will continue to evaluate and review WestRock’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the WestRock Board will be offered or that WestRock’s business, prospects or results of operations will be adversely impacted); and

•
under certain specified circumstances, WestRock may be required to pay Smurfit Kappa the WestRock Amounts of up to $147 million upon the termination of the Transaction Agreement. For more information, please see the section of the proxy statement/prospectus entitled “The Transaction Agreement — Termination Amounts.”

Background of the Combination
The WestRock Board and WestRock’s management periodically review WestRock’s business and operations, competitive position, historical performance, future prospects and long-term strategic plan with the goal of maximizing stockholder value. As part of these ongoing evaluations, the WestRock Board and WestRock’s management have, from time to time and with the assistance of WestRock’s financial and legal advisors, considered various strategic alternatives, including the continued execution of WestRock’s strategy as a stand-alone public company, a separation transaction involving a portion of WestRock’s business or the possible sale of WestRock to, or combination of WestRock with, a third party.
In June 2019, representatives of Citigroup Global Markets Limited (“Citi”), Smurfit Kappa’s financial advisor, provided WestRock with an outline of a preliminary proposal by Smurfit Kappa for a “reverse Morris Trust” transaction, pursuant to which WestRock’s consumer packaging business would be spun off to WestRock Stockholders, followed by a combination of WestRock’s containerboard business with Smurfit Kappa, with existing WestRock Stockholders owning a majority of the combined company’s outstanding stock. Among other terms, the preliminary proposal contemplated that the company resulting from the combination of WestRock’s containerboard business with Smurfit Kappa would be an Irish-domiciled company with a stock exchange listing in the United States, and that Smurfit Kappa’s shareholders would receive a special cash dividend in connection with the transaction. From time to time over the course of 2019 and 2020, with the assistance of Lazard Frères & Co. LLC (“Lazard”), financial advisor to WestRock, and WestRock’s legal advisors, the WestRock Board discussed the potential terms of such a transaction, and preliminary financial analyses regarding the potential transaction, and from time to time representatives of Smurfit Kappa and WestRock held exploratory discussions about the potential transaction. During this period, WestRock and the WestRock Board remained focused on the continued execution of WestRock’s stand-alone business plan.
During January 2022, David Sewell, President and Chief Executive Officer of WestRock, had discussions with a representative of a private equity firm (“PE Firm A”). At various points during those discussions, PE Firm A’s representative expressed, on a preliminary basis, PE Firm A’s unsolicited potential interest in acquiring WestRock at prices from the mid-$50s up to $60 per share, in cash, subject to due diligence. PE Firm A did not deliver a written proposal reflecting this preliminary indication of interest at that time or any time thereafter. Mr. Sewell informed the WestRock Board of the discussions and PE Firm A’s indication of interest, including the indicative prices mentioned. Following analysis of the indication of interest with Evercore Group L.L.C. (“Evercore”), the WestRock Board determined that the value indicated by PE Firm A was not reflective of the value of the company at that time and determined not to engage in discussions with PE Firm A at that time, but to consider reengaging with PE Firm A following the reporting of WestRock’s financial results for WestRock’s next fiscal quarter. In the period following PE Firm A’s indication of potential interest, there were general downturns in macroeconomic, geopolitical and industry conditions and in the capital markets. The parties did not resume discussions of PE Firm A’s indication of interest.
On October 28, 2022, the WestRock Board held a meeting, at which members of WestRock management and representatives of Evercore were present. At this meeting, as part of its regular review of WestRock’s strategic alternatives, the directors discussed analyses by WestRock management and WestRock’s financial advisors of various strategic alternatives, including the continued execution of WestRock’s stand-alone plan, a leveraged buyout of WestRock by a financial buyer, a separation transaction involving a portion of

WestRock’s business, a sale to a third party of a portion of WestRock’s business and a business combination transaction with a third party.
In December 2022, because of Smurfit Kappa’s existing relationship with WestRock as a customer, and the interest of WestRock in supporting and preserving that relationship, Mr. Sewell contacted Anthony Smurfit, Group Chief Executive Officer of Smurfit Kappa, by email to request a meeting to introduce himself. Mr. Smurfit and Mr. Sewell agreed to meet in person in January 2023. During these interactions, there were no proposals or communications regarding a potential transaction.
On January 12, 2023, Mr. Smurfit and Mr. Sewell met. During this meeting, Mr. Sewell spoke about the importance of Smurfit Kappa as a customer and opportunities to grow the business. In addition, Mr. Sewell raised, on a preliminary basis, the parties’ prior exploration of the potential “reverse Morris Trust” transaction. Mr. Smurfit indicated that, as part of evaluating the strategic options available to Smurfit Kappa, Smurfit Kappa continued to be interested in evaluating and discussing such a transaction.
On January 15, 2023, WestRock instructed Lazard to provide Smurfit Kappa and its representatives certain high-level financial information regarding WestRock and its business segments, based on publicly available financial information, to assist Smurfit Kappa in its continued evaluation of the potential “reverse Morris Trust” transaction.
On January 20, 2023, WestRock and Smurfit Kappa entered into a confidentiality agreement in connection with the potential “reverse Morris Trust” transaction between WestRock and Smurfit Kappa. The confidentiality agreement contained mutual, customary standstill provisions restricting each of WestRock and Smurfit Kappa from acquiring securities of the other party, participating in proxy solicitations for stockholder votes of the other party and taking similar actions, except for confidential proposals to the board of directors of the other party and other customary exceptions, and provided that such restrictions on Smurfit Kappa would cease to apply upon the occurrence of certain events, including WestRock entering into a binding written agreement that, if consummated, would result in one or more third parties (including Smurfit Kappa) acquiring a majority of the outstanding WestRock Stock, a majority of WestRock’s assets or all or substantially all of WestRock’s corrugated business segment or the commencement by a third party (excluding Smurfit Kappa) of a tender or exchange offer for a majority of the outstanding WestRock Stock that is recommended by the WestRock Board.
On January 21, 2023, representatives of Cravath, Swaine & Moore LLP (“Cravath”), legal counsel to WestRock, Lazard, Citi, Wachtell, Lipton, Rosen & Katz (“Wachtell”), legal counsel to Smurfit Kappa, and Matheson LLP (“Matheson”), legal counsel to Smurfit Kappa, held a meeting to discuss issues relating to the structure, tax treatment and implementation of the potential “reverse Morris Trust” transaction between the companies.
On January 27, 2023, the WestRock Board held a meeting, at which members of WestRock management were present. During this meeting, the directors discussed Mr. Sewell’s prior discussions with Mr. Smurfit. Members of the WestRock management team reviewed with the WestRock Board a preliminary overview of strategic alternatives available to WestRock, including the potential “reverse Morris Trust” transaction with Smurfit Kappa and other separation transactions involving a portion of WestRock’s business. The directors also discussed five-year forecasts prepared by WestRock management for the company on a consolidated basis and for each of its business segments, and other preliminary financial analyses. The directors instructed WestRock management to continue exploratory discussions with Smurfit Kappa on the framework for the potential “reverse Morris Trust” transaction, to continue to investigate and evaluate considerations relevant to a potential transaction and to continue to analyze other potential alternatives.
On February 3, 2023, WestRock provided Smurfit Kappa and its representatives with certain existing five-year forecasts of WestRock management relating to WestRock’s containerboard business, and certain historical financial information, and an existing one-year forecast of WestRock management, for WestRock’s consumer business. Following receipt of this information, Smurfit Kappa requested further forecast periods for WestRock’s consumer business. On February 8, 2023, WestRock provided Smurfit Kappa with the existing additional four years of WestRock management forecasts for its consumer business.
During February 2023, Mr. Sewell, Mr. Smurfit and WestRock’s and Smurfit Kappa’s respective financial advisors and other representatives engaged in further exploratory discussions regarding the potential “reverse Morris Trust” transaction. Smurfit Kappa and its representatives raised concerns regarding the projected debt level of the resulting company and the potential tax consequences of the transaction structure.
On February 21, 2023, Mr. Smurfit and Mr. Sewell met. At this meeting, Mr. Smurfit informed Mr. Sewell that Smurfit Kappa was no longer interested in pursuing the “reverse Morris Trust” transaction due to the risk that the spin-off would not be tax-free to WestRock for U.S. federal income tax purposes. As an alternative, Mr. Smurfit indicated that Smurfit Kappa would be interested in a potential business combination between Smurfit Kappa and WestRock in its entirety, and delivered to Mr. Sewell an oral, non-binding, preliminary proposal for a business combination pursuant to which WestRock Stockholders would receive consideration equal to one Smurfit Kappa Share per share of WestRock Stock (the “February 21 Offer”). Mr. Sewell informed Mr. Smurfit that he would review the terms of the February 21 Offer with the WestRock Board.
On February 23, 2023, the WestRock Board held a special meeting. At this meeting, the directors reviewed WestRock management’s ongoing analysis of certain strategic alternatives available to WestRock. The directors discussed the terms of the February 21 Offer. The directors also reviewed the discussions that WestRock representatives had from time to time since 2016 with representatives of another paper and packaging manufacturing company (“Company A”) regarding potential opportunities for a transaction between the companies. During executive session, the independent directors determined that WestRock management would be instructed to continue to analyze strategic alternatives available to WestRock. The independent directors further decided that the offer price represented by the February 21 Offer was not a price at which the WestRock Board would be willing to pursue a strategic transaction with Smurfit Kappa. Following this meeting, WestRock instructed representatives of Lazard to contact representatives of Citi and inform them that the WestRock Board was not interested in pursuing a strategic transaction with Smurfit Kappa at the offer price represented by the February 21 Offer, and the representatives of Lazard did so.
On March 3, 2023, Mr. Smurfit and Ken Bowles, the Group Chief Financial Officer of Smurfit Kappa, held a meeting with advisors to WestRock. At this meeting, the advisors to WestRock emphasized that the WestRock Board required the submission of a revised written proposal from Smurfit Kappa in order to consider matters further.
On March 3, 2023, Mr. Smurfit contacted Mr. Sewell to inform him that Smurfit Kappa would be submitting a revised, written offer to WestRock for a strategic transaction.
On March 4, 2023, Smurfit Kappa submitted a revised, written, non-binding proposal to Mr. Sewell for a strategic transaction between Smurfit Kappa and WestRock, pursuant to which WestRock Stockholders would receive consideration equal to one Smurfit Kappa Share, plus $3.50 in cash, for each share of WestRock Stock (the “March 4 Offer”). The March 4 Offer proposed a meeting between the Chairmen of WestRock and Smurfit Kappa.
On March 4, 2023, Mr. Sewell and Mr. Smurfit held a telephone call, and Mr. Sewell confirmed receipt of the March 4 Offer. Smurfit Kappa reiterated the terms of the March 4 Offer in an additional letter on March 5, 2023.
On March 10, 2023, in continuation of Lazard’s work over the course of 2019 and 2020 regarding the potential “reverse Morris Trust” transaction, WestRock entered into an engagement letter with Lazard, confirming Lazard’s engagement as a financial advisor to WestRock in connection with a potential strategic transaction, which was amended on September 9, 2023 when Lazard’s fees in connection with the Combination were agreed.
On March 11, 2023, WestRock entered into an engagement letter with Evercore, confirming Evercore’s engagement as a financial advisor to WestRock in connection with a potential strategic transaction, which was amended on September 9, 2023 when Evercore’s fees in connection with the Combination were agreed.
On March 11, 2023, the WestRock Board held a special meeting, at which members of WestRock management and representatives of Cravath and Evercore were present (the “March 11 Meeting”). At the meeting, representatives of Cravath reviewed with the directors the fiduciary duties of the directors in considering proposals for a strategic transaction. Representatives of Evercore reviewed with the directors a preliminary financial analysis of WestRock, the financial terms of the March 4 Offer and certain potential strategic alternatives available to WestRock. The directors also discussed the need for additional due diligence on the March 4 Offer, including with respect to Smurfit Kappa’s stand-alone business prospects, the synergies potentially achievable through a transaction with Smurfit Kappa and the tax consequences of a potential transaction. In executive session, the independent directors determined that WestRock management should continue to engage with Smurfit Kappa to obtain further information about a potential strategic transaction. The directors also discussed whether WestRock’s forecasts should be updated to reflect various initiatives underway at the company.
On March 13, 2023, the Executive Committee of the WestRock Board held a special meeting, at which members of WestRock management and representatives of Cravath were present. At this meeting, Alan D. Wilson, Chairman of the WestRock Board, briefed the participants on the discussion by the independent directors at the end of the March 11 Meeting. The directors also discussed the process followed by the WestRock Board, WestRock management and WestRock’s advisors to date in discussions with Smurfit Kappa. The directors instructed WestRock management to prepare an updated stand-alone business plan for WestRock, taking into account recent market developments and reflecting the capital expenditures and other initiatives with regard to the company’s business that WestRock proposed to pursue. The directors also instructed WestRock management to continue to analyze the synergies potentially achievable in a strategic transaction with Smurfit Kappa, and to defer engagement with Smurfit Kappa on any governance or other terms of a potential strategic transaction until the WestRock Board had further evaluated the financial terms of the March 4 Offer.
On March 16, 2023, the Chief Executive Officer of Company A (the “Company A CEO”) met with Mr. Sewell. During their discussion, the Company A CEO orally outlined a non-binding indication of Company A’s interest in a potential acquisition of Company A by WestRock, for consideration consisting solely of WestRock Stock and representing a premium to Company A’s trading price in excess of 30%, and following which WestRock Stockholders would own shares representing a majority of the outstanding shares of the combined company (the “Company A Proposal”). The Company A CEO further outlined certain proposed governance terms of the potential transaction and Company A’s preliminary view of the synergies potentially achievable by the combined company as a result of a transaction.
On March 16, 2023, representatives of PE Firm A contacted Mr. Sewell to express PE Firm A’s unsolicited potential interest in a strategic transaction involving WestRock, and indicated that PE Firm A was open to a number of forms that such a transaction could take, including a potential acquisition of WestRock with a preliminary value range per share of WestRock Stock in the “high $30s” in cash; a private investment in WestRock that would result in PE Firm A having an ownership interest representing 20 – 49% of WestRock’s outstanding common stock; and an acquisition by PE Firm A of WestRock’s consumer business.
On March 22, 2023, at the direction of the WestRock Board, representatives of Lazard spoke with Company A’s financial advisors to discuss the financial terms of the Company A Proposal and to ask clarifying questions about the Company A Proposal and the assumptions underlying Company A’s preliminary views of the synergies potentially achievable in a transaction between Company A and WestRock.
On March 27, 2023, Mr. Sewell, Mr. Smurfit, Mr. Wilson and Mr. Finan had a telephone call to discuss Smurfit Kappa’s previous due diligence requests.
On March 31, 2023, the Executive Committee of the WestRock Board held a special meeting, at which members of WestRock management and representatives of Cravath were present (the “March 31 Meeting”). The directors discussed WestRock’s potential strategic alternatives, including a potential strategic transaction with Smurfit Kappa on the terms set forth in the March 4 Offer; the potential strategic transaction proposed by the Company A CEO on the terms set forth in the Company A Proposal; and a potential transaction with PE Firm A. The directors considered the value to WestRock Stockholders represented by these alternatives, based on WestRock’s preliminary financial analyses, including that the value to WestRock Stockholders in the transactions proposed by Company A and PE Firm A was lower than the value represented by the March 4 Offer; the likelihood of completion of a transaction with Company A or PE Firm A; the feasibility of achieving the level of synergies suggested by Company A; and the impact of a transaction with Company A, or a sale of WestRock’s consumer business to PE Firm A, on WestRock’s strategic plan. The directors discussed the potential options available to WestRock for conducting a continued process with Smurfit Kappa and that it was in the best interest of WestRock Stockholders for the company to continue to evaluate a potential strategic transaction with Smurfit Kappa. The directors also discussed Smurfit Kappa’s requests for a dinner meeting between representatives of Smurfit Kappa and WestRock, and instructed Mr. Sewell to tentatively schedule a dinner with Mr. Smurfit, to take place on a date after the WestRock Board’s next scheduled meeting on April 10, 2023. The directors also discussed WestRock’s stand-alone five-year plan, as proposed to be revised by WestRock management in response to the WestRock Board’s request following the March 11 Meeting, and gave WestRock management additional guidance with respect to those proposed revisions.
On April 10, 2023, the WestRock Board held a special meeting, at which members of WestRock management and representatives of Cravath were present. Members of WestRock management reviewed with the directors the proposed revised stand-alone five-year plan and discussed with the directors potential risks and uncertainties relating to WestRock’s ability to achieve the assumptions underlying the proposed revised plan. The directors discussed the proposed revised plan and directed WestRock management to continue to revise the proposed plan to reflect additional matters and potential stand-alone initiatives. The directors discussed the proposed revised plan relative to the other strategic alternatives the WestRock Board had discussed at recent meetings. Mr. Sewell advised the directors that the dinner meeting requested by Smurfit Kappa had been tentatively scheduled for April 11, 2023, and the directors discussed whether the dinner should be held, the potential attendees at the dinner and the potential agenda for discussion at that dinner. In executive session, the independent directors determined that Mr. Wilson should attend the April 11 dinner. The independent directors further decided to request that WestRock’s financial advisors present a preliminary financial analysis of WestRock in the context of certain potential strategic alternatives available to it.
On April 11, 2023, Mr. Smurfit, Mr. Finan, Mr. Sewell and Mr. Wilson attended a dinner meeting, at which they discussed the respective cultures of their companies and the potential location of the stock exchange listing for the combined company. No economic or governance terms of the potential transaction were discussed.
On April 13, 2023, Mr. Finan sent a letter to Mr. Wilson regarding the potential strategic transaction with WestRock (the “April 13 Letter”). In the letter, Mr. Finan reiterated Smurfit Kappa’s interest in a transaction with WestRock and the parties’ discussion at their April 11, 2023 dinner of the considerations relating to the stock exchange listing of a combined company. No proposed terms of a potential transaction were included in the April 13 Letter.
During the course of April 2023, the independent members of the WestRock Board considered engaging independent legal counsel to represent the independent members of the WestRock Board in connection with the WestRock Board’s oversight of the negotiations with Smurfit Kappa and its consideration of other strategic alternatives available to WestRock. On behalf of the WestRock Board, Mr. Wilson received recommendations for various law firms, and following considering the respective qualifications, reputation and experience of various law firms, and following Mr. Wilson’s interview of representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), Mr. Wilson determined to propose to the WestRock Board that Paul, Weiss be selected to act as independent legal counsel to the independent directors.
On April 17, 2023, the WestRock Board held a special meeting, at which representatives of Paul, Weiss and Evercore were present. At the meeting, the directors discussed the April 11, 2023 meeting with Mr. Finan and Mr. Smurfit, and decided to engage Paul, Weiss as independent legal counsel to the independent directors in connection with their evaluation of the potential transaction with Smurfit Kappa and other potential alternatives. On April 23, 2023, WestRock entered into an engagement letter with Paul, Weiss, confirming this engagement.
On April 27, 2023, the WestRock Board held a meeting, at which representatives of Paul, Weiss and Evercore were present. Representatives of Evercore reviewed with the directors a preliminary financial analysis of WestRock, the financial terms of the March 4 Offer and certain potential strategic alternatives available to WestRock, including the potential strategic transaction proposed by the Company A CEO on the terms set forth in the Company A Proposal; and a potential transaction with PE Firm A. The directors discussed the strategic rationale for a potential transaction involving a business combination with Smurfit Kappa, a preliminary view of the synergies potentially achievable in a transaction with Smurfit Kappa and the potential effect of a transaction on the combined company’s credit rating. The directors also considered the value to WestRock Stockholders represented by the Company A Proposal and a potential transaction with PE Firm A, relative to the value of the Smurfit Kappa proposal; the likelihood of completion of each transaction; the impact of an acquisition of Company A on WestRock’s strategic plan; the risks of failing to execute the integration of Company A; and the challenging financial and capital markets at the time, in connection with either a private investment in WestRock or leveraged buyout of WestRock with PE Firm A. The directors considered that the proposed transactions with Company A or PE Firm A were unlikely to be feasible or offer the same value-creation opportunities as the proposed transaction with Smurfit Kappa. The directors discussed the interest of WestRock Stockholders in the company continuing to obtain information and evaluate a potential strategic transaction with Smurfit Kappa and discussed the potential options available to WestRock for continuing those discussions. The directors also discussed whether to form a transaction committee to oversee the negotiations with Smurfit Kappa and any alternative transactions that might emerge. The directors decided to discuss these matters further at a future meeting.
In light of Smurfit Kappa’s potential disclosure obligations under applicable law in the event of public rumors or speculation about a potential transaction, beginning on May 2, 2023 and from time to time thereafter, WestRock, Smurfit Kappa and their representatives discussed drafts of a potential response statement that Smurfit Kappa might issue in the event that Smurfit Kappa were required to do so under applicable law.
On May 5, 2023, the WestRock Board held a special meeting, at which representatives of Paul, Weiss and Evercore were present (the “May 5 Meeting”). Representatives of Evercore reviewed with the directors certain preliminary financial analyses of WestRock and Smurfit Kappa and of the financial terms of the March 4 Offer. Representatives of Evercore and Paul, Weiss also reviewed with the directors potential governance and social terms that are often negotiated by parties to transactions similar to the potential strategic transaction with Smurfit Kappa, and considerations relating to the potential stock exchange listing location of the combined company. The directors discussed WestRock’s options for responding to the March 4 Offer, and determined that WestRock should present Smurfit Kappa with a counterproposal providing for WestRock Stockholders to receive consideration in the strategic transaction equal to one Smurfit Kappa Share, plus $7 in cash, per share of WestRock Stock; for the board of directors of the combined company to be comprised 50% of existing WestRock directors and 50% of existing Smurfit Kappa directors; and for the stock exchange listing location of the combined company to be further discussed by the parties (the “May 5 Counterproposal”). The directors then discussed whether to form a transaction committee to oversee negotiations, the potential terms of a committee’s mandate and the potential members of a committee, and decided to continue the discussion of these matters at a future meeting.
Following conclusion of the May 5 Meeting, on May 5, 2023, at the direction of the WestRock Board, representatives of Evercore contacted representatives of Citi and delivered the terms of the May 5 Counterproposal.
On May 16, 2023, Mr. Wilson, Mr. Sewell, Mr. Smurfit and Mr. Finan met for dinner, at which they discussed the terms of the May 5 Counterproposal. Mr. Finan and Mr. Smurfit stated that Smurfit Kappa would not be able to evaluate the consideration value proposed in the May 5 Counterproposal and give its response until Smurfit Kappa had completed additional due diligence on WestRock.
On May 17, 2023, James E. Nevels, a member of the WestRock Board and Chair of the Nominating and Corporate Governance Committee of the WestRock Board (the “NCG Committee”), sent a letter to Mr. Wilson proposing that the WestRock Board form a committee in connection with the WestRock Board’s consideration of a potential strategic transaction. From time to time following this letter, Mr. Nevels corresponded with Mr. Wilson and the other members of the WestRock Board regarding the potential formation of such a committee.
On May 18, 2023, the Executive Committee of the WestRock Board held a special meeting, at which representatives of Paul, Weiss and Evercore were present. Representatives of Evercore briefed the directors on their call with Citi on May 5, 2023, on which they delivered to Citi the May 5 Counterproposal, and Mr. Wilson and Mr. Sewell briefed the directors on the discussion that took place at their dinner with

Mr. Finan and Mr. Smurfit on May 16, 2023. The directors discussed potential next steps, and decided that it was in the interests of WestRock Stockholders for WestRock to continue discussions with Smurfit Kappa regarding a potential strategic transaction and to provide Smurfit Kappa with limited financial and business diligence information in order to attempt to obtain an improved offer price from Smurfit Kappa and to obtain reciprocal diligence information from Smurfit Kappa. The directors instructed representatives of Evercore to deliver this response to Citi.
On May 19, 2023, representatives of Evercore spoke with representatives of Citi and conveyed the response instructed during the May 18 meeting.
On May 23, 2023, at the request of the WestRock Board, representatives of Lazard provided customary relationship disclosures to the WestRock Board, which included disclosure of certain relationships between Lazard and its financial advisory affiliates, on one hand, and Smurfit Kappa and its affiliates, on the other hand.
On June 1, 2023, the WestRock Board held a special meeting, at which representatives of Paul, Weiss and Evercore were present (the “June 1 Meeting”). At the meeting, Mr. Sewell and the Evercore representatives updated the directors on the status of due diligence. The directors also discussed a revised draft of WestRock’s stand-alone five-year plan, which WestRock management had updated to take into account refinements in WestRock management’s capital expenditure proposals and to update the pricing, volume and inflation assumptions used in the plan to align with new publicly available outlooks for the industry and economy as a whole. The directors determined that WestRock should present Smurfit Kappa with the draft of WestRock’s five-year plan.
At the June 1 Meeting, the directors also discussed whether the WestRock Board should form a transaction committee in connection with the WestRock Board’s consideration of a potential strategic transaction with Smurfit Kappa, and the potential composition of any such committee. Representatives of Paul, Weiss also reviewed with the directors the fiduciary duties of the directors in connection with a potential strategic transaction, including the potential transaction proposed by Smurfit Kappa. The directors instructed the Paul, Weiss representatives, Mr. Wilson and Gracia Martore, a member of the WestRock Board, to update the directors who were not present at the June 1 Meeting about the directors’ discussion of these matters following the meeting, and instructed Paul, Weiss to circulate to all the directors for their review a draft of resolutions of the WestRock Board establishing a transaction committee.
On June 4, 2023, WestRock opened an electronic data room, to which Smurfit Kappa and its representatives were granted access, containing information from WestRock including the draft five-year plan authorized for presentation to Smurfit Kappa at the June 1 Meeting. On June 6, 2023, WestRock and  its representatives were provided with access to an electronic data room containing information from Smurfit Kappa, which included Smurfit Kappa’s stand-alone five-year plan.
Beginning with the opening of the electronic data rooms on June 4, 2023 and June 6, 2023, and continuing through September 12, 2023, WestRock and Smurfit Kappa representatives, and their respective financial and legal advisors, conducted ongoing due diligence on the businesses, operations and five-year plans of WestRock and Smurfit Kappa, the synergies potentially achievable from a transaction, regulatory clearances required for a transaction and other matters relevant to the potential strategic transaction between the companies. During this due diligence review the parties conducted various meetings and telephone calls, including virtual management diligence meetings held on June 14, 2023 and June 15, 2023; a due diligence call regarding potential synergies and the parties’ respective five-year plans held on June 21, 2023; and in-person meetings between representatives of the parties on September 5, 2023 and September 6, 2023.
On June 8, 2023, the WestRock Board held a special meeting, at which representatives of Paul, Weiss and Evercore were present. At the meeting, Mr. Sewell updated the directors on the progress of the due diligence review being conducted by WestRock and Smurfit Kappa and the directors discussed potential next steps with respect to the WestRock Board’s consideration of a potential strategic transaction with Smurfit Kappa.
On June 13, 2023, representatives of Smurfit Kappa sent representatives of WestRock a draft of a clean team confidentiality declaration proposed to be executed by Smurfit Kappa and WestRock representatives involved in the due diligence review of the potential transaction, which would provide for special procedures for reviewing and handling competitively sensitive information of Smurfit Kappa and WestRock provided to the other party and its representatives in this review. On September 4, 2023, the parties and their representatives finalized the terms of the clean team declaration.
On June 14, 2023, the NCG Committee held a special meeting, at which WestRock’s internal legal counsel and representatives of Paul, Weiss were present. At the meeting, the NCG Committee discussed the formation of a transaction committee of the WestRock Board. The NCG Committee determined to recommend to the WestRock Board that the WestRock Board approve the formation of a transaction committee, comprised of independent members of the WestRock Board, and that such transaction committee be authorized and directed by the WestRock Board to oversee and manage, with the assistance of advisors, all aspects of the potential strategic transaction with Smurfit Kappa, and any other proposals received for a potential strategic transaction, including evaluating whether appropriate to pursue such proposals, negotiating the terms and conditions of any proposal and providing a recommendation to the WestRock Board with respect to the approval or rejection of any proposal, provided that all significant decisions be subject to approval by the WestRock Board.
Later in the day on June 14, 2023, the WestRock Board, acting by written consent, adopted resolutions establishing the transaction committee of the WestRock Board (the “Transaction Committee”), and appointing Ms. Martore as the Chair of the Transaction Committee and Mr. Wilson, Ms. Arnold, Mr. Bernlohr, Mr. Crews and Mr. Nevels as members of the Transaction Committee; authorizing the Transaction Committee to oversee and manage all aspects of the potential strategic transaction with Smurfit Kappa and any other proposals received for a potential strategic transaction, including, among other things, negotiating the terms and conditions of any such proposal and providing a recommendation to the WestRock Board with respect to the approval or rejection of any such proposal, provided that all significant decisions be subject to approval by the WestRock Board; and authorizing the Transaction Committee to engage, and determine the compensation for, such additional advisors as the Transaction Committee deemed necessary or desirable to assist in its responsibilities. The WestRock Board selected Ms. Martore as the Chair of the Transaction Committee and Mr. Wilson, Ms. Arnold, Mr. Bernlohr, Mr. Crews and Mr. Nevels as members of the Transaction Committee, in each case, based on their experience with respect to strategic transactions and their willingness and availability to serve on the Transaction Committee and actively oversee the potential strategic transaction process.
On June 15, 2023, the WestRock Board held a special meeting, at which representatives of Paul, Weiss and Evercore were present. At the meeting, Mr. Sewell updated the directors on the virtual management due diligence sessions conducted by the parties on June 14, 2023 and June 15, 2023. The directors discussed with Mr. Sewell and the Evercore representatives the draft five-year plan provided to Smurfit Kappa in connection with the due diligence process, and the Smurfit Kappa stand-alone five-year plan provided to WestRock. The directors also discussed with Mr. Sewell and the Evercore representatives the preliminary, high-level analysis of synergies potentially achievable in connection with a transaction, which WestRock and Smurfit Kappa representatives had discussed during the virtual management diligence sessions. The directors discussed potential next steps in the process for the parties’ evaluation of a potential strategic transaction, which the directors decided to continue to discuss at a future meeting after WestRock management had completed further due diligence on the potential transaction.
On June 22, 2023, the WestRock Board held a special meeting, at which representatives of Paul, Weiss and Evercore were present. At the meeting, Mr. Sewell and the Evercore representatives updated the directors on WestRock management’s key findings from the due diligence conducted to date. The directors also discussed potential next steps in the WestRock Board’s evaluation of a potential strategic transaction. During executive session, the independent directors determined that obtaining Smurfit Kappa’s response to the May 5 Counterproposal was important in order for the WestRock Board to determine the likelihood of the parties to reach a deal that the WestRock Board would view as in the best interests of WestRock Stockholders, and instructed WestRock management and the Evercore representatives to request that Smurfit Kappa provide a response to the May 5 Counterproposal before WestRock would provide further diligence information. After the conclusion of the meeting, on June 22, 2023, representatives of Evercore contacted representatives of Citi and delivered this request.
On July 3, 2023, representatives of WestRock, Lazard, Evercore, Paul, Weiss, Smurfit Kappa, Citi, Wachtell and Matheson held a virtual meeting to discuss considerations regarding the stock exchange listing location for the combined company following a potential strategic transaction between the parties, considerations relating to the inclusion of the combined company in major U.S. and U.K. stock indices and a potential timeline for such potential strategic transaction.
On July 6, 2023, representatives of Citi contacted representatives of Evercore and Lazard to request additional due diligence information about WestRock, including additional details regarding WestRock’s draft five-year plan and an updated version of the five-year plan to take into account market-related developments in pricing and other macroeconomic factors. On July 10, 2023, Citi representatives sent the Evercore and Lazard representatives a list of Smurfit Kappa’s additional due diligence requests, and informed the Evercore and Lazard representatives that Smurfit Kappa was prepared to share comparable data about Smurfit Kappa with WestRock and would be prepared to respond to the terms of the May 5 Counterproposal after receiving responses to those due diligence information requests.
On July 13, 2023, the Transaction Committee held a meeting, at which representatives of Paul, Weiss were present. The directors reviewed with the representatives of Paul, Weiss the process undertaken to date by the WestRock Board, WestRock management and its advisors in connection with WestRock’s evaluation of a potential strategic transaction with Smurfit Kappa, and the history of the discussions to date with Smurfit Kappa. The directors discussed the additional due diligence information requests submitted by Smurfit Kappa on July 10, 2023, including the request for additional and updated information on the draft five-year plan, and determined that the decision of whether and how to respond to the request list would be discussed and decided with the full WestRock Board at its scheduled meeting later that day.
Later on July 13, 2023, the WestRock Board held a meeting, at which representatives of Paul, Weiss and Evercore were present (the “July 13 Meeting”). At the meeting, Mr. Sewell and the Evercore representatives updated the directors on the contacts with Smurfit Kappa’s representatives since the previous meeting of the WestRock Board, and reviewed with the directors the additional due diligence requests submitted by Smurfit Kappa on July 10, 2023, including the requests relating to the draft five-year plan. The directors discussed that continuing discussions with Smurfit Kappa about a potential strategic transaction between the companies, including continuing to seek an improved offer price from Smurfit Kappa, continued to be in the best interests of WestRock Stockholders, and directed WestRock management to prepare responses to Smurfit Kappa’s additional due diligence requests.
Between July 16, 2023 and July 19, 2023, representatives of Evercore, Lazard and Citi discussed the scope and format of the data that WestRock would provide in response to Smurfit Kappa’s additional diligence requests, and the reciprocal information that Smurfit Kappa would provide to WestRock, and relevant information was uploaded to each of the electronic data rooms, followed by an updated draft of WestRock’s five-year plan on July 21, 2023.
On July 20, 2023, the WestRock Board held a special meeting, at which representatives of Paul, Weiss and Evercore were present. Evercore representatives reviewed with the directors WestRock’s progress in preparing the additional diligence information discussed at the July 13 Meeting, and reviewed with the directors the information that Smurfit Kappa had provided to WestRock. The directors discussed this information and the potential next steps available to the WestRock Board in the process for its evaluation of the potential strategic transaction.
On July 21, 2023, representatives of Evercore, Lazard and WestRock management participated in a due diligence call with representatives of Smurfit Kappa management and Citi regarding the additional due diligence information WestRock had provided to Smurfit Kappa in response to its requests and the reciprocal information that Smurfit Kappa had provided to WestRock.
On August 2, 2023, Mr. Finan contacted Mr. Wilson by telephone and informed Mr. Wilson that Smurfit Kappa would be submitting a revised proposal for a strategic transaction involving a business combination between Smurfit Kappa and WestRock, in which WestRock Stockholders would receive consideration equal to one Smurfit Kappa Share, plus $4.50 in cash, for each share of WestRock Stock, and that following their call Mr. Finan would be sending the proposal to Mr. Wilson in writing.
Later on August 3, 2023, the Transaction Committee held a meeting, at which additional members of the WestRock Board and representatives of Paul, Weiss and Evercore were present. At the meeting, Mr. Wilson updated the directors about the telephone call he received from Mr. Finan on August 2, 2023.

Representatives of Evercore reviewed with the Transaction Committee and the other directors present certain preliminary valuation analyses of WestRock. The directors discussed with Mr. Sewell and the Evercore and Paul, Weiss representatives potential next steps with respect to the evaluation of a potential strategic transaction, and the Transaction Committee decided to reconvene to review and discuss any revised proposal from Smurfit Kappa, and next steps, when the revised proposal was received by WestRock in writing.
On August 7, 2023, WestRock received a revised, written, non-binding proposal, dated August 4, 2023, from Smurfit Kappa for a strategic transaction involving a business combination between Smurfit Kappa and WestRock, in which WestRock Stockholders would receive consideration equal to one Smurfit Kappa Share, plus $4.50 in cash, for each share of WestRock Stock (the “August 4 Offer”). The August 4 Offer further provided that the board of directors of the combined company resulting from the proposed strategic transaction would consist of 14 directors, including six current WestRock directors, and eight current Smurfit Kappa directors, including the current Chair of the Smurfit Kappa Board, current Group Chief Executive Officer, current Group Chief Financial Officer and five other current Smurfit Kappa directors; that Mr. Finan would serve as the Chair of the board of directors of the combined company; that the parties would work to achieve a primary listing for the combined company on the New York Stock Exchange and a secondary listing for the combined company on the London Stock Exchange, with inclusion in the major U.S. stock indices as soon as possible; that the combined company’s headquarters would be located in Dublin, with its Americas headquarters located in Atlanta; that the combined company would be known as Smurfit Kappa WestRock Group; and that the parent entity of the combined company would be domiciled in Ireland.
On August 10, 2023, the WestRock Board held a special meeting, at which representatives of Paul, Weiss and Evercore were present. At the meeting, Mr. Wilson and representatives of Evercore reviewed with the directors the terms of the August 4 Offer. Evercore representatives reviewed with the directors preliminary financial analyses in connection with the potential transaction. The directors discussed the risks and potential benefits of engaging in the proposed strategic transaction with Smurfit Kappa, the risks and potential benefits of continuing to execute WestRock’s stand-alone plan, and the potential next steps available to WestRock in the WestRock Board’s consideration of the proposed strategic transaction. The directors determined that WestRock would respond to the August 4 Offer with a counterproposal providing for an increase of $1 per share in the cash component of the merger consideration to be paid to WestRock Stockholders in the proposed strategic transaction; the combined company’s board of directors to consist of 13 directors, seven of whom would be designated by Smurfit Kappa (and would not include Smurfit Kappa’s Group Chief Financial Officer) and six of whom would be designated by WestRock; a director designated by WestRock to serve as the chair of the combined company’s compensation committee and nomination committee; and WestRock’s expectation that the parties would work jointly to select from the management ranks of both companies to fill key management positions in the combined company (the “August 10 Counterproposal”). The directors determined that Mr. Wilson would reach out to Mr. Finan to relay the terms of the August 10 Counterproposal orally.
On August 12, 2023, Mr. Wilson contacted Mr. Finan by telephone and delivered the August 10 Counterproposal.
On August 13, 2023, Mr. Finan contacted Mr. Wilson by telephone to inform him that Smurfit Kappa would be submitting a revised proposal for a strategic transaction.
On August 14, 2023, Smurfit Kappa submitted a revised, non-binding proposal for a strategic transaction between the companies (the “August 14 Offer”). The August 14 Offer proposed that the consideration to be received by WestRock Stockholders in the transaction would be one Smurfit Kappa Share, plus $5.00 in cash, for each share of WestRock Stock.
On August 15, 2023, the Transaction Committee held a meeting, at which additional members of the WestRock Board constituting a quorum of the WestRock Board, and representatives of Paul, Weiss and Evercore, were present. Evercore representatives reviewed with the directors the financial terms of the August 14 Offer. The directors discussed the risks and potential benefits of pursuing the proposed strategic transaction with Smurfit Kappa, including in comparison with WestRock continuing to execute its stand-alone plan, and potential next steps for the WestRock Board in the negotiation of the proposed strategic transaction. The directors discussed that continuing discussions with Smurfit Kappa regarding the proposed strategic transaction continued to be in the best interests of WestRock Stockholders. The Transaction

Committee decided to recommend, and together with the other directors present decided, that WestRock would deliver a counterproposal (the “August 15 Counterproposal”) to Smurfit Kappa providing that the chair of the compensation committee of the combined company’s board of directors would be a director designated by WestRock; that the parties would cooperate to achieve appropriate chair representation for the remaining committees of the combined company’s board; that the combined company’s board would have an Executive Committee with members to be split evenly between the independent directors designated by WestRock and Smurfit Kappa; and that the parties would work jointly to establish a process to select additional key executive management of the combined company. The directors instructed Mr. Wilson to reach out to Mr. Finan to deliver the August 15 Counterproposal.
On August 16, 2023, Mr. Wilson contacted Mr. Finan by telephone and delivered the August 15 Counterproposal orally.
On August 24, 2023, the WestRock Board held a special meeting, at which members of WestRock management and representatives of Paul, Weiss and Evercore were present (the “August 24 Meeting”). At the meeting, Mr. Sewell reviewed with the directors that, since the date of the draft five-year plan that WestRock had most recently provided to Smurfit Kappa, market-based assumptions regarding pricing had changed from those reflected in the draft plan, and that during the parties’ due diligence discussions, Smurfit Kappa had requested that WestRock update the draft plan to reflect those changes. Mr. Sewell also proposed that, if updates to the draft plan were prepared, the revisions also reflect updates in macroeconomic recovery and inflation assumptions and WestRock’s recently publicly announced plans to close two mills. The directors instructed WestRock management to prepare a draft of revisions to the plan, reflecting those revised assumptions, and to present the draft to the directors for their review.
At the August 24 Meeting, the directors also discussed the progress and status of WestRock’s evaluation and negotiation of a potential strategic transaction with Smurfit Kappa, including the parties’ progress on due diligence.
On August 26, 2023, Smurfit Kappa and its representatives provided WestRock and its representatives with an outline of the proposed corporate and tax steps and organizational structure for the implementation of the proposed strategic transaction between WestRock and Smurfit Kappa, which would be further documented in the definitive documentation for the proposed transaction. On August 30, 2023, representatives of Paul, Weiss, Lazard, Evercore, Wachtell, Matheson and Citi met virtually to discuss the proposed transaction structure (the “August 30 Call”). From time to time following the August 30 Call, representatives of Paul, Weiss, Wachtell, Matheson and Cravath spoke to discuss the elements of, and revisions to, the proposed transaction structure.
On August 31, 2023, the Transaction Committee held a meeting, at which additional members of the WestRock Board constituting a quorum of the WestRock Board, members of WestRock management, and representatives of Paul, Weiss and Evercore were present. The directors discussed the progress and status of the discussions between WestRock and Smurfit Kappa regarding a potential strategic transaction, including the progress with respect to due diligence and assessment of the synergies potentially achievable as a result of the proposed transaction. Mr. Sewell reviewed with the directors an updated draft of the five-year plan (the “WestRock Projections”), which incorporated the updated assumptions discussed with the WestRock Board at the August 24 Meeting. The directors instructed WestRock management to provide the WestRock Projections to Smurfit Kappa as part of Smurfit Kappa’s confirmatory due diligence.
The WestRock Projections were provided to Smurfit Kappa and its representatives on September 1, 2023. Smurfit Kappa provided a similarly updated version of Smurfit Kappa’s stand-alone five-year plan (the “Smurfit Kappa Projections”) to WestRock and its representatives on September 1, 2023.
On September 4, 2023, representatives of Wachtell sent an initial draft of the Transaction Agreement to representatives of Paul, Weiss. Among other terms, the draft Transaction Agreement proposed that the potential transaction would be effected through an Irish scheme of arrangement involving Smurfit Kappa and a merger of a subsidiary with WestRock (in order to allow the combined company to avail itself of a provision of Irish company law (which would not be available to Smurfit Kappa Group plc) permitting the company to prepare its statutory financial statements solely under US GAAP thus reducing the administrative and cost burden to the company of having to prepare financial statements under both US GAAP and

IFRS EU), resulting in the creation of a new holding company, Smurfit WestRock, which would be incorporated and domiciled in Ireland with global headquarters in Dublin, Ireland and Americas headquarters in Atlanta, Georgia; that WestRock Stockholders would receive consideration of one share of the new holding company, plus $5.00 in cash, for each share of WestRock Stock in connection with the merger; that the Smurfit Kappa Shareholders would receive one share of the new holding company for each Smurfit Kappa Share in the scheme of arrangement; that the combined company’s board of directors would consist of 14 directors, eight of whom would be designated by Smurfit Kappa and six of whom would be designated by WestRock; that the Chair of the Smurfit Kappa Board, Smurfit Kappa’s Group Chief Executive Officer and Group Chief Financial Officer would become the Chair, Group Chief Executive Officer and Group Chief Financial Officer of the combined company; that each party be restricted from soliciting competing proposals from third parties, subject to customary exceptions in connection with the receipt of a superior proposal; that each party be required to pay certain termination amounts in connection with the termination of the Transaction Agreement under certain circumstances; and that each party would be required to submit the Transaction Agreement for approval by its shareholders, regardless of any change in its board’s recommendation of the transactions.
On September 5, 2023, Mr. Sewell, Mr. Wilson, Mr. Smurfit and Mr. Finan met for dinner. At this dinner, they discussed the progress of the parties’ due diligence reviews of a potential strategic transaction, the positive impressions each company’s management team had made on the other during the course of due diligence, and a potential timeline for the conclusion of the parties’ evaluation and negotiation of the potential transaction and, if the parties were to reach agreement on definitive documentation for a transaction, the announcement of the transaction.
On September 6, 2023, members of WestRock management and Smurfit Kappa management, along with representatives of Evercore, Lazard and Citi, met in person, with additional representatives of WestRock and Smurfit Kappa joining portions of the meetings by video conference. At these meetings, the representatives conducted further due diligence regarding each company’s five-year plan and the synergies potentially achievable from the proposed transaction. The representatives also discussed, on a preliminary basis, a potential communications and investor relations plan in the event that the parties reached agreement for a strategic transaction and a transaction were announced.
On the evening of September 6, 2023, the Wall Street Journal published an article speculating regarding a potential strategic transaction between WestRock and Smurfit Kappa. The article reported that WestRock and Smurfit Kappa were in discussions regarding a strategic transaction and that a deal could be announced as early as the following week. No purported economic terms or other purported transaction details were contained in the Wall Street Journal article.
Later on the evening of September 6, 2023, in accordance with its disclosure obligations under applicable law and with WestRock’s consent, Smurfit Kappa issued a statement addressing the rumors reported in the Wall Street Journal article on September 6, 2023. Smurfit Kappa’s statement noted, among other things, that the WestRock Board and the Smurfit Kappa Board were discussing the key terms of a potential strategic transaction; that the potential transaction would be expected to involve the creation of a new holding company, Smurfit WestRock, which would be incorporated and domiciled in Ireland with global headquarters in Dublin, Ireland and North and South American operations headquartered in Atlanta, Georgia; that the potential transaction would be effected through an Irish scheme of arrangement involving Smurfit Kappa and a merger of a subsidiary with WestRock; and that any such transaction would result in WestRock Stockholders receiving consideration consisting primarily of shares of Smurfit WestRock. On September 7, 2023, WestRock furnished a Current Report on Form 8-K confirming these matters.
On September 7, 2023, representatives of Paul, Weiss sent a revised draft of the Transaction Agreement to representatives of Wachtell which, among other things, proposed that, in connection with seeking required regulatory approvals for the Combination, Smurfit Kappa and WestRock would be required to agree to any divestitures or other remedial actions unless they would reasonably be expected to result in a material adverse effect on the combined company, and that the Termination Amounts for both parties would be capped at one percent of Smurfit Kappa’s market capitalization as of the date of signing the Transaction Agreement. From time to time from September 7, 2023 through September 12, 2023, representatives of Paul, Weiss and Wachtell spoke by telephone to discuss the draft Transaction Agreement and exchanged drafts thereof.

Also on September 7, 2023, at the request of the Board, representatives of Lazard provided updated customary relationship disclosures to the Board, which included disclosure of certain relationships between Lazard and its financial advisory affiliates, on the one hand, and Smurfit Kappa and its affiliates, on the other hand. There was no change to Lazard’s relationship disclosure since May 23, 2023, when Lazard last provided such disclosures to the Board.
On September 7, 2023, the WestRock Board held a special meeting, at which representatives of Paul, Weiss and Evercore were present. At this meeting, the directors discussed the status of due diligence and negotiation of the Transaction Agreement.
On September 8, 2023, at the request of the Board, representatives of Evercore provided customary relationship disclosures to the Board, which included disclosure of certain relationships between Evercore and its affiliates, on the one hand, and WestRock and its affiliates, on the other hand.
On September 9, 2023, the WestRock Board held a special meeting, at which representatives of Paul, Weiss, Evercore and Lazard were present (the “September 9 Meeting”). The directors and the advisors discussed the status of the negotiation of the Transaction Agreement.
During the meeting, representatives of Evercore and Lazard reviewed with the directors their respective financial analyses of the proposed transaction.
Also during the meeting, at the request of the WestRock Board, Evercore delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated September 9, 2023, which is attached to this proxy statement/prospectus as Annex D, that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the consideration per share of WestRock Stock of one share of stock of the combined company, plus $5.00 in cash, to be received by WestRock Stockholders (other than stockholders who are entitled to and properly demand an appraisal of their shares of WestRock Stock, any subsidiary of WestRock, Smurfit Kappa, Merger Sub or any of their respective subsidiaries) in the transaction was fair, from a financial point of view, to such holders. At the request of the WestRock Board, Lazard delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated September 9, 2023, which is attached to this proxy statement/prospectus as Annex C, that as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations set forth in the Lazard opinion, the consideration per share of WestRock Stock of one share of stock of the combined company, plus $5.00 in cash, to be paid to WestRock Stockholders (other than stockholders who are entitled to and properly demand an appraisal of their shares of WestRock Stock, any subsidiary of WestRock, Smurfit Kappa, Merger Sub or any of their subsidiaries) pursuant to the Transaction Agreement was fair, from a financial point of view, to such holders.
Following the September 9 Meeting, later in the day on September 9, 2023, Mr. Wilson and Mr. Finan, and separately representatives of Paul, Weiss and Wachtell, spoke by telephone regarding the progress of negotiations of the Transaction Agreement and the open items, and WestRock’s responses to those items, identified during the September 9 Meeting.
Throughout the day on September 11, 2023, representatives of Paul, Weiss and Wachtell continued to negotiate the terms of the Transaction Agreement and exchange drafts of the Transaction Agreement.
On the evening of September 11, 2023, the Transaction Committee and the WestRock Board held a joint meeting, at which representatives of Paul, Weiss, Evercore and Lazard were present. At the meeting, representatives of Paul, Weiss updated the directors on the progress of negotiations of the Transaction Agreement. The directors discussed the remaining open points with the advisors, including potential resolutions for each point. The directors discussed the valuation analyses that had been presented by each of Evercore and Lazard, and each financial advisor’s fairness opinion to the WestRock Board, at the September 9 Meeting. Taking these factors into account, as well as the evaluation by the Transaction Committee and the WestRock Board of the strategic alternatives available to WestRock, including the continued pursuit of WestRock’s standalone plan, the Transaction Committee and the WestRock Board each unanimously determined that the Transaction Agreement, and the transactions contemplated thereby (collectively, including the Smurfit Kappa Share Exchange and the Merger, the “Transactions”), would be in the best interests of, WestRock and the WestRock Stockholders.

At this meeting, the Transaction Committee unanimously determined that it is in the best interests of WestRock and the WestRock Stockholders, and declared it advisable, to enter into the Transaction Agreement and consummate the Merger and the other Transactions; recommended that the WestRock Board declare advisable, approve and adopt the Transaction Agreement and approve the execution and delivery of the Transaction Agreement by WestRock, the performance by WestRock of its covenants and other obligations under the Transaction Agreement, and the consummation of the Merger and the other Transactions; and recommended that, subject to approval of the Transaction Agreement by the WestRock Board, WestRock Stockholders vote in favor of the adoption of the Transaction Agreement and the approval of the Merger and the other Transactions, and in favor of the Distributable Reserves Resolution. The WestRock Board then unanimously determined that it is in the best interests of WestRock and the WestRock Stockholders, and declared it advisable, to enter into the Transaction Agreement and consummate the Merger and the other Transactions; approved and adopted the Transaction Agreement and approved the execution and delivery of the Transaction Agreement by WestRock, the performance by WestRock of its covenants and other obligations under the Transaction Agreement, and the consummation of the Merger and the other Transactions; resolved that the Transaction Agreement be submitted to WestRock Stockholders for adoption; and recommended that WestRock Stockholders vote in favor of the adoption of the Transaction Agreement and the approval of the Merger and the other Transactions, and in favor of the Distributable Reserves Resolution.
Shortly thereafter, on September 12, 2023, WestRock and Smurfit Kappa finalized and executed the Transaction Agreement and the other definitive documentation on the terms approved by the WestRock Board and the Smurfit Kappa Board. The executed Transaction Agreement provided that, among other things, (i) in connection with seeking required regulatory approvals for the Combination, Smurfit Kappa and WestRock would be required to agree to divestitures or other remedial actions with respect to assets or businesses of Smurfit Kappa or WestRock that, in the aggregate, generated total revenues over $750 million during the twelve-month period ending December 31, 2022 and (ii) the Smurfit Kappa Termination Amount would be one percent of Smurfit Kappa’s market capitalization as of the date of signing the Transaction Agreement and the WestRock Termination Amount would be 1.3% of its value as ascribed by the Combination as of the date of signing the Transaction Agreement.
At the time of execution of the Transaction Agreement, neither WestRock nor Smurfit Kappa had discussed the terms of any post-closing employment for WestRock’s management with the WestRock Board, WestRock or any members of WestRock management.
On the morning of September 12, 2023, WestRock and Smurfit Kappa issued a joint press release announcing the execution of the Transaction Agreement.
Recommendation of the Transaction Committee and the WestRock Board; Reasons for the Merger
The Transaction Committee
On September 11, 2023, the Transaction Committee, after considering various factors, including those described herein, and after consultation with independent legal and financial advisors, unanimously determined that it is in the best interests of WestRock and the WestRock Stockholders, and declared it advisable, to enter into the Transaction Agreement and consummate the Merger and the other Transactions; recommended that the WestRock Board declare advisable, approve and adopt the Transaction Agreement and approve the execution and delivery of the Transaction Agreement by WestRock, the performance by WestRock of its covenants and other obligations under the Transaction Agreement, and the consummation of the Merger and the other Transactions; and recommended that, subject to approval of the Transaction Agreement by the WestRock Board, WestRock Stockholders vote in favor of the adoption of the Transaction Agreement and the approval of the Merger and the other Transactions, and in favor of the Distributable Reserves Resolution.
In reaching its determinations and recommendations, the Transaction Committee considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Transaction Committee viewed as being generally positive or favorable in coming to a determination and recommendation:

•
Benefits of a Combined Company.

•
Scale.   The Transaction Committee’s expectation that, following the Combination, Smurfit WestRock will be a global “go-to” packaging partner of choice, with unparalleled geographic and product diversity, a culturally aligned customer focus and enhanced capabilities to serve customers globally.

•
Complementary Businesses and Geographic Scope.   The Transaction Committee’s expectation that the combined business will, by bringing together the geographic and product portfolios of WestRock and Smurfit Kappa, be able to provide a more diversified and complete suite of geographic capabilities and product offerings and sustainability capabilities for its clients, with geographic reach across 42 countries, a significant presence across both Europe and the Americas and breadth and depth across renewable, recyclable and biodegradable packaging solutions.

•
Continuing Influence.   The Transaction Committee’s expectation that WestRock Designees, who were selected based on their experience, skills and capabilities, as well as their interest in serving and ability to serve on the Smurfit WestRock Board, will have continuing influence on the execution of the strategy and business plan of Smurfit WestRock following the Combination, one of whom will be appointed to serve as chair of the compensation committee of the Smurfit WestRock Board.

•
Synergies.   The Transaction Committee’s expectation, supported by the findings of the due diligence review of Smurfit Kappa’s business undertaken by representatives of WestRock prior to the public announcement of the Combination, that the Combination will result in WestRock Stockholders being able to participate in the benefits derivable from an estimated in excess of $400 million in pre-tax run-rate synergies at the end of the first full year following Completion, which estimated synergies are expected to be achieved primarily in the following areas: operating synergies from paper and converting integration; operating synergies from logistics systems, purchasing and recovered fiber procurement; and removing duplicate corporate costs and scale efficiencies in administrative functions.

•
Positive Effect on Pro Forma Earnings Per Share.   The Transaction Committee’s expectation that the Transactions will be accretive to the earnings per share of Smurfit WestRock.

•
Premium to Market Price.   The fact that the Merger Consideration (without interest and less applicable withholding taxes) consisting of one Smurfit WestRock Share, plus $5.00 in cash, for each share of WestRock Stock represented a premium relative to the unaffected closing price of WestRock Stock on September 6, 2023 (the last trading day prior to the public announcement that Smurfit Kappa and WestRock were in discussions regarding a potential strategic transaction). Certain historical market prices of the WestRock Stock are set forth in the table in the section of this proxy statement/prospectus entitled “Comparative Per Share Market Price and Dividend Information.”

•
Form of Merger Consideration.   The fact that WestRock Stockholders will receive a portion of the Merger Consideration in the form of cash, which provides certainty of value, and a portion of the Merger Consideration in the form of Smurfit WestRock Shares, which is expected to give WestRock Stockholders the opportunity to participate in the growth prospects of the combined business or, given the anticipated liquid market for Smurfit WestRock Shares, the opportunity to sell Smurfit WestRock Shares following the consummation of the Combination at their discretion.

•
Value of Smurfit WestRock Shares.   The Transaction Committee’s belief that the Smurfit WestRock Shares that will be delivered to WestRock Stockholders as part of the Merger Consideration will benefit in the near and long-term from the Combination’s anticipated synergies, operational efficiencies and potential for growth described in more detail below.

•
Opinion of Evercore.   The opinion of Evercore, dated September 9, 2023, to the WestRock Board that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration to be received by the WestRock Stockholders (other than stockholders who are entitled to and properly demand an appraisal of their shares of WestRock Stock, any subsidiary of WestRock, Smurfit Kappa, Merger Sub or any of their respective subsidiaries) in the transaction was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement/prospectus entitled “The Combination — Opinions of WestRock’s Financial Advisors.”
•
Opinion of Lazard.   The opinion of Lazard, dated September 9, 2023, to the WestRock Board that as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations set forth in the Lazard opinion, the Merger Consideration to be paid to WestRock Stockholders (other than stockholders who are entitled to and properly demand an appraisal of their shares of WestRock Stock, any subsidiary of WestRock, Smurfit Kappa, Merger Sub or any of their subsidiaries) in the Combination was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement/prospectus entitled “The Combination — Opinions of WestRock’s Financial Advisors.”

•
Financial Analyses.   The financial analyses reviewed and discussed with the Transaction Committee and the WestRock Board by representatives of Evercore and Lazard.

•
Other Strategic Alternatives.   The Transaction Committee’s assessment that the Merger Consideration is more favorable to the WestRock Stockholders than the potential value that would reasonably be expected to result from other strategic alternatives reasonably available, including an acquisition of Company A, a sale to another potential counterparty, the continuation of WestRock’s business plan as a stand-alone public company or a separation transaction involving a portion of WestRock’s businesses.

•
History of Negotiations.   The fact that the Transaction Committee and the WestRock Board negotiated vigorously with Smurfit Kappa with respect to the Merger Consideration and other terms of the Transaction Agreement, including obtaining a price increase from Smurfit Kappa from Smurfit Kappa’s original offer price of one Smurfit Kappa Share per share of WestRock Stock to one Smurfit Kappa Share, plus $5.00 in cash, per share of WestRock Stock, which the Transaction Committee believed represented the highest price that Smurfit Kappa was willing to pay.

•
Loss of Opportunity.   The possibility that, if the Transaction Committee declined to recommend the Transaction Agreement, or the WestRock Board declined to approve the Transaction Agreement, there may not be another opportunity for the WestRock Stockholders to receive a comparably priced offer with a comparable level of closing certainty.

•
Current Conditions.   The current state of the U.S. and global economies, including increased volatility in the credit, financial and stock markets, global inflation trends, geopolitical risks, interest rate increases, global pricing trends, supply chain and freight costs and the current and potential impact of these conditions in both the near term and long term on WestRock’s industry and the trading price of the WestRock Stock.

•
Likelihood of Closing.   The likelihood that the Combination would be completed, based on, among other things (not in any relative order of importance):

•
the absence of a financing condition of any kind in the Transaction Agreement;

•
the fact that a wholly owned subsidiary of Smurfit Kappa obtained committed debt financing to fund the cash component of the Merger Consideration and certain other costs relating to the consummation of the Combination;

•
the likelihood and anticipated timing of obtaining all required regulatory approvals in connection with the Combination; and

•
WestRock’s ability, under certain circumstances pursuant to the Transaction Agreement, to seek specific performance to prevent breaches of the Transaction Agreement and enforce specifically the terms of the Transaction Agreement.

•
Transaction Agreement Terms.   The terms of the Transaction Agreement, which were reviewed by the Transaction Committee with independent legal and financial advisors, including:

•
WestRock’s ability to consider and respond to unsolicited competing proposals, including to furnish information and conduct negotiations with third parties under certain circumstances subject to the terms specified in the Transaction Agreement;

•
the WestRock Board’s ability to effect a WestRock Change in Recommendation subject to the terms specified in the Transaction Agreement; and

•
Smurfit Kappa’s obligations under the Transaction Agreement to use reasonable best efforts to obtain regulatory clearances required for the closing of the Combination.

•
Appraisal Rights.   The fact that WestRock Stockholders who do not vote to adopt the Transaction Agreement have the right to demand appraisal of their shares of WestRock Stock in accordance with the procedures of Section 262 of the DGCL.

In the course of its deliberations, the Transaction Committee also considered a number of uncertainties, risks and other countervailing factors relating to entering into the Transaction Agreement, including (not necessarily in order of relative importance):
•
Geographic Exposure.   The risk that the expanded geographic footprint of Smurfit WestRock would result in increased exposure of WestRock Stockholders to risks and trends inherent in European markets, relative to the exposure of WestRock to such markets on a stand-alone basis.

•
Continuing Influence.   The fact that the six WestRock Designees, who were selected based on their experience, skills and capabilities, as well as their interest in serving and ability to serve on the Smurfit WestRock Board, to be appointed to the Smurfit WestRock Board at Completion will not constitute a majority of the Smurfit WestRock Board.

•
Possible Failure to Achieve Synergies.   The potential challenges and difficulties in integrating the operations of WestRock and Smurfit Kappa and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the Combination, might not be realized or might take longer to realize than expected.

•
Value of Merger Consideration.   The fact that, because a significant portion of the Merger Consideration consists of shares, and because the Merger Consideration is based on a fixed exchange ratio rather than a fixed value, WestRock Stockholders bear the risk of a decrease in the trading price of Smurfit Kappa Shares during the pendency of the Combination and the risk of a decrease in the trading price of Smurfit WestRock Shares following Completion.

•
Closing Certainty.   The risk that Combination might not be completed in a timely manner or at all.

•
Impact of Transaction Announcement.   The risk that disruptions from the Combination will harm (i) the businesses of WestRock or Smurfit Kappa, including current plans and operations, including during the pendency of the Combination, and (ii) the ability of WestRock or Smurfit Kappa to retain and hire key personnel during the pendency of the Combination or following completion of the Combination. The potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Combination and potential business uncertainty, including changes to existing business relationships, during the pendency of the Combination that could affect the financial performance of WestRock, Smurfit Kappa or Smurfit WestRock.

•
Tax Treatment.   The fact that the receipt of the Merger Consideration in exchange for shares of WestRock Stock pursuant to the Transaction Agreement would be taxable to the WestRock Stockholders that are U.S. holders for U.S. federal income tax purposes.

•
Restrictions on Solicitation.   The restrictions imposed by the Transaction Agreement on WestRock’s solicitation of competing proposals from third parties, and the risk that prospective bidders may perceive Smurfit Kappa’s right under the Transaction Agreement to negotiate with WestRock to match the terms of any WestRock Superior Proposal prior to the WestRock Board being able to make a WestRock Change in Recommendation, or the Transaction Agreement’s requirement that WestRock submit the Transaction Agreement for adoption by WestRock Stockholders even if the WestRock Board makes a WestRock Change in Recommendation, to be a deterrent to making competing proposals.

•
Termination Fee.   The possibility that the Termination Amount payable by WestRock under certain circumstances, including if the WestRock Board makes a WestRock Change in Recommendation or the failure of the WestRock Stockholder Approval to be obtained, could discourage other potential acquirors from making a competing proposal to acquire WestRock (which Termination Amount would be equal to $147 million in cash, if the Transaction Agreement is terminated in connection with a WestRock Change in Recommendation, and equal to $57 million in cash, if the Transaction Agreement is terminated in connection with the failure of the WestRock Stockholder Approval to be obtained).
•
Pre-Closing Covenants.   The restrictions placed on the conduct of WestRock’s business prior to the completion of Combination pursuant to the terms of the Transaction Agreement, which could delay or prevent WestRock from undertaking business opportunities that may arise, or from undertaking any other action it would otherwise take with respect to the operations of WestRock absent the pending completion of the Combination.

•
Potential Litigation.   The potential for litigation by WestRock Stockholders or by Smurfit Kappa shareholders in connection with the Combination, which, even where lacking in merit, could nonetheless result in distraction and expense.

•
Transaction Costs.   The costs associated with the completion of the Combination, including management’s time and energy and potential opportunity cost.

•
Other risks.   Risks of the type and nature described under the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements.”

The Transaction Committee concluded that the uncertainties, risks and potentially negative factors relevant to the Combination were outweighed by the potential benefits.
In addition, the Transaction Committee was aware of and considered the fact that some of WestRock’s directors and executive officers have interests in the Combination that are different from, or in addition to, WestRock Stockholders generally, including those interests that are a result of employment and compensation arrangements with WestRock. For more information, see the section of this proxy statement/prospectus entitled “The Combination — Interests of the Directors and Executive Officers of WestRock in the Merger.”
The foregoing discussion of factors considered by the Transaction Committee in reaching its conclusions and recommendation includes the principal factors considered by the Transaction Committee, but is not intended to be exhaustive and may not include all of the factors considered by the Transaction Committee. In light of the variety of factors considered in connection with its evaluation of the Transaction Agreement and the Combination, the Transaction Committee did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendations. Rather, the Transaction Committee based its decisions on the totality of the factors and information it considered. Moreover, each member of the Transaction Committee applied his or her own personal business judgment to the process and may have given different weight to different factors.
The WestRock Board
On September 11, 2023, the WestRock Board, after considering various factors, including those described herein, and after consultation with independent legal and financial advisors, unanimously determined that it is in the best interests of WestRock and the WestRock Stockholders, and declared it advisable, to enter into the Transaction Agreement and consummate the Merger and the other Transactions; approved and adopted the Transaction Agreement and approved the execution and delivery of the Transaction Agreement by WestRock, the performance by WestRock of its covenants and other obligations under the Transaction Agreement, and the consummation of the Merger and the other Transactions; resolved that the Transaction Agreement be submitted to WestRock Stockholders for adoption; and recommended that WestRock Stockholders vote in favor of the adoption of the Transaction Agreement and the approval of the Merger and the other Transactions, and in favor of the Distributable Reserves Resolution.
The WestRock Board recommends that you vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger-Related Compensation Proposal and (iii) “FOR” the Distributable Reserves Resolution.

In reaching its determinations and recommendations, the WestRock Board considered a number of factors, including the following factors (not necessarily in order of relative importance) which the WestRock Board viewed as being generally positive or favorable in coming to a determination and recommendation:
•
Benefits of a Combined Company.

•
Scale.   The WestRock Board’s expectation that, following the Combination, Smurfit Kappa will be a global “go-to” packaging partner of choice, with unparalleled geographic and product diversity, a culturally aligned customer focus and enhanced capabilities to serve customers globally.

•
Complementary Businesses and Geographic Scope.   The WestRock Board’s expectation that the combined business will, by bringing together the geographic and product portfolios of WestRock and Smurfit Kappa, be able to provide a more diversified and complete suite of geographic capabilities and product offerings and sustainability capabilities for its clients, with geographic reach across 42 countries, a significant presence across both Europe and the Americas and breadth and depth across renewable, recyclable and biodegradable packaging solutions.

•
Continuing Influence.   The WestRock Board’s expectation that WestRock Designees will have continuing influence on the execution of the strategy and business plan of Smurfit WestRock following the Combination, one of whom will be appointed to serve as chair of the compensation committee of the Smurfit WestRock Board.

•
Synergies.   The WestRock Board’s expectation, supported by the findings of the due diligence review of Smurfit Kappa’s business undertaken by representatives of WestRock prior to the public announcement of the Combination, that the Combination will result in WestRock Stockholders being able to participate in the benefits derivable from an estimated in excess of $400 million in pre-tax run-rate synergies at the end of the first full year following Completion, which estimated synergies are expected to be achieved primarily in the following areas: operating synergies from paper and converting integration; operating synergies from logistics systems, purchasing and recovered fiber procurement; and removing duplicate corporate costs and scale efficiencies in administrative functions.

•
Positive Effect on Pro Forma Earnings Per Share.   The WestRock Board’s expectation that the Transactions will be accretive to the earnings per share of Smurfit WestRock.

•
Premium to Market Price.   The fact that the Merger Consideration (without interest and less applicable withholding taxes) consisting of one Smurfit WestRock Share, plus $5.00 in cash, for each share of WestRock Stock represented a premium relative to the unaffected closing price of WestRock Stock on September 6, 2023 (the last trading day prior to the public announcement that Smurfit Kappa and WestRock were in discussions regarding a potential strategic transaction). Certain historical market prices of the WestRock Stock are set forth in the table in the section of this proxy statement/prospectus entitled “Comparative Per Share Market Price and Dividend Information.”

•
Form of Merger Consideration.   The fact that WestRock Stockholders will receive a portion of the Merger Consideration in the form of cash, which provides certainty of value, and a portion of the Merger Consideration in the form of Smurfit WestRock Shares, which is expected to give WestRock Stockholders the opportunity to participate in the growth prospects of the combined business or, given the anticipated liquid market for Smurfit WestRock Shares, the opportunity to sell Smurfit WestRock Shares following the consummation of the Combination at their discretion.

•
Value of Smurfit WestRock Shares.   The WestRock Board’s belief that the Smurfit WestRock Shares that will be delivered to WestRock Stockholders as part of the Merger Consideration will benefit in the near and long-term from the Combination’s anticipated synergies, operational efficiencies and potential for growth described in more detail below.

•
Opinion of Evercore.   The opinion of Evercore, dated September 9, 2023, to the WestRock that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration to be received by the WestRock Stockholders (other than stockholders who are entitled to and properly demand an appraisal of their shares of WestRock Stock, any subsidiary of WestRock, Smurfit Kappa, Merger

Sub or any of their respective subsidiaries) in the transaction was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement/prospectus entitled “The Combination — Opinions of WestRock’s Financial Advisors.”
•
Opinion of Lazard.   The opinion of Lazard, dated September 9, 2023, to the WestRock Board that as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations set forth in the Lazard opinion, the Merger Consideration to be paid to WestRock Stockholders (other than stockholders who are entitled to and properly demand an appraisal of their shares of WestRock Stock, any subsidiary of WestRock, Smurfit Kappa, Merger Sub or any of their subsidiaries) in the Combination was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement/prospectus entitled “The Combination — Opinions of WestRock’s Financial Advisors.”

•
Financial Analyses.   The financial analyses reviewed and discussed with the Transaction Committee and the WestRock Board by representatives of Evercore and Lazard.

•
Unanimous Recommendation by the Transaction Committee.   The fact that the Transaction Committee unanimously recommended that the WestRock Board declare advisable, approve and adopt the Transaction Agreement and approve the execution and delivery of the Transaction Agreement by WestRock, the performance by WestRock of its covenants and other obligations under the Transaction Agreement, and the consummation of the Merger and the other Transactions.

•
Other Strategic Alternatives.   The WestRock Board’s assessment that the Merger Consideration is more favorable to the WestRock Stockholders than the potential value that would reasonably be expected to result from other strategic alternatives reasonably available, including an acquisition of Company A, a sale to another potential counterparty, the continuation of WestRock’s business plan as a stand-alone public company or a separation transaction involving a portion of WestRock’s businesses.

•
History of Negotiations.   The fact that the Transaction Committee and the WestRock Board negotiated vigorously with Smurfit Kappa with respect to the Merger Consideration and other terms of the Transaction Agreement, including obtaining a price increase from Smurfit Kappa from Smurfit Kappa’s original offer price of one Smurfit Kappa Share per share of WestRock Stock to one Smurfit Kappa Share, plus $5.00 in cash, per share of WestRock Stock, which the WestRock Board believed represented the highest price that Smurfit Kappa was willing to pay.

•
Loss of Opportunity.   The possibility that, if the WestRock Board declined to approve the Transaction Agreement, there may not be another opportunity for the WestRock Stockholders to receive a comparably priced offer with a comparable level of closing certainty.

•
Current Conditions.   The current state of the U.S. and global economies, including increased volatility in the credit, financial and stock markets, global inflation trends, geopolitical risks, interest rate increases, global pricing trends, supply chain and freight costs and the current and potential impact of these conditions in both the near term and long term on WestRock’s industry and the trading price of the WestRock Stock.

•
Likelihood of Closing.   The likelihood that the Combination would be completed, based on, among other things (not in any relative order of importance):

•
the absence of a financing condition of any kind in the Transaction Agreement;

•
the fact that a wholly owned subsidiary of Smurfit Kappa obtained committed debt financing to fund the cash component of the Merger Consideration and certain other costs relating to the consummation of the Combination;

•
the likelihood and anticipated timing of obtaining all required regulatory approvals in connection with the Combination; and

•
WestRock’s ability, under certain circumstances pursuant to the Transaction Agreement, to seek specific performance to prevent breaches of the Transaction Agreement and enforce specifically the terms of the Transaction Agreement.

•
Transaction Agreement Terms.   The terms of the Transaction Agreement, which were reviewed by the WestRock Board with its independent legal and financial advisors, including:

•
WestRock’s ability to consider and respond to unsolicited competing proposals, including to furnish information and conduct negotiations with third parties under certain circumstances subject to the terms specified in the Transaction Agreement;

•
the WestRock Board’s ability to effect a WestRock Change in Recommendation subject to the terms specified in the Transaction Agreement; and

•
Smurfit Kappa’s obligations under the Transaction Agreement to use reasonable best efforts to obtain regulatory clearances required for the closing of the Combination.

•
Appraisal Rights.   The fact that WestRock Stockholders who do not vote to adopt the Transaction Agreement have the right to demand appraisal of their shares of WestRock Stock in accordance with the procedures of Section 262 of the DGCL.

In the course of its deliberations, the WestRock Board also considered a number of uncertainties, risks and other countervailing factors relating to entering into the Transaction Agreement, including (not necessarily in order of relative importance):
•
Geographic Exposure.   The risk that the expanded geographic footprint of Smurfit WestRock would result in increased exposure of WestRock Stockholders to risks and trends inherent in European markets, relative to the exposure of WestRock to such markets on a stand-alone basis.

•
Continuing Influence.   The fact that the six WestRock Designees to be appointed to the Smurfit WestRock Board at Completion will not constitute a majority of the Smurfit WestRock Board.

•
Possible Failure to Achieve Synergies.   The potential challenges and difficulties in integrating the operations of WestRock and Smurfit Kappa and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the Combination, might not be realized or might take longer to realize than expected.

•
Value of Merger Consideration.   The fact that, because a significant portion of the Merger Consideration consists of shares, and because the Merger Consideration is based on a fixed exchange ratio rather than a fixed value, WestRock Stockholders bear the risk of a decrease in the trading price of Smurfit Kappa Shares during the pendency of the Combination and the risk of a decrease in the trading price of Smurfit WestRock Shares following Completion.

•
Closing Certainty.   The risk that the Combination might not be completed in a timely manner or at all.

•
Impact of Transaction Announcement.   The risk that disruptions from the Combination will harm (i) the businesses of WestRock or Smurfit Kappa, including current plans and operations, including during the pendency of the Combination, and (ii) the ability of WestRock or Smurfit Kappa to retain and hire key personnel during the pendency of the Transactions or following completion of the Combination. The potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Combination and potential business uncertainty, including changes to existing business relationships, during the pendency of the Combination that could affect the financial performance of WestRock, Smurfit Kappa or Smurfit WestRock.

•
Tax Treatment.   The fact that the receipt of the Merger Consideration in exchange for shares of WestRock Stock pursuant to the Transaction Agreement would be taxable to the WestRock Stockholders that are U.S. holders for U.S. federal income tax purposes.

•
Restrictions on Solicitation.   The restrictions imposed by the Transaction Agreement on WestRock’s solicitation of competing proposals from third parties, and the risk that prospective bidders may perceive Smurfit Kappa’s right under the Transaction Agreement to negotiate with WestRock to match the terms of any WestRock Superior Proposal prior to the WestRock Board being able to make a WestRock Change in Recommendation, or the Transaction Agreement’s requirement that WestRock submit the Transaction Agreement for adoption by WestRock Stockholders even if the WestRock Board makes a WestRock Change in Recommendation, to be a deterrent to making competing proposals.

•
Termination Fee.   The possibility that the Termination Amount payable by WestRock under certain circumstances, including if the WestRock Board makes a WestRock Change in Recommendation or the failure of the WestRock Stockholder Approval to be obtained, could discourage other potential acquirors from making a competing proposal to acquire WestRock (which Termination Amount would be equal to $147 million in cash, if the Transaction Agreement is terminated in connection with a WestRock Change in Recommendation, and equal to $57 million in cash, if the Transaction Agreement is terminated in connection with the failure of the WestRock Stockholder Approval to be obtained).

•
Pre-Closing Covenants.   The restrictions placed on the conduct of WestRock’s business prior to the completion of the Combination pursuant to the terms of the Transaction Agreement, which could delay or prevent WestRock from undertaking business opportunities that may arise, or from undertaking any other action it would otherwise take with respect to the operations of WestRock absent the pending completion of the Combination.

•
Potential Litigation.   The potential for litigation by WestRock Stockholders or by Smurfit Kappa shareholders in connection with the transactions contemplated by the Transaction Agreement, including the Merger, which, even where lacking in merit, could nonetheless result in distraction and expense.

•
Transaction Costs.   The costs associated with the completion of the Combination, including management’s time and energy and potential opportunity cost.

•
Other risks.   Risks of the type and nature described under the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements.”

The WestRock Board concluded that the uncertainties, risks and potentially negative factors relevant to the Combination were outweighed by the potential benefits.
In addition, the WestRock Board was aware of and considered the fact that some of WestRock’s directors and executive officers have interests in the Combination that are different from, or in addition to, WestRock Stockholders generally, including those interests that are a result of employment and compensation arrangements with WestRock. For more information, see the section of this proxy statement/prospectus entitled “The Combination — Interests of the Directors and Executive Officers of WestRock in the Merger.”
The foregoing discussion of factors considered by the WestRock Board in reaching its conclusions and recommendation includes the principal factors considered by the WestRock Board, but is not intended to be exhaustive and may not include all of the factors considered by the WestRock Board. In light of the variety of factors considered in connection with its evaluation of the Transaction Agreement and the Combination, the WestRock Board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendations. Rather, the WestRock Board based its decisions on the totality of the factors and information it considered. Moreover, each member of the WestRock Board applied his or her own personal business judgment to the process and may have given different weight to different factors.
Opinions of WestRock’s Financial Advisors
Opinion of Lazard Freres & Co. LLC
The WestRock Board retained Lazard to act as financial advisor in connection with the Combination. In connection with this engagement, the WestRock Board requested that Lazard evaluate the fairness, from a financial point of view, to WestRock Stockholders (other than Excluded Holders), of the Merger Consideration to be paid to such holders in the Combination. On September 9, 2023, at a meeting of the WestRock Board held to evaluate the Combination, Lazard rendered to the WestRock Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated September 9, 2023, to the WestRock Board to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the Merger Consideration to be paid to the WestRock Stockholders (other than Excluded Holders) in the Combination was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated September 9, 2023, which sets forth the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference in its entirety. The summary of the written opinion of Lazard, dated September 9, 2023, set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex C. You are encouraged to read Lazard’s opinion and the summary contained in this proxy statement/prospectus carefully and in their entirety. Lazard’s engagement and its opinion were for the benefit of the WestRock Board (in its capacity as such) and Lazard’s opinion was rendered to the WestRock Board in connection with its evaluation of the Combination and addressed only the fairness, as of the date of the opinion, from a financial point of view, to the WestRock Stockholders (other than Excluded Holders) of the Merger Consideration to be paid to such holders in the Combination. Lazard’s opinion did not address the relative merits of the Combination as compared to any other transaction or business strategy in which WestRock might engage or the merits of the underlying decision by WestRock to engage in the Combination. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Combination or any matter relating thereto.
In connection with its opinion, Lazard:
•
reviewed the financial terms and conditions of a draft, dated September 8, 2023, of the Transaction Agreement;

•
reviewed certain publicly available historical business and financial information relating to WestRock and Smurfit Kappa;

•
reviewed various financial forecasts and other data provided to Lazard by WestRock relating to the WestRock Projections (defined in the section entitled “The Combination—Certain WestRock Unaudited Financial Information”), the Smurfit Kappa Projections (defined in the section entitled “The Combination—Certain Smurfit Kappa Unaudited Financial Information”) provided to Lazard by Smurfit Kappa, the Calculated UFCF Estimates Regarding Smurfit Kappa (defined in the section entitled “The Combination—Certain Smurfit Kappa Unaudited Financial Information”), and projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Smurfit Kappa and WestRock to be realized from the Combination (referred to as the “Estimated Synergies”);

•
held discussions with members of the senior managements of WestRock and Smurfit Kappa with respect to the businesses and prospects of WestRock and Smurfit Kappa, respectively, and the projected synergies and other benefits anticipated by the managements of Smurfit Kappa and WestRock to be realized from the Combination;

•
reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of WestRock and Smurfit Kappa, respectively;

•
reviewed historical stock prices and trading volumes of WestRock Stock and Smurfit Kappa Shares;

•
reviewed the potential pro forma financial impact of the Combination on Smurfit WestRock based on the WestRock Projections and projected synergies and other benefits referred to above anticipated to be realized from the Combination; and

•
conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of WestRock or Smurfit Kappa or concerning the solvency or fair value of WestRock or Smurfit Kappa, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected synergies and other benefits anticipated by the managements of Smurfit Kappa and WestRock to be realized from the Combination, Lazard assumed, with the consent of WestRock, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of WestRock and Smurfit Kappa, respectively, and such synergies and other benefits. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.
Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Lazard further noted that volatility in the credit, commodities and financial markets may have an effect on WestRock, Smurfit Kappa, Smurfit WestRock or the Combination and Lazard did not express an opinion as to the effects of such volatility or such disruption on WestRock, Smurfit Kappa, Smurfit WestRock or the Combination. Lazard did not express any opinion as to the prices at which shares of WestRock Stock, Smurfit Kappa Shares or the Smurfit WestRock Shares may trade at any time subsequent to the announcement of the Combination. In connection with Lazard’s engagement, Lazard was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with WestRock. In addition, Lazard’s opinion did not address the relative merits of the Combination as compared to any other transaction or business strategy in which WestRock might engage or the merits of the underlying decision by WestRock to engage in the Combination.
In rendering its opinion, Lazard assumed, with the consent of WestRock, that the Combination would be consummated on the terms described in the Transaction Agreement, without any waiver or modification of any material terms or conditions. Representatives of WestRock advised Lazard, and Lazard assumed, that the Transaction Agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of WestRock, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the Combination would not have an adverse effect on WestRock, Smurfit Kappa, Smurfit WestRock or the Combination. Lazard did not express any opinion as to any tax or other consequences that might result from the Combination, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that WestRock obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified in the opinion) of the Combination, including, without limitation, the form or structure of the Combination or any agreements or arrangements entered into in connection with, or contemplated by, the Combination. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Combination, or class of such persons, relative to the Merger Consideration or otherwise.
The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The summary of Lazard’s financial analyses and reviews provided below is not a complete description of the financial analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Selecting portions of the financial analyses described below, without considering the financial analyses described below as a whole, could create an incomplete view of the financial analyses and reviews underlying Lazard’s opinion.
In arriving at its opinion, Lazard considered the results of its financial analyses and did not attribute any particular weight to any factor or financial analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its financial analyses. For purposes of its financial analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of WestRock. No company, business or transaction used in Lazard’s financial analyses and reviews as a comparison is identical to WestRock, Smurfit Kappa or the Combination contemplated by the Transaction Agreement, and an evaluation of the results of those financial analyses and reviews is not entirely mathematical. Rather, the financial analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the Combination, public trading or other values of the companies, businesses or transactions used in Lazard’s financial analyses and reviews. The estimates contained in Lazard’s financial analyses and reviews and the ranges of values resulting from any particular financial analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s financial analyses and reviews. In addition, financial analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s financial analyses and reviews are inherently subject to substantial uncertainty.
Summary of Lazard Financial Analyses
The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s financial analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s financial analyses and reviews. Considering the data in the tables below without considering the full narrative description of the financial analyses and reviews, including the methodologies and assumptions underlying the financial analyses and reviews, could create a misleading or incomplete view of Lazard’s financial analyses and reviews.
References to “unaffected” share prices or other financial information in the summary of Lazard’s financial analyses below, are references to such prices or other financial information on September 6, 2023, the last full trading day before the announcement that Smurfit Kappa and WestRock were in discussions regarding a potential strategic transaction. The implied values of the Merger Consideration to be paid to the WestRock Stockholders referenced in the summary of Lazard’s financial analyses below were each calculated as the sum of (i) the exchange ratio of 1.0x share of Smurfit Kappa Share per share of WestRock Stock, multiplied by a reference price per Smurfit Kappa Share converted to U.S. Dollars based on the Euro to U.S. Dollar exchange rate plus (ii) the aggregate cash consideration payable to WestRock Stockholders of $5.00 per share of WestRock Stock.
Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 6, 2023, and is not necessarily indicative of current market conditions.
Selected Publicly Traded Companies Analysis
Lazard performed a selected publicly traded companies analysis for each of WestRock and Smurfit Kappa, which is designed to provide an implied trading value of a company by comparing it to selected publicly traded companies with similar characteristics to the company.
WestRock
Lazard reviewed and compared certain publicly available financial and stock market information of the following publicly traded companies in the corrugated packaging industry and the consumer packaging industry (referred to in this section as the “WestRock Selected Companies”) that, given certain business, operational and financial characteristics, Lazard considered generally relevant for purposes of analysis.
Corrugated Packaging
•
Cascades Inc.

•
DS Smith Paper Limited

•
International Paper Company

•
Mondi plc

•
Packaging Corporation of America

•
Smurfit Kappa

Consumer Packaging
•
Clearwater Paper Corporation

•
Graphic Packaging International

•
Pactiv Evergreen Inc.

•
Sonoco Products Company

•
Stora Enso Oyj

None of the WestRock Selected Companies is directly comparable to WestRock and certain of these companies may have characteristics that are materially different from those of WestRock. In selecting the WestRock Selected Companies included in its analysis, Lazard did not apply any specific selection criteria. Instead, Lazard selected each of the WestRock Selected Companies based on its professional judgment and experience, considering in each case certain business, operational and financial characteristics of each such company that Lazard considered generally relevant for purposes of analysis. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the Combination and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of WestRock and the WestRock Selected Companies that could affect the public trading values of each company are also relevant.
For each of the WestRock Selected Companies, Lazard calculated and compared the ratio of such company’s enterprise value, which Lazard calculated as the market capitalization of each company, plus debt, non-controlling interest, preferred or preference stock and, where applicable, underfunded pensions liabilities, less cash, cash equivalents, marketable securities and, where applicable, equity method investments, in each case, as of September 6, 2023, to such company’s estimated earnings before interest, taxes, depreciation and amortization (“Adj. EBITDA”) for calendar year 2024. For those WestRock Selected Companies which report according to IFRS EU accounting standards, certain adjustments were considered to also analyze each company’s enterprise value to Adj. EBITDA multiple in a manner comparable to companies which report according to U.S. GAAP accounting standards. Financial data for the WestRock Selected Companies were based on the companies’ public filings, publicly available Wall Street research analysts’ estimates and other publicly available information. The results of these calculations are summarized below:
Company	EV / 2024 Adj. EBITDA Multiple
Corrugated Packaging
Cascades Inc.	5.6x
DS Smith Paper Limited	5.7x
International Paper Company	7.7x
Mondi plc	7.0x
Packaging Corporation of America	10.5x
Smurfit Kappa	7.3x
Consumer Packaging
Clearwater Paper Corporation	4.5x
Graphic Packaging International	6.3x
Pactiv Evergreen Inc.	6.0x
Sonoco Products Company	7.5x
Stora Enso Oyj	8.8x
Based on its experience and professional judgment after taking into account, among other things, such observed multiples, Lazard selected and applied an enterprise value to Adj. EBITDA multiple reference range of 5.5x – 7.0x to WestRock estimated Adj. EBITDA for calendar year 2024 attributed to its corrugated packaging business, based on the WestRock Projections, and an enterprise value to Adj. EBITDA multiple reference range of 6.0x – 7.0x to WestRock’s estimated Adj. EBITDA for calendar year 2024 attributed to its consumer packaging business, based on the WestRock Projections. In preparing this analysis, Lazard relied upon guidance from WestRock management regarding the allocation of WestRock’s reporting segment forecasts into corrugated packaging and consumer packaging forecasts.
This analysis indicated the following implied equity value reference range per share of WestRock Stock, as compared to the unaffected closing price of WestRock Stock on September 6, 2023 and the following implied values of the Merger Consideration to be paid to the WestRock Stockholders based on the reference price per Smurfit Kappa Share as indicated below:
		Implied Values of Merger Consideration based on:
Implied Equity Value Reference Range	Unaffected Closing Price of WestRock Stock	Unaffected Closing Price of Smurfit Kappa Shares	Closing Price of Smurfit Kappa Shares on September 8, 2023
$37.04 – $52.25	$31.88	$45.17	$42.37
Smurfit Kappa
Lazard reviewed and compared certain publicly available financial and stock market information of the following publicly traded companies in the paper and packaging industry (referred to in this section as the “Smurfit Kappa Selected Companies”) that, given certain business, operational and financial characteristics, Lazard considered generally relevant for purposes of analysis.
•
DS Smith Paper Limited

•
Mondi plc

•
Stora Enso Oyj

None of the Smurfit Kappa Selected Companies is directly comparable to Smurfit Kappa and certain of these companies may have characteristics that are materially different from those of Smurfit Kappa. In selecting the Smurfit Kappa Selected Companies included in the analysis, Lazard did not apply any specific selection criteria. Instead, Lazard selected each of the Smurfit Kappa Selected Companies based on its professional judgment and experience, considering in each case certain business, operational, and financial characteristics of each such company that Lazard considered generally relevant for purposes of the analysis. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the Combination and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Smurfit Kappa and the Smurfit Kappa Selected Companies that could affect the public trading values of each company are also relevant.
For each of the Smurfit Kappa Selected Companies, Lazard calculated and compared the ratio of such company’s enterprise value, which Lazard calculated as the market capitalization of each company, plus debt, non-controlling interest, preferred or preference stock and, where applicable, underfunded pensions liabilities, less cash, cash equivalents, marketable securities and, where applicable, equity method investments, in each case, as of September 6, 2023, to such company’s estimated Adj. EBITDA for calendar year 2024. For those Smurfit Kappa Selected Companies which report according to IFRS EU accounting standards, certain adjustments were considered to also analyze each company’s enterprise value to Adj. EBITDA multiple in a manner comparable to companies which report according to U.S. GAAP accounting standards. Financial data for the Smurfit Kappa Selected Companies were based on the companies’ public filings, publicly available Wall Street research analysts’ estimates and other publicly available information. The results of these calculations are summarized below:
Company	EV / 2024 Adj. EBITDA Multiple
DS Smith Paper Limited	5.7x
Mondi plc	7.0x
Stora Enso Oyi	8.8x

Based on its experience and professional judgment after taking into account, among other things, such observed multiples, Lazard selected and applied an enterprise value to Adj. EBITDA multiple reference range of 7.0x – 8.0x to Smurfit Kappa’s estimated Adj. EBITDA for calendar year 2024, based on the Smurfit Kappa Projections. This analysis indicated the following implied equity value reference range per Smurfit Kappa Share, as compared to the unaffected closing price of Smurfit Kappa Shares on September 6, 2023:
Implied Equity Value Reference Range	Unaffected Closing Price of Smurfit Kappa Shares
€32.39 – €38.79	€37.51
Implied Exchange Ratio
By dividing the low and high ends of the implied per share equity value reference range derived for WestRock as described above (subtracting in each case the Cash Consideration) by the high and low ends, respectively, of the implied per share equity value reference range derived for Smurfit Kappa as described above, Lazard calculated an implied exchange ratio range of 0.771x to 1.362x, compared to the implied offer Exchange Ratio of 1.0x pursuant to the Transaction Agreement.
Discounted Cash Flow Analysis
A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.
WestRock
Lazard performed a discounted cash flow analysis of WestRock based on the estimated present value of (i) the stand-alone unlevered, after-tax free cash flows that WestRock was forecasted to generate during the period from July 1, 2023 through September 30, 2028, based on the WestRock Projections, and (ii) the terminal value for WestRock. Lazard calculated the terminal value for WestRock by applying a selected range of perpetuity growth rates of 0.5% to 1.0% to the stand-alone unlevered, after-tax free cash flows that WestRock was forecasted to generate in the terminal year based on the WestRock Projections, which range of perpetuity growth rates was selected based on Lazard’s professional judgment and experience, taking into account, among other things, the WestRock Projections. Lazard discounted the forecasted unlevered, after-tax free cash flows and range of terminal values to present value (as of June 30, 2023) using discount rates ranging from 8.0% to 9.0%, which were chosen by Lazard using its professional judgment and expertise based upon its analysis of WestRock’s weighted average cost of capital.
This analysis indicated the following implied equity value reference range per share of WestRock Stock, as compared to the unaffected closing price of WestRock Stock on September 6, 2023 and the following implied values of the Merger Consideration to be paid to the WestRock Stockholders based on the reference price per Smurfit Kappa Share as indicated below:
		Implied Values of Merger Consideration based on:
Implied Equity Value Reference Range	Unaffected Closing Price of WestRock Stock	Unaffected Closing Price of Smurfit Kappa Shares	Closing Price of Smurfit Kappa Shares on September 8, 2023
$42.05 – $57.88	$31.88	$45.17	$42.37
Smurfit Kappa
Lazard performed a discounted cash flow analysis of Smurfit Kappa based on the estimated present value of (i) the stand-alone unlevered, after-tax free cash flows that Smurfit Kappa was forecasted to generate during the period from July 1, 2023 through December 31, 2027, based on the Smurfit Kappa Projections, and (ii) the terminal value for Smurfit Kappa. Lazard calculated the terminal value for Smurfit Kappa by applying a selected range of perpetuity growth rates of 0.5% to 1.0% to the stand-alone unlevered, after-tax free cash flows that Smurfit Kappa was forecasted to generate in the terminal year based on the Smurfit Kappa Projections, which range of perpetuity growth rates was selected based on Lazard’s professional judgment and experience, taking into account, among other things, the Smurfit Kappa management projections. Lazard discounted the forecasted unlevered, after-tax free cash flows and range of terminal values to present value (as of June 30, 2023) using discount rates ranging from 8.5% to 9.5%, which were chosen by Lazard using its professional judgment and expertise based upon its analysis of Smurfit Kappa’s weighted average cost of capital.
This analysis indicated the following implied equity value reference range per Smurfit Kappa Share, as compared to the unaffected closing price of Smurfit Kappa Shares on September 6, 2023:
Implied Equity Value Reference Range	Unaffected Closing Price of Smurfit Kappa Shares
€39.26 – €48.69	€37.51
Implied Exchange Ratio
By dividing the low and high ends of the implied per share equity value reference range derived for WestRock as described above (subtracting in each case the Cash Consideration) by the high and low ends, respectively, of the implied per share equity value reference range derived for Smurfit Kappa as described above, Lazard calculated an implied exchange ratio range of 0.711x to 1.258x, compared to the implied offer Exchange Ratio of 1.0x pursuant to the Transaction Agreement.
Pro-Forma Analyses
“Has-Gets” Value Creation Analysis
Lazard prepared an illustrative “has-gets” value creation analysis for the WestRock Stockholders and the Smurfit Kappa Shareholders using two methodologies: (i) discounted cash flow-based value creation analysis; and (ii) publicly traded companies-based enterprise value to Adj. EBITDA value creation analysis.
In the discounted cash flow-based value creation analysis, Lazard compared the midpoint of the implied equity value per share reference range for each of WestRock and Smurfit Kappa on a standalone basis derived using the analyses described above under the caption “Discounted Cash Flow Analysis,” to the equity value per share of the combined company attributable to WestRock Stockholders and to Smurfit Kappa Shareholders implied by the pro forma ownership of the WestRock Stockholders of 49.6% and Smurfit Kappa Shareholders of 50.4%, respectively, as a result of the exchange ratio. The implied midpoint of the discounted cash flow equity value per share of the combined company was derived based on (i) the sum of the midpoints of the implied equity value per share reference range for each of WestRock and Smurfit Kappa on a standalone basis derived using the analysis described under the caption “Discounted Cash Flow Analysis” above, (ii) the midpoint discounted cash flow value of the Estimated Synergies net of costs to achieve, and (iii) net changes to the combined company’s debt and cash positions expected as a result of transaction costs and expenses and payment of the Cash Consideration. With respect to the WestRock Stockholders, the implied midpoint of the equity value per share of the combined company also included the Cash Consideration. This analysis implied approximately 13% value creation to the WestRock Stockholders and approximately 9% value creation to Smurfit Kappa Shareholders.
In the publicly traded companies-based enterprise value to Adj. EBITDA value creation analysis, Lazard compared the midpoint of the implied equity value per share reference range for each of WestRock and Smurfit Kappa on a standalone basis derived for each company using the analyses described above under the caption “Selected Publicly Traded Companies Analysis,” to the equity value per share of the combined company attributable to WestRock Stockholders and to holders of Smurfit Kappa Shares implied by the pro forma ownership of the WestRock Stockholders of 49.6% and Smurfit Kappa Shareholders of 50.4%, respectively, as a result of the exchange ratio. The implied midpoint of the equity value per share of the combined company was derived based on (i) an implied equity value per share reference range for the combined company based on a weighted average Adj. EBITDA multiples for WestRock and Smurfit Kappa applied to the estimated Adj. EBITDA of the combined company for calendar year 2024 based on the WestRock management projections and the Smurfit Kappa management projections, (ii) the implied value of the Estimated Synergies net of costs to achieve derived by applying a weighted average Adj. EBITDA multiple for WestRock and Smurfit Kappa, (iii) net changes to the combined company’s debt and cash positions expected as a result of transaction costs and expenses and payment of the $5.00 per share cash consideration to be received by the WestRock Stockholders in the Combination, and (iv) an incremental value for the pro forma combined company implied by applying Smurfit Kappa’s trading multiple based on the Smurfit Kappa Projections. With respect to the WestRock Stockholders, the implied midpoint of the equity value per share of the combined company also included the $5.00 cash consideration to be received by the WestRock Stockholders in the Combination. This analysis implied approximately 31% value creation to the WestRock Stockholders and approximately 41% value creation to Smurfit Kappa Shareholders.
Other Analyses
The analyses and data described below were presented to the WestRock Board for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion and were not used in Lazard’s evaluation of the fairness of the Merger Consideration to be paid to the WestRock Stockholders (other than Excluded Holders).
Selected Publicly Traded Companies Analysis — Research Analyst Projections
Lazard performed the same analyses described above under the caption “Selected Publicly Traded Companies Analysis” for WestRock and Smurfit Kappa, based on selected Wall Street research analyst estimates (rather than using the WestRock Projections and Smurfit Kappa Projections, respectively). Using these selected Wall Street research analyst estimates, this analysis indicated an implied equity value reference range per share of WestRock Stock of $28.99 to $43.00, an implied equity value reference range per Smurfit Kappa Share of €35.33 to €42.16 and an implied exchange ratio range of 0.531x to 1.004x.
Discounted Cash Flow Analysis — Research Analyst Projections
Lazard performed the same analyses described above under the caption “Discounted Cash Flow Analysis” for WestRock and Smurfit Kappa, based on selected Wall Street research analyst estimates and extrapolation (rather than using the WestRock Projections and Smurfit Kappa Projections, respectively). Using Wall Street research analyst estimates and extrapolation, this analysis indicated an implied equity value reference range per share of WestRock Stock of $33.16 to $45.28, an implied equity value reference range per Smurfit Kappa Share of €33.06 to €41.35 and an implied exchange ratio range of 0.636x to 1.138x.
Research Analyst Price Targets Analysis
Lazard reviewed publicly available research analyst price targets based on selected Wall Street research reports prepared by research analysts covering WestRock and Smurfit Kappa. Lazard observed target prices that ranged from $34.00 to $45.00 per share of WestRock Stock and €36.00 to €48.00 per Smurfit Kappa Share.
52-Week Trading Range Analysis
Lazard reviewed the range of trading prices for WestRock Stock and Smurfit Kappa Shares for the 52-week period ended September 6, 2023. Lazard observed that, during this period, the closing prices of WestRock Stock ranged from $26.88 to $41.41 per share, and the closing prices of Smurfit Kappa Shares ranged from €27.86 to €40.17 per share.
Miscellaneous
In connection with Lazard’s services as financial advisor to WestRock in connection with the Combination, WestRock agreed to pay Lazard a fee for such services estimated, based on information available on April 24, 2024, to be approximately $55 million, $5 million of which was payable upon Lazard rendering its opinion and the remainder of which is contingent upon the closing of the Combination. WestRock has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under U.S.

federal securities laws. Lazard in the past has provided certain investment banking services to WestRock and Smurfit Kappa, for which Lazard has received compensation, including, during the past two years, having acted as financial advisor to WestRock in connection with ongoing strategic, financial and corporate preparedness advisory work during this time and in connection with WestRock’s acquisition of Grupo Gondi in 2022, and as financial advisor to Smurfit Kappa in connection with an investor study in 2021. The aggregate amount of fees paid to Lazard for financial advisory services to WestRock and Smurfit Kappa in the two-year period prior to the date of Lazard’s opinion was approximately $10 million. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of WestRock, Smurfit Kappa and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of WestRock, Smurfit Kappa and certain of their respective affiliates.
Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of WestRock, Smurfit Kappa and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of WestRock, Smurfit Kappa and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.
WestRock and Smurfit Kappa determined the Merger Consideration in the Combination through arm’s-length negotiations, and the WestRock Board approved such Consideration. Lazard did not recommend any specific consideration to the WestRock Board or any other person or indicate that any given consideration constituted the only appropriate consideration for the Combination. Lazard’s opinion was one of many factors considered by the WestRock Board, as discussed further in the section entitled “The Combination—Recommendation of the Transaction Committee and the WestRock Board; WestRock’s Reasons for the Combination.”
Opinion of Evercore Group L.L.C.
The WestRock Board retained Evercore to act as financial advisor in connection with the WestRock Board’s evaluation of strategic and financial alternatives, including the Combination. As part of this engagement, the WestRock Board requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by WestRock Stockholders, other than Excluded Holders, pursuant to the Transaction Agreement. At a meeting of the WestRock Board held on September 9, 2023, Evercore rendered to the WestRock Board its oral opinion, subsequently confirmed by delivery of a written opinion dated September 9, 2023, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Merger Consideration pursuant to the Transaction Agreement was fair, from a financial point of view, to WestRock Stockholders (other than Excluded Holders).
The full text of the written opinion of Evercore, dated September 9, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference in its entirety. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the WestRock Board (solely in its capacity as such) in connection with its evaluation of the Combination. The opinion does not constitute a recommendation to the WestRock Board or to any other persons in respect of the Combination, including as to how any WestRock Stockholder should vote or act in respect of the Combination. Evercore’s opinion does not address the relative merits of the Combination as compared to other business or financial strategies that might be available to WestRock, nor does it address the underlying business decision of WestRock to engage in the Combination.
In connection with rendering its opinion, Evercore, among other things:

•
reviewed certain publicly available business and financial information relating to WestRock and Smurfit Kappa that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•
reviewed the WestRock Projections, furnished to Evercore by management of WestRock, the Smurfit Kappa Projections, prepared and furnished to Evercore by management of Smurfit Kappa (together with the WestRock Projections, the “Forecasts”), each as approved for Evercore’s use by WestRock as summarized in the section of this proxy statement/prospectus entitled “The Combination — Certain WestRock Unaudited Financial Information”, and certain operating synergies prepared by the managements of Smurfit Kappa and WestRock and expected to result from the Combination, as approved for Evercore’s use by WestRock (the “Estimated Synergies”);

•
discussed with managements of WestRock and Smurfit Kappa their assessments of the past and current operations of WestRock and Smurfit Kappa, respectively, the current financial condition and prospects of WestRock and Smurfit Kappa, respectively, together with the Forecasts and the Estimated Synergies;

•
reviewed the reported prices and the historical trading activity of WestRock Stock and Smurfit Kappa Shares;

•
compared the financial performance of WestRock and Smurfit Kappa and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•
reviewed the financial terms and conditions of a draft, dated September 8, 2023, of the Transaction Agreement; and

•
performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the managements of WestRock and Smurfit Kappa that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, including the Estimated Synergies, Evercore assumed with the consent of the WestRock Board that they were reasonably prepared on bases reflecting the best currently available estimates and good-faith judgments of the managements of WestRock and Smurfit Kappa as to the future financial performance of WestRock and Smurfit Kappa and the other matters covered thereby. Evercore relied, at the direction of the WestRock Board, on the assessments of the managements of WestRock and Smurfit Kappa as to WestRock’s and Smurfit Kappa’s respective abilities to achieve the Estimated Synergies and was advised by the managements of WestRock and Smurfit Kappa, and assumed with the consent of the WestRock Board, that the Estimated Synergies would be realized in the amounts and at the times projected. Evercore expressed no view as to the Forecasts, including the Estimated Synergies, or the assumptions on which they were based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Transaction Agreement would not differ from the draft Transaction Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Transaction Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Transaction Agreement and that all conditions to the consummation of the Combination will be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Combination would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on WestRock, Smurfit Kappa, Smurfit WestRock or the consummation of the Combination or reduce the contemplated benefits to the WestRock Stockholders of the Combination.

Evercore did not conduct a physical inspection of the properties or facilities of WestRock or Smurfit Kappa and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of WestRock or Smurfit Kappa, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of WestRock or Smurfit Kappa under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of September 9, 2023 and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. Subsequent developments to Evercore’s opinion could affect its opinion and Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the WestRock Stockholders (other than Excluded Holders), from a financial point of view, of the Merger Consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the Combination to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of WestRock, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of WestRock, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the Transaction Agreement or the Combination, including, without limitation, the structure or form of the Combination, or any term or aspect of any other agreement or instrument contemplated by the Transaction Agreement or entered into or amended in connection with the Transaction Agreement. Evercore’s opinion did not address the relative merits of the Combination as compared to other business or financial strategies that might be available to WestRock, nor did it address the underlying business decision of WestRock to engage in the Combination. Evercore did not express any view on, and its opinion did not address, what the value of the Smurfit WestRock Shares actually would be when issued or the prices at which WestRock Stock, Smurfit Kappa Shares or the Smurfit WestRock Shares would trade at any time, including following announcement or consummation of the Combination. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of WestRock Stock or any business combination or other extraordinary transaction involving WestRock. Evercore’s opinion did not constitute a recommendation to the WestRock Board or to any other persons in respect of the Combination, including as to how any holder of shares of WestRock Stock should vote or act in respect of the Combination. Evercore did not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on WestRock, Smurfit Kappa, Smurfit WestRock or the Combination or as to the impact of the Combination on the solvency or viability of WestRock, Smurfit Kappa or Smurfit WestRock or the ability of WestRock, Smurfit Kappa or Smurfit WestRock to pay their obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by WestRock and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the WestRock Board on September 9, 2023 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before September 9, 2023, and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of WestRock and Smurfit Kappa. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
References to “unaffected” share prices, or other financial information in the summary of Evercore’s financial analyses below, are references to such prices or other financial information on September 6, 2023, the last full trading day before the announcement that Smurfit Kappa and WestRock were in discussions regarding a potential strategic transaction. The implied value of the Merger Consideration of $45.17 referenced in the summary of Evercore’s financial analyses below was calculated by Evercore as the Cash Consideration of $5.00 plus $40.17, the unaffected closing price of Smurfit Kappa Shares of €37.51 on September 6, 2023 converted to U.S. Dollars based on the Euro to U.S. Dollar exchange rate of €1: $1.0708 on September 6, 2023.
Summary of Evercore’s Financial Analyses
Discounted Cash Flow Analyses
WestRock
Evercore performed a discounted cash flow analysis of WestRock to calculate ranges of implied present values of WestRock utilizing estimates of the standalone unlevered, after-tax free cash flows that WestRock was forecasted to generate over the period from the second quarter of WestRock’s fiscal year 2024 through fiscal year 2028 based on the WestRock Projections. Evercore calculated terminal values for WestRock using two methods: (i) a perpetuity growth method — under which Evercore calculated terminal values for WestRock by applying a range of perpetuity growth rates of 0.50% to 1.50%, which range was selected based on Evercore’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that WestRock was forecasted to generate in the terminal year based on the WestRock Projections and (ii) a terminal multiple method — under which Evercore calculated terminal values for WestRock by applying a range of enterprise values to earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples of 5.0x to 7.0x, which range was selected based on Evercore’s professional judgment and experience, to an estimate of WestRock’s terminal year Consolidated Adjusted EBITDA based on the WestRock Projections.
The cash flows and terminal values in each case were then discounted to present value as of December 31, 2023 using discount rates ranging from 8.0% to 9.0%, representing an estimate of WestRock’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience, to derive implied enterprise value reference ranges for WestRock. Based on these ranges of implied enterprise values, WestRock’s estimated net debt and minority interest as of December 31, 2023 and the number of fully diluted outstanding shares of WestRock Stock as of September 6, 2023, in each case as provided by WestRock’s management, this analysis indicated ranges of implied equity values per share of WestRock Stock as follows, compared to the unaffected closing price of WestRock Stock of $31.88 on September 6, 2023 and the implied value of the Merger Consideration of $45.17:
Methodology	Implied Equity Values Per Share
Perpetuity Growth Rate Method	$43.04 – $64.59
Terminal Multiple Method	$36.42 – $59.95
Smurfit Kappa
Evercore performed a discounted cash flow analysis of Smurfit Kappa to calculate ranges of implied present values of Smurfit Kappa utilizing estimates of the standalone unlevered, after-tax free cash flows that Smurfit Kappa was forecasted to generate over the period from calendar year 2024 through calendar year 2027 based on the Smurfit Kappa Projections. Evercore calculated terminal values for Smurfit Kappa using two methods: (i) a perpetuity growth method — under which Evercore calculated terminal values for Smurfit Kappa by applying a range of perpetuity growth rates of 0.50% to 1.50%, which range was selected based on Evercore’s professional judgment and experience — to an estimate of the unlevered, after-tax free cash flows that Smurfit Kappa was forecasted to generate in the terminal year based on the Smurfit Kappa Projections and (ii) a terminal multiple method — under which Evercore calculated terminal values for Smurfit Kappa by applying a range of enterprise values to EBITDA multiples of 5.5x to 7.5x, which range was selected based on Evercore’s professional judgment and experience — to an estimate of Smurfit Kappa’s terminal year Consolidated Adjusted EBITDA based on the Smurfit Kappa Projections. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2023 using discount rates ranging from 8.5% to 9.5%, representing an estimate of Smurfit Kappa’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience, to derive implied enterprise value reference ranges for Smurfit Kappa. Based on these ranges of implied enterprise values, Smurfit Kappa’s estimated net debt, minority interest, unconsolidated assets and the number of fully diluted outstanding Smurfit Kappa Shares, each as of December 31, 2023, in each case as provided by Smurfit Kappa’s management, this analysis indicated ranges of implied equity values per Smurfit Kappa Share as follows, compared to the unaffected closing price of Smurfit Kappa Shares of €37.51 on September 6, 2023:
Methodology	Implied Equity Values Per Share
Perpetuity Growth Rate Method	€36.26 – €48.80 ($38.82 – $52.25)(1)
Terminal Multiple Method	€35.15 – €49.90 ($37.64 – $53.44)(1)

(1)
Values in U.S. dollars are shown for illustrative purposes only, converted to U.S. Dollars based on Euro to U.S. Dollar exchange rate of €1: $1.0708 on September 6, 2023

Implied Exchange Ratio
Utilizing the approximate implied per share equity value derived for WestRock and Smurfit Kappa by application of the high and low ends of the relevant reference ranges selected for WestRock and Smurfit Kappa as described above, Evercore calculated the following implied exchange ratio ranges, compared to the exchange ratio of 0.794x based on the unaffected closing prices of WestRock Stock and Smurfit Kappa Shares on September 6, 2023 and the implied offer exchange ratio of 1.124x pursuant to the Transaction Agreement (calculated based on the Exchange Ratio plus the Cash Consideration):
Methodology	Implied Equity Values Per Share
Perpetuity Growth Rate Method	0.824x – 1.664x
Terminal Multiple Method	0.682x – 1.593x
Selected Publicly Traded Companies Analysis
WestRock
Evercore reviewed and compared certain financial information of WestRock to corresponding financial multiples and ratios for the following selected publicly traded North American companies in the paper and packaging industry:
•
Graphic Packaging Holding Company

•
International Paper Company

•
Packaging Corporation of America

For each of the selected companies and WestRock, Evercore calculated total enterprise value (defined as equity market capitalization plus total debt plus non-controlling interests, less cash and cash equivalents and less unconsolidated assets) as a multiple of estimated calendar year 2024 Consolidated Adjusted EBITDA (“TEV / 2024E EBITDA”).
The results of these calculations were as follows:
Selected Company	TEV / 2024E EBITDA
Graphic Packaging Holding Company	6.6x
International Paper Company	7.1x
Packaging Corporation of America	9.9x
For Reference:
WestRock	5.8x
Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore applied a TEV / 2024E EBITDA multiple reference range of 5.5x to 7.5x to an estimate of WestRock’s calendar year 2024 EBITDA, as reflected in the WestRock Projections, to derive an implied enterprise value reference range for WestRock. Based on this range of implied enterprise values, WestRock’s estimated net debt and minority interest as of June 30, 2023 and the number of fully diluted outstanding shares of WestRock Stock as of June 30, 2023, in each case as provided by WestRock’s management, this analysis indicated a range of implied equity values per share of WestRock Stock of $33.86 to $58.01, compared to the unaffected closing price of WestRock Stock of $31.88 on September 6, 2023 and the implied value of the Merger Consideration of $45.17.
Although none of these companies is directly comparable to WestRock, Evercore selected these companies because they are publicly traded companies in the paper and packaging industry with business characteristics that Evercore, in its professional judgment and experience, considered generally relevant to WestRock for purposes of its financial analyses. In selecting the companies included in its analysis, Evercore did not apply any specific selection criteria. Instead, Evercore selected each of these companies based on its professional judgment and experience, considering in each case certain business, operational and financial characteristics of each such company that Evercore considered generally relevant for purposes of analysis. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Smurfit Kappa
Evercore reviewed and compared certain financial information of Smurfit Kappa to corresponding financial multiples and ratios for the following selected European publicly traded companies in the paper and packaging industry:
•
DS Smith Plc

•
Mondi plc

For each of the selected companies and Smurfit Kappa, Evercore calculated TEV / 2024E EBITDA multiples. The results of these calculations were as follows:
Selected Company	TEV / 2024E EBITDA
DS Smith Plc	5.5x
Mondi plc	7.3x
For Reference:
Smurfit Kappa	7.0x

Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore applied a TEV / 2024E EBITDA multiple reference range of 6.0x to 8.0x to an estimate of Smurfit Kappa’s calendar year 2024 Consolidated Adjusted EBITDA, as reflected in the Smurfit Kappa Projections, to derive an implied enterprise value reference range for Smurfit Kappa. Based on this range of implied enterprise values, Smurfit Kappa’s estimated net debt, minority interest and unconsolidated assets as of June 30, 2023 and the number of fully diluted outstanding Smurfit Kappa Shares as of June 30, 2023, in each case as provided by Smurfit Kappa’s management, this analysis indicated a range of implied equity values per Smurfit Kappa Share of €26.89 to €40.29 (or, for illustrative purposes only, $28.79 to $43.14, converted to U.S. Dollars based on the Euro to U.S. Dollar exchange rate of €1: $1.0708 on September 6, 2023), compared to the unaffected closing price of Smurfit Kappa Shares of €37.51 on September 6, 2023.
Although none of these companies is directly comparable to Smurfit Kappa, Evercore selected these companies because they are publicly traded companies in the paper and packaging industry with business characteristics that Evercore, in its professional judgment and experience, considered generally relevant to Smurfit Kappa for purposes of its financial analyses. In selecting the companies included in its analysis, Evercore did not apply any specific selection criteria. Instead, Evercore selected each of these companies based on its professional judgment and experience, considering in each case certain business, operational, and financial characteristics of each such company that Evercore considered generally relevant for purposes of analysis. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Implied Exchange Ratio
Utilizing the approximate implied per share equity values derived for WestRock and Smurfit Kappa by application of the high and low ends of the multiple reference ranges selected for WestRock and Smurfit Kappa as described above, Evercore calculated an implied exchange ratio range of 0.785x to 2.015x, compared to the exchange ratio of 0.794x based on the unaffected closing prices of WestRock Stock and Smurfit Kappa Shares on September 6, 2023 and the implied offer exchange ratio of 1.124x pursuant to the Transaction Agreement (calculated based on the Exchange Ratio plus the Cash Consideration).
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
WestRock Premiums Paid Analysis
Using publicly available information, Evercore reviewed certain selected U.S. merger-of-equals transactions (defined as transactions in which the target company shareholders hold 35% or more of the pro forma combined company) with total enterprise values greater than $4 billion announced over the period starting from 2015. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the unaffected closing market prices per share of the target companies prior to announcement of each transaction. This analysis indicated a mean premium of 4% and a median premium of 3% to the unaffected closing market price.
Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 0.0% to 13.0% to the unaffected closing price of WestRock Stock of $31.88 as of September 6, 2023. This analysis indicated a range of implied equity values per share of WestRock Stock of $31.88 to $36.15, compared to the unaffected closing price of WestRock Stock of $31.88 on September 6, 2023 and the implied value of the Merger Consideration of $45.17.

Present Value of Future Share Price Analyses
Evercore performed illustrative analyses of the implied present value of the future price per share of WestRock Stock and of the implied present value of the future price per Smurfit Kappa Share, which are designed to provide an indication of the present value of a theoretical future value of WestRock and Smurfit Kappa, respectively, as a function of such company’s estimated future Consolidated Adjusted EBITDA and its assumed multiple of total enterprise value to last-twelve-months (which is referred to in this section as “LTM”) Consolidated Adjusted EBITDA.
WestRock
In calculating the implied present value of the future price per share of WestRock Stock, Evercore first calculated ranges of implied total enterprise values of WestRock by multiplying WestRock’s estimated LTM Consolidated Adjusted EBITDA as of the end of each of WestRock’s fiscal years 2024 through 2028 based on the WestRock Projections by an illustrative enterprise value to LTM Consolidated Adjusted EBITDA multiple range of 5.0x to 7.0x, which range was selected based on Evercore’s professional judgment and experience, to derive an implied future enterprise value reference range for WestRock. Based on this range of implied future enterprise values, WestRock’s estimated net debt and minority interest as of the end of each of WestRock’s fiscal years 2024 through 2028, and the number of fully diluted outstanding shares of WestRock Stock as of the end of each of WestRock’s fiscal years 2024 through 2028, in each case as provided by WestRock’s management, Evercore calculated a reference range of implied future equity values per share of WestRock Stock. Evercore then discounted the implied future equity values per share to present value as of September 6, 2023 using a discount rate of 11.2%, representing an estimate of WestRock’s cost of equity, as estimated by Evercore based on its professional judgment and experience. This analysis indicated a range of implied equity values per share of WestRock Stock of $36.00 to $53.00, compared to the unaffected closing price of WestRock Stock of $31.88 on September 6, 2023 and the implied value of the Merger Consideration of $45.17.
Smurfit Kappa
In calculating the implied present value of the future price per Smurfit Kappa Share, Evercore first calculated ranges of implied total enterprise values of Smurfit Kappa by multiplying Smurfit Kappa’s estimated LTM Consolidated Adjusted EBITDA as of the end of each of calendar years 2024 through 2027 based on the Smurfit Kappa Projections by an illustrative enterprise value to LTM Consolidated Adjusted EBITDA multiple range of 5.5x to 7.5x, which range was selected based on Evercore’s professional judgment and experience, to derive an implied future enterprise value reference range for Smurfit Kappa. Based on this range of implied future enterprise values, Smurfit Kappa’s estimated net debt, minority interest and unconsolidated assets as of the end of each of Smurfit Kappa’s calendar years 2024 through 2027, and the number of fully diluted outstanding Smurfit Kappa Shares as of the end of each of calendar years 2024 through 2027, in each case as provided by Smurfit Kappa’s management, Evercore calculated a reference range of implied future equity values per Smurfit Kappa Share. Evercore then discounted the implied future equity values per share to present value as of September 6, 2023 using discount rate of 11.6%, representing an estimate of Smurfit Kappa’s cost of equity, as estimated by Evercore based on its professional judgment and experience. This analysis indicated a range of implied equity values per Smurfit Kappa Share of €35.00 to €45.00 (or, for illustrative purposes only, $37.48 to $48.19, converted to U.S. Dollars based on the Euro to U.S. Dollar exchange rate of €1: $1.0708 on September 6, 2023), compared to the unaffected closing price of Smurfit Kappa Shares of €37.51 on September 6, 2023.
Implied Exchange Ratio
Utilizing the approximate implied per share equity value derived for WestRock and Smurfit Kappa by application of the high and low ends of the relevant reference ranges selected for WestRock and Smurfit Kappa as described above, Evercore calculated an implied exchange ratio range of 0.747x to 1.414x, compared to the exchange ratio of 0.794x based on the unaffected closing prices of WestRock Stock and Smurfit Kappa Shares on September 6, 2023 and the implied offer exchange ratio of 1.124x pursuant to the Transaction Agreement (calculated based on the Exchange Ratio plus the Cash Consideration).

Pro Forma Combined Company
In calculating the value creation to holders of WestRock Stock from the implied present value of the future price per share of the combined company on a pro forma basis, Evercore first calculated ranges of implied total enterprise values by multiplying the combined company’s estimated LTM Consolidated Adjusted EBITDA as of the end of each of WestRock’s fiscal years 2024 through 2027, based on the Forecasts and Estimated Synergies by an illustrative enterprise value to LTM Consolidated Adjusted EBITDA multiple range of 5.5x to 7.5x, which range was selected based on Evercore’s professional judgment and experience, to derive an implied future enterprise value reference range for the combined company.
Based on this range of implied future enterprise values, the combined company’s estimated net debt and minority interest as of the end of each of WestRock’s fiscal years 2024 through 2027, and the number of fully diluted outstanding shares of the combined company as of the end of each of WestRock’s fiscal years 2024 through 2027, in each case as provided by WestRock and Smurfit Kappa’s management, Evercore calculated a reference range of implied future equity values per share of the combined company. Evercore then discounted the implied future equity values per share to present value as of September 6, 2023 using a discount rate of 11.4%, representing the midpoint of WestRock and Smurfit Kappa’s cost of equity, as estimated by Evercore based on its professional judgment and experience, and then adding the aggregate Cash Consideration payable to holders of WestRock Stock of $5.00 per share of WestRock Stock. This analysis indicated a range of implied equity values per share of the combined company of $45.00 to $61.00, compared to the implied value of the Merger Consideration of $45.17.
Equity Research Analysts’ Price Targets
WestRock and Smurfit Kappa
Evercore reviewed selected publicly available share price targets of research analysts’ estimates known to Evercore as of September 6, 2023, noting that the low and high share price targets ranged from (i) $34.00 to $55.00 for WestRock Stock and (ii) €37.33 to €58.32 (or, for illustrative purposes only, $39.97 to $62.45, converted to U.S. Dollars based on the Euro to U.S. Dollar exchange rate of €1: $1.0708 on September 6, 2023) for Smurfit Kappa Shares. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of WestRock Stock and Smurfit Kappa Shares and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of WestRock, Smurfit Kappa and future general industry and market conditions.
Implied Exchange Ratio
Utilizing the high and low ends of the price targets reference ranges derived for WestRock and Smurfit Kappa, in each case as described above, Evercore calculated an implied exchange ratio range of 0.544x to 1.376x, compared to the current exchange ratio of 0.794x based on the unaffected closing prices of WestRock Stock and Smurfit Kappa Shares on September 6, 2023 and the implied offer exchange ratio of 1.124x pursuant to the Transaction Agreement (calculated based on the Exchange Ratio plus the Cash Consideration).
52-Week Trading Range Analysis
WestRock and Smurfit Kappa
Evercore reviewed historical trading prices of shares of WestRock Stock and Smurfit Kappa Shares during the 52-week period ended September 6, 2023, noting that low and high prices (based on daily close values) during such period ranged from (i) $26.88 to $41.41 per share of WestRock Stock and (ii) €27.86 to €40.17 per Smurfit Kappa Share (or, for illustrative purposes only, $29.83 to $43.01, converted to U.S. Dollars based on the Euro to U.S. Dollar exchange rate of €1: $1.0708 on September 6, 2023).
Implied Exchange Ratio
Utilizing the high and low ends of historical trading prices of shares of WestRock Stock and Smurfit Kappa Shares from the 52-week period ended September 6, 2023, in each case as described above, Evercore calculated an implied exchange ratio range of 0.625x to 1.388x, compared to the exchange ratio of 0.794x based on the unaffected closing prices of WestRock Stock and Smurfit Kappa Shares on September 6, 2023 and the implied offer exchange ratio of 1.124x pursuant to the Transaction Agreement (calculated based on the Exchange Ratio plus the Cash Consideration).
Contribution Analysis — WestRock and Smurfit Kappa
Using the Forecasts, Evercore analyzed the respective implied relative equity contributions of WestRock and Smurfit Kappa to the combined company based on the following:
•
estimated sales for WestRock fiscal years 2023 and 2024;

•
estimated comparable Consolidated Adjusted EBITDA (excluding Estimated Synergies) for WestRock fiscal years 2023 and 2024; and

•
estimated free cash flow (Consolidated Adjusted EBITDA less capital expenditures) for WestRock fiscal years 2023 and 2024.

This analysis indicated (i) the following relative equity contributions of WestRock and Smurfit Kappa to the combined company, in each case compared to the relative pro forma ownership of the combined company immediately following the completion of the merger attributable to holders of WestRock Stock (of 49.6%) and Smurfit Kappa shareholders (of 50.4%), and (ii) the respective implied exchange ratios, compared to the implied offer exchange ratio of 1.124x pursuant to the Transaction Agreement (calculated based on the Exchange Ratio plus the Cash Consideration):
	Relative Contribution
Financial Metric	WestRock	Smurfit Kappa	Exchange Ratio
2023 Sales	61.4%	38.6%	1.2506x
2024 Sales	61.4%	38.6%	1.2526x
2023 Comparable Consolidated Adjusted EBITDA	58.4%	41.6%	1.0308x
2024 Comparable Consolidated Adjusted EBITDA	62.2%	37.8%	1.3176x
2023 Free Cash Flow	63.5%	36.5%	1.4370x
2024 Free Cash Flow	60.0%	40.0%	1.1426x
“Has - Gets” Value Creation Analysis
Evercore prepared an illustrative “has-gets” value creation analysis for which it compared certain financial metrics of WestRock on a standalone basis to those of the pro forma combined company giving effect to the Combination, using three methodologies: (i) a trading basis “day-1” value creation methodology, (ii) a combined business value creation methodology, and (iii) a sum-of-components value creation methodology.
Trading Basis “Day 1” Value Creation
Evercore reviewed the value creation to holders of WestRock Stock in the combined company on a pro forma basis immediately after giving effect to the Combination, applying weighted average 2023 enterprise value to EBITDA multiple of 6.5x to the fiscal year 2023 Consolidated Adjusted EBITDA of the combined company (based on the Forecasts) and assuming $400.0 million in Estimated Synergies. Evercore then calculated the share of the pro forma company attributable to holders of WestRock Stock as the sum of (i) the aggregate Cash Consideration payable to holders of WestRock Stock of $5.00 per share of WestRock Stock plus (ii) $37.72, the value per share attributable to holders of WestRock Stock’s pro forma ownership (of 49.6%) of the combined company immediately Completion, based on the exchange ratio pursuant to the Transaction Agreement, plus (iii) $4.50, the share attributable to holders of WestRock Stock’s pro forma ownership (of 49.6%) of the Estimated Synergies. When compared with the unaffected closing price of WestRock Stock of $31.88 on September 6, 2023, this analysis resulted in value creation to holders of WestRock Stock, of 48.0% or $15.34 per share of WestRock Stock. Using enterprise value to EBITDA multiples of 7.0x and 7.5x, this analysis resulted in value creation to holders of WestRock Stock of 64.0%, or $20.50 per share of WestRock Stock, and 80.0%, or $25.65 per share of WestRock Stock, respectively.
Combined Business Methodology
Evercore reviewed the implied aggregate equity value of the combined company on a pro forma basis attributable to holders of WestRock Stock on a pro forma basis giving effect to the Combination based on a discounted cash flow analysis.
The pro forma implied equity value attributable to holders of WestRock Stock was calculated as the sum of (i) the product obtained by multiplying (A) 49.6% (holders of WestRock Stock’s pro forma ownership of the combined company immediately following Completion based on the exchange ratio set forth in the Transaction Agreement) by (B) an amount equal to the implied aggregate equity value of the combined company on a pro forma basis giving effect to the Combination, inclusive of the Estimated Synergies (calculated using the midpoint discount rate of 8.8% and weighted average terminal multiple of 6.2x from the ranges of each such metric that Evercore had previously selected, and applying them to the cash flows of the combined company) plus (ii) the aggregate Cash Consideration payable to holders of WestRock Stock of $5.00 per share of WestRock Stock (or $1.304 billion in total).
When compared with WestRock’s standalone implied aggregate equity value, based on the discounted cash flow analysis summarized above under the caption “The Combination — Opinions of WestRock’s Financial Advisors — Opinion of Evercore Group L.L.C. — Discounted Cash Flow Analyses — WestRock” (calculated using an estimate of WestRock’s weighted average cost of capital of 8.6% and midpoint terminal multiple of 6.0x from the ranges of each such metric that Evercore had previously selected for WestRock), this analysis resulted in an implied incremental aggregate equity value, on a pro forma basis, attributable to holders of WestRock Stock, of approximately $1.319 billion.
Sum of Components Methodology
Evercore reviewed the implied aggregate equity value uplift to holders of WestRock Stock in the combined company on a pro forma basis giving effect to the Combination based on a discounted cash flow analysis, assuming achievement of full synergies.
The pro forma implied equity value attributable to WestRock in the combined company was calculated as the sum of (i) WestRock’s standalone implied aggregate equity value, based on the discounted cash flow analysis summarized above under the caption “The Combination — Opinions of WestRock’s Financial Advisors — Opinion of Evercore Group L.L.C. — Discounted Cash Flow Analyses — WestRock” (representing an estimate of WestRock’s weighted average cost of capital of 8.6% and applying a terminal EBITDA multiple of 6.0x from the ranges of each such metric that Evercore had previously selected for WestRock), plus (ii) Smurfit Kappa’s standalone implied aggregate equity value, based on the discounted cash flow analysis summarized above under the caption “The Combination — Opinions of WestRock’s Financial Advisors — Opinion of Evercore Group L.L.C. — Discounted Cash Flow Analyses — Smurfit Kappa” (representing an estimate of Smurfit Kappa’s weighted average cost of capital of 9.0% and applying a terminal EBITDA multiple of 6.5x derived from the ranges of each such metric that Evercore had previously selected for Smurfit Kappa), plus (iii) the net present value of the synergies (assuming a midpoint weighted average cost of capital of 8.8%) less transaction costs and the aggregate Cash Consideration payable to holders of WestRock Stock of $5.00 per share of WestRock Stock (or $1.304 billion in total), minus (iv) Smurfit Kappa’s pro forma implied equity value in the combined company. When compared with WestRock’s standalone implied aggregate equity value, this analysis resulted in an aggregate equity value uplift of 10.1% to holders of WestRock Stock.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the WestRock Board. In connection with the review of the Combination by the WestRock Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of WestRock Stock. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of WestRock or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the WestRock Board as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of WestRock Stock, other than Excluded Holders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the WestRock Board (in its capacity as such) in connection with its evaluation of the Combination. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the WestRock Board or WestRock management or that any specific amount of consideration constituted the only appropriate consideration in the Combination for the holders of WestRock Stock.
Pursuant to the terms of Evercore’s engagement letter with WestRock, WestRock has agreed to pay Evercore a fee for its services in the aggregate amount of $60 million, of which (i) $5 million was paid upon delivery of Evercore’s opinion in connection with the Transaction Agreement and is fully creditable against any fee payable upon Completion and (ii) the remainder will be payable contingent upon Completion. The WestRock Board has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to WestRock and Evercore has not received any compensation from WestRock during such period. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Smurfit Kappa and Evercore has not received any compensation from Smurfit Kappa during such period. Evercore may provide financial advisory or other services to WestRock, Smurfit Kappa and Smurfit WestRock in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to WestRock, Smurfit Kappa, Smurfit WestRock, potential parties to the Combination and/or any of their respective affiliates or persons that are competitors, customers or suppliers of WestRock or Smurfit Kappa.

WestRock engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Certain WestRock Unaudited Financial Information
Other than quarterly and annual guidance, WestRock does not, as a matter of course, publicly disclose long-term projections or internal projections of its future financial performance, net sales, earnings, financial condition or other results due to, among other reasons, the uncertainty, inherent unpredictability and subjectivity of the underlying assumptions and estimates. In connection with the WestRock Board’s evaluation of strategic alternatives, including the continued execution of WestRock’s strategy as a stand-alone public company or the possible sale of WestRock to, or combination of WestRock with, a third party, including pursuant to the Combination, its management prepared certain internal financial analyses and forecasts relating to WestRock’s future performance for the fiscal years 2023 through 2028 on a stand-alone basis without giving effect to the Combination (the “WestRock Projections”).
The WestRock Projections and Calculated UFCF Estimates Regarding WestRock (as defined below) were not prepared with a view to public disclosure, but are included in this proxy statement/prospectus because such information was provided by WestRock to the WestRock Board, Evercore, and Lazard and (in the case of the WestRock Projections) Smurfit Kappa, and used in the process leading to the execution of the Transaction Agreement. The WestRock Projections and Calculated UFCF Estimates Regarding WestRock were provided to the WestRock Board in connection with its evaluation of the Combination, and the WestRock Projections were provided to each of Evercore and Lazard and approved by WestRock for their use and reliance in connection with their respective financial analyses and the rendering of their respective opinions to the WestRock Board (see the section of the proxy statement/prospectus entitled “The Combination — Opinion of WestRock’s Financial Advisors”). The WestRock Projections were also shared with Smurfit Kappa in connection with its evaluation of the Combination. The Calculated UFCF Estimates Regarding WestRock were not shared with Smurfit Kappa.
Certain Limitations on the WestRock Projections and Calculated UFCF Estimates Regarding WestRock
The summary of the WestRock Projections and Calculated UFCF Estimates Regarding WestRock is not included in this proxy statement/prospectus in order to induce any WestRock Stockholder to vote in favor of the Combination or any other matter, or to influence any person to make any investment decision with respect to the Combination, including whether or not to seek dissenters’ rights with respect to shares of WestRock Stock. The WestRock Projections and Calculated UFCF Estimates Regarding WestRock should be evaluated, if at all, in conjunction with WestRock’s historical financial statements and other information regarding WestRock contained in or incorporated by reference into this proxy statement/prospectus and the following factors. The WestRock Projections and Calculated UFCF Estimates Regarding WestRock may differ from published analyst estimates and forecasts.
Although a summary of the WestRock Projections and Calculated UFCF Estimates Regarding WestRock is presented with numerical specificity, this information is not factual, reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of WestRock and should not be relied upon as being necessarily predictive of actual future results. The WestRock Projections and Calculated UFCF Estimates Regarding WestRock are forward-looking statements. Important factors that may affect actual results and cause the WestRock Projections and Calculated UFCF Estimates Regarding WestRock not to be achieved include any inaccuracy of the assumptions underlying the WestRock Projections and Calculated UFCF Estimates Regarding WestRock (including, among others, those described below under “— Certain Underlying Assumptions”), developments related to pricing cycles and volumes; economic, competitive and market conditions generally, including macroeconomic uncertainty, customer inventory rebalancing, the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs; reduced supply of raw materials, energy and transportation; cost savings and productivity initiatives; competitive pressures; and the other factors described under the section of the proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” The WestRock Projections and Calculated UFCF Estimates Regarding WestRock also reflect assumptions as to certain business decisions that are subject to change and are susceptible to multiple interpretations and to changes based on actual results, revised prospects for WestRock’s business, competitive environment, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the WestRock Projections and Calculated UFCF Estimates Regarding WestRock were prepared. In addition, the WestRock Projections and Calculated UFCF Estimates Regarding WestRock might be affected by WestRock’s ability to achieve proposed initiatives, objectives and targets over the applicable periods. As a result, there can be no assurance that the WestRock Projections and Calculated UFCF Estimates Regarding WestRock will be realized, and actual results may be materially better or worse than those contained in the WestRock Projections and Calculated UFCF Estimates Regarding WestRock. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased given the length of time in the future over which these assumptions apply. Any assumptions and projections in early periods, and any deviations therefrom as a result of the factors outlined above or other factors that may become applicable, could have a compounding effect on the WestRock Projections and Calculated UFCF Estimates Regarding WestRock shown for later periods or the difference between the WestRock Projections and Calculated UFCF Estimates Regarding WestRock and actual results for those periods. Thus, any failure of an assumption or projections to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods. The inclusion of this information should not be regarded as an indication that Smurfit WestRock, Smurfit Kappa, WestRock, Evercore, Lazard, their respective representatives or any recipient of this information considered, or now considers, the WestRock Projections or Calculated UFCF Estimates Regarding WestRock to be material information of Smurfit WestRock, Smurfit Kappa or WestRock or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such.
The WestRock Projections and Calculated UFCF Estimates Regarding WestRock do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Combination, including any potential synergies in connection therewith. Except to the extent required by applicable U.S. federal securities laws, none of Smurfit WestRock, Smurfit Kappa nor WestRock intends, and each expressly disclaims any responsibility, to update or otherwise revise the WestRock Projections or Calculated UFCF Estimates Regarding WestRock to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even if any or all of the assumptions underlying the WestRock Projections or Calculated UFCF Estimates Regarding WestRock are shown to be inaccurate. None of Smurfit WestRock, Smurfit Kappa nor WestRock can give any assurance that, had the WestRock Projections and Calculated UFCF Estimates Regarding WestRock been prepared either as of the date of the Transaction Agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. The WestRock Projections and Calculated UFCF Estimates Regarding WestRock do not take into account all the possible financial and other effects on WestRock of the Combination, the effect on WestRock of any business or strategic decision or action that has been or will be taken as a result of the Transaction Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Transaction Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Combination. Further, the WestRock Projections and Calculated UFCF Estimates Regarding WestRock do not take into account the effect on WestRock of any possible failure of the Combination to occur.
The WestRock Projections and Calculated UFCF Estimates Regarding WestRock were not prepared with a view to compliance with the published guidelines of the SEC regarding projections, forward-looking statements or pro forma financial information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, GAAP (and do not include footnote disclosures as may be required by GAAP) or IFRS EU.
The WestRock Projections have been prepared by, and are the responsibility of, WestRock’s management and the Calculated UFCF Estimates Regarding WestRock were calculated by Evercore and Lazard at the direction of WestRock and based solely on the WestRock Projections. None of Ernst & Young LLP, WestRock’s independent registered public accounting firm, KPMG, Smurfit Kappa’s independent registered public accounting firm, or any other audit firm has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying WestRock Projections or Calculated UFCF

Estimates Regarding WestRock and, accordingly, Ernst & Young LLP and KPMG do not express an opinion or any other form of assurance with respect thereto and assume no responsibility for, and disclaim any association with, the WestRock Projections and Calculated UFCF Estimates Regarding WestRock. The Ernst & Young LLP report incorporated by reference herein and the KPMG report filed as an exhibit to this proxy statement/prospectus relate to WestRock’s and Smurfit Kappa’s historical financial information, respectively. Those reports do not extend to the WestRock Projections or Calculated UFCF Estimates Regarding WestRock and should not be read to do so.
The WestRock Projections and Calculated UFCF Estimates Regarding WestRock include non-GAAP financial measures. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP or IFRS EU (as applicable), and non-GAAP financial measures in the WestRock Projections and Calculated UFCF Estimates Regarding WestRock may not be comparable to similarly titled amounts used by other companies or in other contexts. These non-GAAP measures are included in this proxy statement/prospectus because such information was made available by WestRock to the WestRock Board, Evercore, Lazard and (in the case of the WestRock Projections) Smurfit Kappa, and used in the process leading to the execution of the Transaction Agreement, as described elsewhere in this proxy statement/prospectus. No reconciliation of non-GAAP financial measures in the WestRock Projections or Calculated UFCF Estimates Regarding WestRock to GAAP measures was created or used in connection with preparing the WestRock Projections and Calculated UFCF Estimates Regarding WestRock and no such reconciliation of non-GAAP financial measures in the WestRock Projections or Calculated UFCF Estimates Regarding WestRock to GAAP measures was relied upon by the WestRock Board, Evercore, Lazard or Smurfit Kappa, in connection with their respective evaluations of the Combination.
None of Smurfit WestRock, Smurfit Kappa, WestRock nor any of their respective affiliates, directors, officers, advisors or other representatives has made or makes any representation to any WestRock Stockholder or other person regarding the ultimate performance of Smurfit WestRock, Smurfit Kappa or WestRock compared to the information contained in the WestRock Projections or Calculated UFCF Estimates Regarding WestRock, or any representation that the WestRock Projections and Calculated UFCF Estimates Regarding WestRock will be achieved.
In light of the foregoing factors and the uncertainties inherent in the WestRock Projections and Calculated UFCF Estimates Regarding WestRock, WestRock Stockholders are cautioned not to place undue reliance on the WestRock Projections or Calculated UFCF Estimates Regarding WestRock included in this proxy statement/prospectus in making a decision regarding the Combination, as the WestRock Projections and Calculated UFCF Estimates Regarding WestRock may be materially different than actual results.
Certain Underlying Assumptions
The WestRock Projections reflect numerous assumptions and estimates as to future events made by WestRock management using information available at the time, including information from both public and non-public sources. Key assumptions to the WestRock Projections include pricing outlooks for WestRock products; volume; and costs of raw materials, in each case which are primarily driven by macroeconomic conditions and supply and demand dynamics. In preparing the WestRock Projections, WestRock management applied, among other things, assumptions relating to the following inputs:
Sales.   The projected sales reflected in the WestRock Projections are based on expected pricing and volumes.
•
Pricing.   The WestRock Projections reflect forecasts of future pricing trends in third-party, publicly available industry sources (which were not commissioned by either WestRock or Smurfit Kappa). WestRock applied these third-party forecasts in pricing trends for each category of WestRock’s domestic and export containerboard and paperboard products, taking into account the phase-in of price changes, including due to contractual agreements at fixed prices, delayed implementation or other price adjustment mechanisms.

•
Volumes.   The volume assumptions used in the WestRock Projections reflect WestRock’s historical volumes, adjusted using WestRock management’s estimates of WestRock’s capacity and downtimes and, for global paper, corrugated packaging and consumer packaging during periods in the WestRock Projections after fiscal year 2024, forecasts of future industry-wide capacity growth and downtimes from third-party, publicly available industry sources (which were not commissioned by either WestRock or Smurfit Kappa). The compound annual volume growth rate implied by such forecasts for 2023 through 2028 was 2.4% for Global Paper, 1.7% for Corrugated Packaging, 2.9% for Consumer Packaging and 6.8% for Distribution.
WestRock’s ability to achieve the sales reflected in the WestRock Projections are subject to the factors that influence the pricing and volume for WestRock’s business.
Prices for WestRock’s products are driven by many factors, including macroeconomic conditions, demand for its products and competitive conditions in the industries that WestRock serves, and WestRock has little influence over the timing and extent of price changes. For example, the cyclical nature of the packaging industry has historically led to periods of overcapacity where, at times, supply significantly outpaces demand, thereby creating downward pressure on prices for paperboard and containerboard. As a result, in some instances, there are stretches of excess capacity which lead to significant price cuts in paperboard and containerboard and downtime. However, at other times, supply tends to lag behind demand causing tightened supply, leading to increased prices. In addition, many of WestRock’s customer contracts include price adjustment provisions based upon published indices for containerboard and paperboard that contribute to the setting of selling prices for some of WestRock’s products. Changes in how these indices are determined or maintained, or other indices are established or maintained, could adversely impact the selling prices for these products.
Volumes tend to fluctuate due to macroeconomic conditions, supply and demand dynamics in the markets WestRock serves, and due to company and customer specific issues. Demand for corrugated containers and containerboard is primarily driven by the need for (i) packaging products for the transportation of a diverse range of consumer and industrial goods, such as processed and fresh food, agricultural products, beverages, industrial and consumer electronics, chemicals and pharmaceuticals, and (ii) higher value added corrugated products such as those featuring enhanced graphics used for point of sale displays and consumer and shelf-ready packaging. In general, demand for corrugated containers and containerboard is directionally correlated with levels of industrial production, and is impacted by the trends affecting the choice of medium (paper, plastic, wood) used in the packaging of these products. Demand for consumer packaging and paperboard is primarily driven by the need for packaging products for (i) food and beverages, including dairy and confectionery products, paper, health and beauty and other household consumer, commercial and industrial products, primarily for retail sale, (ii) express mail packages for the overnight courier industry, as well as rigid packaging and other printed packaging products, such as transaction cards (e.g., credit, debit, etc.) and brochures, (iii) plant stakes for the horticultural market and (iv) over-the-counter and prescription drugs. Demand for packaging products has historically been closely correlated to general economic growth and activity. Increased levels of economic growth and activity typically result in higher per capita use of packaging materials, both with respect to transportation of goods and consumer presentation. In addition, consumer spending patterns and preferences play a significant role in demand for paper-based packaging. For example, recent years have seen an acceleration in changing consumer preferences, particularly around e-commerce penetration and heightened awareness of the impact of packaging on the environment.
Cost Inflation.   WestRock management applied assumptions regarding future inflation in each category of costs, including energy/chemicals, fiber, freight, labor/wage and other SG&A costs, over the period covered by the WestRock Projections, derived from third-party, publicly available macroeconomic indices and forecasts (which were not commissioned by WestRock or Smurfit Kappa) and internal estimates.
Productivity Improvements.   The WestRock Projections reflect WestRock’s continued execution of cost savings initiatives as well as its business systems transformation project, and forecasted cost efficiencies resulting from such initiatives and investments beginning in fiscal year 2024.
Impact of Announced Events.   The WestRock Projections reflect the impact of the closures of WestRock’s Tacoma, WA and North Charleston, SC containerboard mills announced in 2023 and the consummation of the sale of WestRock’s ownership interest in RTS Packaging, LLC and WestRock’s Chattanooga, TN uncoated recycled paperboard mill.

To generate the estimates for all six fiscal years included in the WestRock Projections, WestRock management applied its assumptions, including the assumptions described above, to WestRock’s historical results and metrics.
Leading up to the production of the WestRock Projections and the approval by the WestRock Board of their use and reliance by Evercore and Lazard in the preparation of their financial analyses, and of their provision to Smurfit Kappa, WestRock management prepared various drafts of the WestRock Projections. The WestRock Projections were revised at various points during that period, including in June 2023 and in August 2023, due to the passage of time and the availability of additional periods of WestRock’s actual financial results, transactions (or planned transactions) publicly announced by WestRock during that period, and changes during that period in market-based assumptions relating to pricing, volumes and macroeconomic outlook. See the section of the proxy statement/prospectus entitled “The Combination — Background of the Combination.”
WestRock Projections
The following is a summary of the WestRock Projections.
	Fiscal year ending September 30,
($ amounts in millions)	2023E	2024E	2025E	2026E	2027E	2028E
Sales	$20,386	$20,037	$21,165	$21,914	$22,109	$22,444
Consolidated Adjusted EBITDA(1)(2)	$2,931	$3,023	$3,561	$4,024	$3,909	$3,918
Capital Expenditures	$1,050	$1,533	$1,851	$1,806	$1,689	$1,706

(1)
Consolidated Adjusted EBITDA is a non-GAAP measure, and it is not intended to represent, or to be used, as a substitute for net (loss) income attributable to common stockholders as a measure of operating performance. Other companies may calculate this non-GAAP measure differently than WestRock, which limits comparability between companies.

(2)
Reflects impact of non-cash pension expense/income and stock-based compensation expense.

At the direction of WestRock, each of Evercore and Lazard calculated, solely based on the WestRock Projections, unlevered free cash flows of WestRock as set forth below (the “Calculated UFCF Estimates Regarding WestRock”), which were approved in each case by WestRock for reliance upon and use by each of Evercore and Lazard in connection with their respective financial analyses and the rendering of their respective opinions to the WestRock Board and in performing the related financial analyses (see the section of the proxy statement/prospectus entitled “The Combination — Opinion of WestRock’s Financial Advisors”). Differences between the unlevered free cash flows as calculated by each of Evercore and Lazard were primarily due to (i) valuation date assumed (Lazard based on 6/30/2023 thus considering unlevered free cash flows beginning 7/1/2023; Evercore based on 12/31/2023 thus considering unlevered free cash flows beginning 1/1/2024) and (ii) different treatment of certain cash flow items in fiscal years 2024 through 2028.
	Fiscal year ending September 30,
($ amounts in millions)	2023E	2024E	2025E	2026E	2027E	2028E
Unlevered Free Cash Flow (Evercore)(1)		$881(2)	$774	$1,266	$1,389	$1,401
Unlevered Free Cash Flow (Lazard)(1)	$535(3)	$822	$733	$1,246	$1,387	$1,398

(1)
Unlevered Free Cash Flow is a non-GAAP measure, and is not intended to represent, or to be used, as a substitute for net cash provided by operating activities as a measure of liquidity. Other companies may calculate this non-GAAP measure differently, which limits comparability between companies.

(2)
Reflects last nine months of fiscal year 2024 only.

(3)
Reflects last three months of fiscal year 2023 only.

Certain Smurfit Kappa Unaudited Financial Information
Smurfit Kappa does not, as a matter of course, publicly disclose long-term projections or internal projections of its future financial performance, net sales, earnings, financial condition or other results due to, among other reasons, the uncertainty, inherent unpredictability and subjectivity of the underlying assumptions and estimates. In connection with the possible Combination, WestRock requested that Smurfit Kappa provide certain financial forecasts relating to Smurfit Kappa. In response to this request, Smurfit Kappa’s management prepared certain internal financial analyses and forecasts relating to Smurfit Kappa’s future performance for the fiscal years 2023 through 2027 on a stand-alone basis without giving effect to the Combination (the “Smurfit Kappa Projections”).
The Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa (as defined below) were not prepared with a view to public disclosure, but are included in this proxy statement/prospectus because such information was used in the process leading to the execution of the Transaction Agreement, and was provided by WestRock to the WestRock Board, Evercore and Lazard. The Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa were provided to the WestRock Board in connection with its evaluation of the Combination, and the Smurfit Kappa Projections were provided to each of Evercore and Lazard and approved by WestRock for their use and reliance in connection with their respective financial analyses and the rendering of their respective opinions to the WestRock Board (see the section of the proxy statement/prospectus entitled “The Combination — Opinion of WestRock’s Financial Advisors”).
Certain Limitations on the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa
The summary of the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa is not included in this proxy statement/prospectus in order to induce any WestRock Stockholder to vote in favor of the Combination or any other matter, or to influence any person to make any investment decision with respect to the Combination, including whether or not to seek dissenters’ rights with respect to shares of WestRock Stock. The Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa should be evaluated, if at all, in conjunction with Smurfit Kappa’s historical financial statements and other information regarding Smurfit Kappa contained in this proxy statement/prospectus and the following factors. The Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa may differ from published analyst estimates and forecasts.
Although a summary of the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa is presented with numerical specificity, this information is not factual, reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Smurfit Kappa and should not be relied upon as being necessarily predictive of actual future results. The Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa are forward-looking statements. Important factors that may affect actual results and cause the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa not to be achieved include any inaccuracy of the assumptions underlying the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa (including, among others, those described below under “— Certain Underlying Assumptions”), developments related to pricing cycles and volumes; economic, competitive and market conditions generally, including macroeconomic uncertainty, customer inventory rebalancing, the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs; reduced supply of raw materials, energy and transportation; cost savings initiatives; competitive pressures; and the other factors described under the section of the proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” The Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa also reflect assumptions as to certain business decisions that are subject to change and are susceptible to multiple interpretations and to changes based on actual results, revised prospects for Smurfit Kappa’s business, competitive environment, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa were prepared. In addition, the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa might be affected by Smurfit Kappa’s ability to achieve proposed initiatives, objectives and targets over the applicable periods. As a result, there can be no assurance that the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa will be realized, and actual results may be materially better or worse than those contained in the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa.
The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased given the length of time in the future over which these assumptions apply. Any assumptions and projections in early periods, and any deviations therefrom as a result of the factors outlined above or other factors that may become applicable, could have a compounding effect on the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa shown for later periods or the difference between the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa and actual results for those periods. Thus, any failure of an assumption or projections to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods. The inclusion of this information should not be regarded as an indication that Smurfit WestRock, Smurfit Kappa, WestRock, Evercore, Lazard, their respective representatives or any recipient of this information considered, or now considers, the Smurfit Kappa Projections or Calculated UFCF Estimates Regarding Smurfit Kappa to be material information of Smurfit WestRock, Smurfit Kappa or WestRock or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such.
The Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Combination, including any potential synergies in connection therewith. Except to the extent required by applicable U.S. federal securities laws, none of Smurfit WestRock, Smurfit Kappa nor WestRock intends, and each expressly disclaims any responsibility, to update or otherwise revise the Smurfit Kappa Projections or Calculated UFCF Estimates Regarding Smurfit Kappa to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even if any or all of the assumptions underlying the Smurfit Kappa Projections or Calculated UFCF Estimates Regarding Smurfit Kappa are shown to be inaccurate. None of Smurfit WestRock, Smurfit Kappa nor WestRock can give any assurance that, had the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa been prepared either as of the date of the Transaction Agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. The Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa do not take into account all the possible financial and other effects on Smurfit Kappa of the Combination, the effect on Smurfit Kappa of any business or strategic decision or action that has been or will be taken as a result of the Transaction Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Transaction Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Combination. Further, the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa do not take into account the effect on Smurfit Kappa of any possible failure of the Combination to occur.
The Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa were not prepared with a view to compliance with the published guidelines of the SEC regarding projections, forward-looking statements or pro forma financial information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, GAAP (and do not include footnote disclosures as may be required by GAAP) or IFRS EU.
The Smurfit Kappa Projections have been prepared by, and are the responsibility of, Smurfit Kappa’s management and the Calculated UFCF Estimates Regarding Smurfit Kappa were calculated by Evercore and Lazard at the direction of WestRock and based on the Smurfit Kappa Projections and assumptions provided by WestRock. None of KPMG, Smurfit Kappa’s independent registered public accounting firm, Ernst & Young LLP, WestRock’s independent registered public accounting firm, or any other audit firm has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying Smurfit Kappa Projections or Calculated UFCF Estimates Regarding Smurfit Kappa and, accordingly, KPMG and Ernst & Young LLP do not express an opinion or any other form of assurance with respect thereto and assume no responsibility for, and disclaim any association with, the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa. The KPMG report filed as an exhibit to this proxy statement/prospectus and Ernst & Young LLP report incorporated by reference herein relate to Smurfit Kappa’s and WestRock’s historical financial information, respectively. Those reports do not extend to the Smurfit Kappa Projections or Calculated UFCF Estimates Regarding Smurfit Kappa and should not be read to do so.
The Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa include non-IFRS financial measures. There are limitations inherent in non-IFRS financial measures because they exclude charges and credits that are required to be included in an IFRS presentation. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP or IFRS EU (as applicable), and non-IFRS financial measures in the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa may not be comparable to similarly titled amounts used by other companies or in other contexts. These non-IFRS measures are included in this proxy statement/prospectus because such information was made available by WestRock to the WestRock Board, Evercore and Lazard and used in the process leading to the execution of the Transaction Agreement, as described elsewhere in this proxy statement/prospectus. No reconciliation of non-GAAP financial measures in the Smurfit Kappa Projections or Calculated UFCF Estimates Regarding Smurfit Kappa to GAAP measures was created or used in connection with preparing the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa and no such reconciliation of non-GAAP financial measures in the Smurfit Kappa to GAAP measures was relied upon by the WestRock Board, Evercore or Lazard, in connection with their respective evaluations of the Combination.
None of Smurfit WestRock, Smurfit Kappa, WestRock nor any of their respective affiliates, directors, officers, advisors or other representatives has made or makes any representation to any WestRock Stockholder or other person regarding the ultimate performance of Smurfit WestRock, Smurfit Kappa or WestRock compared to the information contained in the Smurfit Kappa Projections or Calculated UFCF Estimates Regarding Smurfit Kappa, or any representation that the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa will be achieved.
In light of the foregoing factors and the uncertainties inherent in the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa, WestRock Stockholders are cautioned not to place undue reliance on the Smurfit Kappa Projections or Calculated UFCF Estimates Regarding Smurfit Kappa included in this proxy statement/prospectus in making a decision regarding the Combination, as the Smurfit Kappa Projections and Calculated UFCF Estimates Regarding Smurfit Kappa may be materially different than actual results.
Certain Underlying Assumptions
The Smurfit Kappa Projections reflect numerous assumptions and estimates as to future events made by Smurfit Kappa management using information available at the time, including information from both public and non-public sources. Key assumptions to the Smurfit Kappa Projections include pricing outlooks for Smurfit Kappa products; volume development and demand; costs of raw materials; other costs that affect operations, such as energy, labor and administration, in each case which are primarily driven by macroeconomic conditions and supply and demand dynamics; and the impacts of internal actions to try to reduce costs. See the section of the proxy statement/prospectus entitled “The Combination — Background of the Combination.” In particular, the Smurfit Kappa Projections were an aggregation of Smurfit Kappa management’s estimates for Smurfit Kappa’s major business units, each of which were modelled individually, with consideration for the vertically integrated nature of Smurfit Kappa’s mill and converting businesses. The 2023 estimates included in the Smurfit Kappa Projections (the “Base Year Estimates”) reflected Smurfit Kappa’s historical financial results for the half-year period ended June 30, 2023 and Smurfit Kappa management’s most up-to-date forecast of results for the remainder of 2023 available at the time, which forecast was the aggregated forecast from the individual business units in each of the 36 countries in which Smurfit Kappa operated.
To generate the estimates for the years 2024 through 2027 included in the Smurfit Kappa Projections, Smurfit Kappa management applied assumptions relative to the Base Year Estimates regarding volumes, pricing and costs. Assumptions regarding volumes were derived from third-party forecasts of economic growth (in particular, gross domestic product (“GDP”) growth), which forecasts were not commissioned by either Smurfit Kappa or WestRock, for the years 2024 through 2027 in the regions and countries in which

Smurfit Kappa operates, with such forecasts generating forecasted demand for converted products. The compounded annual volume growth rate implied by such third-party forecasts for 2023 through 2027 was 2.0% for Europe and 2.3% for the Americas. Pricing assumptions with respect to the years 2024 through 2027 were set by Smurfit Kappa management, and derived from the prices used in the Base Year Estimates, with adjustments made depending on Smurfit Kappa management’s assumptions regarding possible pricing cycles and long-term average pricing, including that pricing tends to be driven by a combination of demand factors, with positive growth as a factor in increased pricing, and supply factors, with increases in raw material prices such as recovered fiber prices tending to drive increased paper pricing and, ultimately, increased converted product prices. Because the prices for Smurfit Kappa’s products are determined either through a series of index-based contractual clauses or through direct negotiation, and both the timing and quantum of price adjustments vary from customer to customer, the revenue estimates for the years 2024 through 2027 included in the Smurfit Kappa Projections reflect a range of product- and customer-specific pricing assumptions. Specific pricing assumptions used by Smurfit Kappa management were benchmarked against third-party forecast pricing sources, which were generally available for the years 2024 through 2027 and were not commissioned by either Smurfit Kappa or WestRock. Cost assumptions were based on assumptions regarding commodity price movements, such as price movements for recovered fiber and energy, which were estimated based on third-party industry sources, as well as on inflation forecasts derived from published third-party economic forecasts. Such third-party pricing and economic forecasts were generally available for the years 2024 through 2027 and were not commissioned by either Smurfit Kappa or WestRock. In addition to the foregoing general assumptions regarding volumes, prices and costs, the Smurfit Kappa Projections also reflect the impact of management decisions regarding regular cost take-out initiatives and the impact of strategic investments.
Smurfit Kappa Projections
The following is a summary of the Smurfit Kappa Projections.
	Fiscal year ending December 31,
(€ amounts in millions)	2023E	2024E	2025E	2026E	2027E
Sales	€11,543	€11,825	€13,490	€14,325	€14,706
Consolidated Adjusted EBITDA (as provided – IFRS EU Basis)(1)	€2,039	€1,825	€2,188	€2,443	€2,476
Capital Expenditures (as provided – IFRS EU basis)(2)	€1,050(2)	€825(2)	€886	€758	€700

(1)
Consolidated Adjusted EBITDA is a non-IFRS measure, and is not intended to represent, or to be used, as a substitute for net income (loss) as a measure of operating performance. Other companies may calculate this non-IFRS measure differently than Smurfit Kappa, which limits comparability between companies.

(2)
Includes capital expenditure creditors adjustment of (€39 million) in 2023 and €20 million in 2024.

Calculated UFCF Estimates Regarding Smurfit Kappa
At the direction of WestRock, each of Evercore and Lazard calculated, based on the Smurfit Kappa Projections and assumptions provided by WestRock, unlevered free cash flows regarding Smurfit Kappa as set forth below (the “Calculated UFCF Estimates Regarding Smurfit Kappa”), which were approved in each case by WestRock for reliance upon and use by each of Evercore and Lazard in connection with their respective financial analyses and the rendering of their respective opinions to the WestRock Board and in performing the related financial analyses. The Calculated UFCF Estimates Regarding Smurfit Kappa were not shared with Smurfit Kappa.
Differences between the unlevered free cash flows as calculated by each of Evercore and Lazard were primarily due to (i) the valuation date assumed (Lazard based on 6/30/2023, thus considering unlevered free cash flows beginning 7/1/2023; Evercore based on 12/31/2023, thus considering unlevered free cash flows beginning 1/1/2024); (ii) the unlevered tax rate utilized, with Evercore assuming a higher implied tax rate in all years; (iii) the difference related to treatment of IFRS to GAAP conversions; and (iv) the different treatment of certain cash flow items in fiscal year 2024.

	Fiscal year ending December 31,
(€ amounts in millions)	2023E	2024E	2025E	2026E	2027E
Unlevered Free Cash Flows (Evercore)(1)		€725	€653	€1,023	€1,210
Unlevered Free Cash Flows (Lazard)(1)	€503(2)	€807	€744	€1,142	€1,332

(1)
Unlevered Free Cash Flow is a non-GAAP measure, and is not intended to represent, or to be used, as a substitute for net cash provided by operating activities as a measure of liquidity. Other companies may calculate this non-GAAP measure differently, which limits comparability between companies.

(2)
Reflects last six months of fiscal year 2023 only.

Interests of WestRock’s Directors and Executive Officers in the Combination
In considering the recommendation of the WestRock Board that holders of WestRock Stock vote to adopt the Transaction Agreement, WestRock Stockholders should be aware that certain of WestRock’s non-employee directors and executive officers have interests in the Combination that are different from, or in addition to, those of WestRock Stockholders generally. The WestRock Board was aware of and considered these interests, among other matters, in approving the Transaction Agreement and the Combination, and in recommending that the Transaction Agreement be adopted by WestRock Stockholders.
Treatment of WestRock Stock
As of April 22, 2024, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, WestRock’s directors and executive officers, as a group, hold 1,319,443 shares of WestRock Stock.
At the Merger Effective Time, each share of WestRock Stock outstanding as of immediately prior to the Merger Effective Time that is held by WestRock’s directors and executive officers will be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration.
Treatment and Quantification of WestRock Equity Awards
As of April 22, 2024, certain of our directors and executive officers held WestRock RSU Awards, including WestRock RSU Awards subject to performance-based vesting conditions, WestRock Director RSU Awards and WestRock Options (collectively, the “WestRock Equity Awards”), as set forth in the tables below.
WestRock RSU Awards
Name	Number of Shares Subject to WestRock RSU Awards Without Performance-Based Vesting Conditions (#)	Number of Shares Subject to WestRock RSU Awards With Performance-Based Vesting Conditions1 (#)
David B. Sewell	124,711	531,115
Alexander W. Pease	57,032	114,508
Patrick M. Kivits	20,304	86,478
Thomas M. Stigers	19,9532	85,834
Denise R. Singleton	45,086	73,248
All other executive officers	58,4472	195,300

(1)
Numbers estimated assuming achievement of applicable performance goals at 100% of target.

(2)
In addition, Mr. Stigers and certain other executive officers hold RSUs that are vested and deferred in respect of the following number of shares of WestRock Stock: Mr. Stigers holds 5,737 vested and deferred RSUs and all other executive officers hold 3,570 vested and deferred RSUs.

Each WestRock RSU Award held by an executive officer that is outstanding at the Merger Effective Time will be assumed by Smurfit WestRock and converted into a Smurfit WestRock RSU Award and a Smurfit WestRock Cash Award. Except as otherwise described herein, each Smurfit WestRock RSU Award and Smurfit WestRock Cash Award will continue to have, and will be subject to, the same terms and conditions (including vesting schedules) that applied to the corresponding WestRock RSU Award immediately prior to the Merger Effective Time (except that no Smurfit WestRock RSU Award or Smurfit WestRock Cash Award will be subject to any performance-based vesting conditions).
In the case of a performance-based WestRock RSU Award, the number of shares of WestRock Stock subject to such WestRock RSU Award as of immediately prior to the Merger Effective Time will be determined by deeming the applicable performance goals for any performance period that has not been completed as of the Merger Effective Time to be achieved at the greater of the target level and the average of the actual level of performance of similar awards over the last three years prior to the Completion Date, except that the performance goals for any performance-based WestRock RSU Award granted after the date of the Transaction Agreement will be deemed achieved at the target level of performance.
WestRock Director RSU Awards
Name	Number of Shares Subject to Unvested WestRock Director RSU Awards (#)	Number of Shares Subject to Vested and Deferred WestRock Director RSU Awards (#)
Colleen F. Arnold	4,168	21,286
Timothy J. Bernlohr	4,168	—
J. Powell Brown	4,168	—
Terrell K. Crews	4,168	—
Russell M. Currey	4,168	—
Suzan F. Harrison	4,168	—
Gracia C. Martore	4,168	45,355
James E. Nevels	4,168	2,639
E. Jean Savage	4,168	—
Dmitri L. Stockton	4,168	6,781
Alan D. Wilson	4,819	49,021
Each WestRock Director RSU Award will be fully vested as of immediately prior to the Merger Effective Time, and all rights in respect thereof will be cancelled and automatically converted into a number of shares of WestRock Stock equal to the number of shares of WestRock Stock underlying such WestRock Director RSU Award, except that delivery of the Merger Consideration with respect to such WestRock Stock will be delayed to the extent necessary to comply with any applicable deferred compensation tax requirements.
WestRock Options
Name	Number of Shares Subject to WestRock Options (#)	WestRock Weighted-Average Option Exercise Price Per Share ($)
David B. Sewell	—	—
Alexander W. Pease	—	—
Patrick M. Kivits	—	—
Thomas M. Stigers	8,165	56.32
Denise R. Singleton	—	—
All other executive officers	10,179	35.13

Each WestRock Option that is outstanding, unexercised and held by an executive officer as of immediately prior to the Merger Effective Time, whether or not then vested or exercisable, will be assumed by Smurfit WestRock and converted into an option to purchase from Smurfit WestRock a number of Smurfit WestRock Shares (calculated by reference to the Equity Award Exchange Ratio). All other terms and conditions of such options, including the term to expiry and conditions to and manner of exercising, will be the same as those that apply to the corresponding WestRock Option immediately prior to the Merger Effective Time. As of April 22, 2024, none of our non-employee directors hold WestRock Options.
Payments Upon Termination At or Following a Change in Control
Mr. Sewell and executive officers who report to Mr. Sewell are each party to a Change in Control Severance Agreement with WestRock. Ms. McConnell, who reports to Mr. Pease, participates in the WestRock Company Executive Severance Plan. Change in Control Severance Agreements and the WestRock Company Change in Control Severance Plan are referred to in this section as “WestRock Severance Arrangements.” Pursuant to the applicable WestRock Severance Arrangement, each executive officer would be eligible to receive the following severance payments and benefits upon a qualifying termination of the executive officer’s employment (as described in the applicable WestRock Severance Arrangement) following a change in control of WestRock (as defined in the Change in Control Severance Agreement, which includes Completion), subject to each executive officer’s execution of a general release of claims:
•
For all executive officers other than Ms. McConnell: (i) an amount equal to two (three for Mr. Sewell) times the sum of the executive officer’s annual base salary and target annual bonus, payable in a lump sum, (ii) a prorated bonus payment, payable in a lump sum, based on the greater of (x) the annual target bonus and (y) the average of the annual bonuses paid or payable to the applicable executive officer in respect of the three fiscal years immediately preceding the termination date (or, if the applicable executive officer has not been employed for three full fiscal years, the average of the annualized annual bonuses paid or payable to the applicable executive officer for the number of fiscal years that such executive officer has been employed immediately preceding the termination date), (iii) up to 24 (36 for Mr. Sewell) months of group health benefit continuation at the rate then applicable to similarly situated active employees, (iv) up to one year of reasonable outplacement assistance and (v) immediate vesting of unvested equity awards, with outstanding performance-based Smurfit WestRock RSU Awards vesting at the greater of the target level and the average of the actual level of performance of similar awards over the last three years prior to the change in control; provided that a portion of the severance amounts payable to the applicable executive officers under the Change in Control Severance Agreements may, to the extent any portion thereof would constitute a deferral of compensation under applicable tax rules, instead be paid in equal installments over the associated severance period, in accordance with the schedule set forth in the WestRock Company Executive Severance Plan. The Change in Control Severance Agreements provide that any amounts paid to an executive officer under the applicable Change in Control Severance Agreement would be reduced to the maximum amount that could be paid without being subject to the excise tax imposed under Sections 280G and 4999 of the Code, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount.

•
For Ms. McConnell: (i) an amount equal to one times the sum of her annual base salary and target annual bonus, payable over the 12-month severance period and (ii) up to 12 months of group health benefit continuation at the rate then applicable to active employees. In addition, upon a qualifying termination under WestRock’s annual bonus program, Ms. McConnell would be entitled to receive a prorated annual bonus payment, payable in a lump sum, based on the greater of (x) the annual target bonus and (y) the average of the annual bonuses paid or payable to Ms. McConnell in respect of the three fiscal years immediately preceding her termination date.

Each of our executive officers has also entered into restrictive covenant agreements with WestRock, which provide that, during the course of each executive officer’s employment and for a specified period following the termination of his or her employment for any reason, each executive officer will not, directly or indirectly, compete with WestRock. For the named executive officers, this specified period is equal to 24 months (for Mr. Sewell), 18 months (for Mr. Pease) and 12 months (for Messrs. Kivits and Stigers and Ms. Singleton). For all other executive officers, this specified period is equal to either 24 or 12 months. In addition, the restrictive covenant agreements further provide that (i) during the course of each executive officer’s employment and for the applicable specified period following the termination of his or her employment for any reason, each executive officer will not, directly or indirectly, solicit any employees or customers of WestRock and (ii) each executive officer must hold in confidence all confidential information (within the meaning of the applicable restrictive covenant agreement) for so long as such information continues to constitute confidential information.
The estimated aggregate cash severance (including prorated bonus payments) payable to our four executive officers who are not named executive officers upon a qualifying termination under the applicable WestRock Severance Arrangement effective as of Completion (assuming for this purpose that Completion occurs on April 22, 2024) is $8,921,185. For information regarding the estimated severance payments for our named executive officers, see the section of this proxy statement/prospectus entitled “The Combination — Interests of WestRock’s Directors and Executive Officers in the Combination — Golden Parachute Compensation.”
Arrangements with Smurfit WestRock
It is expected that Smurfit WestRock or a subsidiary thereof will enter into an offer letter with each of Messrs. Patrick Kivits, Thomas Stigers and Samuel Shoemaker with respect to their Smurfit WestRock executive positions effective upon Completion. Set forth below is a description of the material terms of each expected offer letter. In these positions, Messrs. Kivits, Stigers and Shoemaker are not expected to serve as executive officers of Smurfit WestRock.
Offer Letter with Mr. Kivits
Mr. Kivits will serve as President, Corrugated Packaging USA & Canada and will receive an annual base salary of $781,000, subject to annual review by the Smurfit WestRock compensation committee, and, starting with calendar year 2025, a target annual bonus opportunity of 90% of annual base salary. For calendar year 2024, Mr. Kivits will be eligible to receive a prorated annual bonus with respect to the portion of the 2024 fiscal year of WestRock that has elapsed prior to Completion based on actual performance, as well as a prorated annual bonus for the remainder of the 2024 calendar year with the same target annual bonus opportunity that applies for 2025. Mr. Kivits will also be eligible to receive annual equity awards, which are expected to have a target aggregate grant date fair value of $1,679,000 in respect of 2025. See the section entitled “Smurfit WestRock 2024 Long-Term Incentive Plan” for a description of the plan under which equity awards are intended to be granted. Mr. Kivits will be eligible to participate in retirement, health, welfare and other benefit programs applicable to similarly situated executives of Smurfit WestRock. For purposes of Mr. Kivits’ Change in Control Severance Agreement with WestRock, Smurfit WestRock acknowledges that Mr. Kivits will have good reason (as defined therein) effective as of Completion and agrees that he may provide notice of his resignation for good reason (which notice shall be provided at least 60 days in advance) until the second anniversary thereof and receive the severance payments and benefits provided under the agreement. In addition, the termination of Mr. Kivits’ employment due to death or disability will constitute a severance qualifying termination under the Change in Control Severance Agreement. Other than as modified by the offer letter, Mr. Kivits’ Change in Control Severance Agreement will remain in effect in accordance with its terms following Completion. If Mr. Kivits remains employed with Smurfit WestRock and does not provide notice of resignation for good reason under his Change in Control Severance Agreement, then the Change in Control Severance Agreement will expire without payment on the second anniversary of Completion. If the Change in Control Severance Agreement expires without Mr. Kivits becoming entitled to receive severance benefits thereunder, and if Mr. Kivits remains employed thereafter, then he will become eligible to participate in Smurfit WestRock’s Executive Severance Plan.
Mr. Kivits’ restrictive covenant agreement with WestRock will remain in effect in accordance with its terms following Completion, with the non-competition, non-solicitation and confidentiality covenants therein modified to cover the applicable businesses, employees and customers of Smurfit WestRock.
Offer Letter with Mr. Stigers
Mr. Stigers will serve as President, Paper / Mills USA & Canada and will receive an annual base salary of $759,000, subject to annual review by the Smurfit WestRock compensation committee, and, starting with calendar year 2025, a target annual bonus opportunity of 90% of annual base salary. For calendar year

2024, Mr. Stigers will be eligible to receive a prorated annual bonus with respect to the portion of the 2024 fiscal year of WestRock that has elapsed prior to Completion based on actual performance, as well as a prorated annual bonus for the remainder of the 2024 calendar year with the same target annual bonus opportunity that applies for 2025. Mr. Stigers will also be eligible to receive annual equity awards, which are expected to have a target aggregate grant date fair value of $1,633,000 in respect of 2025. See the section entitled “Smurfit WestRock 2024 Long-Term Incentive Plan” for a description of the plan under which equity awards are intended to be granted. Mr. Stigers will be eligible to participate in retirement, health, welfare and other benefit programs applicable to similarly situated executives of Smurfit WestRock. For purposes of Mr. Stigers’ Change in Control Severance Agreement with WestRock, Smurfit WestRock acknowledges that Mr. Stigers will have good reason (as defined therein) effective as of Completion and agrees that he may provide notice of his resignation for good reason (which notice shall be provided at least 60 days in advance) until the second anniversary thereof and receive the severance payments and benefits provided under the agreement. In addition, the termination of Mr. Stigers’ employment due to death or disability will constitute a severance qualifying termination under the Change in Control Severance Agreement. Other than as modified by the offer letter, Mr. Stigers’ Change in Control Severance Agreement will remain in effect in accordance with its terms following Completion. If Mr. Stigers remains employed with Smurfit WestRock and does not provide notice of resignation for good reason under his Change in Control Severance Agreement, then the Change in Control Severance Agreement will expire without payment on the second anniversary of Completion. If the Change in Control Severance Agreement expires without Mr. Stigers becoming entitled to receive severance benefits thereunder, and if Mr. Stigers remains employed thereafter, then he will become eligible to participate in Smurfit WestRock’s Executive Severance Plan.
Mr. Stigers’ restrictive covenant agreement with WestRock will remain in effect in accordance with its terms following Completion, with the non-competition, non-solicitation and confidentiality covenants therein modified to cover the applicable businesses, employees and customers of Smurfit WestRock.
Offer Letter with Mr. Shoemaker
Mr. Shoemaker will serve as President, Consumer Packaging USA & Canada and will receive an annual base salary of $642,000, subject to annual review by the Smurfit WestRock compensation committee, and, starting with calendar year 2025, a target annual bonus opportunity of 90% of annual base salary. For calendar year 2024, Mr. Shoemaker will be eligible to receive a prorated annual bonus with respect to the portion of the 2024 fiscal year of WestRock that has elapsed prior to Completion based on actual performance, as well as a prorated annual bonus for the remainder of the 2024 calendar year with the same target annual bonus opportunity that applies for 2025. Mr. Shoemaker will also be eligible to receive annual equity awards, which are expected to have a target aggregate grant date fair value of $1,284,000 in respect of 2025. See the section entitled “Smurfit WestRock 2024 Long-Term Incentive Plan” for a description of the plan under which equity awards are intended to be granted. Mr. Shoemaker will be eligible to participate in retirement, health, welfare and other benefit programs applicable to similarly situated executives of Smurfit WestRock. For purposes of Mr. Shoemaker’s Change in Control Severance Agreement with WestRock, Smurfit WestRock acknowledges that Mr. Shoemaker will have good reason (as defined therein) effective as of Completion and agrees that he may provide notice of his resignation for good reason (which notice shall be provided at least 60 days in advance) until the second anniversary thereof and receive the severance payments and benefits provided under the agreement. In addition, the termination of Mr. Shoemaker’s employment due to death or disability will constitute a severance qualifying termination under the Change in Control Severance Agreement. Other than as modified by the offer letter, Mr. Shoemaker’s Change in Control Severance Agreement will remain in effect in accordance with its terms following Completion. If Mr. Shoemaker remains employed with Smurfit WestRock and does not provide notice of resignation for good reason under his Change in Control Severance Agreement, then the Change in Control Severance Agreement will expire without payment on the second anniversary of Completion. If the Change in Control Severance Agreement expires without Mr. Shoemaker becoming entitled to receive severance benefits thereunder, and if Mr. Shoemaker remains employed thereafter, then he will become eligible to participate in Smurfit WestRock’s Executive Severance Plan.
Mr. Shoemaker’s restrictive covenant agreement with WestRock will remain in effect in accordance with its terms following Completion, with the non-competition, non-solicitation and confidentiality covenants therein modified to cover the applicable businesses, employees and customers of Smurfit WestRock.

Other Executive Officers
As of the date of this proxy statement/prospectus, none of our other executive officers has entered into any agreement with Smurfit WestRock or any of its affiliates regarding the potential terms of their individual employment arrangements or the right to purchase or participate in the equity of Smurfit WestRock or one or more of its affiliates following Completion. Prior to or following Completion, however, certain other executive officers may enter into agreements with Smurfit WestRock or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Smurfit WestRock or one or more of its affiliates after the Merger Effective Time.
See the section of this proxy statement/prospectus entitled “The Transaction Agreement — Employee Benefits” for a summary of certain post-closing covenants related to the employee benefit arrangements.
Retention Program
In connection with the Combination, WestRock was permitted to establish a cash-based retention program in the aggregate amount of up to $30,000,000 to promote retention and to incentivize efforts to consummate the Combination (the “Retention Program”). Any payments made under the Retention Program will be made on or after either (i) the one-month anniversary of the Completion Date (provided that not more than $4,000,000 of retention awards in the aggregate may vest on the one-month anniversary of the Completion Date) or (ii) the six-month anniversary of the Completion Date, or in each case, upon a termination without Cause (as such term is defined in the Retention Program), due to death or disability or, following the Merger Effective Time, a resignation by the participant for Good Reason (as such term is defined in the Retention Program), in each case, within the meaning of the form of WestRock RSU Award agreement under WestRock Equity Plan (except that for this purpose prongs (i), (v) and (vi) of the “Good Reason” definition therein will not apply). Amounts under the Retention Program are allocated among the employees (including, but not limited to, one executive officer) of WestRock identified, and in the amounts and on the terms determined, by WestRock’s Chief Executive Officer (or his designees). If a retention award under the Retention Program is forfeited by a participant, the Chief Executive Officer (or his designees) may reallocate the retention award (or unpaid portion thereof) to existing employees (including, but not limited to, certain executive officers) or new hires of WestRock. As of the date of this proxy statement/prospectus, one executive officer has received an award under the Retention Program in an amount equal to approximately $475,000, but no named executive officers have received awards under the Retention Program.
280G Mitigation Actions
In connection with the Combination, WestRock was permitted to take, after consultation with Smurfit Kappa, certain tax-planning actions to mitigate any adverse tax consequences under the “golden parachute” provisions of Sections 280G and 4999 of the Code that could arise in connection with the Completion, including any combination of (i) accelerating into calendar year 2023 the vesting and payment of certain WestRock RSU Awards or certain other payments scheduled to occur in calendar year 2024 and/or (ii) expanding noncompetition or similar covenants, in each case, for individuals who could reasonably be expected to be impacted by such adverse tax consequences. In connection with the Combination, certain WestRock named executive officers and other executive officers may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G of the Code.
To mitigate the potential impact of Sections 280G and 4999 of the Code on WestRock and the applicable executive officers, effective December 15, 2023, the compensation committee of the WestRock Board (the “WestRock Compensation Committee”) approved the following actions, which are intended to mitigate the potential impact of Sections 280G and 4999 of the Code on WestRock and the applicable executive officers (collectively, the “280G Mitigation Actions”): (i) acceleration of certain previously awarded time-vesting WestRock RSU Awards that would otherwise have vested in the first calendar year quarter of 2024 (“Accelerated WestRock RSUs”), (ii) acceleration of a portion of the annual bonus under the WestRock Fiscal 2024 Short-Term Incentive Program (the “WestRock STIP”) equal to 75% of the target bonus amount for each applicable executive officer (“Accelerated STIP”) and/or (iii) extension of the applicable executive officer’s existing post-employment noncompetition period. Payments pursuant to the Accelerated WestRock RSUs and Accelerated STIP are subject to applicable tax withholdings.

Specifically, the WestRock Compensation Committee approved the following Accelerated WestRock RSUs (rounded to the nearest share and inclusive of dividend equivalent units) for the named executive officers:
•
For Mr. Sewell: (i) 23,295 WestRock RSU Awards that were scheduled to vest on February 3, 2024; (ii) 14,337 WestRock RSU Awards that were scheduled to vest on February 7, 2024; (iii) 45,110 WestRock RSU Awards that were scheduled to vest on March 15, 2024; and (iv) 66,830 WestRock RSU Awards that were scheduled to vest on March 15, 2024;

•
For Mr. Pease: (i) 4,846 WestRock RSU Awards that were scheduled to vest on February 3, 2024; and (ii) 3,432 WestRock RSU Awards that were scheduled to vest on February 7, 2024;

•
For Mr. Kivits: (i) 3,784 WestRock RSU Awards that were scheduled to vest on February 3, 2024; (ii) 6,051 WestRock RSU Awards that were scheduled to vest on February 5, 2024; (iii) 2,339 WestRock RSU Awards that were scheduled to vest on February 7, 2024; and (iv) 4,306 WestRock RSU Awards that were scheduled to vest on March 1, 2024;

•
For Mr. Stigers: (i) 3,698 WestRock RSU Awards that were scheduled to vest on February 3, 2024; (ii) 6,975 WestRock RSU Awards that were scheduled to vest on February 5, 2024; (iii) 2,449 WestRock RSU Awards that were scheduled to vest on February 7, 2024; and (iv) 2,691 WestRock RSU Awards that were scheduled to vest on March 1, 2024; and

•
For Ms. Singleton: (i) 3,038 WestRock RSU Awards that were scheduled to vest on February 3, 2024; (ii) 2,312 WestRock RSU Awards that were scheduled to vest on February 29, 2024; and (iii) 28,196 WestRock RSU Awards that were scheduled to vest on February 29, 2024.

In addition, the WestRock Compensation Committee approved Accelerated STIP payments for Messrs. Sewell, Pease and Kivits and the extension of the existing post-employment noncompetition periods for Messrs. Sewell (from 12 months to 24 months) and Pease (from 12 months to 18 months).
In all cases, if the applicable executive officer is terminated by WestRock for cause or resigns without good reason prior to the date the Accelerated WestRock RSUs otherwise would have vested, the applicable executive officer will be obligated to promptly repay to WestRock an amount equal to the number of shares actually received by the applicable executive officer (or if net settled, the gross number of shares the applicable executive officer would have received absent net settlement) in respect of the Accelerated WestRock RSUs multiplied by the closing price of a share of the common stock, par value $0.01 per share, of WestRock on the date of settlement of the Accelerated WestRock RSUs.
If the applicable executive officer is terminated for cause or resigns without good reason, in each case, prior to the last business day of the WestRock STIP plan year, the applicable executive officer will be obligated to promptly repay to WestRock an amount equal to the gross amount paid to such applicable executive officer in respect of the Accelerated STIP.
If the applicable executive officer is terminated without cause or resigns for good reason, in each case, prior to the last business day of the WestRock STIP plan year, any severance benefits due to the applicable executive officer under any WestRock severance arrangement will be reduced by the gross amount paid to the applicable executive officer in respect of the Accelerated STIP.
In the event the applicable executive officer remains employed through the last business day of the WestRock STIP plan year, (i) if the applicable executive officer’s payout under the STIP based on actual performance is higher than the amount paid in respect of the Accelerated STIP, such executive officer will receive a STIP payout equal to such excess, or (ii) if the applicable executive officer’s after-tax payout under the STIP based on actual performance is lower than the after-tax amount paid in respect of the Accelerated STIP, such executive officer will be obligated to promptly repay to WestRock such shortfall.
For purposes of the Accelerated WestRock RSUs and Accelerated STIP, cause and good reason are as defined in the award agreement evidencing the grant of such WestRock RSU Awards or the WestRock STIP, as applicable, or, following Completion, as defined in the applicable executive officer’s Change in Control Severance Agreement, if applicable.

Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Combination that may be paid or become payable to each of our named executive officers in connection with the Combination. Please see the previous portions of this section for further information regarding this compensation.
The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, (i) that Completion occurs on April 22, 2024, (ii) that the Merger Consideration is $36.13, which represents the average closing market price of WestRock’s Stock over the first five business days following the first public announcement of the Combination, and, accordingly, a Cash Consideration of $5.00 and an implied Stock Consideration value of $31.13, and (iii) in the case of each named executive officer, that the named executive officer’s employment is terminated by Smurfit WestRock without cause, or if applicable, by the named executive officer for good reason, in each case, on that assumed Completion date.
The calculations in the table below do not include amounts that the named executive officers were already entitled to receive or which have vested as of the date of this proxy statement/prospectus.
In addition to the assumptions regarding the Completion Date and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Further, these amounts do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur, or future dividend equivalent units that may be accrued, prior to the Completion Date. The amounts presented do not reflect the impact of applicable withholding or other taxes. Accordingly, the ultimate values to be received by a named executive officer in connection with the Combination may differ from the amounts set forth below.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
David B. Sewell	$11,537,979	$23,694,994	$69,321	$35,302,294
Alexander W. Pease	$3,682,615	$6,197,740	$28,048	$9,908,403
Patrick M. Kivits	$3,372,894	$3,858,028	$35,619	$7,266,541
Thomas M. Stigers	$3,291,864	$3,822,082	$48,112	$7,162,058
Denise R. Singleton	$3,028,254	$4,275,432	$35,619	$7,339,305

(1)
The cash amounts reflected in this column represent potential severance payments to each named executive officer pursuant to the named executive officer’s Change in Control Severance Agreement if the named executive officer’s employment is terminated by WestRock without cause or if the named executive officer resigns for good reason. The severance amounts, as described above, are “double-trigger” payments solely payable upon a named executive officer’s qualifying termination of employment within the two-year period following Completion. For more information, see the section of this proxy statement/prospectus entitled “The Combination — Interests of WestRock’s Directors and Executive Officers in the Combination — Payments Upon Termination At or Following a Change in Control.”

(2)
The amounts reflected in this column represent the value of WestRock Equity Awards that will be fully vested if the named executive officer’s employment is terminated by WestRock without cause or if the named executive officer resigns for good reason on the Completion Date. In the case of a performance-based WestRock RSU Award, the number of shares of WestRock Stock subject to such WestRock RSU Award as of immediately prior to the Merger Effective Time will be determined by deeming the applicable performance goals for any performance period that has not been completed as of the Merger Effective Time to be achieved at the greater of the target level and the average of the actual level of performance of similar awards over the last three years prior to the Completion Date, except that performance goals for any performance-based WestRock RSU Award granted after the date of the Transaction Agreement will be deemed achieved at the target level performance. The equity acceleration amounts are “double-trigger” amounts and accelerate solely upon a named executive officer’s qualifying termination of employment within the two-year period following Completion. For more information, see the section of this proxy statement/prospectus entitled “The Combination — Interests of WestRock’s Directors and Executive Officers in the Combination — Treatment and Quantification of WestRock Equity Awards.”
(3)
The amounts reflected in this column represent the value of (A) continued health coverage of the employer-portion of health premiums and (B) the estimated outplacement services payable to each named executive officer pursuant to the applicable Change in Control Severance Agreement if the named executive officer’s employment is terminated by WestRock without cause or if the named executive officer resigns for good reason, as set forth below:

Name	Health and Welfare Continuation	Outplacement
David B. Sewell	$63,626	$5,695
Alexander W. Pease	$22,353	$5,695
Patrick M. Kivits	$29,924	$5,695
Thomas M. Stigers	$42,417	$5,695
Denise R. Singleton	$29,924	$5,695
These amounts, as described above, are “double-trigger” payments solely payable upon a named executive officer’s qualifying termination of employment within the two-year period following Completion. For more information, see the section of this proxy statement/prospectus entitled “The Combination — Interests of WestRock’s Directors and Executive Officers in the Combination — Payments Upon Termination At or Following a Change in Control.”
Consents and Regulatory Approvals
Antitrust Clearance in the United States
Under the HSR Act, certain transactions, including the Combination, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC, and all statutory waiting period requirements have been satisfied. The Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. Smurfit Kappa and WestRock each filed their respective HSR Act notification forms on October 3, 2023. The applicable waiting period under the HSR Act expired at 11:59 p.m., Eastern Time, on November 2, 2023.
Non-U.S. Antitrust Clearances
Smurfit Kappa and WestRock derive revenues and have assets in other jurisdictions where merger control filings or clearances are necessary or recommended. The Combination cannot be consummated until the closing conditions relating to applicable filings or clearances under the Antitrust Laws in the required jurisdictions have been satisfied or waived. The Combination is conditional on, amongst other things, receiving merger control clearances or non-objections in the United States, the United Kingdom, the European Union, Mexico, Brazil, Colombia, Costa Rica, Serbia and South Africa. In addition to merger control clearances and non-objections, the Combination is also conditional on approval from the EU Commission under Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022 on foreign subsidies distorting the internal market.
The required merger control and regulatory clearances and non-objections in respect of the United States, the United Kingdom, Brazil, Colombia, Costa Rica, the European Union (including approval under the EU foreign subsidies regulation), Serbia and South Africa have been obtained as of April 24, 2024.
Smurfit Kappa and WestRock have also made merger control filings in a limited number of additional jurisdictions, but Completion is not conditioned on clearance from those jurisdictions having been obtained.
Irish High Court and Smurfit Kappa Shareholder Approval
Under the Irish Companies Act, the Scheme must be approved by way of a special majority of Smurfit Kappa Shareholders and the Irish High Court to become effective. At an initial directions hearing, Smurfit

Kappa will seek orders from the Irish High Court to convene the Scheme Meeting to vote on the Scheme Resolution. The Scheme Resolution must be passed by the holders of three-fourths (75%) or more in value of the Smurfit Kappa Shares at the Scheme Voting Record Time, present and voting in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting). If the Scheme Resolution is passed at the Scheme Meeting and certain other conditions to the Scheme are satisfied or waived, including the EGM Resolutions being duly passed by the requisite majorities of Smurfit Kappa Shareholders at the Extraordinary General Meeting as further described below in the section of this proxy statement/prospectus entitled “The Transaction Agreement — Shareholder Meetings,” Smurfit Kappa will then seek approval of the Irish High Court for the Scheme at the Irish Court Hearing. It is expected that the initial directions hearing will take place on May 13, 2024, and the Scheme Meeting and the Extraordinary General Meeting will be convened for June 13, 2024. These dates are indicative and subject to change. Smurfit Kappa will announce any changes to these dates by announcement through a regulatory information service (i.e., any of the services authorized by the FCA from time to time for the purpose of disseminating regulatory announcements).
Debt Financing
On September 12, 2023, in connection with the entry into the Transaction Agreement, Smurfit Kappa entered into the Commitment Letter under which Citibank, N.A., London Branch and Citicorp North America Inc. arranged and underwrote a $1.5 billion senior unsecured bridge term loan for the purpose of financing (directly or indirectly) the Cash Consideration and/or fees, commissions, costs and expenses payable in relation to the Combination. On October 13, 2023, Smurfit Kappa entered into the Bridge Facility Agreement with the Bridge Facility Lenders. Upon entering into the Bridge Facility Agreement, the commitments under the Commitment Letter were cancelled.
On April 3, 2024, Smurfit Kappa Treasury completed the Offering. The issuance of the Notes automatically cancelled the commitments under the Bridge Facility Agreement. If Completion does not occur, the Notes will be subject to a Special Mandatory Redemption subject to the terms included in the section entitled “Debt Financing — Smurfit Kappa Treasury Notes,” where the Notes are described further. Absent any Special Mandatory Redemption, Smurfit Kappa Treasury intends to (a) use the proceeds from the Offering to (i) finance the payment of the Cash Consideration, (ii) finance the payment of fees, commissions, costs and expenses in relation to the Combination and the Offering and (iii) for general corporate purposes, including the repayment of indebtedness and (b) use an amount equivalent to the proceeds of the Offering to finance or refinance a portfolio of Eligible Green Projects in accordance with Smurfit Kappa’s Green Finance Framework, which Smurfit Kappa may, in the future, update in line with developments in the market.
Bridge Facility
Pursuant to the Bridge Facility Agreement, the Bridge Facility Lenders made available a $1.5 billion senior unsecured bridge loan facility. On April 3, 2024, Smurfit Kappa Treasury issued $2.75 billion in aggregate principal amount of the Notes, which automatically cancelled the commitments under the Bridge Facility Agreement.
Smurfit Kappa Treasury Notes
On April 3, 2024, Smurfit Kappa Treasury issued $2.75 billion aggregate principal amount of senior notes, comprised of:
•
$750 million aggregate principal amount of Smurfit Kappa Treasury’s 5.200% Senior Notes due 2030 (the “2030 Notes”);

•
$1.0 billion aggregate principal amount of Smurfit Kappa Treasury’s 5.438% Senior Notes due 2034 (the “2034 Notes”); and

•
$1.0 billion aggregate principal amount of Smurfit Kappa Treasury’s 5.777% Senior Notes due 2054 (the “2054 Notes” and, together with the 2030 Notes and 2034 Notes, the “Notes” or the “Financing”).

The Notes were sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States pursuant to Regulation S, under the

Securities Act. Each series of Notes was issued under an indenture, dated April 3, 2024 (the “Indenture”), between, among others, Smurfit Kappa Treasury as issuer, Smurfit Kappa as parent guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), and are senior unsecured obligations of Smurfit Kappa Treasury, to be guaranteed by Smurfit WestRock and the other Post-Completion Additional Guarantors (as defined in the Indenture) following Completion.
The 2030 Notes bear interest at a rate of 5.200% per annum and will mature on January 15, 2030. The 2034 Notes bear interest at a rate of 5.438% per annum and will mature on April 3, 2034. The 2054 Notes bear interest at a rate of 5.777% per annum and will mature on April 3, 2054. Interest on the 2030 Notes is payable semi-annually on January 15 and July 15 of each year, beginning on July 15, 2024. Interest on the 2034 Notes and the 2054 Notes is payable semi-annually in arrears on April 3 and October 3 of each year, beginning on October 3, 2024.
Prior to (i) December 15, 2029 with respect to the 2030 Notes, (ii) January 3, 2034 with respect to the 2034 Notes and (iii) October 3, 2053 with respect to the 2054 Notes, Smurfit Kappa Treasury may redeem any series of the Notes at its option, in whole or in part, at a redemption price equal to the greater of the following amounts:
•
100% of the principal amount of the Notes to be redeemed; and

•
a make-whole premium as described in the Indenture, together with any accrued and unpaid interest thereon and any Additional Amounts (as defined in the Indenture), if any, to, but excluding, the redemption date.

On or after the applicable date with respect to each series of Notes as described in the previous paragraph, the redemption price for the Notes to be redeemed will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes to be redeemed and any Additional Amounts (as defined in the Indenture), but excluding, the redemption date.
If (i) the Combination is not consummated prior to March 12, 2025, (ii) the Transaction Agreement is terminated at any time prior to March 12, 2025 (other than as a result of consummating the Combination) or (iii) Smurfit Kappa publicly announces at any time prior to March 12, 2025 that it will no longer pursue the consummation of the Combination, Smurfit Kappa Treasury will be required to redeem all of the outstanding Notes of each series pursuant to a Special Mandatory Redemption at a redemption price equal to 101% of the aggregate principal amount of the Notes of such series, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined in the Indenture).
Absent any Special Mandatory Redemption, Smurfit Kappa Treasury intends to (a) use the proceeds from the Offering to (i) finance the payment of the Cash Consideration, (ii) finance the payment of fees, commissions, costs and expenses in relation to the Combination and the Offering and (iii) for general corporate purposes, including the repayment of indebtedness and (b) use an amount equivalent to the proceeds of the Offering to finance or refinance a portfolio of Eligible Green Projects in accordance with Smurfit Kappa’s Green Finance Framework, which Smurfit Kappa may, in the future, update in line with developments in the market.
Upon the occurrence of a Change of Control Repurchase Event (as defined in the Indenture) with respect to a particular series of Notes, each Holder (as defined in the Indenture) will have the right to require Smurfit Kappa Treasury to repurchase all or any part of that Holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest and Additional Amounts, if any, thereon, to, but excluding, the date of purchase. Pursuant to the Indenture, the Combination will not be deemed to involve a Change of Control (as defined in the Indenture).
The Indenture contains covenants for the benefit of the holders of the Notes that, among other things, limit the ability of Smurfit Kappa Acquisitions Unlimited Company (a wholly owned subsidiary of Smurfit Kappa) and/or its subsidiaries, including Smurfit Kappa Treasury, as applicable, to:
•
enter into certain guarantees with respect to certain existing indebtedness or Public Indebtedness (as defined in the Indenture) without guaranteeing the Notes;

•
incur liens on their principal properties to secure indebtedness above a certain threshold other than Permitted Liens (as defined in the Indenture) or unless the Notes are equally and ratably secured; and

•
undertake certain mergers, consolidations or sales of all, or substantially all, assets.

Smurfit Kappa Treasury is required to make available periodic financial reports under the Indenture. These covenants are subject to a number of qualifications and exceptions as set out in the Indenture.
Following Completion, Smurfit Kappa Treasury’s obligations under the Notes will be guaranteed by Smurfit WestRock and the other Post-Completion Additional Guarantors (as defined in the Indenture). As a result of such guarantee by Smurfit WestRock and the other Post-Completion Additional Guarantors, the holders of the Notes will be able to assert claims under such guarantee against Smurfit WestRock and the other Post-Completion Additional Guarantors, which, following the Combination, will have subsidiaries other than Smurfit Kappa and its subsidiaries. For more information on how Smurfit Kappa manages its liquidity and its capital resources, please see “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of Smurfit Kappa — Liquidity and Capital Resources” and for a discussion on the potential risks associated with Smurfit Kappa’s debt, please see “Risk Factors — Risks Relating to Smurfit Kappa’s Business — Smurfit Kappa’s debt could adversely affect its financial health.”
Appraisal Rights of WestRock Stockholders
Appraisal Rights
If the Merger is consummated, stockholders and beneficial owners of WestRock Stock who do not vote in favor of the Transaction Proposal and who otherwise comply with, and do not validly withdraw their demands or otherwise lose their appraisal rights under the applicable provisions of Delaware law will be entitled to appraisal rights to receive, in cash, the “fair value” of their shares as determined by the Court of Chancery pursuant to Section 262 of the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262) and is incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of WestRock Stock unless otherwise expressly noted therein or herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of WestRock Stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted therein or herein.
Under Section 262, if the Merger is consummated, stockholders and beneficial owners of WestRock Stock who (i) deliver a written demand for appraisal of their shares of WestRock Stock before the taking of the vote on the Transaction Proposal, (ii) do not vote in favor of the Transaction Proposal, (iii) continuously hold of record or beneficially own, as applicable, such shares through the effective date of the Merger, and (iv) otherwise comply with, and do not withdraw their demands or otherwise lose their appraisal rights under the applicable provisions set forth in Section 262, will be entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of the shares of WestRock Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be “fair value.” However, assuming shares of WestRock Stock remain listed on a national securities exchange immediately before the Merger (which we expect to be the case), after an appraisal petition has been filed, the Court of Chancery will dismiss appraisal proceedings as to all WestRock Stockholders and beneficial owners otherwise entitled to appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of WestRock Stock (as measured in accordance with subsection (g) of Section 262) or (b) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million (conditions (a) and (b), and the assumption that shares of WestRock Stock remain listed on a national securities exchange immediately before the Merger, are referred to in this summary as the “ownership thresholds”).
Under Section 262, where a merger proposal is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement/prospectus constitutes WestRock’s notice to WestRock Stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262). In connection with the Merger, any holder or beneficial owner of WestRock Stock who wishes to exercise appraisal rights, or who wishes to preserve such person’s right to do so, should review Section 262 carefully. Failure to comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of WestRock Stock, WestRock believes that if a WestRock Stockholder or beneficial owner is considering exercising appraisal rights, that person should seek the advice of legal counsel. A WestRock Stockholder or beneficial owner who loses his, her, or its appraisal rights will be entitled to receive the Merger Consideration as described in the Transaction Agreement upon surrender of the certificates that formerly represented such shares of WestRock Stock.
WestRock Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of WestRock Stock must fully comply with Section 262, which means doing, among other things, ALL of the following:
•
the person must not vote in favor of the Transaction Proposal;

•
the person must deliver to WestRock a written demand for appraisal before the vote is taken on the Transaction Proposal at the WestRock Special Meeting;

•
the person must continuously hold or beneficially own, as applicable, the shares from the date of making the demand through the effective date of the Merger (a stockholder or beneficial owner will lose appraisal rights if the person transfers the shares before the Merger Effective Time); and

•
the person, another stockholder or beneficial owner who has properly demanded appraisal or the Surviving Corporation must file a petition in the Court of Chancery requesting a determination of the “fair value” of the shares within 120 days after the effective date of the Merger. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.
If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of WestRock Stock.
Because a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Transaction Proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the Transaction Proposal, abstain or not vote its shares.
Making a Written Demand
Any holder or beneficial owner of WestRock Stock wishing to exercise appraisal rights must deliver to WestRock, before the vote on the Transaction Proposal at the WestRock Special Meeting, a written demand for the appraisal of the stockholder’s or beneficial owner’s shares. The person making the written demand must be a stockholder of record or a beneficial owner, as applicable, on the date the written demand for appraisal is made, and such person much continue to hold or beneficially own, respectively, the shares as to which such demand relates through the effective date of the Merger.
A person wishing to exercise appraisal rights must not vote or submit a proxy in favor of the Transaction Proposal either by ballot or by proxy. In the case of a holder of record of WestRock Stock, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Transaction Proposal, and it will cause such stockholder to lose his, her or its right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Transaction

Proposal or abstain from voting on the Transaction Proposal. In the case of a beneficial owner, brokers, banks and other nominees that hold shares of WestRock Stock in “street name” for their customers do not have discretionary authority to vote those shares on the Transaction Proposal without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the Transaction Proposal, and does not revoke such instruction prior to the vote on the Transaction Proposal, then such shares will be voted in favor of the Transaction Proposal, and it will cause such beneficial owner to lose his, her or its right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank or other nominee how to vote on the Transaction Proposal or must instruct such broker, bank or other nominee to vote against the Transaction Proposal or abstain from voting on such proposal.
Neither voting against the Transaction Proposal nor abstaining from voting or failing to vote on the Transaction Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Transaction Proposal. A proxy or vote against the Transaction Proposal will not constitute a demand. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Transaction Proposal at the Special Meeting will cause such person to lose her, her or its appraisal rights in connection with the Merger.
A demand for appraisal made by a WestRock Stockholders or beneficial owner should be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform WestRock of the identity of such stockholder or beneficial owner. In addition, in the case of a demand for appraisal made by a WestRock beneficial owner, the demand must also reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by subsection (f) of Section 262 (discussed further below).
Whether made by a WestRock Stockholder or a beneficial owner, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares in connection with the Merger. If the shares are held of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of such holder of record or beneficial owner, and if the shares are held of record or beneficially owned by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all such joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two or more joint stockholders or beneficial owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record holder or holders or beneficial owner or owners, respectively, and should expressly disclose that, in executing the demand, the agent is acting as agent for the record holder or holders or beneficial owner or owners, as applicable.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
WestRock Company
1000 Abernathy Road
Atlanta, Georgia 30328, United States
Attention: Corporate Secretary

Any holder or beneficial owner of WestRock Stock who has delivered a written demand to WestRock and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal in respect of some or all of such person’s shares and accept the Merger Consideration with respect to the shares subject to the withdrawal by delivering to WestRock a written withdrawal of the demand for appraisal within 60 days after the effective date of the Merger. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the Merger will require written approval of the Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed as to any person without the approval of such court, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal in respect of some or all of such person’s shares and accept the Merger Consideration with respect to the shares subject to the withdrawal within 60 days after the effective date of the effective date of the Merger.
Notice by the Surviving Corporation
If the Merger is consummated, within 10 days after the effective date of the Merger, the Surviving Corporation will notify each WestRock Stockholder who has properly made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the Transaction Proposal, and any beneficial owner who has demanded appraisal in such person’s name pursuant to Section 262, that the Merger has become effective.
Filing a Petition for Appraisal
Within 120 days after the effective date of the Merger, the Surviving Corporation or any WestRock Stockholder or beneficial owner who has demanded appraisal of such person’s shares and otherwise complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the fair value of the shares held by all persons entitled to appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and WestRock Stockholders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair values of shares of WestRock Stock. Accordingly, a WestRock Stockholder or beneficial owner who desires to have their shares appraised by the Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery within the time and in the manner prescribed in Section 262. The failure of a WestRock Stockholder or beneficial owner to file such a petition for appraisal within the period specified in Section 262 could nullify the person’s previous written demand for appraisal.
Within 120 days after the effective date of the Merger, any person who has complied with the requirements of Section 262 for the exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which WestRock received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of such common stock (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must give this statement to the requesting person within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by any person other than the Surviving Corporation, service of a copy thereof must be made upon the Surviving Corporation, which will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to in this summary as the “verified list”) containing the names and addresses of all persons who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all persons shown on the verified list at the addresses stated therein. The costs of these notices are borne by the Surviving Corporation. After notice to the stockholders and beneficial owners as required by the court, the Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the persons who demanded appraisal of their shares to submit their stock certificates (if any) to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to such person. The Court of Chancery will dismiss appraisal proceedings as to all WestRock Stockholders and beneficial owners who are otherwise entitled to appraisal rights if neither of the ownership thresholds is met. If a petition for appraisal is not timely filed, then all WestRock Stockholders’ and beneficial owners’ right to an appraisal will cease.
Determination of Fair Value
After determining the persons entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the “fair value” of the shares of WestRock Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will compound quarterly and accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date the judgment is paid. However, at any time before the Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery, and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
In determining “fair value,” the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
WestRock Stockholders and beneficial owners considering seeking appraisal should be aware that the “fair value” of their shares as so determined by the Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, “fair value” under Section 262. Although WestRock believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of “fair value” as determined by the Court of Chancery, and stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither WestRock nor Smurfit Kappa anticipates offering more than the Merger Consideration to any person exercising appraisal rights. Each of WestRock and Smurfit Kappa reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of WestRock Stock is less than the Merger Consideration.
Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. When the fair value of the shares is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled thereto and upon such terms and conditions as the Court of Chancery may order. The Court of Chancery’s decree may be enforced as other decrees in the Court of Chancery may be enforced. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith, the Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal not dismissed by the Court of Chancery pursuant to Section 262(k). In the absence of such determination or assessment, each party bears its own expenses.
From and after the effective date of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares will be entitled to vote such shares of WestRock Stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of WestRock Stock, if any, payable to WestRock Stockholders of record as of a time prior to the Merger Effective Time.
If any WestRock Stockholder or beneficial owner who demands appraisal of his, her or its shares of WestRock Stock under Section 262 fails to perfect, or otherwise loses, such person’s right to appraisal, such person’s shares WestRock Stock will be deemed to have been converted at the Merger Effective Time into the Merger Consideration, less applicable withholding taxes. A person will fail to perfect, or effectively lose, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger or if neither of the ownership thresholds is met. As described above, a person may validly withdraw such person’s demand for appraisal if the person delivers to the Surviving Corporation a written withdrawal of the person’s demand for appraisal in respect of some or all of such person’s shares and an acceptance of the Merger Consideration with respect to the shares subject to the withdrawal in accordance with Section 262.
Failure to comply with all of the procedures set forth in Section 262 may result in the loss of statutory appraisal rights. Consequently, any WestRock Stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
WESTROCK STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE TRANSACTION PROPOSAL WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.
The foregoing summary of the rights of WestRock Stockholders and beneficial owners to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by such persons to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262, which may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262). The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL.
Material U.S. Federal Income and Irish Tax Considerations
Material U.S. Federal Income Tax Considerations
The following discussion is a general summary based on present law of certain U.S. federal income tax considerations that may be relevant to (i) U.S. Holders and Non-U.S. Holders (each as defined below) of the Combination and (ii) to U.S. Holders of holding and disposing of Smurfit WestRock Shares after the Combination. The following does not constitute tax advice. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, judicial authorities and published positions of the IRS, all as currently in effect, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion is for general information purposes only and is not a complete description of all tax considerations that may be relevant to holders of Smurfit Kappa Shares or holders of WestRock Stock; it is not a substitute for tax advice. It applies only to holders that hold their Smurfit Kappa Shares or WestRock Stock, as applicable, and will hold the Smurfit WestRock Shares received in the Combination, as capital assets within the meaning of Section 1221(a) of the Code (generally, property held for investment). In addition, it does not describe all of the U.S. federal income tax considerations that may be relevant to a holder of Smurfit Kappa Shares or a holder of WestRock Stock in light of such holder’s particular circumstances, nor does it apply to holders subject to special rules under the U.S. federal income tax laws, such as banks or other financial institutions, insurance companies, tax-exempt entities and organizations, brokers or dealers in securities, currencies or commodities, traders in securities that elect a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities (including S-corporations) and investors therein, certain former citizens or former long-term residents of the United States, U.S. Holders whose “functional currency” is not the U.S. dollar, pension funds, individual retirement and other tax deferred accounts, “controlled foreign corporations,” “passive foreign investment companies,” “personal holding companies,” persons liable for any alternative minimum tax, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” persons that directly, indirectly or constructively own, or at any time during the five-year period ending on the Completion Date owned, 5% or more of the total combined voting power of Smurfit Kappa, WestRock or Smurfit WestRock voting stock or of the total value of Smurfit Kappa, WestRock or Smurfit WestRock’s equity interests, persons who received their Smurfit Kappa Shares or WestRock Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, holders of WestRock Stock who exercise appraisal rights, U.S. Holders that hold their Smurfit Kappa Shares or WestRock Stock, or who will hold the Smurfit WestRock Shares, in connection with a permanent establishment or fixed base outside the United States, or holders that hold their Smurfit Kappa Shares or WestRock Stock as part of a hedge, straddle, conversion, constructive sale or other integrated or risk reduction financial transaction. This summary also does not address any considerations relating to U.S. federal taxes other than the income tax (such as estate or gift taxes), any U.S. state and local, or non-U.S. tax laws or considerations, the Medicare tax on net investment income, any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or, except as expressly addressed below, any reporting requirements.
As used in this section, “U.S. Holder” means a beneficial owner of Smurfit Kappa Shares or WestRock Stock, as applicable, and, after the Combination, a beneficial owner of Smurfit WestRock Shares received in the Combination, that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.
A “Non-U.S. Holder” is a beneficial owner of Smurfit Kappa Shares or WestRock Stock, as applicable, and, after the Combination, a beneficial owner of Smurfit WestRock Shares received in the Combination, that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
The U.S. federal income tax treatment of a partner in a partnership for U.S. federal income tax purposes (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanging its Smurfit Kappa Shares or WestRock Stock, as applicable, in the Combination or holding or disposing of Smurfit WestRock Shares received in the Combination, generally will depend on the status of the partner and the activities of the partnership. Partnerships and persons treated as partners in partnerships that hold Smurfit Kappa Shares or WestRock Stock, as applicable, should consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of participating in the Combination and acquiring, owning and disposing of Smurfit WestRock Shares.
The following discussion does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the Combination or to the ownership and disposition of Smurfit WestRock Shares. All holders of Smurfit Kappa Shares or WestRock Stock, as applicable, should consult their own tax advisors as to the specific tax consequences to them of the Combination and of the ownership and disposition of Smurfit WestRock Shares, including with respect to reporting requirements and the applicability and effect of any U.S. federal, state, local, non-U.S. or other tax laws in light of their particular circumstances.
U.S. Federal Income Tax Treatment of Smurfit WestRock
A corporation organized under non-U.S. law, such as Smurfit WestRock, is generally treated as a foreign corporation for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule under which a corporation otherwise treated as a foreign corporation may be treated as a U.S. corporation for U.S. federal income tax purposes if, following an acquisition of a U.S. corporation by the foreign corporation, at least 80% of the acquiring foreign corporation’s stock (by vote or value) is considered to be held by former shareholders of the U.S. corporation by reason of holding stock of such U.S. corporation (such percentage is referred to as the “ownership percentage”), and the “expanded affiliated group” which includes the acquiring foreign corporation does not have “substantial business activities” in the country in which the acquiring foreign corporation was created or organized. If Smurfit WestRock were to be treated as a U.S. corporation for U.S. federal income tax purposes, Smurfit WestRock and its subsidiaries could be subject to substantial additional U.S. federal income tax liability, and U.S. withholding taxes may apply to payments made to Smurfit WestRock shareholders.
In addition, even if Smurfit WestRock were not treated as a U.S. corporation, Section 7874 of the Code may cause Smurfit WestRock to be subject to certain unfavorable U.S. federal income tax rules in the event that the ownership percentage attributable to former WestRock Stockholders is at least 60% and the “expanded affiliated group” which includes the acquiring foreign corporation does not have “substantial business activities” in the country in which the acquiring foreign corporation was created or organized. If Smurfit WestRock were to be subject to these rules, Smurfit WestRock and its subsidiaries could be subject to adverse tax consequences including restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction and its U.S. shareholders could be subject to a higher rate of tax on any dividends.
Based on the percentage of Smurfit WestRock Shares to be received by WestRock Stockholders in the Combination and current law, Smurfit WestRock does not currently expect Section 7874 of the Code to apply so as to cause Smurfit WestRock to be treated as a U.S. corporation or otherwise subject Smurfit WestRock to certain unfavorable tax rules for U.S. federal income tax purposes. However, the ownership of Smurfit WestRock for purposes of Section 7874 of the Code must be finally determined after Completion, by which time there could be adverse changes to the relevant facts and circumstances. In addition, the rules for determining ownership under Section 7874 of the Code are complex, unclear and subject to change. Accordingly, there can be no assurance that the IRS would not assert that Smurfit WestRock should be treated as a U.S. corporation for U.S. federal income tax purposes or that such an assertion would not be sustained by a court.
Holders are urged to consult with their tax advisors regarding the potential application of Section 7874 of the Code and the Treasury Regulations promulgated thereunder to the Combination. The remainder of this discussion assumes that Smurfit WestRock will not be treated as a U.S. corporation by reason of Section 7874 of the Code.

Tax Consequences of the Combination
Smurfit Kappa Share Exchange
Tax Consequences to Holders of Smurfit Kappa Shares
Unless otherwise noted, the legal conclusions set forth under this section “— Material U.S. Federal Income Tax Considerations — Tax Consequences of the Combination — Smurfit Kappa Share Exchange” relating to the material U.S. federal income tax consequences of the Smurfit Kappa Share Exchange to U.S. Holders and Non-U.S. Holders of Smurfit Kappa Shares, and subject to the limitations, assumptions and qualifications described herein and in the opinion filed as Exhibit 8.1, are the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Smurfit Kappa.
For U.S. federal income tax purposes, the Smurfit Kappa Share Exchange is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, this conclusion is not free from doubt, and the receipt of an opinion from counsel on the qualification of the Smurfit Kappa Share Exchange as a “reorganization” for U.S. federal income tax purposes is not a condition to the Smurfit Kappa Share Exchange. Smurfit Kappa, WestRock and Smurfit WestRock have not sought and will not seek any ruling from the IRS regarding the qualification of the Smurfit Kappa Share Exchange as a “reorganization” within the meaning of Section 368(a) of the Code. Consequently, there can be no assurance that the IRS will not challenge the qualification of the Smurfit Kappa Share Exchange as a “reorganization” or that a court would not sustain such a challenge. If the Smurfit Kappa Share Exchange does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of Smurfit Kappa Shares will recognize gain or loss for U.S. federal income tax purposes on the receipt of Smurfit WestRock Shares in exchange for Smurfit Kappa Shares pursuant to the Smurfit Kappa Share Exchange.
If the Smurfit Kappa Share Exchange qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Smurfit Kappa Share Exchange to U.S. Holders and Non-U.S. Holders of Smurfit Kappa Shares generally are as follows:
•
a U.S. Holder or Non-U.S. Holder of Smurfit Kappa Shares will not recognize gain or loss upon the exchange of such holder’s Smurfit Kappa Shares for Smurfit WestRock Shares pursuant to the Smurfit Kappa Share Exchange;

•
the aggregate tax basis of the Smurfit WestRock Shares such U.S. Holder or Non-U.S. Holder of Smurfit Kappa Shares receives pursuant to the Smurfit Kappa Share Exchange will be equal to the aggregate tax basis of the Smurfit Kappa Shares exchanged therefor; and

•
the holding period of the Smurfit WestRock Shares received by a U.S. Holder or Non-U.S. Holder pursuant to the Smurfit Kappa Share Exchange will include such holder’s holding period of the Smurfit Kappa Shares surrendered in exchange therefor.

The Merger
Tax Consequences for U.S. Holders of WestRock Stock
In General
The receipt of Smurfit WestRock Shares and cash in exchange for WestRock Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion below relating to the potential application of Section 304 of the Code under “— Potential Application of Section 304 of the Code to U.S. Holders of WestRock Stock That Also Own Smurfit WestRock Shares” a U.S. Holder of WestRock Stock that receives Smurfit WestRock Shares and cash pursuant to the Merger will generally recognize taxable gain or loss equal to the difference between (1) the sum of the fair market value of the Smurfit WestRock Shares and any cash received as consideration in the Merger and (2) such U.S. Holder’s adjusted tax basis in the WestRock Stock surrendered in the exchange. U.S. Holders must determine such gain or loss separately for separate blocks of WestRock Stock held by such holder (i.e., shares acquired at different times and prices).

Any gain or loss recognized by a U.S. Holder on the receipt of Smurfit WestRock Shares and cash for WestRock Stock generally will be capital gain or loss and will be long-term capital gain or loss if a U.S. Holder’s holding period in such shares exceeds one year at the time of the Merger. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible to be taxed at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in the Smurfit WestRock Shares it receives in the Merger will equal the fair market value of such shares. All U.S. Holders are urged to consult their own tax advisors as to the consequences of the exchange of WestRock Stock for Smurfit WestRock Shares pursuant to the Merger.
Potential Application of Section 304 of the Code to U.S. Holders of WestRock Stock That Also Own Smurfit WestRock Shares
The receipt of consideration by holders of WestRock Stock in the Merger may be subject to Section 304 of the Code. As a result, and as further described below, instead of recognizing taxable gain or loss as described above, a holder of WestRock Stock whose percentage ownership interest in Smurfit WestRock (including by attribution) immediately after the Merger is not lower than its percentage ownership interest in WestRock (including by attribution) prior to the Merger by an amount that satisfies the “substantially disproportionate” or “not essentially equivalent to a dividend” tests described below, may recognize as dividend income in an amount up to the sum of the fair market value of the Smurfit WestRock Shares and the amount of cash received in the Merger, regardless of its gain realized in the Merger. The percentage ownership of a holder in Smurfit WestRock immediately after the Merger will be determined after taking into account sales (or purchases) of shares of Smurfit WestRock made by such holder (or by persons whose shares are attributed to such holder) in connection with the Combination.
If Section 304 of the Code applies to the Merger, the distribution treatment under Section 304 will only apply to a U.S. Holder if the U.S. Holder’s receipt of Smurfit WestRock Shares and cash in exchange for its WestRock Stock in the Merger is not “substantially disproportionate” or is “not essentially equivalent to a dividend.” That determination generally requires a comparison of (x) the percentage of the outstanding stock of WestRock Stock that a U.S. Holder is deemed actually and constructively to have owned immediately before the Merger and (y) the percentage of the outstanding stock of Smurfit WestRock that is actually and constructively owned by such U.S. Holder immediately after the Merger.
The Merger will generally result in a “substantially disproportionate” exchange with respect to a holder if the percentage described in (y) above is less than 80% of the percentage described in (x) above. Whether the Merger results in an exchange that is “not essentially equivalent to a dividend” with respect to a holder will depend on such holder’s particular circumstances. At a minimum, however, for the Merger to be “not essentially equivalent to a dividend,” it must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of WestRock Stock, as determined by comparing the percentage described in (y) above to the percentage described in (x) above. The IRS has indicated that a minority shareholder in a publicly traded corporation will experience a “meaningful reduction” if the minority shareholder (i) has a minimal percentage stock interest, (ii) exercises no control over corporate affairs and (iii) experiences any reduction in its percentage stock interest.
In applying the above tests, a holder may, under constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase stock in addition to the stock actually owned by the holder. In addition, as noted above, sales (or purchases) of WestRock Stock and Smurfit WestRock Shares made by such holder (or by persons whose shares are attributed to the holder) in connection with the Merger will be taken into account. Holders should consult their own tax advisors regarding the application of these tests to them in light of their particular circumstances.
If, as described above, a U.S. Holder is treated as receiving a distribution under Section 304 of the Code in respect of the Smurfit WestRock Shares and cash such holder receives in the Merger, such distribution will generally constitute a dividend for U.S. federal income tax purposes (in an amount equal to the fair market value of the Smurfit WestRock Shares and cash received) to the extent of such U.S. Holder’s allocable share of WestRock’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Non-corporate U.S. Holders may be eligible for a reduced rate of taxation on the deemed dividend arising under Section 304. To the extent that a corporate U.S. Holder of WestRock Stock is treated as having received a dividend pursuant to Section 304, such dividend may constitute an

“extraordinary dividend” within the meaning of Section 1059 of the Code. Corporate U.S. Holders of WestRock Stock are urged to consult their own tax advisors as to the impact of receiving an extraordinary dividend in light of their facts and circumstances.
To the extent that the amount of any distribution under Section 304 exceeds a U.S. Holder’s allocable share of WestRock’s current and accumulated earnings and profits for the taxable year of the Merger, the distribution will constitute a return of capital that will be first applied against and reduce (but not below zero) a U.S. Holder’s adjusted tax basis in its WestRock Stock, and to the extent the amount of the distribution exceeds such tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. The amount of any such gain will be taxed as described above under “— In General.”
Section 304 of the Code and the Treasury Regulations and guidance thereunder are complex. A holder that actually or constructively owns WestRock Stock and actually or constructively owns Smurfit Kappa Shares (and will actually or constructively own Smurfit WestRock Shares issued in exchange for such Smurfit Kappa Shares pursuant to the Smurfit Kappa Share Exchange) in connection with Combination should consult its own tax advisor with respect to the application of Section 304 of the Code to its facts and circumstances, and regarding the potential desirability of selling its shares in either WestRock or Smurfit Kappa before the Combination.
Tax Consequences for Non-U.S. Holders of WestRock Stock
In General
Subject to the discussion below relating to the potential application of Section 304 of the Code under “— Potential Application of Section 304 of the Code to Non-U.S. Holders of WestRock Stock That Also Own Smurfit WestRock Shares,” and subject to the discussion below under “— Information Reporting and Backup Withholding,” a Non-U.S. Holder that exchanges WestRock Stock for Smurfit WestRock Shares and cash in the Merger generally will not be subject to U.S. federal income or withholding tax on any gain recognized as a result of the Merger unless:
•
the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base of such Non-U.S. Holder in the United States); or

•
the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax in the same manner as if such holder were a U.S. person, as described above under “— Tax Consequences for U.S. Holders of WestRock Stock.” A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Any gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any, provided that the holder has timely filed U.S. federal income tax returns with respect to such losses.
Potential Application of Section 304 of the Code to Non-U.S. Holders of WestRock Stock That Will Also Own Smurfit WestRock Shares
As discussed above under “— Potential Application of Section 304 of the Code to U.S. Holders of WestRock Stock That Also Own Smurfit WestRock Shares,” the receipt of consideration by Holders of WestRock Stock in the Merger may be subject to Section 304 of the Code. If Section 304 applies, under the circumstances described in that discussion above, certain Non-U.S. Holders of WestRock Stock may be treated as receiving a dividend in an amount up to the sum of the fair market value of the Smurfit WestRock Shares and cash received in the Merger. The payment of any portion of the Merger Consideration that is treated as a dividend to a Non-U.S. Holder as a result of the application of Section 304 of the Code generally will be subject to U.S. withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Because the application of Section 304 of the Code depends on a non-U.S. Holder’s particular facts and circumstances, and because it is not possible to determine the amount of current and accumulated earnings and profits until the end of the taxable year in which the Merger occurs, withholding agents may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes as a result of the Merger. Therefore, withholding agents may withhold at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of the Merger Consideration paid to all Non-U.S. Holders, unless a withholding agent has established special procedures allowing Non-U.S. Holders that are exempt from such withholding tax (or eligible for a reduced rate of withholding under an applicable tax treaty) to certify their exemption to the withholding agent. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder claiming such reduced rate will be required to deliver a properly completed and executed Form W-8BEN or W-8BEN-E to the applicable withholding agent. Non-U.S. Holders may seek a refund from the IRS of any over withheld amounts.
Section 304 of the Code and the Treasury Regulations and guidance thereunder are complex. A Non-U.S. Holder that actually or constructively owns WestRock Stock and actually or constructively owns Smurfit Kappa Shares (and will actually or constructively own Smurfit WestRock Shares issued in exchange for such Smurfit Kappa Shares pursuant to the Smurfit Kappa Share Exchange) in connection with the Combination, should consult its own tax advisor with respect to the application of Section 304 of the Code to its particular facts and circumstances. A Non-U.S. Holder of WestRock Stock that also owns Smurfit Kappa Shares should consult its own tax advisors regarding the potential desirability of selling its shares in either WestRock or Smurfit Kappa before the Combination.
Information Reporting and Backup Withholding
The receipt by a U.S. Holder of WestRock Stock in the Merger of Smurfit WestRock Shares and cash may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Payments that are subject to information reporting may also be subject to backup withholding, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such holder is not subject to backup withholding, or otherwise establishes an exemption. Non-U.S. Holders of WestRock Stock may be required to comply with certification and identification procedures to establish an exemption from information reporting and backup withholding on receipt of Smurfit WestRock Shares and cash in the Merger. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Ownership and Disposition of Smurfit WestRock Shares
U.S. Holders
Distributions
Subject to the discussion below under the subsection entitled “— Passive Foreign Investment Company Rules,” the gross amount of any distributions with respect to Smurfit WestRock Shares (including the amount of any non-U.S. withholding taxes with respect to such distribution), generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of Smurfit WestRock’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be first applied against and reduce (but not below zero) a U.S. Holder’s adjusted tax basis in its Smurfit WestRock Shares. Any remaining excess will be treated as gain recognized on the sale or other taxable disposition of Smurfit WestRock Shares, and will be treated as described below under the subsection entitled “— Sale, Taxable Exchange or Other Taxable Disposition.” However, Smurfit WestRock does not expect to maintain contemporaneous calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. A U.S. Holder should therefore assume that any distribution by Smurfit WestRock with respect to the Smurfit WestRock Shares will be reported as dividend income.
Any dividends paid by Smurfit WestRock generally will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Subject to the discussion below under the subsection entitled “— Passive Foreign Investment Company Rules,” certain dividends received from a “qualified foreign corporation” by eligible non-corporate U.S. Holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. For these purposes, a foreign corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. The U.S. Treasury Department has determined that the income tax treaty between Ireland and the United States meets these requirements, and Smurfit WestRock believes that it is eligible for benefits under such tax treaty. A foreign corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on the NYSE (which Smurfit WestRock Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Smurfit WestRock Shares will be considered readily tradable on an established securities market in the current or future taxable years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Smurfit WestRock’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Notwithstanding the foregoing, Smurfit WestRock will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules” below.
Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date the dividend is includible in the U.S. Holder’s income, whether the currency is converted into U.S. dollars or not at that time. A U.S. Holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are received, a U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.
Subject to applicable limitations that may vary depending upon the circumstances, foreign taxes withheld from dividends on Smurfit WestRock Shares may be treated as foreign taxes eligible for credit against a U.S. Holder’s federal income tax liability under the U.S. foreign tax credit rules. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex and, therefore, holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.
Sale, Taxable Exchange or Other Taxable Disposition
Subject to the discussion below under the subsection entitled “— Passive Foreign Investment Company Rules,” in the event of any future sale or other taxable disposition of Smurfit WestRock Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in the disposed Smurfit WestRock Shares. Any such capital gain or loss generally will be long-term capital gain or loss if a U.S. Holder’s holding period for the disposed Smurfit WestRock Shares exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible to be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules
A foreign corporation, such as Smurfit WestRock, will be classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for any taxable year in which, after the application of certain look-through rules, either: (i) 75% or more of its gross income for such taxable year is “passive income” as defined in the relevant provisions of the Code (e.g., dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains), or (ii) 50% or more of the total value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce “passive income” or are held for the production of “passive income.” Although it is not free from doubt, based on the expected composition of Smurfit WestRock’s (and its wholly owned subsidiaries’) gross assets and income and the manner in which Smurfit WestRock (and its wholly owned subsidiaries) will operate its business, Smurfit WestRock does not believe that it will be classified as a PFIC for U.S. federal income tax purposes for the taxable year that includes the Combination. However, the determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations and generally cannot be determined until the close of the taxable year in question. Accordingly, there can be no assurance that Smurfit WestRock will not be a PFIC for the taxable year that includes the Combination or any future taxable year.
If Smurfit WestRock is a PFIC in any taxable year during which a U.S. Holder owns Smurfit WestRock Shares, such U.S. Holder could be liable for additional taxes and interest charges upon certain distributions by Smurfit WestRock and on any gain recognized on a sale, exchange or other disposition, including a pledge, of the Smurfit WestRock Shares, whether or not Smurfit WestRock continues to be a PFIC. In addition, certain annual tax reporting would be required. U.S. Holders should consult their tax advisors concerning the tax consequences to them if Smurfit WestRock is a PFIC and certain tax elections such U.S. Holders may wish to make to mitigate any adverse tax consequences that might arise in the event that Smurfit WestRock is a PFIC.
Information Reporting and Backup Withholding
Generally, information reporting requirements may apply in connection with cash payments made to U.S. Holders in respect of Smurfit WestRock Shares. Backup withholding tax may apply to amounts subject to reporting unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such holder is not subject to backup withholding, or otherwise establishes an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
THE DISCUSSION ABOVE IS BASED ON CURRENT LAW. LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THE STATEMENTS SET FORTH THEREIN. THE DISCUSSION ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, A HOLDER’S INDIVIDUAL CIRCUMSTANCES NOR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE COMBINATION AND THE OWNERSHIP AND DISPOSITION OF SMURFIT WESTROCK SHARES.
Irish Tax Considerations
Scope of Summary
The following is a general summary of the material Irish tax considerations of (a) the Combination generally expected to be applicable to certain beneficial owners of Smurfit Kappa Shares and WestRock

Stock; and (b) owning and disposing of Smurfit WestRock Shares after the Combination. The summary contained in this section is based on Smurfit Kappa’s understanding of existing Irish tax laws and the published practice of the Revenue Commissioners of Ireland (“Irish Revenue”) at the date of this proxy statement/prospectus. Legislative, administrative or judicial changes may modify the tax consequences described in this section, possibly with retroactive effect. Furthermore, Smurfit Kappa can provide no assurances that the tax consequences contained in this summary will not be challenged by Irish Revenue or will be sustained by an Irish court if they were to be challenged.
The following summary does not constitute tax advice and is intended only as a general guide. The following summary is not exhaustive and Smurfit Kappa Shareholders, WestRock Stockholders and Smurfit WestRock Shareholders should consult their own tax advisors about the Irish tax consequences (and the tax consequences under the laws of other relevant jurisdictions), which may arise as a result of the Combination and the acquisition, ownership and disposition of Smurfit WestRock Shares in the future. Furthermore, the following summary applies only to Smurfit Kappa Shareholders and WestRock Stockholders who currently hold, and Smurfit WestRock Shareholders who will hold, their shares as capital assets and does not apply to all categories of ordinary shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes, pension funds or ordinary shareholders who have, or who are deemed to have, acquired their ordinary shares by virtue of an office or employment and such persons may be subject to special rules.
Taxation of Chargeable Gains
The current rate of tax on chargeable gains in Ireland is thirty-three percent (33%).
The Smurfit Kappa Share Exchange
Smurfit Kappa Shareholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes should not be liable for Irish CGT on the disposal of their Smurfit Kappa Shares pursuant to the Smurfit Kappa Share Exchange, unless such shares were used in or for the purposes of a trade carried on by the shareholder in Ireland through a branch or agency, or were used or held or acquired for use by or for the purposes of the branch or agency.
Smurfit Kappa Shareholders who are resident or ordinarily resident for tax purposes in Ireland, or who have used their shares in or for the purposes of a trade carried on by the shareholder in Ireland through a branch or agency, or whose shares were used or held or acquired for use by or for the purposes of such a branch or agency will, subject to the availability of any exemptions and reliefs (for example, company amalgamation relief, which would operate to treat the Smurfit WestRock Shares received as part of the Smurfit Kappa Share Exchange as the same asset (which was acquired at the same time and for the same consideration), as the Smurfit Kappa Shares exchanged), generally be within the charge to Irish CGT in relation to the Smurfit Kappa Share Exchange. Such shareholders should consult their own tax advisors as to the Irish tax consequences of the Smurfit Kappa Share Exchange.
A Smurfit Kappa Shareholder who is an individual and is temporarily not resident in Ireland may, in certain circumstances under Irish anti-avoidance legislation, still be liable for Irish CGT on any chargeable gain realized upon the subsequent disposal of Smurfit Kappa Shares during the period in which such individual is a non-Irish tax resident.
The Securities Depository Transfer
Smurfit WestRock Shareholders should not be liable for Irish CGT on the Securities Depository Transfer on the basis that the Securities Depository Transfer should not be treated as giving rise to a disposal of the beneficial ownership of the Euroclear Smurfit WestRock Shares for Irish CGT purposes.
The Merger
WestRock Stockholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes should not be liable for Irish CGT on the cancellation of their WestRock Stock pursuant to the Merger.

WestRock Stockholders who are resident or ordinarily resident for tax purposes in Ireland will, subject to the availability of any exemptions and reliefs (for example, company amalgamation relief, which would operate to treat the Smurfit WestRock Shares received as part of the Merger as the same asset, (which was acquired at the same time and for the same consideration) as the WestRock Stock exchanged), generally be within the charge to Irish CGT in relation to the Merger. Such shareholders should consult their own tax advisors as to the Irish tax consequences of the Merger.
A WestRock Stockholder who is an individual and is temporarily not resident in Ireland for Irish tax purposes may, in certain circumstances under Irish anti-avoidance legislation, still be liable for Irish CGT on any chargeable gain realized upon the subsequent disposal of WestRock Stock during the period in which such individual is non-Irish tax resident.
Post-Combination
Smurfit WestRock Shareholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes should not be liable for Irish CGT on a subsequent disposal of their Smurfit WestRock Shares unless such shares are used in or for the purposes of a trade carried on by the shareholder in Ireland through a branch or agency, or are used or held or acquired for use by or for the purposes of the branch or agency.
Smurfit WestRock Shareholders who are resident or ordinarily resident for tax purposes in Ireland will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish CGT on the disposal of Smurfit WestRock Shares. Such shareholders should consult their own tax advisors as to the Irish tax consequences of any such disposal.
A Smurfit WestRock Shareholder who is an individual and is temporarily not resident in Ireland may, in certain circumstances under Irish anti-avoidance legislation, still be liable for Irish CGT on any chargeable gain realized upon the subsequent disposal of Smurfit WestRock Shares during the period in which such individual is a non-Irish tax resident.
Irish Stamp Duty
The rate of Irish stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the greater of the price paid or the market value of the shares acquired. Where Irish stamp duty arises, it is generally a liability of the transferee. However, in the case of a gift or transfer at less than fair market value, all parties to the transfer are jointly and severally liable.
The Smurfit Kappa Share Exchange
No Irish stamp duty should be payable by the Smurfit Kappa Shareholders on the issuance of the Smurfit WestRock Shares or the transfer of the Smurfit Kappa Shares pursuant to the Smurfit Kappa Share Exchange.
The Securities Depository Transfer
Smurfit WestRock Shareholders should not have a liability to Irish stamp duty in respect of the Securities Depository Transfer to the extent that:
•
there is no change in the beneficial ownership of the relevant Euroclear Smurfit WestRock Shares as a result of the transfer of such Euroclear Smurfit WestRock Shares into DTC; and

•
the transfer into DTC is not effected in contemplation of a sale of such Euroclear Smurfit WestRock Shares by a beneficial owner to a third party.

The Merger
No Irish stamp duty should be payable in respect of the Merger.
Post-Combination
Following the Combination, Irish stamp duty may be payable in respect of transfers of Smurfit WestRock Shares, depending on the manner in which the Smurfit WestRock Shares are held and the way in which transfers of the Smurfit WestRock Shares are effected. Smurfit WestRock expects to enter into arrangements with DTC to allow the Smurfit WestRock Shares to be settled through the facilities of DTC. As such, the summary below discusses separately, Smurfit WestRock Shareholders who hold their Smurfit WestRock Shares through DTC and those who do not.
Shares Held Through DTC
A transfer of Smurfit WestRock Shares effected by means of the transfer of book entry interests through DTC should not be subject to Irish stamp duty.
Shares Held Outside of DTC or Transferred Into or Out of DTC
A transfer of Smurfit WestRock Shares other than by means of the transfer of book-entry interests through DTC will generally be subject to Irish stamp duty at the current rate of 1% on the greater of the price paid or the market value of the relevant shares, including a transfer of Depositary Interests within the CREST System.
Smurfit WestRock Shareholders wishing to transfer their shares into (or out of) DTC after the Combination may do so without giving rise to Irish stamp duty provided:
•
there is no change in the beneficial ownership of such shares as a result of the transfer; and

•
the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

Dividend Withholding Tax
DWT should not arise on the Combination.
Following the Combination, unless exempted, a withholding tax (currently at a rate of 25%) will apply to dividends or other distributions paid by Smurfit WestRock. The withholding tax requirement will not apply to distributions paid to certain categories of Irish tax resident Smurfit WestRock Shareholders and certain categories of non-Irish tax resident Smurfit WestRock Shareholders.
Smurfit WestRock Shares held by Irish tax residents
The following Irish tax resident Smurfit WestRock Shareholders are exempt from DWT if they are beneficially entitled to such distribution and if, on a timely basis in advance of the payment of any relevant distribution, Computershare Trust Company NA or other transfer agent (the “Transfer Agent”), or in respect of such Smurfit WestRock Shares held in uncertified form, any qualifying intermediary appointed by Smurfit WestRock, has received from the holder, an appropriate declaration of entitlement to exemption:
•
Irish resident companies;

•
pension schemes approved by Irish Revenue;

•
qualifying fund managers or qualifying savings managers in relation to approved retirement funds or approved minimum retirement funds;

•
Personal Retirement Savings Account (“PRSA”) administrators who receive the relevant distribution as income arising in respect of the PRSA assets;

•
Pan-European Pension Product (“PEPP”) providers who receive the relevant distribution as income arising in respect of the PEPP assets;

•
qualifying employee share ownership trusts;

•
collective investment undertakings;

•
tax-exempt charities;

•
designated brokers receiving the distribution for special portfolio investment accounts;

•
persons who are entitled to exemption from Irish income tax on distributions in respect of an investment in whole or in part of payments received from a civil action or from the Personal Injuries Assessment Board for damages in respect of a mental or physical infirmity;

•
certain qualifying trusts established for the benefit of an incapacitated individual and / or persons in receipt of income from such a qualifying trust;

•
persons entitled to exemption from Irish income tax by virtue of section 192(2) of the Taxes Consolidation Act (“TCA”) 1997;

•
certain pension schemes authorised by a country with which Ireland has a Tax Information Exchange Agreement pursuant to section 826(1B) of the TCA;

•
unit trusts to which section 731(5)(a) of the TCA applies; or

•
certain Irish Revenue approved amateur and athletic sport bodies.

Smurfit WestRock Shares held by non-Irish tax residents
The following non-Irish tax resident Smurfit WestRock Shareholders are exempt from DWT if they are beneficially entitled to the distribution and (subject to the section entitled “Smurfit WestRock Shares Held by U.S. Residents” below), if, on a timely basis in advance of the payment of any relevant distribution, the Transfer Agent or, in respect of Smurfit WestRock Shares held in uncertified form, any qualifying intermediary appointed by Smurfit WestRock, has received from the holder of such shares an appropriate declaration of entitlement to exemption:
•
persons (other than a company) who (i) are neither tax resident nor ordinarily resident in Ireland; and (ii) are resident for tax purposes in (a) an EU member state or European Economic Area state other than Ireland; or (b) a country with which Ireland has a double tax treaty (“DTT Country”);

•
companies not tax resident in Ireland which are (i) tax resident in an EU member state, European Economic Area state or DTT Country; and (ii) not under the control, whether directly or indirectly, of a person or persons who is or are tax resident in Ireland;

•
companies not tax resident in Ireland which are directly or indirectly under the control of a person or persons who is or are, by virtue of the law of a DTT Country, an EU member state or European Economic Area state, resident for tax purposes in a DTT Country, EU member state or European Economic Area state other than Ireland and who is or are not under the control, whether directly or indirectly, of a person or persons who is or are not resident for tax purposes in a DTT Country, an EU member state or European Economic Area state;

•
companies not tax resident in Ireland, the principal class of shares of which is substantially and regularly traded on a recognized stock exchange in a DTT Country, an EU member state or European Economic Area state including Ireland or on an approved stock exchange; or

•
companies not tax resident in Ireland that are 75% subsidiaries of a single company, or are wholly owned by two or more companies, in either case the principal class of shares of which is or are substantially and regularly traded on a recognized stock exchange in a DTT Country or an EU member state or European Economic Area state, including Ireland or on an approved stock exchange.

For non-Irish tax resident Smurfit WestRock Shareholders that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such Smurfit WestRock Shareholders to rely on the provisions of a double tax treaty to which Ireland is a party to reduce the rate of DWT.
In order to ensure sufficient time to process the receipt of DWT forms, a Smurfit WestRock Shareholder, where required, must furnish the relevant DWT form to:
•
its broker (with the relevant information further transmitted to any qualifying intermediary appointed by Smurfit WestRock) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of Smurfit WestRock Shares by the broker) if its Smurfit WestRock Shares are held in uncertified form; or

•
the Transfer Agent at least seven Business Days before the record date of the distribution if its Smurfit WestRock Shares are held in ‘registered form.’

Smurfit WestRock Shares held by U.S. tax residents
A submission has been made to Irish Revenue to confirm that distributions paid in respect of Smurfit WestRock Shares owned by U.S. tax residents and held through DTC will not be subject to DWT provided the address of the beneficial owner of such shares in the records of the broker holding such shares is in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Smurfit WestRock).
A submission has also been made to Irish Revenue to confirm that distributions paid in respect of Smurfit WestRock Shares owned by U.S. tax residents and held directly (outside of DTC) will not be subject to DWT provided that the shareholder has completed the appropriate DWT form (as per the section of this proxy statement/prospectus entitled “Smurfit WestRock Shares Held by Non-Irish tax residents”) and this form remains valid or provides a Form IRS 6166. Such shareholders must provide the appropriate DWT form or Form IRS 6166 to the qualifying intermediary or Transfer Agent at least seven Business Days before the record date for the relevant distribution.
If any Smurfit WestRock Shareholder resident in the U.S. receives a distribution from which DWT has been withheld, the Smurfit WestRock Shareholder may be entitled to apply for a refund of such DWT from Irish Revenue, provided the Smurfit WestRock Shareholder is beneficially entitled to the distribution.
Smurfit WestRock Shares held by other persons
Smurfit WestRock Shareholders that do not fall within any of the categories referred to above may fall within other exemptions from DWT. If any Smurfit WestRock Shareholders are exempt from DWT, but receive distributions subject to DWT, such Smurfit WestRock Shareholders may apply for refunds of such DWT from Irish Revenue.
Distributions paid in respect of Smurfit WestRock Shares held through DTC that are owned by a partnership formed under the laws of a DTT Country and where all the partners are resident in a DTT Country should be entitled to an exemption from DWT if all of the partners complete the appropriate DWT forms (or in the case of U.S. tax resident partners, to provide a completed IRS Form 6166) and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Smurfit WestRock) before the record date for the distribution. If any partner in the partnership is not a resident of a DTT Country, no partner is entitled to the exemption from DWT.
Qualifying Intermediary
Prior to paying any distribution, Smurfit WestRock will execute an agreement with an entity that is recognized by Irish Revenue as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of the Smurfit WestRock Shares that are held through DTC (“Deposited Securities”). The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co, as nominee for DTC, any dividend or other distribution in cash with respect to the Deposited Securities after Smurfit WestRock delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.
Smurfit WestRock will rely on information received directly or indirectly from its qualifying intermediary, brokers and its Transfer Agent in determining where Smurfit WestRock Shareholders are resident, whether they have provided the required U.S. tax information and whether they have provided the required DWT forms.
Links to various DWT forms are available at https://www.revenue.ie/en/companies-and-charities/dividend-withholding-tax/exemptions-for-non-residents.aspx. Such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.
Income Tax on Dividends Paid on Smurfit WestRock Shares
Irish income tax may arise for certain persons in respect of distributions received from Irish resident companies.
A non-Irish tax resident Smurfit WestRock Shareholder that is entitled to an exemption from DWT will generally have no Irish income tax or USC liability on a distribution from Smurfit WestRock. A non-Irish tax resident Smurfit WestRock Shareholder that is not entitled to an exemption from DWT, and therefore is subject to DWT, generally will have no additional Irish income tax liability or USC liability. The DWT deducted by Smurfit WestRock should discharge the Irish income tax liability and USC liability.
Capital Acquisitions Tax
Irish CAT should not arise upon the Combination.
Following the Combination, a gift or inheritance of Smurfit WestRock Shares (including Depositary Interests and shares held through DTC) should be within the charge to CAT notwithstanding that the donor or the donee/successor in relation to such gift or inheritance is domiciled and resident outside Ireland. This is because Smurfit WestRock Shares are regarded as property situated in Ireland for CAT purposes.
CAT is currently charged at a rate of 33% above a tax-free threshold, subject to available reliefs and exemptions. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee; and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT, as are gifts to certain charities. Children currently have a lifetime tax-free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents. There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.
Depositary Interests may also be treated as assets situated in the United Kingdom for the purposes of UK inheritance tax. Accordingly, the death of a holder of Depositary Interests or a gift of Depositary Interests by a holder may give rise to a liability to UK inheritance tax, even if the holder is neither domiciled nor deemed to be domiciled in the United Kingdom. To the extent that the same event gives rise to CAT and UK inheritance tax, relief may be available under the Convention between the United Kingdom and Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Estates of Deceased Persons and Inheritances and on Gifts dated 7 December 1977. Holders for whom this may be relevant should consult their own tax advisors.
US citizens or US domiciled persons for federal estate tax purposes who hold Smurfit WestRock Shares or Depositary Interests may fall within the charge to Federal Estate Tax or other US transfer taxes on a gift or inheritance of those Smurfit WestRock Shares. Where CAT arises on the same event, a credit may be available but only insofar as the event concerned is an inheritance, for any CAT paid under the Convention between the Government of Ireland and the Government of the United States for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on the estates of Deceased Persons. Smurfit WestRock Shareholders for whom this may be relevant should consult their own tax advisors.
The Irish tax considerations summarized above are for general information only and are not intended to provide any definitive tax representations to Smurfit Kappa Shareholders, WestRock Stockholders and Smurfit WestRock Shareholders. Each Smurfit Kappa Shareholder, WestRock Stockholders and Smurfit WestRock Shareholder should consult their own tax advisor as to the tax consequences that may apply to such shareholder.
Accounting Treatment
The Merger will be accounted for as a business combination under GAAP. In accordance with ASC 805, as Smurfit WestRock will have had no historical operations and no material assets prior to the Smurfit Kappa Share Exchange, Smurfit Kappa will be treated as the accounting acquirer of WestRock. In identifying Smurfit Kappa as the accounting acquirer, Smurfit WestRock based its conclusion primarily on the following: (i) it is anticipated that the existing Smurfit Kappa Shareholders will hold a majority of the common stock of Smurfit WestRock upon Completion; (ii) a majority of the members of the Smurfit WestRock Board following the Combination, including the Chair of the Smurfit WestRock Board, will be current members of the Smurfit Kappa Board of Directors; (iii) the Group Chief Executive Officer and the Group Chief Financial Officer of Smurfit Kappa will serve as President and Group Chief Executive Officer and Executive Vice President and Group Chief Financial Officer respectively, of Smurfit WestRock following the Combination; and (iv) WestRock Stockholders will receive the Merger Consideration (including the Cash Consideration) while Smurfit Kappa Shareholders will receive one new share in Smurfit WestRock for each of their Smurfit Kappa Shares pursuant to the Smurfit Kappa Share Exchange. No single factor was the sole determinant in the overall conclusion that Smurfit Kappa is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion. The Smurfit Kappa Share Exchange is not a business combination under GAAP as Smurfit WestRock will have had no historical operations or material assets prior to the Smurfit Kappa Share Exchange, the ownership of Smurfit WestRock will be the same as that of Smurfit Kappa immediately following the Smurfit Kappa Share Exchange and prior to the Merger and will be a share for share exchange with no cash consideration. The Smurfit Kappa Share Exchange will not give rise to any goodwill or change in accounting basis.
Dividend Policy
Smurfit WestRock believes that dividends are a central component of its objective to deliver value for Smurfit WestRock Shareholders and recognizes the importance of dividends to Smurfit WestRock Shareholders. While there can be no assurance that Smurfit WestRock Shareholders will receive or be entitled to dividends that are equivalent to the historical dividends of Smurfit Kappa or WestRock, Smurfit WestRock intends to pay dividends to Smurfit WestRock Shareholders in line with Smurfit Kappa’s current attractive dividend policy. Smurfit Kappa has historically paid regular dividends and, following Completion, it is intended that Smurfit WestRock will declare dividends on a quarterly basis.
The timing and amount of future dividends are subject to the determination of the Smurfit WestRock Board. The Smurfit WestRock Board may, in its sole discretion, commence dividend payments, change the amount or frequency of dividend payments or discontinue the payment of dividends entirely. For these reasons, there can be no assurance as to the timing or level of future dividend payments, if any, that Smurfit WestRock Shareholders will receive because such determination on future dividends would be based on a number of considerations, including but not limited to, Smurfit WestRock’s results of operations, capital investment priorities, the market price of Smurfit WestRock Shares and access to capital markets, as well as legal requirements (including requirements relating to availability of distributable reserves), industry practice and other factors deemed relevant by the Smurfit WestRock Board.
Listing of Smurfit WestRock Shares; Delisting of Smurfit Kappa Shares; S&P Index
Smurfit WestRock and Smurfit Kappa will use their respective reasonable best efforts to cause all of the Smurfit WestRock Shares to be issued to the WestRock Stockholders pursuant to the Merger and the Smurfit WestRock Shares to be issued to Smurfit Kappa Shareholders pursuant to the Smurfit Kappa Share Exchange to be approved for listing on the NYSE, subject only to official notice of issuance, prior to Completion. Smurfit WestRock, WestRock and Smurfit Kappa will also use their respective reasonable best efforts to cause all of the Smurfit WestRock Shares to be issued to the WestRock Stockholders pursuant to the Merger and the Smurfit WestRock Shares to be issued to Smurfit Kappa Shareholders pursuant to the Smurfit Kappa Share Exchange to be approved, on or prior to Completion, for admission to the standard listing segment of the Official List of the FCA and apply for the Smurfit WestRock Shares to be admitted to trading on the LSE’s main market for listed securities, subject only to the issuance of such Smurfit WestRock Shares upon Completion.
It should also be noted that, subject to the FCA’s Draft New UK Listing Rules being implemented by the FCA in their current form and taking effect at the relevant time following Completion, Smurfit WestRock expects to be transferred to the new Equity Shares (International Commercial Companies Secondary Listing) category thereunder, with rules substantially similar to the rules currently applicable to companies listed on the standard listing segment of the Official List of the FCA under the FCA’s existing Listing Rules. As at the date of this proxy statement/prospectus, however, the scope and application of the proposed Draft New UK Listing Rules are not yet final and could therefore be subject to change.
Smurfit WestRock, WestRock and Smurfit Kappa will use their respective reasonable best efforts to seek inclusion after the Merger Effective Time of the Smurfit WestRock Shares (including those Smurfit WestRock Shares issued in connection with the DIs) in an S&P Index.

In addition, it is expected that Smurfit Kappa Shares will be delisted from the premium listing segment of the Official List of the FCA and the Smurfit Kappa Shares will cease trading on the main market for listed securities of the LSE, and that Smurfit Kappa will delist the Smurfit Kappa Shares from the Official List of Euronext Dublin and the Smurfit Kappa Shares will cease trading on the Euronext Dublin Market.
Delisting and Deregistration of WestRock Stock
Smurfit Kappa, WestRock, Smurfit WestRock and Merger Sub have agreed to cooperate in taking all actions necessary to delist the WestRock Stock from the NYSE and terminate its registration under the Exchange Act following the Merger Effective Time, after which WestRock will cease filing its own periodic and other reports with the SEC and WestRock Stock will cease to be publicly traded.
Settlement of Smurfit WestRock Shares Issued Pursuant to the Smurfit Kappa Share Exchange
At present, Smurfit Kappa Shareholders have the option to hold interests in Smurfit Kappa Shares either directly in certificated form (i.e., by way of paper certificate, the holder of which is registered on the Smurfit Kappa Register of Members) or in uncertificated form through the EB System. This includes interests in Smurfit Kappa Shares held directly through the EB System via EB Participants and Smurfit Kappa Shares represented by CDIs. The EB System is structured as an ‘intermediated’ or ‘indirect’ system, which means that the EB Nominee is recorded on the Smurfit Kappa Register of Members as the holder of legal title to the Smurfit Kappa Shares, and trades in those Smurfit Kappa Shares are reflected by a change in Euroclear Bank’s book-entry system, instead of through a change to Smurfit Kappa’s register of members. At the time of the migration of the Smurfit Kappa Shares to the EB System from the CREST System in March of 2021 (the “EB Migration”), CDIs were issued to all former holders of Smurfit Kappa Shares held in CREST.
Since the EB Migration, Smurfit Kappa Shareholders can opt to hold interests in the uncertificated Smurfit Kappa Shares in one of two ways, either (i) through a nominated EB Participant in the EB System, in the form of Belgian Law Rights issued by Euroclear Bank; or (ii) through CDIs issued in the CREST System to CREST Participant accounts. In either case, the registered holder of all uncertificated Smurfit Kappa Shares is the EB Nominee. The CDIs represent Smurfit Kappa Shares deposited in the EB System and are recorded in the account of the CREST Nominee, which is an EB Participant and the nominee of the CREST Depository for the purpose of the creation of CDIs.
In order for the Smurfit WestRock Shares to be directly listed on the NYSE, they must be eligible for deposit and clearing through DTC, a central securities depository that provides settlement services for companies whose securities are listed on the NYSE. Like the EB System, DTC is an intermediated settlement system where the DTC Nominee is recorded on the Smurfit WestRock Register of Members as the holder of legal title to the uncertificated Smurfit WestRock Shares and trades in those shares are reflected by changes in DTC’s book-entry system, instead of through a change to the Smurfit WestRock Register of Members.
To implement the listing of Smurfit WestRock Shares on NYSE and the LSE, Smurfit WestRock will firstly complete the Smurfit Kappa Share Exchange. The effect of the Smurfit Kappa Share Exchange will be that, immediately following the Smurfit Kappa Share Exchange, the Smurfit WestRock Register of Members will mirror that of Smurfit Kappa immediately prior to Completion. However, to facilitate the trading and settlement of Smurfit WestRock Shares across the NYSE and the LSE, it will be necessary to transfer the legal title to the shares initially held by the EB Nominee in the manner described below. These transfers will be effected by the Smurfit WestRock Board using the Smurfit WestRock Constitution and will not affect or vary the ultimate beneficial ownership of the relevant Smurfit WestRock Shares.
In addition to changes in the holding of legal title to certain Smurfit WestRock Shares, Smurfit WestRock will enter into certain arrangements with Computershare, who will become the transfer agent, as will be necessary in order to facilitate the trading and settlement of Smurfit WestRock Shares across the NYSE and the LSE.
Accordingly, it is proposed that, immediately following Completion, the Smurfit WestRock Board will utilize certain powers in the Smurfit WestRock Constitution to transfer legal title to all Smurfit WestRock Shares:
•
which are then held indirectly by record date holders of Smurfit Kappa CDIs in the CREST System to the DTC Nominee (without any change to the underlying ultimate beneficial ownership of the relevant Smurfit WestRock Shares) with the relevant CREST Participants credited with Smurfit WestRock Depositary Interests through CREST in place of their Smurfit Kappa CDIs; and
•
which are then held indirectly through EB Participants in the EB System (in respect of entitlements to Smurfit Kappa Shares not then represented in CDI form, and which are not to be immediately represented by Smurfit WestRock Depositary Interests, as per the first bullet point above) directly to the Relevant EB Participants interested in those Smurfit WestRock Shares (without any change to the underlying ultimate beneficial ownership of the relevant Smurfit Kappa Shares), and such relevant EB Participants will be recorded as the registered holders of the relevant Smurfit WestRock Shares, to be held in ‘registered form’ on the Smurfit WestRock Register of Members.

Implementation of the proposed settlement system described in the bullet points above would mean that, upon the listing of Smurfit WestRock Shares on the NYSE and the LSE becoming effective, no Smurfit WestRock Shares would be held, directly or indirectly, through the EB System. As a result of the migration of the settlement system from Euroclear Bank to DTC and changes to listing venues following Completion: (i) Smurfit WestRock Shares will be listed and traded on the NYSE and settled via DTC book-entry interests; (ii) Smurfit WestRock Shares will be listed and traded on the LSE and settled via Depositary Interests; (iii) no CDIs will be in existence or used for the settlement of trades of Smurfit WestRock Shares; and (iv) Smurfit WestRock Shares held through EB Participants immediately following the Effective Time will be withdrawn from the EB System and the settlement and holding of Smurfit WestRock Shares through EB Participants via the EB System will not be possible.
U.S. Federal Securities Law Consequences
Following the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, the Smurfit WestRock Shares issued in the Combination to holders of WestRock Stock will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for Smurfit WestRock Shares issued to any holder of WestRock Stock who may be deemed an “affiliate” for purposes of Rule 144 of the Securities Act of Smurfit WestRock after Completion. Persons who may be deemed “affiliates” of Smurfit WestRock generally include individuals or entities that control, are controlled by or are under common control with, Smurfit WestRock and may include the executive officers and directors of Smurfit WestRock as well as its principal shareholders.
The Smurfit WestRock Shares to be issued in the Combination to holders of Smurfit Kappa Shares have not been, and are not expected to be, registered under the Securities Act or the securities laws of any other jurisdiction. The Smurfit WestRock Shares to be issued in the Combination to holders of Smurfit Kappa Shares will be issued pursuant to an exemption from the registration requirements provided by Section 3(a)(10) of the Securities Act based on the approval of the Scheme by the Irish High Court. Section 3(a)(10) of the Securities Act exempts securities issued in exchange for one or more bona fide outstanding securities from the general requirement of registration where the fairness of the terms and conditions of the issuance and exchange of the securities have been approved by any court or authorized governmental entity after a hearing upon the fairness of the terms and conditions of the exchange at which all persons to whom securities will be issued have the right to appear and to whom adequate notice of the hearing has been given. In determining whether it is appropriate to authorize the Scheme, the Irish High Court will consider at the Court Hearing whether the terms and conditions of the Scheme are fair to Scheme Shareholders. The Irish High Court will fix the date and time for the Irish Court Hearing. If the Irish High Court approves the Scheme, its approval will constitute the basis for the Smurfit WestRock Shares to be issued without registration under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act. The Smurfit WestRock Shares issued pursuant to Section 3(a)(10) of the Securities Act will be freely transferable under U.S. federal securities laws, except by any holder of Smurfit Kappa Shares who may be deemed an “affiliate” for purposes of Rule 144 of the Securities Act of Smurfit WestRock after Completion.
In the event that Smurfit WestRock Shares are in fact held by affiliates of Smurfit WestRock, those holders may resell the Smurfit WestRock Shares (a) in accordance with the provisions of Rule 144 under the Securities Act or (b) as otherwise permitted under the Securities Act. Rule 144 generally provides that “affiliates” of Smurfit WestRock may not sell securities of Smurfit WestRock received in the Combination unless the sale is effected in compliance with the volume, current public information, manner of sale and timing limitations set forth in such rule. These limitations generally permit sales made by an affiliate in any three-month period that do not exceed the greater of 1% of the outstanding Smurfit WestRock Shares or the average weekly reported trading volume in such securities over the four (4) calendar weeks preceding the placement of the sale order, provided that the sales are made in unsolicited, open market “broker transactions” and that current public information on Smurfit WestRock is available.

THE TRANSACTION AGREEMENT
The summary of the material provisions of the Transaction Agreement below and in this proxy statement/prospectus is qualified in its entirety by reference to the Transaction Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. This summary may not contain all of the information about the Transaction Agreement that is important to you. You are advised to read the Transaction Agreement in its entirety carefully as it is the legal document governing the Combination.
The Transaction Agreement contains representations and warranties that the parties have made to each other as of specific dates. The assertions embodied in the representations and warranties in the Transaction Agreement were made solely for purposes of the Transaction Agreement and the Combination and agreements contemplated thereby among the parties thereto and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the terms thereof. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed by WestRock with the SEC or published and filed by Smurfit Kappa with the Registrar of Companies or under the Listing Rules, the Prospectus Regulation Rules, the DTRs and/or the Irish Companies Act, and the assertions embodied in the representations and warranties contained in the Transaction Agreement (and summarized below) are qualified by information in disclosure schedules provided by WestRock to Smurfit Kappa and by Smurfit Kappa to WestRock in connection with the signing of the Transaction Agreement and by certain information contained in certain of WestRock’s filings with the SEC and by certain information contained in certain of Smurfit Kappa’s filings and documents published and filed with the Registrar of Companies or under the Listing Rules, the Prospectus Regulation Rules, the DTRs and/or the Irish Companies Act. These disclosure schedules, SEC filings, Registrar of Companies filings and publications and filings under the Listing Rules, the Prospectus Regulation Rules, the DTRs and the Irish Companies Act contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Transaction Agreement. In addition, information concerning the subject matter of the representations and warranties may have changed after September 12, 2023, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus.
In addition, if specific material facts arise that contradict the representations and warranties in the Transaction Agreement, Smurfit Kappa, Smurfit WestRock, Merger Sub or WestRock, as applicable, may disclose those material facts in the public filings that it makes with the SEC, the Registrar of Companies and the LSE, as applicable, in accordance with, and to the extent required by, applicable law. Accordingly, the representations and warranties in the Transaction Agreement and the description of them in this proxy statement/prospectus should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings WestRock and Smurfit Kappa publicly have filed with the SEC or have otherwise made publicly available, as applicable. Such information can be found in this proxy statement/prospectus and in the reports, statements and filings WestRock and Smurfit Kappa have publicly filed with the SEC or have otherwise made publicly available, as described in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
The Combination
The Transaction Agreement provides that, if the Combination is approved by the WestRock Stockholders and the Smurfit Kappa Shareholders and the other Conditions are satisfied or waived in accordance with the terms of the Transaction Agreement:
a)
pursuant to the Scheme and upon the Scheme becoming effective, all of the Smurfit Kappa Shares (excluding any Designated Smurfit Kappa Shares) issued and outstanding immediately prior to the Scheme Effective Time, and all rights in respect thereof, shall be transferred to Smurfit WestRock at the Scheme Effective Time in exchange for one Smurfit WestRock Share for each Smurfit Kappa Share so transferred. It is expected that the Smurfit WestRock Shares to be issued to Smurfit Kappa Shareholders under the Scheme will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof. For more information, see the section of this proxy statement/prospectus entitled “The Combination  —  U.S. Federal Securities Law Consequences”; and
b)
on Completion, and in accordance with the DGCL and the DLLCA and the conditions set forth in the Transaction Agreement, Merger Sub shall be merged with and into WestRock at the Merger Effective Time, with Merger Sub’s separate corporate existence ceasing and WestRock surviving the Merger as a wholly owned subsidiary of Smurfit WestRock, pursuant to which each share of WestRock Stock issued and outstanding immediately prior to the Merger Effective Time, other than the shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and all rights in respect thereof, shall be cancelled and automatically converted into the right to receive the Merger Consideration.

As a result of the Combination, each of Smurfit Kappa and WestRock will become wholly owned subsidiaries of Smurfit WestRock, and the former Smurfit Kappa Shareholders and WestRock Stockholders will become holders of Smurfit WestRock Shares.
Completion and Effectiveness of the Combination
Completion shall take place at 5:00 p.m. New York City Time on the Completion Date. On or prior to Completion, Smurfit Kappa shall cause a meeting of the Smurfit Kappa Board (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional only on delivery of the Court Order to the Registrar of Companies occurring and effective as of the Scheme Effective Time) approving (i) the removal of such directors of Smurfit Kappa as Smurfit WestRock shall determine, (ii) the appointment of such persons as directors of Smurfit Kappa as Smurfit WestRock may nominate and (iii) the registration of the transfer to Smurfit WestRock (and/or its nominee(s)) of each Smurfit Kappa Share in issue at the Scheme Record Time, but excluding any Designated Smurfit Kappa Shares, in accordance with the Scheme. Smurfit Kappa shall deliver to Smurfit WestRock and WestRock certified copies of such resolutions and letters of resignation from the directors who are removed from the Smurfit Kappa Board in accordance with clause (i) of the foregoing sentence.
Smurfit WestRock shall cause a meeting of the Smurfit WestRock Board (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional only on delivery of the Court Order to the Registrar of Companies occurring and effective as of the Scheme Effective Time) approving (i) the appointment of the WestRock Designees and the Smurfit Kappa Designees (each as defined below) to the Smurfit WestRock Board (to the extent not already appointed prior to the Scheme Effective Time), (ii) the allotment and issue of the Scheme Consideration to the Smurfit Kappa Shareholders at the Scheme Record Time, pursuant to the terms of the Scheme, (iii) the allotment and issue of Smurfit WestRock Shares pursuant to the Merger and (iv) the Securities Depository Transfer and the registration of the transfers of Smurfit WestRock shares related thereto.
On or substantially concurrently with Completion and subject to the terms and conditions of the Scheme, Smurfit Kappa shall cause a copy of the Court Order to be delivered to the Registrar of Companies and shall cause a copy to be provided to WestRock.
At the Merger Effective Time, a certificate of merger satisfying the applicable requirements of the DGCL and the DLLCA will be duly executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLCA. The certificate of merger will specify that the Merger will become effective at such time as Smurfit Kappa and WestRock may mutually agree on the date on which the Merger closing occurs or such other time as Smurfit Kappa and WestRock may mutually agree and specify in the certificate of merger (provided that in no event shall the Merger become effective prior to the effectiveness of the Smurfit Kappa Share Exchange).
At the Merger Effective Time, the certificate of incorporation and bylaws of WestRock will be amended and restated in their entirety to be in the form of the certificate of incorporation and bylaws, respectively, of Merger Sub, as in effect immediately prior to the Merger Effective Time (except that all references to Merger Sub will be references to WestRock) and, as so amended and restated, will be the certificate of incorporation and bylaws, respectively, of WestRock until thereafter changed or amended as provided therein or by applicable law.

From and after the Merger Effective Time, (i) the officers of WestRock immediately before the Merger Effective Time shall be the officers of the Surviving Corporation from and after the Merger Effective Time and (ii) the directors of Merger Sub immediately before the Merger Effective Time shall be the directors of the Surviving Corporation from and after the Merger Effective Time.
Merger Consideration
At the Merger Effective Time, by virtue of the Merger and without any action on the part of the parties or their respective shareholders, each share of WestRock Stock issued and outstanding immediately prior to the Merger Effective Time (but excluding the shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and excluding Dissenting Shares) shall automatically be cancelled and converted into and become the right to receive the Merger Consideration, subject to any applicable withholding taxes. From and after the Merger Effective Time, all such shares of WestRock Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of shares of WestRock Stock will cease to have any rights with respect to the WestRock Shares except the right to receive the Merger Consideration therefor and any dividends or other distributions declared by the WestRock Board for such shares of WestRock Stock having a record date prior to the Merger Effective Time and which remain unpaid as of the Merger Effective Time, upon surrender of such shares of WestRock Stock in accordance with the Transaction Agreement, together with any other amounts that such holder has the right to receive in respect of dividends or other distributions under the terms of the Transaction Agreement.
At the Merger Effective Time, all shares of WestRock Stock that are owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries will be cancelled and will cease to exist and no consideration will be delivered in exchange for such shares.
At the Merger Effective Time, each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time will be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
No certificate or scrip representing fractional Smurfit WestRock Shares will be issued upon the surrender for exchange of WestRock Certificates or WestRock Book-Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Smurfit WestRock. Each holder of WestRock Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Smurfit WestRock Share will receive, in lieu thereof and upon surrender thereof, cash, without interest and less applicable withholding taxes, in an amount equal to such fractional part of a Smurfit WestRock Share multiplied by the VWAP of Smurfit Kappa Shares.
Change in Shares
If at any time after the date of the Transaction Agreement and prior to the Merger Effective Time, the outstanding shares of WestRock Stock or Smurfit Kappa Shares are changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities is declared with a record date within such period, or any similar event occurs, the Merger Consideration, the Smurfit Kappa Scheme Consideration, any other payment to be made pursuant to the treatment of the Smurfit Kappa Equity Awards and the WestRock Equity Awards in connection with the Combination pursuant to the terms of the Transaction Agreement and any other number or amount contained in the Transaction Agreement which is based upon the price or number of the WestRock or Smurfit Kappa Shares, as the case may be, shall be correspondingly adjusted to provide the holders of WestRock Stock and Smurfit Kappa Shares the same economic effect as contemplated by the Transaction Agreement prior to such event.
Surrender and Exchange of WestRock Stock
At or immediately after the Merger Effective Time, Smurfit WestRock or Merger Sub will deposit with the Exchange Agent, (i) evidence of Smurfit WestRock Shares in book-entry form equal to the aggregate

Stock Consideration to which holders of WestRock Stock (other than WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries) will become entitled and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration to which holders of WestRock Stock (other than the shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries) will become entitled, together with any amounts payable in respect of dividends or other distributions on the Smurfit WestRock Shares and any cash payable in lieu of fractional shares, in each case in accordance with the Transaction Agreement.
Promptly after the Merger Effective Time, Smurfit WestRock will cause the Surviving Corporation to cause the Exchange Agent to mail to each holder of record of WestRock Certificates (other than certificates representing shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries) whose shares of WestRock Stock were converted pursuant to the Transaction Agreement into the right to receive the Merger Consideration (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the WestRock Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration.
Upon surrender to the Exchange Agent of the WestRock Certificates (or affidavits of loss in lieu thereof) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of eligible WestRock Certificates shall be entitled to receive the Merger Consideration that such holder is entitled to receive pursuant to the terms of the Transaction Agreement, and any amounts that such holder has the right to receive in respect of any dividends or other distributions on the shares of WestRock Stock which the holder has the right to receive pursuant to the Transaction Agreement for each share of WestRock Stock formerly represented by such WestRock Certificates, to be mailed within five Business Days after the later to occur of (i) the Merger Effective Time and (ii) the Exchange Agent’s receipt of such WestRock Certificate (or affidavit of loss in lieu thereof), and the WestRock Certificate (or affidavit of loss in lieu thereof) so surrendered shall be cancelled. The Exchange Agent shall accept such WestRock Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered WestRock Certificates are registered, it will be a condition precedent to the payment of the Merger Consideration that (i) the surrendered WestRock Certificate has been properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such payment has paid any required transfer or other taxes, or has established to Smurfit WestRock or the Exchange Agent that such taxes have been paid or are not applicable. Until surrendered as contemplated by the Transaction Agreement, each WestRock Certificate shall be deemed after the Merger Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions on Smurfit WestRock Shares (without interest and less applicable withholding taxes) which the holder has the right to receive pursuant to the Transaction Agreement.
At the Merger Effective Time, the stock transfer books of WestRock will be closed and thereafter there will be no further registration of transfers of shares of WestRock Stock on the records of WestRock. From and after the Merger Effective Time, the holders of certificates outstanding immediately prior to the Merger Effective Time will cease to have any rights with respect to such WestRock Stock, except as otherwise provided for in the Transaction Agreement or by applicable law. If, after the Merger Effective Time, certificates are presented to Smurfit WestRock for any reason, they will be cancelled and exchanged as provided in the Transaction Agreement.
At any time following the 12-month anniversary of the Merger Effective Time, Smurfit WestRock will be entitled to require the Exchange Agent to deliver to Smurfit WestRock any funds (including any interest received with respect thereto) or Smurfit WestRock Shares remaining in the exchange fund that have not been disbursed to holders of WestRock Certificates, and thereafter such holders will be entitled to look only to the Surviving Corporation and Smurfit Kappa (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the applicable Merger Consideration, including any cash in lieu of fractional Smurfit WestRock Shares, and any dividends or other distributions on Smurfit WestRock Shares, payable upon due surrender of their certificates, without any interest thereon.

If any WestRock Certificate has been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to the terms of the Transaction Agreement and any dividends or other distributions on Smurfit WestRock Shares which the holder has the right to receive pursuant to the Transaction Agreement.
No dividends or other distributions with respect to Smurfit WestRock Shares with a record date after the Merger Effective Time will be paid to the holder of any unsurrendered WestRock Certificate with respect to the Smurfit WestRock Shares issuable under the Transaction Agreement. Subject to applicable laws, following the surrender of any such WestRock Certificate (or affidavit of loss in lieu thereof), the holder will be paid, without interest and less applicable withholding taxes, (i) the amount of dividends or other distributions with a record date and payment date after the Merger Effective Time but prior to such surrender that have been paid with respect to the Smurfit WestRock Shares the holder is entitled to pursuant to the terms of the Transaction Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Smurfit WestRock Shares.
Treatment of WestRock Equity Awards
A summary of the effect under the Transaction Agreement of the Combination on the outstanding WestRock Options and WestRock RSU Awards under the WestRock Equity Plans is as follows:
WestRock Options
As of the Merger Effective Time, each WestRock Option that is outstanding, unexercised and held by a current employee or independent contractor of WestRock or its subsidiaries as of immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall be assumed by Smurfit WestRock and shall be converted at the Merger Effective Time into an option to purchase from Smurfit WestRock a number of Smurfit WestRock Shares (calculated by reference to the Equity Award Exchange Ratio). All other terms and conditions of such options, including the term to expiry and conditions to and manner of exercising, will be the same as those that apply to the corresponding WestRock Option immediately prior to the Merger Effective Time.
As of the Merger Effective Time, each WestRock Option that is outstanding, unexercised and held by an individual who is not a current employee or independent contractor of WestRock or its subsidiaries as of immediately prior to the Merger Effective Time shall be cancelled in consideration for the right to receive, within 10 Business Days following the Merger Effective Time, the Merger Consideration, without interest and less applicable withholding taxes, in respect of each Net WestRock Option Share subject to such WestRock Option immediately prior to the Merger Effective Time.
WestRock RSU Awards
As of the Merger Effective Time, each WestRock RSU Award other than a WestRock Director RSU Award shall be assumed by Smurfit WestRock and shall be converted into (a) a Smurfit WestRock RSU Award calculated by way of a multiplication of the number of shares of WestRock Stock subject to such WestRock RSU Award as of immediately prior to the Merger Effective Time by the Stock Consideration; and (b) a Smurfit WestRock Cash Award calculated by way of a multiplication of the number of shares of WestRock Stock subject to a WestRock RSU Award as of immediately prior to the Merger Effective Time by the Cash Consideration. Except as otherwise provided in the Transaction Agreement, each such Smurfit WestRock RSU Award and Smurfit WestRock Cash Award shall continue to have, and shall be subject to, the same terms and conditions (including vesting schedules) as applied to the corresponding WestRock RSU Award immediately prior to the Merger Effective Time (except that no Smurfit WestRock RSU Award or Smurfit WestRock Cash Award will be subject to any performance-based vesting conditions). In the case of a performance-based WestRock RSU Award, the number of shares of WestRock Stock subject to such WestRock RSU Award as of immediately prior to the Merger Effective Time will be determined by deeming the applicable performance goals for any performance period that has not been completed as of the Merger Effective Time to be achieved at the greater of the target level and the average of the actual level of performance of similar awards over the last three years prior to the Completion Date, except that the performance goals for any performance-based WestRock RSU Award granted after the date of the Transaction Agreement will be deemed achieved at the target level of performance.
Each WestRock Director RSU Award shall be fully vested as of immediately prior to the Merger Effective Time, and all rights in respect thereof shall be cancelled and automatically converted into a number of shares of WestRock Stock equal to the number of shares of WestRock Stock underlying such WestRock Director RSU Award, which shares of WestRock Stock shall be treated in the same manner as other outstanding shares of WestRock Stock under the terms of the Transaction Agreement.
WestRock Employee Stock Purchase Plan
Pursuant to the Transaction Agreement, the WestRock ESPP was suspended following the November 2023 purchase period. All shares of WestRock Stock purchased under the WestRock ESPP shall be treated in accordance with the terms and conditions of the Transaction Agreement.
Smurfit Kappa Scheme Consideration and Securities Depository Transfer
At the Scheme Effective Time, in respect of each Smurfit Kappa Share in issue at the Scheme Record Time but excluding any Designated Smurfit Kappa Shares, Smurfit WestRock shall deliver the Smurfit Kappa Scheme Consideration to the applicable Smurfit Kappa Shareholder or its nominees, and each Smurfit Kappa Share, other than Designated Smurfit Kappa Shares, issued and outstanding immediately prior to the Scheme Effective Time, and all rights in respect thereof, shall be transferred to Smurfit WestRock in exchange for the right to receive the Smurfit Kappa Scheme Consideration.
Subject to and with effect from delivery by Smurfit WestRock of the Smurfit Kappa Scheme Consideration pursuant to the relevant terms of the Transaction Agreement, Smurfit WestRock shall cause the Securities Depository Transfer to occur to transfer the relevant interests in the Euroclear Smurfit WestRock Shares in accordance with the then-adopted constitution of Smurfit WestRock, as follows: (i) the Smurfit WestRock Shares then held through CDIs shall be transferred from the EB Nominee to the DTC Nominee, such that the DTC Nominee will be the registered holder of such Smurfit WestRock Shares in the Smurfit WestRock Register of Members, together with all and any rights at that time or thereafter attached thereto, including voting rights and the right to receive dividends and other distributions declared, paid or made thereon and (ii) the Smurfit WestRock Shares held through EB Participants, excluding Smurfit WestRock Shares held through CDIs shall be automatically transferred from the EB Nominee to the Relevant EB Participants, such that each Relevant EB Participant will be the registered holder in the Smurfit WestRock Register of Members of such number of Smurfit WestRock Shares which corresponds to its respective interests in Smurfit WestRock Shares held through EB Participants, excluding Smurfit WestRock Shares held through CDIs at the Scheme Record Time, together with all and any rights at the Scheme Effective Time or thereafter attached thereto, including voting rights and the rights to receive dividends and other distributions declared, paid or made thereon.
No certificate or scrip representing fractional Smurfit WestRock Shares will be issued upon the exchange of Smurfit Kappa Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Smurfit WestRock. Each holder of Smurfit Kappa Shares converted pursuant to the Smurfit Kappa Share Exchange who would otherwise have been entitled to receive a fraction of a Smurfit WestRock Share will receive, in lieu thereof and upon surrender thereof, cash, without interest and less applicable withholding taxes, in an amount equal to such fractional part of a Smurfit WestRock Share multiplied by the VWAP of Smurfit Kappa Shares.
Transfer and Exchange of Smurfit Kappa Shares
At the Scheme Effective Time, the stock transfer books of Smurfit Kappa will be closed and thereafter there will be no further registration of transfers of Smurfit Kappa Shares on the records of Smurfit Kappa. From and after the Scheme Effective Time, the holders of Smurfit Kappa Shares immediately prior to the Scheme Effective Time will cease to have any rights with respect to such Smurfit Kappa Shares except as otherwise provided for in the Transaction Agreement or by applicable law. If, after the Scheme Effective Time, Smurfit Kappa Shares are presented to Smurfit WestRock for any reason, they will be exchanged as provided in the Transaction Agreement.

No certificate or scrip representing fractional Smurfit WestRock Shares will be issued upon the exchange of Smurfit Kappa Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Smurfit WestRock. Each holder of Smurfit Kappa Shares converted pursuant to the Smurfit Kappa Share Exchange who would otherwise have been entitled to receive a fraction of a Smurfit WestRock Share will receive, in lieu thereof and upon surrender thereof, cash, without interest and less applicable withholding taxes, in an amount equal to such fractional part of a Smurfit WestRock Share multiplied by the VWAP of Smurfit Kappa Shares.
Treatment of Smurfit Kappa Equity Awards
The Transaction Agreement provides that each of Smurfit Kappa and Smurfit WestRock shall take all actions as may be necessary or appropriate so that, at the Scheme Effective Time, (i) each Smurfit Kappa Equity Award shall automatically be converted into an equity award covering that number of Smurfit WestRock Shares equal to the number of Smurfit Kappa Shares subject to such Smurfit Kappa Equity Award as of immediately prior to the Scheme Effective Time and (ii) the performance goals applicable to the Smurfit Kappa Equity Awards shall be deemed achieved at one hundred percent (100%). All terms and conditions applicable to each such Smurfit Kappa Equity Award immediately prior to the Scheme Effective Time shall, except as provided in the immediately preceding sentence, remain in effect immediately after the Scheme Effective Time. Smurfit WestRock shall remain subject to the obligations of Smurfit Kappa with respect to any such Smurfit Kappa Equity Awards immediately after the Scheme Effective Time.
Withholding
Smurfit Kappa, WestRock, Smurfit WestRock, Merger Sub, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent are entitled to deduct and withhold from any consideration otherwise payable pursuant to the terms of the Transaction Agreement, any amounts as are required to be deducted or withheld with respect to such consideration or such amounts payable, as applicable, under the Code or any other applicable provisions of state, local or non-U.S. tax law. To the extent that such amounts are so deducted and withheld and remitted to the appropriate tax authority, such amounts will be treated for all purposes of the Transaction Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Governance of Smurfit WestRock
Smurfit WestRock and Smurfit Kappa shall take such actions as are necessary to cause (i) six individuals who are members of the WestRock Board as of immediately prior to the Scheme Effective Time (the “WestRock Designees”) and (ii) eight individuals who are members of the Smurfit Kappa Board as of immediately prior to the Scheme Effective Time (including the chair of the Smurfit Kappa Board, the Group Chief Executive Officer of Smurfit Kappa and the Group Chief Financial Officer of Smurfit Kappa) (the “Smurfit Kappa Designees”) to become members of the Smurfit WestRock Board immediately after the Scheme Effective Time. Each of the WestRock Designees and Smurfit Kappa Designees shall (i) be selected by Smurfit Kappa (in the case of the Smurfit Kappa Designees) or WestRock (in the case of the WestRock Designees) after consulting with the other party and considering the other party’s views in good faith, including considering the aims of balance of skills, experience and diversity; (ii) except for the Group Chief Executive Officer of Smurfit Kappa and the Group Chief Financial Officer of Smurfit Kappa, be required to meet the independence standards of the NYSE with respect to Smurfit WestRock as of the Merger Effective Time as determined by the Smurfit Kappa Board and (iii) be appointed to serve on the Smurfit WestRock Board following the Merger Effective Time until the next annual meeting of Smurfit WestRock Shareholders in accordance with the governing documents of Smurfit WestRock. The Smurfit Kappa Designees will be Irial Finan, Anthony Smurfit, Ken Bowles, Carol Fairweather, Mary Lynn Ferguson-McHugh, Kaisa Hietala, Lourdes Melgar and Jørgen Buhl Rasmussen. The WestRock Designees will be Colleen F. Arnold, Timothy J. Bernlohr, Terrell K. Crews, Suzan F. Harrison, Dmitri L. Stockton and Alan D. Wilson.
Effective as of the Merger Effective Time, (i) Irial Finan shall serve as the Chair of the Smurfit WestRock Board, unless he is not the Chair of the Smurfit Kappa Board immediately prior to the Merger Effective Time, (ii) Anthony Smurfit shall serve as the President and Group Chief Executive Officer of Smurfit WestRock unless he is not the Group Chief Executive Officer of Smurfit Kappa immediately prior to the

Merger Effective Time, and (iii) Ken Bowles shall serve as the Executive Vice President and Group Chief Financial Officer of Smurfit WestRock unless he is not the Group Chief Financial Officer of Smurfit Kappa immediately prior to the Merger Effective Time. A WestRock Designee, selected by WestRock, shall be elected as chair of the compensation committee of Smurfit WestRock under applicable NYSE rules, subject to meeting the independence standards of the NYSE with respect to Smurfit WestRock as of the Merger Effective Time as determined by the Smurfit Kappa Board. A Smurfit Kappa Designee, selected by Smurfit Kappa, shall be elected as chair of the nomination committee of Smurfit WestRock, subject (a) to meeting the independence standards of the NYSE with respect to Smurfit WestRock and (b) if Smurfit WestRock elects to comply with the U.K. corporate governance code, the Smurfit WestRock Board considering such Smurfit Kappa Designee to be independent within the meaning of the U.K. corporate governance code, in each case as of the Merger Effective Time as determined by the Smurfit Kappa Board.
Effective as of the Merger Effective Time, the headquarters of Smurfit WestRock shall be in Dublin, Ireland, and the North and South American headquarters of Smurfit WestRock shall be in Atlanta, Georgia, United States.
The ticker symbol of Smurfit WestRock following the Merger Effective Time for Smurfit WestRock Shares on the NYSE and the LSE shall be reserved prior to or as of the Merger Effective Time and shall be as mutually agreed by Smurfit Kappa and WestRock prior to the Merger Effective Time.
Reporting and Disclosure
Effective as of the Merger Effective Time, Smurfit WestRock shall file such periodic reports under Section 13(a) of the Exchange Act that apply to domestic registrants and present its financial statements in U.S. GAAP.
Representations and Warranties in the Transaction Agreement
The Transaction Agreement contains a number of representations and warranties made by Smurfit Kappa, Smurfit WestRock and WestRock that are subject in some cases to exceptions and qualifications (including exceptions for inaccuracies that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party making such representations and warranties). See the section of this proxy statement/prospectus entitled “The Transaction Agreement — Definition of Material Adverse Effect” for a description of the definition of material adverse effect. These representations and warranties are also qualified by certain exceptions and disclosures set forth in the disclosure letters delivered in connection with the Transaction Agreement. Certain representations and warranties (i) of WestRock are qualified by disclosure in forms, documents and reports filed by WestRock with the SEC and (ii) of Smurfit Kappa and Smurfit WestRock are qualified by disclosure in documents or announcements filed by Smurfit Kappa with the Registrar of Companies or furnished by notifications to a regulatory information service approved by the FCA or published via the website www.investis.com and by information in the disclosure schedules delivered in connection with the Transaction Agreement.
None of the representations and warranties contained in the Transaction Agreement or in any schedule, instrument or other document delivered pursuant to the Transaction Agreement survive Completion.
Reciprocal Representations and Warranties
Under the Transaction Agreement, each of Smurfit Kappa and Smurfit WestRock jointly and severally make representations and warranties to WestRock, and WestRock makes representations and warranties to Smurfit Kappa and Smurfit WestRock, relating to, among other things:
•
qualification, organization, good standing and corporate or similar power and authority, and constitutional documents;

•
ownership of, and the valid issuance of the issued and outstanding shares of capital stock of, or other equity interests in, the party’s subsidiaries;

•
(i) capitalization or share capital, including details of authorized capitalization or share capital, equity awards or other equity-based compensation and shares reserved for issuance in connection therewith, (ii) the absence of outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares or capital stock requiring (a) the issuance, transfer or sale of any shares or other equity interests of such party or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (b) the grant, extension or entry into any subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (c) the redemption or other acquisition of such party’s shares or other equity interests or (d) the provision of a material amount of funds to, or the making of any material investment in, a non-wholly owned subsidiary of such party;
•
absence of outstanding bonds, debentures, notes and other similar obligations that grant holders the right to vote with the party’s shareholders on any matter;

•
absence of voting trusts or other agreements or understandings with respect to the voting of capital stock or shares (as applicable) or other equity interest of the party or such party’s subsidiaries;

•
corporate power or similar power (as applicable) and authority with respect to the entry into the Transaction Agreement and the consummation of the Combination, board approval of the Transaction Agreement and the Combination, and the due and valid execution and delivery and enforceability of the Transaction Agreement;

•
authorizations, consents or approvals of, or filings with, governmental entities necessary under applicable law for the consummation of the Combination;

•
that the execution and delivery of the Transaction Agreement and the consummation of the Combination do not (subject to certain exceptions): (i) result in any violation or breach of, or default or change of control under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under certain contracts or rights binding upon such party or its subsidiaries or result in the creation of any lien (other than certain permitted liens) upon any of the properties, rights or assets of such party or its subsidiaries, (ii) conflict with or violate Organizational Documents or (iii) conflict with or violate any laws applicable to such party or its subsidiaries or any of their respective properties or assets;

•
due filing and accuracy of (i) forms, documents and reports required to be filed or furnished with the SEC, with respect to WestRock, or (ii) documents or announcements (including notifications to a regulatory information service approved by the FCA or published via the website www.investis.com) required to be filed or furnished under the Listing Rules, the Prospectus Regulation Rules, the DTRs and/or the Irish Companies Act, with respect to Smurfit Kappa;

•
fair presentation and compliance with applicable accounting requirements and published rules and regulations and U.S. GAAP with respect to WestRock’s financial statements, and fair presentation and compliance with applicable accounting requirements and published rules and regulations and IFRS EU with respect to Smurfit Kappa’s financial statements;

•
disclosure controls and procedures and internal control over financial reporting;

•
absence of undisclosed liabilities;

•
compliance with laws and permits;

•
environmental laws and regulations;

•
matters related to employee benefit plans and ERISA compliance;

•
since September 30, 2022, with respect to WestRock, or December 31, 2022, with respect to Smurfit Kappa: (i) absence of Effects that have had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the applicable party and (ii) absence of any action taken by a party or any of its subsidiaries that would have required consent pursuant to specified provisions of the Transaction Agreement had such action been taken after the execution of the Transaction Agreement;

•
absence of certain investigations and litigation;

•
accuracy and completeness of information supplied in connection with this proxy statement/prospectus, this registration statement, the Smurfit Kappa Shareholder Circular, the Smurfit WestRock U.K. prospectus, any announcement to a regulatory information service made in connection with the Smurfit Kappa Shareholder Circular or the Smurfit WestRock U.K. prospectus, and any supplement or amendment thereto;

•
the Smurfit Kappa Shareholder Circular, the Smurfit WestRock U.K. prospectus and this registration statement (in the case of Smurfit Kappa and Smurfit WestRock), and this proxy statement/prospectus (in the case of WestRock), complying in all material respects with the applicable legal requirements;

•
tax matters;

•
labor matters;

•
intellectual property matters and information technology assets;

•
real property matters;

•
the votes of the WestRock Stockholders or the Smurfit Kappa Shareholders (as applicable) required to consummate the Smurfit Kappa Share Exchange and the Merger;

•
material contracts;

•
insurance matters;

•
fees or commission payable to any investment banker, broker or finder connection with the Combination;

•
matters relating to applicable bribery legislation, including the U.S. Foreign Corrupt Practices Act, and compliance with such legislation; and

•
the absence of other representations or warranties made outside of the Transaction Agreement.

Representations and Warranties Only Made by WestRock
WestRock also makes representations and warranties in the Transaction Agreement relating to, among other things:
•
receipt of oral opinions from Evercore Group L.L.C. and Lazard Frères & Co. LLC as to the fairness of the Merger Consideration, from a financial point of view, to WestRock Stockholders; and

•
the inapplicability of anti-takeover laws or regulations to the Combination and the absence of any “poison pill” or shareholder rights plan.

Representations and Warranties Only Made by Smurfit Kappa
Smurfit Kappa also makes representations and warranties in the Transaction Agreement relating to, among other things:
•
the formation, conduct, authorized share capital, issued share capital and Organizational Documents of Smurfit WestRock and Merger Sub, and the issuance of the Stock Consideration pursuant to the Merger; and

•
the source of financing and sufficiency of funds to satisfy the obligations of Smurfit WestRock, Merger Sub and/or Smurfit Kappa under the Transaction Agreement, including the payment of the Cash Consideration, and any fees and expenses, and for any repayment or refinancing of any existing indebtedness of WestRock, Smurfit Kappa or any of their subsidiaries contemplated by or required in connection with the terms set forth in the Transaction Agreement.

Definition of Material Adverse Effect
Certain of the representations and warranties in the Transaction Agreement made by Smurfit Kappa, WestRock or Smurfit WestRock are subject to materiality or material adverse effect qualifications (i.e., they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect).
Under the Transaction Agreement, a material adverse effect with respect to Smurfit Kappa or WestRock is generally defined as any Effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or results of operations of Smurfit Kappa and the Smurfit Kappa subsidiaries, taken as a whole (as it relates to Smurfit Kappa) or of WestRock and the WestRock subsidiaries, taken as a whole (as it relates to WestRock), except that no Effect resulting or arising from any of the following shall be deemed to constitute a material adverse effect or shall be taken into account when determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur:
•
any changes in general U.S. or global economic conditions;

•
any changes in conditions in any industry or industries in which such party operates;

•
changes in general legal, tax, economic, political and/or regulatory conditions, including any changes affecting financial, credit or capital market conditions;

•
any changes in U.S. GAAP or IFRS EU, including authoritative interpretations thereof;

•
any adoption, implementation, promulgation, repeal, modification, amendment, or official reinterpretation of, or proposal to change, of any applicable law by any governmental entity;

•
the execution and delivery of the Transaction Agreement or the consummation of the Combination or the public announcement of the Transaction Agreement or the Combination (it being understood that this bullet will not apply with respect to certain representations or warranties that are intended to address the consequences of the execution and delivery of the Transaction Agreement or the consummation of the Combination or the public announcement of the Transaction Agreement or the Combination or, to the extent related thereto, the absence of a material adverse effect);

•
any change in the price or trading volume of WestRock’s or Smurfit Kappa’s shares, respectively, or such party’s credit ratings in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account);

•
any failure by WestRock or Smurfit Kappa, respectively, to meet any internal or published projections, estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such party to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account); or

•
Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, pandemics, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Transaction Agreement;

except, in the case of bullets one through five and nine, to the extent that such Effects do not disproportionately impact WestRock or Smurfit Kappa, respectively, relative to other companies operating in the industry or industries in which such party operates.
Covenants Regarding Conduct of Business
Each of WestRock and Smurfit Kappa has agreed to be bound by certain covenants in the Transaction Agreement restricting the conduct of their respective businesses between the date of the Transaction Agreement and the earlier of Completion and the termination of the Transaction Agreement in accordance with its terms.

Conduct of Business by WestRock
In general, except (i) as specifically required by the Transaction Agreement, (ii) as set forth in the applicable section of the WestRock disclosure schedule to the Transaction Agreement, (iii) as required by law, (iv) as undertaken pursuant to the parties’ commercially reasonable efforts and good-faith cooperation to finalize, agree to and implement the specific acquisition structure for effecting the Merger pursuant to the Transaction Agreement and determining the U.S. federal income tax treatment of the Merger, (v) with the prior written consent of Smurfit Kappa (which consent may not be unreasonably withheld, conditioned or delayed), or (vi) as set out in the specific exceptions to the conduct of business restrictions set out in the Transaction Agreement, WestRock has agreed to, and to cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other persons with whom it and they have material business relations.
In addition to these agreements regarding the conduct of business generally, except (i) as specifically required by the Transaction Agreement, (ii) as set forth in the WestRock disclosure schedule to the Transaction Agreement, (iii) as required by law, (iv) as undertaken pursuant to parties’ commercially reasonable efforts and good-faith cooperation to finalize, agree to and implement the specific acquisition structure for effecting the Merger pursuant to the Transaction Agreement and determining the U.S. federal income tax treatment of the Merger, or (v) with the prior written consent of Smurfit Kappa (which consent may not be unreasonably withheld, conditioned or delayed), WestRock has agreed not to, and to cause each of its subsidiaries not to:
•
authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of WestRock or any WestRock subsidiary), except (i) dividends and distributions paid or made on a pro rata basis by a WestRock subsidiary in the ordinary course of business consistent with past practice or by a wholly owned WestRock subsidiary to WestRock or another wholly owned WestRock subsidiary and (ii) WestRock may continue to pay regular quarterly cash dividends on shares of WestRock Stock in accordance with the applicable section of WestRock disclosure schedule to the Transaction Agreement, consistent with past practice as to timing of declaration, record date and payment date;

•
split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned WestRock subsidiary which remains a wholly owned WestRock subsidiary after consummation of such transaction;

•
except as required by applicable law or any WestRock Benefit Plan as in effect as of the date of the Transaction Agreement:

◦
increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees other than increases in annual base salaries of employees with an annual base salary of $300,000 or below at times and in amounts in the ordinary course of business consistent with the annual salary review schedule and practice in effect as of the date of the Transaction Agreement;

◦
grant to any of its current or former directors, officers, or employees any new, or increase in any existing, severance or termination pay;

◦
pay or award, or commit to pay or award, any bonuses, equity-based awards, or other incentive compensation;

◦
enter into any employment, severance, or retention agreement (excluding offer letters in the ordinary course of business consistent with past practice that provide for no severance or change in control benefits with employees permitted to be hired under the Transaction Agreement) establish, adopt, enter into, amend, terminate, adopt a formal interpretation of, or waive any of its rights under any collective bargaining agreement or WestRock Benefit Plan;

◦
take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its current or former directors, officers, or employees;

◦
terminate the employment of any employee with an annual base salary above $300,000, other than for cause; or

◦
hire or promote any employee to a position with an annual base salary above $300,000;

•
make any change in material financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in U.S. GAAP or SEC policy or the rules and regulations of the applicable stock exchange;

•
authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations or entry into any material joint venture, partnership or strategic alliance, except for (A) transactions between WestRock and a wholly owned WestRock subsidiary or between wholly owned WestRock subsidiaries, (B) purchases of raw materials, supplies or inventory made in the ordinary course of business consistent with past practice or (C) in one or more transactions with respect to which the aggregate consideration does not exceed $50,000,000 individually or $100,000,000 in the aggregate;

•
amend the Organizational Documents of WestRock, any significant subsidiary of WestRock or any of WRKCo Inc., WestRock RKT, LLC, WestRock MWV, LLC, WestRock Southeast, LLC, WestRock Cellulose Papel e Embalagens Ltda., Multi Packaging Solutions Limited, WestRock Company of Canada Corp., and WRK Luxembourg S.À.R.L.;

•
issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted stock), voting securities or other equity interest in WestRock or any WestRock subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested WestRock Equity Awards, other than (A) issuances of shares of WestRock Stock in respect of any exercise of WestRock Options or the vesting or settlement of WestRock Equity Awards, in each case outstanding on the date hereof or permitted to be granted hereunder or (B) transactions between WestRock and a wholly owned WestRock subsidiary or between wholly owned WestRock subsidiaries;

•
directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) withholding of shares of WestRock Stock otherwise deliverable pursuant to WestRock Equity Awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto pursuant to the terms of such awards, (B) the acquisition by WestRock of WestRock Equity Awards in connection with the forfeiture of such awards and (C) transactions between WestRock and a wholly owned WestRock subsidiary or between wholly owned WestRock subsidiaries;

•
(A) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any Indebtedness (as defined in the Transaction Agreement) owed by WestRock or any WestRock subsidiary or guarantee any indebtedness of another person or (B) issue or sell any debt securities of WestRock or any WestRock subsidiary, including options, warrants, calls or other rights to acquire any debt securities of WestRock or any WestRock subsidiary;

•
make any loans to any other person, except for loans among WestRock and its wholly owned WestRock subsidiaries or among WestRock’s wholly owned WestRock subsidiaries;

•
sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any lien (other than certain permitted liens), any of its properties or assets (including shares in the capital of the WestRock subsidiaries), except (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) such transactions (other than pledges) with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $50,000,000 individually or $100,000,000 in the aggregate and (C) for transactions among WestRock and its wholly owned WestRock subsidiaries or among wholly owned WestRock subsidiaries;

•
compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against WestRock or any of the WestRock subsidiaries (including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (A) is for an amount (in the case of amounts payable by WestRock or any of the WestRock subsidiaries, to the extent not covered by insurance proceeds) not to exceed, for any such compromise or settlement, $10,000,000 individually or $50,000,000 in the aggregate, (B) does not impose any injunctive or other non-monetary relief (other than immaterial and non-monetary relief incidental thereto) on WestRock and the WestRock subsidiaries, (C) does not provide for the license of any intellectual property and (D) relates to taxes (which shall be governed exclusively by the following bullet);

•
make, change or revoke any material tax election, adopt or change any tax accounting period or material method of tax accounting, file any material amended tax return, settle or compromise any audit, assessment, investigation or other proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to any material tax, surrender any right to claim a material tax refund, or request any tax ruling from any governmental entity;

•
make any new capital expenditure or capital expenditures in excess of one hundred and ten percent (110%) of the amounts set forth in the fiscal year 2023-2024 capital plan for WestRock provided to Smurfit Kappa prior to the date of the Transaction Agreement; provided that any acquisition transactions that are capital expenditures permitted under limb (C) of the fifth bullet above shall be counted against the one hundred and ten percent (110%) capital expenditure threshold in this bullet;

•
(A) enter into any WestRock material contract or any contract that would, if entered into prior to the date of the Transaction Agreement, be a Willow Scheduled Material Contract (as defined in the Transaction Agreement), or (B) terminate, materially modify or materially amend any WestRock material contract or any other contract referred to in clause (A) or waive, release or assign any material rights or claims thereunder;

•
proceed with or engage in certain transactions or actions, without consulting with Smurfit Kappa reasonably in advance of such transactions or actions and without Smurfit Kappa’s written consent, which shall not be unreasonably withheld, conditioned or delayed, if such transaction or action would reasonably be expected to have adverse tax consequences on the Combination that, individually or in the aggregate, are material to WestRock and WestRock subsidiaries or after Completion, to Smurfit WestRock and subsidiaries; or

•
agree, in writing or otherwise, to take any of the foregoing actions.

Conduct of Business by Smurfit Kappa
In general, except (i) as specifically required by the Transaction Agreement, (ii) as set forth in the applicable section of the Smurfit Kappa disclosure schedule to the Transaction Agreement, (iii) as required by law, (iv) as undertaken pursuant to the parties’ commercially reasonable efforts and good-faith cooperation to finalize, agree to and implement the specific acquisition structure for effecting the Merger pursuant to the Transaction Agreement and determining the U.S. federal income tax treatment of the Merger, (v) with the prior written consent of WestRock (which consent may not be unreasonably withheld, conditioned or delayed), or (vi) as set out in the specific exceptions to the conduct of business restrictions set out in the Transaction Agreement, Smurfit Kappa has agreed to, and to cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other persons with whom it and they have material business relations.
In addition, except (i) as specifically required by the Transaction Agreement, (ii) as set forth in the Smurfit Kappa disclosure schedule to the Transaction Agreement, (iii) as required by law, (iv) as undertaken pursuant to parties’ commercially reasonable efforts and good-faith cooperation to finalize, agree to and implement the specific acquisition structure for effecting the Merger pursuant to the Transaction Agreement and determining the U.S. federal income tax treatment of the Merger, or (v) with the prior written consent of WestRock (which consent may not be unreasonably withheld, conditioned or delayed), Smurfit Kappa has agreed not to, and to cause each of its subsidiaries not to:
•
authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Smurfit Kappa or any Smurfit Kappa subsidiary), except (i) dividends and distributions paid or made on a pro rata basis by a Smurfit Kappa subsidiary in the ordinary course of business consistent with past practice or by a wholly owned Smurfit Kappa subsidiary to Smurfit Kappa or another wholly owned Smurfit Kappa subsidiary and (ii) Smurfit Kappa may continue to pay regular annual and semi-annual cash dividends on Smurfit Kappa Shares in accordance with the applicable section of the Smurfit Kappa disclosure schedule to the Transaction Agreement, consistent with past practice as to timing of declaration, record date and payment date;

•
split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its shares, except for any such transaction by a wholly owned Smurfit Kappa subsidiary which remains a wholly owned Smurfit Kappa subsidiary after consummation of such transaction;

•
except as required by applicable law or any Smurfit Kappa Benefit Plan as in effect as of the date of the Transaction Agreement:

◦
increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees other than increases in annual base salaries of employees with an annual base salary of €300,000 or below as of the date of the Transaction Agreement at times and in amounts in the ordinary course of business consistent with the annual salary review schedule and practice in effect as of the date of the Transaction Agreement;

◦
grant to any of its current or former directors, officers, or employees any new, or increase in any existing, severance or termination pay;

◦
pay or award, or commit to pay or award, any bonuses, equity-based awards, or other incentive compensation;

◦
enter into any employment, severance, or retention agreement (excluding offer letters in the ordinary course of business consistent with past practice that provide for no severance or change in control benefits with employees permitted to be hired under the Transaction Agreement);

◦
establish, adopt, enter into, amend, terminate, adopt a formal interpretation of, or waive any of its rights under any collective bargaining agreement or Smurfit Kappa Benefit Plan;

◦
take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its current or former directors, officers, or employees;

◦
terminate the employment of any employee with an annual base salary above €300,000, other than for cause; or

◦
hire or promote any employee to a position with an annual base salary above €300,000;

•
except in connection with any change by Smurfit Kappa, Smurfit WestRock or Merger Sub or the Smurfit Kappa subsidiaries of their accounting to U.S. GAAP, which shall be made in reasonable consultation with WestRock, make any change in material financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in IFRS EU or U.S. GAAP or the rules and regulations of the applicable stock exchange;

•
authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations or entry into any material joint venture, partnership or strategic alliance, except for (A) transactions between Smurfit Kappa and a wholly owned Smurfit Kappa subsidiary or between wholly owned Smurfit Kappa subsidiaries, (B) purchases of raw materials, supplies or inventory made in the ordinary course of business consistent with past practice or (C) in one or more transactions with respect to which the aggregate consideration does not exceed €50,000,000 individually or €100,000,000 in the aggregate;
•
amend the Organizational Documents of Smurfit Kappa, Smurfit WestRock, Merger Sub, any significant subsidiary of Smurfit Kappa or other material Smurfit Kappa subsidiary;

•
issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares (including restricted shares), voting securities or other equity interest in Smurfit Kappa or any Smurfit Kappa subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Smurfit Kappa Equity Awards, other than (A) issuances of Smurfit Kappa Shares in respect of any exercise, vesting or settlement of Smurfit Kappa Equity Awards, in each case outstanding on the date of the Transaction Agreement or permitted to be granted hereunder or (B) transactions between Smurfit Kappa and a wholly owned Smurfit Kappa subsidiary or between wholly owned Smurfit Kappa subsidiaries directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) withholding of Smurfit Kappa Shares otherwise deliverable pursuant to Smurfit Kappa Equity Awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto pursuant to the terms of such awards, (ii) the acquisition by Smurfit Kappa of Smurfit Kappa Equity Awards in connection with the forfeiture of such awards and (iii) transactions between Smurfit Kappa and a wholly owned Smurfit Kappa subsidiary or between wholly owned Smurfit Kappa subsidiaries;

•
(A) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any Indebtedness (as defined in the Transaction Agreement) owed by Smurfit Kappa or any Smurfit Kappa subsidiary or guarantee any indebtedness of another Person or (B) issue or sell any debt securities of Smurfit Kappa or any Smurfit Kappa subsidiary, including options, warrants, calls or other rights to acquire any debt securities of Smurfit Kappa or any Smurfit Kappa subsidiary;

•
make any loans to any other person, except for loans among (A) Smurfit Kappa and its wholly owned Smurfit Kappa subsidiaries or among Smurfit Kappa’s wholly owned Smurfit Kappa subsidiaries or (B) Smurfit WestRock and its wholly owned subsidiaries or among Smurfit WestRock’s wholly owned subsidiaries;

•
sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any lien (other than certain permitted liens), any of its properties or assets (including shares in the capital of the Smurfit Kappa subsidiaries), except (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) such transactions (other than pledges) with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds €50,000,000 individually or €100,000,000 in the aggregate and (C) for transactions among Smurfit Kappa and its wholly owned Smurfit Kappa subsidiaries or among wholly owned Smurfit Kappa subsidiaries;

•
compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Smurfit Kappa or any of the Smurfit Kappa subsidiaries (including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (A) is for an amount (in the case of amounts payable by Smurfit Kappa or any of the Smurfit Kappa subsidiaries, to the extent not covered by insurance proceeds) not to exceed, for any such compromise or settlement, €10,000,000 individually or €50,000,000 in the aggregate, (B) does not impose any injunctive or other non-monetary relief (other than immaterial and non-monetary relief incidental thereto) on Smurfit Kappa and the Smurfit Kappa subsidiaries, (C) does not provide for the license of any intellectual property and (D) relates to taxes (which shall be governed exclusively by the following bullet);

•
make, change or revoke any material tax election, adopt or change any tax accounting period or material method of tax accounting, file any material amended tax return, settle or compromise any audit, assessment, investigation or other proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to any material tax, surrender any right to claim a material tax refund, or request any tax ruling from any governmental entity;
•
make any new capital expenditure or capital expenditures in excess of one hundred and ten percent (110%) of the amounts set forth in the 2023-2024 capital plan and budget for Smurfit Kappa provided to WestRock prior to the date of the Transaction Agreement; provided that any acquisition transactions that are permitted capital expenditures under limb (C) of the fifth bullet above shall be counted against the one hundred and ten percent (110%) capital expenditure threshold in this bullet;

•
proceed with or engage in certain transactions or actions, without consulting with WestRock reasonably in advance of such transactions or actions and without WestRock’s written consent, which shall not be unreasonably withheld, conditioned or delayed, if such transaction or action would reasonably be expected to have adverse tax consequences on the Combination that, individually or in the aggregate, are material to Smurfit Kappa and Smurfit Kappa subsidiaries or after Completion, to Smurfit WestRock and subsidiaries; or

•
agree, in writing or otherwise, to take any of the foregoing actions.

Non-Solicitation
The Transaction Agreement contains provisions outlining the circumstances in which Smurfit Kappa and WestRock may solicit, initiate or knowingly encourage or knowingly facilitate or engage in discussions or negotiations regarding, any potential Competing Proposals (defined below) or inquiries, proposals or offers which constitute or would reasonably be expected to lead to a Competing Proposal.
Under these reciprocal (except as noted below) provisions, each of Smurfit Kappa and WestRock has agreed that, except as expressly provided by the Transaction Agreement, until the earlier of the Merger Effective Time and the date on which the Transaction Agreement is terminated in accordance with its terms, it will not, and it will cause its affiliates and its and their respective directors, officers, employees, consultants, financial advisors, accountants legal counsel, investment bankers, and other agents, advisors and representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Competing Proposal;

•
participate in any negotiations regarding, or furnish to any Person any non-public information relating to the party or any subsidiary of such party in connection with a Competing Proposal;

•
engage in discussions with any Person with respect to any Competing Proposal;

•
except as required by the duties of the members of the party’s board of directors under applicable law, waive, terminate, modify or release any Person (other than, in the case of WestRock, Smurfit Kappa, Smurfit WestRock and Merger Sub and their respective affiliates, and, in the case of Smurfit Kappa, WestRock and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation;

•
make a Change of Recommendation (as defined below); or

•
resolve or agree to do any of the foregoing.

The Transaction Agreement also requires each of Smurfit Kappa and WestRock to, and to cause its affiliates and its and their respective directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives to, immediately cease any and all existing discussions or negotiations with any parties (or provision of any non-public information to any parties) conducted prior to the entry into the Transaction Agreement with respect to any Competing Proposal or potential Competing Proposal.

For purposes of this proxy statement/prospectus:
•
“Change of Recommendation” means, with respect to either WestRock or Smurfit Kappa:

◦
approving or recommending, or proposing publicly to approve or recommend, any Competing Proposal;

◦
withdrawing, changing, amending, modifying or qualifying, or proposing publicly to withdraw, change, amend, modify or qualify the Board Recommendation (as defined below);

◦
entering into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Competing Proposal;

◦
(i) failing to send to such party’s shareholders, within 10 Business Days after the commencement of a tender or exchange offer relating to the party’s shares (or, if earlier, at least three Business Days prior to, in the case of WestRock, the WestRock Special Meeting, or, in the case of Smurfit Kappa, the EGM or the Scheme Meeting) a statement disclosing that the party recommends rejection of such tender or exchange offer and reaffirming the Board Recommendation or (ii) stating that the party recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than, in the case of WestRock, a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or, in the case of Smurfit Kappa, a “stop, look and listen” communication) with respect to such tender or exchange offer; or

◦
failing to publicly reaffirm the Board Recommendation within 10 Business Days of such other party’s written request to do so (or, if earlier, at least three Business Days prior to, in the case of WestRock, the WestRock Special Meeting, or, in the case of Smurfit Kappa, the EGM or the Scheme Meeting) following the public announcement of any Competing Proposal (or any material amendment, including any change to the price or form of consideration); provided that the requesting party shall not be entitled to make such written request, and the party shall not be required to make such reaffirmation, more than once with respect to any Competing Proposal (or any material amendment thereto).

•
“Board Recommendation” means, with respect to WestRock, the recommendation by the WestRock Board to WestRock Stockholders that they approve and adopt the Transaction Agreement and the Combination, including the Merger, pursuant to the DGCL and the DLLCA, and with respect to Smurfit Kappa, the recommendation by the Smurfit Kappa Board to Smurfit Kappa Shareholders that they vote in favor of the EGM Resolutions and the Scheme Resolution.

•
“Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by, in the case of WestRock, Smurfit Kappa or any of its subsidiaries, or in the case of Smurfit Kappa, WestRock or any of its subsidiaries) at any time which is structured to permit any Person or group or any of their respective shareholders to acquire, directly or indirectly, beneficial ownership of at least 20% of the properties or assets (including shares in the capital of the party’s subsidiaries) of, equity interest in, or businesses of, the party or the party’s group (whether pursuant to a merger, consolidation, scheme of arrangement or other business combination, or any sale or issuance of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multistep transaction or series of related transactions), in each case other than the Combination.

If a party receives, prior to the receipt of the Smurfit Kappa Shareholder Approval, in the case of Smurfit Kappa, or prior to the receipt of the WestRock Stockholder Approval, in the case of WestRock, a bona fide, unsolicited, written Competing Proposal which the relevant party’s board of directors determines in good faith after consultation with such party’s outside legal and financial advisors (i) constitutes a Superior Proposal (defined below) or (ii) would reasonably be expected to result, after such party takes any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, then in either event (if such party has not materially breached its non-solicitation obligations under the Transaction Agreement), the party may (x) furnish non-public information to the person making such Superior Proposal, if, and only if, prior to so furnishing such information, such party receives from such person an executed confidentiality agreement that contains terms that are no less favorable in the aggregate to such party than those contained in the confidentiality agreement between Smurfit Kappa and WestRock, except that such confidentiality agreement need not include standstill provisions that would restrict the making of or amendment or modification to Competing Proposals, and promptly (but in no event later than twenty-four (24) hours thereafter) provide a copy thereof to the other party and (y) engage in discussions or negotiations with such person with respect to the Competing Proposal.
Each of Smurfit Kappa and WestRock, as applicable, is required to notify the other promptly (but in any event no later than 24 hours) after (i) receipt of any Competing Proposal or any offers, proposals or inquiries that would reasonably be expected to lead to a Competing Proposal, (ii) any inquiry or request for non-public information relating to such party or any subsidiary of such party by any person who has made or would reasonably be expected to make any Competing Proposal. Such notice will indicate the identity of such person and the material terms and conditions of any such proposal or offer and the nature of the information requested. In addition, each of Smurfit Kappa and WestRock shall promptly (but in any event within 24 hours) after the receipt thereof, provide to the other party copies of any written documentation and written correspondence (and summaries of oral correspondence) that describes any of the material terms or conditions of such Competing Proposal (including any draft agreements or term sheets submitted by either party in connection therewith) which is exchanged by such party with any person making such Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Competing Proposal. Each of Smurfit Kappa and WestRock, as applicable, is also required to keep the other party reasonably informed of the status and material terms (including any amendments thereto) of any such Competing Proposal and the nature of any information requested with respect thereto. Each party has agreed to promptly (but in any event within 24 hours) provide to the other party any material non-public information provided to any other Person in connection with any potential Competing Proposal that was not previously provided to such other party. Smurfit Kappa and WestRock shall not take any action to exempt any person from the restrictions on “business combinations” contained in any applicable takeover statute or otherwise cause such restrictions not to apply.
Board Change of Recommendation
Prior to the receipt of the Smurfit Kappa Shareholder Approval, in the case of Smurfit Kappa, or prior to the receipt of the WestRock Stockholder Approval, in the case of WestRock, such party’s board of directors may, subject to complying with certain obligations described below, make a Change of Recommendation:
•
following the receipt of a bona fide, unsolicited written Competing Proposal which such party’s board of directors determines in good faith after consultation with their outside legal and financial advisors is a Superior Proposal if, and only if, such party did not materially breach their non-solicitation obligations set forth in the Transaction Agreement in connection with such Competing Proposal; or

•
in response to an Intervening Event (as defined below).

In each case, such party’s board of directors must have determined in good faith after consultation with such party’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the duties of the members of the party’s board of directors under applicable law and must comply with the “Last Look” obligations described below.
For purposes of this proxy statement/prospectus:
•
“Intervening Event” means, with respect to either Smurfit Kappa or WestRock, as applicable, a material Effect that (a) was not known or reasonably foreseeable (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable) on the date of the Transaction Agreement and (b) does not relate to or involve (i) the receipt, existence of or terms of any Competing Proposal or inquiry or other communication relating thereto or the consequences thereof or (ii) any change in the applicable party’s credit rating, in and of itself, market price or trading volume, in and of itself, or the mere fact, in and of itself, that such party has met, exceeded or failed to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics (but the Effects giving rise or contributing to any of the foregoing in this clause (b)(ii) may be taken into account).

•
“Superior Proposal” means a bona fide proposal or offer constituting a Competing Proposal (with references to twenty percent (20%) being deemed to be replaced with references to eighty percent (80%)), which the board of directors of the party receiving the Competing Proposal determines in good faith after consultation with such party’s outside legal and financial advisors to be (i) more favorable to such party’s shareholders from a financial point of view than the Combination, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and the Transaction Agreement (including any changes to the terms of the Transaction Agreement proposed by the other party in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

Last Look.   Notwithstanding the above, each party’s board of directors may not make a Change of Recommendation, unless, prior to taking such action, such party:
•
provides the other party with five Business Days’ prior written notice advising the other party it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of a Change of Recommendation as a result of an Intervening Event, the material facts and circumstances relating to the applicable Intervening Event, or, in the case of a Change of Recommendation as a result of a Superior Proposal, the material terms and conditions of the Competing Proposal); and

•
during such five-Business-Day period such party will consider in good faith any proposal by such other party to amend the terms of the Transaction Agreement in a manner that would obviate the need to effect the Change of Recommendation and shall, to the extent requested by the other party, negotiate in good faith in connection with the other party and its representatives and, in the case of a Change of Recommendation as a result of a Superior Proposal, consider in good faith any proposal by the other party to amend the terms and conditions of the Transaction Agreement such that such Competing Proposal would no longer constitute a Superior Proposal and shall, to the extent requested by such other party, negotiate in good faith with such other party and its representatives in connection therewith.

No Change of Recommendation will relieve either party from its obligations to submit the matters which are subject to approval by its shareholders to its shareholders at the WestRock Special Meeting, the EGM or Scheme Meeting in accordance with the terms of the Transaction Agreement. In the event of any material amendment to the amount or form of consideration payable in connection with any such Competing Proposal shall require a new written notice to the other party and an additional three-Business-Day period.
Shareholder Meetings
Under the terms of the Transaction Agreement, the parties have agreed to use their reasonable best efforts to cause the WestRock Special Meeting, the Scheme Meeting, and the Extraordinary General Meeting to be held on the same date.
WestRock Special Meeting
WestRock has agreed to, in accordance with applicable law and its Organizational Documents, use its reasonable best efforts to cause this proxy statement/prospectus to be mailed to the WestRock Stockholders entitled to vote at the WestRock Special Meeting and to hold the WestRock Special Meeting as promptly as reasonably practicable after this proxy statement/prospectus is declared effective under the Securities Act. To the extent that the WestRock Board has not made a Change of Board Recommendation pursuant to the terms of the Transaction Agreement (as described in the section of this proxy statement/prospectus entitled “The Transaction Agreement — Board Change of Recommendation”), WestRock will, through the WestRock Board, make the WestRock Board Recommendation, include such Board Recommendation in this proxy statement/prospectus and solicit and use its reasonable best efforts to obtain the WestRock Stockholder Approval.
WestRock will not adjourn or postpone the WestRock Special Meeting; provided, however, that WestRock may, without the consent of Smurfit Kappa, adjourn or postpone the WestRock Special Meeting

(i) if, on a date for which the WestRock Special Meeting is scheduled, WestRock has not received proxies representing a sufficient number of shares of WestRock Stock to obtain the WestRock Stockholder Approval whether or not a quorum is present, in which case WestRock will have the right to make one or more successive postponements or adjournments of the WestRock Special Meeting, but only until a meeting can be held at which there are a sufficient number of votes of holders of WestRock Stock to obtain the WestRock Stockholder Approval, provided that no postponement or adjournment of the WestRock Special Meeting pursuant to this section (i) may be for a period of more than 10 Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 days after the date for which the WestRock Special Meeting was originally scheduled and (y) 20 Business Days before the End Date or (ii) to the extent required by applicable law, including adjournments or postponements to the extent reasonably necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided or made available to WestRock Stockholders or to permit dissemination of information which is material to the WestRock Stockholders voting at the WestRock Special Meeting, but only for so long as the WestRock Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary to give WestRock Stockholders sufficient time to evaluate any such supplement or amendment or other information. WestRock shall keep Smurfit Kappa reasonably informed in the two weeks prior to the WestRock Special Meeting of the number of proxy votes received in respect of resolutions to be proposed at the WestRock Special Meeting and, in any event, provide such number promptly upon the reasonable request of Smurfit Kappa.
Notwithstanding anything in the Transaction Agreement (including any Change of Recommendation by WestRock), unless the Transaction Agreement is terminated in accordance with its terms prior to the time of the WestRock Special Meeting, the WestRock Special Meeting shall be convened and the Transaction Agreement shall be submitted to the WestRock Stockholders at the WestRock Special Meeting in accordance with the terms of the Transaction Agreement, and nothing contained therein shall be deemed to relieve WestRock of its obligations to submit the Transaction Agreement to the WestRock Stockholders for a vote on the approval and adoption thereof.
Smurfit Kappa Scheme Meeting and Extraordinary General Meeting
Smurfit Kappa, Smurfit WestRock and Merger Sub have agreed to, (i) as promptly as reasonably practicable, make all necessary applications to the Irish High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the Irish High Court to order that the Scheme Meeting be convened as promptly as reasonably practicable following the effectiveness of this proxy statement/prospectus), and use their reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as reasonably practicable in order to facilitate the despatch of the Smurfit Kappa Shareholder Circular and seek such directions of the Irish High Court as they consider necessary or desirable in connection with such Scheme Meeting, (ii) procure the publication of the requisite advertisements and despatch of the Smurfit Kappa Shareholder Circular and the forms of proxy for use at the Scheme Meeting and the Extraordinary General Meeting to Smurfit Kappa Shareholders on the Smurfit Kappa Register of Members on the record date as agreed with the Irish High Court, and thereafter publish and/or post such other documents and information as the Irish High Court may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable law as promptly as reasonably practicable after the approval of the Irish High Court to publish or post such documents have been obtained, (iii) unless the Smurfit Kappa Board has affected a Change of Recommendation pursuant to the terms of the Transaction Agreement, procure that the Smurfit Kappa Shareholder Circular include the Smurfit Kappa Board Recommendation, (iv) include in the Smurfit Kappa Shareholder Circular a notice convening the Extraordinary General Meeting to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the EGM Resolutions and the Smurfit Kappa Distributable Reserves Proposal and such other resolutions as Smurfit Kappa considers necessary or appropriate for the purposes of implementing the Scheme or the Merger, (v) prior to the Scheme Meeting and the Extraordinary General Meeting, keep WestRock reasonably informed in the two (2) weeks prior to the Scheme Meeting and the Extraordinary General Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Scheme Meeting and/or the Extraordinary General Meeting, and in any event provide such number promptly upon the reasonable request of WestRock, (vi) hold the Scheme Meeting and the Extraordinary General Meeting on the date set forth in the Smurfit Kappa Shareholder Circular, or such later date as is permitted by the terms of the Transaction Agreement or as may be agreed in writing between the parties, (vii) following the Scheme Meeting and the Extraordinary General Meeting, assuming the Smurfit Kappa Resolutions are duly passed and all other Conditions (except for those Conditions which by their terms are to be satisfied on the Sanction Date) are satisfied or waived, take all necessary steps on the part of Smurfit Kappa to prepare and issue such court documents as are required to seek the sanction of the High Court to the Scheme as promptly as reasonably practicable thereafter (provided that Smurfit Kappa shall be permitted to make honest and complete disclosure to the Irish High Court at the Scheme Hearing as required by applicable law), (viii) give such undertakings as are required by the Irish High Court in connection with the Scheme and as Smurfit Kappa determines to be reasonable or desirable to implement the Scheme, (ix) in the case of Smurfit WestRock only, instruct counsel to appear on its behalf at the Scheme Meeting and undertake to be bound by the terms of the Scheme insofar as it relates to Smurfit WestRock and (x) unless the Smurfit Kappa Board has effected a Change of Recommendation pursuant to the terms of the Transaction Agreement, keep WestRock reasonably informed as to the performance of the Smurfit Kappa obligations pursuant to the Scheme.
Save as required by law and/or the Irish High Court, Smurfit Kappa may not:
•
amend the Scheme after despatch of the Smurfit Kappa Shareholder Circular without the consent of WestRock (such consent not to be unreasonably withheld, conditioned or delayed);

•
adjourn or postpone the Scheme Meeting or the Extraordinary General Meeting after despatch of the Smurfit Kappa Shareholder Circular without the consent of WestRock, except (i) in the case of adjournment, if requested by the Smurfit Kappa Shareholders (on a poll) to do so, provided that the resolution was not proposed by Smurfit Kappa or any of its affiliates or any of its or its affiliates’ officers, directors, employees, agents or other representatives, (ii) to the extent required by applicable law, including adjournments or postponements to the extent reasonably necessary to ensure that any required supplement or amendment to the Smurfit Kappa Shareholder Circular is provided or made available to the Smurfit Kappa Shareholders or to permit dissemination of information which is material to shareholders voting at the Scheme Meeting or the Extraordinary General Meeting, but only for so long as the Smurfit Kappa Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary to give the Smurfit Kappa Shareholders sufficient time to evaluate any such supplement or amendment or other information or (iii) if as of the time the Scheme Meeting or Extraordinary General Meeting is scheduled (as set forth in the Smurfit Kappa Shareholder Circular), there are insufficient Smurfit Kappa Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the Extraordinary General Meeting, but only until a meeting can be held at which there are a sufficient number of Smurfit Kappa Shares represented to constitute a quorum or (B) voting for the approval of the Scheme Resolution or the EGM Resolutions, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Smurfit Kappa Shares to approve the Scheme Resolution or the EGM Resolutions, as applicable; provided, further, that no such postponement or adjournment pursuant to sub-clause (iii) above may be for a period of more than 10 Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 Business Days after the date on which the Scheme Meeting or Extraordinary General Meeting was originally scheduled, as applicable, and (y) 20 Business Days before the End Date; or

•
amend the EGM Resolutions and the Scheme Resolution (in each case, in the form set out in the Smurfit Kappa Shareholder Circular) after despatch of the Smurfit Kappa Shareholder Circular without the consent of WestRock (such consent not to be unreasonably withheld, conditioned or delayed).

No Change of Recommendation by the Smurfit Kappa Board shall relieve Smurfit Kappa from its obligations to submit the matters which are the subject of the Smurfit Kappa Shareholder Approval to the Smurfit Kappa Shareholders at the EGM and the Court Meeting in accordance with the terms of the Transaction Agreement.
Smurfit WestRock Distributable Reserves Creation and Certain Shareholder Resolutions
Unless WestRock and Smurfit Kappa otherwise agree, (i) WestRock is required to use its reasonable best efforts to submit to the vote of the WestRock Stockholders at the WestRock Special Meeting the

WestRock Distributable Reserves Proposal and (ii) Smurfit Kappa is required to use its reasonable best efforts to submit to the vote of the Smurfit Kappa Shareholders at the EGM the Smurfit Kappa Distributable Reserves Proposal. The parties have agreed that none of the approval of the WestRock Distributable Reserves Proposal, the approval of the Smurfit Kappa Distributable Reserves Proposal or the implementation of the Smurfit WestRock Distributable Reserves Creation will be a condition to the parties’ obligation to effect the Smurfit Kappa Share Exchange or the Merger.
Prior to Completion, Smurfit Kappa and Smurfit WestRock are required to procure the passing, in each case by the requisite majority, of resolutions of the shareholders of Smurfit WestRock approving (i) the re-registration of Smurfit WestRock as a public limited company, (ii) the Smurfit WestRock Distributable Reserves Creation, (iii) an increase of Smurfit WestRock’s authorized share capital, (iv) the ability of Smurfit WestRock to purchase its own shares and reissue treasury shares and (v) amendments to the Smurfit WestRock Constitution in the form agreed by the parties acting reasonably and in good faith with the objective to align to the greatest extent practicable the amended Smurfit WestRock Constitution with the form of the memorandum and articles of association of Smurfit Kappa immediately prior to Completion as supplement by such amendments which are contemplated by the Transaction Agreement or may be required or customary for an Irish public limited company listed on both the LSE and the NYSE.
Subject to approval of the Smurfit Kappa Distributable Reserves Proposal by the Smurfit Kappa Shareholders, the WestRock Distributable Reserves Proposal by the WestRock Stockholders, and the Smurfit WestRock Distributable Reserves Creation by the pre-Completion shareholders of Smurfit WestRock, Smurfit WestRock is required, as promptly as reasonably practicable following Completion, to prepare and file an application to the Irish High Court for an order pursuant to the Irish Companies Act approving the Smurfit WestRock Distributable Reserves Creation.
Efforts to Obtain Required Approvals
Subject to the terms and conditions of the Transaction Agreement, each of Smurfit Kappa and WestRock has agreed to, and to cause each of their respective subsidiaries to, cooperate and to use their respective reasonable best efforts to obtain any clearances required in connection with the consummation of the Combination under the HSR Act and any other Antitrust Laws. In particular, each party has agreed:
•
to provide as promptly as reasonably practicable any additional information and documentary material as may be requested by a governmental entity;

•
to jointly develop, and cooperate with the other and consider in good faith the views of the other in connection with, all communications and strategy (both substantive and procedural, including relating to timing and any voluntary extensions thereof) relating to the obtaining of clearances from governmental entities under Antitrust Laws in connection with the Combination;

•
to respond in good faith to any reasonable requests for information made by the other party in connection with such matters and allow the other party and its counsel a reasonable opportunity to review in advance and comment on the drafts of all such filings, submissions and other communications and consider such comments in good faith;

•
not to, and cause their subsidiaries and affiliates not to, agree to stay, toll or extend any applicable waiting period under any Antitrust Laws, enter into or extend a timing agreement with any governmental entity or withdraw or refile any filing under any Antitrust Laws, without the prior written consent of the other party;

•
to promptly advise each other of any material written or oral communication (received by it or any subsidiary) from any governmental entity in connection with the consummation of the Combination;

•
not to participate in any meeting or material discussion with any governmental entity in respect of any filing, investigation, or enquiry concerning the Transaction Agreement or the Combination unless it consults with the other party in advance, and, unless prohibited by such governmental entity, gives the other party the opportunity to attend; and

•
to promptly furnish the other party with copies of all material correspondence, filings, and written communications between them and their subsidiaries and representatives, on the one hand, and any governmental entity or its respective staff, on the other hand, with respect to the Transaction Agreement and the Combination.
In furtherance and not in limitation of the foregoing, and to resolve the objections, if any, that a governmental entity may assert under any Antitrust Laws with respect to the Combination, and to avoid or eliminate any impediment under any Antitrust Laws that may be asserted by any governmental entity with respect to the Combination so as to enable Completion to occur as promptly as reasonably practicable and in any event no later than the End Date, Smurfit Kappa and WestRock agreed to (i) propose, negotiate, commit to and effect, by consent decree or otherwise, the sale, divestiture, license, or disposition of any businesses, assets, equity interests, product lines or properties of Smurfit Kappa or WestRock (or any of their respective subsidiaries), including by proposing, negotiating, committing to, and effecting, any ancillary agreements or arrangements reasonably necessary to effectuate such sale, divestiture, license, or disposition, and (ii) take any action, or agree to take any action, that would limit Smurfit Kappa’s, WestRock’s, or any of their respective subsidiaries’ (or, following Completion, Smurfit WestRock’s) freedom of action with respect to any businesses, assets, equity interests, product lines or properties of Smurfit Kappa or WestRock (or any of their respective subsidiaries) as may be required in order to obtain all clearances required under any Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Combination or delay Completion, in each case to permit and cause the applicable conditions to be satisfied as promptly as reasonably practicable and in any event prior to the End Date. To assist Smurfit Kappa in complying with these obligations, WestRock shall, and shall cause its subsidiaries to, enter into one or more agreements requested by Smurfit Kappa to be entered into by any of them prior to Completion with respect to any transaction to divest or other remedial action with respect to any of the businesses, assets, equity interests, product lines or properties of WestRock or any of its subsidiaries; provided, however, that the consummation of the transactions provided for in any such agreement for a remedial action shall be conditioned upon Completion. Notwithstanding anything in the Transaction Agreement to the contrary, nothing in the Transaction Agreement shall require, or be deemed to require, Smurfit Kappa or WestRock (or any of their respective subsidiaries), or permit, or be deemed to permit, WestRock (or any of its subsidiaries), without the prior written consent of Smurfit Kappa, to take, agree to take, or consent to the taking of any remedial action with respect to any businesses, assets, equity interests, product lines or properties of Smurfit Kappa or WestRock (or any of their respective subsidiaries), or any combination thereof, that in the aggregate generated total revenues in excess of $750,000,000 in the 12-month period ended December 31, 2022.
Neither WestRock nor Smurfit Kappa shall, and each of WestRock and Smurfit Kappa shall not permit any of its subsidiaries or affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to any commercial or strategic relationship with any person, in each case, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any such clearances or (ii) materially increase the risk of any governmental entity entering an order or injunction prohibiting the consummation of the Combination.
Directors’ and Officers’ Insurance and Indemnification
Smurfit WestRock has agreed that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of the Transaction Agreement in favor of each present and former director, officer or employee of WestRock, Smurfit Kappa or any of their respective subsidiaries provided for in their respective Organizational Documents or in any agreement to which Smurfit Kappa or WestRock (as applicable) or any of their respective subsidiaries is a party in respect of actions or omissions occurring at or prior to the Merger Effective Time (in respect of WestRock and its subsidiaries) or the Scheme Effective Time (in respect of Smurfit Kappa and its subsidiaries) (including actions or omissions occurring at or prior to the Merger Effective Time (in respect of WestRock and its subsidiaries) or the Scheme Effective Time (in respect of Smurfit Kappa and its subsidiaries) arising out of the Combination) shall survive the consummation of the Combination and shall continue in full force and effect in accordance with their terms. For a period of six years after the Merger Effective Time, Smurfit

WestRock is required to maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organizational Documents of WestRock, Smurfit Kappa and their respective subsidiaries or in any agreement to which WestRock, Smurfit Kappa or any of their respective subsidiaries is a party and is prohibited from amending, repealing or otherwise modifying such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Merger Effective Time (in respect of WestRock and its subsidiaries) or the Scheme Effective Time (in respect of Smurfit Kappa and its subsidiaries) were directors, officers or employees of WestRock or Smurfit Kappa (as applicable) or any of their respective subsidiaries in respect of actions or omissions occurring at or prior to the Merger Effective Time or the Scheme Effective Time (as applicable) (including actions or omissions occurring at or prior to the Merger Effective Time or the Scheme Effective Time (as applicable) arising out of the Combination); provided, however, that in the event that any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Merger Effective Time or within such six-year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this paragraph in respect thereof shall continue until disposition thereof.
At and after the Merger Effective Time (in the case of WestRock and its subsidiaries) or the Scheme Effective Time (in the case of Smurfit Kappa and its subsidiaries), WestRock and Smurfit Kappa, as applicable, have agreed, and Smurfit WestRock has agreed to cause WestRock and Smurfit Kappa, as applicable, to the fullest extent permitted under applicable law, to indemnify and hold harmless each present and former director, officer or employee of WestRock or Smurfit Kappa, as applicable, and their respective subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of any other company, joint venture, trust or enterprise if such service was at the request or for the benefit of WestRock or Smurfit Kappa, as applicable, or any of their respective subsidiaries (each, together with his or her respective heirs and representatives, an “Indemnified Party”) against all costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law; provided, that each such Indemnified Party provides an undertaking to repay such advances if it is ultimately determined that such party is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Merger Effective Time or the Scheme Effective Time, as applicable), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of WestRock or Smurfit Kappa, as applicable, or any of their respective subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of WestRock or Smurfit Kappa, as applicable, or any of their respective subsidiaries, in each case occurring or alleged to have occurred at or before the Merger Effective Time or the Scheme Effective Time, as applicable (including actions or omissions occurring at or prior to the Merger Effective Time or the Scheme Effective Time, as applicable, arising out of the Combination).
For a period of six years after the Merger Effective Time (in the case of WestRock and its subsidiaries) or the Scheme Effective Time (in the case of Smurfit Kappa and its subsidiaries), Smurfit WestRock shall cause to be maintained in effect (i) the coverage provided by the directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Merger Effective Time or the Scheme Effective Time, as applicable, maintained by WestRock or Smurfit Kappa, as applicable, and their respective subsidiaries with respect to any matters arising on or before the Merger Effective Time or the Scheme Effective Time, as applicable (provided that Smurfit WestRock may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions which are no less favorable to the insured), or (ii) a “tail” policy (which WestRock or Smurfit Kappa may purchase at its option prior to the Merger Effective Time or the Scheme Effective Time, as applicable, and, in such case, Smurfit WestRock will cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honored by WestRock or Smurfit Kappa, as applicable) under the applicable existing directors’ and officers’ policy that covers those persons who are currently covered by the applicable directors’ and officers’ policy in effect as of the date of the Transaction Agreement for actions and omissions occurring at or prior to the Merger Effective Time or the Scheme Effective Time, as applicable, is from a carrier with comparable credit ratings to the applicable existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favorable to the insured than those of the applicable directors’ and officers’ insurance policy in effect as of the date of the Transaction Agreement;

provided, however, that, after the Merger Effective Time or the Scheme Effective Time, as applicable, Smurfit WestRock shall not be required to pay annual premiums in excess of (and if WestRock or Smurfit Kappa purchase such a tail policy, the cost thereof shall not exceed) three hundred percent (300%) of the last annual premium paid by WestRock or Smurfit Kappa, as applicable, prior to the date of the Transaction Agreement in respect of the coverages required to be obtained pursuant hereto, but in such case WestRock or Smurfit Kappa, as applicable, shall purchase as much coverage as reasonably practicable for such amount.
Employee Benefits
Smurfit Kappa and WestRock are required to cooperate in good faith in reviewing, evaluating and analyzing the Smurfit Kappa Benefit Plans and WestRock Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Smurfit Kappa Benefit Plans or WestRock Benefit Plans, as applicable, that shall apply with respect to employees of Smurfit WestRock and its subsidiaries (including the Surviving Corporation and its subsidiaries) after the Merger Effective Time (collectively, the “New Benefit Plans”), which New Benefit Plans shall, to the extent permitted by applicable law, and among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities and (ii) not discriminate between employees who were covered by Smurfit Kappa Benefit Plans, on the one hand, and those covered by WestRock Benefit Plans, on the other hand, at the Merger Effective Time. Smurfit Kappa and WestRock have agreed that the consummation of the transactions contemplated by the Transaction Agreement will result in a change in control (or any other words or terms of similar import) for purposes of all WestRock Benefit Plans.
Each individual who is an employee of WestRock or any of the WestRock subsidiaries or Smurfit Kappa or any of the Smurfit Kappa subsidiaries immediately prior to the Merger Effective Time (including those on any paid time off or leave of absence) and continues to be an employee of Smurfit WestRock or the Surviving Corporation or any subsidiary thereof immediately following the Merger Effective Time is referred to as a “Continuing Employee.” For a period of 12 months following the Merger Effective Time, Smurfit WestRock shall, and shall cause its subsidiaries to, maintain for the benefit of each Continuing Employee (i) a base salary or wage rate that is no less favorable than those in effect for such employee as of the Merger Effective Time, (ii) target annual (or other short-term periodic) cash incentive opportunities (including annual bonus and commission) and equity and equity-based incentive opportunities (provided that Smurfit WestRock may elect to substitute cash incentive opportunities for equity and equity-based incentive opportunities and may set performance metrics and goals) that are no less favorable in the aggregate than those in effect for such employee as of the Merger Effective Time, and (iii) severance benefits that are no less favorable than the benefits provided under the applicable WestRock Benefit Plan or Smurfit Kappa Benefit Plan as of the Merger Effective Time.
Effective as of the Merger Effective Time and thereafter, Smurfit WestRock shall provide or cause to be provided that periods of employment with WestRock or Smurfit Kappa (including any current or former affiliate or predecessor thereof) shall be taken into account for all purposes under all employee benefit plans maintained by Smurfit WestRock or an affiliate of Smurfit WestRock for the benefit of the Continuing Employees following the Merger Effective Time, as applicable, including paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than as would result in a duplication of benefits or for any purpose under any defined benefit pension plan, postretirement welfare plan, or plan that is grandfathered or frozen, in each case, in which the applicable Continuing Employee did not participate prior to the Merger Effective Time).
Effective as of the Merger Effective Time and thereafter, Smurfit WestRock shall, and shall cause its subsidiaries to, use commercially reasonable efforts to (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Smurfit WestRock or any affiliate of Smurfit WestRock (except to the extent applicable under WestRock Benefit Plans or Smurfit Kappa Benefit Plans, as applicable, immediately prior to the Merger Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent that such evidence of insurability requirements were not applicable to the Continuing Employees under the WestRock Benefit Plans or Smurfit Kappa Benefit Plans, as applicable, immediately prior to the Merger Effective

Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the WestRock Benefit Plans or Smurfit Kappa Benefit Plans, as applicable, prior to the Completion Date during the year in which the Completion Date occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Smurfit WestRock or an affiliate of Smurfit WestRock for such year.
Tax Matters
The parties have agreed to treat and report and file all tax returns in a manner consistent with the Intended Tax Treatment and not take a position in any tax proceeding or otherwise inconsistent with the Intended Tax Treatment, subject to certain exceptions. The parties have agreed to use commercially reasonable efforts and cooperate in good faith to cause the transactions contemplated by the Transaction Agreement to qualify for the Intended Tax Treatment, including furnishing information reasonably requested by the other parties.
The parties have agreed to use commercially reasonable efforts and cooperate in good faith to finalize, agree to and implement the specific acquisition structure for effecting the Merger pursuant to the Transaction Agreement and determining the U.S. federal income tax treatment of the Merger, including with respect to certain matters set forth in the Smurfit Kappa disclosure schedule, which cooperation includes taking such actions as may be necessary to implement such acquisition structure as finally agreed by the parties pursuant to the Transaction Agreement, including by entering into appropriate amendments to the Transaction Agreement; provided that no party is required to take any action or agree to any amendment if such action or amendment would change the amount and type of consideration payable to any Smurfit Kappa Shareholder or any WestRock Stockholder or would delay Completion.
Each of Smurfit Kappa and WestRock has agreed, upon request by the other, to use commercially reasonable efforts and reasonably cooperate with one another in connection with the issuance to Smurfit Kappa or WestRock of an opinion of external counsel or other tax advisor relating to the tax treatment of the transactions to Smurfit Kappa’s and WestRock’s shareholders, respectively. Each of Smurfit Kappa and WestRock has agreed to use commercially reasonable efforts to deliver to the relevant counsel or other tax advisor, upon reasonable request therefor, certificates in form and substance reasonably acceptable to such counsel or tax advisor, containing customary representations reasonably necessary or appropriate for such counsel or tax advisor to render such opinion. However, no such opinion is required under the Transaction Agreement.
Financing
In connection with the entry into the Transaction Agreement, Smurfit Kappa entered into the Commitment Letter as defined in the section of this proxy statement/prospectus entitled “Debt Financing.” Smurfit Kappa subsequently entered into the Bridge Facility Agreement, as defined in the section of this proxy statement/prospectus entitled “Debt Financing.” Smurfit Kappa Treasury subsequently issued the Notes, as defined in the section of this proxy statement/prospectus entitled “Debt Financing” and the commitments under the Bridge Facility Agreement were automatically cancelled as a result. The material terms of the Notes are described in more detail under the section to this proxy statement/prospectus entitled “Debt Financing.”
Pursuant to the Transaction Agreement, Smurfit Kappa has agreed to use its reasonable best efforts to obtain funds sufficient to fund any financing amounts by the Merger Effective Time and not to (i) make any amendment to the Commitment Letter that would reduce the amount of funds available thereunder to less than the amount Smurfit Kappa would need (together with all other sources of funding available to them) to fund the Cash Consideration or (ii) terminate the Commitment Letter to the extent doing so would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated thereby.
Prior to the Merger Effective Time, WestRock has agreed to use reasonable best efforts to cause its subsidiaries and their respective representatives to provide to Smurfit Kappa all customary cooperation and customary financial information that may be reasonably requested by Smurfit Kappa in connection with the arrangement and consummation of the Transaction Financing, in each case consistent with the terms of the Transaction Agreement, subject to customary exceptions.
Smurfit Kappa shall indemnify and hold harmless WestRock, its subsidiaries and their respective affiliates and representatives from and against any and all liabilities, losses, damages and claims incurred by them in connection with their cooperation in arranging the Transaction Financing, except in instances of gross negligence, bad faith or willful misconduct on the part of WestRock, its subsidiaries or any of their respective representatives.
Under the Transaction Agreement, Smurfit Kappa and Smurfit WestRock also expressly acknowledge and agree that their obligations under the Transaction Agreement are not conditioned in any manner upon Smurfit Kappa obtaining the Transaction Financing or any other financing.
Treatment of WestRock Indebtedness
Under the Transaction Agreement, WestRock agreed to cooperate in the solicitation of consents to certain amendments reasonably requested by Smurfit Kappa to certain of WestRock’s indentures and credit facilities, including by executing supplemental indentures or amendments, as applicable. WestRock also agreed to (i) provide cooperation in connection with one or more tender offers and/or exchange offers conducted by Smurfit Kappa with respect to WestRock’s existing notes, which offers must be expressly conditioned on the occurrence of the Merger Effective Time and (ii) take actions to facilitate the termination at the Merger Effective Time of any existing indebtedness of WestRock which is to be discharged or terminated at such time in accordance with the terms thereof.
On September 20, 2023, WRKCo Inc. (a wholly owned subsidiary of WestRock, and the issuer of WestRock’s existing notes) commenced a consent solicitation through which it solicited consents from holders of its notes to (i) amend the definition of “Change of Control” applicable for the relevant series of the notes to add an exception for the Merger and (ii) make other changes of a technical or conforming nature to the relevant indentures necessary or desirable for the implementation of the proposed amendment. On September 27, 2023, WRKCo Inc. announced that as of the expiration time of the consent solicitations, it had received consents from holders of the majority in aggregate principal amount of the outstanding WestRock notes of each series from which consent was sought.
On September 27, 2023, WestRock amended its five-year unsecured revolving credit facility in an aggregate amount of $2.3 billion, consisting of a $1.8 billion U.S. revolving facility and a $500 million multicurrency revolving facility with Wells Fargo Bank, National Association, as administrative agent and multicurrency agent, to provide that the Combination would not constitute a “Change in Control” thereunder.
On September 27, 2023, WestRock amended its three-year senior unsecured revolving credit facility in an aggregate amount of €700.0 million and includes an incremental €100.0 million accordion feature to provide that the Combination would not constitute a “Change in Control” thereunder.
On September 27, 2023, WestRock amended its seven-year senior unsecured term loan facility in an aggregate principal amount of $600 million to provide that the Combination would not constitute a “Change in Control” thereunder.
On September 27, 2023, WestRock amended its three-year senior unsecured delayed draw term loan facility with an aggregate principal amount of up to $1.0 billion to provide that the Combination would not constitute a “Change in Control” thereunder.
On September 29, 2023, WestRock amended its $700.0 million receivables securitization agreement to provide that the Combination would not constitute a “Change in Control” thereunder.
While the Combination will not constitute a “Change in Control” under the credit and securitization facilities referenced above, no amendments to the reporting requirements or other conforming amendments to reflect the capital structure of Smurfit WestRock post-Combination have been made to such facilities.
Treatment of Smurfit Kappa Indebtedness
In connection with its entry into the Transaction Agreement, Smurfit Kappa sought amendments to certain of its debt facilities and agreements which contained “change of control” provisions or provisions limiting the ability of Smurfit Kappa (or Smurfit WestRock) to provide reports prepared in accordance with GAAP. Among the facilities amended were certain notes issued by subsidiaries of Smurfit Kappa and a credit facility, as further explained below.
On September 27, 2023, Smurfit Kappa Acquisitions Unlimited Company (a wholly owned subsidiary of Smurfit Kappa) and Smurfit Kappa Treasury Unlimited Company (together, the “Smurfit Kappa Notes Issuers”) commenced a consent solicitation through which each solicited consents from holders of certain series of their respective notes to (i) amend the definition of “Change of Control” applicable for the relevant series of notes to add an exception for the Combination, (ii) amend the reporting requirements applicable for the relevant series notes to allow for reporting in GAAP and (iii) make other changes of a technical or conforming nature to the relevant indentures necessary or desirable for the implementation of the proposed amendments. On October 6, 2023, the Smurfit Kappa Notes Issuers announced that as of the expiration time of the consent solicitations, they had received consents from holders of the majority in aggregate principal amount of the outstanding notes of each series from which consent was sought. No consent was sought with respect to Smurfit Kappa Acquisitions Unlimited Company’s 2.75% senior notes due 2025 as Smurfit Kappa intends to redeem such notes from existing liquid resources at an appropriate time in accordance with the terms of the indenture governing such notes.
On September 28, 2023, Smurfit Kappa amended its Revolving Credit Facility to provide that the Smurfit Kappa Share Exchange would not constitute a “Change of Control” thereunder.
Other Covenants and Agreements
The Transaction Agreement contains certain other covenants and agreements, including covenants relating to:
•
confidentiality and access by each party to certain information about the other party during the period prior to the Merger Effective Time, including offering prompt notice of notices or other communications received by such party from governmental entities related to the Combination, the Transaction Agreement or any legal proceeding related thereto;

•
cooperation and consultation between WestRock and Smurfit Kappa in connection with public announcements to be made by each party related to the Combination and the Transaction Agreement;

•
the use of (i) Smurfit Kappa’s reasonable best efforts to obtain Smurfit Kappa’s Financing, and (ii) WestRock’s reasonable best efforts to cooperate with Smurfit Kappa in connection with the arrangement of Smurfit Kappa’s Financing;

•
causing certain acquisitions and dispositions of shares of WestRock Stock and Smurfit WestRock Shares to be exempt under Rule 16b-3 of the Exchange Act;

•
cooperation between WestRock and Smurfit Kappa regarding any litigation related to the Combination;

•
compliance with takeover/anti-takeover laws; and

•
using reasonable best efforts to (i) cause all of the Smurfit WestRock Shares to be issued to the WestRock Stockholders pursuant to the Merger and the Smurfit WestRock Shares to be issued to Smurfit Kappa Shareholders pursuant to the Smurfit Kappa Share Exchange to be approved for listing on the NYSE prior to Completion, (ii) cause all of the Smurfit WestRock Shares to be issued to the WestRock Stockholders pursuant to the Merger and the Smurfit WestRock Shares to be issued to Smurfit Kappa Shareholders pursuant to the Smurfit Kappa Share Exchange to be approved, on or prior to Completion, for admission to the Standard Listing and apply for the Smurfit WestRock Shares to be admitted to trading on the LSE’s main market for listed securities and (iii) seek inclusion after the Merger Effective Time of the Smurfit WestRock Shares (including those Smurfit WestRock Shares issued in connection with the Depositary Interests) in an S&P Index.

Conditions That Must Be Satisfied or Waived for the Combination to Occur
If Smurfit Kappa Shareholder Approval is obtained at the Scheme Meeting and certain other conditions to the Scheme are satisfied or waived, Smurfit Kappa will then seek approval of the Irish High Court for the

Scheme. After the Scheme is approved on the Sanction Date, the Scheme will become effective when the Court Order and a copy of the minutes required by Section 75 of the Irish Companies Act are registered by the Registrar of Companies. The Scheme is expected to become effective on the Sanction Date or the first Business Day following the Sanction Date. The transfer of the Smurfit Kappa Shares to Smurfit WestRock in accordance with the Scheme will occur on the Scheme Effective Date. The Smurfit Kappa Share Exchange and the Merger will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such later date as the parties may agree and (if required) the Irish High Court may allow).
Conditions That Must Be Satisfied for the Scheme to Occur
The Scheme will be conditional upon:
•
the approval of the Scheme by three-fourths (75%) or more in value of the Smurfit Kappa Shares at the Voting Record Time (as defined in the Scheme), held by such holders, present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting) held no later than the End Date;

•
the EGM Resolutions being duly passed by the requisite majorities of Smurfit Kappa Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting) held no later than the End Date;

•
the Sanction Date occurring on or before the End Date; and

•
a copy of the Court Order having been delivered for registration to the Registrar of Companies within 21 days of the Sanction Date.

Conditions That Must Be Satisfied or Waived for the Combination to Occur
Mutual Conditions
Each of the Smurfit Kappa Share Exchange and the Merger will be conditional upon the following matters having been satisfied or, in the sole discretion of both parties, waived:
•
each of the Smurfit Kappa Shareholder Approval and the WestRock Stockholder Approval shall have been obtained;

•
the U.S. Registration Statement shall have become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the U.S. Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall be pending or threatened by the SEC;

•
(i) all required approvals under the HSR Act and the other required jurisdictions in connection with the consummation of the Combination shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), and (ii) no legal proceeding by any governmental entity under any relevant Antitrust Laws shall be threatened in writing against any of the parties that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the Combination;

•
(i) the Smurfit WestRock Shares shall have been approved for listing on the NYSE, subject to official notice of issuance, and (ii) the FCA shall have acknowledged to Smurfit WestRock or its sponsor (and such acknowledgment shall not have been withdrawn) that the application for admission of the Smurfit WestRock Shares to the Standard Listing has been approved and will become effective, and the LSE shall have acknowledged to Smurfit WestRock or its sponsor (and such acknowledgement shall not have been withdrawn) that such shares will be admitted to trading on the LSE’s main market for listed securities, subject only to the issue of such Smurfit WestRock Shares upon Completion; and

•
(i) no statute, rule or regulation shall have been enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the Combination, and

(ii) there shall not be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the Combination.
Conditions to Obligations of Smurfit Kappa, Smurfit WestRock and Merger Sub
The obligations of each of Smurfit Kappa, Smurfit WestRock and Merger Sub to effect the Smurfit Kappa Share Exchange and the Merger are also subject to the satisfaction or waiver (in writing) by Smurfit Kappa in its sole discretion of the following conditions on or before the Sanction Date:
•
the representations and warranties of WestRock with respect to capitalization and the absence of agreements or commitments requiring the issuance, sale, subscription, redemption or other actions related to the WestRock Stock being true and correct, except for any de minimis inaccuracies, on the date of the Transaction Agreement and as of the Sanction Date as though made on and as of the Sanction Date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date) and Smurfit Kappa having received a certificate signed on behalf of WestRock by a duly authorized executive officer to the foregoing effect;

•
the representations and warranties of WestRock that from September 30, 2022, through the date of the Transaction Agreement, there has not occurred or existed any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect in respect of WestRock, being true and correct on the date of the Transaction Agreement and as of the Sanction Date as though made on and as of the Sanction Date and Smurfit Kappa having received a certificate signed on behalf of WestRock by a duly authorized executive officer to the foregoing effect;

•
the representations and warranties of WestRock with respect to (i) qualification, organization, good standing and corporate or other similar power, (ii) absence of outstanding bonds, debentures, notes and other similar obligations that grant holders the right to vote (or which are convertible into or exercisable for securities having the right to vote) with WestRock’s stockholders on any matter, (iii) authority with respect to the entry into the Transaction Agreement and the consummation of the Combination, WestRock Board approval of the Transaction Agreement and the Combination, and the due and valid execution and delivery and enforceability of the Transaction Agreement and (iv) fees payable to investment bankers, brokers or finders in connection with the Combination, being true and correct in all material respects on the date of the Transaction Agreement and as of the Sanction Date as though made on and as of the Sanction Date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date) and Smurfit Kappa having received a certificate signed on behalf of WestRock by a duly authorized executive officer to the foregoing effect;

•
each of the other representations and warranties of WestRock set forth in the Transaction Agreement being true and correct on the date of the Transaction Agreement and as of the Sanction Date as though made on and as of the Sanction Date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or material adverse effect contained therein), would not reasonably be expected to have had, individually or in the aggregate, a material adverse effect on WestRock, and Smurfit Kappa having received a certificate signed on behalf of WestRock by a duly authorized executive officer to the foregoing effect;

•
WestRock having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Transaction Agreement at or prior to the Sanction Date and Smurfit Kappa having received a certificate signed on behalf of WestRock by a duly authorized executive officer to the foregoing effect; and

•
since the date of the Transaction Agreement, there shall not have occurred or existed any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect in respect of WestRock, and Smurfit Kappa shall have received a certificate signed on behalf of WestRock by a duly authorized executive officer to the foregoing effect.

Conditions to Obligations of WestRock
The obligations of WestRock to effect the Merger are subject to the satisfaction or waiver (in writing) by WestRock in its sole discretion of each of the following conditions on or before the Sanction Date:
•
the representations and warranties of Smurfit Kappa with respect to capitalization and the absence of agreements or commitments requiring the issuance, sale, subscription, redemption or other actions related to the Smurfit Kappa Shares being true and correct, except for any de minimis inaccuracies on the date of the Transaction Agreement and as of the Sanction Date as though made as of the Sanction Date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date) and WestRock having received a certificate signed on behalf of Smurfit Kappa by a duly authorized executive officer to the foregoing effect;

•
the representations and warranties of Smurfit Kappa that from December 31, 2022, through the date of the Transaction Agreement, there has not occurred or existed any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect in respect of Smurfit Kappa, being true and correct on the date of the Transaction Agreement and as of the Sanction Date as though made on and as of the Sanction Date and WestRock having received a certificate signed on behalf of Smurfit Kappa by a duly authorized executive officer to the foregoing effect;

•
the representations and warranties of Smurfit Kappa with respect to (i) qualification, organization, good standing and corporate or other similar power, (ii) absence of outstanding bonds, debentures, notes and other similar obligations that grant holders the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Smurfit Kappa’s shareholders on any matter, and (iii) fees payable to investment bankers, brokers or finders in connection with the Combination, being true and correct in all material respects on the date of the Transaction Agreement and at the Sanction Date as though made on the Sanction Date (or, in the case of representations and warranties given as of another specified date, as of that date) and WestRock having received a certificate signed on behalf of Smurfit Kappa by a duly authorized executive officer to the foregoing effect;

•
the representations and warranties of Smurfit Kappa, Smurfit WestRock and Merger Sub with respect to authority with respect to the entry into the Transaction Agreement and the consummation of the Combination, Smurfit Kappa Board approval of the Transaction Agreement and the Combination, and the due and valid execution and delivery and enforceability of the Transaction Agreement being true and correct in all material respects on the date of the Transaction Agreement and at the Sanction Date as though made on the Sanction Date (or, in the case of representations and warranties given as of another specified date, as of that date) and WestRock having received a certificate signed on behalf of Smurfit Kappa by a duly authorized executive officer to the foregoing effect

•
each of the other representations and warranties of Smurfit Kappa set forth in the Transaction Agreement being true and correct on the date of the Transaction Agreement and as of the Sanction Date as though made on and as of the Sanction Date (or, in the case of any representations and warranties that by their terms speak specifically as of the date of the Transaction Agreement or another date, as of that date) except where the failure of such representations and warranties to be so true and correct (without giving effect to qualification as to materiality or material adverse effect contained therein), would not reasonably be expected to have had, individually or in the aggregate, a material adverse effect on Smurfit Kappa, and WestRock having received a certificate signed on behalf of Smurfit Kappa by a duly authorized executive officer to the foregoing effect;

•
each of Smurfit Kappa, Smurfit WestRock and Merger Sub having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Transaction Agreement at or prior to the Sanction Date, and WestRock having received a certificate signed on behalf of Smurfit Kappa by a duly authorized executive officer to the foregoing effect; and

•
since the date of the Transaction Agreement, there shall not have occurred or existed any Effect that had or would reasonably be expected to have, individually or in the aggregate, a Smurfit Kappa material adverse effect; and WestRock shall have received a certificate signed on behalf of Smurfit Kappa by a duly authorized executive officer to the foregoing effect.

Termination of the Transaction Agreement
Termination Prior to the Merger Effective Time.   The Transaction Agreement may be terminated at any time prior to the Merger Effective Time under the following circumstances:
•
by either Smurfit Kappa or WestRock, if:

◦
the Scheme Meeting or the EGM shall have been completed and the Scheme Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities;

◦
the WestRock Special Meeting shall have been completed and the WestRock Stockholder Approval shall not have been obtained;

◦
the Merger Effective Time shall not have occurred by 5:00 p.m., New York City Time, on the End Date; provided that the right to terminate the Transaction Agreement pursuant to this provision shall not be available to a party whose breach of any provision of the Transaction Agreement shall have been the primary cause of the failure of the Merger Effective Time to have occurred by such time;

◦
the Irish High Court declines or refuses to sanction the Scheme, unless both parties agree in writing that the decision of the Irish High Court shall be appealed;

◦
any law or injunction, restraint or prohibition shall have been enacted permanently restraining, enjoining or otherwise prohibiting the consummation of the Combination and, in the case of an injunction, restraint or prohibition, such injunction, restraint or prohibition shall have become final and non-appealable; provided that the right to terminate the Transaction Agreement pursuant to this provision shall not be available to a party whose breach of any provision of the Transaction Agreement shall have been the primary cause of such injunction, restraint or prohibition;

•
by Smurfit Kappa:

◦
if WestRock has breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or if any of its representations or warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy (a) would result in the Conditions to Smurfit Kappa’s obligation to consummate the Combination under the Transaction Agreement to not be satisfied and (b) is either not reasonably capable of being cured by the End Date or, if curable, Smurfit Kappa shall have given WestRock written notice stating Smurfit Kappa’s intention to terminate the Transaction Agreement and the basis for such termination and the breach or failure is not cured by the earlier of (i) three Business Days prior to the End Date and (ii) 30 days following written notice by Smurfit Kappa thereof (provided that Smurfit Kappa is not then in material breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreement such that WestRock would have the right to terminate pursuant to the WestRock Material Breach Termination Right);

◦
in the event that the WestRock Board shall have effected a Change of Recommendation prior to the receipt of the WestRock Stockholder Approval or there has been a willful breach by WestRock or any of its non-solicitation obligations under the Transaction Agreement;

•
by WestRock:

◦
if Smurfit Kappa, Merger Sub or Smurfit WestRock has breached or failed to perform in any material respect any of their respective covenants or other agreements contained in the Transaction Agreement or if any of their respective representations or warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy (a) would result in the Conditions to WestRock’s obligation to consummate the Combination under the Transaction Agreement to not be satisfied and (b) is either not reasonably capable of being cured by the End Date or, if curable, WestRock shall have given Smurfit Kappa written notice stating WestRock’s intention to terminate the Transaction Agreement and the basis for such termination and the breach or failure is not cured by the earlier of (i) three Business Days prior to the End Date and (ii) 30 days following written notice by WestRock thereof (provided that WestRock is not then in material breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreement such that Smurfit Kappa would have the right to terminate pursuant to the Smurfit Kappa Material Breach Termination Right); or
◦
in the event that the Smurfit Kappa Board shall have effected a Change of Recommendation prior to receipt of the Smurfit Kappa Shareholder Approval, or there has been a willful breach by Smurfit Kappa of any of its non-solicitation obligations under the Transaction Agreement; or

•
by mutual written consent of Smurfit Kappa and WestRock.

Effect of Termination
If the Transaction Agreement is validly terminated in accordance with its terms, the Transaction Agreement will become null and void and with no liability on the part of any party, except under the confidentiality agreement entered into between the parties and specified provisions of the Transaction Agreement that will survive such termination, including provisions relating to financing, the payment of termination amounts and fees and expenses. However, no such termination will relieve any party from liability for fraud or a willful breach of its representations, warranties, covenants or agreements set forth in the Transaction Agreement prior to such termination. For purposes of the Transaction Agreement, “willful breach” means an intentional and willful material breach of the Transaction Agreement by a party that is the consequence of an act or omission by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of the Transaction Agreement.
Termination Amounts
WestRock has agreed to pay Smurfit Kappa the WestRock Termination Amount of $147 million if the Transaction Agreement is terminated:
•
by Smurfit Kappa pursuant to the Smurfit Kappa Change of Recommendation Termination Right; or

•
(i) by either Smurfit Kappa or WestRock pursuant to the End Date Termination Right or the WestRock Stockholder Approval Failure Termination Right, or by Smurfit Kappa pursuant to the Smurfit Kappa Material Breach Termination Right; (ii) a Competing Proposal has been communicated to the WestRock Board or publicly disclosed and not withdrawn without qualification (publicly, in the event that such Competing Proposal was publicly disclosed) at least four Business Days prior to (a) the WestRock Special Meeting (in the case of termination pursuant to WestRock Stockholder Approval Failure Termination Right), (b) the applicable breach (in the case of termination pursuant to the Smurfit Kappa Material Breach Termination Right), or (c) the End Date (in the case of termination pursuant to the End Date Termination Right); and (iii) within 12 months of such termination, WestRock consummates a Competing Proposal or WestRock enters into a definitive agreement providing for a Competing Proposal (provided that, solely for purposes of this bullet, all references to “20%” in the definition of “Competing Proposal” will be deemed to be references to “50%”).

WestRock has agreed to pay Smurfit Kappa the WestRock No Vote Amount of $57 million if the Transaction Agreement is terminated by either WestRock or Smurfit Kappa pursuant to the WestRock Stockholder Approval Failure Termination Right.
Smurfit Kappa has agreed to pay WestRock the Smurfit Kappa Termination Amount of $100 million if the Transaction Agreement is terminated:
•
by WestRock pursuant to the WestRock Change of Recommendation Termination Right; or

•
(i) by either Smurfit Kappa or WestRock pursuant to the End Date Termination Right or the Smurfit Kappa Shareholder Approval Failure Termination Right, or by WestRock pursuant to the WestRock Material Breach Termination Right; (ii) a Competing Proposal has been communicated to the Smurfit Kappa Board or publicly disclosed and not withdrawn without qualification (publicly, in the event that such Competing Proposal was publicly disclosed) at least four Business Days prior to (a) the earlier of the EGM and the Scheme Meeting (in the case of termination pursuant to the Smurfit Kappa Shareholder Approval Failure Termination Right), (b) the applicable breach (in the case of termination pursuant to the WestRock Material Breach Termination Right), or (c) the End Date (in the case of termination pursuant to the End Date Termination Right); and (iii) within 12 months of such termination, Smurfit Kappa consummates a Competing Proposal or Smurfit Kappa enters into a definitive agreement providing for a Competing Proposal (provided that, solely for purposes of this bullet, all references to “20%” in the definition of “Competing Proposal” will be deemed to be references to “50%”).

Smurfit Kappa has agreed to pay WestRock the Smurfit Kappa No Vote Amount of $50 million if the Transaction Agreement is terminated by either Smurfit Kappa or WestRock pursuant to the Smurfit Kappa Shareholder Approval Failure Termination Right.
Except in the case of fraud or willful breach, (i) upon payment of the WestRock Amount(s) (and any amount in respect of VAT if applicable), none of WestRock, its subsidiaries, or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the Transaction Agreement or the transactions contemplated thereby and (ii) upon payment of the Smurfit Kappa Amount(s) (and any amount in respect of VAT if applicable), none of Smurfit WestRock, its subsidiaries, or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the Transaction Agreement or the transactions contemplated thereby. Smurfit Kappa shall not be required to pay the Smurfit Kappa Termination Amount or the Smurfit Kappa No Vote Amount on more than one occasion, and WestRock shall not be required to pay the WestRock Termination Amount or the WestRock No Vote Amount on more than one occasion. The Smurfit No Vote Amount shall be credited toward any subsequent Smurfit Kappa Termination Amount and the WestRock No Vote Amount shall be credited toward any subsequent WestRock Termination Amount.
No Third-Party Beneficiaries
The Transaction Agreement is not intended to, and does not, confer upon any person other than WestRock, Smurfit Kappa, Smurfit WestRock and Merger Sub any rights or remedies thereunder other than (i) in connection with the provisions of the Transaction Agreement described in the section of this proxy statement/prospectus entitled “The Transaction Agreement — Directors’ and Officers’ Insurance and Indemnification”; (ii) the reimbursement of WestRock’s representatives with respect to any reasonable and documented out-of-pocket cost and expenses in connection with their customary cooperation with Smurfit Kappa in connection with the Transaction Financing; and (iii) the Financing Sources are express third-party beneficiaries and may enforce (a) the parties’ waiver of a trial by jury in respect of litigation arising directly or indirectly from the Transaction Agreement or any of the agreements delivered in connection therewith or the Smurfit Kappa Share Exchange and other transactions contemplated thereby or by the Transaction Agreement and (b) a forum selection provision requiring that suits involving the Financing Sources be brought in the courts of England and that any such action will governed by, and construed in accordance, with English law.
Other Remedies; Specific Performance
Prior to the valid termination of the Transaction Agreement in accordance with its terms, the parties are entitled to the remedies of injunction, specific performance or other equitable relief for threatened or actual breach of the Transaction Agreement in addition to any remedy the parties may be entitled to at law or in equity.

Amendment
No amendment to the Transaction Agreement shall be binding unless evidenced in writing executed by each of the parties, except that, following WestRock Stockholder Approval or Smurfit Kappa Shareholder Approval, there shall be no amendment to the provisions of the Transaction Agreement which by applicable law would require further approval by the WestRock Stockholders or the Smurfit Kappa Shareholders without such further approval, nor shall there be any amendment or change not permitted under applicable law.
Governing Law
The Transaction Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to conflicts of laws principles that would result in the application of the law of any other state or jurisdiction); provided that the Smurfit Kappa Share Exchange and the Scheme and matters related thereto, as well as the matters relating to the conduct of directors of Smurfit Kappa, shall be governed by, and construed in accordance with, the laws of Ireland to the extent required by such laws, without giving effect to conflicts of laws principles that would result in the application of the law of any other jurisdiction.

PROPOSAL 1: THE TRANSACTION PROPOSAL
The Transaction Proposal
This proxy statement/prospectus is being furnished to you as a WestRock Stockholder as part of the solicitation of proxies by the WestRock Board for use at the WestRock Special Meeting to, among other things, consider and vote on a proposal to approve and adopt the Transaction Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.
The Transaction Agreement provides, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, that (i) pursuant to the Scheme, each Smurfit Kappa Share will be exchanged for one Smurfit WestRock Share per Smurfit Kappa Share, as a result of which Smurfit Kappa will become a wholly owned subsidiary of Smurfit WestRock, and (ii) following the implementation of the Scheme, Merger Sub will merge with and into WestRock, with WestRock surviving the Merger as a wholly owned subsidiary of Smurfit WestRock. As a result of the Merger, each share of WestRock Stock, other than the shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and other than the Dissenting Shares, will be converted into the right to receive the Merger Consideration, subject to applicable withholding taxes, and all shares of WestRock Stock owned by the WestRock, any subsidiary of WestRock, Smurfit Kappa, Merger Sub or any of their respective subsidiaries will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.
Vote Required and Board Recommendation
The affirmative vote of a majority of the outstanding shares of WestRock Stock entitled to vote thereon is required to approve the Transaction Proposal.
The WestRock Board unanimously recommends that you vote “FOR” the Transaction Proposal.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON COMBINATION-RELATED COMPENSATION PROPOSAL
The Combination-Related Compensation Proposal
Section 14A of the Exchange Act and Rule 14a-21 thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that WestRock provides WestRock Stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by WestRock to its named executive officers in connection with the Combination, as disclosed in the section of this proxy statement/prospectus entitled “The Combination — Interests of WestRock’s Directors and Executive Officers in the Combination.”
WestRock Stockholders are asked to indicate their approval of the compensation that will or may become payable by WestRock to its named executive officers in connection with the Combination. These payments are set forth in the section of this proxy statement/prospectus entitled “The Combination — Interests of WestRock’s Directors and Executive Officers in the Combination” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of WestRock’s overall compensation program for its named executive officers, and previously have been disclosed to WestRock Stockholders as part of the “Compensation Discussion and Analysis” and related sections of WestRock’s annual proxy statements. These historical arrangements were adopted and approved by the WestRock Compensation Committee, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, WestRock is seeking approval of the following resolution at the WestRock Special Meeting:
“RESOLVED, that the stockholders of WestRock Company approve, ratify and confirm, on a non-binding, advisory basis, the compensation that will or may become payable to WestRock’s named executive officers that is based on or otherwise relates to the Combination as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Combination — Interests of WestRock’s Directors and Executive Officers in the Combination” in the Proxy Statement/Prospectus for the Special Meeting of WestRock Stockholders.”
WestRock Stockholders should note that this proposal is not a condition to consummation of the Combination, and as an advisory vote, the result will not be binding on WestRock, the WestRock Board or Smurfit WestRock. Accordingly, regardless of the outcome of the advisory vote, if the Combination is consummated, WestRock’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Combination in accordance with the terms and conditions applicable to those payments.
Vote Required and Board Recommendation
The affirmative vote of a majority of the shares of WestRock Stock present in person or represented by proxy and entitled to vote at the WestRock Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the Combination-Related Compensation Proposal.
The WestRock Board unanimously recommends that you vote “FOR” the Combination-Related Compensation Proposal.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE ON THE WESTROCK DISTRIBUTABLE RESERVES PROPOSAL
The WestRock Distributable Reserves Proposal
Under Irish law, dividends and distributions and, generally, share repurchases or redemptions may only be made from distributable reserves in Smurfit WestRock’s unconsolidated balance sheet prepared in accordance with the Irish Companies Act. Distributable reserves generally means the accumulated realized profits of Smurfit WestRock less accumulated realized losses of Smurfit WestRock and can include reserves created by way of a capital reduction. In addition, no distribution or dividend may be made unless the net assets of Smurfit WestRock are equal to, or in excess of, the aggregate of Smurfit WestRock’s called up share capital plus undistributable reserves and the distribution does not reduce Smurfit WestRock’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Smurfit WestRock’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Smurfit WestRock’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. See the section of this proxy statement/prospectus entitled “The Transaction Agreement — Smurfit WestRock Distributable Reserves Creation and Certain Shareholder Resolutions.”
The WestRock Stockholders are being asked at the WestRock Special Meeting and the Smurfit Kappa Shareholders are being asked at the EGM to confirm their approval of a proposal to reduce the share premium of Smurfit WestRock (including any amounts credited to Smurfit WestRock’s share premium account upon the capitalization of any merger reserve or like reserve resulting from the Combination) to allow the creation of distributable reserves of Smurfit WestRock. The pre-Combination shareholders of Smurfit WestRock will also be asked to approve this proposal pursuant to a resolution proposed for the purpose of Section 84 of the Irish Companies Act. If the approval of the Smurfit Kappa Distributable Reserves Proposal by the Smurfit Kappa Shareholders, the WestRock Distributable Reserves Proposal by the WestRock Stockholders, and the Smurfit WestRock Distributable Reserves Creation by the pre-Combination shareholders of Smurfit WestRock is attained and the Combination is consummated, Smurfit WestRock will, as soon as practicable following Completion, seek to have the reduction of capital and the creation of distributable reserves confirmed by the Irish High Court pursuant to Section 84 of the Irish Companies Act.
The approval of the WestRock Distributable Reserves Proposal is not a condition to Completion and whether or not it is approved will have no impact on Completion. Accordingly, if the WestRock Stockholders and the Smurfit Kappa Shareholders approve the Combination but either WestRock Stockholders or Smurfit Kappa Shareholders (or both) do not approve the Smurfit Kappa Distributable Reserves Proposal and/or the WestRock Distributable Reserves Proposal, respectively, the Combination will, subject to satisfaction or waiver of its conditions, still be completed. If the Smurfit WestRock Distributable Reserves Creation is not approved by Smurfit Kappa Shareholders and/or WestRock Stockholders, respectively, or confirmed by the Irish High Court, Smurfit WestRock will not have sufficient distributable reserves to pay dividends or to repurchase or redeem shares following the Combination until such time as Smurfit WestRock has created distributable reserves through the generation of future profits from its operations, or has otherwise created distributable reserves (including by subsequently seeking approval of Smurfit WestRock Shareholders for a reduction of capital and the creation of distributable reserves which is then confirmed by the Irish High Court pursuant to Section 84 of the Act). In addition, although Smurfit WestRock is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required confirming order is a matter for the discretion of the Irish High Court. Even if the proposal is approved by WestRock Stockholders, the Irish High Court may not exercise its discretion to approve the creation of the distributable reserves if it is not satisfied that there is sufficient support among WestRock Stockholders, particularly where the WestRock Distributable Reserves Proposal is not approved by more than 75% of the votes cast in respect of the resolution.
Vote Required and Board Recommendation
The affirmative vote of a majority of the shares of WestRock Stock present or represented by proxy and entitled to vote at the WestRock Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the WestRock Distributable Reserves Proposal.
The WestRock Board unanimously recommends that you vote “FOR” the WestRock Distributable Reserves Proposal.

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION
On September 12, 2023, Smurfit Kappa, WestRock, Smurfit WestRock and Sun Merger Sub, LLC entered into a Transaction Agreement, pursuant to which and subject to the terms and conditions therein: (a) Smurfit WestRock will acquire Smurfit Kappa by means of a scheme of arrangement under the Companies Act and (b) Merger Sub will merge with and into WestRock, with WestRock surviving the Merger and becoming a wholly owned subsidiary of Smurfit WestRock. Upon Completion, for each share of WestRock Stock issued and outstanding (but excluding shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and other than shares of WestRock Stock for which the shareholders have validly exercised their appraisal rights), will be converted into the right to receive (without interest and less applicable withholding taxes) (i) $5.00 in cash and (ii) one Smurfit WestRock Share. For more information about the Combination, please see the sections entitled “The Combination” and “The Transaction Agreement.”
On April 3, 2024, Smurfit Kappa Treasury issued $750 million of 5.200% Senior Notes due 2030, $1,000 million 5.438% Senior Notes due 2034 and $1,000 million 5.777% Senior Notes due 2054. The net proceeds of the Notes will be used to finance the Cash Consideration, fees, commissions, costs and expenses payable in relation to the Combination and for general corporate purposes including the repayment of indebtedness, and will be subject to a Special Mandatory Redemption in the event the Completion does not occur. The issuance of the Notes automatically cancelled the commitments in respect of the Bridge Facility Agreement. For more information about the Notes and funding, see the sections of this proxy statement/prospectus entitled “The Combination — Debt Financing” and “The Transaction Agreement — Debt Financing.”
Basis of Pro Forma Presentation
The following unaudited condensed pro forma combined financial information is intended to illustrate the effect of the Combination between Smurfit WestRock, Smurfit Kappa and WestRock and the $2.75 billion senior unsecured notes to be used to finance the Cash Consideration and certain other fees and expenses in connection with the Combination (the “Financing”), based on the historical consolidated financial statements of Smurfit WestRock, Smurfit Kappa and WestRock if they had been consummated at an earlier time. The balance after funding of the Cash Consideration, fees and expenses directly attributable to the Combination is expected to be used for general corporate purposes including the repayment of indebtedness. The unaudited condensed pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited condensed pro forma combined balance sheet as of December 31, 2023, combines the historical consolidated balance sheets of Smurfit WestRock and of Smurfit Kappa both as of December 31, 2023 with the historical unaudited consolidated balance sheet of WestRock also as of December 31, 2023 and gives pro forma effect to the Combination and the Financing as if they had been consummated as of December 31, 2023. The unaudited condensed pro forma combined statement of operations for the year ended December 31, 2023, combines the consolidated historical, statement of operations of Smurfit Kappa and statement of comprehensive income (loss) of Smurfit WestRock, both for the year ended December 31, 2023 with the consolidated statement of operations of WestRock for the year ended September 30, 2023. The unaudited condensed pro forma combined statement of operations gives pro forma effect to the Combination and the Financing as if they had occurred as of January 1, 2023.
The unaudited condensed pro forma combined financial information including the notes thereto are derived from the historical financial statements of Smurfit WestRock, Smurfit Kappa and WestRock and should be read in conjunction with the historical financial statements referenced below:
•
Smurfit WestRock audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2023, which are included in this proxy statement/prospectus;

•
Smurfit Kappa’s audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2023, which are included in this proxy statement/prospectus;

•
WestRock’s unaudited consolidated financial statements and the notes thereto as of and for the three months ended December 31, 2023, which are incorporated by reference into this proxy statement/prospectus; and

•
WestRock’s audited consolidated financial statements and the notes thereto as of and for the year ended September 30, 2023, which are incorporated by reference into this proxy statement/prospectus.

The unaudited condensed pro forma combined financial information was prepared using the acquisition method of accounting for the Merger in accordance with ASC 805, Business Combinations (“ASC 805”). Following the Combination, Smurfit WestRock will be the successor to Smurfit Kappa. Smurfit WestRock was incorporated on July 6, 2017 under the name “Cepheidway Limited” as a private company limited by shares incorporated under the laws of Ireland. Smurfit WestRock will have had no historical operations nor traded or carried out any business of its own since its incorporation until just prior to consummation of the Combination. On December 11, 2023, Smurfit WestRock changed its name to “Smurfit WestRock Limited.” It is anticipated that, prior to Completion, Smurfit WestRock will be renamed “Smurfit WestRock plc” and will become a public limited company incorporated under the laws of Ireland. Upon Completion, Smurfit Kappa and WestRock will each become wholly owned subsidiaries of Smurfit WestRock and Smurfit WestRock will continue as the new holding company. Immediately following the Scheme and prior to the Merger, the ownership of Smurfit WestRock will be the same as that of Smurfit Kappa. As Smurfit WestRock will have had no historical operations or material assets prior to the Smurfit Kappa Share Exchange and as the Smurfit Kappa Share Exchange will be a share for share exchange and involves no cash consideration, in accordance with ASC 805, the Smurfit Kappa Share Exchange is not a business combination and does not give rise to any goodwill or change in accounting basis.
In accordance with ASC 805, as Smurfit WestRock will have no historical operations and no material assets prior to the Smurfit Kappa Share Exchange, Smurfit Kappa will be treated as the accounting acquirer of WestRock based primarily upon the following: (1) it is anticipated that the existing Smurfit Kappa Shareholders will hold a majority of the common stock of Smurfit WestRock upon Completion; (2) a majority of the members of the Smurfit WestRock Board following the Combination, including the Chair of the Smurfit WestRock Board, will be current members of the Smurfit Kappa Board of Directors; (3) the Group Chief Executive Officer and the Group Chief Financial Officer of Smurfit Kappa will serve as President and Group Chief Executive Officer and Executive Vice President and Group Chief Financial Officer respectively, of Smurfit WestRock following the Combination; and (4) WestRock Stockholders will receive the Merger Consideration (including the Cash Consideration) while Smurfit Kappa shareholders will receive one new share in Smurfit WestRock for each of their Smurfit Kappa shares pursuant to the Smurfit Kappa Share Exchange.
The pro forma purchase price allocation of WestRock’s assets acquired and liabilities assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the unaudited condensed pro forma combined financial information is based upon available information and certain assumptions of Smurfit Kappa management as of the date of this proxy statement/prospectus. The assumptions and estimates used to determine the pro forma adjustments including the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the unaudited condensed pro forma combined financial information. The completion of the valuation, accounting for the Merger and the allocation of the purchase price may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the purchase price and allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the unaudited condensed pro forma combined statement of operations.
Upon Completion, Smurfit WestRock will perform a detailed analysis of WestRock’s accounting policies and make any necessary adjustments to harmonize the combined company's financial statements to conform accounting policies. An initial accounting policy review has been performed in preparing this unaudited condensed pro forma combined financial information. The pro forma adjustments are based on information currently available as of the date of this unaudited condensed pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used in presenting the unaudited condensed pro forma combined financial information.
The unaudited condensed pro forma combined financial information does not reflect any anticipated revenue enhancements, cost savings, or operating synergies that Smurfit WestRock may achieve as a result of the Combination, the total expected costs to integrate the operations of WestRock (including any “golden parachute” compensation payments referred to in “The Combination — Interests of WestRock’s Directors and Executive Officers in the Combination — Golden Parachute Compensation”) or the total expected costs necessary to achieve such revenue enhancements, cost savings, or operating synergies. Smurfit WestRock has elected not to present Management’s Adjustments, and has only presented Transaction Accounting Adjustments in the following unaudited condensed pro forma combined financial information.
The unaudited condensed pro forma combined financial information is provided for informational purposes only and it does not purport to indicate the financial position or results of operations that would have actually resulted had the Combination and Financing been completed on the assumed date or for the periods presented, nor should it be taken as indicative of the future financial position or results of operations of Smurfit WestRock. See “Risk Factors” for additional discussion of risk factors associated with the unaudited condensed pro forma combined financial information.
The unaudited condensed pro forma combined financial information has been prepared and rounded to the nearest million. Due to rounding, numbers presented may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2023
($ in millions)
	Smurfit WestRock Historical	Smurfit Kappa Historical	WestRock Historical (Note 2)	Reclassi- fication adjustments	(Notes)	Transaction Accounting Adjustments — Purchase Accounting	(Notes)	Transaction Accounting Adjustments — Financing	(Notes)	Pro Forma Combined Smurfit WestRock
ASSETS
Current assets:
Cash and cash equivalents	$—	$1,000	$488	$—		$(1,418)	6a	$2,719	6a	$2,789
Accounts receivable	—	1,806	2,440	—		(24)	6f	—		4,222
Inventories	—	1,203	2,391	—		548	6b	—		4,142
Other current assets	—	561	739	—		—		—		1,300
Assets held for sale	—	—	88	—		—		—		88
Total current assets	$—	$4,570	$6,146	$—		$(894)		$2,719		$12,541
Property plant and equipment, net	—	5,791	11,230	—		2,808	6i	—		19,829
Operating lease right-of-use assets	—	374	—	622	3a	—		—		996
Goodwill	—	2,842	4,270	—		237	6d	—		7,349
Intangibles, net	—	218	2,507	—		(758)	6c	—		1,967
Prepaid pension asset	—	—	630	—		—		—		630
Deferred tax assets	—	140	—	101	3b	10	6e	—		251
Other non-current assets	—	116	1,963	(723)	3a, 3b	(162)	6j	—		1,194
Total assets	$—	$14,051	$26,746	$—		$1,241		$2,719		$44,757
Liabilities and Equity
Current liabilities:
Accounts payable	—	1,728	2,159	—		(24)	6f	—		3,863
Accrued expenses	—	278	—	213	3c	45	6a, 6k	—		536
Accrued compensation and benefits	—	438	415	—		—		—		853
Current portion of debt	—	78	462	—		—		—		540
Current operating lease liabilities	—	113	—	196	3d	—		—		309
Other current liabilities	—	371	932	(409)	3c, 3d	—		—		894
Total current liabilities	$—	$3,006	$3,968	$—		$21		$—		$6,995
Non-current debt due after one year	—	3,669	—	8,236	3e	(198)	6l	2,719	6g	14,426
Long-term debt due after one year	—	—	8,236	(8,236)	3e	—		—		—
Non-current operating lease liabilities	—	269	—	477	3f	—		—		746
Deferred tax liabilities	—	280	—	2,254	3g	350	6e	—		2,884
Deferred income taxes		—	2,254	(2,254)	3g	—		—		—
Pension liabilities, net of current portion	—	—	195	(195)	3h	—		—		—
Postretirement benefit liabilities, net of current portion	—	—	101	(101)	3i	—		—		—
Pension liabilities and other post-retirement benefits, net of current portion	—	537	—	296	3h, 3i	—		—		833
Other non-current liabilities	—	116	1,827	(477)	3f	—		—		1,466
Total liabilities	$—	$7,877	$16,581	$—		$173		$2,719		$27,350
Equity:
Common stock	—	—	3	—		(3)	6h	—		—
Preferred stock	—	—	—	—		—	6h	—		—
Deferred Shares	—	—	—	—		—	6h	—		—
Convertible Class A, B, C&D stock	—	—	—	—		—		—		—
Treasury stock, at cost	—	(91)	—	—		—		—		(91)
Capital in excess of par value	—	3,575	10,710	—		672	6h	—		14,957
Accumulated other comprehensive loss	—	(847)	(742)	—		742	6h	—		(847)
Retained earnings	—	3,521	177	—		(343)	6h	—		3,355
Total stockholders’ equity	$—	$6,158	$10,148	$—		$1,068		$—		$17,374
Noncontrolling interests	—	16	17	—		—		—		33
Total equity	—	6,174	10,165	—		1,068		—		17,407
Total liabilities and equity	$—	$14,051	$26,746	$—		$1,241		$2,719		$44,757
See the accompanying notes to the unaudited condensed pro forma combined financial information, which are an integral part hereof.

UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
($ in millions, except share and per share data)
	Smurfit WestRock Historical	Smurfit Kappa Historical	WestRock Historical (Note 2)	Reclassi- fication adjustments	(Notes)	Transaction Accounting Adjustments — Purchase Accounting	(Notes)	Transaction Accounting Adjustments — Financing	(Notes)	Pro Forma Combined Smurfit WestRock	(Notes)
Net sales	$—	$12,093	$20,310	$—		$(95)	7a	$—		$32,308
Cost of goods sold	—	(9,039)	(16,726)	—		(696)	7a, 7b	—		(26,461)
Gross profit		3,054	3,584	—		(791)		—		5,847
Selling, general and administrative expenses	—	(1,599)	—	(2,356)	3j, 3k	146	7c	—		(3,809)
Selling, general and administrative expense excluding intangible amortization	—	—	(2,014)	2,014	3j	—		—		—
Selling, general and administrative intangible amortization expense	—	—	(342)	342	3k	—		—		—
Goodwill impairment	—	—	—	(1,893)	3l	—		—		(1,893)
Impairment of goodwill and mineral rights	—	—	(1,893)	1,893	3l	—		—		—
Impairment of other assets	—	(5)	—	—		—		—		(5)
Transaction-related expenses associated with the proposed Combination	—	(78)	—	(11)	3m	(157)	7d	—		(246)
Multiemployer pension withdrawal income	—	—	12	—		—		—		12
Restructuring and other costs, net		—	(859)	11	3m	—		—		(848)
Operating profit (loss)		1,372	(1,512)	—		(802)		—		(942)
Pension and other postretirement non-service expense, net	—	(49)	—	(22)	3n	—		—		(71)
Pension and other postretirement non- service cost	—	—	(22)	22	3n	—		—		—
Interest expense, net	—	(139)	(418)	—		(33)	7e	(154)	7f	(744)
Gain on sale of RTS and Chattanooga	—	—	239	—		—		—		239
Gain on extinguishment of debt	—	—	11	—		—		—		11
Other expense, net	—	(46)	(6)	—		—		—		(52)
Equity in income of unconsolidated entities	—	—	3	—		—		—		3
Income (loss) before income taxes	—	1,138	(1,705)	—		(835)		(154)		(1,556)
Income tax (expense) benefit	—	(312)	60	—		85	7g	19	7g	(148)
Net income (loss)	$—	$826	$(1,645)	—		(750)		(135)		(1,704)
Less: Net income attributable to noncontrolling interests	—	(1)	(5)	—		—		—		(6)
Net income (loss) attributable to common stockholders	$—	$825	$(1,650)	$—		$(750)		$(135)		$(1,710)
Basic earnings (loss) per share attributable to common stockholders	$—	$3.19	$—							$(3.31)	7h
Diluted earnings (loss) per share attributable to common stockholders	$—	$3.17	$—							$(3.31)	7h
See the accompanying notes to the unaudited condensed pro forma combined financial information, which are an integral part hereof.

1.
Description of the Transaction

On September 12, 2023, Smurfit WestRock, Smurfit Kappa, WestRock, and Merger Sub entered into a Transaction Agreement, pursuant to which and subject to the terms and conditions therein: (a) each issued and outstanding Smurfit Kappa Share will be exchanged for one Smurfit WestRock Share by means of the Scheme, resulting in Smurfit WestRock acquiring the entire issued share capital of Smurfit Kappa; and (b) following which, Merger Sub will merge with and into WestRock, with WestRock surviving the Merger and becoming a wholly owned subsidiary of Smurfit WestRock.
Upon Completion, each share of WestRock Stock issued and outstanding (but excluding shares of WestRock Stock owned by WestRock, any WestRock subsidiary, Smurfit Kappa, Merger Sub or any of their respective subsidiaries, and other than shares of WestRock Stock for which the shareholders have validly exercised their appraisal rights), will be converted into the right to receive (without interest and less applicable withholding taxes) (i) the Cash Consideration and (ii) the Merger Consideration. Following Completion, former Smurfit Kappa and WestRock shareholders are expected to hold approximately 50.4% and 49.6%, respectively of the outstanding shares of Smurfit WestRock common stock. For more information about the Combination, please see the sections entitled “The Combination” and “The Transaction Agreement.”
In addition to the Transaction Agreement, Smurfit Kappa completed the Offering which is intended to finance, among other things, the Cash Consideration and any fees and expenses of the Combination. In addition to the payment of the Cash Consideration and any fees and expenses, Smurfit Kappa has given effect to the Financing.
2.
Basis of Pro Forma Presentation

The unaudited condensed pro forma combined financial information is based on the historical consolidated financial statements of Smurfit WestRock, Smurfit Kappa and WestRock, as adjusted to give pro forma effect to the Combination and the Financing. Smurfit WestRock has no material assets and prior to Completion has not conducted any operations, other than those in connection with its formation.
The unaudited condensed pro forma combined statement of operations for the year ended December 31, 2023 has been prepared as if the Combination and Financing occurred on January 1, 2023. The unaudited condensed pro forma combined balance sheet as of December 31, 2023 has been prepared as if the Combination and Financing occurred on December 31, 2023. WestRock’s fiscal year ended on September 30, 2023, whereas both Smurfit WestRock’s and Smurfit Kappa’s fiscal years ended on December 31, 2023. The unaudited condensed pro forma combined statement of operations has been prepared by combining annual periods that differ by one fiscal quarter, as permitted by Regulation S-X Article 11-02(c)(3).
As the ownership of Smurfit WestRock will be the same as that of Smurfit Kappa immediately following the Scheme and prior to the Merger, in accordance with ASC 805 the Scheme does not give rise to any change in accounting basis or values, including any goodwill. The Merger will be accounted for, and the unaudited condensed pro forma combined financial information has been prepared, using the acquisition method. The acquisition method is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred is measured at current market price at the consummation of an acquisition. As Smurfit WestRock has no operations and will not until Completion, the publicly traded Smurfit Kappa ordinary shares shall be used to estimate the valuation of equity consideration to be issued for the Merger. Due to fluctuations in the market price of Smurfit Kappa’s ordinary shares, this requirement will likely result in a valuation of the actual equity consideration that is different from the valuation presented in this unaudited condensed pro forma combined financial information.
Under the acquisition method, the WestRock assets acquired and liabilities assumed will be recorded as of Completion at their respective fair values. Financial statements and reported results of operations of Smurfit WestRock issued after Completion will reflect these values. Additional fair value adjustments to assets and liabilities might be recorded upon Completion. The effect of such adjustments and the impact of differences between the fair values assumed in this unaudited condensed pro forma combined financial information and the fair values at consummation of the Combination could be material.

The accounting policies under U.S. GAAP used in the preparation of this unaudited condensed pro forma combined financial information are those set forth in Smurfit Kappa’s audited financial statements as of and for the fiscal year ended December 31, 2023, which have been included in this proxy statement/prospectus. The accounting policies of Smurfit WestRock under U.S. GAAP are described in Note 1 to its historical financial statements as of and for the year ended December 31, 2023 which are included in this proxy statement/prospectus.
The accounting policies of WestRock under U.S. GAAP are as described in Note 1 to its historical consolidated financial statements as of and for the year ended September 30, 2023, which have been incorporated by reference in this proxy statement/prospectus.
3.
Reclassification Adjustments

Certain reclassifications have been made to the historical financial statements of WestRock to conform the accounting presentation of WestRock’s historical financial statements to the accounting presentation of the historical Smurfit Kappa consolidated financial statement presentation, in each case for the relevant periods. These reclassifications are included in the column “Reclassification Adjustments” in the unaudited condensed pro forma combined financial information. The following is a summary of the reclassification adjustments made to conform the presentation of WestRock’s historical unaudited consolidated balance sheet as of December 31, 2023 and historical consolidated statement of operations for the year ended September 30, 2023 with those of Smurfit Kappa:
a.
Reclassification of $622 million of operating lease-right of use assets from other non-current assets.

b.
Reclassification of $101 million of deferred tax assets from other non-current assets.

c.
Reclassification of $213 million of accrued expenses from other current liabilities.

d.
Reclassification of $196 million of current operating lease liabilities from other current liabilities.

e.
Reclassification of $8,236 million of non-current debt due after one year from long-term debt due after one year.

f.
Reclassification of $477 million of non-current operating lease liabilities from other non-current liabilities.

g.
Reclassification of $2,254 million of deferred tax liabilities from deferred income taxes.

h.
Reclassification of $195 million of pension liabilities and other postretirement benefits, net of current portion from pension liabilities, net of current portion.

i.
Reclassification of $101 million of pension liabilities and other postretirement benefits, net of current portion from postretirement benefit liabilities, net of current portion.

j.
Reclassification of $2,014 million of selling, general and administrative expenses from selling, general and administrative expense excluding intangible amortization.

k.
Reclassification of $342 million of selling, general and administrative expenses from selling, general and administrative intangible amortization expense.

l.
Reclassification of $1,893 million of goodwill impairment from impairment of goodwill and mineral rights.

m.
Reclassification of $11 million of Transaction-related expenses associated with the proposed Combination from restructuring and other costs, net.

n.
Reclassification of $22 million of pension and other postretirement non-service expense, net from pension and other postretirement non-service cost.

4.
Estimate of Total Merger Consideration

The following is a preliminary estimate of the Merger Consideration, calculated by reference to Smurfit Kappa’s share price of £35.18 on April 19, 2024, translated to U.S. dollars using the closing exchange rate as of that date.
($ in millions)	Amount
Estimated cash paid for outstanding WestRock Stock(a)	$1,291
Estimated Smurfit WestRock Shares issued to WestRock Stockholders(b)	11,299
Estimated converted WestRock Options and WestRock RSU Awards attributable to pre-Combination service(c)	76
Estimated WestRock retention bonuses attributable to pre-Combination service(d)	15
Preliminary estimated aggregate Merger Consideration	$12,681

(a)
The cash component of the preliminary estimated aggregate Merger Consideration is based on 258,317,736 shares of WestRock Stock, (including each WestRock Director RSU Award converted into WestRock Stock immediately prior to the Merger Effective Date), (as of April 19, 2024) and the Cash Consideration.

(b)
Value of estimated Smurfit WestRock Shares issued is based on 258,317,736 shares of outstanding WestRock Stock (including each WestRock Director RSU Award converted into WestRock Stock immediately prior to the Merger Effective Date) resulting in 258,317,736 Smurfit WestRock Shares being issued at the closing share price of £35.18 on April 19, 2024, translated to U.S. dollars using the closing exchange rate of £1 to $1.2434 as of that date.

(c)
As discussed in “The Combination,” certain WestRock Options and WestRock RSU Awards will be replaced by Smurfit WestRock equity awards with similar terms. Amount represents the estimated consideration for replacement of these WestRock Options and WestRock RSU Awards. A portion of the fair value of Smurfit WestRock equity awards issued represents consideration transferred, while the remaining portion represents compensation expense based on the vesting terms of the converted awards.

(d)
Estimated component of Merger Consideration in respect of total retention payments to current WestRock employees of $30 million. $15 million of the retention payments issued represents consideration transferred, while the remaining portion represents post-Combination compensation expense.

The estimated Merger Consideration expected to be transferred as reflected in this unaudited condensed pro forma combined financial information does not purport to represent what the actual Merger Consideration transferred will be upon Completion. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured upon Completion at the then-current market price. This requirement will likely result in an equity consideration different from the Merger Consideration assumed in this unaudited condensed pro forma combined financial information and that difference may be material.
The final value of the Merger Consideration will be determined based on the actual number of Smurfit WestRock Shares issued, the market price of Smurfit Kappa Shares at the Completion Date, and the U.S. dollar closing exchange rate at the Completion Date. A 10% increase or decrease in the closing price of the Smurfit Kappa Shares, as compared to the April 19, 2024, closing price of £35.18, translated to U.S. dollars using the closing exchange rate of £l to $1.2434 as of that date, would increase or decrease the Merger Consideration with an offsetting increase or decrease to goodwill, by approximately $1,130 million, assuming all other factors are held constant. A 10% appreciation or depreciation of the GBP against the U.S. dollar as compared to the exchange rate of £1 to $1.2434 as of April 19, 2024, would increase or decrease the Merger Consideration with an offsetting increase or decrease to goodwill, by approximately $1,130 million, assuming all other factors are held constant.

5.
Estimated Preliminary Purchase Price Allocation

Smurfit WestRock management has determined that Smurfit Kappa is the accounting acquirer in the Merger, which will be accounted for under the acquisition method of accounting for business combinations in accordance with ASC 805. The allocation of the preliminary estimated purchase price with respect to the Merger is based upon Smurfit Kappa management’s estimates of and assumptions related to the fair values of WestRock assets to be acquired and liabilities to be assumed as of December 31, 2023, using currently available information. Due to the fact that the unaudited condensed pro forma combined financial information has been prepared based on these preliminary estimates and assumptions, the final purchase price allocation and the resulting effect on WestRock’s financial position and results of operations may differ materially from the pro forma amounts included herein.
As of the date of this proxy statement/prospectus, Smurfit Kappa has not completed a comprehensive final valuation analysis necessary to determine the fair values of WestRock’s identifiable assets acquired and liabilities assumed. The preliminary purchase price allocation presented below is based on Smurfit Kappa management’s estimate of the fair value of tangible and intangible assets acquired and liabilities assumed using information that is currently available. The excess of the purchase price over the fair value of net assets acquired will be allocated to goodwill. The final allocation of the purchase price will be determined following Completion and will be based on a comprehensive final evaluation of tangible and intangible assets acquired and liabilities assumed by Smurfit Kappa.
Significant judgment is required to estimate the fair value of tangible and intangible assets acquired, liabilities assumed, as well as the useful life for acquired intangible assets. The fair value estimates and useful life for acquired intangible assets are based on available historical information, future expectations, and assumptions deemed reasonable by Smurfit Kappa management, but are inherently uncertain.
The estimated values of the assets acquired and liabilities assumed will remain preliminary until after Completion, at which time Smurfit Kappa will determine the fair values of the assets acquired and liabilities assumed. The final determination of the purchase price allocation will be completed as soon as practicable after Completion (within the permitted measurement period in accordance with ASC 805) and will be based on the fair values of the assets acquired and liabilities assumed as of Completion. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited condensed pro forma combined financial information.

The following table summarizes the allocation of the estimated preliminary purchase price as of December 31, 2023 (in millions):
(in millions)	Historical Value	Fair Value Adjustments	Estimated Fair Value
Estimated Merger Consideration (Note 4)			$12,681
Identifiable net assets:
Cash and cash equivalents	$488	—	488
Accounts receivable	2,440	—	2,440
Inventories	2,391	550	2,941
Assets held for sale	88	—	88
Other current assets	739	—	739
Property plant and equipment, net	11,230	2,808	14,038
Goodwill	4,270	(4,270)	—
Intangibles, net(a)	2,507	(758)	1,749
Prepaid pension asset	630	—	630
Deferred tax assets(b)	—	10	10
Other non-current assets	1,963	(162)	1,801
Accounts payable	(2,159)	—	(2,159)
Accrued compensation and benefits	(415)	—	(415)
Current portion of debt	(462)	—	(462)
Other current liabilities	(932)	—	(932)
Non-current debt due after one year	(8,236)	198	(8,038)
Deferred tax liabilities(b)	(2,254)	(350)	(2,604)
Pension liabilities and other postretirement benefits, net of current portion	(296)	—	(296)
Other non-current liabilities	(1,827)	—	(1,827)
Non-controlling interests	(17)	—	(17)
Total estimate of identifiable net assets acquired as of December 31, 2023	$10,148	(1,974)	8,174
Estimated goodwill arising on Merger			4,507
Estimated Merger Consideration			12,681

(a)
Preliminary identifiable intangible assets in the unaudited condensed pro forma combined financial information consist of the following:

(in millions)	Preliminary Fair Value	Estimated Useful Lives (years)
Preliminary fair value of intangible assets acquired:
Trade names and trademarks	$240	5-10
Customer relationships	1,390	5-13
Developed technology	119	4-10
Intangible assets acquired	$1,749
The preliminary fair values of intangible assets are generally determined using income-based methods. The income method used for customer relationships intangibles is the multi-period excess earnings method based on forecasts of the expected future cash flows attributable to those assets. The relief from royalty method which is used for the valuation of trade name and certain technology intangibles, estimates fair value by reference to the royalties saved through ownership of the trade name rather than paying a rent or royalty for its use. The fair value of certain technology-based intangibles was determined using a cost savings approach that measures the value of an asset by estimating the cost savings achieved through owning the asset.
Significant estimates and assumptions inherent in the valuations reflect consideration of other marketplace participants, the amount and timing of future cash flows (including expected growth rates, discount rates, cost savings and profitability), royalty rates used in the relief from royalty method, and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions used to calculate the fair values of acquired intangible assets.
(b)
Deferred tax assets and liabilities were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation and is calculated at the Irish statutory income tax rate in effect of 12.5%. See Note 6(e).

6.
Adjustments to the Unaudited Condensed Pro Forma Combined Balance Sheet

Adjustments included in the Transaction Accounting Adjustments — Purchase Accounting and Transaction Accounting Adjustments — Financing columns in the accompanying unaudited condensed pro forma combined balance sheet as of December 31, 2023 are as follows:
a)
Reflects adjustment to cash and cash equivalents:

(in millions)	Amount
Pro forma transaction accounting adjustments – purchase accounting:
Cash paid for outstanding WestRock Stock(i)	$(1,291)
Cash paid for transaction costs(ii)	(127)
Net pro forma transaction accounting adjustment to cash and cash equivalents	$(1,418)
Pro forma transaction accounting adjustments – financing:
Cash from new debt financing, net of debt issuance costs and original issue discount	$2,719
Net pro forma transaction accounting adjustment – financing to cash and cash equivalents	$2,719

(i)
Includes each WestRock Director RSU Award converted into WestRock Stock immediately prior to the Merger Effective Date, as described in Note 4.

(ii)
Reflects the payment of non-recurring, legal and financial advisory, accounting, consulting and transaction compensation costs of both Smurfit Kappa and WestRock directly attributable to the Combination, excluding retention payments conditional on specified periods of post-Combination service. Total non-recurring transaction costs are currently estimated to be approximately $256 million. Such costs consist of advisory, legal, accounting and professional fees of $209 million, $32 million in retention payments to current Smurfit Kappa executives and $15 million in retention payments to current WestRock employees, both related to post-Combination service and directly attributable to the Combination. Of this total, $88 million and $11 million were incurred and reflected in Smurfit Kappa's and WestRock's historical consolidated statements of operations respectively, of which $11 million and $6 million were accrued within the respective historical Smurfit Kappa and WestRock consolidated balance sheets. See Notes 6(h) and 7(d) for the corresponding adjustments to pro forma stockholders’ equity and the condensed pro forma combined statement of operations respectively. An adjustment has been reflected in Note 6(k) to record the accrual in respect of WestRock and Smurfit Kappa retention payments.

b)
Reflects the preliminary purchase accounting adjustment for inventories based on the acquisition method of accounting.

(in millions)	Amount
Pro forma transaction accounting adjustments – purchase accounting:
Elimination of WestRock’s historical inventories – carrying value	$(2,391)
Preliminary fair value of acquired inventories	2,941
Elimination of intercompany profit in inventories	(2)
Net pro forma transaction accounting adjustment to inventories	$548

c)
Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. Refer to Note 5(a) for additional information on the acquired intangible assets expected to be recognized.

(in millions)	Amount
Pro forma transaction accounting adjustments – purchase accounting:
Elimination of WestRock’s historical net book value of intangible assets	$(2,507)
Preliminary fair value of acquired intangibles (Note 5(a))	1,749
Net pro forma transaction accounting adjustment to intangible assets, net	$(758)

d)
The preliminary goodwill adjustment of $237 million represents the elimination of historical goodwill and recording of the excess of estimated aggregate Merger Consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed.

(in millions)	Amount
Pro forma transaction accounting adjustments – purchase accounting:
Elimination of WestRock’s historical goodwill	$(4,270)
Goodwill per preliminary purchase price allocation (Note 5)	4,507
Net pro forma transaction accounting adjustment to goodwill	$237

e)
Represents the adjustment to deferred tax asset of $10 million and deferred tax liability of $350 million associated with the incremental differences in the book and tax basis created from the preliminary purchase allocation. The deferred tax liability arises from the preliminary fair values of tangible and intangible assets, inventories and the fair value adjustment to acquired debt. The deferred tax asset arises from the portion of purchase consideration relating to replacement stock-based compensation awards that relate to pre-Combination service (see Note 4). These adjustments were based on the applicable statutory tax rate and the respective estimated purchase price allocation.

The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-Combination activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rate used for the pro forma financial information is estimated, the rate will likely vary from the actual effective rate in periods subsequent to the completion of the Combination. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.
f)
Reflects the elimination of payables and receivables recorded within the historical consolidated balance sheets of Smurfit Kappa and WestRock in respect of trade purchases and sales between both companies. The associated elimination of sales and purchases in the condensed pro forma combined statement of operations is recorded in Note 7(a).

g)
Reflects the proceeds of $2,719 million from the Offering, net of debt issuance costs and original issue discount, to fund the Cash Consideration and payment of fees and expenses directly attributable to the Combination. The balance after funding of the Cash Consideration, fees and expenses directly attributable to the Combination is expected to be used for general corporate purposes including the repayment of indebtedness, see Note 6(a).

h)
Reflects the following adjustments to pro forma Smurfit WestRock Stockholders’ equity:

(in millions)	Preferred Stock	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated other comprehensive loss	Deferred Shares
Pro forma transaction accounting adjustments – purchase accounting:
Elimination of WestRock’s historical equity	$—	$(3)	$(10,710)	$(177)	$742	$—
Estimated shares of Smurfit WestRock common stock issued to WestRock stockholders(i)	—	—	11,299	—	—	—
Estimated converted WestRock RSUs and Options attributable to pre-Combination services (Note 4(c))	—	—	76	—	—	—
Incremental stock-based compensation expense related to converted WestRock RSUs and Options that were fully vested prior to the Combination	—	—	7	(7)	—	—
Issuance of Series A Preference Shares(ii)	—	—	—	—	—	—
Conversion of euro-denominated ordinary shares(iii)	—	—	—	—	—	—
Estimated transaction costs(iv)	—	—	—	(157)	—	—
Elimination of intercompany profit in inventories (Note 6(b))	—	—	—	(2)	—	—
Net pro forma transaction accounting adjustments to equity	$—	$(3)	$672	$(343)	$742	$—

(i)
Reflects the issuance of 258.3 million Smurfit WestRock shares (with a par value of $0.001). The share price is calculated by reference to Smurfit Kappa’s share price as of April 19, 2024 translated to U.S. dollars using the closing exchange rate as of that date.

(ii)
Reflects the expected issuance of 10,000, $0.001 par value Series A Preference Shares for expected total consideration of $0.01 million.

(iii)
Reflects the conversion of 25,000 existing euro-denominated ordinary shares with a par value of €1.00 into 25,000 Smurfit WestRock Deferred Shares with a par value of €1.00.

(iv)
The adjustment to retained earnings of $157 million reflects the additional charge of $157 million for transaction-related expenses, (see Note 7(d)), not yet incurred and not previously reflected in the historical consolidated financial statements of either Smurfit Kappa or WestRock. As such expenses are not expected to be tax deductible, no tax effect has been reflected for the adjustment in respect of these expenses, see Note 7(g).

i)
Reflects the preliminary purchase accounting adjustment for property, plant and equipment based on the acquisition method of accounting.

(in millions)	Amount
Pro forma transaction accounting adjustments – purchase accounting:
Elimination of WestRock’s historical net book value of property, plant and equipment	$(11,230)
Preliminary fair value of acquired property, plant and equipment	14,038
Net pro forma transaction accounting adjustments to property, plant and equipment	$2,808

j)
Reflects the removal of deferred planned major maintenance costs of WestRock recorded within other assets. Such deferred costs are reflected within the preliminary fair value of acquired property, plant and equipment as part of Note 6(i) above.

k)
Reflects the accrual of retention payments to be paid after completion of specified service periods. See Note 6(a)(ii).

l)
Reflects the preliminary fair value adjustment to acquired WestRock debt based on the acquisition method of accounting. The fair value adjustment has been applied to non-current debt due after one year.

(in millions)	Amount
Pro forma transaction accounting adjustments – purchase accounting:
Elimination of WestRock’s historical non-current debt due after one year	$(8,236)
Preliminary fair value of acquired non-current debt due after one year	8,038
Net pro forma transaction accounting adjustments to non-current debt due after one year	$(198)

7.
Adjustments to the Unaudited Condensed Pro Forma Combined Statement of Operations

Adjustments included in the Transaction Accounting Adjustments — Purchase Accounting and Transaction Accounting Adjustments — Financing columns in the accompanying unaudited condensed pro forma combined statement of operations for the fiscal year ended December 31, 2023 are as follows:
a)
Reflects the elimination of purchases and sales between Smurfit Kappa and WestRock recorded within the historical financial statements. See Note 6(f).

b)
Reflects the adjustments to cost of goods sold for the incremental depreciation expense from the preliminary fair value adjustment to property, plant and equipment, the elimination of the cost of goods sold in respect of trading between Smurfit Kappa and WestRock, and the amortization of the preliminary fair value adjustment to inventories.

(in millions)	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments – purchase accounting:
Property, plant and equipment step-up flowing through cost of goods sold
Elimination of historical WestRock depreciation and amortization charge	$1,143
Depreciation of acquired property, plant and equipment at fair value	(1,382)
Elimination of costs of goods sold – intercompany sales and inventory profit	93
Amortization of fair value adjustment to acquired inventories	(550)
Net pro forma transaction accounting adjustments to cost of goods sold	$(696)

c)
Reflects the adjustments to selling, general and administrative expenses (“SG&A”) including the incremental amortization expense of acquired intangible assets and the preliminary incremental stock-based compensation expense for Smurfit WestRock replacement equity awards.

(in millions)	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments – purchase accounting:
Removal of historical WestRock amortization of intangible assets	$342
Elimination of historical WestRock amortization & depreciation expense	50
Amortization of acquired intangible assets	(165)
Reduction in amortization & depreciation expense in SG&A(i)	227
Removal of historical WestRock stock-based compensation expense	64
Record stock-based compensation expense for converted WestRock awards	(107)
Record stock-based compensation expense for converted Smurfit Kappa awards	(38)
Incremental stock-based compensation expense(ii)	(81)
Net pro forma transaction accounting adjustment to SG&A	$146

(i)
Represents adjustment to expense based on the preliminary estimated fair values and useful lives of acquired intangible assets (See Note 5(a)) and the elimination of historical WestRock depreciation expense recorded in SG&A which is replaced with the depreciation charge shown in Note 7(b).

(ii)
Represents the incremental stock-based compensation charge estimated to arise upon Completion. As discussed in “The Combination,” Smurfit Kappa Equity Awards shall be converted into Smurfit WestRock equity awards, with any performance goals applicable to Smurfit Kappa Equity Awards deemed achieved at 100%. WestRock Director RSUs shall be cancelled and automatically converted into WestRock Stock immediately prior to the Merger Effective Time in consideration for the right to receive the Merger Consideration. All other WestRock RSU Awards and all WestRock Options will be converted into Smurfit WestRock awards in accordance with the terms of the Transaction Agreement. In the case of a performance-based WestRock RSU Award, the number of shares of WestRock Stock subject to such WestRock RSU Award as of immediately prior to the Merger Effective Time will be determined by deeming the applicable performance goals for any performance period that has not been completed as of the Merger Effective Time to be achieved at the greater of the target level and the average of the actual level of performance of similar awards over the last three years prior to the Completion Date, except that the performance goals for any performance-based WestRock RSU Award granted after the date of the Transaction Agreement will be deemed achieved at the target level of performance.

d)
Reflects the adjustments to transaction-related expenses associated with the proposed Combination including estimated transaction costs and retention bonuses directly attributable to the Combination.

(in millions)	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments – purchase accounting:
Expected transaction expenses(i)	$(110)
Retention payments paid to Smurfit Kappa executives(ii)	(32)
Retention payments paid to WestRock employees(ii)	(15)
Net pro forma transaction accounting adjustment to transaction-related expenses associated with the proposed Combination	$(157)

(i)
Represents additional transaction costs directly attributable to the Combination to be incurred, that are not recorded within the historical consolidated statements of operations of either Smurfit Kappa or WestRock. These costs in addition to amounts accrued in the historical balance sheets of Smurfit Kappa and WestRock, are assumed to have been settled in cash in the pro-forma balance sheet (see Note 6(a)(ii)).
Transaction-related expenses are not expected to be incurred in any period beyond 12 months from the closing date of the Combination. Any such charge could affect the combined company’s future results of operations in the period in which such charges are incurred. The unaudited condensed pro forma combined statement of operations for the year ended December 31, 2023 reflects $256 million in non-recurring transaction-related expenses as if those costs were incurred on January 1, 2023, including the retention payments in (ii) below. $246 million and $10 million in non-recurring transaction costs are included in transaction-related expenses associated with the proposed Combination and interest expense, net, respectively.
(ii)
Reflects retention payments payable to Smurfit Kappa executives and the portion of the retention payments for WestRock employees attributed to post-Combination expense. See Note 4(d) for the portion of the retention payments for WestRock employees included in purchase consideration.

e)
Reflects the incremental interest expense associated with the amortization of the preliminary estimated fair value adjustment/discount of acquired WestRock debt. See Note 6(l).

f)
Reflects the expense related to the Financing and amortization of issuance costs related to the Financing:

(in millions)	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments – financing:
New interest expense on financing:
The Offering(i)	$(154)
Net pro forma transaction accounting adjustments – financing to interest expense	$(154)

(i)
The new interest expense on transaction financing adjustments included in the unaudited condensed pro forma combined statement of operations reflect a full year’s interest expense for the Notes as if the Offering had been completed on January 1, 2023. The interest was calculated using the stated interest rates in the Offering Memorandum. The financing costs incurred to affect the Offering have been amortized on a straight-line basis over the term of the Notes. The original issue discount on the $750 million 5.200% Senior Notes due 2030 has been amortized over the term of those notes.

g)
To record the income tax impact of the pro forma adjustments utilizing the Irish statutory income tax rate in effect of 12.5% for the year ended December 31, 2023. Transaction-related expenses incurred by Smurfit Kappa are not expected to be deductible and no tax deduction for the pro-forma adjustment in respect of the adjustment for such expenses has been taken in the pro forma combined statement of operations. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rate used for the pro forma financial information are estimated, the rate will likely vary from the actual effective rate in periods subsequent to completion of the Combination.

This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.
h)
The pro forma basic and diluted weighted average shares outstanding are a combination of historical weighted average shares of Smurfit Kappa common stock and issuances of shares in connection with the Merger. In connection with the Combination, Smurfit Kappa agreed to convert certain equity awards held by WestRock employees into Smurfit WestRock equity awards. The pro forma basic and diluted weighted average shares outstanding are as follows:
(in millions)	For the Year Ended December 31, 2023
Pro forma basic weighted average shares:
Historical Smurfit Kappa weighted average shares outstanding	258.3
Issuance of shares to WestRock Stockholders	258.3
Pro forma weighted average shares – basic	516.6
Pro forma diluted weighted average shares:
Pro Forma weighted average shares – diluted(i)	516.6

(i)
6.6 million historical dilutive common stock equivalents of Smurfit Kappa and 5.9 million replacement awards of Smurfit WestRock to WestRock equity award holders were excluded from the computation of pro forma diluted weighted average shares for the year ended December 31, 2023, as their effect would be anti-dilutive.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Price History
WestRock Stock is currently listed on the NYSE under the trading symbol “WRK.” As of April 22, 2024, the last practicable trading day before the date of this proxy statement/prospectus, there were 258,148,063 shares of WestRock Stock outstanding.
Smurfit Kappa Shares are currently listed on the LSE under the symbol “SKG,” and on the Euronext Dublin Market under the symbol “SK3.” As of April 22, 2024, the last practicable trading day before the date of this proxy statement/prospectus, there were 261,094,836 Smurfit Kappa Shares outstanding.
The following table sets forth, for the periods indicated, the per share high and low sales prices of WestRock Stock (as reported by NYSE) and Smurfit Kappa Shares (as reported by LSE and Euronext Dublin).
	WestRock Stock ($)		Smurfit Kappa Shares (GBP)		Smurfit Kappa Shares (EUR)
	High	Low	High	Low	High	Low
For the calendar quarter ended:
2023
December 31	43.58	33.53	32.16	25.28	37.14	28.98
September 30	37.54	27.86	33.66	25.88	39.27	30.21
June 30	31.29	26.85	30.82	25.56	35.18	29.85
March 31	39.30	26.84	36.03	27.60	40.17	31.55
2022
December 31	38.44	30.08	32.51	24.15	37.03	27.55
September 30	43.37	30.78	32.23	24.56	38.26	27.67
June 30	54.78	38.40	35.29	27.02	41.79	31.46
March 31	48.54	40.78	41.98	27.71	50.28	33.58
2021
December 31	52.00	41.85	41.17	35.81	49.42	42.42
September 30	53.91	47.39	43.34	38.00	50.44	44.10
June 30	62.03	51.41	39.98	34.06	46.48	39.19
March 31	54.43	40.04	37.84	33.04	43.34	38.14
The following table sets forth the closing price per share of WestRock Stock and Smurfit Kappa Shares as reported on the NYSE, the LSE and the Euronext Dublin, respectively, as of September 6, 2023, the last trading day prior to the public announcement that Smurfit Kappa and WestRock were in discussions regarding a potential strategic transaction, and September 11, 2023, the last trading day prior to the public announcement of the Transaction Agreement. For current price information, you are urged to consult publicly available sources.
	September 6, 2023	September 11, 2023
Closing Sale Price Per Share of WestRock Stock ($)	43.58	33.53
Closing Sale Price Per Smurfit Kappa Share (GBP)	37.54	27.86
Closing Sale Price Per Smurfit Kappa Share (EUR)	31.29	26.85
Dividends
Historically, WestRock has declared dividends on a quarterly basis and Smurfit Kappa has declared dividends at least twice per year. The following tables set forth, for the periods indicated, the dividends declared on the WestRock Stock and the Smurfit Kappa Shares:

WestRock Stock ($)
Dividend
For the calendar quarter ended:
2023
December 31	0.3025
September 30	0.3025
June 30	0.275
March 31	0.275
2022
December 31	0.275
September 30	0.275
June 30	0.25
March 31	0.25
2021
December 31	0.25
September 30	0.25
June 30	0.24
March 31	0.24
Smurfit Kappa Shares (EUR)
Dividend
For the year ended:
December 31, 2023
Final	1.184
Interim	0.335
December 31, 2022
Final	1.076
Interim	0.316
December 31, 2021
Final	0.961
Interim	0.293

BUSINESS OVERVIEW OF SMURFIT KAPPA
Overview
Smurfit Kappa is one of the world’s largest integrated manufacturers of paper-based packaging products in terms of volumes and sales, with operations in Europe, Latin America, North America and Africa. Smurfit Kappa owns and operates mills and plants, which primarily produce a number of grades of containerboard that it converts into corrugated containers or sells to third parties. Smurfit Kappa also produces other types of paper, such as consumer packaging board, sack paper, graphic paper, solidboard and graphicboard, and other paper-based packaging products, such as consumer packaging, solidboard packaging, paper sacks and other packaging products such as bag-in-box.
History and Development of Smurfit Kappa
Smurfit Kappa was formed in November 2005 for the purpose of effecting the combination between the Jefferson Smurfit Group and Kappa Packaging.
The Jefferson Smurfit Group was founded in 1934 as a corrugated plant in Dublin, Ireland. The Jefferson Smurfit Group grew both organically and by way of acquisition in Ireland throughout the 1960s and 1970s, when it began expanding into the United Kingdom and then the United States, again by acquisition. The Jefferson Smurfit Group was listed on the Irish Stock Exchange (now called Euronext Dublin) in 1964. A subsidiary of Jefferson Smurfit Group purchased Container Corporation of America in 1986 in a joint venture with Morgan Stanley Private Equity and merged the two companies in 1989, leaving the Jefferson Smurfit Group with 50% ownership of the merged entity, JSC/CCA. The Jefferson Smurfit Group continued to grow throughout the 1990s, expanding its footprint in Europe and Latin America, while JSC/CCA in turn merged with Stone Container Corporation in 1998, leaving the Jefferson Smurfit Group with around 30% of the combined entity (Smurfit-Stone Container Corporation).
In 2002, the Jefferson Smurfit Group was taken private when Madison Dearborn Partners, LLC, a private equity firm based in the United States, bought the Jefferson Smurfit Group and spun off their prior stake in Smurfit-Stone Container Corporation to shareholders. The Jefferson Smurfit Group merged with Kappa Packaging, a Dutch private equity-owned company, in 2005 to form Smurfit Kappa.
Set forth below is a chronological overview of the principal events, history and growth of Smurfit Kappa’s business:
•
2005 — Smurfit Kappa was founded

•
2007 — Smurfit Kappa was listed on the LSE and Euronext Dublin

•
2012 — Acquisition of Orange County Container Group in the United States

•
2012-2019 — Expansion of packaging operations in Europe through the acquisition of a number of corrugated plants in Greece, Bulgaria, Serbia and France, as well as a number of sheet plants in the United Kingdom

•
2014 — Acquisition of Bates Container in the United States

•
2014-2016 — Expansion in the Americas through the acquisition of Grupo CYBSA in Central America and two acquisitions in Brazil

•
2018 — Acquisition of the Reparenco containerboard mill in the Netherlands

•
2018 — Exited the Venezuelan market

•
2021 — Acquisition of the Verzuolo containerboard mill in Italy and entry into the Peruvian corrugated market through the acquisition of Cartones del Pacifico from Emusa Group, which in turn purchased Smurfit Kappa’s El Salvador flexible packaging business

•
2021 – 2023 — Capital expenditures for the fiscal years ended December 31, 2023, 2022 and 2021 were $929 million, $930 million and $715 million, respectively, aimed towards a series of projects to grow the converting capacity of the business and to continue to improve competitiveness across all product lines

•
2023 — Completed exit from the Russian market

Global Footprint
As of December 31, 2023, Smurfit Kappa employs approximately 47,000 people and maintains operations in 36 countries. In Europe, Smurfit Kappa is a leader by production volume in corrugated packaging, containerboard and bag-in-box. In Latin America, Smurfit Kappa is a large-scale pan-regional player. Smurfit Kappa also operates in North America and Africa.
Smurfit Kappa currently operates 35 mills (30 of which produce containerboard), 241 converting plants (222 of which convert containerboard into corrugated containers), 43 recovered fiber facilities, two wood procurement operations in Europe (which together provide raw material for Smurfit Kappa’s mills), one forestry operation in the Americas and 33 other production facilities carrying on other related activities. In addition, Smurfit Kappa owns approximately 68,000 hectares of forest plantations in Latin America, which support mill operations in addition to propagating trees for planting. Smurfit Kappa’s footprint allows it to better serve customers in close proximity to its corrugated box plants.
Smurfit Kappa’s main European operations are in Germany, France, the Netherlands, Italy, the United Kingdom, Spain, Sweden and Austria. Smurfit Kappa has four (non-European) facilities that manufacture bag-in-box, located in Canada, Argentina, Mexico and the United States, along with a recently inaugurated corrugated plant in Morocco, all of which are managed under Smurfit Kappa’s European operational management.
Competitive Strengths
Smurfit Kappa believes its key competitive strengths are:
Leading Market Position.   Smurfit Kappa is one of the largest producers by capacity of corrugated containers in Europe and believes it is one of the top three corrugated production leaders in 15 of the 22 European countries in which it operates. In Latin America, Smurfit Kappa is a large-scale pan-regional player, with operations in Colombia, Mexico, Argentina, Brazil, Chile, Costa Rica, El Salvador, the Dominican Republic and Peru. Smurfit Kappa is a leading producer of consumer packaging in Mexico and has operations making other products in Ecuador and Nicaragua, as well as containerboard mills and corrugated operations in the United States, which have a relatively small market share.
Smurfit Kappa operates three of the largest kraftliner mills in western Europe, and believes that it operates the only kraftliner mill in Colombia, enabling it to ensure supply without relying on imports.
Broad Geographic Reach.   Smurfit Kappa has an extensive presence across Europe, where it operates 257 facilities in 22 countries across the continent, with an additional corrugated facility in Morocco. This broad presence allows Smurfit Kappa to provide a comprehensive and sophisticated product offering to its customers, together with a high level of service. Additionally, in Latin America, Smurfit Kappa is a large-scale pan-regional player. As a result of this geographically diverse presence, Smurfit Kappa’s business is not concentrated in or dependent on any one country.
Quality Assets and Active Capacity Management.   Smurfit Kappa actively manages its capacity by investing in more efficient mills and regularly evaluating the performance of its existing businesses and facilities. Smurfit Kappa regularly monitors the cost position of each of its businesses and facilities and evaluates strategic alternatives. Smurfit Kappa has been investing substantially in capital expenditure in recent years to expand operations and improve the efficiency of its asset base, resulting in significant cost savings through mill rationalization, machine specialization, paper logistics and integration, corrugated system optimization and purchasing savings.
Proven Ability to Execute Strategic Acquisitions and Integrate Acquired Businesses.   Smurfit Kappa’s continued progress as a leader in paper-based packaging has been driven in part by the acquisition of strategically compatible companies and operations. Smurfit Kappa has a strong track record of identifying suitable companies for acquisition at appropriate prices, integrating the acquired companies, identifying and achieving synergies and retaining and motivating high-quality management. Historical acquisitions have enhanced Smurfit Kappa’s asset base, expanded its product range and geographic reach and upgraded its management practices and efficiencies.
Vertically Integrated Operations.   Smurfit Kappa’s operations are highly integrated. Its recycling and wood procurement or forestry operations provide raw materials to its mills, which provide products to its converting plants, and Smurfit Kappa’s corrugated board plants are integrated with its sheet plants. Similarly, Smurfit Kappa’s solidboard and recycled boxboard mills are integrated with its solidboard packaging and folding carton operations, respectively. In addition, Smurfit Kappa’s production of sack paper in the Americas is integrated with its paper sack operations. The benefits of this integration include:
•
lower exposure to price volatility in containerboard and, in regions in which Smurfit Kappa owns forests, forest products and recovered paper;

•
security of paper supply;

•
the ability to offer products tailored to customer requirements (such as quality, grades and innovation) through control of the supply chain;

•
achieving efficiencies, including through management of logistics; and

•
the ability to provide better service to corrugated container customers.

Integration also provides the following cost efficiency benefits:
•
the ability to produce the paper grades that achieve optimal output and cost levels;

•
the ability to produce paper most efficiently by using the width of paper machines that best match the needs of corrugated container manufacturers;

•
increased utilization of paper machines by reducing frequency of switching paper grades; and

•
reduced transport costs as a result of improved logistics of supplying customers.

Resilient Business Model.   A significant portion of Smurfit Kappa’s net sales is generated by sales of packaging products for use in the transportation of consumer staples, including agricultural produce and food and beverages, and for the display and consumer packaging of these products. Smurfit Kappa believes that demand for consumer staples, and by extension demand for Smurfit Kappa’s products, is generally more resilient during periods of economic downturn than is demand for other consumer or industrial products or industrial production levels. During 2023, Smurfit Kappa generated over 70% of its net sales from the sale of packaging for fast-moving consumer goods (including food products, beverages and detergents). Smurfit Kappa emphasizes cost take-out, which is a necessary focus in a cyclical industry where costs are subject to inflation.
Strong Cash Flows.   Smurfit Kappa’s resilient business model and focus on active capacity management has enabled strong cash flow generation in each of the last three years despite a challenging macroeconomic environment. Smurfit Kappa has invested cash flow into capacity expansion, entry into new markets, reduction of leverage and the payment of dividends to its shareholders.
Experienced and Proven International Management Team.   Smurfit Kappa’s experienced and proven international management team has led the company through several industry cycles. Smurfit Kappa consistently seeks to establish a management team comprising the highest available quality of management and reflecting the broad geographic spread of its businesses. The management team’s approach combines strong central disciplines (strategic, professional development, financial and capital allocation) with locally developed production and marketing decisions. Performance is measured predominantly on the basis of profitability, cash flow and return on capital employed.
Business Strategy
Smurfit Kappa’s vision is to be a globally admired business, dynamically and sustainably delivering secure and superior returns for all stakeholders, comprising shareholders, employees, customers, local communities and suppliers.

•
Globally Admired Business.   Smurfit Kappa’s company-wide values enable it to operate as a globally admired business: (1) safety, loyalty, integrity and respect; (2) being an employer of choice; (3) providing a demonstrably differentiated offering to its customers; (4) being a leader in sustainability in the industry; and (5) being valued in line with its peers.

•
Dynamically and Sustainably Delivering.   Through a workforce that is both driven and engaged, Smurfit Kappa seeks to seize internal and external growth opportunities by engaging in focused investment in order to present a highly differentiated and sustainable offering to customers.

•
Secure and Superior Returns.   To secure returns for its stakeholders, Smurfit Kappa focuses its business on strong cash generation, balance sheet strength and low-cost operations, and maintains the optimum level of vertical integration to mitigate cyclical risk. Smurfit Kappa aims to have engaged employees create a high level of innovation across its product range.

Smurfit Kappa’s vision guides its strategic objective of developing long-term customer relationships by providing customers with differentiated sustainable packaging solutions that enhance customers’ prospects of success in their end markets.
To achieve this objective, Smurfit Kappa has identified three key areas of focus:
•
Converting:   Capitalize on differentiation to drive growth in Europe.

•
Paper:   Continue the optimization of Smurfit Kappa’s paper system in line with demand created by the downstream corrugated business, taking into account the dynamics of the marketplace.

•
Americas:   Combine the above two focus areas while seizing the opportunities presented by Smurfit Kappa’s expanded geographic footprint.

Based on these three focus areas, Smurfit Kappa has developed the following five strategic priorities:
Market Position: Expand market positions in Europe and the Americas through selective focused growth
Smurfit Kappa has a focused growth strategy in each of its end markets, involving both organic growth derived from innovative solutions in areas such as Better Planet Packaging (Smurfit Kappa’s sustainable packaging initiative) as well as e-commerce and the pursuit of accretive acquisitions, especially in higher growth markets such as eastern Europe and Latin America.
Smurfit Kappa has an established track record of implementing this strategy by identifying targets, building relationships and acquiring, as well as by effectively integrating paper-based packaging assets and businesses. Smurfit Kappa continuously evaluates opportunities to acquire businesses that would complement its existing product offerings and/or geographic footprint or its integrated production model. Smurfit Kappa plans to continue to apply a rigorous evaluation methodology to potential acquisitions and to complete acquisitions which meet its standards.
Europe
Smurfit Kappa strives to be a leading operator in each of the businesses and markets in which it operates and to provide sustainable packaging solutions for customers across a wide range of products, services and geographies. In order to achieve this objective, Smurfit Kappa invests in innovation and in establishing facilities in new geographies. Although western Europe is a mature market, Smurfit Kappa expects demand in the region to grow, and Smurfit Kappa intends to pursue profitable growth in this market through a strategy of organic growth, bolt-on acquisitions and expansion through selective capital investment.
Smurfit Kappa has either integrated box plants or sheet plants in seven eastern European and southeastern European countries. Smurfit Kappa intends to expand its presence in eastern and southeastern Europe by selectively investing in the countries that present the greatest opportunities and growth patterns consistent with Smurfit Kappa’s customer focused strategy. Smurfit Kappa’s medium-term objective is to achieve a leading position in these and other eastern and southeastern European countries through acquisitions or investment in new facilities.

Americas
Smurfit Kappa intends to continue to expand its operations in the Americas. The packaging business in Latin America is not as homogenous as the business in Europe, and many of the countries have differing market and industry characteristics, but Smurfit Kappa believes that a broad geographic footprint can reduce market-specific risk. Smurfit Kappa’s pan-regional presence provides a strong platform to support organic growth in the countries in which it currently operates and an acquisition strategy for entry into new markets.
Partner of Choice: Become the supplier/partner of choice
Smurfit Kappa’s customer-led strategy provides its customers with differentiated sustainable packaging solutions that increase their sales, reduce their costs or reduce the risk in their supply chain, resulting in the development of long-term customer relationships that generate revenue and profitability for Smurfit Kappa. In its corrugated operations, examples of these products are boxes that involve high-quality pre- or post-print, litho-lamination and displays. Smurfit Kappa works closely with its customers, particularly those in the retail industry, to jointly develop innovative packaging products.
Smurfit Kappa intends to become the supplier/partner of choice for its customers by:
•
deepening the understanding of its customers’ worlds and developing proactive initiatives to improve their offerings (see “— Customers” and “— Innovation” below);

•
constantly innovating sustainable products, service, quality and delivery in order to develop and/or maintain preferred supplier status; and

•
pursuing superior performance measured against clearly defined metrics in all aspects of the business and at all levels of the organization.

Operational Excellence: Enhance operational excellence through the continuous upgrade of customer offerings
Smurfit Kappa achieves operational excellence across the value chain, from forests or recycling depots to the customers’ end markets, by relentlessly pursuing the continuous upgrade of its customers’ offerings.
This is facilitated by:
•
improving the output from Smurfit Kappa’s high-quality asset base through judicious capital investment, continuous improvement programs, transfer of best practice, industrial engineering and other initiatives;

•
increasing the proportion of differentiated ideas, sustainability initiatives, products and services through the use of Smurfit Kappa’s development and technology centers, sustainability credentials and innovation tools; and

•
ensuring that the driving forces behind all operations are customer satisfaction and excellence.

Investment in People: Recruit, retain, develop and motivate the best people
Smurfit Kappa believes that people are at the heart of the current and future success of the business and it maintains a strategy to recruit, retain, develop and motivate its people through:
•
high-quality graduate and other recruitment initiatives, progressive goal setting and performance appraisal programs;

•
focused job training and coaching;

•
cross-divisional in-house development programs; and

•
selective executive development programs.

Capital Allocation: Maintain a disciplined approach to capital allocation and maintain focus on cash generation
Smurfit Kappa focuses on cash flow considerations and allocates capital and cash generated according to its established principles through:

•
maintaining an investment grade credit rating;

•
capital spending to facilitate organic growth, optimize its asset base and enhance operating efficiency;

•
acquiring strategically attractive and accretive assets; and

•
returning capital to shareholders.

Segment Overview
Introduction
Smurfit Kappa’s main focus is producing containerboard and converting containerboard into corrugated containers. Smurfit Kappa also produces solidboard, boxboard, graphicboard, sack kraft paper and non-packaging grades of paper, converted products such as solidboard packaging, folding cartons and paper sacks, and bag-in-box.
Smurfit Kappa’s business is organized and presented in two reportable segments, Europe and the Americas. The Europe segment accounted for 75.9%, 77.2% and 77.8% of Smurfit Kappa’s total net sales in the fiscal years ended December 31, 2023, 2022 and 2021, respectively, while the Americas segment accounted for the remaining 24.1%, 22.8% and 22.2% of total net sales during those periods.
The table below shows a breakdown of Smurfit Kappa’s production volumes across its two segments in each of the years ended December 31, 2023, 2022 and 2021.
	Year ended December 31
	2023			2022			2021
	Europe(1)	The Americas(2)	Total	Europe(1)	The Americas(2)	Total	Europe(1)	The Americas(2)	Total
	(million tonnes)
Recycling	5.5	1.3	6.8	5.6	1.4	7.0	5.5	1.4	6.9
KL	1.6	0.1	1.7	1.6	0.1	1.7	1.7	0.1	1.8
Recycled	3.8	1.2	5.0	3.9	1.3	5.2	3.7	1.3	5.0
Containerboard	5.4	1.4	6.8	5.5	1.4	6.9	5.4	1.4	6.8
Other paperboard(3)	0.5	0.2	0.8	0.6	0.2	0.9	0.7	0.2	0.9
Total containerboard and paperboard	6.0	1.6	7.5	6.1	1.6	7.7	6.1	1.6	7.7
Other non-packaging paper(4)	0.2	—	0.2	0.2	—	0.2	0.2	—	0.2
Total Mills	6.1	1.6	7.7	6.3	1.6	7.9	6.3	1.6	7.9
Corrugated containers	4.8	1.5	6.3	5.2	1.6	6.8	5.4	1.6	7.0
Other paper-based packaging(5)	0.1	0.2	0.3	0.1	0.2	0.3	0.1	0.2	0.3
Total Conversion	4.9	1.7	6.6	5.3	1.8	7.1	5.5	1.8	7.3

Notes:
(1)
Production from Smurfit Kappa’s facilities in Ireland, the United Kingdom, France, Belgium, the Netherlands, Germany, Austria, Switzerland, Italy, Spain, Portugal, Denmark, Sweden, Norway, Latvia, the Czech Republic, Slovakia, Poland, Lithuania, Greece, Bulgaria, Serbia and Morocco.

(2)
Production from Smurfit Kappa’s facilities in Argentina, Colombia, the United States, Mexico, Brazil, Chile, Ecuador, the Dominican Republic, Costa Rica, El Salvador, Peru and Nicaragua.

(3)
Other paperboard includes sack kraft, machine glazed paper, boxboard, graphicboard and solidboard.

(4)
Other grades of non-packaging papers include printing and writing paper.

(5)
Other paper-based packaging includes solidboard, paper sacks and folding cartons.

Facilities
Smurfit Kappa’s manufacturing facilities are spread across Europe and the Americas. The paper and paperboard mills are its main assets. Smurfit Kappa believes that its facilities are suitable and adequate for its business purposes for the foreseeable future.
The table below provides a geographic summary of Smurfit Kappa’s facilities (both owned and leased) as of December 31, 2023:
	As at December 31, 2023
	Europe	The Americas	Total
Recycled paper and board mills	18	11	29
Virgin mills	5	1	6
Corrugated containers	151	41	192
Other corrugated packaging(1)	30	—	30
Cartons and solidboard packaging	5	6	11
Paper sacks	—	5	5
Recovered fiber / wood procurement	21	25	46
Other(2)	28	8	36
Total number of facilities	258	97	355

(1)
“Other corrugated packaging” includes display and litho-laminate products as well as specialized Honeycomb packaging facilities.

(2)
“Other” comprises bag-in-box (including plants in each of Canada, Argentina, the United States and Mexico that are managed out of Europe) as well as Smurfit Kappa’s various smaller businesses, such as specialty printing, flexible packaging, foam packaging, machine systems and publishing.

Europe
Smurfit Kappa’s Europe segment includes a system of mills and box plants that primarily produce a full line of containerboard that is converted into corrugated containers. Smurfit Kappa operates in 22 countries across western and eastern Europe and is one of the European leaders in terms of capacity in corrugated packaging, containerboard and bag-in-box. It also operates in several other packaging and paper market segments, such as sack paper, graphic board, solidboard, solidboard packaging, boxboard, folding cartons and machine glazed paper.
The operations of Smurfit Kappa’s Europe segment are highly integrated, with the total production of the mills in 2023 approximately matching the volume of the containerboard that is converted into corrugated containers in Smurfit Kappa’s plants. Due to the intra-industry swap agreements, approximately 70% of production from Smurfit Kappa’s mills during the fiscal year ended December 31, 2023 was converted into final products in its plants.
Containerboard
In the years ended December 31, 2023, 2022 and 2021, Smurfit Kappa’s containerboard mills in Europe produced approximately 5.4 million tonnes, 5.5 million tonnes and 5.4 million tonnes, respectively. Estimated capacity in Smurfit Kappa’s Europe segment is 5.9 million tonnes, as of December 31, 2023.
Smurfit Kappa operates 15 recycled containerboard mills throughout Europe (three in France, three in Germany, two in each of the United Kingdom, the Netherlands and Italy, and one in each of Spain, the Czech Republic and Serbia). These mills produced close to 3.8 million tonnes, 3.9 million tonnes and 3.7 million tonnes in the years ended December 31, 2023, 2022 and 2021, respectively.
Smurfit Kappa’s three kraftliner mills, located at Piteå (Sweden), Facture (France), and Nettingsdorfer (Austria), are among the largest and, Smurfit Kappa believes, the lowest cost kraftliner mills in western

Europe. These mills produced approximately 1.6 million tonnes, 1.6 million tonnes and 1.7 million tonnes of kraftliner in the years ended December 31, 2023, 2022 and 2021, respectively. Smurfit Kappa typically earns higher margins on the production of kraftliner than on the production of recycled containerboard.
Corrugated Containers
Smurfit Kappa is one of the leading producers of corrugated containers in Europe by capacity, with 181 production facilities (comprising corrugated plants, sheet feeders, sheet plants and other specialized facilities). Smurfit Kappa has an extensive geographic presence in western Europe and a growing presence in eastern and southeastern Europe. Smurfit Kappa believes that it has a top three market share position in corrugated container production in 15 of the 20 European countries in which it has integrated corrugated operations.
Other Paperboard and Other Paper
In the years ended December 31, 2023, 2022 and 2021, Smurfit Kappa Europe produced approximately 0.5 million tonnes, 0.6 million tonnes and 0.7 million tonnes, respectively, of other paperboard, comprising sack kraft, machine glazed paper, graphicboard, solidboard and boxboard in five mills located in Germany and Spain. Smurfit Kappa is one of the leading manufacturers of both solidboard and solidboard packaging in Europe.
Smurfit Kappa’s containerboard mill in the Netherlands also produces graphic paper for use in inserts. Its production in the years ended December 31, 2023, 2022 and 2021 was approximately 0.2 million tonnes annually in each respective year.
Bag-in-box
Smurfit Kappa is one of the largest European manufacturers in the high growth bag-in-box market, a leading European supplier of bags for bag-in-box packaging for the wine market, and a significant global supplier for taps for bag-in-box packaging for the wine market. Smurfit Kappa has sales offices and agencies across more than 25 countries and nine bag-in-box or tap manufacturing facilities located in France, Spain, Italy, Canada, Argentina, Mexico, Sweden and the United States.
Bag-in-box activities comprise the production and marketing of bags, “Vitop” taps or integrated bags or boxes. The bag-in-box system comprises a bag (composed of resilient multi-layered plastic materials) fitted with a plastic tap (for dispensing) fixed within a corrugated box that gives protection during transport and offers considerable scope for printed marketing information. Historically sold to players in the wine industry, the bag-in-box system is increasingly sold to additional end customers for dairy, liquid eggs, fruit juices, water and coffee. Adoption is driven by the system’s ability to keep contents fresh for extended periods, sustainable production and ease of use.
Sales of the taps reached over 600 million taps in each of the years ended December 31, 2023, 2022 and 2021 and applications have diversified, including hand sanitizer packaging, one of the most sought-after products during the COVID-19 pandemic.
The bag-in-box division made a significant $14 million investment in a flexible material production facility at Smurfit Kappa’s plant in Ibi, Spain in June 2021. This investment has resulted in the addition of a 4,300 square meter production area, equipped with high-tech and advanced machinery that allows for more specialization in the manufacture of film. The new machinery allows the plant to complete the full production cycle of bag-in-box packaging solutions. This integrated production model offers quicker and more efficient services to customers, as well as a considerable reduction of the environmental impact at up to 21% less estimated CO2 emissions for the current flexible materials portfolio. Smurfit Kappa’s Vitop facility in Alessandria, Italy is the first plant in the bag-in-box industry to be International Sustainability & Carbon Certification PLUS certified, with this certification recognizing that Vitop’s industrial processes and standards comply with the chain of custody of these bio-based and recycled resins.
Americas
Smurfit Kappa’s business in the Americas could be considered a relatively small player in the United States and a leading business in Latin America.

In Latin America, Smurfit Kappa is one of the largest producers of corrugated containers and containerboard, by volume, with corrugated operations in nine countries. Smurfit Kappa’s largest operations in Latin America are in Mexico, Brazil and Colombia, with other corrugated operations in Argentina, the Dominican Republic, Costa Rica, Chile and Peru, and other operations in Ecuador and Nicaragua. Smurfit Kappa believes that its presence in the corrugated market in the United States is negligible. It has operated continuously in Latin America since 1986 and re-entered the United States in 2012 with the acquisition of the Orange County Container Group.
Smurfit Kappa’s Americas segment operations consist of 12 mills in five countries (Colombia, Mexico, the United States, Argentina and Brazil) producing containerboard, consumer packaging board and sack paper, with combined productions of around 1.6 million tonnes in each of the years ended December 31, 2023, 2022 and 2021 (of which containerboard represented around 1.4 million tonnes). Smurfit Kappa’s Americas segment also has 41 corrugated plants in 10 countries. Production for the Americas segment for the years ended December 31, 2023, 2022 and 2021 was approximately 1.5 million tonnes, 1.6 million tonnes and 1.6 million tonnes, respectively, of corrugated containers. Smurfit Kappa’s Americas segment has six consumer packaging plants, located in Mexico, Costa Rica and El Salvador, as well as five paper sack converting plants across four countries; three specialized packaging plants; 24 recovered fiber plants in seven countries; and six other plants. There are also forestry operations in Colombia.
Smurfit Kappa believes that Mexico, with its attractive demographic profile, North American Free Trade Area membership and opportunities for export to the United States, offers good opportunities for growth both domestically and internationally. In Mexico, Smurfit Kappa produced 0.6 million tonnes, 0.7 million tonnes and 0.7 million tonnes of corrugated containers in the years ended December 31, 2023, 2022 and 2021, respectively. The focus of Smurfit Kappa’s strategy is on continuing growth in the country and on the backward integration into containerboard.
In Colombia, Smurfit Kappa produced close to 0.3 million tonnes of corrugated containers per annum in the years ended December 31, 2023, 2022 and 2021. The strategy in Colombia focuses on cost competitiveness and capitalizing on the integration of the business through converting, mills and forestry. In addition, Smurfit Kappa’s Colombian operations lead its sack operations in Latin America. Smurfit Kappa acquired its Brazilian operations in late 2015 and produced 0.2 million tonnes of corrugated containers in Brazil in each of the years ended December 31, 2023, 2022 and 2021.
Smurfit Kappa’s operations in the Americas are highly integrated, from the production of wood pulp (in Colombia) and the reclamation of used fiber through to conversion into paper-based packaging products of a substantial portion of the paperboard produced by its mills.
Seasonality
The businesses of Smurfit Kappa are not materially impacted by seasonality.
Raw Materials
The principal raw materials for the recycled containerboard, recycled consumer packaging board, solidboard and graphicboard mills which Smurfit Kappa operates are various grades of recovered papers and, in particular, OCC. In Europe, Smurfit Kappa sources recovered paper in a number of different ways, which it refers to as “grip” levels, and it has a 70% “grip” on its recovered fiber needs through sources Smurfit Kappa directly controls or with whom it has contracts, with the remainder being acquired primarily under spot purchases. Smurfit Kappa believes this security of supply to be a significant benefit at times when recovered fiber is in short supply. Around 31% of Smurfit Kappa’s volume is supplied through its own reclamation operations or directly from its corrugated facilities from offcuts from the corrugated process. From a price perspective, most of Smurfit Kappa’s requirements in Europe are linked to official reference prices and are therefore based on market prices.
Smurfit Kappa’s kraftliner mills and sack kraft mill require virgin fiber as their principal raw material. Smurfit Kappa purchases virgin fiber on the open market through contractual arrangements and, in some cases, cooperates with landowners to develop forest resources. Smurfit Kappa is not reliant on any one supplier for a substantial portion of its raw materials sourced from third parties.

As described above in “— Segment Overview,” Smurfit Kappa has forestry operations in Colombia, which supply its virgin fiber requirements in Colombia and enable Smurfit Kappa to produce a high-quality fiber by controlling forest management and the harvesting process. Smurfit Kappa has 24 recovered fiber operations across seven countries in the Americas. Smurfit Kappa’s “grip” level in the Americas is over 100%.
Customers
Smurfit Kappa provides packaging products for the transportation of a diverse range of consumer and industrial goods, such as processed and fresh food, agricultural products, beverages, industrial and consumer electronics, chemicals and pharmaceuticals, and a range of other products, as well as higher value-added corrugated products, such as those featuring enhanced graphics used for point of sale displays and consumer and shelf-ready packaging. During 2020, over 70% of Smurfit Kappa’s products were sold to the fast-moving consumer goods sector, which proved resilient during the COVID-19 pandemic.
Approximately 16% of customers by volume in Europe are considered pan-regional, and Smurfit Kappa has a team devoted to targeting and servicing the requirements of these customers. A further 21% of customers are multi-national accounts, serviced in more than one country but not across the region. Smurfit Kappa has built a team to service their requirements. The remaining customers are considered either multi-site national accounts within a single country or local accounts, and marketing and sales activity for these customers is primarily undertaken by local businesses. This dual approach allows Smurfit Kappa to remain close to its customers irrespective of size while also keeping updated with competitors and local market developments. No single customer individually represented more than 2.5% of Smurfit Kappa’s net sales during the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023. On a worldwide basis, Smurfit Kappa predominantly sells directly to end users rather than through agents, with almost all sales to end users. Smurfit Kappa’s top five corrugated container customers in 2023 represented just under 8% of corrugated volumes. A considerable portion of Smurfit Kappa’s sales are made under customer contracts with terms ranging from one to three years. These agreements typically provide that the customer will source a specified percentage of its total product requirements from Smurfit Kappa on an exclusive basis, and typically allow for raw material cost movements to be passed through to end pricing.
Smurfit Kappa’s marketing strategy focuses on product quality, design differentiation and high calibre customer service. Through continuous communication with customers, Smurfit Kappa’s goal is to improve its service quality and proactively anticipate or respond to customers’ needs.
Innovation
Smurfit Kappa’s marketing, design and innovation capabilities are a source of competitive advantage. Smurfit Kappa’s approach to innovation focuses on helping customers save more, sell more, and optimize packaging solutions to improve consumer experience.
Smurfit Kappa’s innovation model prioritizes agility for faster innovation and smarter testing, promoting global innovation with local relevance, fostering end-to-end circular packaging innovation, and enabling quicker, better decision making with market-leading capabilities.
Smurfit Kappa emphasizes local implementation and strong coordination to optimize efficiency and effectiveness across all operations and customer interactions. To achieve this, Smurfit Kappa has 30 interconnected customer-centric Innovation and Experience centers, strategically positioned throughout the organization. These hubs are responsible for bringing to life a “glocal” approach by aligning the global vision with local nuances related to culture, trends and customer needs. Additionally, a dedicated European innovation team focuses on ground-breaking initiatives, backed by market-leading capabilities. Smurfit Kappa has developed a suite of tools to support its innovation and selling efforts. The strength of these tools is the fact that they are developed and maintained across the organization and are equally available to all operations.
Demonstrating its industry leadership, in 2023, Smurfit Kappa won 74 awards across a host of categories, including design, safety, sustainability, community engagement and as a top employer. Smurfit Kappa was recognized for its technical innovation and creativity by winning 14 awards at the Flexographic Industry Association UK awards in addition to eight WorldStar 2023 awards. The latter was followed up by winning 12 WorldStar 2024 awards in January 2024, more than any other entrant. Smurfit Kappa was also the proud winner of PepsiCo’s “Supplier of the Year” award.
Smurfit Kappa’s “Better Planet Packaging” initiative aims to develop its sustainable packaging to positively impact global supply chains, improve packaging environmental footprint and reduce packaging traces on the planet. Characteristics of Better Planet Packaging include:
•
optimized and fit-for-purpose materials;

•
reduced carbon footprint;

•
designed to be recyclable and are actually recycled;

•
manufactured with recycled material when possible, and sustainably sourced virgin material when needed; and

•
naturally biodegradable without leaving a trace.

To support the market in developing and implementing innovative packaging solutions more rapidly, reliably and collaboratively, Smurfit Kappa launched its Design2Market concept in 2022. With over 50 successful projects executed for leading brands, Smurfit Kappa’s customers benefit from a streamlined testing process, reduced risk and sustainable packaging options, all aligned with Smurfit Kappa’s commitment to innovation and sustainability through the Better Planet Packaging initiative.
Competitors
There are different types of companies operating in the vertically integrated containerboard and corrugated container industry; some are vertically integrated, having both containerboard and corrugated container capacity, while others may be in only one of those businesses. There are also a number of companies which have a presence in more than one country, while others operate in a single geography.
Smurfit Kappa’s key competitors for containerboard and corrugated containers in western and eastern Europe are the other leading pan-continental producers of containerboard and corrugated containers. As containerboard and corrugated containers products are largely standardized products, competition is primarily based on price. Smurfit Kappa’s key competitors for consumer packaging board and consumer packaging are also pan-continental players.
The marketing strategy for Smurfit Kappa’s mills is to profitably match the sale of appropriate paper and containerboard to the demand requirements of both internal and external converters located within an economically reasonable shipping distance from each mill, thereby minimizing logistics costs. Smurfit Kappa’s strategy for the corrugated container and other converting plants focuses on both customized products tailored to fit customers’ needs and high-volume sales of commodity products, such as transport packaging for predominantly local markets. Most sales of converted products are made on the basis of short-term orders for specified volumes at market rates. These orders are priced based on a number of factors such as currency, volume, weight, applications (printing, die-cutting and lamination) and geographic area. Smurfit Kappa seeks to maintain a broad customer base for each market to avoid customer concentration.
Intellectual Property and Research and Development
Smurfit Kappa is one of the leading providers of paper-based packaging solutions in the world. The group has a unified single brand strategy, which it launched in 2014. Its “Open the Future” branding strategy has been effectively embedded across all its businesses. Its brand strategy strives to represent Smurfit Kappa as the sustainable partner of choice with scale that seeks to build strategic relationships. Its aim is to differentiate its value proposition for its customers and stakeholders. In 2023, the group evolved its “Open the Future” branding strategy and moved to its refreshed branding strategy of “Creating the future together,” aimed at further differentiating itself.
Smurfit Kappa holds a substantial number of foreign and domestic trademarks, trademark applications, trade names, patents, patent applications and licenses relating to its business, its products and its production processes. Smurfit Kappa’s patent portfolio consists primarily of utility patents relating to its products and manufacturing operations, including proprietary automated packaging systems. Smurfit Kappa’s company name and logo, and certain of its products and services, are protected by domestic and foreign trademarks. Smurfit Kappa’s patents, trademarks and other intellectual property rights, particularly those relating to its manufacturing operations, are important to its operations as a whole. Smurfit Kappa’s intellectual property has various expiration dates.
While proprietary products are not generally a significant feature of the paper and packaging industries, Smurfit Kappa holds patents and inbound licenses. The focus of research in the paper-making industry is on providing the materials that will enable converting operations and other packaging manufacturers to meet the challenges of a changing, retail-driven marketplace. In recent years, the focus in the corrugated container industry has, for example, been on efficiently meeting the performance characteristics required of the corrugated container as a transport, storage, retail ready and point of display medium. In addition to improved containerboard quality, research programs have provided improvements in printing processes. Furthermore, the need to meet the changing demands of customers’ automated packaging lines requires Smurfit Kappa to stay abreast of innovations in industrial processes. In the fiscal year ended December 31, 2023, Smurfit Kappa’s expenditure on research and development amounted to $10 million.
Regulatory and Environmental Matters
Smurfit Kappa is required to have certain licenses, consents and permits in place to run its business (in particular, environmental permits for air emission, water discharges and noise). Smurfit Kappa believes it currently has all requisite material licenses, consents and permits for the operation of its business. Smurfit Kappa is also subject to a wide range of environmental laws and regulations, including those governing the discharge of pollutants into the air and water, the use, storage and disposal of hazardous substances and wastes and the clean-up of contaminated properties. Smurfit Kappa could incur significant costs, including fines, penalties, civil and criminal sanctions, investigation and clean-up costs and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws and regulations, as more fully described in the section of this proxy statement/prospectus entitled “Risk Factors — Smurfit Kappa is subject to a growing number of environmental and climate change laws and regulations, and the cost of compliance or the failure to comply with, and any liabilities under, current and future laws and regulations may negatively affect Smurfit Kappa’s business.” Smurfit Kappa devotes substantial resources to ensuring and monitoring compliance with environmental requirements.
The most significant impact of environmental regulatory requirements on Smurfit Kappa’s operations relates to its paper and board mills. Smurfit Kappa’s manufacturing processes result in discharges to water and emissions to air, and can produce elevated noise levels. At the same time, most of its paper and board mills are recycled mills, and therefore do not handle black liquor (a by-product of certain wood pulping operations), and no mills employ chlorine bleaching. Smurfit Kappa’s mills operate with their own combustion plants, and Smurfit Kappa believes they are in material compliance with the regulations applying to such large combustion plants. Nonetheless, Smurfit Kappa could incur additional costs due to environmental regulatory requirements in extraordinary circumstances, such as if a Smurfit Kappa manufacturing site was closed for a period of time due to the site exceeding permitted emissions thresholds, or site closure due to a polluting event causing environmental contamination. Despite Smurfit Kappa’s belief that they are currently in material compliance with regulations applying to their combustion plants, Smurfit Kappa is affected by increasingly stringent environmental regulations in the countries in which it operates.
On an ongoing basis, Smurfit Kappa incurs, and will continue to incur, substantial costs to comply with environmental requirements. Smurfit Kappa’s paper and board mills that operate in the European Union also are subject to the EU ETS. To date, collective CO2 allocations granted to Smurfit Kappa’s mills have exceeded its annual CO2 emissions. The current EU ETS for the period from 2021 to 2030 is expected to reverse the excess position over time. Smurfit Kappa continues to take commercially appropriate action to mitigate the risks to its business from climate change. Smurfit Kappa intends to continue to invest in efficient energy generation and energy reduction programmes and switch from fossil fuel to lower carbon alternatives (such as biomass fuel) as a means of reducing its carbon footprint where such investments can be justified on commercial grounds.

Furthermore, global attention on shortages of certain resources such as wood, water or energy could lead to more expansive or stringent regulation. To mitigate this, Smurfit Kappa continuously invests in adopting sustainable best practices and meeting usage intensity reduction targets.
Smurfit Kappa’s industry is subject to ongoing legislative changes across all regions in which it operates, typically with a focus on emissions and waste. In Europe, the European Commission published its proposal for the revision of the PPWR on November 30, 2022. In March 2024, the European Parliament and the Council of Ministers reached a provisional agreement on this legislation. The text of the legislation positively includes exemptions for corrugated packaging. The final text still requires approval from the European Parliament and Council before it can enter into force. Smurfit Kappa is also subject to the European Union’s regulation concerning Registration, Evaluation, Authorisation, and Restriction of Chemicals (“REACH”). REACH regulates all producers and importers (into the European Union) of chemical substances in volumes greater than one tonne per year as well as downstream users of chemicals. Smurfit Kappa is mainly affected by REACH as a downstream user of chemicals.
Sustainability
Smurfit Kappa believes that sustainability is an integral part of its operations and that sustainable business processes create value for shareholders, customers, employees and local communities.
Smurfit Kappa’s purpose is to create innovative and sustainable paper-based packaging solutions for its customers, protect products in transit and precious resources for future generations while caring for each other, the environment and the planet. At the core of this approach is the fact that Smurfit Kappa operates a circular business model which puts it at the heart of the circular economy.
Smurfit Kappa’s business strategy of end-to-end sustainability means using the sustainability lens in everything it does, from sustainable and responsible sourcing of its renewable and recyclable raw materials to responsible production of recyclable and biodegradable packaging solutions that help its customers to reach their goals.
Smurfit Kappa aims to play a leading role in the area of sustainability, primarily by providing customers with innovative packaging solutions and optimizing their supply chains by minimizing product waste, but also by minimizing its own energy use and using renewable energy sources where economically feasible; optimizing resource use and re-use through recycling solutions; and stimulating afforestation through sustainable forestry. In addition, Smurfit Kappa endeavors to sustainably use natural resources, create value for its shareholders, involve itself in local communities and care for the health and safety of its people.
As one of the leading providers of sustainable paper-based packaging in the world, Smurfit Kappa’s ambition is to deliver sustainable growth for the benefit of all stakeholders, based on three pillars: Planet, People and Impactful Business. Within these three pillars, People and Communities, Climate Change, Forest, Water and Waste are Smurfit Kappa’s main strategic priorities.
Circular business
Smurfit Kappa’s core activity is to produce paper-based packaging solutions for its customers. At every important step in its value chain, Smurfit Kappa considers, understands and promotes sustainability. Throughout its value chain, from product inception to end of use, Smurfit Kappa respects the circular economy and the people, suppliers and communities that it impacts.
Smurfit Kappa’s circular business model starts with sustainable primary raw materials. Its integrated approach to producer responsibility and paper recycling means that around 77% of its primary raw material is recycled fiber. Smurfit Kappa uses organic by-products and side streams as biofuel, circulate its process waters as many times as it can before treating and returning it to the water system. Smurfit Kappa collaborates with local organizations to find alternative uses for the rejects it receives with its recovered paper deliveries that Smurfit Kappa cannot use in its processes. The virgin fiber raw material Smurfit Kappa uses is renewable and from a sustainable origin.
Through its holistic approach to product design and manufacture, Smurfit Kappa offers right-weighted, fit-for-purpose packaging solutions that minimize inefficiency and waste.

Smurfit Kappa’s Better Planet Packaging initiative seeks to proactively replace unsustainable packaging solutions with renewable, recyclable, actually recycled and biodegradable paper-based packaging alternatives.
Climate change
Smurfit Kappa recognizes the importance of climate change and in turn the need for climate-related financial disclosures as part of its commitment to sustainability and responsible corporate citizenship. In its most recent annual report, Smurfit Kappa provided information on how climate-related risks and opportunities are integrated into its business strategy and financial planning, aligned with the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”).
In addition to reporting its progress against its own emission reduction targets and having them independently approved, Smurfit Kappa has carried out an extensive climate change risk and opportunity assessment in 2021. The project was supported by an expert third party, reviewing climate risk and opportunity for Smurfit Kappa and utilizing a climate scenario modelling tool. In 2023, an updated climate scenario analysis was carried out using more up-to-date scenarios from CMIP6 as well as CMIP5. The 2023 analysis is now starting to incorporate parts of the Shared Socioeconomic Pathways (“SSPs”) approach which builds on the existing RCP approach and incorporates how global society, demographics and economics might change over the next century in different scenarios.
Smurfit Kappa was one of the first in its industry to announce a net-zero target of “at least net zero emissions by 2050.” Compared to a 2005 baseline, in 2023 Smurfit Kappa has reduced its Scope 1 and Scope 2 fossil emissions intensity in its mills by 43.7% per tonne of saleable production. In 2021, Smurfit Kappa’s decarbonization targets were validated by the Science-Based Targets initiative as in line with the Paris Agreement.
Smurfit Kappa has also published its Net-Zero Transition Plan which outlines its approach across time horizons and also across Scope 1, Scope 2 and Scope 3 emissions.
Nature
Smurfit Kappa recognizes the importance of developing a greater understanding of nature-based risks and opportunities. In January 2024, Smurfit Kappa announced its early adoption of the Taskforce for Nature-related Financial Disclosures (“TNFD”). This will add to the existing biodiversity and nature-related disclosures already made by Smurfit Kappa and which include nature-related targets that are included in management incentives and also in the Revolving Credit Facility.
Sustainability performance
In 2021, Smurfit Kappa announced a set of ambitious new targets as part of its Better Planet 2050 initiative, which focus on the strategic areas of climate change, forest, water, waste, and people. Smurfit Kappa’s targets are designed to align with the United Nations 2030 Sustainable Development Goals.
Smurfit Kappa’s Better Planet targets are set forth in the table below, together with the progress achieved to date.
				Achievement
Pillar	Measure	Target	Target Date	End of year 2021	End of year 2022	End of year 2023
Climate Change	CO2 Emissions	55%(1)	2030	41.3%	43.9%	43.7%
Forest	Chain of custody	95%(2)	2025	93.45%	94.3%	95.5%
Water	COD reduction	60%(3)	2025	38.5%	36.9%	35.7%
Waste	Waste to landfill	30%(4)	2025	29.2%	24%	35.8%
People	Group TRIR	5% reduction(5)	Annual	1.7%	13.6%	(3.9)%

Notes:

(1)
Represents the targeted reduction in Scope 1 and 2 fossil fuel based CO2 emissions per produced tonne of paper in Smurfit Kappa’s mill system, compared with 2005 levels.

(2)
Represents packaging solutions sold as chain of custody certified to customers (i.e., as FSC®, PEFC or SFI® certified).

(3)
Represents the targeted reduction in the Chemical Oxygen Demand content of water returned to the environment per produced tonne of paper in Smurfit Kappa’s mill system, compared with 2005 levels.

(4)
Represents the targeted decrease in waste sent to landfill per produced tonne of paper in Smurfit Kappa’s mill system, compared with 2013 levels.

(5)
Represents the targeted annual reduction in Smurfit Kappa’s total recordable injury rate, which is calculated as the total number of recordable injury cases (i.e., lost time accidents, restricted workdays case and medical treatment cases) per 100,000 hours worked by Smurfit Kappa employees.

Governance
The consideration of sustainability, including climate change, is continuously developing as the focus on climate change increases. Given the nature of Smurfit Kappa’s business and its strong sustainability credentials, this has been a consideration of the Smurfit Kappa Board for many years. More recently, this has evolved further with specific consideration given to climate change. In recognition of the importance of sustainability in general and climate change in particular, the Smurfit Kappa Board formed a dedicated Sustainability Committee in 2019, which has responsibility for providing strategic guidance and support to management in the implementation of Smurfit Kappa’s sustainability strategy. The Sustainability Committee updates the Smurfit Kappa Board at each meeting on the matters considered on their agenda, including climate change.
The development and implementation of Smurfit Kappa’s sustainability strategy, objectives and policies are managed by Smurfit Kappa’s Group Executive Committee, led by the Group Chief Executive Officer. A large part of the Executive Committee who have responsibilities directly connected to sustainability matters are also members of Smurfit Kappa’s Executive Sustainability Committee. The Executive Sustainability Committee, led by the Group Chief Sustainability Officer, ensures the delivery of the sustainability strategy of Smurfit Kappa throughout the business.
Competition
Smurfit Kappa is subject to national and supranational regulations concerning competition.
From a competition compliance perspective, Smurfit Kappa operates a competition law compliance program which requires its managers and market-facing employees to formally confirm adherence to competition law on an annual basis and to complete relevant training.
Health, Safety & Wellbeing
Health and safety is a core value of Smurfit Kappa’s business and it adheres to a health and safety policy which aims to promote the highest standards for the safe operation of its facilities and the health and wellbeing of employees and third parties. In order to ensure and monitor compliance with its health and safety policy, Smurfit Kappa:
•
measures its health and safety performance;

•
assesses its processes in order to reduce risks and to seek continual improvement in health and safety practice and performance;

•
maintains management systems that help protect employees, visitors, contractors and the public from injury or ill health; and

•
takes steps to develop a company-wide positive safety culture.

Smurfit Kappa operates a global health and safety system, Intelex, which enables it to apply strong reporting governance for health and safety from the site level up. Sites have a clear overview of their incident management, near misses, health and safety audit status and outstanding actions, which in turn leads to a better and more efficient follow-up and closure of these safety audits and actions. Additionally, there are enhanced possibilities of incident reporting and dashboard functionalities, which allows the business to better track and analyse the incidents, near misses and safety conversations, and in turn provides a good analytical tool for safety improvement planning.
Legal Proceedings
Except as set out below, there are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Smurfit Kappa is aware), during the previous 12 months which may have, or have had in the recent past, significant effects on Smurfit Kappa and/or Smurfit Kappa’s financial position or profitability.
International Arbitration Against Venezuela
Smurfit Kappa announced in 2018 that due to the Government of Venezuela’s measures, Smurfit Kappa no longer exercised control over the business of Smurfit Kappa Carton de Venezuela. Smurfit Kappa’s Venezuelan operations were therefore deconsolidated in the third quarter of 2018. Later that year, Smurfit Kappa’s wholly owned subsidiary, Smurfit Holdings BV, filed an international arbitration claim against the Bolivarian Republic of Venezuela before the World Bank’s International Centre for Settlement of Investment Disputes seeking compensation for Venezuela’s unlawful seizure of its Venezuelan business as well as for other arbitrary, inconsistent and disproportionate State measures that destroyed the value of its investments in Venezuela. Following the exchange of written submissions, an oral hearing was held in September 2022 in Paris. Post-hearing briefs were submitted in December 2022 and February 2023.
Upon the completion of its deliberations, the arbitral tribunal will issue its decision.
Italian Competition Authority Investigation
In August 2019, the AGCM notified approximately 30 companies, of which Smurfit Kappa Italia was one, that an investigation had found the companies to have engaged in anti-competitive practices, in relation to which the AGCM levied a fine of approximately $138 million on Smurfit Kappa Italia, which was paid in 2021.
In October 2019, Smurfit Kappa Italia appealed the AGCM’s decision to the First Administrative Court of Appeal (TAR Lazio), however Smurfit Kappa Italia was later notified that this appeal had been unsuccessful. In September 2021, Smurfit Kappa Italia filed a further appeal to the Council of State which published its ruling in February 2023. While some grounds of appeal were dismissed, the Council of State upheld Smurfit Kappa Italia’s arguments regarding the quantification of the fine.
As a result, the AGCM was directed to recalculate Smurfit Kappa Italia’s fine. On March 7, 2024, the AGCM notified Smurfit Kappa Italia that its fine had been reduced by approximately $18.3 million. Smurfit Kappa Italia may appeal this decision.
Separate to these proceedings regarding the fine, in May 2023, Smurfit Kappa Italia filed an application with the Council of State for revocation of the February 2023 ruling to the extent that it failed to consider certain pleas that had been raised by Smurfit Kappa Italia on appeal. If successful, the revocation will imply that the Council of State will have to (re-)assess those pleas, which in turn could determine the partial annulment of the August 2019 ACGM decision, although this would not impact the size of the fine levied on Smurfit Kappa Italia. A decision is currently expected by the end of 2024.
After publication of the AGCM’s August 2019 decision, a number of purchasers of corrugated sheets and boxes initiated litigation proceedings against Smurfit Kappa companies, alleging that they were harmed by the alleged anti-competitive practices and seeking damages. These actions are still in early stages and Smurfit Kappa cannot predict its potential liability or their outcomes with certainty at this point in time. However, Smurfit Kappa believes that they are without merit. In addition, other parties have threatened litigation against Smurfit Kappa seeking damages (either specified or unspecified). It cannot be anticipated whether these threatened actions will become actual litigation proceedings, nor whether any amounts claimed will be the same as those that have been threatened. However Smurfit Kappa believes that these threatened actions are without merit.

Employees
The following table sets out the average numbers of Smurfit Kappa’s employees (full time equivalents) for the periods indicated, by geographical area.
	As at December 31
	2023	2022	2021
Europe	29,915	30,792	30,405
The America	17,067	17,832	17,348
Total(1)	46,982	48,624	47,753

Note:
(1)
Including an average of 5,144, 6,085 and 6,299 temporary employees and contractors in the years ended December 31, 2023, 2022 and 2021, respectively.

During the three years ended December 31, 2023, Smurfit Kappa experienced a limited number of labour strikes in certain of its countries of operations. All of these strikes were limited in duration and none had a material impact on Smurfit Kappa’s operations or results.
Smurfit Kappa has collective bargaining agreements with labor unions in various jurisdictions in which it operates, which expire and are renegotiated at various dates. There are different labor unions represented across Smurfit Kappa’s sites and the majority of Smurfit Kappa’s employees are covered by a collective labor agreement as a result of either local or national negotiations in the countries concerned. In many countries, Smurfit Kappa conducts formal employee consultations with local work councils on transnational matters. The European Works Council was created to assist in the development of an open two-way communication process on matters related to the business and the work environment.
Smurfit Kappa operates both defined benefit and defined contribution pension plans throughout its operations in accordance with local requirements and practices. These plans have broadly similar regulatory frameworks. The major plans are of the defined benefit type and are funded by payments to separately administered funds. In these defined benefit plans, the level of benefits available to members depends on length of service and their average salary over their period of employment or their final salary in the final years leading up to retirement or leaving. While the majority of the defined benefit plans are funded, in certain countries, such as Germany, Austria and France, plan liabilities are for the most part unfunded and recognized as liabilities in the consolidated balance sheet. In these countries, a full actuarial valuation of the unfunded liabilities is undertaken by independent actuaries on an annual basis.
As at December 31, 2023, Smurfit Kappa had a net pension liability of $539 million.
For more information on Smurfit Kappa’s pension plans, see Note 18 of the audited Consolidated Financial Statements as of December 31, 2023 and for each of the two years in the period ended December 31, 2023 included elsewhere in this proxy statement/prospectus.

BUSINESS OVERVIEW OF SMURFIT WESTROCK
Overview
Smurfit WestRock will create a global leader in sustainable packaging with extensive scale, quality, product and geographic diversity. It aims to create the ‘go-to’ packaging partner of choice, bringing together Smurfit Kappa and WestRock’s highly complementary portfolios and sets of capabilities benefitting customers, employees and shareholders.
Smurfit WestRock will have extensive geographic reach and scale with operations in attractive product segments and growing markets. Smurfit WestRock will combine Smurfit Kappa, one of the leading integrated corrugated packaging manufacturers in Europe, with a large-scale pan-regional presence in Latin America, with WestRock, one of the leaders in North America in corrugated and consumer packaging solutions, and a multinational provider of sustainable fiber-based paper and packaging solutions, which supports customers around the world from operating and business locations in North America, South America, Europe, Asia and Australia.
Smurfit WestRock believes that the Combination will provide immediate and long-term value creation for both former Smurfit Kappa Shareholders and former WestRock Stockholders.
Background
Smurfit WestRock was incorporated and registered in Ireland on July 6, 2017 under the Irish Companies Act as a private company limited by shares with registered number 607515, with the name “Cepheidway Limited.” On September 12, 2023, Smurfit Kappa and WestRock announced entry into the Transaction Agreement. On December 11, 2023, Smurfit WestRock changed its name to “Smurfit WestRock Limited.” It is anticipated that, prior to Completion, Smurfit WestRock will re-register as an Irish public limited company pursuant to Part 20 of the Irish Companies Act and be renamed “Smurfit WestRock plc.” Upon Completion, Smurfit Kappa and WestRock will each become wholly owned subsidiaries of Smurfit WestRock and Smurfit WestRock will continue as the new holding company of the Combined Group of Smurfit Kappa and WestRock. Following the Combination, former Smurfit Kappa Shareholders and WestRock Stockholders will be holders of Smurfit WestRock Shares. Smurfit WestRock will have had no historical operations nor traded or carried out any business of its own since its incorporation until just prior to consummation of the Combination.
Following Completion, Smurfit WestRock will have a dual listing on the NYSE and the standard listing segment of the Official List of the FCA, and Smurfit WestRock Shares will be admitted to trading on the NYSE and the LSE’s main market for listed securities.
It should also be noted that, subject to the FCA’s Draft New UK Listing Rules being implemented by the FCA in their current form and taking effect at the relevant time following Completion, Smurfit WestRock expects to be transferred to the new Equity Shares (International Commercial Companies Secondary Listing) category thereunder, with rules substantially similar to the rules currently applicable to companies listed on the standard listing segment of the Official List of the FCA under the FCA’s existing Listing Rules. As at the date of this proxy statement/prospectus, however, the scope and application of the proposed Draft New UK Listing Rules are not yet final and could therefore be subject to change.
Geographical Footprint
Smurfit WestRock believes it will have a balanced and extensive geographic reach across 40 countries, which will be organized around three regional structures:
•
Smurfit WestRock North America (including Mexico);

•
Smurfit WestRock Europe, Middle East and Africa (MEA) & Asia-Pacific (APAC); and

•
Smurfit WestRock Latin America (LATAM).

Following Completion, Smurfit WestRock will be the parent company of the Combined Group. At Completion, the Combined Group will continue to maintain a critical presence in key locations from which Smurfit Kappa and WestRock currently operate.

Smurfit WestRock’s global corporate headquarters will be located in Dublin, Ireland, at the current site of the Smurfit Kappa headquarters. Smurfit WestRock’s North and South American operations will be headquartered at facilities in Atlanta, Georgia, U.S.
At Completion, Smurfit WestRock will employ approximately 100,000 people and will have operations in 40 countries. Its manufacturing facilities will be located throughout North and South America, in Europe, and with some operations in Asia, Africa and Australia.
Business Overview
Smurfit WestRock will be a comprehensive provider of sustainable packaging solutions and aims to create the “go-to” packaging partner of choice for global, regional, national and local customers. The combined scalable operating platforms of Smurfit Kappa and WestRock create a number of advantages for Smurfit WestRock, which it believes will have:
•
extensive geographic reach and an increased global footprint in attractive product segments and growing markets;

•
highly complementary portfolios with increased product diversity to service customers with primary and secondary packaging;

•
greater scale to serve customers;

•
quality assets optimized through active capacity management;

•
significant cash flow and capital allocation flexibility;

•
leadership in innovation and sustainability;

•
a continued commitment to sustainable packaging solutions; and

•
greater depth of experienced and proven talent across the globe.

Leadership Positions and Scale in All Key Regions
Smurfit WestRock believes it will have a comprehensive and highly integrated global packaging footprint, balanced across key geographies with an increased scale. This will support a stronger and more differentiated value proposition for global, national and local customers.
Smurfit WestRock will own and operate mills and plants, which produce a number of grades of containerboard that is converted into corrugated containers or is sold to third parties. It will also produce paperboard that is converted into folding carton and consumer packaging or is sold to third parties. Smurfit WestRock will also produce other types of paper, such as sack paper, graphic paper, solidboard, graphicboard and other packaging products such as bag-in-box.
Business Strategy
The business strategy of Smurfit WestRock will be a combination of the key strategic priorities of both Smurfit Kappa and WestRock, and will concentrate on the successful integration of the two businesses.
Smurfit WestRock Vision
Smurfit WestRock’s vision is to be a globally admired business, dynamically and sustainably delivering secure and superior returns for all stakeholders, comprising shareholders, employees, customers, local communities and suppliers.
•
Globally Admired Business.   Smurfit WestRock will focus on operating a globally admired business, underpinned by the following values: (1) safety at work, loyalty, integrity and respect; (2) being an employer of choice; (3) providing a demonstrably differentiated offering to its customers; (4) being a leader in sustainability in the industry; and (5) being valued in excess of its peers.

•
Dynamically and Sustainably Delivering.   With a performance-led culture and a diverse workforce that is both driven and engaged, Smurfit WestRock will seek to seize internal and external growth opportunities by engaging in disciplined and focused capital allocation in order to present a highly differentiated and sustainable offering to customers.
•
Secure and Superior Returns.   In seeking secure and superior returns for its stakeholders, Smurfit WestRock will focus on strong cash generation, balance sheet strength with significant financial flexibility and low-cost operations, and an optimum level of vertical integration to mitigate cyclical risk while maximizing the performance of its assets. Smurfit WestRock will have a team of dedicated and engaged employees continually innovating across its product range.

Smurfit WestRock’s vision will guide its strategic objective of maintaining and deepening long-term customer relationships by seeking to provide customers with the most innovative and differentiated sustainable packaging solutions that enhance customers’ prospects of success in their end markets.
To achieve this objective, Smurfit WestRock has identified three key areas of focus:
•
Converting:   Capitalize on differentiation to drive growth. This differentiation will encompass the paper-based packaging offerings of the Combined Group of corrugated and consumer packaging, mainly across Europe and the Americas, along with other specialist product offerings such as bag-in-box and paper sacks. The offerings will be supported by the innovation initiatives undertaken by the Combined Group.

•
Paper:   Continue the optimization of the Combined Group’s paper system to service the growth of the downstream converting businesses, taking into account the dynamics of the marketplace. This will be a particular focus in light of the enlarged paper system that will be created through the Combination.

•
Integration:   Bring together the best of Smurfit Kappa and WestRock into a culturally aligned, customer-focused and motivated organization.

Based on these focus areas, Smurfit WestRock has developed the following six strategic priorities for itself, each of which is explained in further detail below:
1.
Integrating Smurfit Kappa and WestRock’s businesses, administration and cultures, and achieving synergies arising from the Combination;

2.
Expanding market positions through focused growth, including in particular driving the sustainability agenda;

3.
Continuing Smurfit Kappa’s and WestRock’s focus on customer engagement and innovation to become the supplier/partner of choice for its customers;

4.
Enhancing operational excellence through the continuous upgrade of customer offerings and service;

5.
Recruiting, retaining, developing and motivating the best people; and

6.
Efficiently allocating capital.

1.
Successful integration

Within the constraints of continuing to operate as two separate companies, Smurfit Kappa and WestRock have set up an Integration Management Office (the “IMO”) to plan the actions necessary to bring the best of the two companies together following Completion. Areas of focus in the integration will include:
•
Maximizing the benefit from the complementary geographic profile of Smurfit Kappa and WestRock;

•
Optimizing the complementary product offerings of Smurfit Kappa and WestRock, in particular corrugated and consumer packaging;

•
Optimizing the vertical relationships between the paper and the converting operations of the combined Group;

•
Optimizing the operating model of the combined Group;

•
Integrating the administration of Smurfit WestRock; and

•
Aligning the cultures of Smurfit Kappa and WestRock.

2.
Market position:   Expand market positions in Europe and the Americas through selective focused growth

Smurfit WestRock will have a focused growth strategy in each of its end markets, involving organic growth derived from innovative solutions in areas such as Better Planet Packaging (Smurfit WestRock’s sustainable packaging initiative) as well as e-commerce, and the pursuit of accretive acquisitions, especially in higher growth markets.
Smurfit WestRock will establish a strategy of:
•
organic growth by identifying growth trends and keeping close to customers and their respective customers to understand their requirements, through its Innovation and Experience centers and its dedication to customer service; and

•
acquisition by identifying targets, building relationships, acquiring and effectively integrating paper-based packaging assets and businesses. Smurfit WestRock intends to continuously evaluate opportunities to acquire businesses that would complement its existing product offerings and/or geographic footprint or its integrated production model. Smurfit WestRock plans to continue to apply a rigorous evaluation methodology to potential acquisitions and to pursue acquisitions which meet its standards.

Smurfit WestRock’s business strategy will involve the continuation of these actions while seeking to capitalize on the opportunities presented by the broader geographic footprint and product portfolio that will emerge through the Combination.
North America
Smurfit WestRock will strive to be a leader in each of the businesses in which it operates in North America (which will also include Mexico) and to provide sustainable packaging solutions for customers across a wide range of products, services and geographies, and partner with its customers to develop solutions that meet the growing regulatory and end consumer demands for increased sustainability. This region will encompass the United States, Mexico and Canada. In order to achieve this objective, Smurfit WestRock will seek to provide customers with complementary solutions through both its corrugated and consumer packaging operations, invest in innovation and invest in growing its footprint.
Europe, MEA and APAC
Smurfit WestRock will strive to be a leader in each of the businesses and markets in which it will operate, in particular, in Europe, and to provide sustainable packaging solutions for customers across a wide range of products, services and geographies. This region will encompass operations in Europe and Africa, as well as Asia-Pacific and India. In order to achieve this objective, Smurfit WestRock will seek to provide customers with complementary solutions through both its corrugated and consumer packaging businesses, invest in innovation, invest in growing its footprint in existing and new geographies, and partner with its customers to develop solutions that meet the growing regulatory and end consumer demands for increased sustainability.
Smurfit WestRock expects demand in western Europe to grow, and Smurfit WestRock intends to pursue profitable growth in this market primarily through selective capital investment and where possible, complementary acquisitions.
Smurfit WestRock will have integrated box plants in three eastern European countries and three southeastern European countries (with sheet plants in two other countries). It will also have consumer packaging facilities in the Czech Republic, Poland and Hungary. Smurfit WestRock intends to expand its presence in eastern and southeastern Europe by selectively investing in the countries that present the greatest opportunities and growth patterns consistent with Smurfit WestRock’s customer-focused strategy. Smurfit

WestRock’s medium-term objective is to achieve a leading position in these and other eastern and southeastern European countries in corrugated and consumer packaging through acquisitions or investment in new facilities.
Latin America
Smurfit WestRock intends to continue to expand its operations in Latin America. This region will encompass Central America and the Caribbean, Argentina, Brazil, Chile, Colombia, Ecuador and Peru. Smurfit WestRock’s scale and pan-regional presence will provide it with a strong platform to support organic growth in the countries in which it will operate immediately after the Combination, partnering with its customers to develop solutions that meet the growing regulatory and end consumer demands for increased sustainability. Smurfit WestRock will also pursue an acquisition strategy for entry into new geographies.
3.
Partner of choice:   Become the supplier/partner of choice

Smurfit WestRock’s customer-led strategy will focus on providing its customers with differentiated sustainable packaging solutions in corrugated and consumer packaging that increase their sales, reduce their costs or risk in their supply chain, resulting in the maintenance and deepening of long-term customer relationships that generate sales and profitability for Smurfit WestRock. In its corrugated operations, examples of these products are boxes that involve high-quality pre- or post-print, litho-lamination and displays. In its consumer and corrugated packaging operations, examples of these products are those that reduce the use of plastic for packaging. Smurfit WestRock will also have bag-in-box solutions, paper sack offerings, honeycomb products and kraft paper products, amongst others. Smurfit WestRock will work closely with its customers, particularly those in the retail industry, to jointly develop innovative packaging products.
Smurfit WestRock intends to become the supplier/partner of choice for its customers by:
•
deepening the understanding of its customers’ worlds and developing proactive initiatives to improve their offerings;

•
constantly innovating and improving its sustainable products, service, quality and delivery in order to develop and/or maintain preferred supplier status; and

•
pursuing superior performance measured against clearly defined metrics in all aspects of the business and at all levels of the organization.

4.
Operational Excellence:   Enhance operational excellence through the continuous upgrade of customer offerings and service

Smurfit WestRock strategy will focus on achieving operational excellence across the value chain, from forests or recycling depots to the customers’ end markets, by relentlessly pursuing the continuous upgrade of its customers’ offerings. Smurfit WestRock will seek to facilitate this by:
•
improving the output from Smurfit WestRock’s strong asset base through judicious capital investment, continuous improvement programs, transfer of best practice, industrial engineering and other initiatives;

•
increasing the proportion of differentiated ideas, sustainability initiatives, products and services through the use of Smurfit WestRock’s development and technology centers, sustainability credentials and innovation tools; and

•
ensuring that the driving forces behind all operations are customer satisfaction and excellence.

5.
Investment in People:   Recruit, retain, develop and motivate the best people

Smurfit WestRock believes that people will be at the heart of its success and aims to maintain a strategy to attract, recruit, retain, develop and motivate its people through:
•
high-quality graduate and other recruitment initiatives, progressive goal setting and performance appraisal programs;

•
focused job training and coaching;

•
cross-divisional in-house development programs; and

•
selective executive development programs.

6.
Capital Allocation:   Maintain a disciplined approach to capital allocation and maintain focus on cash generation

Smurfit WestRock will focus on cash flow considerations and intends to allocate capital and cash generated according to established principles through:
•
maintaining a strong investment-grade credit rating;

•
capital spending to facilitate organic growth, optimize its asset base and enhance operating efficiency;

•
acquiring strategically attractive and accretive assets; and

•
returning capital to shareholders.

Legal Proceedings
There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Smurfit WestRock is aware), during the previous 12 months which may have, or have had in the recent past, significant effects on Smurfit WestRock and/or Smurfit WestRock’s financial position or profitability.
Certain Relationships and Related Party Transactions
Since the beginning of Smurfit WestRock’s last fiscal year through the date of this proxy statement/prospectus, there have been no related party transactions to which Smurfit WestRock is a party.
Related Party Transaction Policy
Prior to Completion, Smurfit WestRock will adopt a written related party transaction policy, which will be available on Smurfit WestRock’s website. Pursuant to the related party transaction policy, Smurfit WestRock’s executive officers, directors, director nominees, holders of more than five percent of any class of our voting securities, and any member of the immediate family of the foregoing persons, will not be permitted to enter into a related party transaction with Smurfit WestRock without the prior approval of the audit committee of the Smurfit WestRock Board, or other independent members of the Smurfit WestRock Board in the event it is inappropriate for the Smurfit WestRock audit committee to review such transaction due to a conflict of interest. Any request for Smurfit WestRock to enter into a transaction with an executive officer, director, director nominee, principal stockholder, or any of their immediate family members, in which the amount involved exceeds $120,000 must first be presented to the Smurfit WestRock audit committee for review, consideration and approval. In approving or rejecting any such proposal, the Smurfit WestRock audit committee will consider the relevant facts and circumstances available and deemed relevant to the Smurfit WestRock audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction. Approval may be a standing approval for the same types of transactions where it is warranted.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SMURFIT KAPPA
The following discussion and analysis of Smurfit Kappa’s financial condition and results of operations should be read in conjunction with Smurfit Kappa’s audited Consolidated Financial Statements and their related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Smurfit WestRock’s future results could differ materially from the results of Smurfit Kappa discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Relating to Smurfit Kappa’s Business” included elsewhere in this proxy statement/prospectus.
Unless otherwise specified or the context otherwise requires, all references to “Smurfit Kappa” refer to Smurfit Kappa Group plc and its subsidiaries.
Overview
Smurfit Kappa is one of the world’s largest integrated manufacturers of paper-based packaging products in terms of volumes and sales, with operations in Europe, Latin America, North America and Africa. Smurfit Kappa owns and operates mills and plants which primarily produce a number of grades of containerboard that it converts into corrugated containers or sells to third parties. Smurfit Kappa also produces other types of paper, such as consumer packaging board, sack paper, graphic paper, solidboard and graphic board, and other paper-based packaging products, such as consumer packaging, solidboard packaging, paper sacks and other packaging products such as bag-in-box.
Smurfit Kappa’s net sales are primarily derived from the sale of corrugated containers, and, to a lesser extent, other paper-based packaging products. Packaging accounted for 87.3%, 83.8% and 84.7% of Smurfit Kappa’s total net sales in the fiscal years ended December 31, 2023, 2022 and 2021, respectively. Third party containerboard and other paper products accounted for the remainder of Smurfit Kappa’s total net sales during the same periods.
Smurfit Kappa’s business is organized and presented in two operating and reportable segments: Europe and the Americas.
•
Europe:   The Europe segment includes operations in 22 European countries. Also, Smurfit Kappa’s recently commissioned corrugated plant in Morocco is managed by the Europe segment along with operations producing bag-in-box in Argentina, Canada, Mexico and the United States. The Europe segment accounted for 75.9%, 77.2% and 77.8% of Smurfit Kappa’s total net sales in the fiscal years ended December 31, 2023, 2022 and 2021, respectively.

•
Americas:   The Americas segment covers Smurfit Kappa’s operations in the United States and 11 countries in Latin America. The Americas segment accounted for 24.1%, 22.8% and 22.2% of Smurfit Kappa’s total net sales in the fiscal years ended December 31, 2023, 2022 and 2021, respectively.

Smurfit Kappa’s Europe segment operates as a highly vertically integrated business. It includes a system of mills and plants that primarily produces a full line of containerboard that is converted into corrugated containers. The Europe segment also produces other types of paper, such as solidboard, sack kraft paper, machine glazed and graphic paper; and other paper-based packaging, such as honeycomb, solidboard packaging and folding cartons, and bag-in-box operations. The Americas segment comprises forestry, paper, corrugated and folding carton activities in a number of Latin American countries and the United States. Smurfit Kappa’s operations in the Americas are highly integrated. Its recycling and wood procurement or forestry operations provide raw materials to its mills, which provide products to its converting plants, and its corrugated board plants are integrated with its sheet plants. Similarly, Smurfit Kappa’s recycled boxboard mills in the Americas are integrated with its folding carton operations. In addition, Smurfit Kappa’s production of sack paper in the Americas is integrated with its paper sack operations.
In the three fiscal years ended December 31, 2023, 2022 and 2021, Smurfit Kappa faced numerous challenges that impacted its industry generally, including sharply increasing input costs, logistics and supply chain constraints, COVID-19 disruptions and the impact of the war in Ukraine. These and other factors impacted both the supply and demand for Smurfit Kappa’s products. Smurfit Kappa’s integrated model, geographic diversity and continued focus on efficiency through investment, as well as its bespoke business applications, have helped it to partially offset these challenges, together with, in 2021 and 2022, paper and corrugated price recovery, and in 2023, resilient corrugated pricing. While the global geopolitical and macroeconomic environments continue to present significant uncertainties, and have contributed to a declining volume environment since the middle of 2022, Smurfit Kappa is confident about its future prospects and continues to see many opportunities for growth, including through its continuous focus on expansion, customer-led innovation and the promotion of its products’ sustainable advantages to advance new growth opportunities.
Recent Developments
On April 3, 2024, Smurfit Kappa Treasury completed an offering in the aggregate principal amount of $2.75 billion of senior unsecured notes in three series, comprised of the following: $750 million aggregate principal amount of 5.200% Senior Notes due 2030; $1.0 billion aggregate principal amount of 5.438% Senior Notes due 2034 and $1.0 billion aggregate principal amount of 5.777% Senior Notes due 2054. If Completion does not occur, the Notes will be subject to a Special Mandatory Redemption. Absent any Special Mandatory Redemption, Smurfit Kappa Treasury intends to (a) use the proceeds from the Offering to (i) finance the payment of the Cash Consideration, (ii) finance the payment of fees, commissions, costs and expenses in relation to the Combination and the Offering and (iii) for general corporate purposes, including the repayment of indebtedness and (b) use an amount equivalent to the proceeds of the Offering to finance or refinance a portfolio of Eligible Green Projects in accordance with Smurfit Kappa’s Green Finance Framework, which Smurfit Kappa may, in the future, update in line with developments in the market. The material terms of the Notes are described in more detail under the section to this proxy statement/prospectus entitled “Debt Financing — Smurfit Kappa Treasury Notes.”
Executive Summary
Smurfit Kappa’s net sales decreased by $1,416 million, or 10.5%, to $12,093 million in the fiscal year ended December 31, 2023, from $13,509 million in the fiscal year ended December 31, 2022. This decrease was primarily due to lower volumes in both Europe and the Americas, as well as a lower selling price/mix in Europe. Net sales increased by $1,576 million, or 13.2%, to $13,509 million in the fiscal year ended December 31, 2022, from $11,933 million in the fiscal year ended December 31, 2021. This increase was primarily due to higher selling price/mix in both Europe and the Americas.
Net income attributable to common stockholders decreased by $209 million, or 20.2%, to $825 million in the fiscal year ended December 31, 2023, from $1,034 million in the fiscal year ended December 31, 2022. This decrease was primarily due to a decrease in net sales and additional transaction-related expenses associated with the proposed Combination, which was partially offset by a decrease in costs of goods sold driven by lower raw material and energy costs and a decrease in impairment charges. Net income attributable to common stockholders increased by $232 million, or 28.9%, to $1,034 million in the fiscal year ended December 31, 2022, from $802 million in the fiscal year ended December 31, 2021. This increase was primarily due to an increase in net sales, which was partially offset by increases in costs of goods sold driven by higher gas, electricity, raw material and shipping and handling costs, increases in selling, general and administrative costs and the recognition of impairment charges on other assets. A detailed review of Smurfit Kappa’s performance appears below under the paragraph entitled “Results of Operations.”
Smurfit Kappa generated $1,559 million of net cash provided by operating activities in the fiscal year ended December 31, 2023, compared to $1,433 million in the fiscal year ended December 31, 2022. This increase was primarily due to an increase in cash from working capital, partially offset by a decrease in net income adjusted for non-cash items, including depreciation, depletion and amortization, impairment charges for goodwill and other assets, share-based compensation expense, deferred tax (benefit) expense, and pension and other post-retirement funding (more) less than cost (income) resulting in a decrease in cash flows from operating activities of $350 million in aggregate. The working capital inflow in the fiscal year ended December 31, 2023 was $205 million, compared to a working capital outflow of $333 million in the fiscal year ended December 31, 2022. The inflow in the fiscal year ended December 31, 2023 was primarily due to a decrease in accounts receivable, inventories and accounts payable, reflecting a combination of lower box prices, lower paper prices and lower raw material and energy costs. Smurfit Kappa generated $1,433 million of net cash provided by operating activities in the fiscal year ended December 31, 2022, compared to $1,082 million in the fiscal year ended December 31, 2021, primarily due to an increase in net income adjusted for non-cash items, including depreciation, depletion and amortization, impairment charges for goodwill and other assets, share-based compensation expense, deferred tax (benefit) expense, and pension and other post-retirement funding (more) less than cost (income) resulting in an increase in cash flows from operating activities of $393 million in aggregate. The working capital outflow in the fiscal year ended December 31, 2022 was $333 million compared to $213 million in the fiscal year ended December 31, 2021. The outflow in the fiscal year ended December 31, 2022 was primarily due to an increase in accounts receivable and inventories, reflecting the combination of higher box prices, higher paper prices and considerably higher energy costs along with higher other raw material and recovered fiber costs. See the paragraph entitled “Liquidity and Capital Resources” below for additional information.
Significant Factors and Trends Affecting Smurfit Kappa’s Results
Smurfit Kappa’s operations have been, and will continue to be, affected by many factors, some of which are beyond its control. Smurfit Kappa’s net sales are primarily derived from the sale of corrugated containers, and, to a lesser extent, other paper-based packaging. As such, Smurfit Kappa’s net sales during any period are largely a function of the volumes and prices of the corrugated containers Smurfit Kappa sells during that period.
Volumes
In general demand for corrugated containers is closely correlated to general economic growth and activity and directionally correlated with levels of industrial production, and is impacted by the trends affecting the choice of medium (paper, plastic, wood) used in the packaging of these products. Further demand is driven by the need for (i) packaging products for consumer and industrial goods, and (ii) higher value-added corrugated products used for point of sale displays and consumer and shelf-ready packaging.
Demand is also affected by other macroeconomic trends, including inflation, pandemics (including the COVID-19 pandemic and related lockdowns), and global economic and geopolitical developments, among others. For instance, the war in Ukraine and the subsequent inflation, combined with a drop in consumer sentiment and an element of customer destocking to conserve cash flows, had a significant impact on Smurfit Kappa’s box volumes in its Europe segment during the fiscal year ended December 31, 2022, which reduced by 2.0% (excluding the impact of acquisitions) compared to the fiscal year ended December 31, 2021. The demand environment for the industry continued to be challenging during 2023, primarily due to destocking and a lack of economic activity in certain sectors, particularly durable goods. While Smurfit Kappa’s box volumes were down by 3.5% (excluding the impact of acquisitions and disposals) in the fiscal year ended December 31, 2023 compared to the prior fiscal year, Smurfit Kappa saw a progressive improvement in demand during the year, with a return to growth in the fourth quarter of the year. Looking forward, Smurfit Kappa believes that there will be an end to the destocking and potentially a modest return to growth in 2024, although no assurance can be given in this respect.
Consumer patterns also play a significant role in demand for corrugated packaging. Recent years have seen an acceleration in changing consumer patterns, particularly around e-commerce penetration and heightened awareness of unsustainable packaging solutions. These trends have been positive to date for paper-based packaging, which is made from a renewable resource (wood), is recyclable and, at the end of its life, is fully biodegradable.
Prices
Prices of corrugated containers are primarily a function of the cyclical nature of Smurfit Kappa’s industry, capacity and competition in the markets it operates in, prevailing raw material prices and other operating costs, such as energy, chemicals and transportation, overlaying supply and demand balances. As containerboard costs generally tend to represent over 50% of the cash cost of production for corrugated containers, containerboard price movements tend to impact the prices of corrugated containers.

During the three-year period ended December 31, 2023, pricing for corrugated boxes in both Europe and the Americas have gone through a cycle of increases through 2021 and early 2022, and then decreases later in 2022 and through 2023. The increases were driven primarily by the increase in demand for corrugated containers due to COVID-19 restrictions during the height of the global pandemic, which drove increased online demand for goods, causing a temporary shortage of containerboard and a sharp increase in prices. In 2022, a combination of reduction in demand due to the easing of COVID-19 restrictions and increased capacity led to an oversupply of containerboard and a reduction in containerboard prices. Smurfit Kappa believes the prices have become relatively stable and future movements will be primarily dependent on supply, demand and consumer sentiment factors, although no assurance can be given in this respect.
Foreign Currency Effects
Smurfit Kappa has operations in a number of countries, across Europe, North and Latin America. As such, currency movements can have a number of direct and indirect impacts on its financial statements which are presented in U.S. dollars. A significant direct impact is the translation of the results of non-U.S. operations to U.S. dollars, primarily those in Europe, which amounted to 75.5%, 76.9% and 77.5% of Smurfit Kappa’s sales for the fiscal years ended December 31, 2023, 2022 and 2021, respectively. A strengthening of the U.S. dollar against the Euro will have a negative impact on the U.S. reported net sales total and a net positive impact on reported costs and expenses. Indirect impacts include the effect on demand arising from the relative strength or weakness of the U.S. dollar which is particularly important for the industry in which Smurfit Kappa operates in both Europe and Latin America, because U.S. containerboard prices tend to influence the world market. A weak U.S. dollar over a sustained period could result in lower imports into the United States of goods shipped in corrugated containers and, as a result, lower demand for Smurfit Kappa’s containers. A weak U.S. dollar could also result in additional competition in Smurfit Kappa’s European and Latin American markets from U.S. manufacturers that have an incentive to export more products due to increased demand for relatively lower priced U.S. goods.
Raw Materials and Energy Costs
Smurfit Kappa’s margins are significantly affected by the prices that it is able to charge for its products and the costs of the raw materials required to make these products, which tend to be volatile. In total, raw materials accounted for 33.8%, 38.2% and 39.1% of Smurfit Kappa’s total operating costs for the fiscal years ended December 31, 2023, 2022 and 2021, respectively. While many of Smurfit Kappa’s customer contracts contain price adjustment clauses allowing it to pass increased costs on to its customers, these clauses may not in all cases be effective to offset the increased costs. In addition, where Smurfit Kappa is able to raise prices, there is generally a three- to six-month lag between the time the raw material prices increase and the time Smurfit Kappa realizes increased pricing from its customers.
Smurfit Kappa’s production processes are energy intensive, making the cost of production also sensitive to the price of energy (mainly gas and electricity), which has historically been volatile. Total energy costs accounted for 8.8%, 11.0% and 7.3% of Smurfit Kappa’s total operating costs for the fiscal years ended December 31, 2023, 2022 and 2021, respectively.
Other Cost Drivers
Smurfit Kappa’s other primary cost drivers include employee benefit expenses (which are largely a function of the number of employees) and shipping and handling costs (which are generally impacted by fuel and general labor inflation), which accounted for 25.0%, 21.5% and 24.4% and 9.1%, 8.3% and 8.9% respectively, of Smurfit Kappa’s total operating costs for the fiscal years ended December 31, 2023, 2022 and 2021, respectively. Increasingly, Smurfit Kappa’s contracts with its customers are beginning to include clauses that link prices to movements in costs other than raw material costs.
Acquisitions and Divestitures
Smurfit Kappa continually evaluates opportunities for acquisitions to improve market positions within existing markets, support expansion in growth markets or to enter new markets. The results for the period during which an acquisition takes place are affected by the inclusion of the results of the acquired business in Smurfit Kappa’s consolidated results. In addition, the results for the acquired businesses after their acquisition may be impacted positively by synergies or negatively by integration costs. For more information on Smurfit Kappa’s acquisitions during the periods under review, see “Note 2. Acquisitions” of the Notes to the Consolidated Financial Statements. In addition to acquisitions, planned and actual divestitures may also have an impact on Smurfit Kappa’s results. During the fiscal year ended December 31, 2023, the sale of Smurfit Kappa’s Russian operations was completed following Smurfit Kappa’s previously announced plan to exit the Russian market in an orderly manner during the fiscal year ended December 31, 2022. For more information, see “Note 19. Disposal of Russian Operations” of the Notes to the Consolidated Financial Statements. There was no material impact on results from divestitures during the fiscal years ended December 31, 2022 and 2021.
Results of Operations
The following table summarizes Smurfit Kappa’s consolidated results for the three fiscal years ended December 31, 2023, December 31, 2022, and December 31, 2021:
	Fiscal years ended December 31,
	2023	2022	2021
	($ in millions)
Net sales	12,093	13,509	11,933
Cost of goods sold	(9,039)	(10,237)	(9,255)
Gross profit	3,054	3,272	2,678
Selling, general and administrative expenses	(1,599)	(1,529)	(1,421)
Goodwill impairment	—	(12)	—
Impairment of other assets	(5)	(173)	—
Transaction-related expenses associated with the proposed Combination	(78)	—	—
Operating profit	1,372	1,558	1,257
Pension and other postretirement non-service expense, net	(49)	(8)	(23)
Interest expense, net	(139)	(139)	(165)
Other (expense) income, net	(46)	15	9
Income before income taxes	1,138	1,426	1,078
Income tax expense	(312)	(391)	(276)
Net income	826	1,035	802
Less: Net income attributable to non-controlling interests	(1)	(1)	—
Net income attributable to common stockholders	825	1,034	802
Results of operations for the year ended December 31, 2023, compared to the year ended December 31, 2022
Net Sales
Net sales decreased by $1,416 million, or 10.5%, to $12,093 million in the fiscal year ended December 31, 2023, from $13,509 million in the fiscal year ended December 31, 2022. This decrease was primarily due to a reduction of $842 million due to lower volumes, driven by a decrease in box volumes of 3.3% in Europe and 4.3% in the Americas (excluding the impact of acquisitions and disposals), as well as a lower selling price/mix of $789 million, primarily due to lower paper and box pricing in Europe. In addition, there was a net negative impact of $142 million from acquisitions and disposals. The above decreases were partially offset by a net positive foreign currency impact of $390 million, primarily due to the weakening of the U.S. dollar against the Euro. See “Segment Information” below for more detail on Smurfit Kappa’s segment results.
Cost of Goods Sold
Cost of goods sold decreased by $1,198 million, or 11.7%, to $9,039 million in the fiscal year ended December 31, 2023, from $10,237 million in the fiscal year ended December 31, 2022. Cost of goods sold as a percentage of net sales was 74.7% in the fiscal year ended December 31, 2023 compared to 75.8% in the fiscal year ended December 31, 2022.
The decrease in cost of goods sold was primarily due to lower raw materials costs of $945 million, driven by a lower volume impact of $351 million due to a reduction in net sales and lower recovered fiber and other raw material costs, which decreased costs by $573 million. In addition, raw materials costs also decreased by $98 million due to the net impact of acquisitions and disposals. These decreases were partially offset by net a negative foreign currency impact of $77 million, primarily due to the weakening of the U.S. dollar against the Euro.
Energy costs decreased by $369 million, primarily driven by a decrease in costs of $317 million due to lower gas and electricity prices, as well as $78 million due to lower volumes in both Europe and the Americas. The decrease in energy costs was partially offset by a net negative foreign currency impact of $35 million, primarily due to the weakening of the U.S. dollar against the Euro.
Payroll costs increased by $82 million, due to an increase in pay and a net negative foreign currency impact, primarily due to the weakening of the U.S. dollar against the Euro. The increase in payroll costs was partly offset by a reduction in employee numbers.
Selling, General and Administrative (“SG&A”) Expenses
SG&A expenses increased by $70 million, or 4.6%, to $1,599 million in the fiscal year ended December 31, 2023, from $1,529 million in the fiscal year ended December 31, 2022. SG&A expenses as a percentage of net sales was 13.2% in the fiscal year ended December 31, 2023 and 11.3% in the fiscal year ended December 31, 2022. This increase was primarily due to an increase in payroll costs of $30 million due to an increase in pay and a net negative foreign currency impact, primarily due to the weakening of the U.S. dollar against the Euro. The increase in payroll costs was partly offset by a reduction in employee numbers. Other factors that contributed to the increase in SG&A expense included a $15 million increase in redundancy and reorganization costs in connection with Smurfit Kappa's cost take out program, a $12 million increase in IT costs primarily due to a global transformation project and a $10 million increase in travel and entertainment expenses driven by a continued return to more normalized activity following the easing of COVID-19 restrictions. These increases were partially offset by a $14 million decrease in the credit loss charge in the fiscal year ended December 31, 2023 due to a decrease in the expected loss rate driven by a reduction in the economic risk affecting Smurfit Kappa’s customers, mainly due to a reduction in energy costs and inflationary pressures.
Goodwill Impairment
There was no goodwill impairment charge in the fiscal year ended December 31, 2023. In the fiscal year ended December 31, 2022 Smurfit Kappa recorded a pre-tax, non-cash goodwill impairment in the Americas segment of $12 million to fully impair the goodwill balance in its Peru reporting unit as a result of continued difficult economic conditions.
Impairment of Other Assets
In the fiscal year ended December 31, 2023, Smurfit Kappa recorded an impairment charge of $5 million in respect of property, plant and equipment at the Alfa d’Avignon recycled containerboard mill in France, following the announcement of its closure. In the fiscal year ended December 31, 2022, Smurfit Kappa recorded an impairment charge of $14 million in the Americas segment and an impairment charge of $159 million in the Europe segment on the assets relating to its Russian operations upon their classification as assets held for sale.
Transaction-related expenses associated with the proposed Combination
In the fiscal year ended December 31, 2023, Smurfit Kappa incurred $78 million of transaction-related expenses associated with the proposed Combination, which included legal and financial advisory, accounting, and consulting costs as well as bond consent fees incurred in connection with the proposed Combination. There were no expenses associated with the proposed Combination incurred in the fiscal year ended December 31, 2022.

Pension and Other Postretirement Non-Service Expense, Net
Pension and other postretirement non-service expense, net increased by $41 million, to $49 million in the fiscal year ended December 31, 2023, from $8 million in the fiscal year ended December 31, 2022. This increase was primarily due to an increase in interest costs of $48 million due to higher discount rates. The increase in costs was partially offset by an increase in the expected return on assets of $15 million. In addition, there was a net settlement loss of $8 million in the fiscal year ended December 31, 2023 compared to a net settlement gain of $1 million in the fiscal year ended December 31, 2022.
Interest Expense, Net
Interest expense, net was $139 million in both the fiscal years ended December 31, 2023 and December 31, 2022. Smurfit Kappa incurred incremental costs of $10 million in the fiscal year ended December 31, 2023 relating to bridge facility fees associated with the proposed Combination which was offset by a $10 million decrease in the net interest expense excluding the bridge facility fees, primarily due to additional interest income earned on Smurfit Kappa’s deposits as a result of the higher interest environment, partially offset by higher interest costs on Smurfit Kappa’s variable debt.
Other (Expense) Income, Net
Other (expense) income, net decreased by $61 million, to a net expense of $46 million in the fiscal year ended December 31, 2023, from net income of $15 million in the fiscal year ended December 31, 2022. This decrease was primarily due to a $50 million increase in loss on foreign currency transactions, mainly driven by the devaluation of the Argentine Peso, as well as a $5 million decrease in net gain on the disposal of businesses and assets in the fiscal year ended December 31, 2023.
Income Tax Expense
Income tax expense decreased by $79 million, or 20.2%, to $312 million (consisting of current tax expense of $340 million and deferred tax income of $28 million) in the fiscal year ended December 31, 2023, from $391 million (consisting of current tax expense of $350 million and deferred tax expense of $41 million) in the fiscal year ended December 31, 2022.
The net decrease of $10 million in current tax expense was primarily due to lower profitability. The net decrease of $69 million in deferred tax expense was largely due to: the effects of timing differences on which deferred tax was previously recognized; the impact of deferred tax on certain unremitted earnings where Smurfit Kappa was not availing of a permanent reinvestment assertion; and the recognition of other tax benefits and credits.
Results of Operations for the Year Ended December 31, 2022, compared to the Year Ended December 31, 2021
Net Sales
Net sales increased by $1,576 million, or 13.2%, to $13,509 million in the fiscal year ended December 31, 2022, from $11,933 million in the fiscal year ended December 31, 2021. This increase was primarily due to a higher selling price/mix in both Europe and the Americas of approximately $3.2 billion and the positive impact of $212 million from acquisitions. The increase was partially offset by a net negative foreign currency impact of approximately $1.5 billion primarily due to the strengthening of the U.S. dollar against the Euro, as well as a $337 million reduction due to lower volumes, primarily due to a decrease of approximately 2.0% in box volumes in the Europe segment (excluding the impact of acquisitions). See “Segment Information” below for more detail on Smurfit Kappa’s segment results.
Cost of Goods Sold
Cost of goods sold increased by $982 million, or 10.6%, to $10,237 million in the fiscal year ended December 31, 2022, from $9,255 million in the fiscal year ended December 31, 2021. Cost of goods sold as a percentage of net sales was 75.8% in the fiscal year ended December 31, 2022 compared to 77.6% in the fiscal year ended December 31, 2021.

The increase in cost of goods sold was primarily due to higher energy costs of $540 million primarily driven by an increase in costs of $569 million due to higher gas and electricity prices. This increase was partially offset by a net positive foreign currency impact of $98 million, primarily due to the strengthening of the U.S. dollar against the Euro. The remaining increase in energy costs was primarily due to the impact of acquisitions.
Raw material costs increased by $396 million due to higher recovered fiber and other raw material costs, which increased costs by $865 million, partially offset by a $557 million net positive foreign currency impact, primarily due to the strengthening of the U.S. dollar against the Euro. The remaining increase reflected additional costs of $138 million due to the impact of acquisitions, partially offset by a decrease in costs of $50 million due to lower volumes.
Shipping and handling costs increased by $43 million, reflecting higher fuel prices, which increased costs by $151 million, partially offset by a net positive foreign currency impact of $120 million, primarily due to the strengthening of the U.S. dollar against the Euro.
Payroll costs decreased by $52 million, driven by a net positive foreign currency impact of $192 million primarily due to the strengthening of the U.S. dollar against the Euro, partially offset by the underlying increase in payroll costs of $140 million due to an increase in headcount along with inflationary pay increases.
Selling, General and Administrative (“SG&A”) Expenses
SG&A expenses increased by $108 million, or 7.6%, to $1,529 million in the fiscal year ended December 31, 2022, from $1,421 million in the fiscal year ended December 31, 2021. SG&A expenses as a percentage of net sales was 11.3% in the fiscal year ended December 31, 2022 and 11.9% in the fiscal year ended December 31, 2021.
The increase in SG&A expenses of $108 million included a net positive foreign currency impact of $156 million primarily due to the strengthening of the U.S. dollar against the Euro. Excluding the impact of foreign currency, SG&A expenses increased by $264 million, driven by a variety of factors, including an increase in payroll costs of $108 million due to an increase in headcount along with inflationary pay increases. Other factors included: a higher provision for legal costs of $26 million; a $19 million increase in redundancy and reorganization costs in connection with Smurfit Kappa’s cost take out program; and an $18 million increase in travel and entertainment expenses driven by the return to more normalized activity following the easing of COVID-19 restrictions. Further, Smurfit Kappa recognized a credit loss charge of $16 million in the fiscal year ended December 31, 2022, compared to a credit of $4 million in the fiscal year ended December 31, 2021. The charge in the fiscal year ended December 31, 2022 was driven by an increase in the expected loss rate due to the impact of uncertain economic risk to Smurfit Kappa’s customers arising from: the war in Ukraine; persistent inflationary pressures; increased energy costs; and the overall cost of living crisis.
Goodwill Impairment
In the fiscal year ended December 31, 2022, Smurfit Kappa recorded a pre-tax, non-cash goodwill impairment in the Americas segment of $12 million to fully impair the goodwill balance in its Peru reporting unit as a result of continued difficult economic conditions. No such impairment charge was recognized in the fiscal year ended December 31, 2021.
Impairment of Other Assets
In the fiscal year ended December 31, 2022, Smurfit Kappa recorded an impairment charge of $14 million in the Americas segment and an impairment charge of $159 million in the Europe segment on the assets relating to its Russian operations upon their classification as assets held for sale. No such impairment charges were recognized in the fiscal year ended December 31, 2021 and no assets were classified as held for sale as of December 31, 2021.
Pension and Other Postretirement Non-Service Expense, Net
Pension and other postretirement non-service expense, net decreased by $15 million, or 65.3%, to $8 million in the fiscal year ended December 31, 2022, from $23 million in the fiscal year ended December 31,

2021. This decrease was primarily due to a settlement loss of $21 million primarily on one of Smurfit Kappa’s Dutch plans in the fiscal year ended December 31, 2021 compared to a net settlement gain of $1 million in the fiscal year ended December 31, 2022. In addition, there was a reduction in amortization loss of $14 million driven by an increase in discount rates, partially offset by an increase in interest costs of $12 million and a decrease in expected return on assets of $9 million.
Interest Expense, Net
Interest expense, net decreased by $26 million, or 15.6%, to $139 million in the fiscal year ended December 31, 2022, from $165 million in the fiscal year ended December 31, 2021. This decrease was primarily due to the payment of a redemption premium of $33 million in 2021, together with the related accelerated write-off of unamortized debt issue costs of $3 million due to the early redemption of bonds in 2021. Additionally, there was a $3 million decrease in non-cash interest costs primarily due to a reduction in expenses related to the amortization of debt issuance costs.
The decrease in interest expense, net was partially offset by an increase in net cash interest costs of $13 million, predominantly due to the relative increase in interest rates in currencies where Smurfit Kappa was in a net debt position compared to those where it was in a net cash position. Additionally, Smurfit Kappa’s variable rate borrowings in Latin American countries, such as Brazil and Colombia, experienced considerable interest rate increases during the year, leading to a higher cash interest expense.
Other Income, Net
Other income, net increased by $6 million, or 58.3%, to $15 million in the fiscal year ended December 31, 2022, from $9 million in the fiscal year ended December 31, 2021. This increase was partially due to a $6 million increase in the net gain on the disposal of businesses and assets in the fiscal year ended December 31, 2022. Additionally, movements in fair value gains and losses on Smurfit Kappa’s commodity derivatives resulted in an increase in other income, net of $6 million. Smurfit Kappa also realized a $1 million increase in the foreign currency gain on its debt on a year-over-year basis and a $3 million increase in actuarial gains on its long-term benefit plans. These increases in other income, net were partially offset by an $8 million trading foreign currency loss and a $4 million decrease due to movements in fair value gains and losses on financial assets and liabilities.
Income Tax Expense
Income tax expense increased by $115 million, or 41.7%, to $391 million (consisting of current tax expense of $350 million and deferred tax expense of $41 million) in the fiscal year ended December 31, 2022, from $276 million (consisting of current tax expense of $298 million and deferred tax income of $22 million) in the fiscal year ended December 31, 2021.
The net increase of $52 million in current tax expense was primarily due to higher profitability. The net reduction of $63 million in deferred tax income was largely due to: the reversal of timing differences on which deferred tax was previously recognized; the impact of deferred tax on certain unremitted earnings where Smurfit Kappa was not availing of a permanent reinvestment assertion; and the recognition of other tax benefits and credits.
Segment Information
Smurfit Kappa has identified its operating segments based on the manner in which reports are reviewed by its Chief Operating Decision Maker, which is determined to be the executive management team responsible for assessing performance, allocating resources and making strategic decisions. Smurfit Kappa has identified two operating segments: Europe and the Americas.
Segment results include items directly attributable to a segment as well as those that can be allocated on a reasonable basis, but exclude central costs such as corporate governance costs, including executive costs, and costs of Smurfit Kappa’s legal, company secretarial, pension administration, tax, treasury and controlling functions and other administrative costs. Segment profit is measured based on Adjusted EBITDA, defined as net income before taxes, interest expense, net, depreciation, depletion and amortization, goodwill impairment, impairment of other assets, transaction-related expenses associated with the proposed Combination, restructuring costs, share-based compensation expense, pension expense (excluding current service cost), and other (expense) income, net. For more information on Smurfit Kappa’s segmental Adjusted EBITDA during the periods under review, see “Note 3. Segment Information” of the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
The following table contains selected financial information for Smurfit Kappa’s segments for the fiscal years ended December 31, 2023, 2022, and 2021:
	Fiscal years ended December 31,
	2023	2022	2021
	($ in millions)
Net sales:
Europe	9,184	10,432	9,285
The Americas	2,909	3,077	2,648
Total	12,093	13,509	11,933
Adjusted EBITDA:
Europe	1,653	1,883	1,478
The Americas	551	557	465
Total	2,204	2,440	1,943
Net Sales — Europe Segment
The year ended December 31, 2023, compared to the year ended December 31, 2022
Net sales for the Europe segment decreased by $1,248 million, or 12.0%, to $9,184 million in the fiscal year ended December 31, 2023, from $10,432 million in the fiscal year ended December 31, 2022. This decrease was primarily due to a lower selling price/mix of $779 million, primarily due to lower paper and box pricing, as well as a decrease in box volumes of 3.3% (excluding the impact of acquisitions and disposals), which reduced net sales by $623 million. In addition, there was a net negative impact of $168 million from acquisitions and disposals. The above decreases were partially offset by a net positive foreign currency impact of $321 million, primarily due to the weakening of the U.S. dollar against the Euro.
The year ended December 31, 2022, compared to the year ended December 31, 2021
Net sales for the Europe segment increased by $1,147 million, or 12.4%, to $10,432 million in the fiscal year ended December 31, 2022, from $9,285 million in the fiscal year ended December 31, 2021. This increase was primarily due to a higher selling price/mix of approximately $2.4 billion, as well as an increase due to acquisitions of $104 million. The increase was partially offset by a net negative foreign currency impact of $1.0 billion due to the strengthening of the U.S. dollar against the Euro. In addition, there was a $311 million decrease in net sales primarily due to a reduction of approximately 2.0% in box volumes (excluding the impact of acquisitions) against a strong prior year comparative, with a slowdown in the German and U.K. markets in particular being partly offset by a more robust performance in countries such as France and Spain.
Adjusted EBITDA — Europe Segment
The year ended December 31, 2023, compared to the year ended December 31, 2022
Adjusted EBITDA for the Europe segment decreased by $230 million, or 12.2%, to $1,653 million in the fiscal year ended December 31, 2023, from $1,883 million in the fiscal year ended December 31, 2022. This decrease was primarily due to a $1,248 million decrease in net sales and an increase in payroll costs, partially offset by a decrease in raw materials and energy costs.
Payroll costs increased by $81 million, due to an increase in pay and a net negative foreign currency impact, primarily due to the weakening of the U.S. dollar against the Euro. The increase in payroll costs was partly offset by a reduction in employee numbers.

Raw material costs decreased by $711 million, primarily due to lower recovered fiber and other raw material costs which decreased by $430 million, as well as a decrease of $259 million due to lower volumes. In addition, the net impact of acquisitions and disposals resulted in a decrease in raw material costs of $107 million. These decreases in raw material costs were partially offset by an $85 million net negative foreign currency impact, primarily due to the weakening of the U.S. dollar against the Euro.
Energy costs decreased by $371 million, driven by lower gas and electricity prices, which decreased costs by $328 million, and the impact of lower volumes, which decreased costs $71 million. These decreases in energy costs were partially offset by a net negative foreign currency impact of $28 million, primarily due to the weakening of the U.S. dollar against the Euro.
The year ended December 31, 2022, compared to the year ended December 31, 2021
Adjusted EBITDA for the Europe segment increased by $405 million, or 27.4%, to $1,883 million in the fiscal year ended December 31, 2022, from $1,478 million in the fiscal year ended December 31, 2021. The increase was primarily due to a $1,147 million increase in net sales partially offset by an increase in energy , raw materials and shipping and handling costs. The increase in these costs was partially offset by lower payroll costs.
Energy costs increased by $506 million, driven by higher gas and electricity prices, which increased costs by $523 million, and the impact of acquisitions, which increased costs $60 million. These increases in energy costs were partially offset by a net positive foreign currency impact of $84 million, primarily due to the strengthening of the U.S. dollar against the Euro.
Raw material costs increased by $224 million, due to higher recovered fiber and other raw material costs which increased by $604 million, and an increase of $94 million due to the impact of acquisitions. These increases in raw material costs were partially offset by: a $417 million net positive foreign currency impact, primarily due to the strengthening of the U.S. dollar against the Euro; and $57 million due to lower volumes.
Shipping and handling costs increased by $17 million, primarily due to higher fuel prices as well as the impact of acquisitions, which increased costs by $112 million and $15 million, respectively. These increases in shipping and handling costs were partially offset by a net positive foreign currency impact of $102 million, primarily due the strengthening of the U.S. dollar against the Euro.
Payroll costs reduced by $84 million which reflected a net positive foreign currency impact of $234 million, primarily due to the strengthening of the U.S. dollar against the Euro, partially offset by $150 million of higher costs due to an increase in headcount and inflationary pay increases.
Net Sales — Americas Segment
The year ended December 31, 2023, compared to the year ended December 31, 2022
Net sales for the Americas segment decreased by $168 million, or 5.5%, to $2,909 million in the fiscal year ended December 31, 2023, from $3,077 million in the fiscal year ended December 31, 2022. This decrease was primarily due to the impact of lower volumes of $220 million, driven by a decrease in box volumes of 4.3% (excluding the impact of acquisitions), partially offset by a net positive foreign currency impact of $70 million and a positive impact of $25 million from acquisitions.
The year ended December 31, 2022, compared to the year ended December 31, 2021
Net sales for the Americas segment increased by $429 million, or 16.2%, to $3,077 million in the fiscal year ended December 31, 2022, from $2,648 million in the fiscal year ended December 31, 2021. This increase was primarily due to a higher selling price/mix which contributed an estimated $860 million, along with a positive impact of $108 million from acquisitions. These increases were partially offset by a net negative foreign currency impact of $521 million, primarily due to the strengthening of the U.S. dollar.

Adjusted EBITDA — Americas Segment
The year ended December 31, 2023, compared to the year ended December 31, 2022
Adjusted EBITDA for the Americas segment decreased by $6 million, or 1.1%, to $551 million in the fiscal year ended December 31, 2023, from $557 million in the fiscal year ended December 31, 2022. This decrease was primarily due to a $168 million decrease in net sales, a $30 million increase in payroll costs and a $42 million increase in other costs, partially offset by a $234 million decrease in raw material costs.
Raw material costs decreased by $234 million due to lower costs for recovered fiber and other raw material, which decreased costs by $143 million, as well as a decrease of $92 million due to lower volumes.
Payroll costs increased by $30 million, primarily due to an increase in pay partly offset by lower employee numbers. The $42 million increase in other costs was primarily due to an increase in IT costs driven by a global transformation project; increased repairs and maintenance costs; and increases in other plant costs.
The year ended December 31, 2022, compared to the year ended December 31, 2021
Adjusted EBITDA for the Americas segment increased by $92 million, or 19.7%, to $557 million in the fiscal year ended December 31, 2022, from $465 million in the fiscal year ended December 31, 2021. The increase was primarily due to a $429 million increase in net sales, partially offset by higher raw material, energy, shipping and handling, and payroll costs.
Raw material costs increased by $173 million due to higher costs for recovered fiber and other raw material, which increased costs by $261 million, and an increase of $44 million due to the impact of acquisitions. The increase in raw material costs was partly offset by a net positive foreign currency impact of $139 million due to the strengthening of the U.S. dollar.
Energy costs increased by $33 million, driven by higher gas and electricity prices which increased costs by $46 million, partially offset by a net positive impact from currency of $14 million primarily due to the strengthening of the U.S. dollar.
Shipping and handling costs increased by $26 million, primarily due to higher fuel prices, which increased costs by $40 million. The increase in shipping and handling costs was partially offset by a net positive foreign currency impact of $18 million, primarily due the strengthening of the U.S. dollar. Payroll costs were $48 million higher, driven by an increase in headcount and inflationary pay increases.
Liquidity and Capital Resources
Sources and Uses of Cash
Smurfit Kappa’s primary sources of liquidity are the cash flows generated from its operations, along with borrowings under its Revolving Credit Facility.
See “Note 10. Debt” of the Notes to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for more information regarding Smurfit Kappa’s debt during the fiscal year ended December 31, 2023. The primary uses of this liquidity are to fund Smurfit Kappa’s day-to-day operations, capital expenditure, debt service, dividends and other investment activity, including acquisitions.
In connection with the entry into the Transaction Agreement, Smurfit Kappa entered into the Commitment Letter, under which Citibank, N.A., London Branch and Citicorp North America Inc. arranged and underwrote a $1.5 billion senior unsecured bridge term loan for the purpose of financing (directly or indirectly) the Cash Consideration and/or fees, commissions, costs and expenses payable in relation to the Combination. On October 13, 2023, Smurfit Kappa entered into the $1.5 billion Bridge Facility Agreement with the Bridge Facility Lenders. Upon entering into the Bridge Facility Agreement, the commitments under the Commitment Letter were cancelled.
On April 3, 2024, Smurfit Kappa Treasury issued $2.75 billion in aggregate principal amount of the Notes, which automatically cancelled the commitments in respect of the Bridge Facility Agreement.

The net proceeds from the Offering will be available to finance (directly or indirectly) the Cash Consideration and any fees, commissions, costs and expenses in connection with the Combination. Any amounts in excess of the Cash Consideration and the fees, commission, costs and expenses in connection with the Combination are intended to be used for general corporate purposes, including the repayment of indebtedness. For more information, see the section of this proxy statement/prospectus entitled “Debt Financing”. Smurfit Kappa believes that the cash flows generated from its operations, cash on hand, available borrowings under the Revolving Credit Facility and receivables securitization programs, and available capital through access to capital markets will be adequate to meet its liquidity and capital requirements, including payments of any declared common stock dividends, for the next 12 months and for the foreseeable future.
Smurfit Kappa is a party to enforceable and legally binding contractual obligations involving commitments to make payments to third parties. These obligations impact Smurfit Kappa’s short-term and long-term liquidity and capital resource needs. Certain contractual obligations are reflected on Smurfit Kappa’s consolidated balance sheet as of December 31, 2023, while others are considered future obligations. Smurfit Kappa’s contractual obligations primarily consist of items such as long-term debt, including current portion, lease obligations, purchase obligations and other obligations. See the paragraph entitled “Contractual Obligations and Commitments” for details of where this information can be found in this proxy statement/prospectus.
As at December 31, 2023, Smurfit Kappa had $3,769 million of debt, of which $85 million was current. As at December 31, 2023, Smurfit Kappa held cash and cash equivalents of $1,000 million, of which $762 million were held in Euro, $109 million were held in U.S. dollars, $18 million were held in GBP, and $111 million were held in other currencies. As at December 31, 2023 Smurfit Kappa had $17 million of restricted cash, of which $3 million of restricted cash was held in securitization bank accounts and a further $14 million of restricted cash was held in other Smurfit Kappa subsidiaries and by a trust which facilitates the operation of Smurfit Kappa’s long-term incentive plans. Restricted cash comprises cash held by Smurfit Kappa, but which is used as security for specific financing arrangements, and to which Smurfit Kappa does not have unfettered access.
Included within the carrying value of Smurfit Kappa’s borrowings as at December 31, 2023 are deferred debt issue costs of $22 million, of which $7 million is current, all of which will be recognized in interest expense in Smurfit Kappa’s Consolidated Statement of Operations using the effective interest rate method over the remaining life of the borrowings.
Committed facilities (excluding short-term sundry bank loans, overdrafts and the bridge facility, which was then available to finance the cash consideration and/or fees, commissions, costs and expenses in relation to the proposed Combination) as at December 31, 2023 amounted to $5,527 million, of which $3,695 million was utilized at December 31, 2023. The weighted average period until maturity of undrawn committed facilities was 2.2 years as at December 31, 2023.
Smurfit Kappa’s borrowing agreements contain certain covenants that restrict its flexibility to incur additional indebtedness or create additional liens on its assets. Smurfit Kappa’s borrowing agreements also contain financial covenants, the primary ones being a maximum net borrowings to covenant EBITDA of 3.75 times and a minimum covenant EBITDA to net interest payable of 3.00 times (in each case defined in the relevant facility agreement). As of December 31, 2023, Smurfit Kappa was in full compliance with the requirements of its covenant agreements. As at December 31, 2023, as defined in the relevant facility agreement, net borrowings to covenant EBITDA was 1.4 times and covenant EBITDA to net interest was 15.6 times. For a description of Smurfit Kappa’s material borrowing agreements, see the section of this proxy statement/prospectus entitled “Debt Financing.”
Under the Transaction Agreement, Smurfit Kappa is subject to a range of restrictions on the conduct of its business and generally must operate its business in the ordinary course consistent with past practice prior to Completion, subject to certain exceptions set forth in the Transaction Agreement. The Transaction Agreement also contains covenants that restrict Smurfit Kappa’s ability to undertake certain actions without consent from WestRock, including its ability to incur additional indebtedness or to modify its existing debt arrangements under certain circumstances. Subject to these restrictions, Smurfit Kappa anticipates funding its capital expenditures, debt service, dividends and other investment activity for the foreseeable future using the items discussed above. In addition, Smurfit Kappa regularly reviews its capital structure and conditions in the private and public debt markets in order to optimize its mix of indebtedness. In connection with these reviews, and subject to restrictions imposed in the Transaction Agreement, Smurfit Kappa may seek to refinance existing indebtedness to extend maturities, reduce borrowing costs or otherwise improve the terms and composition of its indebtedness.
Cash Flow Activity
The following table contains selected financial information from Smurfit Kappa’s Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2023, 2022, and 2021:
	Fiscal years ended December 31,
	2023	2022	2021
	($ in millions)
Net cash provided by operating activities	1,559	1,433	1,082
Net cash used for investing activities	(931)	(1,020)	(1,172)
Net cash (used for) generated by financing activities	(479)	(431)	76
Net cash provided by operating activities increased by $126 million, or 8.8%, to $1,559 million in the fiscal year ended December 31, 2023 from $1,433 million in the fiscal year ended December 31, 2022, primarily due to an increase in cash from working capital, partially offset by a decrease in net income adjusted for non-cash items, including depreciation, depletion and amortization, impairment charges for goodwill and other assets, share-based compensation expense, deferred tax (benefit) expense, and pension and other post-retirement funding (more) less than cost (income) resulting in a decrease in cash flows from operating activities of $350 million in aggregate. The working capital inflow in the fiscal year ended December 31, 2023 was $205 million, compared to a working capital outflow of $333 million in the fiscal year ended December 31, 2022. The inflow in the fiscal year ended December 31, 2023 was primarily due to a decrease in accounts receivable, inventories and accounts payable, reflecting the combination of lower box prices, lower paper prices and lower raw material and energy costs.
Net cash provided by operating activities increased by $351 million, or 32.4%, to $1,433 million in the fiscal year ended December 31, 2022 from $1,082 million in the fiscal year ended December 31, 2021, primarily due to an increase in net income adjusted for non-cash items, including depreciation, depletion and amortization, impairment charges for goodwill and other assets, share-based compensation expense, deferred tax (benefit) expense, and pension and other post-retirement funding (more) less than cost (income) resulting in an increase in cash flows from operating activities of $393 million in aggregate. The working capital outflow in the fiscal year ended December 31, 2022 was $333 million compared to $213 million in the fiscal year ended December 31, 2021. The outflow in the fiscal year ended December 31, 2022 was primarily due to an increase in accounts receivable and inventories, reflecting the combination of higher box prices, higher paper prices and considerably higher energy costs along with higher other raw material and recovered fiber costs.
Net cash used for investing activities of $931 million in the fiscal year ended December 31, 2023 consisted primarily of capital expenditures of $929 million, cash paid for purchase of businesses, net of cash acquired of $29 million, cash from capital grants of $14 million and proceeds from sale of property, plant and equipment of $17 million. Net cash used for investing activities of $1,020 million in the fiscal year ended December 31, 2022 consisted primarily of capital expenditures of $930 million and cash paid for purchase of businesses, net of cash acquired of $93 million. Net cash used for investing activities of $1,172 million in the fiscal year ended December 31, 2021 consisted primarily of capital expenditures of $715 million and cash paid for purchase of businesses, net of cash acquired of $480 million.
Net cash used for financing activities of $479 million in the fiscal year ended December 31, 2023 consisted primarily of cash dividends paid to stockholders of $391 million and repayment of debt of $136 million, partially offset by additions to debt of $88 million. Net cash used for financing activities of $431 million in the fiscal year ended December 31, 2022 consisted primarily of cash dividends paid to stockholders of $349 million, share buyback of $42 million, and repayment of debt of $56 million, partially offset by additions to debt of $52 million. Net cash generated by financing activities of $76 million in the fiscal year ended December 31, 2021 consisted primarily of additions to debt of $1,248 million, partially offset by repayments of debt of $665 million, net repayments of revolving credit facilities of $109 million, and cash dividends paid to stockholders of $365 million.
Contractual Obligations and Commitments
Smurfit Kappa’s cash requirements from contractual obligations and commitments include:
•
Debt obligations.   See “Note 10. Debt,” of the Notes to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for more information on Smurfit Kappa’s debt obligations and timing of expected future payments.

•
Operating and finance leases.   See “Note 11. Leases,” of the Notes to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for more information on Smurfit Kappa’s debt obligations and timing of expected future payments.

•
Pension liabilities.   See “Note 18. Retirement Plans,” of the Notes to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for more information on Smurfit Kappa’s pension liabilities and the timing of expected future benefit payments under its pension plans and postretirement plans.

•
Capital commitments.   See “Note 21. Commitments and Contingencies,” of the Notes to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for more information on Smurfit Kappa’s future spending for property, plant and equipment that Smurfit Kappa is obligated to purchase.

•
Purchase commitments.   See “Note 21. Commitments and Contingencies,” of the Notes to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for more information on Smurfit Kappa’s purchase commitments and the timing of the expected future payments.

Off-Balance Sheet Arrangements
Smurfit Kappa does not have any off-balance sheet arrangements.
Definitions
Non-GAAP Financial Measures
Smurfit Kappa reports its financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, management believes certain non-GAAP financial measures provide additional meaningful financial information that may be relevant when assessing its ongoing performance. Smurfit Kappa uses the non-GAAP financial measures “Adjusted EBITDA,” “Net Debt,” “Net Leverage Ratio,” “Adjusted Net Income,” “Adjusted EPS,” and “Adjusted Free Cash Flow.” These financial measures are not defined or recognized under GAAP and are presented because Smurfit Kappa believes that these measures provide both management and users of Smurfit Kappa’s Consolidated Financial Statements with useful additional information when evaluating its operating and financial performance. However, these financial measures are not intended to be considered in isolation of or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should be viewed in addition to, and not as an alternative to, its GAAP results. The non-GAAP financial measures Smurfit Kappa presents may differ from similarly captioned measures presented by other companies.
Adjusted EBITDA
Smurfit Kappa uses the non-GAAP financial measure “Adjusted EBITDA” to evaluate its overall performance. The composition of Adjusted EBITDA is not addressed or prescribed by GAAP. Smurfit Kappa defines Adjusted EBITDA as net income before income tax expense, depreciation, depletion and amortization expense, goodwill impairment, impairment of other assets, transaction-related expenses associated with the proposed Combination, interest expense, net, restructuring costs, pension expense

(excluding current service cost), share-based compensation expense and other expense (income), net. Smurfit Kappa views Adjusted EBITDA as an appropriate and useful measure used to compare financial performance between periods.
Management believes that the most directly comparable GAAP measure to Adjusted EBITDA is “Net income”. Management believes this measure provides Smurfit Kappa’s management, board of directors, investors, potential investors, securities analysts and others with useful information to evaluate Smurfit Kappa’s performance because, in addition to interest expense, net, income tax expense, pension expense (excluding current service cost), share-based compensation expense, and depreciation, depletion and amortization, it also excludes restructuring costs, impairment of goodwill and other assets and other specific items that management believes are not indicative of the operating results of the business. Smurfit Kappa and its board of directors use this information in making financial, operating and planning decisions and when evaluating Smurfit Kappa’s performance relative to other periods.
Set forth below is a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net income, the most directly comparable GAAP measure, for the periods indicated.
	Fiscal years ended December 31,
	2023	2022	2021
	($ in millions)
Net income	826	1,035	802
Income tax expense	312	391	276
Depreciation, depletion and amortization	580	564	554
Goodwill impairment	—	12	—
Impairment of other assets(1)	5	173	—
Transaction-related expenses associated with the proposed Combination	78	—	—
Interest expense, net	139	139	165
Restructuring costs	27	15	—
Pension expense (excluding current service cost)	49	8	23
Share-based compensation expense	66	68	82
Other expense (income), net	46	(15)	(9)
Adjusted EBITDA	2,128	2,390	1,893

(1)
For the fiscal year ended December 31, 2023, impairment of other assets is made up of impairment of non-current assets of $5 million. For the fiscal year ended December 31, 2022, impairment of other assets is made up of impairment of non-current assets of $14 million and impairment of the Russian operations of $159 million.

Net Debt and Net Leverage Ratio
Smurfit Kappa uses the non-GAAP financial measures “Net Debt” and “Net Leverage Ratio” as useful measures to highlight the overall movement resulting from its operating and financial performance and its overall leverage position. Management believes these measures provide Smurfit Kappa’s board of directors, investors, potential investors, securities analysts and others with useful information to evaluate Smurfit Kappa’s repayment of debt relative to other periods. Smurfit Kappa defines Net Debt as borrowings net of cash and cash equivalents. Smurfit Kappa defines Net Leverage Ratio as Net Debt divided by Adjusted EBITDA.

Set forth below is a reconciliation of the non-GAAP financial measure Net Debt to total borrowings, the most directly comparable GAAP measure, for the periods indicated.
	Fiscal years ended December 31,
	2023	2022	2021
	($ in millions, except Net Leverage Ratio)
Current portion of debt(1)	78	96	88
Non-current debt due after one year(1)	3,669	3,568	3,770
Less:
Cash and cash equivalents	(1,000)	(841)	(985)
Net Debt	2,747	2,823	2,873
Adjusted EBITDA	2,128	2,390	1,893
Net Leverage Ratio	1.3	1.2	1.5

(1)
Includes unamortized deferred debt issue costs.

Adjusted Net Income and Adjusted Earnings per Share
Smurfit Kappa uses the non-GAAP financial measures “Adjusted Net Income” and “Adjusted Earnings Per Share”. Management believes these measures provide Smurfit Kappa’s management, board of directors, investors, potential investors, securities analysts and others with useful information to evaluate Smurfit Kappa’s performance because they exclude transaction-related expenses associated with the proposed Combination, restructuring costs, goodwill impairment, impairment of other assets and other specific items that management believes are not indicative of the operating results of the business. Smurfit Kappa and its board of directors use this information when making financial, operating and planning decisions and when evaluating Smurfit Kappa’s performance relative to other periods. Smurfit Kappa believes that the most directly comparable GAAP measures to Adjusted Net Income and Adjusted Earnings Per Share are Net income attributable to common stockholders and basic earnings per share attributable to common stockholders (“Earnings per share”).
Set forth below is a reconciliation of the non-GAAP financial measure Adjusted Net Income to Net income attributable to common stockholders and Earnings per share to Adjusted Earnings per Share, the most directly comparable GAAP measures for the periods indicated.
	Fiscal years ended December 31,
	2023	2022	2021
	($ in millions, except per share data)
Net income attributable to common stockholders	825	1,034	802
Transaction-related expenses associated with the proposed Combination	78	—	—
Goodwill impairment	—	12	—
Impairment of other assets(1)	5	173	—
Restructuring costs	27	15	—
Bridge facility fees	10	—	—
Charges related to early redemption of bonds(2)	—	—	36
Income tax on items listed above	(8)	(21)	(5)
Adjusted Net Income	937	1,213	833
Earnings per share – basic	$3.19	$4.00	$3.12
Transaction-related expenses associated with the proposed Combination	0.30	—	—
Goodwill impairment	—	0.05	—
Impairment of other assets(1)	0.02	0.67	—
Restructuring costs	0.11	0.06	—
Bridge facility fees	0.04	—	—

	Fiscal years ended December 31,
	2023	2022	2021
	($ in millions, except per share data)
Charges related to early redemption of bonds(2)	—	—	0.14
Income tax on items listed above	(0.03)	(0.09)	(0.02)
Adjusted Earnings Per Share – Basic	$3.63	$4.69	$3.24

(1)
For the fiscal year ended December 31, 2023, impairment of other assets is made up of impairment of non-current assets of $5 million. For the fiscal year ended December 31, 2022, impairment of other assets is made up of impairment of non-current assets of $14 million and impairment of the Russian operations of $159 million.

(2)
Charges related to early redemption of bonds in the fiscal year ended December 31, 2021 is comprised of interest expense, net of $33 million related to a redemption premium and $3 million of related accelerated write-off of unamortized costs due to the early redemption of bonds.

Adjusted Free Cash Flow
Smurfit Kappa uses the non-GAAP financial measure “Adjusted Free Cash Flow”. The composition of Adjusted Free Cash Flow is not addressed or prescribed by GAAP. Smurfit Kappa defines Adjusted Free Cash Flow as net cash provided by operations as adjusted to exclude certain costs not reflective of underlying operations. Adjusted Free Cash Flow is a non-GAAP measure, and the most directly comparable GAAP measure is net cash provided by operating activities. Management utilizes this measure in connection with managing Smurfit Kappa’s business and believes that Adjusted Free Cash Flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of Smurfit Kappa’s underlying operational performance, Smurfit Kappa believes that Adjusted Free Cash Flow also enables investors to perform meaningful comparisons between past and present periods.
Set forth below is a reconciliation of the non-GAAP financial measure Adjusted Free Cash Flow to Net cash provided by operating activities, the most directly comparable GAAP measure, for the periods indicated.
	Fiscal years ended December 31,
	2023	2022	2021
	($ in millions)
Net cash provided by operating activities	1,559	1,433	1,082
Adjustments:
Capital expenditures	(929)	(930)	(715)
Bridge facility fees	10	—	—
Italian Competition Authority fine(1)	—	—	147
Bond early redemption premium	—	—	33
Impairment of cash balances held in Russia	—	54	—
Adjusted Free Cash Flow	640	557	547

(1)
During the fiscal year ended December 31, 2021, the Italian Competition Authority fine of $147 million (€124 million) was paid. An amount of $138 million (€124 million) was reported in the Consolidated Statements of Operations for the fiscal year ended December 31, 2019.

Critical Accounting Policies and Estimates
Smurfit Kappa has prepared its accompanying Consolidated Financial Statements in conformity with GAAP, which requires management to make estimates that affect the amounts of net sales, expenses, assets and liabilities reported. Certain significant accounting policies are described in “Note 1. Description of Business and Summary of Significant Accounting Policies” to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
These critical accounting policies are both important to the portrayal of Smurfit Kappa’s financial condition and results of operations and require some of management’s most subjective and complex judgments. The accounting for these matters involves the making of estimates based on current facts, circumstances and assumptions that, in management’s judgment, could change in a manner that would materially affect management’s future estimates with respect to such matters and, accordingly, could cause Smurfit Kappa’s future reported financial condition and results of operations to differ materially from those that it is currently reporting based on management’s current estimates.
Smurfit Kappa believes the following are critical accounting policies and estimates used in the preparation of its Consolidated Financial Statements:
Goodwill Impairment
Smurfit Kappa reviews the carrying value of its goodwill annually, or more often if events or changes in circumstances indicate that the carrying amount may exceed fair value as set forth in ASC 350, “Intangibles — Goodwill and Other” (“ASC 350”). Smurfit Kappa tests goodwill for impairment at the reporting unit level. See “Note 1. Description of Business and Summary of Significant Accounting Policies — Goodwill and Non-current Assets” to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for Smurfit Kappa’s accounting policy on goodwill.
During the fourth quarter of the fiscal year ended December 31, 2023, Smurfit Kappa completed its annual goodwill impairment testing. Smurfit Kappa considered factors such as, but not limited to, its expectations for macroeconomic conditions, industry and market considerations, and financial performance, including planned net sales, earnings and capital investments of each reporting unit. The discount rate used for each reporting unit ranged from 6.9% to 14.9%. Smurfit Kappa used a transaction multiple of 7.1 times to calculate terminal period cash flows. All reporting units that have goodwill were noted to have a fair value that exceeded their carrying values. The impairment assessment concluded that there was headroom of $6,191 million, or 46%, for the Europe reporting unit and headroom of $478 million, or 16% in total for the Americas reporting units. If Smurfit Kappa had concluded that it was appropriate to increase the discount rate it used by 100 basis points, the fair value of its Europe and Americas reporting units would have continued to exceed their carrying value.
If the assumptions, estimates and market factors underlying Smurfit Kappa’s fair value determinations change adversely, Smurfit Kappa may be exposed to additional impairment charges, which could be material. Additionally, there are certain risks inherent to Smurfit Kappa’s operations as described in “Risk Factors”. Smurfit Kappa has not made any material changes to its impairment loss assessment methodology during the past three fiscal years.
Accounting for Income Taxes
Smurfit Kappa’s income tax expense, deferred tax assets and liabilities, and liabilities for unrecognized tax benefits, reflect management’s best assessment of estimated current and future taxes to be paid. Significant judgements and estimates are required in determining the consolidated income tax expense. In evaluating its ability to recover deferred tax assets and establishing or reducing a valuation allowance in the jurisdiction from which they arise, Smurfit Kappa considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and the effect of enacted tax rates expected to apply in the periods in which the deferred tax assets or liabilities are anticipated to be settled or realized. A high degree of judgment is required to assess the impact of possible future outcomes on Smurfit Kappa’s current and deferred tax positions.
As a result of this evaluation, Smurfit Kappa recorded valuation allowances of $67 million as of December 31, 2023 and $68 million as of December 31, 2022, related to certain deferred tax assets, primarily tax loss carryforwards, where there is uncertainty as to the ultimate realization of a benefit. Smurfit Kappa regularly reviews the recoverability of deferred tax assets for adjustments to taxable income, changes in tax laws or interpretations thereof and tax rates, as all of these could impact its effective tax rate.
Smurfit Kappa is subject to routine tax audits and examinations. It uses significant judgement in (i) determining whether a tax position, based solely on its technical merits, is “more likely than not” to be sustained upon examination and (ii) measuring the tax benefit as the largest amount of benefit that is “more likely than not” to be realized upon settlement. Smurfit Kappa does not record any benefit for tax positions that do not meet the “more likely than not” recognition threshold at the balance sheet date. Resolutions of current uncertain tax positions are not expected to have a material adverse effect on the effective tax rate or on cashflows. Smurfit Kappa has a progressive dividend strategy which means that it will remit earnings from some of its overseas subsidiaries to the parent company in Ireland. Its foreign earnings are generally taxed at rates that are higher than in Ireland and so no incremental tax should arise there, due to the availability of foreign tax credits. However, some earnings may be subject to limited additional foreign taxes upon repatriation. Smurfit Kappa continues to indefinitely reinvest its foreign earnings as part of its wider capital allocation strategy. To the extent that it cannot assert indefinite reinvestment of earnings, it records a deferred tax liability on its foreign earnings at the applicable tax rate if it is not otherwise possible to remit earnings without additional tax.
As of December 31, 2023 and 2022, Smurfit Kappa recognized a deferred tax liability of $126 million and $100 million, respectively, on unremitted earnings, in respect of foreign income taxes or withholding taxes for expected or assumed repatriation, respectively. As Smurfit Kappa can decide which subsidiaries should pay dividends, it is does not expect that this deferred tax liability will have a material impact on its cash flows in the foreseeable future.
The determination of the amount of unrecognized deferred tax liability related to indefinitely invested foreign earnings not subject to additional outside basis difference taxes is not practicable. A 1% change in the effective tax rate would increase or decrease Smurfit Kappa’s income tax expense for the year ended December 31, 2023 by $12  million.
In 2021, political agreement was reached by the OECD Inclusive Framework on a two-pillar approach to international tax reform. This includes the commitment to introduce a minimum effective tax rate of 15% for companies with revenue above €750 million (‘Pillar Two’). The agreement has been enacted in most of the countries where Smurfit Kappa has business activities. The law in most cases will become effective in 2024 or later. Ireland enacted the law with an effective date of January 1, 2024 and broadly in line with the OECD Inclusive Framework. Pillar Two has no legislative application for the fiscal year ended December 31, 2023. On the basis of its results for the fiscal year ended December 31, 2023, Smurfit Kappa estimates that on a continuing basis it could impact countries representing approximately 3% of its income before income taxes and the increase in its effective tax rate would be insignificant. Smurfit Kappa will continue to monitor and assess the on-going implementation of Pillar Two in the countries where it operates. Smurfit Kappa anticipates that Pillar Two will increase the costs and complexity of tax reporting and compliance.
Pension and Other Postretirement Obligations
The determination of pension obligations and pension expense requires various assumptions that can significantly affect liability and expense amounts, such as the expected long-term rate of return on plan assets, discount rates, projected future compensation increases and mortality rates for each of Smurfit Kappa’s plans. These assumptions are determined annually in conjunction with Smurfit Kappa’s actuary. The accounting for these matters involves the making of estimates based on current facts, circumstances and assumptions that, in management’s judgment, could change in a manner that would materially affect management’s future estimates with respect to such matters and, accordingly, could cause Smurfit Kappa’s future reported financial condition and results of operations to differ materially from those that Smurfit Kappa is currently reporting based on management’s current estimates.

A 50-basis point change in the discount rate, compensation level and expected long-term rate of return on plan assets would have had the following effect on Smurfit Kappa’s pension expense for the fiscal year ended December 31, 2023 (in USD millions):
	Pension Plans
	50-Basis Point Increase	50-Basis Point Decrease
Discount rate	1	(1)
Compensation level	—	—
Expected long-term rate of return on plan assets	(8)	8
New Accounting Standards
See “Note 1. Description of Business and Summary of Significant Accounting Policies” of the Notes to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for a full description of recent accounting pronouncements, including the respective expected dates of adoption and expected effects on Smurfit Kappa’s results of operations and financial condition.
Quantitative and Qualitative Disclosures About Market Risk
Smurfit Kappa is exposed to market risk from changes in, among other things, interest rates, foreign currencies and commodity prices.
Interest Rate Risk
Smurfit Kappa is exposed to changes in interest rates, primarily changes in Euribor. The Revolving Credit Facility is variable rate debt, as are Smurfit Kappa’s securitization facilities. Interest rate changes therefore generally do not affect the market value of such debt, but do impact the amount of interest payments and, therefore, Smurfit Kappa’s future earnings and cash flows, assuming other factors are held constant. At December 31, 2023, Smurfit Kappa had fixed an average of 99% of its interest cost on borrowings over the following 12 months. Holding all other variables constant, if interest rates for these borrowings increased by 1% Smurfit Kappa’s interest expense would increase, and income before taxes would decrease, by approximately $2 million over the following 12 months. Interest income on cash balances would increase by approximately $10 million assuming a 1% increase in interest rates earned on such balances over the following 12 months.
Foreign Exchange Risk
Smurfit Kappa manages its balance sheet having regard to the currency exposures arising from its assets being denominated in a wide range of currencies. To this end, where foreign currency assets are funded by local borrowing, such borrowing is generally sourced in the currency of the related assets.
Smurfit Kappa is exposed to transactional foreign exchange currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables and borrowings are denominated and the respective functional currencies of the Smurfit Kappa group companies. Smurfit Kappa hedges a portion of its currency exposure through the use of currency swaps and forward contracts. Smurfit Kappa’s risk management policy allows the hedging of estimated foreign currency exposure in respect of highly probable forecast sales, and purchases. As such, certain subsidiaries enter into foreign currency forward contracts to hedge highly probable forecast foreign currency sales and purchases for which hedge accounting is applied.
Smurfit Kappa operates in the following principal currency areas (other than U.S. Dollar): Euro, Swedish Krona, Sterling, Latin America (comprising mostly Mexican Peso, Colombian Peso and Brazilian Real) and Eastern Europe (comprising mainly Polish Zloty, Czech Koruna and Serbian Dinar). As at December 31, 2023, 51.2% of Smurfit Kappa’s non-U.S. dollar denominated net assets were denominated in the Euro, 8.0% in Swedish Krona, 7.1% in Sterling, 27.4% in Latin American currencies and 7.3% in Eastern European currencies. Smurfit Kappa believes that a strengthening of the U.S. Dollar exchange rate by 1% against all other foreign currencies from the December 31, 2023 rate would reduce shareholders’ equity by approximately $58 million.
Commodity Price Risk
Containerboard
Smurfit Kappa is exposed to commodity price risks through its dependence on recovered paper, the principal raw material used in the manufacture of recycled containerboard. The price of recovered paper is dependent on both demand and supply conditions. Demand conditions include the production of recycled containerboard in Europe and the demand for recovered paper for the production of recycled containerboard outside of Europe, principally in Asia. Supply conditions include the rate of recovery of recovered paper, itself dependent on historical pricing related to the cost of recovery, and some slight seasonal variations.
Energy
The cost of producing Smurfit Kappa’s products is also sensitive to the price of energy. Smurfit Kappa’s main energy exposure is to the cost of gas and electricity.
Smurfit Kappa’s energy costs decreased by 28.1% in the fiscal year ended December 31, 2023 when compared to the fiscal year ended December 31, 2022 and increased by 69.5% in the fiscal year ended December 31, 2022 when compared to the fiscal year ended December 31, 2021 mainly due to higher energy market prices and increased usage as a result of Smurfit Kappa’s acquisition of the Verzuolo mill in October 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS, DIRECTORS AND MANAGEMENT OF WESTROCK
The following table lists the beneficial ownership of shares of WestRock Stock as of April 22, 2024, by (i) each named executive officer, (ii) each director, and (iii) all of WestRock’s current directors and executive officers as a group. Percentage outstanding is based on 258,273,146 shares of WestRock Stock outstanding as of April 22, 2024 (which includes 125,083 shares subject to vested and deferred WestRock Director RSU Awards but excludes 46,495 shares subject to unvested WestRock Director RSU Awards). The business address of each beneficial owner in the table is 1000 Abernathy Road NE, Atlanta, GA 30328.
Beneficial Owner	Total Number of Shares of WestRock Stock Beneficially Owned (#)(1)	Percent of Outstanding Shares of WestRock Stock (%)(2)
David B. Sewell	308,280	*
Alexander W. Pease	71,085	*
Patrick M. Kivits	37,197	*
Thomas M. Stigers	116,453(3)	*
Denise R. Singleton	39,559	*
Colleen F. Arnold	22,483(4)	*
Timothy J. Bernlohr	45,666	*
J. Powell Brown	63,849(5)	*
Terrell K. Crews	45,523(6)	*
Russell M. Currey	397,194(7)	*
Suzan F. Harrison	16,336	*
Gracia C. Martore	46,390(8)	*
James E. Nevels	19,307(9)	*
E. Jean Savage	8,371	*
Dmitri L. Stockton	6,781(10)	*
Alan D. Wilson	50,056(11)	*
All directors and executive officers as a group	1,472,177(12)	*

*
Less than 1%.

(1)
Under SEC rules, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to acquire within 60 days. Under these rules, PSUs, as well as RSUs that vest more than 60 days after April 22, 2024, are not included. In addition, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the stockholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them.

(2)
Each of the individuals, as well as our directors and executive officers as a group, held less than 1% of our outstanding common stock as of April 22, 2024 (including shares such individual(s) had the right to acquire within 60 days after April 22, 2024).

(3)
Share balance includes (i) 8,165 shares issuable upon exercise of stock options owned by Mr. Stigers, (ii) 5,737 shares beneficially owned by Mr. Stigers through the WestRock Company Deferred Compensation Plan and (iii) 12,505 shares held jointly with Mr. Stigers’ spouse.

(4)
Share balance includes 21,286 shares beneficially owned by Ms. Arnold through the Non-Employee Director Deferred Compensation Plan.

(5)
Share balance includes (i) 48,161 shares held jointly with Mr. Brown’s spouse, (ii) 1,323 shares held by a son, (iii) 873 shares held by a daughter, (iv) 694 shares held by a daughter, and (v) 602 shares held by a daughter.

(6)
Share balance includes 22,635 shares held in a revocable trust of which Mr. Crews and his spouse are trustees.

(7)
Share balance includes (i) 185,932 shares beneficially owned by Boxwood Capital, LLC, a limited liability company of which Mr. Currey is the controlling member and president and (ii) 32,657 shares owned by a trust of which Mr. Currey is the trustee.

(8)
Share balance includes 45,355 shares beneficially owned by Ms. Martore through the Non-Employee Director Deferred Compensation Plan.

(9)
Share balance includes (i) 2,639 shares beneficially owned by Mr. Nevels through the Non-Employee Director Deferred Compensation Plan and (ii) 8,297 shares held jointly with his spouse.

(10)
Share balance reflects 6,781 shares beneficially owned by Mr. Stockton through the Non-Employee Director Deferred Compensation Plan.

(11)
Share balance includes 49,021 shares beneficially owned by Mr. Wilson through the Non-Employee Director Deferred Compensation Plan.

(12)
Share balance reflects ownership by 20 persons. In addition to shares beneficially owned by the NEOs listed in this table, this number includes shares beneficially owned by John L. O’Neal, Samuel W. Shoemaker, Vicki L. Lostetter and Julia A. McConnell, each of whom is also an executive officer of WestRock. It includes an aggregate of 18,344 shares issuable upon exercise of vested stock options and 9,307 vested and deferred RSUs held by our executive officers.

The only persons known to WestRock to beneficially own, as of April 22, 2024, more than five percent of outstanding shares of WestRock Stock are set forth in the following table. Percentage of outstanding shares is based on 258,273,146 shares of WestRock Stock outstanding as of April 22, 2024 (which includes 125,083 shares subject to vested and deferred WestRock Director RSU Awards but excludes 46,495 shares subject to unvested WestRock Director RSU Awards).
Beneficial Owner	Total Number of Shares of WestRock Stock Beneficially Owned (#)	Percent of Outstanding Shares of WestRock Stock (%)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	31,052,296(1)	12.0%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	25,049,401(2)	9.7%
Greenhaven Associates, Inc. 3 Manhattanville Road Purchase, NY 10577	13,410,621(3)	5.2%

(1)
Based on a Schedule 13G/A filed on February 13, 2024, The Vanguard Group has sole dispositive power over 29,937,958 of these shares, shared voting power over 316,147 of these shares and shared dispositive power over 1,114,338 of these shares.

(2)
Based on a Schedule 13G/A filed on January 24, 2024, BlackRock, Inc. has sole voting power over 23,197,648 of these shares and sole dispositive power over 25,049,401 of these shares.

(3)
Based on a Schedule 13G/A filed on January 3, 2024, Greenhaven Associates, Inc. has sole voting and dispositive powers over 3,426,891 of these shares and shared voting and dispositive powers over 9,983,730 of these shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS, DIRECTORS AND MANAGEMENT OF SMURFIT WESTROCK
The following table sets forth information regarding the expected beneficial ownership of Smurfit WestRock Shares as of April 22, 2024, by the individuals who are expected to be executive officers and directors of Smurfit WestRock at Completion, as well as all of such expected directors and executive officers as a group.
The expected beneficial ownership of Smurfit WestRock Shares as of April 22, 2024 assumes that Completion occurred as of April 22, 2024. The expected beneficial ownership of Smurfit WestRock Shares is based on the aggregate ownership of Smurfit Kappa Shares (for those individuals who are currently directors or officers of Smurfit Kappa) and WestRock Stock (for those individuals who are currently directors or officers of WestRock), in each case, as of the assumed Completion date of April 22, 2024.
Because holders of both Smurfit Kappa Shares and WestRock Stock will generally receive Smurfit WestRock Shares in exchange therefor on a one-for-one basis pursuant to the Combination, no adjustment has been applied to the share numbers set forth in either of the tables below to reflect such exchange. Figures are only indicative and such persons’ interests in Smurfit WestRock Shares at Completion may differ from the interests set out in either of the following tables.
Beneficial Owner	Total Number of Smurfit WestRock Shares Beneficially Owned (#)(1)	Percent of Outstanding Smurfit WestRock Shares (%)(2)
Current Smurfit Kappa directors and officers(3)
Irial Finan	30,209	*
Anthony Smurfit	1,493,878	*
Ken Bowles	111,458	*
Kaisa Hietala	1,471	*
Carol Fairweather	3,000	*
Mary Lynn Ferguson-McHugh	—	*
Saverio Mayer	174,911	*
Lourdes Melgar	—	*
Laurent Sellier	64,855(4)	*
Jørgen Buhl Rasmussen	6,146	*
Current WestRock directors and officers(5)
Colleen F. Arnold	22,483(6)	*
Timothy J. Bernlohr	45,666	*
Terrell K. Crews	45,523(7)	*
Suzan F. Harrison	16,336	*
Jairo Lorenzatto	1,341	*
Dmitri L. Stockton	6,781(8)	*
Alan D. Wilson	50,056(9)	*
All directors and executive officers as a group	2,074,114

*
Less than 1%.

(1)
Under SEC rules, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to acquire within 60 days. Under these rules, PSUs, as well as RSUs that are scheduled to vest more than 60 days after April 22, 2024, are not included. In addition, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the stockholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them.

(2)
Each of the individuals held less than 1% of the Smurfit Kappa Shares and WestRock Stock as of April 22, 2024 (including Smurfit Kappa Shares and/or WestRock Stock such individual(s) had the right to acquire within 60 days after April 22, 2024), and therefore would hold less than 1% of Smurfit WestRock Shares as of such date. Percentage of outstanding shares is based on 261,094,836 Smurfit Kappa Shares and 258,273,146 shares of WestRock Stock outstanding as of April 22, 2024 (which includes 125,083 shares subject to vested and deferred WestRock Director RSU Awards but excludes 46,495 shares subject to unvested WestRock Director RSU Awards).

(3)
Based on Smurfit Kappa Share ownership of as April 22, 2024.

(4)
Laurent Sellier’s holding is inclusive of an indirect interest in 3,188 Smurfit Kappa Shares, held by his spouse.

(5)
Based on WestRock Stock ownership of as April 22, 2024.

(6)
Share balance includes 21,286 shares of WestRock Stock beneficially owned by Ms. Arnold through the Non-Employee Director Deferred Compensation Plan.

(7)
Share balance includes 22,635 shares of WestRock Stock held in a revocable trust of which Mr. Crews and his spouse are trustees.

(8)
Share balance reflects 6,781 shares of WestRock Stock beneficially owned by Mr. Stockton through the Non-Employee Director Deferred Compensation Plan.

(9)
Share balance includes 49,021 shares of WestRock Stock beneficially owned by Mr. Wilson through the Non-Employee Director Deferred Compensation Plan.

The following table sets forth, to the knowledge of Smurfit WestRock, information regarding the expected beneficial ownership of Smurfit WestRock Shares, as of April 22, 2024, by persons who are expected to beneficially own more than 5% of outstanding Smurfit WestRock Shares at Completion, assuming that Completion occurred as of April 22, 2024. This information is based on (i) notifications received under the Transparency (Directive 2004/109/EC) Regulations 2007, as amended (the “Irish Transparency Regulations”) of owners of three percent or more of voting rights of Smurfit Kappa, made in accordance with applicable Irish regulations, and (ii) filings under Sections 13(d) and 13(g) of the Exchange Act of persons known to beneficially own more than five percent of outstanding shares of WestRock Stock. Furthermore, ownership interests of Smurfit Kappa Shares as reported under the Irish Transparency Regulations in accordance with applicable Irish regulations may not be consistent with beneficial ownership of Smurfit WestRock Shares as will be reported under Sections 13(d) or 13(g) of the Exchange Act.
Beneficial Owner	Total Number of Expected Smurfit WestRock Shares Beneficially Owned (#)(1)	Percent of Expected Outstanding Smurfit WestRock Shares (%)(2)
BlackRock, Inc.	48,462,194(3)	9.3%
The Vanguard Group, Inc	31,052,296(4)	6.0%

(1)
Insofar as known to Smurfit WestRock, based on notified shareholdings under the Irish Transparency Regulations of three percent or more of issued Smurfit Kappa Shares and filings under Sections 13(d) and 13(g) of the Exchange Act by beneficial owners of more than five percent of outstanding shares of WestRock Stock. Under SEC rules, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to acquire within 60 days.

(2)
Percentage of outstanding shares is based on 261,094,836 Smurfit Kappa Shares and 258,273,146 shares of WestRock Stock outstanding as of April 22, 2024 (which includes 125,083 shares subject to vested and deferred WestRock Director RSU Awards but excludes 46,495 shares subject to unvested WestRock Director RSU Awards) .

(3)
Based on a Schedule 13G/A filed on January 24, 2024 with respect to WestRock Stock, BlackRock, Inc. would have sole voting power over 23,197,648 of these shares and sole dispositive power over 25,049,401 of these shares. Based on notifications received under the Irish Transparency Regulations of owners of three percent or more of voting rights of Smurfit Kappa, BlackRock would have voting rights attached to shares and voting rights through financial instruments over 23,412,793 of these shares.

(4)
Based on a Schedule 13G/A filed on February 13, 2024 with respect to WestRock Stock, The Vanguard Group would have sole dispositive power over 29,937,958 of these shares, shared voting power over 316,147 of these shares and shared dispositive power over 1,114,338 of these shares.

DESCRIPTION OF SMURFIT WESTROCK SHARES AND THE SMURFIT
WESTROCK CONSTITUTION
As a result of the Combination, WestRock Stockholders will become shareholders of Smurfit WestRock. The rights of former WestRock Stockholders following the consummation of the Combination will be governed by the Smurfit WestRock Constitution, as well as the laws of Ireland, including the Irish Companies Act. The following is a summary of the material terms of the Smurfit WestRock Shares as set forth in the Smurfit WestRock Constitution and the material provisions of the laws of Ireland. This summary does not purport to be complete and is qualified in its entirety by reference to the form of the Smurfit WestRock Constitution that will become effective immediately prior to the Scheme Effective Time and that is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein. For a summary of the differences between your current rights as a WestRock Stockholder and your rights as a Smurfit WestRock Shareholder following Completion, see the section of this proxy statement/prospectus entitled “Comparison of the Rights of Holders of WestRock Stock and Smurfit WestRock Shares.”
Formation; Fiscal Year; Registered Office
The current legal and commercial name of Smurfit WestRock is Smurfit WestRock Limited. Smurfit WestRock was incorporated in Ireland on July 6, 2017, as a private company limited by shares under the name “Cepheidway Limited” and it is expected to be renamed Smurfit WestRock plc prior to Completion. Smurfit WestRock’s fiscal year will end on December 31, and Smurfit WestRock’s registered address is Beech Hill, Clonskeagh, Dublin 4, Ireland, D04 N2R2. For more information regarding Smurfit WestRock, see the section of this proxy statement/prospectus entitled “Parties to the Combination.”
Share Capital
The authorized share capital of Smurfit WestRock will be $10,000,000 and €25,000, divided into 9,500,000,000 ordinary shares of $0.001 par value each, 500,000,000 preference shares of $0.001 par value each, and €25,000 deferred shares of €1.00 each which may be issued in such class or classes or series as the Smurfit WestRock Board may determine in accordance with the Smurfit WestRock Constitution. Prior to the re-registration of Smurfit WestRock as a public limited company, Smurfit WestRock will have issued 10,000 preference shares (the “Series A Preference Shares”) to Matsack Nominees (or its affiliate) in exchange for the provision of legal services rendered by Matsack Nominees. Upon consummation of the Combination, Smurfit WestRock will have an estimated 519,414,477 ordinary shares issued and outstanding (which includes 46,495 shares subject to unvested WestRock Director RSU Awards and 125,083 shares subject to vested and deferred WestRock Director RSU Awards), as well as an estimated 10,000 Series A Preference Shares and an estimated 25,000 deferred shares.
All ordinary shares have equal voting rights and no right to a fixed income and carry the right to receive dividends that have been declared by Smurfit WestRock. The holders of ordinary shares have the right to receive notice of, and to attend and vote at, all general meetings of Smurfit WestRock.
The rights and obligations attaching to the preference shares will be determined at the time of issue by the Smurfit WestRock Board in its absolute discretion. Any preference shares that are issued may have priority over the ordinary shares with respect to dividend or liquidation rights or both. It is anticipated that the holder of the Series A Preference Shares will be entitled in priority to any payments of dividends on any other class of shares in Smurfit WestRock to be paid annually on a fixed non-cumulative preferential dividend rate of 8% per annum. It is further anticipated that, on a return of assets, whether on liquidation or otherwise, the Series A Preference Shares will entitle the holder to repayment of the capital paid up on those shares (including any share premium) in priority to any repayment of capital to the holders of any other shares. The holder of the Series A Preference Shares will not be entitled to any further participation in the assets or profits of Smurfit WestRock and will not be entitled to receive notice of, attend, speak or vote at any general meeting of Smurfit WestRock.
Holders of deferred shares have no right to receive notice of, attend, speak, or vote at any general meetings of Smurfit WestRock. Deferred shares do not carry the right to receive dividends that have been declared by Smurfit WestRock. Any deferred shares that are issued will rank in priority below the ordinary shares with respect to liquidation rights and such entitlement will be limited to the repayment of the amount paid up or credited as paid up on the deferred shares. Upon Completion, Smurfit WestRock will have 25,000 deferred shares issued and outstanding.
As a matter of Irish company law, the directors of a company may issue new ordinary or preference shares (including the grant of options and issue of warrants) without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the company by an ordinary resolution.
It is expected that, prior to Completion, the nominee shareholder of Smurfit WestRock will pass a resolution authorizing the Smurfit WestRock Board, for a period of 15 months from the Merger Effective Time or until the next annual general meeting of Smurfit WestRock, whichever is shorter to allot and issue such number of Smurfit WestRock Shares as equals 33.33% of the total number of Smurfit WestRock Shares in issue following the Merger Effective Time.
Organizational Documents; Governing Law
The rights of Smurfit WestRock Shareholders will be governed by, among other things, the Smurfit WestRock Constitution and the laws of Ireland, including the Irish Companies Act.
Voting
The Smurfit WestRock Constitution provides that all votes will be decided on a poll and that the Chair of the Smurfit WestRock Board may determine the manner in which the poll is to be taken and may fix a time and place for declaring the result of the poll.
Each Smurfit WestRock Share will entitle the holder to one vote per share at any general meeting of shareholders. Voting rights may be exercised by shareholders registered in Smurfit WestRock’s share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a shareholder. Beneficial owners of shares who hold shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee. All proxies must be appointed in the manner prescribed by the Smurfit WestRock Constitution, which provides that the Smurfit WestRock Board may permit shareholders to notify Smurfit WestRock of their proxy appointments electronically.
In accordance with the Smurfit WestRock Constitution, the Smurfit WestRock Board may from time to time authorize Smurfit WestRock to issue preference shares. These preference shares may have such voting rights as may be specified in the terms of such preference shares (e.g., they may carry more votes per share than ordinary shares). Treasury shares or shares of Smurfit WestRock that are held by subsidiaries of Smurfit WestRock will not be entitled to be voted at general meetings of shareholders.
Irish company law requires special resolutions of the shareholders (approval by not less than 75% of votes cast in person or by proxy) at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:
(a)
amending the memorandum of association of Smurfit WestRock;

(b)
amending the articles of association of Smurfit WestRock;

(c)
approving a change of name of Smurfit WestRock;

(d)
authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

(e)
opting out of preemption rights on the issuance of new shares;

(f)
re-registration of Smurfit WestRock from a public limited company to a private company;

(g)
purchase of own shares off-market;

(h)
reduction of issued share capital;

(i)
sanctioning a compromise/scheme of arrangement;

(j)
resolving that Smurfit WestRock be wound up by the Irish courts;

(k)
resolving in favor of a shareholders’ voluntary winding-up;

(l)
re-designation of shares into different share classes; and

(m)
setting the re-issue price of treasury shares.

Preemptive Rights
Under Irish law certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. Shares issued for cash must be offered to existing shareholders of Smurfit WestRock on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee stock option or similar equity plan. Prior to Completion, it is expected that a shareholder resolution of the Company’s sole shareholder (Matsack Nominees) will be sought, authorizing the Smurfit WestRock Board, for a period of 15 months from the Merger Effective Time, or until the next annual general meeting of Smurfit WestRock, whichever is shorter, to limit or exclude such preemption rights (i) in relation to any issue of Smurfit WestRock Shares and/or grant of rights to acquire Smurfit WestRock Shares for general purposes up to a maximum of such number of Smurfit WestRock Shares (or rights to acquire Smurfit WestRock Shares), as is equal to 5% of the total number of issued Smurfit WestRock Shares in issue following the Merger Effective Time and, further, (ii) in relation to any issue of Smurfit WestRock Shares and/or grant of rights to acquire Smurfit WestRock Shares in connection with or on the occasion of mergers, acquisitions and/or strategic alliances of up to a maximum of such number of Smurfit WestRock Shares (or rights to acquire Smurfit WestRock Shares), as is equal to 5% of the total number of issued Smurfit WestRock Shares in issue following the Merger Effective Time.
Variation of Rights
Under the Smurfit WestRock Constitution, any variation of class rights attaching to the issued shares of Smurfit WestRock must be approved by a special resolution of the shareholders of the affected class (approval by not less than 75% of votes cast in person or by proxy) or with the consent in writing of the holders of three-fourths of the issued shares of that class of shares.
The provisions of the Smurfit WestRock Constitution relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for any meeting of holders of a particular class of shares that is not an adjourned meeting, a quorum consists of two or more shareholders or by proxy holding not less than at least one-third in nominal value of the issued and outstanding shares of the class and the quorum at an adjourned meeting consists of one person holding shares of the class or such person’s proxy.
Inspection of Books and Records
Under Irish law, shareholders have the right to: (i) receive a copy of the Smurfit WestRock Constitution and any act of the Irish government which alters the memorandum of association of Smurfit WestRock; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Smurfit WestRock; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Smurfit WestRock; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of Smurfit WestRock which have previously been sent to shareholders prior to an annual general meeting for the preceding 10 years. The auditors of Smurfit WestRock will also have the right to inspect all books, records and vouchers of Smurfit WestRock. The auditors’ report must be circulated to the shareholders with Smurfit WestRock’s financial statements prepared in accordance with Irish law 21 days before the annual general meeting.

Appraisal Rights
Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Union (Cross-Border Conversion, Mergers and Divisions) Regulations 2023 governing the cross-border conversion, merger or division of an Irish company limited by shares such as Smurfit WestRock, a shareholder who voted against the special resolution approving the conversion, merger or division has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction agreement.
No Liability for Further Calls or Assessments
The shares to be issued in the transaction will be duly and validly issued and fully paid.
Certificated and Uncertificated Shares
Smurfit WestRock Shares may be held in either certificated or uncertificated form. Smurfit WestRock intends only to issue uncertificated ordinary shares.
Transfer of Shares
Registration in the share register of Smurfit WestRock will be determinative of membership in Smurfit WestRock. A Smurfit WestRock Shareholder who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Smurfit WestRock’s official share register, as the depository or other nominee will remain the record holder of any such shares.
A written instrument of transfer may be required to register on Smurfit WestRock’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Smurfit WestRock’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.
The Smurfit WestRock Board may also permit title to any shares to transfer without a written instrument of transfer where permitted by the Irish Companies Act, subject to compliance with the requirements imposed under the relevant provisions of the Irish Companies Act and any additional requirements which the Smurfit WestRock Board may approve.
Any transfer of Smurfit WestRock Shares that is subject to Irish stamp duty will not be registered in the name of the transferee unless an instrument of transfer is duly stamped and provided to the transfer agent. The Smurfit WestRock Constitution allows Smurfit WestRock, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a transferee. In the event of any such payment, Smurfit WestRock is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set off the stamp duty against future dividends payable to the transferee of those ordinary shares and (iii) claim a lien against the ordinary shares on which it has paid stamp duty to the extent permitted under the Irish Companies Act. Parties to a share transfer should not assume that any stamp duty arising in respect of a transaction in Smurfit WestRock ordinary shares has been paid unless one or both of such parties is otherwise notified by Smurfit WestRock.

The Smurfit WestRock Constitution as it will be in effect as of the effective date of the Combination delegates to Smurfit WestRock’s secretary (or such other person as may be nominated by the secretary for this purpose) the authority to execute an instrument of transfer on behalf of a transferring party.
The Smurfit WestRock Board may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.
Dividends
Under Irish law, dividends and distributions may be made only from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Smurfit WestRock are equal to, or in excess of, the aggregate of Smurfit WestRock’s called up share capital plus undistributable reserves and the distribution does not reduce Smurfit WestRock’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Smurfit WestRock’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Smurfit WestRock’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.
The determination as to whether or not Smurfit WestRock has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Smurfit WestRock. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act, which give a “true and fair view” of Smurfit WestRock’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).
Although Smurfit WestRock will not have any distributable reserves immediately following the Merger Effective Time, WestRock, Smurfit Kappa and Smurfit WestRock are taking steps to create such distributable reserves, which includes the WestRock Distributable Reserves Proposal and the proposal to create distributable reserves on which Smurfit Kappa Shareholders will vote at the EGM. Please see the section of this proxy statement/prospectus entitled “Risk Factors — Smurfit WestRock will seek Irish High Court approval of the creation of distributable reserves. Smurfit WestRock expects this will be forthcoming, but cannot guarantee this.”
The Smurfit WestRock Constitution authorizes the Smurfit WestRock Board to declare dividends out of funds lawfully available without shareholder approval. The Smurfit WestRock Board may also recommend a dividend to be approved and declared by Smurfit WestRock Shareholders at a general meeting. The Smurfit WestRock Board may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency.
The Smurfit WestRock Board may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Smurfit WestRock in relation to the shares of Smurfit WestRock held by such shareholder.
The holders of the Series A Preference Shares will be entitled in priority to any payments of dividends on any other class of shares in the Smurfit WestRock to be paid annually on a fixed non-cumulative preferential dividend rate of 8% per annum.
Alteration of Share Capital
Under the Smurfit WestRock Constitution, Smurfit WestRock may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its memorandum of association.
Smurfit WestRock also may, by special resolution (approval by not less than 75% of the votes cast in person or by proxy at a meeting of shareholders)and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Irish Companies Act.

Share Repurchases, Redemptions and Conversions
Overview
The Smurfit WestRock Constitution provides that any ordinary share which Smurfit WestRock has agreed to acquire will be deemed to be a redeemable share, unless the Smurfit WestRock Board resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Smurfit WestRock may technically be effected as a redemption of those shares as described below under “Description of Smurfit WestRock Shares and the Smurfit WestRock Constitution — Share Repurchases, Redemptions and Conversions — Repurchases and Redemptions by Smurfit WestRock.” If the Smurfit WestRock Constitution did not contain such provision, all repurchases by Smurfit WestRock would be subject to many of the same rules that apply to purchases of Smurfit WestRock ordinary shares by subsidiaries described below under “— Purchases by Subsidiaries of Smurfit WestRock,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, references elsewhere in this proxy statement/prospectus to repurchasing or buying back ordinary shares of Smurfit WestRock refer to the redemption of ordinary shares by Smurfit WestRock or the purchase of ordinary shares of Smurfit WestRock by a subsidiary of Smurfit WestRock, in each case in accordance with the Smurfit WestRock Constitution and Irish company law as described below.
Repurchases and Redemptions by Smurfit WestRock
Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. As described in “The Transaction Agreement — Smurfit WestRock Distributable Reserves Creation and Certain Shareholder Resolutions,” Smurfit WestRock will not have any distributable reserves immediately following the Merger Effective Time, however, it will take steps to create such distributable reserves. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Shares that are issued as redeemable, outside of other Smurfit WestRock shares, may, upon redemption, be cancelled or held in treasury. Based on the provision of the Smurfit WestRock Constitution described above, shareholder approval will not be required to redeem Smurfit WestRock redeemable shares.
Smurfit WestRock may also be given an additional general authority by its shareholders to purchase its own shares on-market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Smurfit WestRock’s subsidiaries as described below.
The Smurfit WestRock Board may also issue preference shares which may be redeemed at the option of either Smurfit WestRock or the shareholder, depending on the terms of such preference shares. Please see the section of this proxy statement/prospectus entitled “The Transaction Agreement — Smurfit WestRock Distributable Reserves Creation and Certain Shareholder Resolutions” for additional information on preference shares.
Shareholder Meetings
Annual Meetings of Shareholders
Smurfit WestRock is required to hold an annual general meeting in each year (at intervals of no more than 15 months after the previous annual general meeting) in addition to any other meeting in that year and shall specify the meeting as such in the notices calling it. Subject to Section 176 of the Irish Companies Act, all general meetings may be held outside of Ireland.
Notice of an annual general meeting must be given to all Smurfit WestRock shareholders and to the auditors of Smurfit WestRock. The Smurfit WestRock Constitution provides for a minimum notice period of 21 clear days, which is the minimum permitted under Irish law. “Clear days” means calendar days and excludes (1) the date on which a notice is given and (2) the date of the meeting itself.
The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.
Extraordinary General Meetings of Shareholders
An extraordinary general meeting of Smurfit WestRock may be convened by (i) the board of directors or (ii) a requisition of the shareholders holding not less than 10% of the paid up share capital of Smurfit WestRock carrying voting rights.
Notice of an extraordinary general meeting must be given to all Smurfit WestRock shareholders and to the auditors of Smurfit WestRock. Under Irish law and the Smurfit WestRock Constitution, the minimum notice periods are 21 clear days’ notice in writing for extraordinary general meetings, provided that the notice period may be 14 clear days’ for an extraordinary general meeting where members who have the right to vote at such meeting are permitted to vote by electronic means and a special resolution reducing the period of notice to 14 days has been passed at the immediately preceding annual general meeting (or at a general meeting held since that annual general meeting).
In the case of an extraordinary general meeting convened by shareholders of Smurfit WestRock, the proposed purpose of the meeting must be set out in the requisition notice.
Quorum
The Smurfit WestRock Constitution provides that no business may be transacted at any general meeting unless a quorum is present. Except as provided in relation to an adjourned meeting, two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorized representative of a corporate member, shall be a quorum.
Board of Directors
Smurfit WestRock Directors’ Fees, Expenses, Pensions and Other Benefits
Under the Smurfit WestRock Constitution, compensation of Smurfit WestRock directors may be determined by the Smurfit WestRock Board from time to time. Each director shall be paid a fee (which shall be deemed to accrue from day to day) at such rate as may from time to time be determined by the board of directors.
Any director who holds any executive office or performs services which in the opinion of the Smurfit WestRock Board makes special exertion for the benefit of Smurfit WestRock or are outside the scope of the ordinary duties of a Smurfit WestRock director, may be paid extra compensation, including fee, salary, commission or otherwise as the Smurfit WestRock Board may determine.
The Smurfit WestRock directors may also reimburse any director for reasonable expenses incurred in attending and returning from meetings of the Smurfit WestRock Board, any committee of the Smurfit WestRock Board or general meetings or otherwise in connection with the business of Smurfit WestRock.
Any director may be paid a retirement benefit of an amount and on such terms as determined by the Smurfit WestRock Board. The Smurfit WestRock Board may establish or support, or assist in the establishment or support of, funds and trusts to provide pension, retirement, superannuation or similar payments or benefits to or in respect of the directors or former directors and grant pensions and allowances to those persons or their dependents either by periodic payment or a lump sum.
To the maximum extent permitted by applicable law, every present or former director or officer of Smurfit WestRock will be indemnified by Smurfit WestRock against any loss or liability incurred by him or her by reason of being or having been such a director or officer. The Smurfit WestRock Board may authorize the purchase or maintenance by Smurfit WestRock for any current or former director or officer of such insurance as is permitted by applicable law in respect of any liability which would otherwise attach to such current or former director or officer.

Executive Directors
The Smurfit WestRock Board may appoint one or more directors to be the holder of any executive office on such terms as they may determine and, without prejudice to the terms of any contract entered into in any particular case, may at any time revoke or vary the terms of any such appointment.
Size of the Board
The Irish Companies Act provides for a minimum of two directors. Smurfit WestRock’s articles of association provide that the number of directors will be not less than two and not more than 21. At the Merger Effective Time, assuming eight individuals who are then members of the Smurfit Kappa Board and six individuals who are then members of the WestRock Board will become directors of Smurfit WestRock, the Smurfit WestRock Board will consist of 14 members. The number of directors will be determined by the Smurfit WestRock Board.
Election and Classification of Directors
The Smurfit WestRock Constitution provides that one third of the directors in office or, if their number is not three or a multiple of three, then the number nearest to but not exceeding one third, shall retire from office at every annual general meeting. The directors to retire at each annual general meeting shall be, firstly those who wish to retire and not to be re-appointed to office, and secondly, the directors who have been longest in office since their last appointment. As between directors of equal seniority the directors to retire shall, in the absence of agreement, be selected from among them by lot. Notwithstanding the foregoing, however, it is intended that Smurfit WestRock will in practice submit all of its directors for annual re-election.
For uncontested elections, Irish law and the Smurfit WestRock Constitution provide for the election of directors by way of an ordinary resolution at a general meeting (under which directors are elected by a majority of the votes cast), which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected. If the number of the directors is reduced below the fixed minimum number, all retiring directors who stood for re-election at that meeting are deemed to have been re-elected as directors, provided that such retiring directors (i) may only act for the purpose of filling an existing vacancy and may only perform duties as appropriate to maintain the company as a going concern and to comply with the company’s legal and regulatory obligations, and (ii) must convene, as soon as reasonably practicable, a general meeting of Smurfit WestRock for the purpose of appointing an additional director or additional directors to make up such minimum. For contested director elections, the Smurfit WestRock Constitution provides for the election of directors by a plurality of the votes cast.
Removal of Directors; Vacancies
Under the Irish Companies Act, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Smurfit WestRock in respect of his or her removal.
Under the Smurfit WestRock Constitution, the Smurfit WestRock Board may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director. If the Smurfit WestRock Board fills a vacancy, the director shall hold office until the next election of directors and until his or her successor shall be elected.
Directors’ Conflict of Interest
Under Irish law, each director who has, directly or indirectly, a material interest of which he or she is aware in a transaction entered into or proposed to be entered into by Smurfit WestRock which to a material extent conflicts or may conflict with the interests of Smurfit WestRock, must disclose to Smurfit WestRock the nature and extent of his or her interest. Under the Smurfit WestRock Constitution, such director may not cast a vote at a on any resolution concerning a matter in which he or she has (to his knowledge), directly or indirectly, an interest which is material or a duty which, in a material way, conflicts or may conflict with the interests of the company. Such director will also not count in the quorum present at a meeting in relation to any such resolution on which he or she is not entitled to vote.
Powers of Smurfit WestRock Directors
Subject to the provisions of Irish law, the Smurfit WestRock Constitution and any directions given by special resolution, the business of Smurfit WestRock is managed by the Smurfit WestRock Board, which can exercise all the powers of Smurfit WestRock.
The Smurfit WestRock Board may delegate any of its powers to one director, a board committee, or any person or persons. A director, board committee, or person to whom any powers have been so delegated must exercise the powers delegated in accordance with any directions of the Smurfit WestRock Board.
Dissolution; Rights Upon Liquidation
The rights of Smurfit WestRock Shareholders to a return of Smurfit WestRock’s assets in a liquidation or winding up, following the settlement of all claims of creditors, are prescribed in the Smurfit WestRock Constitution, or will be prescribed in the terms of any preference shares issued by the directors of Smurfit WestRock from time to time. To the extent the Smurfit WestRock Constitution (or the terms of any preference shares issued by the directors of Smurfit WestRock from time to time) do not contain specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to Smurfit WestRock Shareholders in proportion to the paid-up nominal value of the shares held. The Smurfit WestRock Constitution provides that the Smurfit WestRock Shareholders are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preference shareholders to participate under the terms of any series or class of preference shares.
Irish Anti-Takeover Provisions
A transaction in which a third party seeks to acquire 30% or more of the voting rights in Smurfit WestRock will be governed by the Irish Takeover Panel Act 1997, and the Irish Takeover Rules made thereunder, and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.
General Principles
The Irish Takeover Rules are built on the following General Principles, which will apply to any transaction regulated by the Irish Takeover Panel:
•
in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•
the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; in addition, where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•
the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•
false markets must not be created in the securities of the target company, the offeror or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•
an offeror must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•
a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•
a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid
Under certain circumstances, a person who acquires shares or other of Smurfit WestRock’s voting rights may be required under the Irish Takeover Rules to make a mandatory cash offer for Smurfit WestRock’s remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would (i) increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of Smurfit WestRock’s voting rights, or (ii) in the case of a person holding (together with its concert parties) shares representing 30% or more of Smurfit WestRock’s voting rights, after giving effect to the acquisition, increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of Smurfit WestRock is not subject to these mandatory offer requirements in purchasing additional securities.
Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements
A voluntary offer is an offer that is not a mandatory offer. If a person makes a voluntary offer to acquire outstanding ordinary shares of Smurfit WestRock, the offer price must be no less than the highest price paid for Smurfit WestRock Shares by that person or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.
If an offeror or any party acting in concert with it has acquired Smurfit WestRock Shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of Smurfit WestRock’s total ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per ordinary share must not be less than the highest price paid by the offeror or any party acting in concert with it during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to an offeror who, together with any party acting in concert with it, has acquired less than 10% of Smurfit WestRock’s total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.
An offer period will generally commence from the date of the first announcement of the offer or possible offer. Where an offer period is commenced by the announcement of a possible offer, the potential offeror must, by no later than 42 days following the date of the possible offer announcement, either (i) announce a firm intention to make an offer for us in accordance with Rule 2.7 of the Irish Takeover Rules or (ii) announce that it does not intend to make such an offer, in which case the announcement will be treated as a statement to which Rule 2.8 of the Irish Takeover Rule applies. This deadline can be extended at Smurfit WestRock’s request with the consent of the Irish Takeover Panel in accordance with Rule 2.6(c) of the Irish Takeover Rules.
Substantial Acquisition Rules
The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights in Smurfit WestRock. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights in Smurfit WestRock is prohibited if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights in Smurfit WestRock, and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.
Frustrating Action
Under the Irish Takeover Rules, the Smurfit WestRock Board is not permitted to take any action which might frustrate an offer for Smurfit WestRock’s shares once the Smurfit WestRock Board has received an approach which may lead to an offer or has reason to believe an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities or redemption or repurchase of shares, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the Smurfit WestRock Board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:
•
the action is approved by our shareholders at a general meeting;

•
the Irish Takeover Panel has given its consent, where:

•
it is satisfied the action would not constitute frustrating action;

•
shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of

•
it at a general meeting;

•
the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•
the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Insider Dealing
The Irish Takeover Rules also provide that no person, other than the offeror, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of its securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.
Shareholder Rights Plan
The Smurfit WestRock Constitution expressly authorizes the Smurfit WestRock Board to adopt a shareholder rights plan, subject to applicable law.
Irish law does not expressly authorize or (subject to the frustrating action rules detailed above) prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure and there is no directly relevant case law on this issue.
Disclosure of Shareholding Ownership
Holders of beneficial interests in Smurfit WestRock Shares must comply with the beneficial ownership disclosure obligations contained in Section 13(d) of the Exchange Act and the rules promulgated thereunder.
In accordance with the Irish Companies Act, shareholders of Smurfit WestRock will be required to notify Smurfit WestRock of their shareholdings where the percentage of shares held by them in Smurfit WestRock reaches, exceeds or falls below 3%. Where a shareholder holds an interest of 3% or more in Smurfit WestRock Shares, such shareholder must notify Smurfit WestRock of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. Under the Smurfit WestRock Constitution, Smurfit WestRock may, by written notice, require any person whom Smurfit WestRock knows or has reasonable cause to believe to hold an interest in Smurfit WestRock Shares or to have held an interest to confirm whether that is the case and give further information as to their interest as requested.
The directors may serve any notice irrespective of whether or not the holder on whom it will be served may be dead, bankrupt, insolvent or otherwise incapacitated, and no such incapacity or any unavailability of information or inconvenience or hardship in obtaining the same will be a satisfactory reason for failure to comply with the required notice. However, if the directors think, in their absolute discretion, that waiver of compliance is necessary, they may waive compliance in whole or in part with any notice.
Uncertificated Interests in Smurfit WestRock Shares
Smurfit WestRock Street Name Book-Entry Interests
In order for the Smurfit WestRock Shares to be directly listed on the NYSE they must be eligible for deposit and clearing through DTC, a central securities depository that provides settlement services for companies whose securities are listed on the NYSE. DTC is an intermediated settlement system where the DTC Nominee is recorded on the register of members as the holder of legal title to the uncertificated Smurfit WestRock Shares and trades in those shares are reflected by changes in DTC’s book-entry system, instead of through a change to the register of members.
The DTC Nominee holds securities deposited by DTC Participants and facilitates post-trade settlement among DTC Participants of transactions in deposited securities through electronic computerised book-entry transfers between DTC Participants’ accounts. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organisations. Indirect access to DTC is also available to intermediaries that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. Purchases of Smurfit WestRock Shares held through DTC must be made by or through a direct DTC Participant, which will receive a credit in respect of the Smurfit WestRock Shares on DTC’s records. The ownership interest of each actual purchaser of Smurfit WestRock Shares (i.e., the beneficial owner) is in turn to be recorded on the direct and indirect DTC Participants’ records (such interests, the “Smurfit WestRock Street Name Book-Entry Interests”).
Depositary Interests
Subject to Completion, applications will be made for the Smurfit WestRock Shares to be admitted to the standard listing segment of the Official List of the FCA and to trading on the LSE’s main market for listing securities.
In order to settle transactions on the LSE, interests in Smurfit WestRock Shares will need to be held as Depositary Interests. The DIs will be issued by the DI Depositary through CREST, however the Smurfit WestRock Shares underlying the Depositary Interests will be registered in the name of DTC Nominee. DTC will credit the DI Custodian’s DTC Participant account with book-entry interests in respect of the Smurfit WestRock Shares to be represented by the Depositary Interests, and the DI Depositary will in turn create and issue Depositary Interests to the securities custody accounts of the relevant CREST Participants.
Depositary Interests provide the holder with ultimate beneficial ownership of the underlying ordinary shares of Smurfit WestRock. Following Completion, the legal title to these ordinary shares is held by Cede & Co., which we refer to as the DTC Nominee, holding the beneficial title to those Smurfit WestRock Shares on behalf of DI holders.
Each DI represents a beneficial interest in one Smurfit WestRock ordinary share and, unlike Smurfit WestRock Shares, each DI can be held, transferred and settled electronically through CREST, and will be used to settle Smurfit WestRock Shares traded electronically on the financial market operated by the LSE.
Differences between Smurfit WestRock Shares and Uncertificated Interests in Smurfit WestRock Shares
There are a number of differences between holding Depositary Interests or Smurfit WestRock Street Name Book-Entry Interests and Smurfit WestRock Shares. The major differences are that:

•
Shareholders who hold their interests in Smurfit WestRock Shares through either Depositary Interests or Smurfit WestRock Street Name Book-Entry Interests (“Uncertificated Interest Holders”) do not have legal title in the underlying Smurfit WestRock Shares to which the Depositary Interests relate (the chain of title in the Smurfit WestRock Shares underlying the interests is summarized above);

•
Uncertificated Interest Holders are not able to vote personally as shareholders at a meeting of Smurfit WestRock. Instead, Uncertificated Interest Holders are provided with a voting instruction form which will enable them to instruct, via an omnibus proxy arrangement the DTC Nominee in relation to the exercise of voting rights. In addition, an Uncertificated Interest Holder is able to request the DTC Nominee to appoint the Uncertificated Interest Holders or a third party nominated by the Uncertificated Interest Holders as its proxy so that the proxy so appointed may exercise the votes attaching to the Smurfit WestRock Shares; and

•
Uncertificated Interest Holders will not be directly entitled to certain other rights conferred on holders of Smurfit WestRock Shares, including the right to apply to an Irish court for an order on the grounds that the affairs of Smurfit WestRock are being conducted in a manner which is unfairly prejudicial to the interests of Smurfit WestRock Shareholders.

Alternatively, Uncertificated Interest Holders can convert their interests into Smurfit WestRock Shares in sufficient time before the relevant meeting, in which case they will be able to vote personally as shareholders of Smurfit WestRock.

COMPARISON OF THE RIGHTS OF HOLDERS OF WESTROCK STOCK AND
SMURFIT WESTROCK SHARES
The following is a summary discussion of the material differences between the rights of WestRock Stockholders before consummation of the Combination and the rights of Smurfit WestRock Shareholders after consummation of the Combination. The rights of WestRock Stockholders are currently governed by the WestRock bylaws, the WestRock certificate of incorporation and Delaware law, including the DGCL. Upon Completion, WestRock Stockholders will become shareholders of Smurfit WestRock and Smurfit WestRock’s current constitution will be amended to be in substantially the form attached as Annex B to this proxy statement/prospectus, which is incorporated herein by reference. As a result, the rights of WestRock Stockholders following the Combination will be governed by the Smurfit WestRock Constitution and the laws of Ireland.
The following description does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. This summary does not reflect any of the rules of the NYSE or LSE that may apply to Smurfit WestRock or WestRock in connection with the Combination or otherwise. This summary is qualified in its entirety by reference to the WestRock bylaws, the WestRock certificate of incorporation, the Smurfit WestRock Constitution, Delaware law (including the DGCL) and Irish law (including the Irish Companies Act), which you are urged to read carefully. WestRock has filed with the SEC the WestRock bylaws and the WestRock certificate of incorporation referenced in this summary of shareholder rights and will send copies to you without charge, upon your request. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
WestRock	Smurfit WestRock
ORGANIZATIONAL DOCUMENTS
The rights of WestRock Stockholders are currently governed by Delaware law, including the DGCL, as well as the WestRock certificate of incorporation and the WestRock bylaws.	On Completion, the rights of Smurfit WestRock Shareholders will be governed by Irish law, including the Irish Companies Act, as well as the Smurfit WestRock Constitution.
SHARE CAPITAL
Authorized and Outstanding Shares

The WestRock certificate of incorporation authorizes 600,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share.
WestRock Stock is listed on the NYSE under the symbol “WRK.”
There are no shares of WestRock preferred stock currently outstanding.

On Completion, the authorized share capital of Smurfit WestRock will be US$10,000,000 and €25,000, divided into 9,500,000,000 ordinary shares of US$0.001 each, 500,000,000 preference shares of $0.001 each and 25,000 Euro deferred shares of €1.00 each.
The authorized share capital of Smurfit WestRock will include 25,000 deferred shares of €1.00 each which will remain in issue for the purpose of meeting minimum capital maintenance requirements under Irish law.
Smurfit WestRock Shares will be listed on the NYSE under the symbol “SW” and on the LSE under the symbol “SWR”.
Prior to the re-registration of Smurfit WestRock as a public limited company, Smurfit WestRock will have issued 10,000 Series A Preference Shares to Matsack Nominees (or its affiliate) in exchange for the provision of legal services, for services to be rendered by Matsack Nominees. Upon

WestRock	Smurfit WestRock
consummation of the Combination, Smurfit WestRock will have an estimated 519,414,477 ordinary shares issued and outstanding (which includes 46,495 shares subject to unvested WestRock Director RSU Awards and 125,083 shares subject to vested and deferred WestRock Director RSU Awards), as well as an estimated 10,000 Series A Preference Shares and an estimated 25,000 deferred shares.
Preferred Shares
Under the WestRock certificate of incorporation, the WestRock Board is authorized to provide for the issuance of preferred stock in one or more series and to fix the rights and preferences related thereto.
The Smurfit WestRock Board are empowered, subject to the Irish Companies Act, to cause preference shares of $0.001 each in the capital of Smurfit WestRock to be issued from time to time as shares of one or more class or series of preference shares, with the sanction of a resolution of the Smurfit WestRock Board, on the following terms:
•
that the Smurfit WestRock Board can fix the distinctive designation of such class or series and the number of shares which shall constitute such class or series, which number may be increased (except as otherwise provided by the directors in creating such series) or decreased (but not below the number of shares thereof then in issue) from time to time by resolution of the directors;

•
that they are to be redeemed (the manner and terms of redemption in all cases to be set by the directors) on the happening of a Specified Event (as defined in the Smurfit WestRock Constitution) or on a given date;

•
that they are liable to be redeemed at the option of the Smurfit WestRock;

•
that they are liable to be redeemed at the option of the holder; and/or

•
with any such other preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, conversion or otherwise, as the directors by resolution shall determine.

The Smurfit WestRock Board are authorized to change the designations, rights, preferences and limitations of any series of preference shares previously established where no shares of which have been issued.
Under the Smurfit WestRock Constitution, the Smurfit WestRock Board may issue preference shares without shareholder approval once authorized to do so by the Smurfit WestRock Constitution or by an ordinary resolution adopted

WestRock	Smurfit WestRock
by the shareholders at a general meeting. This authorization may be granted for a maximum period of five years, so it must be renewed by the shareholders by an ordinary resolution on or before the expiry of this term (if Smurfit WestRock wishes to issue further shares after the termination of the authorization).
Certificated Shares
Under the WestRock bylaws, each WestRock Stockholder is entitled to have a certificate or certificates, certifying the number and kind of shares owned by such WestRock Stockholder signed by the President or an Executive Vice President and the Secretary and sealed with the seal of WestRock. Where such certificate is signed by a transfer agent and by a registrar, the signatures of WestRock officers and the corporate seal may be facsimile, engraved or printed. If any officer who signed, or whose facsimile signature was used on, any such certificate ceases to be such officer of WestRock, whether by death, resignation or otherwise, before such certificate is delivered by WestRock, such certificate will nevertheless be deemed to have been adopted by WestRock and may be issued and delivered as though the person who signed, or whose facsimile signature is been used on, such certificate, had not ceased to be such officer of WestRock.
Shares in an Irish public limited company such as Smurfit WestRock can be issued and held either in a so-called “certificated form” (i.e., hard copy share certificates are issued to shareholders) or a so-called “uncertificated form” (i.e., dematerialized). All shareholders’ names must be entered into the register of members maintained by an Irish public limited company in order to acquire legal title to the shares.
To make shares in an Irish public limited company deliverable for trading on an exchange, the shares are required to be issued in uncertificated form. To achieve this, certain Smurfit WestRock Shares issued pursuant to the Smurfit Kappa Share Exchange will be transferred to the DTC Nominee. The DTC Nominee will become the registered legal holder of such Smurfit WestRock Shares as well as the legal holder of all rights associated with such shares.

Preemptive Rights
There are no preemptive rights relating to shares of WestRock Stock.
Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro rata basis, commonly referred to as the statutory preemption right.
Shareholders may opt out of these statutory preemption rights by special resolution adopted by the shareholders at a general meeting (approval by not less than 75% of the votes cast in person or by proxy), for a maximum of five years before requiring renewal. Statutory preemption rights do not apply (i) where equity securities are allotted for non-cash consideration (such as in a share-for-share acquisition), (ii) to the allotment of non-equity securities (that is, securities that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are allotted pursuant to an employees’ share scheme or similar equity plan.
It is expected that, prior to Completion, the

WestRock	Smurfit WestRock
nominee shareholder of Smurfit WestRock will pass resolutions authorizing the Smurfit WestRock Board, for a period of 15 months from the Merger Effective Time or until the next annual general meeting of Smurfit WestRock, whichever is shorter, to limit or exclude such statutory preemption rights (i) in relation to any issue of Smurfit WestRock Shares and/or grant of rights to acquire Smurfit WestRock Shares for general purposes up to a maximum of such number of Smurfit WestRock Shares (or rights to acquire just Smurfit WestRock Shares), as is equal to 5% of the total number of issued Smurfit WestRock Shares in issue following the Merger Effective Time and, further, (ii) in relation to any issue of Smurfit WestRock Shares and/or grant of rights to acquire Smurfit WestRock Shares in connection with or on the occasion of mergers, acquisitions and/or strategic alliances of up to a maximum of such number of Smurfit WestRock Shares (or rights to acquire Smurfit WestRock Shares), as is equal to 5% of the total number of issued Smurfit WestRock Shares in issue following the Merger Effective Time.
Redemption or Repurchase of Shares

There are no redemption, sinking fund or conversion rights relating to shares of WestRock Stock.
Under the DGCL, a corporation may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of such corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If WestRock were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares.

Subject to and in accordance with the provisions of the Irish Companies Act and without prejudice to any relevant special rights attached to any class of shares, Smurfit WestRock may purchase any of its own shares of any class and so that any shares to be so purchased may be selected in any manner whatsoever and cancelled or held by Smurfit WestRock as treasury shares. Smurfit WestRock shall not make a market purchase of its shares unless such purchase has first been authorized by an ordinary resolution of Smurfit WestRock. Smurfit WestRock may not make an off-market purchase of its own shares unless pursuant to a contract authorized in advance by a special resolution of Smurfit WestRock.
It is expected that, prior to Completion, the nominee shareholder of Smurfit WestRock will pass resolutions authorizing the Smurfit WestRock Board to make such purchases, such authority to expire on the date of the first annual general meeting of Smurfit WestRock following Completion.
In accordance with the Irish Companies Act any redemptions of shares must be funded out of Smurfit WestRock’s distributable reserves or from the proceeds of a fresh issue of shares.
In line with market practice for Irish issuers in the

WestRock	Smurfit WestRock

United States, Smurfit WestRock expects to seek resolutions on an annual basis that will allow for market repurchases of shares.
The Smurfit WestRock Constitution provides that any ordinary share which Smurfit WestRock has agreed to acquire will be deemed to be a redeemable share, unless the Smurfit WestRock Board resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Smurfit WestRock may technically be effected as a redemption of those shares.
Smurfit WestRock will be subject to the requirements of U.K. MAR in respect of repurchases on the London Stock Exchange, including the buyback safe-harbor procedures relating to maximum purchases of daily volume, purchases during the auction phase and reporting requirements.

Rights to Dividends
Under the DGCL, stockholders of a corporation are entitled to receive dividends as may be declared from time to time by the board of directors of such corporation out of funds legally available for the payment of dividends.
Subject to the provisions of the Irish Companies Act, Smurfit WestRock may, by ordinary resolution, declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Smurfit WestRock Board.
Subject to the provisions of the Irish Companies Act, the Smurfit WestRock Board may declare interim dividends if it appears to the board that they are justified by the profits of Smurfit WestRock available for distribution. If the Smurfit WestRock Board acts in good faith, it shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.
A general meeting declaring a dividend may, on the recommendation of the Smurfit WestRock Board by ordinary resolution, direct that payment of any dividend be satisfied wholly or partly by the distribution of assets, including without limitation paid up shares or debentures of any other company.
The Smurfit WestRock Board may, if authorized by an ordinary resolution of Smurfit WestRock, offer any holder of shares the right to elect to receive shares, credited as fully paid, instead of cash in respect of the whole (or part thereof) of all or any dividend specified by that resolution.

WestRock	Smurfit WestRock

No dividend or other monies payable in respect of a share shall bear interest against Smurfit WestRock unless otherwise provided by the rights attached to the share.
It is anticipated that the holders of the Series A Preference Shares will be entitled in priority to any payments of dividends on any other class of shares in the Smurfit WestRock to be paid annually on a fixed non-cumulative preferential dividend rate of 8% per annum.

Rights of Dissenting Shareholders

Under the DGCL, stockholders may exercise appraisal rights to receive payments in cash for the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations in lieu of the consideration otherwise provided thereby. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation (or, in the case of a merger pursuant to Section 251(h) of the DGCL, as of immediately prior to the execution of the agreement of merger), or on the record date with respect to action by written consent, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders. This is sometimes referred to as the “market out” exception to appraisal rights. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation as provided in Section 251(f) of the DGCL.
Notwithstanding the “market out” exception described above, appraisal rights are available if stockholders are required by the terms of the transaction agreement to accept for their shares anything other than (1) shares of stock of the surviving or resulting corporation in the applicable merger or consolidation, or depositary receipts in respect thereof, (2) shares of stock or depositary receipts in respect thereof of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (3) cash in lieu of fractional shares or depositary receipts in respect thereof described in clauses (1)  – (2) or (4) any combination of clauses (1)  – (3). Appraisal rights are also available under the DGCL where the certificate of incorporation so provides.

Irish law does not generally provide for appraisal or dissenters’ rights.
However Irish law provides for dissenters’ rights in certain situations, as described below.
•
Under a takeover offer, an offeror which has acquired or contracted to acquire not less than 80% of the shares to which the offer relates may require the other shareholders who did not accept the offer to transfer their shares on the terms of the offer. Dissenting shareholders have the right to apply to the Irish High Court for relief.

•
A takeover scheme of arrangement which has been approved by the requisite shareholder majority and sanctioned by the Irish High Court will be binding on all shareholders. Dissenting shareholders have the right to appear at the Irish High Court hearing and make representations in objection to the scheme.

•
In the case of a (i) domestic or cross-border statutory merger, if the consideration being paid to shareholders is not all in the form of cash, or (ii) a cross-border conversion of a company incorporated in one European Economic Area jurisdiction into a company formed in another European Economic Area jurisdiction, in each case, under the European Union (Cross-Border Conversion, Mergers and Divisions) Regulations 2023 or the Irish Companies Act, dissenting shareholders may be entitled to require their shares be acquired for cash.

WestRock	Smurfit WestRock
Disclosure of Interests
Holders of beneficial interests in WestRock capital stock must comply with the beneficial ownership disclosure obligations contained in section 13(d) of the Exchange Act and the rules promulgated thereunder.
Holders of beneficial interests in Smurfit WestRock Shares must comply with the beneficial ownership disclosure obligations contained in section 13(d) of the Exchange Act and the rules promulgated thereunder.
In addition, Smurfit WestRock will be required to comply with the disclosure obligations under the Irish Companies Act, the DTRs and the Irish Takeover Rules. The disclosure obligations under the Transparency (Directive 2004/109/EC) Regulations 2007 will not apply to Smurfit WestRock
In accordance with the Irish Companies Act, shareholders of Smurfit WestRock will be required to notify Smurfit WestRock of their shareholdings where the percentage of shares held by them in Smurfit WestRock reaches, exceeds or falls below 3%. Where a shareholder holds an interest of 3% or more in Smurfit WestRock Shares, such shareholder must notify Smurfit WestRock of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. There is no obligation on Smurfit WestRock to make this public.
Under the DTRs, shareholders of Smurfit WestRock will be required to notify Smurfit WestRock and the FCA of their shareholdings where the percentage of voting rights held in Smurfit WestRock reaches, exceeds or falls below 5%, 10%, 15%, 20%, 25%, 30%, 50% and 75%.
Smurfit WestRock will then be required to make this information public.
In addition, following the announcement of a potential offer, the disclosure requirements under the Irish Takeover Rules will apply.

SHAREHOLDER MEETINGS
Time and Place of Meetings

Under the WestRock bylaws, meetings of WestRock Stockholders shall be held at such time and place, or by remote communication, as the WestRock Board may designate.
Under the WestRock bylaws, notice of a meeting of WestRock Stockholders shall be given not less than 10 nor more than 60 days before the date of such meeting.

Under the Smurfit WestRock Constitution, meetings of Smurfit WestRock Shareholders shall be held at a time and place as determined by the Smurfit WestRock Board, subject to at least one shareholder meeting being held in each year (at intervals of no more than 15 months after the previous annual general meeting), being the company’s annual general meeting.
Notice of a general meeting must be given to the directors, company secretary, shareholders and

WestRock	Smurfit WestRock

auditors. Under the Smurfit WestRock Constitution, the minimum notice period for an annual general meeting is 21 clear days’ notice in writing. The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.
Under the Irish Companies Act, shareholders holding not less than 10% of the paid up share capital in Smurfit WestRock may also require the directors to convene a shareholder meeting.

Voting Rights, Cumulative Voting
WestRock Stockholders are entitled to one vote for each share of WestRock Common Stock registered in their name on the books of WestRock as of the record date fixed for the applicable meeting.
WestRock Stockholders do not have the right to vote cumulatively in electing directors.
Under the Smurfit WestRock Constitution, for any resolution to be decided by way of a poll, each holder of Smurfit WestRock Shares is entitled to one vote for each Smurfit WestRock Share that he or she holds as of the record date for the meeting.
For so long as the Smurfit WestRock Shares are listed on the NYSE / under the Smurfit WestRock Constitution, all resolutions put to a vote of Smurfit WestRock Shareholders at a general meeting will be decided by way of poll.
Cumulative voting is not recognized under Irish law.

Action by Written Consent
Under the WestRock certificate of incorporation, any action by WestRock Stockholder must be effected at a duly called meeting of WestRock Stockholders and may not be effected by any consent in writing in lieu of a meeting of WestRock Stockholders.	Under Irish law, a public limited company’s shareholders can pass a resolution by unanimous written consent.
Quorum

Under the DGCL, no business may be transacted at any meeting of the stockholders unless a quorum is present.
Under the WestRock bylaws, the holders of shares of the outstanding stock of WestRock representing a majority of the total votes entitled to be cast at any meeting of WestRock Stockholders, if present in person or by proxy, shall constitute a quorum for the transaction of business.
The Smurfit WestRock Constitution provides that no business other than the appointment of a chair shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Except as provided in relation to an adjourned meeting, two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorized representative of a corporate member, shall be a quorum.
Annual Meetings of Shareholders
Under the DGCL, if a corporation has not held its annual meeting of stockholders for a period of 30 days after the date designated, or if no date has been designated, for a period of 13 months after its last annual meeting, the court may summarily order a meeting to be held upon the application of any stockholders or director.
Under the Irish Companies Act, Smurfit WestRock will be required to hold annual general meetings at intervals of no more than 15 months after the previous annual general meeting, provided that an annual general meeting is held in each calendar year.
The only matters which must, as a matter of Irish

WestRock	Smurfit WestRock
Under the WestRock bylaws, annual meetings of WestRock Stockholders shall be held at such time and place as the WestRock Board may designate, for the election of directors and for the transaction of such other business as may have been properly brought before the meeting in compliance with the provisions of the WestRock bylaws.	company law, be transacted at an annual general meeting are (i) the consideration of our Irish statutory financial statements for the previous year, the report of the directors thereon and the report of the auditors on those statements and that report, (ii) a review by the members of our affairs, (iii) the appointment or re-appointment of our statutory auditors and the fixing of the auditor’s remuneration or delegation of same and (iv) the election or re-election of directors (as appropriate). If no resolution is made in respect of the reappointment of our statutory auditor at an annual general meeting, the previous auditor will be deemed to have continued in office.
Special Meetings of Shareholders

Under the WestRock bylaws, special meetings of WestRock Stockholders may be may be called at any time (i) by a majority of the WestRock Board, by the Chair of the WestRock Board, or by the President of WestRock or (ii) by WestRock if a timely request in proper written form from the holders of at least 50% of the voting power of the then-outstanding WestRock Stock is delivered to the Secretary of WestRock in accordance with the requirements of the WestRock bylaws.
Under the WestRock bylaws, the WestRock Board shall fix the record date, time and place of the special meeting, which shall not be more than 60 nor less than 10 days before the date of the special meeting.

In accordance with the Irish Companies Act, extraordinary general meetings may be convened by (i) the Smurfit WestRock Board, (ii) on requisition of shareholders holding not less than 10% of Smurfit WestRock’s paid up share capital carrying voting rights, (iii) in certain circumstances, on requisition of Smurfit WestRock’s statutory auditors or (iv) in exceptional cases, by order of the Irish High Court. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time.
The minimum notice period for an extraordinary general meeting to approve a special resolution (approval by not less than 75% of the votes cast in person or by proxy at a general meeting of our shareholders) is 21 clear days’ notice in writing.
Any other extraordinary meeting must also be called by at least 21 clear days’ notice, except that it may be called by 14 clear days’ notice where (i) all holders who hold shares that carry rights to vote at the meeting are permitted to vote by electronic means either before and/or at the meeting; and (ii) a special resolution reducing the period of notice to 14 clear days has been passed at the immediately preceding annual general meeting, or at a general meeting held since that meeting.
In the case of an extraordinary general meeting requisitioned by Smurfit WestRock Shareholders, the proposed objects of the meeting must be set out in the requisition notice which must be deposited at Smurfit WestRock’s registered office. Upon receipt of this requisition notice, Smurfit WestRock Board has 21 days to convene a meeting Smurfit WestRock Shareholders to vote on the matters set out in the requisition notice. This meeting must be held within

WestRock	Smurfit WestRock
two months of the receipt of the requisition notice. If the Smurfit WestRock Board does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting of shareholders, which meeting must be held within three months of the receipt of the requisition notice.
Shareholder Proposals
Under the WestRock bylaws, for any business or nominations of individuals for election to the WestRock Board to be properly brought before an annual meeting of WestRock Stockholders by a WestRock Stockholder, such WestRock Stockholder must have given notice thereof in writing to the Secretary of WestRock not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of WestRock Stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 7th day following the day on which public announcement of the date of such meeting is first made by WestRock.	Under the Smurfit WestRock Constitution, for any business or nominations of individuals for election to the Smurfit WestRock Board to be properly brought before a general meeting of Smurfit WestRock Shareholders by a Smurfit WestRock Shareholder, such Smurfit WestRock Shareholder must have given notice thereof in writing to the Secretary of Smurfit WestRock not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of Smurfit WestRock Shareholders (provided that for purposes of Smurfit WestRock’s first annual general meeting held after Completion, such first anniversary date will be deemed to be April 26, 2025); provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Smurfit WestRock.
SHAREHOLDER SUITS

WestRock may be sued under the DGCL, by a WestRock Stockholder, who may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person or entity may institute and maintain such a suit only if such person or entity was a stockholder at the time of the transaction that is the subject of the suit or if his, her or its shares thereafter devolved upon him, her or it by operation of law. The DGCL also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.
WestRock may also be sued under U.S. federal

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company.
The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go unredressed.
The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action

WestRock	Smurfit WestRock
securities laws.	falls within one of the five exceptions derived from case law, as follows:

•
where an ultra vires or illegal act is perpetrated;

•
where more than a bare majority is required to ratify the “wrong” complained of;

•
where the shareholders’ personal rights are infringed;

•
where a fraud has been perpetrated upon a minority by those in control; or

•
where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests.
Oppression connotes conduct that is burdensome, harsh or wrong.
Conduct must relate to the internal management of the company. This is an Irish statutory remedy, and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.
Smurfit WestRock may also be sued under U.S. federal securities laws.

RIGHTS OF INSPECTION
Under the DGCL, any stockholder may inspect a corporation’s books and records for a proper purpose.
In accordance with the Irish Companies Act, the register of shareholders of Smurfit WestRock may be inspected during business hours (1) for free, by its shareholders, and (2) for a fee by any other person.
The service contracts, if any, of Smurfit WestRock’s directors can be inspected by shareholders without charge and during business hours. A “service contract” includes any contract under which such a director undertakes personally to provide services to the company or a subsidiary company, whether in that person’s capacity as a director, an executive officer or otherwise. Service contracts with an unexpired term of less than three years are not required to be kept for inspection.
The shareholders of Smurfit WestRock may also inspect, without charge and during business hours, the minutes of meetings of the shareholders and obtain copies of the minutes for a fee.

BOARD OF DIRECTORS
Board Size
Under the WestRock certificate of incorporation	The Irish Companies Act provides for a minimum

WestRock	Smurfit WestRock
and the WestRock bylaws, the number of directors of WestRock shall be determined from time to time only by resolution adopted by the WestRock Board.
of two directors for a public limited company.
Under the Smurfit WestRock Constitution, unless otherwise determined by the Smurfit WestRock shareholders in a general meeting, the number of Directors shall not be more than twenty-one nor less than two.

Classification and Election

The WestRock Board is not classified.
Under the WestRock bylaws, at each annual meeting or special meeting of WestRock Stockholders for the election of directors, at which a quorum is present, each director of WestRock shall be elected by the vote of the majority of the votes cast, provided that if as of a date that is 14 days in advance of the date WestRock files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The Smurfit WestRock Constitution provides that one third of the directors in office or, if their number is not three or a multiple of three, then the number nearest to but not exceeding one third, shall retire from office at every annual general meeting. If at any annual general meeting the number of directors who are subject to retirement by rotation is two, one of such directors shall retire and if the number of such directors is one, that director shall retire. Retiring directors may offer themselves for re-election. The directors to retire at each annual general meeting shall be the directors who have been longest in office since their last appointment. As between directors of equal seniority the directors to retire shall, in the absence of agreement, be selected from among them by lot.
Notwithstanding the foregoing, however, it is intended that Smurfit WestRock will in practice submit all of its directors for annual re-election.
For uncontested elections, Irish law and the Smurfit WestRock Constitution provide for the election of directors by way of an ordinary resolution at a general meeting (under which directors are elected by a majority of the votes cast), which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected. If the number of the directors is reduced below the fixed minimum number, all retiring directors who stood for re- election at that meeting are deemed to have been re-elected as directors, provided that such retiring directors (i) may only act for the purpose of filling an existing vacancy and may only perform duties as appropriate to maintain the company as a going concern and to comply with the company’s legal and regulatory obligations, and (ii) must convene, as soon as reasonably practicable, a general meeting of Smurfit WestRock for the purpose of appointing an additional director or additional directors to make up such minimum. For contested director elections, the Smurfit WestRock Constitution provides for the election of directors by a plurality of the votes cast.

Removal

WestRock	Smurfit WestRock
Under the WestRock bylaws, any WestRock director may be removed without cause, at any time, by the affirmative vote of the holders of at least a majority of the combined voting power of the then- outstanding shares of WestRock capital stock entitled to vote generally in the election of directors, voting together as a single class, at a special meeting of WestRock Stockholders duly called and held for the purpose or at an annual meeting of WestRock Stockholders.
In accordance with the Irish Companies Act, Smurfit WestRock, by ordinary resolution, may remove any director before the expiry of his or her period of office notwithstanding anything in the Smurfit WestRock Constitution or in any agreement between Smurfit WestRock and such director. This does not prevent such a person from claiming compensation or damages in respect of the termination.
This power to remove a director by ordinary resolution is only available provided that notice of the intention to move any such resolution must be given to Smurfit WestRock not less than 28 days before the meeting at which the director is to be removed, and the director is entitled to be heard at such meeting. Any meeting at which it is proposed to remove a director by ordinary resolution must be convened on not less than 21 clear days’ notice.
The Smurfit WestRock Constitution also provides that the office of a director will also be vacated if the director is restricted or disqualified to act as a director under the Irish Companies Act; becomes bankrupt; becomes, in the opinion of the majority of the other directors, incapable by reason of mental disorder of discharging his or her duties as a director; resigns his or her office by notice to Smurfit WestRock; is convicted of an indictable offence at the discretion of the Smurfit WestRock Board; has been absent from meetings of the Smurfit WestRock Board for more than six consecutive months without permission of the Smurfit WestRock Board and his or her alternative director (if any) did not attend such meetings in his or her place and the Smurfit WestRock Board resolves that his or her office is vacated by reason of absence; or is required in writing by three-quarters of the other directors to resign.

Vacancies
Under the WestRock bylaws, any vacancies on the WestRock Board caused by death, removal, resignation or any other cause and any newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority of the WestRock directors then in office, even though less than a quorum, at any regular or special meeting of the WestRock Board, and any director so elected shall hold office for the remainder of the term that was being served by the director whose absence creates the vacancy, or, in the case of a vacancy created by an increase in the number of directors, a term expiring at the next	The Smurfit WestRock Constitution provides that vacancies in the board of directors may be filled by the Smurfit WestRock Board or, in the case of a vacancy caused by the removal of a director, by the Smurfit WestRock Shareholders by ordinary resolution at a general meeting. Any director appointed to fill a vacancy shall hold office until the next annual general meeting, provided that, in the case of a director appointed to replace a director that has been removed, such replacement director shall be subject to retirement at the same time as if he or she had become a director on the date on which the director in whose place he or she is

WestRock	Smurfit WestRock
annual meeting of WestRock Stockholders, and in each case until such director’s successor shall have been duly elected and qualified.	appointed was last appointed a director.
Powers of the Board of Directors

Under the WestRock bylaws, the business and property of WestRock shall be managed and controlled by the WestRock Board.
The WestRock Board may, by resolution of a majority of the WestRock Board, designate one or more committees (each consisting of at least one director) and delegate any of its powers and authority to such committee, subject to applicable law.

Subject to the provisions of Irish law, the Smurfit WestRock Constitution and any directions given by special resolution, the business of Smurfit WestRock is managed by the board, which can exercise all the powers of Smurfit WestRock.
The Smurfit WestRock Board may delegate any of its powers to one director, a board committee, or any person or persons. A director, board committee, or person to whom any powers have been so delegated must exercise the powers delegated in accordance with any directions of the board.

Fiduciary Duties of Directors

Under the DGCL, a corporation’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule,” which presumes that the director acted in accordance with the duties of care and loyalty. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.
Under the DGCL, a member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation

Under Irish law, a fiduciary relationship exists between the directors and the company. The Irish Companies Act sets out eight principal fiduciary duties for directors, which are derived from common law and equitable principles, as follows:
•
to act in good faith in what the director considers to be the interests of the company;

•
to act honestly and responsibly in relation to the conduct of the affairs of the company;

•
to act in accordance with the company’s memorandum and constitution and to exercise his or her powers only for the purposes allowed by law;

•
not to use the company’s property, information or opportunities for his or her own benefit, or that of anyone else;

•
not to agree to restrict the director’s power to exercise an independent judgement.

•
to avoid conflicts of interest;

•
to exercise due care, skill and diligence; and

•
to have regard to the interests of the company’s employees in general and its shareholders.

Such duties are owed to the company (not to individual shareholders or third parties) and only the company may take an action for breach of duty against a director. On a liquidation, this power may be exercised by the liquidator. In limited situations, shareholders may be able to bring a derivative action on behalf of the company.
Additional statutory duties of directors include ensuring the maintenance of proper books of account, having annual statutory accounts prepared

WestRock	Smurfit WestRock
by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.
and audited, maintaining certain registers, making certain filings and disclosing personal interests in securities of, and transactions with, Smurfit WestRock. Directors of public limited companies, such as Smurfit WestRock, also have a specific duty to ensure that the company secretary is a person with the requisite knowledge and experience to discharge the role.
Directors may rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (i) other directors, officers or employees of the company whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes to be within their professional or expert competence or (iii) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believed to merit confidence.

Indemnification of Directors and Officers
Under the DGCL, a corporation may indemnify a person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was an officer, director, employee or agent of the corporation, or serves or served, at the request of the corporation, as director or officer of another entity. The DGCL permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as for expenses, in the context of actions other than derivative actions, if such person acted in good faith and reasonably believed that such person’s actions were in, or not opposed to, the best interests of the corporation and, in a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful. Indemnification against expenses incurred by a director or officer in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits or otherwise. A corporation may also indemnify a person made or threatened to be made a party to any threatened, pending or completed derivative action because such person was serving as a director, officer, employee or agent of the corporation, or was serving in such capacity in another entity at the request of the corporation, for expenses actually and reasonably incurred by such person in connection with the defense or settlement of such derivative action, if the person
The Irish Companies Act prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or company secretary for any negligence, default, breach of duty or breach of trust where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its constitution or any contract between the company and the director or company secretary. This restriction does not apply to persons who would not be considered “officers” within the meaning of the Irish Companies Act.
To the fullest extent permitted by Irish law, the Smurfit WestRock Constitution contains indemnification provisions for the benefit of Smurfit WestRock’s directors, company secretary and officers.
Smurfit WestRock will also enter into customary indemnification arrangements with its directors, company secretary and certain officers of its subsidiaries which comply with Irish law.

WestRock	Smurfit WestRock

acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of such derivative suits, the corporation may not make any indemnification if such person must have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery (or other court in which the action was brought) determines that such person is fairly and reasonably entitled to indemnification for such expenses that the relevant court deems proper.
Under the WestRock bylaws, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of WestRock or is or was serving at the request of WestRock as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by WestRock (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.
Under the WestRock bylaws, indemnitees have the right to be paid by WestRock the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the

In addition, due to the restrictive provisions of Irish law described above, it is expected that one of Smurfit WestRock’s subsidiaries will enter into indemnification agreements with each of Smurfit WestRock’s directors and officers, which agreements will provide indemnification and expense advancement that is customarily provided to directors and officers of publicly traded companies in the U.S.
Smurfit WestRock is permitted under the Smurfit WestRock Constitution and the Irish Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for its directors, officers, employees and agents. In order to attract and retain qualified directors and officers, Smurfit WestRock will maintain customary directors’ and officers’ liability insurance and other types of comparable insurance.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Smurfit WestRock pursuant to the foregoing provisions, or otherwise, Smurfit WestRock has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

WestRock	Smurfit WestRock

Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.
Under the WestRock bylaws, the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have.
Under the WestRock bylaws, WestRock may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of WestRock or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not WestRock would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of WestRock pursuant to the foregoing provisions, or otherwise, WestRock has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Limitation of Director Liability

Under Section 102(b)(7) of the DGCL, the certificate of incorporation of a corporation may eliminate or limit the liability of a director for monetary damages for breach of fiduciary duty as a director, except that such a provision may, not eliminate or limit the liability of a director:
•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
under Section 174 of the DGCL (regarding unlawful payment of dividends or unlawful purchase or redemption of stock); or

•
for any transaction from which the director derived an improper personal benefit.

The WestRock certificate of incorporation adopts the DGCL provisions (as described above) governing the limitation of personal liability of directors.

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.
Smurfit WestRock is permitted under the Smurfit WestRock Constitution and the Irish Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for its directors, officers, employees and agents. In order to attract and retain qualified directors and officers, Smurfit WestRock will maintain customary directors’ and officers’ liability insurance and other types of comparable insurance.

WestRock	Smurfit WestRock
Directors’ Conflict of Interest

Under the DGCL, a contract or transaction in which a director has an interest will not be voidable solely by reason of such interest if:
•
the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•
the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•
the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Under the DGCL, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Subject to the provisions of the Irish Companies Act and provided that he or she has disclosed to the Smurfit WestRock Board the nature and extent of any material interest, a director, notwithstanding his office:
•
may be party to or otherwise interested in, any transaction or arrangement with Smurfit WestRock or any subsidiary or associated company thereof or in which Smurfit WestRock or any subsidiary or associated company thereof is otherwise interested;

•
may act by themselves or their firm in a professional capacity for Smurfit WestRock (other than as auditor) and he, she or their firm shall be entitled to remuneration for professional services as if he or she were not a director;

•
may be a director or other officer of, or employed by or a party to, any transaction or arrangement with or otherwise interested in, any body corporate promoted by Smurfit WestRock, or in which Smurfit WestRock or any subsidiary or associated company thereof is otherwise interested; and

•
shall not be accountable, by reason of his office, to Smurfit WestRock for any benefit which he or she derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Save as otherwise provided by the Smurfit WestRock Constitution, a director shall not vote at a meeting of the directors or a committee of directors on any resolution concerning a matter in which he or she has (to his knowledge), directly or indirectly, an interest which is material or a duty which, in a material way, conflicts or may conflict with the interests of Smurfit WestRock. A director shall not be counted in the quorum present at a meeting in relation to any such resolution on which he or she is not entitled to vote.
A director shall be entitled (in the absence of some other material interest) to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters:
•
the giving of any security, guarantee or indemnity to him or her in respect of money lent by him or her, or any other person to Smurfit WestRock or

WestRock	Smurfit WestRock

any of its subsidiary or associated companies, or obligations incurred by him or her, or by any other person at the request of, or for the benefit of, Smurfit WestRock or any of its subsidiary or associated companies;
•
the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of Smurfit WestRock or any of its subsidiary or associated companies for which they themselves have assumed responsibility, in whole or in part and whether alone or jointly with others, under a guarantee or an indemnity or by the giving of a security;

•
any proposal concerning any offer of shares or debentures or other securities of or by Smurfit WestRock or any of its subsidiary or associated companies for subscription, purchase or exchange in which offer he or she is participating or may be entitled to participate, as a holder of securities or he or she is, or is to be, interested as a participant in the underwriting or sub-underwriting thereof;

•
any proposal concerning any other company in which he or she is interested, directly or indirectly, and whether as an officer, shareholder or otherwise howsoever, provided that he or she is not the holder of or beneficially interested in 1% or more of the issued shares of any class of the equity share capital of such company or of the voting rights available to members of such company (or of a third company through which his interest is derived), any such interest being deemed to be a material interest in all circumstances;

•
any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefits scheme under which he or she may benefit and which has been approved by or is subject to and conditional upon approval for taxation purposes by the appropriate revenue authorities;

•
any proposal concerning the adoption, modification or operation of any scheme for enabling employees (including full time executive directors) of Smurfit WestRock and/or any subsidiary thereof to acquire shares in Smurfit WestRock or any arrangement for the benefit of employees of Smurfit WestRock or any of its subsidiaries under which the Director benefits or may benefit; or

•
any proposal concerning the giving of any

WestRock	Smurfit WestRock

indemnity in respect of officers or the discharge of the cost of any insurance cover which Smurfit WestRock proposes to maintain or purchase for the benefit of directors or for the benefit of persons (including directors) pursuant to the Smurfit WestRock Constitution.
Restrictions applicable to related party transactions under Irish company law, including restrictions on non-cash transactions and credit transactions with directors, will apply to Smurfit WestRock.

MERGERS AND CONSOLIDATIONS

The DGCL requires approval of mergers (other than so-called “parent-subsidiary” mergers where the parent company owns at least 90% of the shares of the subsidiary), consolidations and dispositions of all or substantially all of a corporation’s assets by a majority of the issued and outstanding shares of the corporation entitled to vote thereon, unless the corporation’s certificate of incorporation specifies a different percentage. WestRock’s certificate of incorporation does not specify a different percentage than that provided by the DGCL.
The DGCL does not require stockholder approval for (a) majority share acquisitions, (b) mergers (i) involving the issuance of 20% or less of the voting power of the corporation, (ii) governed by an agreement of merger that does not amend in any respect the certificate of incorporation of the corporation, and (iii) in which each share of stock of the corporation outstanding immediately prior to the effective date of the merger remains identical after the effective date of the merger, or (c) other combinations, except for business combinations subject to Section 203 of the DGCL.
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” (generally defined by the DGCL as a person who owns 15% or more of the corporation’s outstanding voting stock, together with such person’s affiliates and associates) for 3 years following the time that person became an interested stockholder, unless (i) prior to the time the person became an interested stockholder the board of directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the corporation’s outstanding voting stock,

Under Irish law but subject to applicable U.S. securities laws and NYSE rules and regulations, where Smurfit WestRock proposes to acquire another company, the approval of Smurfit WestRock Shareholders is generally not required unless: (i) the acquisition is effected as a direct domestic merger by Smurfit WestRock under Part 17 of the Irish Companies Act or a direct cross-border merger with another company incorporated in the European Economic Area under the European Union (Cross Border Conversions, Mergers and Divisions) Regulations 2023 of Ireland, as amended, (ii) the acquisition involves the issuance of new Smurfit WestRock shares or other securities carrying voting rights, which would otherwise trigger the mandatory bid requirements under the Irish Takeover Rules or would constitute a “reverse takeover” under the Irish Takeover Rules or (iii) the acquisition involves the issuance of new Smurfit WestRock shares or rights to subscribe for, or convert another security into, Smurfit WestRock shares and Smurfit WestRock has insufficient headroom in its authorized share capital or its directors do not have sufficient general shareholder authority to issue such shares or rights free from statutory pre-emption rights. A “reverse takeover” means a transaction whereby Smurfit WestRock acquires securities of another company or a business or assets of any kind and pursuant to which it is, or may be, obliged to increase by more than 100%, its then existing issued share capital carrying voting rights.
Under Irish law, where another company proposes to acquire Smurfit WestRock, the requirement to obtain the approval of Smurfit WestRock Shareholders will depend on the method of acquisition, as described below.
Takeover Offer
Under a takeover offer, the bidder will make a

WestRock	Smurfit WestRock

(iii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or (iv) certain other exceptions specified in Section 203(b) of the DGCL are met. The DGCL allows a corporation’s certificate of incorporation or stockholder-adopted bylaw to contain a provision expressly electing not to be governed by Section 203 of the DGCL.
WestRock’s organizational documents do not include a provision expressly electing not to be governed by Section 203 of the DGCL. As such, Section 203 of the DGCL applies to WestRock.

general offer to the target company shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or having agreed to acquire (pursuant to the offer, or otherwise) securities conferring more than 50% of the voting rights of the target company, albeit the percentage will typically be set higher to enable the bidder to trigger statutory squeeze-out rights under Irish law and require any non-accepting shareholders to sell and transfer their shares to the bidder on the terms of the offer.
Statutory Scheme of Arrangement
Under Irish law, a scheme of arrangement under chapter 1 of part 9 of the Irish Companies Act is a procedure whereby the target company makes a proposal (i.e., the scheme) to its shareholders to: (i) transfer their shares to the bidder or (ii) cancel their shares, in each case in exchange for the relevant consideration to be provided by the bidder, with the result that the bidder will become the 100% owner of the target company. A scheme requires the approval of a majority in number of the registered shareholders of each class of the target company’s shares affected, representing at least 75% of the shares of each class, present and voting, in person or by proxy, at a meeting of shareholders, together with the sanction of the Irish High Court. Once approved by the requisite shareholder majority and sanctioned by the Irish High Court, all target company shareholders are bound by the terms of the scheme.

Statutory Merger
It is possible for Smurfit WestRock to be acquired by way of a direct domestic merger or direct cross- border merger, as described above. Such mergers must be approved by a special resolution of Smurfit WestRock shareholders and sanctioned by the Irish High Court.

EXCLUSIVE FORUM
The WestRock bylaws provide that unless WestRock consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of WestRock, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of WestRock to WestRock or WestRock’s stockholders, (iii) any action asserting a claim against the WestRock or any director or officer or other employee of the WestRock arising pursuant to any provision of the DGCL or the WestRock Certificate of	The Smurfit WestRock Constitution does not mandate the forum in which Smurfit WestRock Shareholders are required to bring shareholder actions.

WestRock	Smurfit WestRock
Incorporation or the WestRock Bylaws, or (iv) any action asserting a claim against the WestRock or any director or officer or other employee of WestRock governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
DISSOLUTION
Under the DGCL, a corporation may voluntarily dissolve (i) if the board of directors of such corporation adopts a resolution to that effect and the holders of a majority of the outstanding shares entitled to vote thereon vote for such dissolution at a meeting of shareholders; or (ii) by the written consent of the holders of record of all of the corporation’s outstanding shares entitled to vote on the dissolution.
Smurfit WestRock may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of Smurfit WestRock Shareholders is required. Smurfit WestRock may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office of Ireland as an enforcement measure where we have failed to file certain returns.
The rights of the shareholders to a return of Smurfit WestRock’s assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in the Smurfit WestRock Constitution.

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

Under the DGCL, subject to certain exceptions, the certificate of incorporation of a corporation may be amended from time to time in any respect. An amendment to the certificate of incorporation requires that: (i) the board of directors of such corporation adopt a resolution setting forth the amendment proposed, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment proposed be considered at the next annual meeting of the stockholders; and (ii) the holders of a majority of the outstanding shares of such company entitled to vote thereon affirmatively vote for the amendment at such meeting.
The WestRock certificate of incorporation provides that WestRock reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the WestRock certificate of incorporation.
The WestRock bylaws may be amended either (i) by the affirmative vote of a majority of the WestRock Board at any regular or special meeting of the WestRock Board or (ii) by the affirmative vote of holders of a majority of the voting power present at any annual or special meeting of WestRock
Irish company law requires a special resolution of Smurfit WestRock Shareholders to approve any amendments to the Smurfit WestRock Constitution.

WestRock	Smurfit WestRock
Stockholders at which (a) a majority of the total votes entitled to be cast at such meeting is present and (b) such amendment has been announced in the notice of such meeting; provided that certain provisions of the WestRock bylaws may only be amended by the affirmative vote of at least 75% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors.

MANAGEMENT AND CORPORATE GOVERNANCE OF SMURFIT WESTROCK FOLLOWING THE COMBINATION
Name of Company; Corporate Offices; Jurisdiction
Following the Combination, the name of the combined company will be “Smurfit WestRock plc,” which we refer to herein as Smurfit WestRock. Smurfit WestRock will continue to maintain a critical presence in key locations from which Smurfit Kappa and WestRock currently operate. Smurfit WestRock’s global headquarters will be located in Dublin, Ireland, at the current site of the Smurfit Kappa headquarters. Smurfit WestRock’s North and South American operations will be headquartered at facilities in Atlanta, Georgia, U.S. Smurfit WestRock is incorporated in and will be domiciled in Ireland.
Directors of Smurfit WestRock
The Smurfit WestRock Board at Completion will be drawn from the Smurfit Kappa Board and the WestRock Board and will comprise 14 directors, eight of whom will be members of the existing Smurfit Kappa Board as of immediately prior to the Scheme Effective Time (including the Chair of the Smurfit Kappa Board, the Group Chief Executive Officer of Smurfit Kappa and the Group Chief Financial Officer of Smurfit Kappa) and selected by Smurfit Kappa, six of whom will be members of the existing WestRock Board as of immediately prior to the Scheme Effective Time and will be selected by WestRock. Each member of the Smurfit WestRock Board as of Completion shall, except for the Group Chief Executive Officer of Smurfit Kappa and the Group Chief Financial Officer of Smurfit Kappa, be required to meet the independence standards of the NYSE with respect to Smurfit WestRock as of Completion. Each member of the Smurfit WestRock Board will be appointed to serve on the Smurfit WestRock Board following Completion until the next annual meeting of Smurfit WestRock Shareholders.
Effective as of Completion, the current Chair of the Smurfit Kappa Board, Irial Finan, will serve as the Chair of the Smurfit WestRock Board. Effective as of Completion, Smurfit Kappa’s current Group Chief Executive Officer, Anthony Smurfit, will serve as the President and Group Chief Executive Officer of Smurfit WestRock, and Smurfit Kappa’s current Group Chief Financial Officer, Ken Bowles, will serve as the Executive Vice President and Group Chief Financial Officer of Smurfit WestRock.
The below table details the names of, and information about, directors of Smurfit WestRock following Completion:
Name	Age	Position	Currently a Director of Smurfit Kappa / WestRock
Irial Finan	66	Chair	Smurfit Kappa
Anthony Smurfit	60	President, Group Chief Executive Officer and Director	Smurfit Kappa
Ken Bowles	53	Executive Vice President, Group Chief Financial Officer and Director	Smurfit Kappa
Carol Fairweather	63	Non-Executive Director	Smurfit Kappa
Mary Lynn Ferguson-McHugh	64	Non-Executive Director	Smurfit Kappa
Kaisa Hietala	53	Non-Executive Director	Smurfit Kappa
Lourdes Melgar	61	Non-Executive Director	Smurfit Kappa
Jørgen Buhl Rasmussen	68	Non-Executive Director	Smurfit Kappa
Colleen F. Arnold	67	Non-Executive Director	WestRock
Timothy J. Bernlohr	65	Non-Executive Director	WestRock
Terrell K. Crews	68	Non-Executive Director	WestRock
Suzan F. Harrison	66	Non-Executive Director	WestRock
Dmitri L. Stockton	60	Non-Executive Director	WestRock
Alan D. Wilson	66	Non-Executive Director	WestRock

Unless otherwise indicated below, the registered address of the persons noted above is Beech Hill, Clonskeagh, Dublin 4, D04 N2R2, Ireland and their business telephone number is +353 1 202 7000.
Set forth below are brief biographical descriptions of the directors who will be appointed to the Smurfit WestRock Board.
Irial Finan
Irial Finan, age 66, joined the Smurfit Kappa Board in February 2012. Mr. Finan was appointed Chair of the Smurfit Kappa Board in May 2019. Mr. Finan is also currently a Board member of Fortune Brands Innovations, Inc. Mr. Finan was Executive Vice President of the Coca-Cola Company and President of the Bottling Investments Group from 2004 until he stepped down from the role in December 2017 and retired in March 2018. Prior to this, Mr. Finan served as Chief Executive Officer of Coca-Cola Hellenic Bottling Company SA. He joined the Coca-Cola System in 1981. In total, Mr. Finan’s career with the Coca-Cola Company spanned 37 years, and during his time there he held key leadership roles which included finance but with the primary focus of his roles on operations globally, working with expanding markets, managing business integrations and leadership development. Mr. Finan has over 30 years’ experience in senior management and executive leadership positions which have spanned all continents. He has significant experience in business integrations, including the establishment of new markets. This expertise together with his experience from multiple public boards across the globe and as Chair of Smurfit Kappa will contribute invaluable skills and capabilities to the Smurfit WestRock Board.
Anthony Smurfit
Anthony Smurfit, age 60, has served as a Director of Smurfit Kappa since 1989 and was appointed Group Chief Executive Officer in September 2015. Mr. Smurfit has worked in various parts of Smurfit Kappa both in Europe and the United States since he joined Smurfit Kappa. Prior to his appointment as Group Chief Executive Officer, he was the Group Chief Operations Officer (a role he held since November 2002). Mr. Smurfit was also Chief Executive of Smurfit Europe from October 1999 to 2002 prior to which he was Deputy Chief Executive of Smurfit Europe and previously Chief Executive Officer of Smurfit France. Mr. Smurfit is also a member of the European Round Table of Industrialists. Mr. Smurfit’s expertise in leadership, strategic planning and global manufacturing together with his extensive knowledge of Smurfit Kappa’s business, operations and customers will contribute invaluable skills and capabilities to the Smurfit WestRock Board.
Ken Bowles
Ken Bowles, age 53, has served as Group Chief Financial Officer of Smurfit Kappa since April 2016 and was appointed a Director of Smurfit Kappa in December 2016. Mr. Bowles joined Smurfit Kappa in 1994 and has occupied a number of finance roles in various parts of the business. In 2004 he was appointed as Smurfit Kappa’s first Head of Compliance, in 2007 he became Smurfit Kappa’s Head of Tax and in 2010 he was appointed Group Financial Controller. Mr. Bowles is an associate member of the Institute of Chartered Management Accountants and holds a first class MBA from the UCD Graduate School of Business. Mr. Bowles’s expertise in accounting, finance, internal control, tax, treasury and investor relations, together with his experience as Group Chief Financial Officer of Smurfit Kappa and his leadership in sustainability will contribute invaluable skills and capabilities to the Smurfit WestRock Board.
Carol Fairweather
Carol Fairweather, age 63, was appointed to the Smurfit Kappa Board in January 2018. Ms. Fairweather was Chief Financial Officer and an executive Director of Burberry Group plc from July 2013 to January 2017. Ms. Fairweather joined Burberry in June 2006 and prior to her appointment as Chief Financial Officer, she held the position of Senior Vice President, Group Finance. Prior to joining Burberry, Ms. Fairweather was Director of Finance at News International Limited from 1997 to 2005 and U.K. Regional Controller at Shandwick plc from 1991 to 1997. Ms. Fairweather currently serves as a non-executive Director of Segro plc. Ms. Fairweather is a Fellow of the Institute of Chartered Accountants. Ms. Fairweather’s global experience in the retail sector and her experience as a Chief Financial Officer of a FTSE 100 company will contribute invaluable skills and capabilities to the Smurfit WestRock Board.

Mary Lynn Ferguson-McHugh
Mary Lynn Ferguson-McHugh, age 64, was appointed to the Smurfit Kappa Board in January 2023. Ms. Ferguson-McHugh spent over 35 years at Procter & Gamble, where she held a number of senior leadership positions, including her roles as Chief Executive Officer of Family Care (Paper Products) and P&G Ventures, positions she held since 2019 having served as Group President of Family Care (Paper Products) since 2014 and P&G Ventures since 2015. Prior to that, from 2011, Ms. Ferguson-McHugh was based in Switzerland where she held the position of Group President Western Europe and then Group President Europe. Ms. Ferguson-McHugh is a Non-executive Director of Molson Coors Beverage Company and a Board member of FJ Management Inc. Ms. Ferguson-McHugh holds a Master of Business Administration from the University of Pennsylvania’s Wharton School of Business, and a Bachelor of Science degree from the University of the Pacific. Ms. Ferguson-McHugh’s significant global operational experience and fast-moving consumer goods knowledge will contribute invaluable skills and capabilities to the Smurfit WestRock Board.
Kaisa Hietala
Kaisa Hietala, age 53, was appointed to the Smurfit Kappa Board in October 2020 and appointed Senior Independent Director in October 2022. Ms. Hietala spent over 20 years at Neste Corporation, where she was a key architect in the strategic transformation of the company to become the world’s largest producer of renewable diesel and renewable jet fuel. Ms. Hietala served as Executive Vice President, Renewable Products at Neste Corporation and as a member of the Neste Executive Board from 2014 to 2019. Prior to this Ms. Hietala held a number of senior positions including VP, Renewable Fuels, Neste Corporation. Ms. Hietala was previously a Non-executive Director of Kemira Oyj from 2016 to 2021. Ms. Hietala is currently a Non-employee Director at Exxon Mobil Corporation and Non-executive Director of Rio Tinto. Ms. Hietala’s commitment to sustainability together with her significant strategic and operational experience will contribute invaluable skills and capabilities to the Smurfit WestRock Board.
Lourdes Melgar
Lourdes Melgar, age 61, was appointed to the Smurfit Kappa Board in January 2020. Dr. Melgar is an academic and strategic advisor recognized for her expertise in energy, sustainability and governance. As former Vice Minister for Electricity from 2012 to 2014 and Vice Minister for Hydrocarbons from 2014 to 2016, Dr. Melgar played a key role in the design, negotiation and implementation of Mexico’s 2013 Energy Reform. Previously, as a career diplomat, she held various positions in Mexico’s Foreign Service and at the Ministry of Energy. Dr. Melgar is an Independent Director of Banco Santander Mexico S.A and an Independent Director of CEMEX, S.A.B. de C.V. Dr. Melgar is an Independent Board Member of Global Energy Alliance for People and Planet. Dr. Melgar’s experience in energy, sustainability and business in Latin America will contribute invaluable skills and capabilities to the Smurfit WestRock Board.
Jørgen Buhl Rasmussen
Jørgen Buhl Rasmussen, age 68, was appointed to the Smurfit Kappa Board in March 2017. Mr. Rasmussen served as the Chief Executive Officer of Carlsberg AS from 2007 until he retired from this position in 2015 having joined the company in 2006. Mr. Rasmussen previously held senior positions in several global FMCG companies, including Gillette Group, Duracell, Mars and Unilever over the previous 28 years. Mr. Rasmussen was a Board member of Novozymes AS from 2011 and Chair from 2017 until March 2023. Mr. Rasmussen is currently Chair of Uhrenholt AS and Chair of the Advisory Board member of Blazar Capital. Mr. Rasmussen’s executive leadership experience together with his expertise in the FMCG sector will contribute invaluable skills and capabilities to the Smurfit WestRock Board.
Colleen F. Arnold
Colleen F. Arnold, age 67, has served as a Director of WestRock since July 2018. She served as Senior Vice President, Sales and Distribution for International Business Machines Corporation (“IBM”) from 2014 to 2016. Prior to that, Ms. Arnold held a number of senior positions with IBM from 1998 to 2014, including Senior Vice President, Application Management Services, IBM Global Business Services; General Manager of GBS Strategy, Global Consulting Services, Global Industries and Global Application Services;

General Manager, Europe, Middle East and Africa; General Manager, Australia and New Zealand Global Services; and Chief Executive Officer of Global Services Australia. Ms. Arnold previously served as a Director of Cardinal Health, Inc. Ms. Arnold’s experience serving in a number of senior roles with a large, multinational technology company provides her with global business experience, financial expertise, consumer markets and sales experience, innovation experience and experience working for a company with significant scale, which will contribute invaluable skills and capabilities to the Smurfit WestRock Board. Based on this experience, skills and capabilities, as well as her interest in serving and availability to serve on the Smurfit WestRock Board, Ms. Arnold was recommended by the Transaction Committee for selection, and was selected by the WestRock Board to serve on the Smurfit WestRock Board.
Timothy J. Bernlohr
Timothy J. Bernlohr, age 65, served as a Director of Smurfit-Stone Container Corporation (“Smurfit-Stone”) from 2010 until it was acquired by RockTenn Company (“RockTenn”) in 2011, and he served as a Director of RockTenn from 2011 until the effective date of the 2015 merger of RockTenn and MeadWestvaco Corporation (“MeadWestvaco,” and such merger, the “MWV Combination”), when he became a Director of WestRock. Mr. Bernlohr currently serves as the Managing Member of TJB Management Consulting, LLC, a consultant to businesses in transformation and a provider of interim executive management and strategic planning services. From 1997 to 2005, he served in various executive capacities, including as President and Chief Executive Officer, at RBX Industries, Inc. Prior to joining RBX Industries, Mr. Bernlohr spent 16 years in various management positions with Armstrong World Industries, Inc. Mr. Bernlohr currently serves as a Director of International Seaways, Inc. He previously served as a Director of Atlas Air Worldwide Holdings, Inc., Skyline Champion Corp. and F45 Training Holdings, Inc. Mr. Bernlohr’s experience as a strategic consultant, a director of various publicly traded companies, and the chief executive officer of an international manufacturing company provides him with broad corporate strategy and global business experience. In addition, Mr. Bernlohr has deep experience in the paper and packaging industry, which will contribute invaluable skills and capabilities to the Smurfit WestRock Board. Based on this experience, skills and capabilities, as well as his interest in serving and availability to serve on the Smurfit WestRock Board, Mr. Bernlohr was recommended by the Transaction Committee for selection, and was selected by the WestRock Board to serve on the Smurfit WestRock Board.
Terrell K. Crews
Terrell K. Crews, age 68, served as a Director of Smurfit-Stone from 2010 until it was acquired by RockTenn in 2011, and he served as a Director of RockTenn from 2011 until the effective date of the MWV Combination, when he became a Director of WestRock. Mr. Crews served as Executive Vice President and Chief Financial Officer of Monsanto Company from 2000 to 2009, and as the Chief Executive Officer of Monsanto’s vegetable business from 2008 to 2009. Mr. Crews currently serves as a Director of Archer Daniels Midland Company. He previously served as a Director of Hormel Foods Corporation. Mr. Crews’ experience as a chief financial officer and executive of a publicly traded company and as a director of other public companies provides him with broad business knowledge and in-depth experience in complex financial matters. He also has experience working for a company with significant scale, which will contribute invaluable skills and capabilities to the Smurfit WestRock Board. Based on this experience, skills and capabilities, as well as his interest in serving and availability to serve on the Smurfit WestRock Board, Mr. Crews was recommended by the Transaction Committee for selection, and was selected by the WestRock Board to serve on the Smurfit WestRock Board.
Suzan F. Harrison
Suzan F. Harrison, age 66, has served as a Director of WestRock since January 2020. She served as President of Global Oral Care at Colgate-Palmolive Company (“Colgate”), a worldwide consumer products company focused on the production, distribution, and provision of household, health care, and personal products, from 2012 to 2019. Previously, Ms. Harrison served as President of Hill’s Pet Nutrition Inc. North America from 2009 to 2011, Vice President, Marketing for Colgate U.S. from 2006 to 2009 and Vice President and General Manager of Colgate Oral Pharmaceuticals, North America and Europe from 2005 to 2006. She held a number of other leadership roles at Colgate beginning in 1983. Ms. Harrison currently serves as a Director of Archer Daniels Midland Company and Ashland Inc. Ms. Harrison’s experience serving in a number of senior roles with a large, global consumer products company provides her with global business experience, consumer markets experience, innovation experience, and experience working for a company with significant scale, which will contribute invaluable skills and capabilities to the Smurfit WestRock Board. Based on this experience, skills and capabilities, as well as her interest in serving and availability to serve on the Smurfit WestRock Board, Ms. Harrison was recommended by the Transaction Committee for selection, and was selected by theWestRock Board to serve on the Smurfit WestRock Board.
Dmitri L. Stockton
Dmitri L. Stockton, age 60, has served as a Director of WestRock since July 2022. He most recently served as Senior Vice President and Special Advisor to the Chairman of General Electric Company (“GE”) from 2016 until his retirement in 2017. Mr. Stockton joined GE in 1987 and held various positions of increasing responsibility during his 30-year tenure. From 2011 to 2016, Mr. Stockton served as Chairman, President and Chief Executive Officer of GE Asset Management, a global asset management company affiliated with GE, and as Senior Vice President of GE. From 2008 to 2011, he served as President and Chief Executive Officer for GE Capital Global Banking and Senior Vice President of GE based in London, UK. He previously also served as President and Chief Executive Officer for GE Consumer Finance for Central and Eastern Europe. Mr. Stockton currently serves as a Director of Deere & Co., Ryder System, Inc. and Target Corp. He previously served as a Director of Stanley Black & Decker, Inc. Mr. Stockton’s background and experience as a senior executive in various roles at GE and as a public company director provide him with leadership experience and expertise in risk management, governance, finance and asset management, which will contribute invaluable skills and capabilities to the Smurfit WestRock Board. Based on this experience, skills and capabilities, as well as his interest in serving and availability to serve on the Smurfit WestRock Board, Mr. Stockton was recommended by the Transaction Committee for selection, and was selected by the WestRock Board to serve on the Smurfit WestRock Board.
Alan D. Wilson
Alan D. Wilson, age 66, served as a Director of MeadWestvaco from 2011 until the effective date of the MWV Combination, when he became a Director of WestRock. He served as Chairman of the board of directors of McCormick & Company, Inc. (“McCormick”), a consumer food company, from 2009 to 2017, and Chief Executive Officer of McCormick from 2008 to 2016. Mr. Wilson joined McCormick in 1993 and also served in a variety of other positions, including as President from 2007 to 2015, President of North American Consumer Products from 2005 to 2006, President of the U.S. Consumer Foods Group from 2003 to 2005 and Vice President - Sales and Marketing for the U.S. Consumer Foods Group from 2001 to 2003. Mr. Wilson currently serves as a Director of T. Rowe Price Group. Mr. Wilson’s background and experience as Chairman and Chief Executive Officer of a publicly traded multinational consumer food company provides him with leadership, market expertise, and business and governance skills. He also has experience working for a company with significant scale, which will contribute invaluable skills and capabilities to the Smurfit WestRock Board. Based on this experience, skills and capabilities, as well as his interest in serving and availability to serve on the Smurfit WestRock Board, Mr. Wilson was recommended by the Transaction Committee for selection, and was selected by the WestRock Board to serve on the Smurfit WestRock Board.
Director Independence
As required under the NYSE listing standards (the “NYSE listing standards”), a majority of the members of the Smurfit WestRock Board must qualify as “independent,” as affirmatively determined by the Smurfit WestRock Board within one year of listing its shares. The Smurfit WestRock Board will consult with internal counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the pertinent NYSE listing standards, as in effect from time to time. It is expected that a majority of the Smurfit WestRock directors will be “independent” under the applicable NYSE listing standards.

Corporate Governance of Smurfit WestRock
Following Completion, notable features of Smurfit WestRock’s corporate governance will include the following:
•
the Smurfit WestRock Board will consist of 14 directors, eight of whom will be Smurfit Kappa Designees and six of whom will be WestRock Designees. The Smurfit Kappa Designees will be Irial Finan, Anthony Smurfit, Ken Bowles, Carol Fairweather, Mary Lynn Ferguson-McHugh, Kaisa Hietala, Lourdes Melgar and Jørgen Buhl Rasmussen. The WestRock Designees will be Colleen F. Arnold, Timothy J. Bernlohr, Terrell K. Crews, Suzan F. Harrison, Dmitri L. Stockton and Alan D. Wilson.

•
Smurfit Kappa’s current chair, Irial Finan, will serve as Chair of the Smurfit WestRock Board, and Anthony Smurfit and Ken Bowles will serve as the only executive officers on the Smurfit WestRock Board;

•
there will be four standing committees of the Smurfit WestRock Board: the audit committee, the compensation committee, the nomination committee and the sustainability committee; and

•
at least one member of the Smurfit WestRock audit committee will meet the requirements of an “audit committee financial expert” as defined by the applicable SEC rules and the NYSE corporate governance standards.

The Smurfit WestRock Board will act as its ultimate decision-making body and will advise and oversee management, including the chief executive officer, who will be responsible for the day-to-day operations and management of Smurfit WestRock. The Smurfit WestRock Board will review Smurfit WestRock’s financial performance on a regular basis at board meetings and through periodic updates. The Smurfit WestRock Board will review Smurfit WestRock’s long-term strategic plans and the most significant financial, accounting and risk management issues facing Smurfit WestRock from time to time.
Smurfit WestRock’s chief executive officer will be responsible for development and implementation of Smurfit WestRock’s business strategy and for day-to-day management of Smurfit WestRock.
Board Committees
The board of directors of Smurfit WestRock will have an audit committee, a compensation committee, a nomination committee and a sustainability committee.
Audit Committee
Each member of the audit committee is expected to be “independent,” as defined by NYSE listing standards.
At least one member of the audit committee will serve as the “audit committee financial expert” as that term is defined by the applicable SEC rules and the NYSE listing standards. Each member of the audit committee is expected to be “financially literate” as that term is defined by the NYSE listing standards.
The audit committee charter, which will be available on Smurfit WestRock’s website, will detail the purpose and responsibilities of the audit committee, including to assist the Smurfit WestRock Board in its oversight of:
•
the quality and integrity of the consolidated financial statements of Smurfit WestRock and its subsidiaries and related disclosure;

•
the qualifications, independence and performance of Smurfit WestRock’s independent registered public accounting firm;

•
the performance of Smurfit WestRock’s internal audit function;

•
Smurfit WestRock’s systems of disclosure controls and procedures and internal controls over financial reporting; and

•
compliance by Smurfit WestRock and its subsidiaries with all legal and regulatory requirements.

Compensation Committee
A WestRock Designee will be selected by WestRock to serve as the chair of the compensation committee.
Each member of the compensation committee is expected to be “independent,” as defined by NYSE listing standards.
The compensation committee charter, which will be available on Smurfit WestRock’s website, will detail the purpose and responsibilities of the compensation committee, including:
•
reviewing and approving salaries, incentives and other forms of compensation for executive officers and directors and administering incentive compensation and benefit plans provided for employees of Smurfit WestRock and its subsidiary entities;

•
overseeing and setting compensation and benefits policies generally;

•
evaluating the performance of Smurfit WestRock’s chief executive officer; and

•
overseeing and setting compensation for the Smurfit WestRock chief executive officer, each direct report to the chief executive officer and the members of the Smurfit WestRock Board.

Nomination Committee
A Smurfit Kappa Designee will be selected by Smurfit Kappa to serve as the chair of the nomination committee.
Each member of the nomination committee is expected to be “independent,” as defined by NYSE listing standards.
The nomination committee charter, which will be available on Smurfit WestRock’s website, will detail the purpose and responsibilities of the nomination committee, including:
•
identifying and recommending to the Smurfit WestRock Board individuals qualified to serve as directors of Smurfit WestRock; and

•
advising the Smurfit WestRock Board with respect to its composition, governance practices and procedures.

Sustainability Committee
A majority of the members of the sustainability committee is expected to be “independent,” as defined by NYSE listing standards.
The sustainability committee charter, which will be available on Smurfit WestRock’s website, will detail the purpose and responsibilities of the sustainability committee, including:
•
providing strategic guidance and support to the Smurfit WestRock Board in the implementation of the Smurfit WestRock sustainability strategy;

•
monitoring and reviewing current and emerging trends, relevant international standards and legislative requirements related to Smurfit WestRock’s sustainability strategy;

•
reviewing and approving Smurfit WestRock’s sustainability reporting; and

•
considering climate risks and overseeing compliance with Smurfit WestRock’s reporting of climate-related financial information.

Corporate Governance Guidelines and Code of Business Conduct
In accordance with the NYSE rules, following the Combination, Smurfit WestRock will adopt Corporate Governance Guidelines and a Code of Business Conduct and Ethics in a form compliant with NYSE rules and any requirements necessary to reflect Smurfit WestRock’s secondary listing on the standard listing segment of the Official List of the FCA (or, subject to the Draft New UK Listing Rules being implemented by the FCA in their current form and taking effect at the relevant time post-Completion, companies listed on the new Equity Shares (International Commercial Companies Secondary Listing) category).
The Corporate Governance Guidelines will cover such matters as director qualifications and responsibilities, responsibilities of key Smurfit WestRock Board committees, director compensation and matters relating to succession planning.
The Code of Business Conduct and Ethics will cover such matters as the disclosure and appropriate treatment of conflicts of interest, prohibition of competition of officers, directors and employees with Smurfit WestRock, corporate opportunities, confidentiality, fair dealing, protection and proper use of Smurfit WestRock’s assets and compliance with law.
Executive Officers of Smurfit WestRock
Smurfit Kappa’s current Group Chief Executive Officer, Anthony Smurfit, will serve as President and Group Chief Executive Officer of Smurfit WestRock, and Smurfit Kappa's current Group Chief Financial Officer, Ken Bowles, will serve as Executive Vice President and Group Chief Financial Officer of Smurfit WestRock following Completion.
Name	Age	Position
Anthony Smurfit	60	President, Group Chief Executive Officer and Director
Ken Bowles	53	Executive Vice President, Group Chief Financial Officer and Director
Laurent Sellier	55	President & Chief Executive Officer, North America (including Mexico)
Saverio Mayer	58	President & Chief Executive Officer, Europe, MEA & APAC
Jairo Lorenzatto	47	President & Chief Executive Officer, LATAM
The executive officers of Smurfit WestRock will be elected by, and will serve at the discretion of, the Smurfit WestRock Board. There are no family relationships among any of the currently expected directors and executive officers of Smurfit WestRock.
Please refer to the biographies of Anthony Smurfit and Ken Bowles in the section of this proxy statement/prospectus entitled “Management and Corporate Governance of Smurfit WestRock Following the Combination” above. Set forth below are brief biographical descriptions of the remaining executive officers.
Laurent Sellier
Laurent Sellier, age 55, joined Smurfit Kappa in 1994 as an Internal Auditor, and since then has worked in several positions across Smurfit Kappa in France, the United Kingdom, Spain and the Netherlands. Mr. Sellier was appointed Chief Executive Officer of Smurfit Kappa Americas in January 2022. Previous to his current position, Mr. Sellier was Chief Operating Officer of the Smurfit Kappa Europe Paper and Board Division. Mr. Sellier graduated from the Ecole Superieure de Commerce de Paris in 1990 and also served in the French Navy.
Saverio Mayer
Saverio Mayer, age 58, joined Smurfit Kappa in 1986 and since then has held a number of commercial and operational roles. Mr Mayer was appointed Chief Executive Officer, Europe in April 2017. Previous to his current position, Mr. Mayer was Head of Pan European Sales in 1996, before taking up the position of Chief Executive Officer of Smurfit Kappa Italy in 2001. In conjunction with his role in Italy, Mr. Mayer also served as the Chief Executive Officer of Smurfit Kappa Russia from 2007 to 2009, Chief Executive Officer of Smurfit Kappa Poland from 2007 to 2011 and since 2011 was responsible for the Bag-in-Box (“BIB”) Division. In September 2015, he was appointed Chief Operations Officer of Corrugated and Converting Europe and was responsible for the operational, sales, and financial performance of the corrugated plants and BIB Division.
Jairo Lorenzatto
Jairo Lorenzatto, age 47, has served as President, WestRock LATAM since December 2022. Mr. Lorenzatto has more than 25 years of experience working with industrial companies. He joined

MeadWestvaco’s Brazil business in November 2007 and served in a number of progressively responsible roles therein prior to and following the MWV Combination in July 2015, including as Chief Financial Officer, Director of Operations and Vice President of Corrugated Packaging, and ultimately President of WestRock Brazil from 2016 to 2022. Prior to November 2007, Mr. Lorenzatto held finance and operational leadership roles at various other leading companies, such as Votorantim Cimentos, Ambev (now merged into Anheuser-Busch InBev) and Praxair.
Governing Documents
As a result of the Combination, the former Smurfit Kappa Shareholders and WestRock Stockholders will each become holders of Smurfit WestRock Shares. The rights of shareholders will be governed by the laws of Ireland, including the Irish Companies Act, and the Smurfit WestRock Constitution. Smurfit WestRock’s current constitution will, as of immediately prior to the Scheme Effective Time and until amended after the Merger Effective Time in accordance with its terms, be amended and restated in the form attached as Annex B to this proxy statement/prospectus.
For additional information on post-Completion governance, see the section entitled “The Transaction Agreement ― Governance of Smurfit WestRock.”

EXECUTIVE COMPENSATION
This section consists of two parts. The first part, entitled “Historical Compensation,” provides the information required by Item 402 of the SEC’s Regulation S-K with respect to the executive officers of Smurfit WestRock who served as executives of Smurfit Kappa during Smurfit Kappa’s fiscal year 2023. The disclosure includes a Compensation Discussion and Analysis and Executive Compensation Tables covering the compensation paid to such individuals in respect of their employment with Smurfit Kappa and its subsidiaries during Smurfit Kappa’s fiscal year 2023. The second part, entitled “Post-Completion Compensation Arrangements,” describes certain post-Completion compensation arrangements that are expected to apply to the executive officers, which arrangements remain subject to the review and approval by the Smurfit WestRock compensation committee following the Completion.
HISTORICAL COMPENSATION
References in this Historical Compensation section to “executive officers” refer to the following four executive officers of Smurfit WestRock who served as executives of Smurfit Kappa during 2023. References in this section to “2023” refer to Smurfit Kappa’s fiscal year 2023.
Executive	Position with Smurfit Kappa during Fiscal Year 2023	Position with Smurfit WestRock
Anthony Smurfit	Group Chief Executive Officer	President and Group Chief Executive Officer
Ken Bowles	Group Chief Financial Officer	Executive Vice President and Group Chief Financial Officer
Laurent Sellier	Chief Executive Officer, the Americas	President and Chief Executive Officer, North America (including Mexico)
Saverio Mayer	Chief Executive Officer, Europe	President and Chief Executive Officer, Europe, MEA and APAC
COMPENSATION DISCUSSION AND ANALYSIS
During 2023, compensation of the executive officers was overseen by the Smurfit Kappa remuneration committee. The composition and roles of the Smurfit Kappa remuneration committee are described further below.
Elements of Compensation
The table below sets forth each material element of the compensation of the executive officers for 2023.
Component	Purpose and Link to Strategy, Long-term Interests and Sustainability	Operation	Opportunity	Performance Metrics
Basic Salary	Competitive salaries are set to attract, retain and motivate executives to deliver superior performance in line with Smurfit Kappa’s business strategy.	Reviewed annually; changes are generally effective on 1 January. Set by taking into consideration the individual’s skills, experience, performance and position against peers.	Whilst there is no maximum salary level, basic salary increases will normally be in line with the range of increases for the wider workforce. The Smurfit Kappa remuneration committee may at	Not applicable.

Component	Purpose and Link to Strategy, Long-term Interests and Sustainability	Operation	Opportunity	Performance Metrics
		When determining increases, consideration is given to: (i) scope of role and responsibility; (ii) personal performance; (iii) Smurfit Kappa performance; (iv) step changes in responsibility; (v) remuneration trends across Smurfit Kappa; and (vi) competitive market practice.	its discretion award larger increases in certain circumstances, such as a change in responsibilities or development in the role.
Annual Bonus Plan	To incentivise the executives to achieve clearly defined stretching annual targets (financial and non-financial) which are aligned with Smurfit Kappa’s strategy. A deferral element in shares provides a retention element and aligns executives with shareholder interests.
Performance measures, their respective weightings and targets are normally set each year by the Smurfit Kappa remuneration committee to ensure continued alignment with Smurfit Kappa strategy.
Payouts are determined by the Smurfit Kappa remuneration committee after the year-end taking into account performance against targets. The Smurfit Kappa remuneration committee retains the discretion to review out-turns to ensure they are appropriate in the
			The maximum bonus opportunity in respect of a financial year is 150% of basic salary. Up to 25% of the bonus pays out for threshold performance.	Performance is measured against a range of key financial, operational/strategic, sustainability and individual performance metrics. No less than 60% of the bonus will be based on financial measures.

Component	Purpose and Link to Strategy, Long-term Interests and Sustainability	Operation	Opportunity	Performance Metrics

context of overall performance and how it was delivered.
50% of any bonus award is normally deferred into shares (referred to as “deferred bonus plan awards”) that vest at the end of a period of three years based on continued employment.
Deferred bonus plan awards may include the right to receive (in cash or shares) the value of the dividends that would have accrued during the vesting period.
Malus and clawback provisions are in place.
The Smurfit Kappa remuneration committee may adjust and amend awards in accordance with the rules.

Performance Share Plan (PSP)	To incentivise the executives to achieve clearly defined stretching long-term targets which are aligned with Smurfit Kappa’s long-term strategic and sustainability ambition.	Annual awards are normally subject to a performance period of no less than three years. Following vesting based on performance and settlement in shares, awards will then normally be subject to a holding period of	The maximum PSP award opportunity in respect of a financial year is 250% of basic salary. Up to 25% of the award pays out for threshold performance.	Performance measures for the PSP are selected by the Smurfit Kappa remuneration committee to be aligned with Smurfit Kappa’s long-term strategic priority of delivering sustainable returns to shareholders.

Component	Purpose and Link to Strategy, Long-term Interests and Sustainability	Operation	Opportunity	Performance Metrics

two years.
Performance measures, their weightings and targets are normally reviewed each year by the Smurfit Kappa remuneration committee to ensure continued alignment with Smurfit Kappa’s long-term strategy.
Vesting levels are determined by the Smurfit Kappa remuneration committee after the end of the performance period taking into account performance against targets. The Smurfit Kappa remuneration committee retains the discretion to review formulaic outcomes to ensure they are appropriate in the context of overall performance and how it was delivered. Any adjustment to the formulaic outcome will be communicated to investors at the end of the performance period.
Awards may include the right to receive (in cash or shares) the value of
Prior to each grant, the Smurfit Kappa remuneration committee will select performance measures and targets. Measures may be financial, non-financial, share-price based, strategic, and sustainability-focused or on any other basis that the Smurfit Kappa remuneration committee considers appropriate.

Component	Purpose and Link to Strategy, Long-term Interests and Sustainability	Operation	Opportunity	Performance Metrics

the dividends that would have accrued during the performance period and any holding period.
Malus and clawback provisions are in place.
The Smurfit Kappa remuneration committee may adjust and amend awards in accordance with the rules.

Pension and Benefits	To provide a market competitive package to attract and retain executives.
Contributions are made to the Smurfit Kappa defined contribution pension arrangement, or equivalent cash allowances are paid.
Benefits relate principally to the use of company cars. Other benefits may be provided, including in connection with relocation.
			Maximum company contribution to the defined contribution pension, or cash equivalent, set at 10% of salary for Messrs. Smurfit and Bowles, aligned with the workforce rate. Company contributions to the defined contribution pension for Messrs. Sellier and Mayer are not subject to a maximum amount; in 2023, company contributions were $19,800 (3.3% of salary) for Mr. Sellier and $4,943 (0.7% of salary) for Mr. Mayer.	Not applicable.

Base Salaries
The review of the salaries for the executive officers at the year-end of 2023 considered the performance of Smurfit Kappa and the executive officers, increases of the wider workforce and the macroeconomic environment. Following consideration, the Smurfit Kappa remuneration committee approved an increase of 4% for each of the executive officers from 1 January 2024 which is in line with the average increase for the wider workforce.
Performance-Based Compensation
Performance measures and targets (both short and long-term) are set each year taking into account a range of internal and external factors including internal forecasts, prior year performance, degree of stretch within the business plan, market conditions and expectations, and sector and regulatory developments. Performance targets take account of market expectations with regards to future developments in Smurfit Kappa’s external environment, which in turn feed into specific objectives based on strategy. The combination of performance measures and targets for the incentive arrangements (both short and long-term) are chosen to create direct alignment to the successful implementation of our strategy which will result in the delivery of sustainable long-term shareholder value.
The Smurfit Kappa remuneration committee believes it is important for the executive officers that a significant portion of the package is performance-related and a significant portion is delivered in shares to align their interests with shareholders. The following table sets out the rationale for the performance measures chosen for the incentive plans.
Element of Reward	Bucket of Metrics	Rationale/Types of Metrics Used
Annual Bonus Plan	Financial metrics
Measures chosen to support delivery of the Smurfit Kappa annual business plan.
Metrics vary annually but may include metrics linked to:
•
Profitability;

•
Cash generation; and

•
Any other performance perspective considered appropriate by the Smurfit Kappa remuneration committee.

Non-financial metrics
Measures chosen to support delivery of the Smurfit Kappa annual strategic priorities.
Metrics vary annually but may include metrics linked to:
•
Health, Safety and Wellbeing;

•
People and ESG;

•
Personal/Strategic Goals; and

•
Any other performance perspective considered appropriate by the Smurfit Kappa remuneration committee.

Element of Reward	Bucket of Metrics	Rationale/Types of Metrics Used
Performance Share Plan	Financial/sustainability metrics
Measures chosen to support delivery of the Smurfit Kappa long-term strategic and sustainability priorities. Metrics may vary by cycle but may include metrics linked to:
•
Profitability (e.g. earnings per share (“EPS”));

•
Efficient use of capital employed (e.g. return on capital employed (“ROCE”));

•
Total shareholder return (“TSR”) (e.g. relative TSR); and

•
Sustainability (e.g. water reduction/climate change/waste reduction).

2023 Annual Bonus and 2021-23 PSP
Actual financial results disclosed below are based on Smurfit Kappa’s financial statements for the relevant periods, which were prepared in accordance with the IFRS EU accounting standards. Given that these results represent the actual performance numbers used by the Smurfit Kappa remuneration committee to determine and approve the relevant compensatory payments, these numbers have not been revised to conform to U.S. GAAP.
Smurfit Kappa reported strong results for 2023, with adjusted EBIT of €1,404 million and a free cash flow of €628 million. The EBIT achievement used in the calculation of the 2023 annual bonus outcome was adjusted for the impact of acquisitions. The purpose of the adjusted measures is to ensure the same basis is used when assessing the performance outcomes, to ensure comparability. In this context, the Smurfit Kappa remuneration committee reviewed performance against the metrics and the operational and strategic objectives under the annual bonus plan for 2023 and approved a bonus of 90.7% of maximum for Messrs. Smurfit and Bowles, 82.6% of maximum for Mr. Sellier and 83.8% of maximum for Mr. Mayer, in each case with 50% of the annual bonus being deferred into shares for three years in line with policy. The tables below set forth in more detail the achievement of applicable performance metrics for each executive officer.
Messrs. Smurfit and Bowles

People and ESG Outcome for Messrs. Smurfit and Bowles
Focus area	Objectives	Assessment	Resultant Payout (%)
People	Develop next generation of leaders, increase employee engagement, promote and champion Inclusion, Diversity and Equality (“ID&E”) programmes.	• Carried out successful strategic talent review for top talent. • Continued to focus on and build the talent pool of high potential leaders. • Created a development plan to ensure the readiness for the future Smurfit Kappa Group CEO and Smurfit Kappa Group CFO positions. • Developed and completed a detailed workforce engagement schedule which included frequent direct and indirect engagement opportunities. • Progressed Smurfit Kappa’s ID&E agenda and delivered on its target of having 25% of management positions held by women by 2024, with a level of 25.1% at the end of 2023.	100%
Sustainability	Drive Smurfit Kappa to be a fully sustainable circular business.	• Continued to make significant progress towards achieving Smurfit Kappa’s sustainability goals. The Smurfit Kappa Group made progress on a number of its key sustainability targets, such as selling over 95% of packaging solutions as Chain of Custody certified two years earlier than target. • Undertook a number of important	100%

Focus area	Objectives	Assessment	Resultant Payout (%)

sustainability projects during the year.
•
Smurfit Kappa awarded both a Regional Top Rated and Industry Top Rated company by Morningstar Sustainalytics.

•
Continued to achieve strong scores with key rating agencies such as MSCI, ISS ESG and Sustainalytics.

Total: 10% (100)%
Personal/Strategic Goals for Messrs. Smurfit and Bowles
Executive	Objectives	Assessment	Resultant Payout (%)
A. Smurfit	Strategy for Growth Development of strategic plans for Smurfit Kappa.	• Continued to evolve Smurfit Kappa’s strategy through the development of an updated strategic planning process during 2023. • Enhanced the strategic direction of Smurfit Kappa by reaching a definitive agreement on the terms of the proposed Combination. • Ambitious investment and strategic plans developed, presented and approved by the Smurfit Kappa Board. • Identification of new key areas for expansion and development including the completion of two acquisitions which strategically support Smurfit Kappa’s growth plan.	100%

Executive	Objectives	Assessment	Resultant Payout (%)
	Digital enablement Oversee completion of Digital Strategy for Smurfit Kappa.	• Continued implementation and evolvement of the multi-functional Digital Strategy transformation plan and delivered on operational efficiencies outlined in the plan. • Completed the move from a regional reporting structure to a functional reporting structure and the introduction of a Service Management Structure.	100%
			Total: 10% (100%)
K. Bowles	Strategy for Growth Development of strategic plans for Smurfit Kappa.	• Continued to evolve Smurfit Kappa’s strategy through the development of an updated strategic planning process during 2023. • Enhanced the strategic direction of Smurfit Kappa by reaching a definitive agreement on the terms of the proposed Combination. • Ambitious investment and strategic plans developed, presented and approved by the Board. • Identification of new key areas for expansion and development including the completion of two acquisitions which strategically support Smurfit Kappa’s growth plan.	100%

Executive	Objectives	Assessment	Resultant Payout (%)
	Digital enablement Oversee completion of Digital Strategy for Smurfit Kappa.	• Continued implementation and evolvement of the multi-functional Digital Strategy transformation plan and delivered on operational efficiencies outlined in the plan. • Completed the move from a regional reporting structure to a functional reporting structure and the introduction of a Service Management Structure.	100%
			Total: 10% (100%)
Mr. Sellier
Mr. Mayer

The Performance Share Plan (“PSP”) awards for the performance period 2021-2023 were based on the following performance criteria: EPS (pre-exceptional); ROCE; TSR against a bespoke peer group; and sustainability measures. Performance was measured on a straight-line basis between threshold and maximum. In line with Smurfit Kappa’s normal approach for EPS and ROCE, Smurfit Kappa adjusts the achievement for items which would affect comparability such as acquisitions and disposals. These adjustments did not impact on the vesting outcome for the 2021-23 award. Smurfit Kappa have also applied this approach to the ESG-Planet metrics, which were adjusted for an acquisition, resulting in a marginal reduction in the vesting outcome.
The Smurfit Kappa remuneration committee reviewed the outcome of the PSP award for the performance period 2021-2023, which resulted in an adjusted cumulative three-year EPS of €1,078 cent; an adjusted three-year average ROCE of 19.4%; and a TSR performance which was below median versus the global paper and packaging peers in the TSR benchmark. In addition, the results for the ESG metrics were 43.00% for adjusted CO2 Emissions reduction, 36.93% for adjusted water discharge reduction and 36.10% for adjusted waste to landfill reduction. Overall, the 2021 PSP award outcome was 64.44% of maximum. See the table below for more details on the achievement of performance goals for each metric.
Performance Metrics (weightings)	Threshold (25% Vesting)	Maximum (100% Vesting)	Achievement	Level of Vesting
Adjusted EPS (pre-exceptional items – cumulative over three years) (28%)	635c	775c	1,078c	28.00%
Adjusted ROCE (three-year average) (28%)	13.0%	16.0%	19.4%	28.00%
Relative TSR vs. a select peer group (29%)	Median	Upper quartile	Below median	0.00%
ESG-Planet
Adjusted CO2 Emissions Reduction (5%)	39.5%	45.5%	43.00%	3.44%
Adjusted Water Discharge Reduction (5%)	45%	55%	36.93%	0.00%
Adjusted Waste to Landfill Reduction (5%)	25%	27%	36.10%	5.00%
Overall vesting				64.44%
The peer group used for the TSR measure comprised the following companies: Billerud Korsnas, Cascades, DS Smith, Empresas CMPC, Graphic Packaging, International Paper, Klabin, Mayr-Melnhof, Metsa Board, Mondi, Packaging Corporation of America, Stora Enso, UPM-Kymmene and WestRock. Smurfit Kappa finished below median in terms of TSR outcome, as calculated by the external remuneration advisors Ellason, against the peer group for the performance period and was therefore below the threshold in terms of the achievement for the 2021 award.
In determining the outcomes of the 2023 annual bonus and the 2021 PSP cycle, including consideration of potential for windfall gains, the Smurfit Kappa remuneration committee was satisfied that the outcomes reflected the underlying performance of Smurfit Kappa and the experience of stakeholders, and therefore deemed it unnecessary to apply any discretionary overrides or adjustments.
Defined Contribution Pensions
In line with the requirements of the UK Corporate Governance Code and reflecting external sentiment on executive pensions, the Smurfit Kappa remuneration committee agreed with Messrs. Smurfit and Bowles in 2020 that company contributions for their defined contribution pension would be reduced on a phased basis to be in line with the workforce by the end of 2022 (i.e. effective 1 January 2023). The final reduction in their pension rates to 10% of salary was effective from 1 January 2023 and brought the contribution rate in line with the workforce. Messrs. Sellier and Mayer are not subject to the requirements of the UK Corporate Governance Code. The company contributions for Messrs. Sellier and Mayer in 2023 were $19,800 (3.3% of salary) and $4,943 (0.7% of salary), respectively.
Executive Share Ownership Requirements
To align the interests of executive officers with those of shareholders and incentivise long-term performance, the executive officers are subject to certain share ownership requirements. The Group CEO is required to build a shareholding equivalent to 300% of basic salary, the Group CFO a shareholding equivalent to 200% of basic salary and other executive officers a shareholding equivalent to 100% of basic salary. The Group CEO and CFO will normally also be subject to a post-cessation shareholding requirement. The share ownership requirement will apply for the first year post-departure and 50% of the requirement will apply for the second year post-departure.
Retention Bonus Letters with Messrs. Bowles, Sellier and Mayer
In connection with the Combination, Smurfit Kappa entered into retention bonus letters with each of Messrs. Bowles, Sellier and Mayer, the material terms of which are summarized below.
Smurfit Kappa has entered into a retention bonus arrangement with Mr. Bowles whereby Smurfit Kappa will procure the payment to Mr. Bowles of a gross amount equal to €1,135,686, representing 18 months of his base salary at Smurfit Kappa, within 30 days of the date which is the 6 month anniversary of the date of Completion provided that he remains in employment with Smurfit Kappa and its affiliates through the payment date and subject to the satisfactory performance of his role. The arrangement provides that if Mr. Bowles’ employment is terminated prior to the retention bonus payment date for reasons other than misconduct, payment of the retention bonus will be paid promptly following the termination date. If Mr. Bowles resigns or is terminated for misconduct prior to the retention bonus payment date, he will not receive a retention bonus payment.
Smurfit Kappa has entered into a retention bonus arrangement with Mr. Sellier whereby Smurfit Kappa will procure the payment to Mr. Sellier of a gross amount equal to $897,000, representing 18 months of his base salary at Smurfit Kappa, within 30 days of the date which is the 6 month anniversary of the date of Completion provided that he remains in employment with Smurfit Kappa and its affiliates through the payment date and subject to the satisfactory performance of his role. The arrangement provides that if Mr. Sellier’s employment is terminated prior to the retention bonus payment date for reasons other than misconduct, payment of the retention bonus will be paid promptly following the termination date. If Mr. Sellier resigns or is terminated for misconduct prior to the retention bonus payment date, he will not receive a retention bonus payment.
Smurfit Kappa has entered into a retention bonus arrangement with Mr. Mayer whereby Smurfit Kappa will procure the payment to Mr. Mayer of a gross amount equal to €683,173, representing 12 months of his base salary at Smurfit Kappa, within 30 days of the first anniversary of the date of Completion provided that he remains in employment with Smurfit Kappa and its affiliates through the payment date and subject to the satisfactory performance of his role. The arrangement provides that if Mr. Mayer’s employment is terminated prior to the retention bonus payment date for reasons other than misconduct, payment of the retention bonus will be paid promptly following the termination date. If Mr. Mayer resigns or is terminated for misconduct prior to the retention bonus payment date, he will not receive a retention bonus payment.
Compensation Recovery Provisions
Recovery provisions (clawback and malus) may be enforced in the event of:
•
A material misstatement of the Group’s consolidated audited financial statements

•
Where an award was determined by reference to an assessment of a performance condition which was based on an error, or inaccurate or misleading information

•
Fraud or other material financial irregularity affecting Smurfit Kappa

•
The occurrence of an event that causes or is likely to cause reputational damage to Smurfit Kappa

•
Serious misconduct by a participant

•
Corporate failure

•
Other circumstances which the Smurfit Kappa remuneration committee in its discretion considers to be similar in their nature or effect as the above

Recovery provisions may be enforced in respect of the cash bonus for three years following payment, in respect of deferred shares at any time prior to the normal vesting date and in respect of PSP awards for five years from grant.
Roles of the Smurfit Kappa remuneration committee
Roles of the Smurfit Kappa remuneration committee include the following:
•
Determine the remuneration framework or broad policy for the Smurfit Kappa Chair of the Board of Directors, Chief Executive Officer, Chief Financial Officer, and other senior executives

•
Continually review the ongoing appropriateness, competitiveness and relevance of remuneration policies

•
Approve the design and determine targets for any performance-related pay schemes

•
Determine the policy for and scope of pension arrangements for Chief Executive Officer, Chief Financial Officer and other senior executives

•
Review the workforce remuneration trends and related policies across Smurfit Kappa and the alignment of incentives and reward with Smurfit Kappa’s culture

•
Oversee any major changes in employee benefits throughout Smurfit Kappa

•
Ensure effective engagement with relevant stakeholders in relation to remuneration and related policies and practices

The Smurfit Kappa remuneration committee is chaired by Jørgen Buhl Rasmussen and currently comprises three non-executive directors. The Smurfit Kappa remuneration committee receives advice from independent remuneration consultants, as appropriate, to supplement its knowledge and to keep the committee updated on current trends and practices. In 2023, the Smurfit Kappa remuneration committee received advice from its independent advisors, Ellason LLP, in relation to the external governance landscape and on the approach to executive remuneration in Smurfit Kappa going forward. The Smurfit Kappa remuneration committee considers that the advice provided by Ellason, who do not have any other affiliation with Smurfit Kappa, was objective and independent. An internal evaluation of the Smurfit Kappa remuneration committee was undertaken in 2023. The conclusion from that process was that the performance of the Smurfit Kappa remuneration committee and its Chair were satisfactory.
EXECUTIVE COMPENSATION TABLES
Summary Compensation Table for 2023
Name and Principal Position (a)(5)	Year (b)	Salary ($) (c)	Stock Awards ($) (e)(1)	Non-Equity Incentive Plan Compensation ($) (g)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(3)	All Other Compensation ($) (i)(4)	Total ($) (j)
Anthony Smurfit	2023	1,282,083	4,063,801	871,752	—	132,838	6,350,474
Group Chief Executive Officer
Ken Bowles	2023	787,293	2,145,450	535,319	—	109,605	3,577,667
Group Chief Financial Officer
Laurent Sellier	2023	598,000	1,575,693	370,493	—	188,859	2,733,045
Chief Executive Officer, the Americas
Saverio Mayer	2023	710,395	1,881,992	446,297	—	101,846	3,140,530
Chief Executive Officer, Europe

(1)
Amounts in this column represent the aggregate grant date fair value of Smurfit Kappa deferred bonus plan awards and performance share plan awards calculated in accordance with generally accepted accounting principles for stock-based compensation in Accounting Standards Codification Topic 718. This column was prepared assuming none of the awards were or will be forfeited. The amounts were calculated based on assumptions as described in Note 16 of Smurfit Kappa’s audited financial statements in this proxy statement/prospectus.

(2)
Amounts in this column represent the 50% of the 2023 annual bonus that is paid in cash. As described above, the remaining 50% of annual bonus is paid in the form of deferred bonus plan awards. The deferred bonus awards granted in 2023 in respect of the 2022 performance period are included in column (e). The deferred bonus awards granted in 2024 in respect of the 2023 performance period will be reported in the 2024 Summary Compensation Table, with values equal to the portion paid in cash and set forth in this column (g).

(3)
Amounts in this column represent the changes in the actuarial present value for the executive officers’ accumulated benefits under Smurfit Kappa’s defined benefit pension scheme, collectively referred to as the “accumulated pension change.” Messrs. Sellier and Mayer have not participated in the defined benefit pension scheme. In 2023, Messrs. Smurfit and Bowles accepted a transfer value option which was made available to all employed members of the defined benefit pension scheme during the year, as a result of which their accumulated benefits under the scheme are zero as of December 31, 2023. Accumulated pension change amounts that are negative have not been included in this column pursuant to applicable rules and are set forth in the table below.

Name	Year	Accumulated Pension Change ($)
Anthony Smurfit	2023	(7,981,640)
Ken Bowles	2023	(1,514,876)

(4)
All Other Compensation for 2023 is comprised of:

Name	Defined Contribution Pension Plan ($)(a)	Cash Allowance in Lieu of Pension Contributions ($)(b)	Company Car ($)(c)	HealthCare/ Check-up Benefits ($)(d)	Housing Benefit ($)(e)	Travel Allowance ($)(f)	Total ($)
Anthony Smurfit	—	128,208	4,630	—	—	—	132,838
Ken Bowles	—	78,729	30,876	—	—	—	109,605
Laurent Sellier	19,800	—	18,000	22,119	98,940	30,000	188,859
Saverio Mayer	4,943	—	26,908	11,409	58,586	—	101,846

(a)
Represents company contributions to the Smurfit Kappa defined contribution pension arrangement.

(b)
Represents cash allowance in lieu of company contributions to the Smurfit Kappa defined contribution pension arrangement.

(c)
Represents the aggregate incremental cost to Smurfit Kappa of providing car benefits.

(d)
Represents the aggregate incremental cost to Smurfit Kappa of providing management level healthcare/check-up benefits.

(e)
Represents lease payments made by Smurfit Kappa on behalf of, and housing allowance paid to, Messrs. Sellier and Mayer. With respect to Mr. Sellier, this benefit was part of the relocation benefits package provided in connection with his relocation to the United States and expired in 2023.

(f)
Represents travel allowance paid to Mr. Sellier. This benefit was part of Mr. Sellier’s relocation benefits package provided in connection with his relocation to the United States and expired in 2023.

(5)
Titles in the table reflect positions with Smurfit Kappa during 2023. See table above (under “Historical Compensation”) for titles with Smurfit WestRock following the Completion. Other than cash compensation for Mr. Sellier (which was paid in US dollars) and the equity award grant date fair values in column (e) (which were calculated using assumptions described in Note 16 of Smurfit Kappa’s audited financial statements in this proxy statement/prospectus and based on exchange rates used for such purpose), compensation for the executive officers was paid in Euros and is presented in the table in US dollars based on the average daily exchange rate for 2023 as reported by Bloomberg — 1.08144.

Grants of Plan-Based Awards in 2023
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock Awards ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Anthony Smurfit	2/1/2023(1)	0	480,781	961,562
	9/22/2023(2)				22,954	N/A	91,816		3,166,734
	9/22/2023(3)							23,049	897,067
Ken Bowles	2/1/2023(1)	0	295,235	590,469
	9/22/2023(2)				11,558	N/A	46,233		1,594,576
	9/22/2023(3)							14,154	550,874
Laurent Sellier	2/1/2023(1)	0	224,250	448,500
	9/22/2023(2)				8,655	N/A	34,620		1,194,044
	9/22/2023(3)							9,806	381,649
Saverio Mayer	2/1/2023(1)	0	266,398	532,796
	9/22/2023(2)				10,175	N/A	40,700		1,403,743
	9/22/2023(3)							12,288	478,249

(1)
Represents 50% of the annual bonus for 2023 granted pursuant to the Smurfit Kappa 2023 annual bonus plan and paid in cash. As described above, the remaining 50% of the bonus is expected to be awarded in the form of deferred bonus plan awards granted in 2024 subject to service-based vesting.

(2)
Performance share plan awards for the 2023-2025 performance period granted pursuant to the Smurfit Kappa performance share plan. Performance share plan awards do not have a target performance level. The maximum number of shares issuable in respect of the award is presented in the “Maximum” column, and the number of shares issuable upon the achievement of threshold performance is presented in the “Threshold” column.

(3)
Deferred bonus plan awards in respect of 2022 annual bonus granted pursuant to the Smurfit Kappa 2022 annual bonus plan.

Outstanding Equity Awards at Fiscal Year-End 2023
	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(2)
Anthony Smurfit	59,688	2,316,018	216,988	8,419,583
Ken Bowles	35,910	1,393,382	108,241	4,199,975
Laurent Sellier	22,780	883,911	73,611	2,856,259
Saverio Mayer	30,372	1,178,496	90,815	3,523,810

(1)
Below is the breakdown by year of the outstanding Smurfit Kappa deferred bonus plan awards as of December 31, 2023:

Name	Award in respect of 2019 bonus (vesting period 2020-2022) (#)a	Award in respect of 2020 bonus (vesting period 2021-2023) (#)	Award in respect of 2021 bonus (vesting period 2022-2024) (#)	Award in respect of 2022 bonus (vesting period 2023-2025) (#)	Total (#)
Anthony Smurfit	1,746	17,114	17,779	23,049	59,688
Ken Bowles	980	9,940	10,836	14,154	35,910
Laurent Sellier	—	6,028	6,946	9,806	22,780
Saverio Mayer	—	8,622	9,462	12,288	30,372

(a)
The 2020 deferred bonus plan award of Messrs. Smurfit and Bowles was subject to an underpin pending the final outcome of appeals by Smurfit Kappa Italia of fines imposed on the Smurfit Kappa subsidiary in 2019. As the outcome was not known at the time of vesting, the Smurfit Kappa remuneration committee considered the vesting of the 2020 deferred bonus plan awards and in their discretion decided to withhold 10% of the award pending the final outcome of the process for Smurfit Kappa Italia, which withheld amount remained outstanding as of December 31, 2023.

(2)
Value based on the number of deferred bonus plan awards or performance share plan awards reflected in column (g) or (i), as applicable, multiplied by $38.80, which is the Smurfit Kappa year-end per share closing stock price for 2023 (€35.88) converted to U.S. dollars based on the average daily exchange rate for 2023 as reported by Bloomberg — 1.08144.

(3)
Below is a breakdown by year of the outstanding Smurfit Kappa performance share plan awards as of December 31, 2023:

Name	2021-23 Award (#)	2022-24 Award (#)	2023-25 Award (#)	Total (#)
Anthony Smurfit	48,236	75,921	92,831	216,988
Ken Bowles	23,269	38,228	46,744	108,241
Laurent Sellier	13,549	25,060	35,002	73,611
Saverio Mayer	19,380	30,286	41,149	90,815
The number of shares and values shown above for the performance share plan awards reflect the achievement of applicable performance goals at the maximum level, except that for the 2021-23 award, the numbers and values reflect the actual level of achievement of applicable performance goals as certified by the Smurfit Kappa remuneration committee in early 2024 — i.e., 64.44% of maximum.

Option Exercises and Stock Vested During 2023
	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)(1)	Value Realized on Vesting ($) (e)(2)
Anthony Smurfit	95,275	3,238,365
Ken Bowles	45,784	1,556,183
Laurent Sellier	30,677	1,042,701
Saverio Mayer	42,141	1,432,358

(1)
Reflects Smurfit Kappa performance share plan awards for the 2020-22 performance period ended December 31, 2022, which were settled on September 22, 2023, and Smurfit Kappa deferred bonus plan awards in respect of 2019 (vesting period 2020-22), which were settled on September 22, 2023. Includes corresponding dividend equivalents, which were credited in the form of additional units, in the case of performance share plan awards.

(2)
Reflects the value of Smurfit Kappa performance share plan awards and deferred bonus plan awards based on the closing stock price of €31.43 per share on September 22, 2023 (as converted to U.S. dollars based on the average daily exchange rate for 2023 as reported by Bloomberg — 1.08144). Although not included in the table above, the value of cash dividend equivalents paid on vested deferred bonus plan awards to Messrs. Smurfit, Bowles, Sellier and Mayer was $58,730, $32,957, $22,686, and $25,957, respectively (which amounts were paid in Euros but converted to U.S. dollars based on the exchange rate noted in the previous sentence).

Pension Benefits for 2023
Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)(1)
Anthony Smurfit	—	—	—
Ken Bowles	—	—	—
Laurent Sellier	—	—	—
Saverio Mayer	—	—	—

(1)
As noted above, Messrs. Smurfit and Bowles accepted a transfer value option which was made available to all employed members of the defined benefit pension scheme during the year, as a result of which their accumulated benefits under the scheme are zero as of December 31, 2023. Messrs. Sellier and Mayer have not participated in the defined benefit pension scheme.

Defined Benefit Pension Plan
Messrs. Smurfit and Bowles previously participated in a Smurfit Kappa contributory defined benefit pension plan based on an accrual rate of 1/60th of pensionable salary for each year of pensionable service, designed to provide two thirds of salary at retirement for full service. The plan was closed to future accrual with effect from June 30, 2016 and was replaced by a defined contribution plan. All pension benefits are determined solely in relation to basic salary. As noted above, during 2023, Smurfit Kappa made a transfer value option available to all employed members of the plan. The terms of the transfer value option were consistent across all members. On acceptance of the option all associated defined benefit pension obligations in respect of Messrs. Smurfit and Bowles have been removed.
Potential Payments upon Termination or Change of Control
This section describes the payments and benefits the executive officers would receive in connection with certain employment termination scenarios or upon a change of control during fiscal year 2023. Other than cash payments to Mr. Sellier (which would be made in U.S. dollars), such payments and benefits would be made in Euros but are presented in this section in U.S. dollars based on the average daily exchange rate for 2023 as reported by Bloomberg — 1.08144.
Executive Officers
Service Contracts
During fiscal year 2023, Mr. Smurfit was party to a service contract with Smurfit Kappa which provided for, in the event of a termination of Mr. Smurfit’s employment by the employer without cause, 12 months’ advance notice or, at the employer’s option, payment in lieu of notice (“PILON”) equal to (a) annual salary, (b) highest annual bonus for the prior three years, (c) regular pension contributions made by the company in respect of annual salary and (d) cash value of any perks or benefits on an annual basis (other than equity or equity-like incentives). If such termination occurred on December 31, 2023 and the employer chose to provide PILON, the estimated value of the PILON payments and benefits would be: $3,225,657.
During fiscal year 2023, Mr. Bowles was party to a service contract with Smurfit Kappa which provides for, in the event of a termination of Mr. Bowles’s employment by the employer without cause, 12 months’ notice or, at the employer’s option, PILON equal to (a) annual salary, (b) regular pension contributions made by the company in respect of annual salary and (c) cash value of any perks or benefits on an annual basis (other than equity or equity-like incentives). If such termination occurred on December 31, 2023 and the employer chose to provide PILON, the estimated value of the PILON payments and benefits would be: $896,898.
The service contracts with Messrs. Smurfit and Bowles do not provide for enhanced severance benefits in the event of a qualifying termination in connection with a change in control.
During fiscal year 2023, Mr. Sellier was eligible to receive termination indemnity payments, in the event of a termination of Mr. Sellier’s employment by the employer without cause, equal to 0.5 months of cash compensation per year of seniority capped at 15 months, which amount is increased by 15% because Mr. Sellier was aged 55 or over. Cash compensation used to calculate the indemnity is based on 1/12 of the gross remuneration of the past 12 months preceding the termination and consists of base salary, cash bonus and any BIK or contractual allowance which are part of the gross payment. If such termination occurred on December 31, 2023, the estimated value of the termination indemnity payments would be: $1,456,289.
During fiscal year 2023, Mr. Mayer was eligible for the payment of PILON and termination payments provided for under Italian law and the applicable National Collective Agreement, in the event of a termination of Mr. Mayer’s employment by the employer without cause, equal to 12 months of total compensation, which is calculated by taking into account, in addition to base salary, the average amount of any bonuses paid in the last three years of employment plus the value of any benefits assigned to Mr. Mayer. If such termination occurred on December 31, 2023, the estimated value of the termination payments would be: $1,745,967.
Treatment of Incentive Compensation
The table below sets out the treatment of annual bonus, deferred bonus plan awards and performance share plan awards for good and bad leavers. A good leaver is an executive who ceases to be an employee of Smurfit Kappa by reason of:
•
death;

•
ill health, injury or disability;

•
redundancy;

•
retirement with the agreement of the Smurfit Kappa remuneration committee; or

•
the sale of the individual’s employing business or company out of Smurfit Kappa; or

•
other circumstances at the discretion of the Smurfit Kappa remuneration committee.

Estimated values in the table below assume a good leaver termination on December 31, 2023 and are calculated based on the closing stock price of Smurfit Kappa as of such date (€35.88) and converted to U.S. dollars based on the average daily exchange rate for 2023 as reported by Bloomberg — 1.08144, as applicable. The values of performance share plan awards with a performance period ending on December 31, 2023 are reflected based on actual performance and the values of performance share plan awards with performance periods ending after December 31, 2023 are estimated assuming performance goals are achieved in full.
Awards	Bad Leavers	Good Leavers	Estimated Values
Annual Bonus Plan	Not eligible to receive a bonus, except where a contractual entitlement exists.	If the termination date falls during the performance year, eligible for a bonus pro-rated for time and performance as appropriate.	Mr. Smurfit: $1,162,336 Mr. Bowles: $713,760 Mr. Sellier: $493,991 Mr. Mayer: $595,063
		Awards will be paid in the normal manner, including an appropriate balance of cash and shares, subject to the Smurfit Kappa remuneration committee determining a different approach should apply (e.g. on death).	The above amounts are based on actual performance in respect of 2023.
Deferred Bonus Plan Awards	Awards lapse in full on cessation of employment.	Outstanding awards will be retained by participants and would vest in full at the normal time.	Mr. Smurfit: $2,316,018 Mr. Bowles: $1,393,382 Mr. Sellier: $883,911 Mr. Mayer: $1,178,496
The Smurfit Kappa remuneration committee retains discretion to accelerate vesting where it is considered appropriate (e.g. on death).
Performance Share Plan Awards	For leavers during the performance period, awards lapse in full on cessation of employment.	During the performance period, outstanding awards will be retained and would vest at the normal time taking into account the extent to which the performance conditions have been achieved (measured at the normal time) and time in employment as a proportion of the performance period.	Mr. Smurfit: $5,036,263 Mr. Bowles: $2,496,357 Mr. Sellier: $1,626,699 Mr. Mayer: $2,067,656
For any leavers during the holding period, outstanding awards will be released at the

Awards	Bad Leavers	Good Leavers	Estimated Values
normal time, except where a participant is summarily dismissed, in which case awards lapse in full on cessation of employment.
The Smurfit Kappa remuneration committee retains discretion to accelerate the vesting or release of awards where it is considered appropriate (e.g. on death).
Other than as set forth in the table above, there is no enhanced termination treatment in respect of the annual bonus, deferred bonus plan awards and performance share plan awards in the event of a qualifying termination in connection with a change in control.
POST-COMPLETION COMPENSATION ARRANGEMENTS
This section discusses certain compensation arrangements that are expected to apply to executive officers of Smurfit WestRock after Completion. The executive compensation program remains subject to review and approval by the Smurfit WestRock compensation committee after Completion.
Executive Compensation Elements
It is expected that Smurfit WestRock’s executive compensation program will include three principal elements: (i) annual base salary, (ii) annual short-term incentive and (iii) annual long-term incentive.
Annual Base Salary
Annual base salary provides a fixed incentive that corresponds to an executive’s experience and job scope. The expected initial annual base salary of each executive officer will be as set forth in the table below.
Executive Officer	Annual Base Salary(1)	Annual Base Salary (USD)(2)
Anthony Smurfit – President and Group Chief Executive Officer	€1,387,040	$1,500,000
Ken Bowles – Executive Vice President and Group Chief Financial Officer	€878,458	$950,000
Laurent Sellier – President and Chief Executive Officer, North America (including Mexico)	$900,000	$900,000
Saverio Mayer – President and Chief Executive Officer, Europe, MEA and APAC	€762,872	$825,000
Jairo Lorenzatto – President and Chief Executive Officer, LATAM	$500,000	$500,000

(1)
Reflects annual base salary in the currency in which it will be paid, as set forth in the applicable service contract or offer letter and summarized below.

(2)
For illustrative purposes and in order to create a consistent presentation, reflects the base salary amounts in U.S. dollars, with conversion from Euros (for those executives who will be paid in Euros) based on an exchange rate of 1.08144, which represents the average daily exchange rate for 2023 (as reported in Bloomberg).

Annual Short-Term Incentive Program
Each executive officer is expected to be eligible to participate in an annual short-term incentive program. The table below reflects the initial target annual short-term incentive opportunity of each executive officer, which opportunity is expected to apply on a prorated basis for the portion of Smurfit WestRock’s fiscal year 2024 that follows Completion. The performance metrics and related targets for the short-term incentive program are subject to review and approval by the Smurfit WestRock compensation committee following Completion. Each earned annual short-term incentive award will be paid in the form of cash.
Executive Officer	Annual Base Salary (USD)(1)	Target Short-Term Incentive Opportunity (%)	Target Short-Term Incentive Opportunity (USD)
Anthony Smurfit – President and Group Chief Executive Officer	$1,500,000	175%	$2,625,000
Ken Bowles – Executive Vice President and Group Chief Financial Officer	$950,000	125%	$1,187,500
Laurent Sellier – President and Chief Executive Officer, North America (including Mexico)	$900,000	75%	$675,000
Saverio Mayer – President and Chief Executive Officer, Europe, MEA and APAC	$825,000	75%	$618,750
Jairo Lorenzatto – President and Chief Executive Officer, LATAM	$500,000	75%	$375,000

(1)
For illustrative purposes and in order to create a consistent presentation, reflects the base salary amounts in U.S. dollars, with conversion from Euros (for those executives who will be paid in Euros) based on an exchange rate of 1.08144, which represents the average daily exchange rate for 2023 (as reported in Bloomberg).

Annual Long-Term Incentive Awards
It is expected that Smurfit WestRock will maintain an annual long-term incentive program designed to retain key executives and to align the interests of Smurfit WestRock executives with the achievement of sustainable long-term growth and performance. It is expected that annual equity awards with multi-year vesting periods will consist primarily of performance-based awards, with performance-based awards representing 75% of the grant date value for each executive officer and time-based restricted stock unit awards representing the remaining 25% of the grant date value for each executive officer. The terms of annual equity compensation awards, including the form of awards, applicable performance metrics and targets, and vesting schedules, are subject to review and approval by the Smurfit WestRock compensation committee following Completion.
The table below reflects the proposed initial target annual long-term incentive opportunity of each executive officer, which will be expressed in U.S. dollars for each executive officer. It is anticipated that the Smurfit WestRock compensation committee will grant a prorated long-term incentive award to certain executive officers shortly after Completion in order to implement their new annual compensation opportunity for the portion of the year that follows Completion.
Executive Officer	Target Long-Term Incentive Opportunity
Anthony Smurfit – President and Group Chief Executive Officer	$11,250,000
Ken Bowles – Executive Vice President and Group Chief Financial Officer	$3,250,000
Laurent Sellier – President and Chief Executive Officer, North America (including Mexico)	$2,250,000
Saverio Mayer – President and Chief Executive Officer, Europe, MEA and APAC	$2,250,000
Jairo Lorenzatto – President and Chief Executive Officer, LATAM	$800,000
Executive Officer Stock Ownership Guidelines
It is also expected that Smurfit WestRock will, prior to Completion, establish an executive stock ownership policy effective upon Completion. The policy will require each executive officer to beneficially own Smurfit WestRock common stock equal in value to a multiple of the executive officers’s annual base salary within five years of commencing to serve as an executive officer of Smurfit WestRock.
Individual Agreements
It is expected that Smurfit WestRock or a subsidiary thereof will enter into a service contract or an offer letter with each of the executive officers with respect to their Smurfit WestRock executive positions effective upon Completion. Set forth below is a description of the material terms of each expected service contract or offer letter.
Service Contract with Mr. Smurfit
Mr. Smurfit will serve as President and Group Chief Executive Officer of Smurfit WestRock and will receive an annual base salary of €1,387,040, subject to annual review by the Smurfit WestRock compensation committee, and, starting with calendar year 2025, a target annual bonus opportunity of 175% of annual base salary. For calendar year 2024, Mr. Smurfit will be eligible to receive a prorated annual bonus with respect to the portion of the 2024 fiscal year of Smurfit Kappa that has elapsed prior to Completion based on actual performance, as well as a prorated annual bonus for the remainder of the 2024 calendar year with the same target annual bonus opportunity that applies for 2025. Mr. Smurfit will also be eligible to receive annual equity awards, which are expected to have a target aggregate grant date fair value of $11,250,000 in respect of 2025. See the section below entitled “Smurfit WestRock 2024 Long-Term Incentive Plan” for a description of the plan under which equity awards are intended to be granted.
Mr. Smurfit will be eligible to participate in all health, welfare and other benefits programmes applicable to executives in the relevant regions. Mr. Smurfit will be entitled to a cash allowance in lieu of employer’s pension contribution at a rate of 10% of basic salary. He will also be provided with a car benefit and Smurfit WestRock will cover the cost of up to two club memberships of Mr. Smurfit’s choice (provided that the selection of the clubs is subject to approval by the Smurfit WestRock Board).
Mr. Smurfit’s service contract will be terminable on not less than 12 months’ notice by either party. The employer will be entitled to terminate Mr. Smurfit’s employment by making a payment in lieu of notice (“PILON”) equal to the basic salary only that would have been due during the notice period. The payment in lieu may be paid in equal monthly instalments until the end of the period to which PILON is made. Mr. Smurfit may also be placed on garden leave for some or all of his notice period, during which he shall continue to receive basic salary and contractual benefits (excluding bonuses).
Mr. Smurfit will also be eligible to participate in Smurfit WestRock’s Executive Severance Plan, as in effect from time to time and subject to the terms and conditions of such plan. Pursuant to the terms of the Executive Severance Plan, any notice or PILON provided under the service contract will reduce ratably the severance benefits provided under the Executive Severance Plan. See the section below entitled “Executive Severance Plan” for further details.
The employer will be entitled to summarily dismiss Mr. Smurfit in certain circumstances, as set out in his service contract and subject to applicable law.
Mr. Smurfit will be subject to confidentiality and intellectual property obligations both during employment and on the termination of employment. He will also be subject to non-competition, non-solicitation and non-dealing restrictive covenants for a period of 12 months after the termination of his employment (reduced by any period of garden leave to which Mr. Smurfit is subject to on the termination of his employment).
Service Contract with Mr. Bowles
Mr. Bowles will serve as Executive Vice President and Group Chief Financial Officer of Smurfit WestRock and will receive an annual base salary of €878,458, subject to annual review by the Smurfit WestRock compensation committee, and, starting with calendar year 2025, a target annual bonus opportunity of 125% of annual base salary. For calendar year 2024, Mr. Bowles will be eligible to receive a prorated annual bonus with respect to the portion of the 2024 fiscal year of Smurfit Kappa that has elapsed prior to Completion based on actual performance, as well as a prorated annual bonus for the remainder of the 2024 calendar year with the same target annual bonus opportunity that applies for 2025. Mr. Bowles will also be eligible to receive annual equity awards, which are expected to have a target aggregate grant date fair value of $3,250,000 in respect of 2025. See the section below entitled “Smurfit WestRock 2024 Long-Term Incentive Plan” for a description of the plan under which equity awards are intended to be granted.
Mr. Bowles will be eligible to participate in all health, welfare and other benefits programmes applicable to executives in the relevant regions. Mr. Bowles will be entitled to a cash allowance in lieu of employer’s pension contribution at a rate of 10% of basic salary. He will also be provided with a car benefit and Smurfit WestRock will cover the cost of membership of two clubs of Mr. Bowles’ choice (provided that the selection of the clubs is subject to approval by the Smurfit WestRock Board).
Mr. Bowles’ service contract will be terminable on not less than 12 months’ notice by either party. The employer will be entitled to terminate Mr. Bowles’ employment by making PILON equal to the basic salary only that would have been due during the notice period. The payment in lieu may be paid in equal monthly instalments until the end of the period to which PILON is made. Mr. Bowles can be placed on garden leave for some or all of his notice period, during which he shall continue to receive basic salary and contractual benefits (excluding bonuses).
Mr. Bowles will also be eligible to participate in Smurfit WestRock’s Executive Severance Plan, as in effect from time to time and subject to the terms and conditions of such plan. Pursuant to the terms of the Executive Severance Plan, any notice or PILON provided under the service contract will reduce ratably the severance benefits provided under the Executive Severance Plan. See the section below entitled “Executive Severance Plan” for further details.
The employer will be entitled to summarily dismiss Mr. Bowles in certain circumstances, as set out in his Service Contract and subject to the applicable law.
Mr. Bowles will be subject to confidentiality and intellectual property obligations both during employment and on the termination of employment. He will also be subject to non-competition, non-solicitation and non-dealing restrictive covenants for a period of 12 months after the termination of his employment (reduced by any period of garden leave to which Mr. Bowles is subject to on the termination of his employment).
Service Contract with Mr. Sellier
Mr. Sellier will serve as President and Chief Executive Officer, North America (including Mexico) and will receive an annual base salary of $900,000, subject to annual review by the Smurfit WestRock compensation committee, and, starting with calendar year 2025, a target annual bonus opportunity of 75% of annual base salary. For calendar year 2024, Mr. Sellier will be eligible to receive a prorated annual bonus with respect to the portion of the 2024 fiscal year of Smurfit Kappa that has elapsed prior to Completion based on actual performance, as well as a prorated annual bonus for the remainder of the 2024 calendar year with the same target annual bonus opportunity that applies for 2025. Mr. Sellier will also be eligible to receive annual equity awards, which are expected to have a target aggregate grant date fair value of $2,250,000 in respect of 2025. See the section below entitled “Smurfit WestRock 2024 Long-Term Incentive Plan” for a description of the plan under which equity awards are intended to be granted.
Mr. Sellier will be eligible to participate in retirement, health, welfare and other benefit programs applicable to similarly situated executives of Smurfit WestRock. He will also be provided with a car benefit.
Mr. Sellier will also be eligible to participate in Smurfit WestRock’s Executive Severance Plan, as in effect from time to time and subject to the terms and conditions of such plan. See the section below entitled “Executive Severance Plan” for further details.
Mr. Sellier will be subject to confidentiality and intellectual property obligations both during employment and on the termination of employment. He will also be subject to non-competition, non-solicitation and non-dealing restrictive covenants for a period of 12 months after the termination of his employment.

Service Contract with Mr. Mayer
Mr. Mayer will serve as President and Chief Executive Officer, Europe, MEA and APAC and will receive an annual base salary of €762,872, subject to annual review by the Smurfit WestRock compensation committee, and, starting with calendar year 2025, a target annual bonus opportunity of 75% of annual base salary. For calendar year 2024, Mr. Mayer will be eligible to receive a prorated annual bonus with respect to the portion of the 2024 fiscal year of Smurfit Kappa that has elapsed prior to Completion based on actual performance, as well as a prorated annual bonus for the remainder of the 2024 calendar year with the same target annual bonus opportunity that applies for 2025. Mr. Mayer will also be eligible to receive annual equity awards, which are expected to have a target aggregate grant date fair value of $2,250,000 in respect of 2025. See the section below entitled “Smurfit WestRock 2024 Long-Term Incentive Plan” for a description of the plan under which equity awards are intended to be granted.
Mr. Mayer will be eligible to participate in all health, welfare and other benefits programmes applicable to executives. He will also be provided with a car benefit.
Mr. Mayer will also be eligible to participate in Smurfit WestRock’s Executive Severance Plan, as in effect from time to time and subject to the terms and conditions of such plan. Pursuant to the terms of the Executive Severance Plan. See the section below entitled “Executive Severance Plan” for further details.
Mr. Mayer will be subject to confidentiality and intellectual property obligations both during employment and on the termination of employment. He will also be subject to non-competition, non-solicitation and non-dealing restrictive covenants for a period of 12 months after the termination of his employment.
Offer Letter with Mr. Lorenzatto
Mr. Lorenzatto will serve as President and Chief Executive Officer, LATAM and will receive an annual base salary of $500,000, subject to annual review by the Smurfit WestRock compensation committee, and, starting with calendar year 2025, a target annual bonus opportunity of 75% of annual base salary. For calendar year 2024, Mr. Lorenzatto will be eligible to receive a prorated annual bonus with respect to the portion of the 2024 fiscal year of WestRock that has elapsed prior to Completion based on actual performance, as well as a prorated annual bonus for the remainder of the 2024 calendar year with the same target annual bonus opportunity that applies for 2025. Mr. Lorenzatto will also be eligible to receive annual equity awards, which are expected to have a target aggregate grant date fair value of $800,000 in respect of 2025. See the section below entitled “Smurfit WestRock 2024 Long-Term Incentive Plan” for a description of the plan under which equity awards are intended to be granted.
Mr. Lorenzatto will be eligible to participate in retirement, health, welfare and other benefit programs applicable to similarly situated executives of Smurfit WestRock. He will also be provided with a car benefit.
For purposes of Mr. Lorenzatto’s Change in Control Severance Agreement with WestRock, the terms of which are consistent with the terms of the Change in Control Severance Agreements to which WestRock’s executive officers are party, as described in the section of this proxy statement/prospectus entitled “The Combination — Interests of WestRock's Directors and Executive Officers in the Combination — Payments Upon Termination At or Following a Change in Control,” Smurfit WestRock acknowledges that Mr. Lorenzatto will have good reason (as defined therein) effective as of Completion and agrees that he may provide notice of his resignation for good reason (which notice shall be provided at least 60 days in advance) until the second anniversary thereof and receive the severance payments and benefits provided under the agreement. In addition, the termination of Mr. Lorenzatto’s employment due to death or disability will constitute a severance qualifying termination under the Change in Control Severance Agreement. Other than as modified by the offer letter, Mr. Lorenzatto’s Change in Control Severance Agreement will remain in effect in accordance with its terms following Completion. If Mr. Lorenzatto remains employed with Smurfit WestRock and does not provide notice of resignation for good reason under his Change in Control Severance Agreement, then the Change in Control Severance Agreement will expire without payment on the second anniversary of Completion. If the Change in Control Severance Agreement expires without Mr. Lorenzatto becoming entitled to receive severance benefits thereunder, and if Mr. Lorenzatto remains employed thereafter, then he will become eligible to participate in Smurfit WestRock’s Executive Severance Plan.

Mr. Lorenzatto’s restrictive covenant agreement with WestRock will remain in effect in accordance with its terms following Completion, with the non-competition, non-solicitation and confidentiality covenants therein modified to cover the applicable businesses, employees and customers of Smurfit WestRock.
Annual Short-Term Incentive Plan
It is expected that Smurfit WestRock will, prior to Completion, adopt an annual short-term incentive plan effective upon Completion. The material terms of the plan, which is subject to review and approval by the Smurfit WestRock compensation committee, are summarized below. The summary does not contain all information about the annual short-term incentive plan. The summary is qualified in its entirety by reference to, and should be read together with, the full text of the annual short-term incentive plan, which will be added as an exhibit to this proxy statement/prospectus in an amendment.
The eligible participants under the annual short-term incentive plan would include Smurfit WestRock executive officers. Pursuant to the annual short-term incentive plan, each executive officer will be eligible for a bonus payable based on the achievement of performance goals established by the Smurfit WestRock compensation committee based on financial, operational, strategic and sustainability performance, individual performance and/or such other measures as may be determined at the discretion of the Smurfit WestRock compensation committee. The performance period under the plan will be Smurfit WestRock’s fiscal year, unless otherwise designated by the Smurfit WestRock compensation committee. Each bonus paid under the plan will be in the form of cash. Upon a change in control, the plan would terminate and each eligible participant would be entitled to a prorated bonus based on the number of days elapsed in the performance period through the change in control and with performance deemed achieved at the greater of the target level and the actual level of achievement through the latest practicable date prior to the change in control.
Executive Severance Plan
It is expected that Smurfit WestRock will, prior to Completion, adopt an Executive Severance Plan effective upon Completion. The material terms of the plan, which is subject to review and approval by the Smurfit WestRock compensation committee, are summarized below. The summary does not contain all information about the Executive Severance Plan. This summary is qualified in its entirety by reference to, and should be read together with, the full text of the Executive Severance Plan, which will be added as an exhibit to this proxy statement/prospectus in an amendment.
The eligible participants under the Executive Severance Plan will include (but not be limited to) Messrs. Smurfit, Bowles, Sellier and Mayer. It is expected that Mr. Lorenzatto would be designated for participation in the Executive Severance Plan after the expiration of his Change in Control Severance Agreement with WestRock on the second anniversary of the Completion should he remain employed by Smurfit WestRock at such time.
Pursuant to the Executive Severance Plan, an eligible executive whose employment is terminated without cause at any time other than on or within the two years following a change in control of Smurfit WestRock, would be entitled to receive (subject to the executive’s execution of a release of claims in favor of Smurfit WestRock and continuing compliance with applicable restrictive covenants):
•
a specified multiple of the sum of the executive’s annual base salary and target annual bonus, with such multiple equal to 2x (for Mr. Smurfit) or 1.5x (for Messrs. Bowles, Sellier and Mayer);

•
a prorated target annual bonus for the year of termination (the “Prorated Bonus”); and

•
a healthcare coverage subsidy payment generally equal to the applicable premium cost for the number of years equal to the applicable severance multiple (the “Healthcare Continuation Benefit”).

Pursuant to the Executive Severance Plan, any eligible executive whose employment is terminated without cause or who resigns for good reason on, or within the two years following, a change in control of Smurfit WestRock, would be entitled to receive (subject to the executive’s execution of a release of claims in favor of Smurfit WestRock and continuing compliance with applicable restrictive covenants):

•
a specified multiple of the sum of annual base salary and target annual bonus, with such multiple equal to 3x (for Mr. Smurfit) or 2x (for Messrs. Bowles, Sellier and Mayer);

•
the Prorated Bonus; and

•
the Healthcare Continuation Benefit.

The Executive Severance Plan is expected to provide that, with respect to eligible participants who are U.S. taxpayers, in the event that the payments and benefits to an eligible executive in connection with a change in control, whether pursuant to the severance plan or otherwise, would be subject to the golden parachute excise tax imposed under Sections 280G and 4999 of the Code, the executive will either receive all such payments and benefits and pay the excise tax, or such payments and benefits will be reduced to the extent necessary so that the excise tax does not apply, whichever approach results in a higher after-tax amount of the payments and benefits being retained by the executive.
Any notice, PILON, severance or other termination payments or benefits required by applicable law or local service contract for an eligible executive will reduce ratably the severance benefits provided under the Executive Severance Plan. Conversely, if such local notice, payments or benefits is more favorable to the executive than the severance benefits provided under the Executive Severance Plan, then the executive will receive the local notice, payments or benefits and will not receive the severance benefits provided under the Executive Severance Plan.
Smurfit WestRock 2024 Long-Term Incentive Plan
It is expected that Smurfit WestRock will, prior to Completion, adopt a long-term incentive plan, which is expected to be called the Smurfit WestRock 2024 Long-Term Incentive Plan (the “LTI Plan”), effective upon the Completion. The material terms of the plan, which is subject to review and approval by the Smurfit WestRock compensation committee, are summarized below. The summary does not contain all information about the LTI Plan. This summary is qualified in its entirety by reference to, and should be read together with, the full text of the LTI Plan, which will be added as an exhibit to this proxy statement/prospectus in an amendment.
Administration and Eligibility
The LTI Plan is expected to be administered by the Smurfit WestRock compensation committee. The compensation committee has the authority to select eligible employees, directors or consultants/independent contractors to whom awards may be granted, determine the number of shares covered by those awards and set the terms, conditions and provisions of those awards. The compensation committee may, subject to any limits imposed by applicable law, delegate its authority under the LTI Plan to certain officers of Smurfit WestRock.
Award Types
Under the LTI Plan, the compensation committee may grant restricted stock units, performance-based restricted stock units, stock options, including incentive stock options intended to qualify for special tax treatment under Section 422 of the Code, stock appreciation rights, share awards, which may be subject to time-based or performance-based vesting conditions, and cash bonus incentives.
Shares Available for lssuance
Currently, 26 million Smurfit WestRock Shares are expected to be reserved for issuance pursuant to awards granted under the LTI Plan. Smurfit WestRock Shares reserved for issuance under the LTI Plan will be reserved from authorized but unissued shares and treasury shares. All shares remain available for issuance under the LTI Plan until issued pursuant to the exercise of an option or SAR or issued pursuant to a stock or stock unit grant. Any shares that are forfeited or otherwise not issued after grant of an award are expected to remain available for issuance under the LTI Plan. The number of shares that can be issued as incentive stock options may not exceed the number of Smurfit WestRock Shares reserved for issuance under the LTI Plan.

Non-Employee Director Award Limits
The LTI Plan will stipulate that no individual non-employee director may receive awards or cash retainers in any calendar year having an aggregate fair market value that exceeds $750,000 for service as a non-employee director.
Adjustments
In the event of a corporate transaction or other changes to Smurfit WestRock’s capital structure, including a merger, consolidation, acquisition of property or shares, share rights offering, liquidation, disposition of Smurfit WestRock’s direct or indirect ownership of an affiliate, share dividend, share split, reorganization, share combination or recapitalization, the compensation committee may make such substitutions or adjustments as it deems appropriate and equitable, including to the aggregate number and kind of shares or other securities reserved for issuance and delivery under the LTI Plan, individual limits, the number and kind of shares or other securities subject to outstanding awards and the performance goals applicable to outstanding awards.
Change in Control
If there is a “change in control” (as defined in the LTI Plan) of Smurfit WestRock and there is no continuation or assumption of an outstanding award that had been made pursuant to the LTI Plan in the form of a replacement award meeting certain requirements (including that the award be of the same type, with the same value, be subject to no less favorable terms and conditions and relate to publicly traded securities), then the rights of each eligible employee and director in the then outstanding grants under the LTI Plan that were not so continued or assumed will vest on the effective date of the “change in control” (with the level of achievement of applicable performance goals determined in accordance with the applicable award agreements) and automatically be cancelled in exchange for certain payments as set forth in the LTI Plan. Any replacement award meeting the specified requirements would vest in full upon a termination of the holder’s employment without cause, or for good reason (to the extent included in applicable award agreements), in each case within 24 months of the change in control. In the case of performance-based awards, performance goals would be deemed achieved upon the change in control at the greater of the target level and the actual level of achievement through the latest practicable date prior to the change in control (whether such award vests upon the change in control or is assumed by an acquirer in the form of qualifying replacement award).
Amendments
The Smurfit WestRock Board may amend the LTI Plan from time to time to the extent that the Smurfit WestRock Board deems necessary or appropriate, provided no amendment may be made without stockholder approval to the extent approval is required under applicable law or applicable stock exchange rule and no amendment may materially and adversely affect any rights of a participant with respect to awards previously granted without such participant’s consent.
Term of the Plan
The LTI Plan will stipulate that no grants may be made on or after the tenth anniversary of the effective date of the LTI Plan.

DIRECTOR COMPENSATION
This section consists of two parts. The first part, entitled “Historical Director Compensation,” provides the information required by Item 402 of the SEC’s Regulation S-K with respect to the non-employee directors of Smurfit WestRock who served as non-employee directors of Smurfit Kappa during Smurfit Kappa’s fiscal year 2023. The disclosure includes the compensation paid to such individuals in respect of their service with Smurfit Kappa and its subsidiaries during Smurfit Kappa’s fiscal year 2023. The second part, entitled “Post-Completion Director Compensation Arrangements,” describes certain post-Completion compensation arrangements that are expected to apply to the non-employee directors, which arrangements remain subject to the review and approval by the Smurfit WestRock Board of Directors or an appropriate committee thereof following the Completion.
Historical Director Compensation
Compensation for the non-employee directors of Smurfit Kappa consists of a basic annual cash fee and cash fees for additional board responsibilities (e.g., Senior Independent Director and membership of a committee). Additional fees may also be paid where the time commitment in a particular year was significantly more than anticipated. The Smurfit Kappa board of directors retains discretion to remunerate the non-employee directors in shares rather than cash where appropriate.
The table below sets out a summary of Smurfit Kappa non-employee director fees. In 2023, the fees were increased by 4% in line with the salary increase of the executive officers which was below the average increase for the wider workforce.
Name	Annual Fee ($)(1)
Chair	393,644
Non-Employee Director Base Fee	78,729
Additional Fees
Senior Independent Director fee	67,482
Committee Chair fee	67,482
Committee membership fee	22,494

(1)
Paid in Euros and presented in U.S. dollars in the table based on the average daily exchange rate for 2023 as reported by Bloomberg – 1.08144.

The following table summarizes the total compensation earned in respect of 2023 by each Smurfit WestRock non-employee director who served as a non-employee director of Smurfit Kappa in 2023.
Name(1)	Fees earned or paid in cash ($)	All Other Compensation ($)	Total ($)
Irial Finan (Chair)	393,644	—	393,644
Carol Fairweather	146,211	—	146,211
MaryLynn Ferguson-McHugh	101,223	—	101,223
Kaisa Hietala	146,211	—	146,211
Lourdes Melgar	101,223	—	101,223
Jørgen Buhl Rasmussen	146,211	—	146,211

(1)
Paid in Euros and presented in U.S. dollars in the table based on the average daily exchange rate for 2023 as reported by Bloomberg – 1.08144.

Post-Completion Director Compensation Arrangements
It is expected that Smurfit WestRock will establish a non-employee director compensation program effective as of the Completion, the anticipated material terms of which are summarized below. The final terms of the Smurfit WestRock non-employee director compensation program are subject to approval by the Smurfit WestRock board of directors (or an applicable committee thereof).
Element	Amount ($)
Base Cash Retainer	120,000
Additional Cash Retainers
Non-Executive Chair	100,000
Audit Committee Chair	25,000
Compensation Committee Chair	20,000
Nomination Committee Chair	20,000
Sustainability Committee Chair	20,000
Annual Stock Grant – Directors (other than Non-Executive Chair)	175,000
Annual Stock Grant – Non-Executive Chair	275,000
It is expected that non-employee directors based in the United States will be offered the opportunity to defer all or a portion of the annual cash retainers and annual stock grants.
It is also expected that Smurfit WestRock will, prior to Completion, establish a director stock ownership policy effective upon Completion. The policy will require each non-employee director to beneficially own Smurfit WestRock common stock equal in value to a multiple of the director’s annual cash base retainer within five years of appointment to the Smurfit WestRock Board.

LEGAL MATTERS
The validity of the Smurfit WestRock Shares offered hereby will be passed upon for Smurfit WestRock by Matheson LLP.

EXPERTS
The consolidated financial statements of Smurfit Kappa Group plc as of December 31, 2023 and 2022, and for each of the years in the three year period ended December 31, 2023, have been included herein in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Smurfit WestRock Limited as of December 31, 2023 and 2022, and for each of the years in the three year period ended December 31, 2023, have been included herein in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of WestRock Company appearing in WestRock Company’s Annual Report (Form 10-K) for the year ended September 30, 2023, and the effectiveness of WestRock Company’s internal control over financial reporting as of September 30, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of WestRock Stockholders. However, if the Merger is not consummated, WestRock Stockholders will continue to be entitled to attend and participate in WestRock Stockholders’ meetings.
As described in WestRock’s annual proxy statement for the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) filed on December 13, 2023, any proposal or proposals by a WestRock Stockholder intended to be included in the proxy statement and form of proxy relating to the annual meeting of WestRock Stockholders to be held in 2025 (the “2025 Annual Meeting”) must comply with the procedures set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, your proposal(s) must be received by WestRock at WestRock’s principal executive offices by no later than August 15, 2024.
WestRock’s bylaws provide that any stockholder proposal (including director nominations) that is not submitted under Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for the 2025 Annual Meeting, but is instead sought to be presented directly at the 2025 Annual Meeting, must be delivered to WestRock’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2024 Annual Meeting. In each case, the notice must include the information specified in WestRock’s bylaws. If the 2025 Annual Meeting is held more than 30 days before or more than 60 days after the anniversary date of the 2024 Annual Meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 7th day following the day on which public announcement of the date of such meeting is first made by WestRock. Accordingly, to submit any such proposal, stockholders must submit the required notice no earlier than the close of business on September 28, 2024, and no later than the close of business on October 28, 2024, except as described above. In addition, stockholders that intend to solicit proxies in support of director nominees other than WestRock’s nominees for future stockholder meetings must comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.
The mailing address of WestRock’s principal executive offices to which proposals may be delivered is 1000 Abernathy Road, Atlanta, Georgia 30328, United States. Proposals should be addressed to the attention of the Corporate Secretary. Delivery by email does not constitute delivery to WestRock’s principal executive offices.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, unless you advised otherwise, if you hold your shares in “street name” and you and other residents at your mailing address share the same last name and also own WestRock Stock in an account at the same broker, bank or other nominee, your nominee delivered a single set of proxy materials to your address. This method of delivery is known as “householding.” Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Shareholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A shareholder who wishes to receive a separate copy of the proxy materials, now or in the future, should submit this request by writing WestRock Company, 1000 Abernathy Road, Atlanta, Georgia 30328, United States, or calling +1 (770) 448-2193. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.
If you are a registered shareholder or hold your shares in an employee benefit plan, we sent you and each registered or plan shareholder at your address separate sets of proxy materials.

CERTAIN CANADIAN SECURITIES LAW CONSIDERATIONS
WestRock Stockholders will ultimately be entitled to receive Smurfit WestRock Shares pursuant to the Merger, in accordance with the terms of the Transaction Agreement. Smurfit WestRock Shares will be issued pursuant to an exemption from the prospectus requirements of applicable Canadian securities laws, regulations, rules and national instruments (referred to, collectively, as “Canadian Securities Laws”). Since WestRock is and, at the time of issuance of the Smurfit WestRock Shares, will have been for more than four months, a reporting issuer in a number of Canadian jurisdictions, and since Smurfit WestRock will be the parent of WestRock following completion of the Merger, the sale or resale of Smurfit WestRock Shares issuable to WestRock Stockholders pursuant to the Merger will generally not be subject to resale restrictions in Canada under Canadian Securities Laws, provided that: (i) such sale or resale is not a “control distribution” within the meaning of Canadian Securities Laws; (ii) no unusual effort is made to prepare the market or to create a demand in Canada for Smurfit WestRock Shares; (iii) no extraordinary commission or consideration is paid to a person or company in respect of such sale or resale; and (iv) if the selling security holder is an “insider” (primarily including a person or company that has beneficial ownership of, or control or direction over, directly or indirectly, 10% or more of the voting rights attached to all of Smurfit WestRock’s outstanding voting securities) or officer or director of Smurfit WestRock, the selling security holder has no reasonable grounds to believe that Smurfit WestRock is at such time in default of Canadian Securities Laws.

WHERE YOU CAN FIND MORE INFORMATION
WestRock files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC filings of WestRock are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents WestRock files with the SEC by going to WestRock’s internet website at https://ir.westrock.com. The internet website address of WestRock is provided as an inactive textual reference only. The information provided on the internet website of WestRock, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.
Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows WestRock to “incorporate by reference” into this proxy statement/prospectus documents WestRock files with the SEC. This means that WestRock can disclose important information to you by referring you to those documents. This document incorporates by reference documents that WestRock has previously filed with the SEC and documents that WestRock may file with the SEC after the date of this document and prior to the date of the WestRock Special Meeting. These documents contain important information about WestRock and its financial condition. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that Smurfit WestRock and WestRock file with the SEC may update and supersede that information. WestRock incorporates by reference the documents listed below and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the WestRock Special Meeting:
•
Annual Report on Form 10-K for the year ended September 30, 2023, filed with the SEC on November 17, 2023;

•
The information contained in WestRock’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 13, 2023, and incorporated into Part III of WestRock’s Annual Report on Form 10-K for the year ended September 30, 2023;

•
Quarterly Report on Form 10-Q for the quarter ended December 31, 2023, filed with the SEC on February 2, 2024; and

•
Current Reports on Form 8-K filed with the SEC on December 15, 2023 and January 30, 2024.

Any person may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning WestRock, without charge, by written or telephonic request directed to Investor Relations, WestRock Company, 1000 Abernathy Road, Atlanta, Georgia 30328, United States, or calling +1 (770) 448-2193; or Innisfree M&A Incorporated, WestRock’s proxy solicitor, by calling (877) 750-8312 (TOLL-FREE from the U.S. and Canada) or +1 (412) 232-3651 (from other locations); or from the SEC through the SEC website at the address provided above.
Notwithstanding the foregoing, information furnished by WestRock on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.
Neither Smurfit Kappa nor Smurfit WestRock currently file reports with the SEC. Following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Smurfit WestRock will file annual, quarterly and current reports and other information with the SEC. SEC filings of Smurfit WestRock will be available to the public at the SEC website at www.sec.gov.
THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR WESTROCK

STOCK AT THE SPECIAL MEETING. WESTROCK HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED APRIL 26, 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
STRICTLY CONFIDENTIAL
EXECUTION VERSION
TRANSACTION AGREEMENT
by and among
SMURFIT KAPPA GROUP PLC,
WESTROCK COMPANY,
SUN MERGER SUB, LLC,
and
CEPHEIDWAY LIMITED
(TO BE RENAMED AND RE-REGISTERED AS SMURFIT WESTROCK PLC)
dated as of
September 12, 2023

A-i

A-ii

THIS TRANSACTION AGREEMENT is made on September 12, 2023
BY AND AMONG:
(1)
Smurfit Kappa Group plc, a public limited company incorporated in Ireland with registered number 433527 having its registered office at Beech Hill, Clonskeagh, Dublin 4, Ireland (hereinafter called “Sun”).

(2)
WestRock Company, a corporation incorporated in the State of Delaware (hereinafter called “Willow”),

(3)
Cepheidway Limited (to be renamed and re-registered as Smurfit Westrock plc), a private company limited incorporated in Ireland with registered number 607515 having its registered office at Beech Hill, Clonskeagh, Dublin 4, Ireland (hereinafter called “ListCo”), and

(4)
Sun Merger Sub, LLC, a limited liability company organized in the State of Delaware (hereinafter called “Merger Sub”).

RECITALS:
(A)
ListCo is a Party to this Transaction Agreement (this “Agreement”) for the purposes of amalgamating the businesses of Sun Group (as defined below) and Willow Group (as defined below) through the Sun Share Exchange (as defined below) and the Merger (as defined below).

(B)
This Agreement sets out certain matters relating to the conduct of the Sun Share Exchange and the Merger that have been agreed by the Parties (as defined below), including certain representations, warranties, covenants and agreements in connection therewith and various conditions thereto.

(C)
The Parties intend that the Sun Share Exchange will be implemented by way of the Scheme (as defined below).

(D)
The board of directors of Willow (the “Willow Board”) has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the transactions contemplated by this Agreement (collectively, including the Sun Share Exchange and the Merger, the “Transaction”), are advisable and fair to, and in the best interests of, Willow and its shareholders, (ii) approved the execution of this Agreement and the consummation of the Transaction, (iii) adopted the Willow Board Recommendation (as defined below) and (iv) directed that the adoption of this Agreement and the Willow Distributable Reserves Resolution (as defined below) be submitted for consideration at the Willow Special Meeting.

(E)
The board of directors of Sun (the “Sun Board”) has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the Transaction are in the best interests of Sun and its shareholders, (ii) approved the execution of this Agreement and the consummation of the Transaction, (iii) adopted the Sun Board Recommendation (as defined below) and (iv) directed that the EGM Resolutions be submitted for consideration at the EGM and the Court Meeting Resolution be submitted for consideration at the Court Meeting (each such defined term as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
1.
INTERPRETATION

1.1
Certain Definitions

In this Agreement, the following words and expressions shall have the meanings set opposite them:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to Sun or Willow, as applicable, than those contained in the

Confidentiality Agreement, except that such confidentiality agreement need not include standstill provisions that would restrict the making of or amendment or modification to Sun Competing Proposals or Willow Competing Proposals, as applicable;
“Act” means the Companies Act 2014 of Ireland;
“Antitrust Laws” means any statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to (a) prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade, through merger or acquisition or otherwise, including the HSR Act, or (b) prohibit, restrict or regulate foreign investments or foreign subsidies;
“Belgian Law Rights” mean the fungible co-ownership rights governed by Belgian Law over a pool of book-entry interests in securities of the same issue (i.e., as can be identified by an ISIN) which the EB Participants hold;
“Bribery Act” means the United Kingdom Bribery Act 2010;
“Bribery Legislation” means any and all of the following if and as they may be applicable: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction;
“business day” means any day, other than a Saturday, Sunday or a day on which banks in Ireland, England or in the State of New York are authorized or required by Law to be closed;
“CDIs” means an English law security issued by the CREST Depository that represents a CREST member’s interest in a security (including the Belgian Law Rights in respect of such security standing to the credit of the EB Participant account of the CREST Nominee) at the Effective Time;
“Central Securities Depository” or “CSD” has the meaning given to such term in Article 2 of the CSDR;
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder;
“Clearances” means all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers, termination or expiration of waiting periods, to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Governmental Entity or other third party in connection with the implementation of the Transaction;
“Code” means the United States Internal Revenue Code of 1986, as amended;
“Completion” means the completion of the Sun Share Exchange and the Merger;
“Conditions” means the conditions to the Sun Share Exchange and the Merger set forth in Clause 8.1, Clause 8.2 and Clause 8.3, and “Condition” means any one of the Conditions;
“Confidentiality Agreement” means the confidentiality agreement between Willow and Sun, dated as of January 20, 2023, as it may be amended from time to time;
“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect; provided, however, that Contracts shall not include any Willow Benefit Plan or Sun Benefit Plan;
“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (e) under corresponding or similar provisions of foreign laws;
“Court Hearing” means the hearing by the High Court of the Petition to sanction the Scheme under Section 453 of the Act;
“Court Meeting” means the meeting or meetings of the Sun Shareholders (and any adjournment thereof) convened by order of the High Court pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);
“Court Meeting Resolution” means the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;
“Court Order” means the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act;
“Credit Agreement” means the Credit Agreement dated as of July 7, 2022, among Willow, WRKCo Inc., WestRock Company of Canada Corp./Compagnie WestRock du Canada Corp., WRK Luxembourg S.à r.l., certain subsidiaries of Willow, the lenders from time to time party thereto and Wells Fargo Bank, N.A., as administrative agent and multicurrency agent, as amended.
“CREST” or “CREST System” means the system for the paperless settlement of trades in securities and the holding of uncertificated securities in accordance with the CREST Regulations operated by Euroclear UK & International Limited (or any successor or assignee of it in such capacity from time to time) or any replacement for such system from time to time;
“CREST Depository” means CREST Depository Limited, a subsidiary of EUI (or any successor or assignee of it in such capacity from time to time);
“CREST Nominee” means CIN (Belgium) Limited, a subsidiary of the CREST Depository, or any other body appointed to act as a nominee on behalf of the CREST Depository, including the CREST Depository itself;
“CREST Regulations” means the Uncertificated Securities Regulations 2001 of the United Kingdom, as amended;
“CSDR” means the EU Central Securities Depositories Regulation (Regulation (EU) No. 909/2014);
“Designated Shares” means any (i) Sun Shares held from time to time by Willow, any other member of the Willow Group and/or any nominee of any member of the Willow Group and (ii) any Treasury Shares;
“DGCL” means General Corporation Law of the State of Delaware, as amended;
“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended;
“DSOS” means the Secretary of State of the State of Delaware;
“DTC” means the Depository Trust Company (or any successor or assignee of it in such capacity from time to time) or any replacement for such system from time to time;
“DTC Nominee” means Cede & Co. or such other entity as may be nominated by an authorized representative of DTC from time to time;
“DTRs” means the disclosure guidance and transparency rules made by the FCA under Part VI of FSMA (as set out in the FCA’s Handbook of Rules and Guidance, as such document may be amended or supplemented from time to time);

“EB Nominee” means Euroclear Nominees Limited, a wholly owned subsidiary of Euroclear Bank, established under the laws of England and Wales with registration number 02369969 (or any successor or assignee of it in such capacity from time to time);
“EB Participant” means a participant in the EB System that has entered into an agreement to participate in the EB System subject to the Euroclear’s Terms and Conditions;
“EB System” means the securities settlement system operated by Euroclear Bank and governed by Belgian law (or any successor or assignee of it in such capacity from time to time) or any replacement for such system from time to time;
“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence;
“Effective Date” means the date on which the Scheme becomes effective in accordance with its terms;
“Effective Time” means the time on the Effective Date at which the Court Order and a copy of the minute required by Section 75 of the Act are registered by the Registrar of Companies;
“EGM Resolutions” means the following resolutions to be proposed at the EGM (and which will be set out in the Shareholder Circular for the purposes of approving): (a) the Scheme and authorizing the directors of Sun to implement the Scheme; (b) amendments to the articles of association of Sun to implement the Scheme; (c) the cancellation of the listing of Sun’s ordinary shares from the premium segment of the Official List of the FCA and from trading on the main market for listed securities of the LSE and the listing of ListCo’s ordinary shares on the standard segment of the Official List of the FCA and admission to trading on the main market for listed securities of the LSE (which will constitute the transfer of a premium listing into the category of Standard Listing); and (d) the Transaction as a Class 1 transaction pursuant to Chapter 5 of the U.K. Listing Rules;
“End Date” means September 12, 2024 (as such date may be extended pursuant to the following provisos); provided that if, on such date, any of the conditions set forth in Clause 8.1(c)(iii) or Clause 8.1(c)(v) (if the statute, rule, regulation or injunction relates to Antitrust Law) shall not have been satisfied, but all other conditions set forth in Clauses 8.1-8.3 have been satisfied or, in the sole discretion of the applicable Party, waived (other than (a) those conditions that by their nature can only be satisfied on the Sanction Date (including Clause 8.1(b)(iii)), but subject to those conditions being able to be satisfied or having been waived and (b) the conditions set forth in Clause 8.1(a) and Clause 8.1(b)(iv)), then the End Date shall be automatically further extended to December 12, 2024 (the “Initial Extended End Date”); provided, further, that if, on the Initial Extended End Date, any of the conditions set forth in Clause 8.1(c)(iii) or Clause 8.1(c)(v) (if the statute, rule, regulation or injunction relates to Antitrust Law) shall not have been satisfied, but all other conditions set forth in Clauses 8.1-8.3 have been satisfied or, in the sole discretion of the applicable Party, waived (other than (a) those conditions that by their nature can only be satisfied on the Sanction Date (including Clause 8.1(b)(iii)), but subject to those conditions being able to be satisfied or having been waived and (b) the conditions set forth in Clause 8.1(a) and Clause 8.1(b)(iv)), then the End Date shall be automatically further extended to March 12, 2025;
“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect;
“Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (a) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water), and (b) based upon (i) any provision of Environmental Laws or (ii) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity and includes: fines, penalties, judgments, awards, VAT settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws;
“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws;
“Equity Award Exchange Ratio” means the sum of (a) the Exchange Ratio and (b) the quotient, rounded to four decimal points, obtained by dividing (i) the Cash Consideration by (ii) the VWAP of Sun Shares;
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder;
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;
“EUI” means Euroclear UK & International Limited, the operator of the CREST System (or any successor or assignee of it in such capacity from time to time);
“EUR” or “€” means euros, the lawful currency of the European Union;
“Euroclear Bank” or “EB” means Euroclear Bank S.A./N.V., an international CSD based in Belgium and part of the Euroclear Group (or any successor or assignee of it in such capacity from time to time);
“Euroclear ListCo Shares” means the ListCo Shares issued in the name of the EB Nominee as Scheme Consideration pursuant to the Scheme;
“Euronext Dublin” means The Irish Stock Exchange plc, trading as Euronext Dublin;
“Euronext Dublin Market” means the Euronext Dublin Market, operated by Euronext Dublin;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“Exchange Agent” means a bank or trust company appointed by Sun, and reasonably acceptable to Willow, who will act as exchange agent for (a) the issuance of ListCo Shares pursuant to the Scheme and (b) the payment of the Merger Consideration, as well as the agent for the Willow Shareholders for the purpose of receiving and holding their Willow Certificates and Willow Book-Entry Shares (provided that the Exchange Agent shall obtain no rights or interests in the shares represented thereby);
“Extraordinary General Meeting” or “EGM” means the extraordinary general meeting of the Sun Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned), to consider, and if thought fit, approve the EGM Resolutions;
“FCA” means the United Kingdom Financial Conduct Authority acting in its capacity as the competent authority in the United Kingdom under Part VI of FSMA;
“FCPA” means United States Foreign Corrupt Practices Act of 1977, as amended;
“Financing” means the Debt Financing or any other third-party financing that is necessary, or that is otherwise incurred or intended to be incurred by any of ListCo, Sun, any of the Sun Merger

Parties or any of the Subsidiaries of Sun, to finance, refinance or refund any existing Indebtedness of Willow, Sun or any of their respective Subsidiaries, or to fund the Cash Consideration payable under this Agreement, including the incurrence of Indebtedness, the offering or private placement of debt securities, notes, indentures, debentures, bonds or other similar instruments or to pay any fees and expenses in connection with any of the foregoing;
“Financing Sources” means the entities that have committed to provide or arrange the Financing or other financings in connection with the transactions contemplated by this Agreement, including the parties to any joinder agreements or credit agreements, underwriting agreements, bonds or note purchase agreements entered pursuant thereto or relating thereto, but excluding in each case, for the avoidance of doubt, the Parties and their Subsidiaries (the “Financing Entities”), together with their respective Affiliates, and its and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns;
“FSMA” means the United Kingdom Financial Services and Markets Act (2000) as amended, including any regulations made pursuant thereto;
“GAAP” means generally accepted accounting principles in the United States;
“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity;
“Governmental Entity” means (a) any national, federal, state, county, municipal, local, foreign, or supranational government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, or any arbitral authority, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition, including, for the avoidance of doubt, the High Court and the SEC;
“Group” means, in relation to any Party, such Party and its Subsidiaries;
“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins;
“High Court” means the High Court of Ireland;
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;
“IFRS EU” means the International Financial Reporting Standards and IFRS Interpretations Committee interpretations as adopted by the European Union and the provisions of the Act;
“IFRS IASB” means the International Financial Reporting Standards and IFRS Interpretations Committee interpretations as adopted by the International Accounting Standards Board;
“Indebtedness” of any Person means, without duplication: (a) the principal of and accrued and unpaid interest in respect of (i) indebtedness of such Person for money borrowed, and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (b) all obligations of such Person under leases required to be capitalized in accordance with GAAP (as relates to Willow) or IFRS EU (as relates to Sun); (c) to the extent drawn, reimbursement obligations under letters of credit or similar credit, performance, or surety transactions; (d) all obligations of such Person under any swap, hedging, derivative or similar agreements or arrangements that would be payable to terminate such arrangements, calculated, as of the date Indebtedness is determined, as the amount of any payments that would be required to be paid by such Person to the counterparties in the event of an early unwind or early termination of such instruments or transactions on such date less any amount payable to such Person by such counterparties in connection to such unwind or termination; (e) all obligations of such Person for the deferred purchase price of property, services, equity, or other assets (including all seller notes, “earn-out” or similar contingent payment obligations); (f) all obligations of the type referred to in the foregoing clauses (a) through (e) of another Person secured by any Lien on any property or asset of such first Person; and (g) all guarantees or similar arrangements by such Person, as applicable, of obligations of the type referred to in the foregoing clauses (a) through (f) in respect of any other Person, it being understood that the amount of any of the foregoing Indebtedness described in clauses (a) through (f) and this clause (g) shall include any and all accrued interest, prepayment, breakage, and make-whole fees, expenses, premiums or penalties, related thereto, and any other fees and expenses required to be paid by such Person upon repayment thereof, in each case, including as a result of or in connection with the Completion;
“Intellectual Property” means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, technical data, techniques, protocols, business plans, specifications, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations;
“Intervening Event” means, with respect to Willow or Sun, as applicable, a material Effect that (a) was not known or reasonably foreseeable (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable) on the date of this Agreement and (b) does not relate to or involve (i) in the case of Willow, the receipt, existence of or terms of any Willow Competing Proposal or any inquiry or other communication relating thereto or the consequences thereof, (ii) in the case of Sun, the receipt, existence of or terms of any Sun Competing Proposal or any inquiry or other communication relating thereto or the consequences thereof or (iii) any change in the credit rating of Willow or Sun, in and of itself, the market price or trading volume of the Willow Shares or the Sun Shares, in and of itself, or the mere fact, in and of itself, that Willow or Sun meets or exceeds or fails to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics (it being understood that the Effects giving rise or contributing to any of the foregoing in this clause (iii) may be taken into account);
“Ireland” means the island of Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly;
“Irish Listing Rules” means Book I: Harmonised Rules of the Euronext Rule Book and Book II: Listing Rules of Euronext Dublin, taken together;
“Irish Market Abuse Regulations” means the European Union (Market Abuse) Regulations 2016 of Ireland, the Central Bank (Investment Market Conduct) Rules 2019 of Ireland and any other rules made by the Central Bank of Ireland under Section 1365 of the Act;
“Irrecoverable VAT” means, in relation to any Person, any amount in respect of VAT which that Person (or a member of the same VAT Group as that Person) has incurred and in respect of which neither that Person nor any other member of the same VAT Group as that Person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with applicable VAT Laws;
“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, data communications lines and all other information technology equipment and all associated documentation;
“knowledge” means, in relation to Willow, the actual knowledge of the Persons listed in Clause 1.1(a) of the Willow Disclosure Schedule, and in relation to Sun, the actual knowledge of the Persons listed in Clause 1.1(a) of the Sun Disclosure Schedule;

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, as in effect now or hereafter;
“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);
“ListCo Board” means the board of directors of ListCo;
“ListCo Shares” means the ordinary shares of €1 each in the capital of ListCo;
“LSE” means the London Stock Exchange;
“Market Abuse Law” means the Market Abuse Regulation, including the Market Abuse Regulation as it forms part of U.K. domestic law by virtue of the European Union (Withdrawal) Act 2018 of the U.K., and the Irish Market Abuse Regulations (in each case as such documents may be amended or supplemented from time to time);
“Market Abuse Regulation” means Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC;
“Merger” means the merger of Merger Sub with and into Willow in accordance with Clause 8.5;
“Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) of ERISA;
“Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;
“Northern Ireland” means the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;
“NYSE” means the New York Stock Exchange;
“Organizational Documents” means articles of association, articles of incorporation, constitution, certificate of incorporation or by-laws or other equivalent organizational document, as appropriate;
“Panel” means Irish Takeover Panel;
“Parties” means Willow and the Sun Parties, and “Party” means either Willow, on the one hand, or Sun or the Sun Parties (whether individually or collectively), on the other hand (as the context requires);
“Person” or “person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization;
“Petition” means the petition to the High Court seeking the Court Order;
“Prospectus Regulation Rules” means the prospectus regulation rules published by the FCA under section 73A of FSMA, and includes, where appropriate, relevant provisions of the UK Prospectus Regulation as referred to or incorporated within the Prospectus Regulation Rules (as such document may be amended or supplemented from time to time);
“Proxy Statement/Prospectus” means the proxy statement in preliminary and definitive form relating to the Willow Special Meeting that will also serve as the prospectus for the offer and sale of the Stock Consideration pursuant to the Merger (together with any amendments or supplements thereto);
“RCRA” means the Resource Conservation and Recovery Act, as amended, and the rules and regulations promulgated thereunder;

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland;
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material);
“Relevant EB Participants” means a person recorded in the records and systems maintained by the EB System at the Scheme Record Time (by way of interests standing to the credit of its EB Participant account) as the EB Participant in respect of the Belgian Law interests pertaining to Residual ListCo Shares held through EB Participants;
“Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions;
“Representatives” means, when used with respect to a Person, its affiliates and its and their respective directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives;
“Residual ListCo Shares held through EB Participants” means the ListCo Shares held through EB Participants, excluding ListCo Shares held through CDIs;
“RIS” means a regulatory information service approved by the FCA;
“Scheme” means the proposed scheme of arrangement under Section 450 of the Act to effect the Sun Share Exchange pursuant to this Agreement, in such terms and form as Sun may reasonably determine in consultation with Willow;
“Scheme Record Time” means the time specified as the scheme record time in the Scheme;
“SEC” means the United States Securities and Exchange Commission;
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“Shareholder Circular” means a document (including any amendments or supplements thereto) to be distributed to Sun Shareholders (a) containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act and (v) such other information as Sun may reasonably determine in consultation with Willow; and (b) serving as the circular relating to the EGM, Court Meeting and Transaction prepared in accordance with the U.K. Listing Rules and the Act, to be filed with, and approved by, the FCA (as such document may be amended or supplemented from time to time);
“Significant Subsidiary” means any Subsidiary of Sun or Willow, as applicable, that is material or constitutes a “significant subsidiary” of Sun or Willow, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act;
“Standard Listing” means the standard listing segment of the Official List of the FCA or a listing on the single category for equity shares in commercial companies or the other shares category for foreign companies with a secondary listing in the UK if such new listing categories as contemplated in FCA Consultation Paper CP23/10 have been implemented by the FCA and taken effect at the relevant time;
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership;
“Sun Board Recommendation” means the Sun Board recommendation that the Sun Shareholders vote in favor of the Sun Resolutions;
“Sun Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by Willow or any of its Subsidiaries) at any time which is structured to permit any Person or group or any of their respective shareholders to acquire, directly or indirectly, beneficial ownership of at least twenty percent (20%) of the properties or assets (including shares in the capital of Sun Subsidiaries) of, equity interest in, or businesses of, Sun or the Sun Group (whether pursuant to a merger, consolidation, scheme of arrangement or other business combination, or any sale or issuance of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Transaction;
“Sun Constitution” means the articles of association and memorandum of association of Sun;
“Sun Equity Award” means any equity award granted under a Sun Equity Plan that is or may be paid or settled in Sun Shares;
“Sun Equity Plans” means Sun’s 2018 Performance Share Plan (as amended), 2018 Deferred Bonus Plan and 2011 Deferred Annual Bonus Plan;
“Sun Group” means Sun and all of its Subsidiaries;
“Sun Material Adverse Effect” means any Effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or results of operations of Sun and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Sun Material Adverse Effect or shall be taken into account when determining whether a Sun Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately impact Sun relative to other companies operating in the industry or industries in which Sun operates, (b) any changes in conditions in any industry or industries in which Sun operates to the extent that such Effects do not disproportionately impact Sun relative to other companies operating in such industry or industries, (c) changes in general legal, Tax, economic, political and/or regulatory conditions, including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact Sun relative to other companies operating in the industry or industries in which Sun operates, (d) any change in IFRS EU or GAAP, including authoritative interpretations thereof, to the extent that such Effects do not disproportionately impact Sun relative to other companies operating in the industry or industries in which Sun operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment or official reinterpretation of, or proposal to change, any applicable Law by any Governmental Entity to the extent that such Effects do not disproportionately impact Sun relative to other companies operating in the industry or industries in which Sun operates, (f) the execution and delivery of this Agreement or the consummation of the Transaction or the public announcement of this Agreement or the Transaction (provided, however, that the exceptions in this clause (f) shall not apply to Sun’s representations and warranties in Clause 6.2(c)(v), Clause 6.2(i)(vi) or any other representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the consummation of the Transaction or the public announcement of this Agreement or the Transaction or, to the extent related thereto, Clause 8.3(c)), (g) changes in the price or trading volume of Sun Shares or in Sun’s credit ratings, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Sun Material Adverse Effect” may be taken into account), (h) any failure by Sun to meet any internal or published projections, estimates or expectations of Sun’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Sun to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Sun Material Adverse Effect” may be taken into account) or (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, pandemics, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that such Effects do not disproportionately impact Sun relative to other companies operating in the industry or industries in which Sun operates;
“Sun Merger Parties” means, collectively, ListCo and Merger Sub;
“Sun Parties” means, collectively, Sun, ListCo and Merger Sub;
“Sun Resolutions” means the EGM Resolutions and the Court Meeting Resolution;
“Sun Scheme Shares” means the Sun Shares in issue at the Scheme Record Time but excluding any Designated Shares;
“Sun Share Exchange” means the proposed acquisition by ListCo of Sun by means of the Scheme (and any such Scheme as it may be revised, amended or extended from time to time) pursuant to this Agreement;
“Sun Shareholder Approval” means (i) the approval of the Scheme by three-fourths (75%) or more in value of the Sun Shares held by Sun Shareholders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Sun Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);
“Sun Shareholders” means the holders of Sun Shares;
“Sun Shares” means the ordinary shares of Sun, par value €0.001 per share;
“Sun Subsidiaries” means the Subsidiaries of Sun;
“Sun Superior Proposal” means a bona fide proposal or offer constituting a Sun Competing Proposal (with references to twenty percent (20%) being deemed to be replaced with references to eighty percent (80%)), which the Sun Board determines in good faith after consultation with Sun’s outside legal and financial advisors to be (a) more favorable to the Sun Shareholders from a financial point of view than the Transaction, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Willow in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer;
“Sun Treasury” means Smurfit Kappa Treasury Unlimited Company, an unlimited company incorporated in Ireland with registered number 177324 having its registered office at C/o Smurfit Kappa Group, Beech Hill, Clonskeagh Dublin 4, Ireland;
“Takeover Rules” means the Irish Takeover Panel Act, 1997,Takeover Rules, 2022;
“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law;
“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges, assessments or fees imposed by any Tax Authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, goods and services, use, net worth, wealth, capital, capital stock, payroll, employment, social security (or similar), workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, license, registration and documentation fees, or any other charges, assessments or fees in the nature of or in lieu of any tax, whether disputed or not, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing;
“Tax Authority” means any Governmental Entity responsible for the assessment, collection or enforcement of laws relating to Taxes (including the U.S. Internal Revenue Service and Irish Revenue and any similar state, local, or non-U.S. revenue agency);
“Tax Return” means any return (including any information return), report, form, notice, certificate, claim for refund, election, estimated tax filing, declaration or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority, including any schedule or attachment thereto, and including any amendment or supplement thereof;
“Treasury Shares” means any shares held in Sun by Sun or any Sun Subsidiary;
“U.K. Listing Rules” means the Listing Rules made by the FCA pursuant to Part VI of FSMA and contained in the FCA’s publication of the same name (as such document may be amended or supplemented from time to time);
“U.K. Prospectus” means a prospectus prepared in relation to ListCo in connection with the Transaction, and in accordance with PR 3.2 of the Prospectus Regulation Rules, to be filed with and approved by the FCA in accordance with section 87A of FSMA, including any supplement or amendment thereto;
“U.K. Prospectus Regulation” means the Regulation (EU) No 2017/1129 of the European Parliament and of the Council of 14 June 2017, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018;
“US$” or “$” means United States dollars, the lawful currency of the United States of America;
“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;
“U.S. Registration Statement” means the registration statement to be filed with the SEC, pursuant to which the offer and sale of the Stock Consideration pursuant to the Merger will be registered pursuant to the Securities Act (together with any amendments or supplements thereto), on (a) Form S-4 or (b) Form F-4, if such form is available and Sun and Willow, acting reasonably and in good faith, so elect and agree in writing, following discussions with the S&P Dow Jones Indices division of S&P Global (S&P) in which S&P indicates that the filing of a Form F-4 instead of a Form S-4 would not negatively affect the likelihood or timing of inclusion of ListCo Shares in the S&P 500 Index;
“VAT” means any Tax imposed by any member state of the European Union in conformity with the directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any Tax similar to or replacing the same;
“VAT Group” means a group, as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction;
“VWAP of Sun Shares” means the volume weighted average price of a Sun Share for a ten (10) trading day period on the Euronext Dublin, starting with and including the opening of trading on the eleventh (11th) trading day prior to the Completion Date and ending on and including the closing of trading on the second to last trading day prior to the Completion Date, as reported by Bloomberg (converting each volume weighted average price to U.S. dollars based upon the “closing mid-point” exchange rate in respect of each such specified day in the “currencies and money” segment in the “Companies and Markets” section of the Financial Times, U.S. edition, or if not reported therein, another alternative source);
“Willful Breach” means an intentional and willful material breach of this Agreement by a Party that is the consequence of an act or omission by such Party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement;

“Willow Board Recommendation” means the recommendation of the Willow Board that the Willow Shareholders approve and adopt this Agreement and the Transaction, including the Merger, pursuant to the DGCL and the DLLCA;
“Willow Bylaws” means the bylaws of Willow, as amended and restated and in effect on the date hereof;
“Willow Charter” means the Certificate of Incorporation of Willow, as amended and restated and in effect on the date hereof;
“Willow Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by Sun or any of its Subsidiaries) at any time which is structured to permit any Person or group or any of their respective shareholders to acquire, directly or indirectly, beneficial ownership of at least twenty percent (20%) of the properties or assets (including shares in the capital of Willow Subsidiaries) of, equity interest in, or businesses of, Willow or the Willow Group (whether pursuant to a merger, consolidation, scheme of arrangement or other business combination, or any sale or issuance of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Transaction;
“Willow Common Stock” means common stock of Willow, par value $0.01 per share;
“Willow Debt Parties” means WRKCo Inc., WestRock RKT, LLC, WestRock MWV, LLC, WestRock Southeast, LLC, WestRock Cellulose Papel e Embalagens Ltda., Multi Packaging Solutions Limited, WestRock Company of Canada Corp and WRK Luxembourg S.A.R.L.
“Willow Equity Plans” means Willow’s 2020 Incentive Stock Plan (as amended), Amended and Restated 2016 Incentive Stock Plan, MeadWestvaco Corporation 2005 Performance Incentive Plan (as amended), Amended and Restated Rock-Tenn Company 2004 Incentive Stock Plan, KapStone Paper and Packaging 2016 Incentive Plan, KapStone Paper and Packaging 2014 Incentive Plan and KapStone Paper and Packaging 2006 Incentive Plan;
“Willow ESPP” means Willow’s Employee Stock Purchase Plan (effective February 2, 2016);
“Willow Existing Indentures” means (i) that certain Indenture, dated as of March 1, 1983 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time), between WestRock MWV, LLC (f/k/a MeadWestvaco Corporation, successor to Westvaco Corporation and The Mead Corporation, and referred to herein as “MWV”) and The Bank of New York (formerly Irving Trust Company), as trustee; (ii) that certain Indenture, dated as of February 1, 1993 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time) between MWV and The First National Bank of Chicago, as trustee; (iii) that certain Indenture, dated as of April 2, 2002 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time), among MWV and The Bank of New York, as trustee; (iv) that certain Indenture, dated as of August 24, 2017 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time) among Willow, MWV, WestRock RKT Company (“RKT”) and The Bank of New York Mellon Trust Company, N.A., as trustee; and (v) that certain Indenture, dated as of December 3, 2018 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time), among WRKCo Inc., Willow, MWV, RKT and The Bank of New York Mellon Trust Company, N.A., as trustee;
“Willow Group” means Willow and all of its Subsidiaries;
“Willow Indebtedness” means Indebtedness of the Willow Group.
“Willow Material Adverse Effect” means any Effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or results of operations of Willow and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Willow Material Adverse Effect or shall be taken into account when determining whether a Willow Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general

United States or global economic conditions to the extent that such Effects do not disproportionately impact Willow relative to other companies operating in the industry or industries in which Willow operates, (b) any changes in conditions in any industry or industries in which Willow operates to the extent that such Effects do not disproportionately impact Willow relative to other companies operating in such industry or industries, (c) changes in general legal, Tax, economic, political and/or regulatory conditions, including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact Willow relative to other companies operating in the industry or industries in which Willow operates, (d) any change in GAAP, including authoritative interpretations thereof, to the extent that such Effects do not disproportionately impact Willow relative to other companies operating in the industry or industries in which Willow operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment or official reinterpretation of, or proposal to change, any applicable Law by any Governmental Entity to the extent that such Effects do not disproportionately impact Willow relative to other companies operating in the industry or industries in which Willow operates, (f) the execution and delivery of this Agreement or the consummation of the Transaction or the public announcement of this Agreement or the Transaction (provided, however, that the exceptions in this clause (f) shall not apply to Willow’s representations and warranties in Clause 6.1(c)(v), Clause 6.1(i)(vi) or any other representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the consummation of the Transaction or the public announcement of this Agreement or the Transaction or, to the extent related thereto, Clause 8.2(a)), (g) changes in the Willow Common Stock price or trading volume or in Willow’s credit ratings, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Willow Material Adverse Effect” may be taken into account), (h) any failure by Willow to meet any internal or published projections, estimates or expectations of Willow’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Willow to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Willow Material Adverse Effect” may be taken into account) or (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, pandemics, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that such Effects do not disproportionately impact Willow relative to other companies operating in the industry or industries in which Willow operates;
“Willow Related Party” means Willow, any holder of Willow Shares and each of their respective Representatives;
“Willow Shareholder Approval” means the affirmative vote of the holders of a majority of the outstanding Willow Shares entitled to vote upon the approval and adoption of this Agreement at the Willow Special Meeting;
“Willow Shareholders” means the holders of Willow Shares;
“Willow Shares” means the shares of Willow Common Stock;
“Willow Special Meeting” means the meeting of the Willow Shareholders for the purpose of seeking the Willow Shareholder Approval, including any postponement or adjournment thereof;
“Willow Subsidiaries” means the Subsidiaries of Willow; and
“Willow Superior Proposal” means a bona fide proposal or offer constituting a Willow Competing Proposal (with references to twenty percent (20%) being deemed to be replaced with references to eighty percent (80%)), which the Willow Board determines in good faith after consultation with Willow’s outside legal and financial advisors to be (a) more favorable to the Willow Shareholders from a financial point of view than the Transaction, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Sun in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.
1.2
Terms Defined Elsewhere

The following terms are defined elsewhere in this Agreement, as indicated below:
Term	Clause
Agreement	Recitals
Cap	9.2(b)(i)
Cash Consideration	8.5(f)(i)
Certificate of Merger	8.5(b)
COBRA	6.1(i)(ii)
Completion Date	8.4(a)(i)
Consent Solicitation Documents	7.8(a)
Consent Solicitations	7.8(a)
Continuing Employee	7.4(b)
Credit Facility Amendment	7.8(d)
Credit Facility Amendment Documents	7.8(d)
Current ESPP Offering Period	4.2(c)
Debt Commitment Letter	6.2(w)
Debt Financing	6.2(w)
Dissenting Rights	8.5(g)(vii)(A)
Dissenting Shares	8.5(g)(vii)(A)
Exchange Ratio	8.5(f)(i)
Existing Notes Offer Documents	7.8(b)
Existing Notes Offers	7.8(b)
Fee Letter	6.2(w)
Final Exercise Date	4.2(c)
Financing Amounts	6.2(w)
Indemnified Parties	7.3(d)
Intended Tax Treatment	7.18(a)
Irish Pensions Acts	6.2(i)(vii)
Irish Revenue	3.6(c)
ListCo	Preamble
ListCo Cash Award	4.2(b)(i)
ListCo Constitution	6.2(a)(iii)(C)
ListCo Distributable Reserves Creation	7.10(a)
ListCo Option	4.2(a)
ListCo RSU Award	4.2(b)(i)
Merger Consideration	8.5(f)(i)
Merger Effective Time	8.5(b)
Merger Sub	Preamble
MWV	See definition of Willow Existing Indentures, 1.1
Net Willow Option Share	4.2(a)(ii)
New Benefit Plans	7.4(a)

Term	Clause
Other Sun Merger Party Organizational Documents	6.2(a)(iii)(C)
Payoff Letters	7.8(f)
PBGC	6.1(i)(v)
Post-Closing ListCo Board	7.6(a)
Proposed Dissenting Shares	8.5(g)(vii)(A)
Remedial Action	7.2(f)
RKT	See definition of Willow Existing Indentures, 1.1
Sanction Date	8.1(b)(iii)
Scheme Consideration	8.4(d)
Securities Depositary Transfer	8.4(e)
Stock Consideration	8.5(f)(i)
Sun	Preamble
Sun Amount	9.2(c)
Sun Balance Sheet Date	6.2(f)
Sun Benefit Plan	6.2(i)(i)
Sun Board	Recitals
Sun Capitalization Date	6.2(b)(i)
Sun Change of Recommendation	5.4(a)
Sun Convertible Shares	6.2(b)(i)
Sun Directors	7.6(a)
Sun Disclosure Schedule	6.2
Sun Distributable Reserves Resolution	7.10(a)
Sun Exchange Fund	8.5(g)(i)
Sun Indemnified Party	7.3(d)
Sun Irrecoverable VAT	9.2(e)(i)(A)
Sun Material Contracts	6.2(r)(i)
Sun No Vote Amount	9.2(b)(ii)
Sun Permits	6.2(g)(ii)
Sun Permitted Liens	6.2(p)(ii)
Sun Public Documents	6.2(d)(i)
Sun Shareholder Documents Approval Date	3.4(d)
Sun Termination Amount	9.2(b)(i)
Sun Title IV Plan	6.2(i)(v)
Surviving Corporation	8.5(a)
Transaction	Recitals
WARN Act	6.1(n)(i)
Willow	Preamble
Willow Amount	9.2(c)
Willow Balance Sheet Date	6.1(f)
Willow Benefit Plan	6.1(i)(i)
Willow Board	Recitals
Willow Book-Entry Shares	8.5(g)(ii)(A)
Willow Capitalization Date	6.1(b)(i)

Term	Clause
Willow Certificates	8.5(g)(ii)(A)
Willow Change of Recommendation	5.3(a)
Willow Director RSU Award	4.2(b)(ii)
Willow Directors	7.6(a)
Willow Disclosure Schedule	6.1
Willow Distributable Reserves Resolution	7.10(a)
Willow Equity Awards	4.3
Willow Exchange Fund	8.5(g)(i)
Willow Indemnified Party	7.3(c)
Willow Material Contracts	6.1(s)(i)
Willow No Vote Amount	9.2(a)(ii)
Willow Option	4.2(a)
Willow Permits	6.1(g)(ii)
Willow Permitted Liens	6.1(p)(ii)
Willow Preferred Stock	6.1(b)(i)
Willow RSU Award	4.2(b)(i)
Willow Scheduled Material Contracts	6.1(s)(ii)
Willow SEC Documents	6.1(d)(i)
Willow Takeout Indebtedness	7.8
Willow Termination Amount	9.2(a)(i)
Willow Title IV Plan	6.1(i)(v)

1.3
Construction

(a)
In this Agreement, words such as “hereunder,” “hereto,” “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)
In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)
In this Agreement, the term “affiliates” or “Affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

(d)
In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(e)
In this Agreement, the masculine gender shall include the feminine and neuter and vice versa and the singular number shall include the plural and vice versa.

(f)
In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(g)
In this Agreement, when reference is made to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(h)
In this Agreement, the word “including” and words of similar import shall mean “including without limiting the generality of the foregoing,” unless otherwise specified, and any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4
Captions

The table of contents and the headings or captions to the clauses of this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.
1.5
Time

References to times are to New York City times, unless otherwise specified.
2.
SHAREHOLDER CIRCULAR

2.1
Scheme

(a)
Sun agrees that it will put the Scheme to the Sun Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions set forth in Clause 8.1(b)(iii) and Clause 8.1(b)(iv)), will, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Sun Share Exchange;

(b)
ListCo agrees that it will participate in the Scheme and agrees to be bound by its terms, as proposed by Sun to the Sun Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions, effect the Sun Share Exchange through the Scheme on the terms set out in this Agreement and the Scheme; and

(c)
each of the Parties agrees that it will use commercially reasonable efforts to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme.

2.2
Change in Shares

If at any time during the period between the date of this Agreement and the Merger Effective Time, the outstanding Willow Shares or Sun Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration, the Scheme Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Willow Shares or the Sun Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Willow Shares and Sun Shares the same economic effect as contemplated by this Agreement prior to such event, it being understood that nothing in this Clause 2.2 shall be construed to permit a Party to take any action that is prohibited by the terms of this Agreement.

3.
IMPLEMENTATION OF THE SCHEME; COURT MEETING AND EGM

3.1
Responsibilities of the Sun Parties in Respect of the Scheme

Notwithstanding any Sun Change of Recommendation (except as otherwise set forth in Clauses 3.1(b), 3.1(f) and 3.1(m)), unless this Agreement has been terminated pursuant to Clause 9.1, the Sun Parties shall:
(a)
be responsible for the preparation of the Shareholder Circular and all other documentation necessary to effect the Scheme and to convene the Court Meeting and EGM;

(b)
for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and, unless the Sun Board has effected a Sun Change of Recommendation pursuant to Clause 5.4, provide Willow and its Representatives with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Sun or their responsibilities under the Takeover Rules, a Sun Competing Proposal or termination of this Agreement pursuant to Clause 9);

(c)
provide Willow with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Sun for submission to the High Court in connection with the Scheme prior to their filing, and afford Willow and its counsel reasonable opportunities to review and make comments on all such documents (and shall consider any such comments in good faith);

(d)
as promptly as reasonably practicable make all necessary applications to the High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the High Court to order that the Court Meeting be convened as promptly as reasonably practicable following the effectiveness of the U.S. Registration Statement), and use its reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as reasonably practicable in order to facilitate the despatch of the Shareholder Circular and seek such directions of the High Court as it considers necessary or desirable in connection with such Court Meeting;

(e)
procure the publication of the requisite advertisements and despatch of the Shareholder Circular and the forms of proxy for the use at the Court Meeting and the EGM to Sun Shareholders on the register of members of Sun on the record date as agreed with the High Court, as promptly as reasonably practicable after the approval of the High Court to despatch the documents has been obtained, and thereafter shall publish and/or post such other documents and information as the High Court may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval of the High Court to publish or post such documents has been obtained;

(f)
unless the Sun Board has effected a Sun Change of Recommendation pursuant to Clause 5.4, procure that the Shareholder Circular include the Sun Board Recommendation;

(g)
include in the Shareholder Circular a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions, the Sun Distributable Reserves Resolution and such other resolutions as Sun considers necessary or appropriate for the purposes of implementing the Scheme or the Merger;

(h)
prior to the Court Meeting and EGM, keep Willow reasonably informed in the two (2) weeks prior to the Court Meeting and EGM of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or the EGM, and in any event provide such number promptly upon the reasonable request of Willow or its Representatives;

(i)
hold the Court Meeting and EGM on the date set out in the Shareholder Circular, or such later date as is permitted by Clause 3.3(b) or as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and propose the Court Meeting Resolution at the Court Meeting and the EGM Resolutions at the EGM;

(j)
following the Court Meeting and EGM, assuming the Sun Resolutions are duly passed (including by the requisite majority required under Section 453 as amended by Section 1087D of the Act in the case of the Court Meeting) and all other Conditions (with the exception of the Conditions set forth in Clause 8.1(b)(iii) and Clause 8.1(b)(iv)) are satisfied or, in the sole discretion of the applicable Party, waived where applicable, take all necessary steps on the part of Sun to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as promptly as reasonably practicable thereafter; provided that Sun shall be permitted to make honest and complete disclosure to the High Court at the Court Hearing as required by applicable Law;

(k)
give such undertakings as are required by the High Court in connection with the Scheme and as Sun determines (acting in good faith) to be reasonable or desirable to implement the Scheme;

(l)
in the case of ListCo only, instruct counsel to appear on its behalf at the Court Hearing and undertake to be bound by the terms of the Scheme insofar as it relates to ListCo; and

(m)
unless the Sun Board has effected a Sun Change of Recommendation pursuant to Clause 5.4, keep Willow reasonably informed as to the performance of the obligations and responsibilities required of the Sun Parties pursuant to the Scheme.

3.2
Responsibilities of Willow in Respect of the Scheme

Willow shall:
(a)
if, and to the extent that, it owns or is interested in Sun Shares, exercise all of its rights in respect of such Sun Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Sun held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Sun Shares to vote) in favor of the Sun Resolutions or, if required by Law or the High Court or other rules or requested by Sun, refraining from voting, at any Court Meeting and/or EGM, as the case may be;

(b)
procure that the other members of the Willow Group and, insofar as lies within its power or procurement, their Representatives take all such steps as are reasonably necessary or desirable in order to implement the Scheme, including those required pursuant to Clause 8.4 and Clause 8.5 in connection with Completion; and

(c)
review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it.

3.3
No Scheme Amendment by Sun

Save as required by Law and/or the High Court, Sun shall not:
(a)
amend the Scheme after despatch of the Shareholder Circular without the consent of Willow (such consent not to be unreasonably withheld, conditioned or delayed);

(b)
adjourn or postpone the Court Meeting or the EGM after despatch of the Shareholder Circular without the consent of Willow; provided, however, that Sun may, without the consent of Willow, adjourn or postpone the Court Meeting or EGM, (i) in the case of adjournment, if requested by the Sun Shareholders (on a poll) to do so; provided that the resolution was not proposed by Sun or any of its Affiliates or any of its or its Affiliates’ officers, directors, employees, agents or other representatives, (ii) to the extent required by applicable Law, including adjournments or postponements to the extent reasonably necessary to ensure that any required supplement or amendment to the Shareholder Circular is provided or made available to the Sun Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting or the EGM, but only for so long as the Sun Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary to give the Sun Shareholders sufficient time to evaluate any such supplement or amendment or other information, or (iii) if as of the time the Court Meeting or EGM is scheduled (as set forth in the Shareholder Circular), there are insufficient Sun Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Sun Shares represented to constitute a quorum or (B) voting for the approval of the Court Meeting Resolution or the EGM Resolutions, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Sun Shares to approve the Court Meeting Resolution or the EGM Resolutions, as applicable; provided, further, that no such postponement or adjournment pursuant to the foregoing sub-clause (iii) may be for a period of more than ten (10) business days on any single occasion or, on any occasion, to a date after the earlier of (x) thirty (30) business days after the date on which the Court Meeting or EGM was originally scheduled, as applicable and (y) twenty (20) business days before the End Date; or
(c)
amend the Sun Resolutions (in each case, in the form set out in the Shareholder Circular) after despatch of the Shareholder Circular without the consent of Willow (such consent not to be unreasonably withheld, conditioned or delayed).

3.4
Preparation of the U.S. Registration Statement, the Proxy Statement/Prospectus, and the U.K. Prospectus; Willow Special Meeting

(a)
As promptly as reasonably practicable following the date hereof, (i) Sun shall prepare and cause ListCo to file with the SEC the U.S. Registration Statement, which shall include the Proxy Statement/Prospectus, with respect to the ListCo Shares issuable as Merger Consideration and (ii) Sun and Willow shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus in preliminary form with respect to the Willow Special Meeting. Each of the Parties shall use their reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the U.S. Registration Statement declared effective by the SEC as promptly as reasonably practicable after their filing, to ensure that the U.S. Registration Statement complies in all material respects with the provisions of the Exchange Act or Securities Act, to keep the U.S. Registration Statement effective as long as is necessary to consummate the Merger, and to mail the Proxy Statement/Prospectus to Willow Shareholders as promptly as reasonably practicable after the U.S. Registration Statement is declared effective, to the extent required by applicable Law. Each Party agrees that the U.S. Registration Statement and the Proxy Statement/Prospectus shall include all information reasonably requested by the other Parties to be included therein in order to comply with the applicable requirements (including, for the avoidance of doubt, information reasonably requested for purposes of preparing required historical or pro forma financial information), and each Party shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution thereof. The Parties agree that the historical financial information regarding Sun and pro forma financial information to be included in the Proxy Statement/Prospectus shall be in GAAP, except to the extent that any such financial information is permitted to be in IFRS IASB and Sun and Willow, acting reasonably and in good faith, so elect and agree in writing, following discussions with the S&P in which S&P indicates that the inclusion of such financial information in IFRS IASB rather than GAAP would not negatively affect the likelihood or timing of inclusion of ListCo Shares in the S&P 500 Index.

(b)
Each of the Parties shall promptly notify the other Parties upon receipt of any written or oral comments from the SEC or any request from the SEC for amendments or supplements or amendments to the Proxy Statement/Prospectus or the U.S. Registration Statement and shall, as promptly as reasonably practicable after the receipt thereof, provide the other Parties with copies of any written comments and advise the other Parties of any oral comments with respect to the Proxy Statement/Prospectus or the U.S. Registration Statement received from the SEC. Each Party shall cooperate and provide the other Parties and their respective counsel with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus and any amendment or supplement to the Proxy Statement/Prospectus or the U.S. Registration

Statement prior to filing such with the SEC, each Party will consider reasonable changes suggested by the other Parties and their counsel in good faith, and each Party will promptly provide the other Parties with a copy of all such filings made with the SEC. Each Party shall use its reasonable best efforts to respond as promptly as reasonably practicable to respond to any comment from the SEC and to take any action required to be taken by it under any applicable state securities Laws in connection with the Sun Share Exchange or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the U.S. Registration Statement has become effective, the issuance of any stop order, or the suspension of the qualification of the ListCo Shares issuable in connection with the Transaction for offering or sale in any jurisdiction. In the event of the issuance of any stop order or suspension described in the prior sentence, Sun shall use its reasonable best efforts to have such stop order or suspension lifted, reversed or otherwise terminated. Sun and ListCo shall each also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of ListCo Shares in connection with the Transaction, and Willow shall furnish all information concerning Willow and the Willow Shareholders as may be reasonably requested in connection with such actions.
(c)
As promptly as reasonably practicable following the date of this Agreement, Sun shall prepare and cause to be filed with the FCA for approval a draft copy of the Shareholder Circular and a draft copy of the U.K. Prospectus. Sun shall cooperate and provide Willow and its counsel with a reasonable opportunity to review and comment on the Shareholder Circular and U.K. Prospectus and any amendment or supplement thereto prior to filing such with the FCA, and will consider reasonable changes suggested by Willow and its counsel in good faith, and Sun will promptly provide Willow with a copy of all such filings made with the FCA. The Parties shall use their reasonable best efforts to have the Shareholder Circular and the U.K. Prospectus approved by the FCA as promptly as reasonably practicable after its submission. Each of the Parties shall cooperate with each other (and use reasonable best efforts to procure that its Representatives cooperate with each other) and Willow shall furnish all information concerning itself, its affiliates and the Willow Shareholders to Sun and provide (and use reasonable best efforts to procure that its Representatives provide) such other assistance as may be reasonably requested in connection with the preparation, approval, filing, publication and distribution (as applicable) of the Shareholder Circular and U.K. Prospectus, including (i) assisting with due diligence and providing appropriate verification materials; (ii) attending meetings to present on and discuss the financial and other disclosures relating to Willow proposed to be included in each of the Shareholder Circular or the U.K. Prospectus; and (iii) providing, or procuring the provision of, such comfort, representation and authorization letters as are reasonably requested by Sun or its Representatives in relation to the information contained in each of the Shareholder Circular or the U.K. Prospectus relating to the Willow Group. Willow agrees that the Shareholder Circular and the U.K. Prospectus shall include all information reasonably requested by Sun of Willow to be included therein (including, for the avoidance of doubt, information reasonably requested for purposes of preparing required historical or pro forma financial information) in order to comply with the applicable requirements.

(d)
Sun shall, as promptly as reasonably practicable after receipt thereof, provide Willow with copies of any written comments, responses or requests, and advise Willow of any oral comments, responses or requests, with respect to the Shareholder Circular or the U.K. Prospectus received from the FCA. Each of the Parties shall use their reasonable best efforts to obtain formal approval of the Shareholder Circular and the U.K. Prospectus concurrently with the date the U.S. Registration Statement is declared effective under the Securities Act (the date of such formal approval of the Shareholder Circular and the U.K. Prospectus being the “Sun Shareholder Documents Approval Date”). The Parties shall cooperate and Sun shall provide Willow and its counsel with a reasonable opportunity to the extent reasonably practical to review and comment on any amendments to the Shareholder Circular or the U.K. Prospectus

prior to filing such with the FCA, Sun will consider reasonable changes suggested by Willow and its counsel in good faith, and Sun will provide Willow with a copy of all such filings made with the FCA. Sun shall advise Willow, promptly after it receives notice thereof, of the time when the FCA formally approves the Shareholder Circular and the U.K. Prospectus or any supplement or amendment has been filed, or the issuance of any stop order. Sun shall use reasonable best efforts to cause the Shareholder Circular to be mailed to the Sun Shareholders, and the U.K. Prospectus to be published, in each case, in accordance with all applicable laws and as promptly as reasonably practicable after the Sun Shareholder Documents Approval Date.
(e)
If, at any time prior to the Merger Effective Time, any information relating to the Parties or any of their respective affiliates, should be discovered by Sun or Willow which, in the reasonable judgment of Sun or Willow, should be set forth in an amendment of, or a supplement to, any of the U.S. Registration Statement, the Proxy Statement/Prospectus, the Shareholder Circular or the U.K. Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (or, in the case of the Shareholder Circular, should be included for the purposes of any supplement or amendment required in connection with any postponement or adjournment of the Court Meeting or the EGM pursuant to Clause 3.3(b)), the Party which discovers such information shall promptly notify the other Parties, and Sun and Willow shall cooperate in the prompt filing with the SEC or the FCA (as applicable) of any necessary amendment of, or supplement to, the U.S. Registration Statement, the Proxy Statement/Prospectus, the Shareholder Circular or the U.K. Prospectus and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the Sun Shareholders and the Willow Shareholders. For purposes of this Clause 3.4, any information concerning or related to Willow, its affiliates or the Willow Special Meeting will be deemed to have been provided by Willow, and any information concerning or related to Sun, its affiliates or the EGM or Court Meeting will be deemed to have been provided by Sun.

(f)
As promptly as reasonably practicable following the date of this Agreement, Willow shall, in accordance with applicable Law and Willow’s Organizational Documents, establish a record date for, duly call, give notice of, convene and hold the Willow Special Meeting. Willow shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Willow Shareholders entitled to vote at the Willow Special Meeting and to hold the Willow Special Meeting as promptly as reasonably practicable after the U.S. Registration Statement is declared effective under the Securities Act. Willow shall, through the Willow Board, recommend to its shareholders that they give the Willow Shareholder Approval, include such recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Willow Shareholder Approval, except in each case to the extent that the Willow Board shall have made a Willow Change of Recommendation pursuant to Clause 5.3. Willow shall not adjourn or postpone the Willow Special Meeting (provided, however, that Willow may, without the consent of Sun, adjourn or postpone the Willow Special Meeting (i) if, on a date for which the Willow Special Meeting is scheduled, Willow has not received proxies representing a sufficient number of Willow Shares to obtain the Willow Shareholder Approval, whether or not a quorum is present, in which case Willow shall have the right to make one or more successive postponements or adjournments of the Willow Special Meeting, but only until a meeting can be held at which there are a sufficient number of votes of holders of Willow Shares to obtain the Willow Shareholder Approval; provided that no postponement or adjournment of the Willow Special Meeting pursuant to this clause (i) may be for a period of more than ten (10) business days on any single occasion or, on any occasion, to a date after the earlier of (x) thirty (30) days after the date for which the Willow Special Meeting was originally scheduled and (y) twenty (20) business days before the End Date or (ii) to the extent required by applicable Law, including adjournments or postponements to the extent reasonably necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided or made available to the Willow Shareholders or to permit dissemination of information which is material to shareholders voting at the Willow Special

Meeting, but only for so long as the Willow Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary to give the Willow Shareholders sufficient time to evaluate any such supplement or amendment or other information). Willow shall keep Sun reasonably informed in the two weeks prior to the Willow Special Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Willow Special Meeting, and in any event provide such number promptly upon the reasonable request of Sun or its Representatives. Notwithstanding anything to the contrary herein (including any Willow Change of Recommendation), unless this Agreement has been terminated in accordance with its terms prior to the time of the Willow Special Meeting, the Willow Special Meeting shall be convened and this Agreement shall be submitted to the Willow Shareholders at the Willow Special Meeting in accordance with the terms hereof, and nothing contained in this Agreement shall be deemed to relieve Willow of its obligations to submit this Agreement to the Willow Shareholders for a vote on the approval and adoption thereof.
(g)
Each of the Parties shall use its reasonable best efforts to cause the Willow Special Meeting, the Court Meeting and the EGM to be held on the same date.

(h)
Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), (i) the adoption of this Agreement, the Willow Distributable Reserves Resolution and any advisory votes on executive compensation in connection with the Transaction shall be the only matters that Willow shall propose be acted on by the Willow Shareholders at the Willow Special Meeting and (ii) the EGM Resolutions, the Sun Distributable Reserves Resolution and the Court Meeting Resolution shall be the matters that Sun shall propose be acted on by the Sun Shareholders at the EGM and Court Meeting (other than, in each case, matters of procedure and matters required by or advisable for the purposes of the Transaction under applicable Law, stock exchange rules or pursuant to the terms of any Sun Equity Plan or Willow Equity Plan).

3.5
Amendment of Articles

Sun shall procure that a special resolution be put before the Sun Shareholders at the EGM proposing that the articles of association of Sun be amended so that any Sun Shares allotted following the Scheme Record Time will either be subject to the terms of the Scheme or acquired by ListCo for the same consideration per Sun Share as shall be payable to Sun Shareholders under the Scheme (depending upon the timing of such allotment); provided, however, that nothing in such amendment to the articles of association of Sun shall prohibit the sale (whether on a stock exchange or otherwise) of any Sun Shares issued on the exercise, vesting or settlement of Sun Equity Awards, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Sun Share will be bound by the terms of the Scheme.
3.6
Consultation as to Certain Matters

(a)
Prior to (i) consummating any transaction that (A) is described in sub-clauses (i), (ii), (v), (vi), (vii), (viii), (ix) or (x) of Clause 5.1(b) and (B) is not subject to Sun’s consent right provided in sub-clause (z) of Clause 5.1(b) on the basis that such transaction involves solely Willow and one or more Willow Subsidiaries or solely Willow Subsidiaries, or (ii) altering the ownership structure among Willow and its wholly owned Subsidiaries or among Willow’s wholly owned Subsidiaries, Willow shall consult with Sun reasonably in advance of consummating any such transaction or taking any such action and shall not proceed with any such transaction or action described in clause (i) or (ii) hereof without Sun’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if, in each case, such transaction or action would reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to Willow and the Willow Subsidiaries or, after the Merger Effective Time, to Sun and the Sun Subsidiaries.

(b)
Prior to (i) consummating any transaction that (A) is described in sub-clauses (i), (ii), (v), (vi), (vii), (viii), (ix) or (x) of Clause 5.2(b) and (B) is not subject to Willow’s consent right provided in sub-clause (z) of Clause 5.2(b) on the basis that such transaction involves solely Sun and one or more Sun Subsidiaries or solely Sun Subsidiaries, or (ii) altering the ownership structure among Sun and its wholly owned Subsidiaries or among Sun’s wholly owned Subsidiaries, except, in each case, for any such transaction or action that is undertaken pursuant to Clause 7.18(c), Sun shall consult with Willow reasonably in advance of consummating any such transaction or taking any such action and shall not proceed with any such transaction or action described in clause (i) or (ii) hereof without Willow’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if, in each case, such transaction or action would reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to Sun and the Sun Subsidiaries before or after the Merger Effective Time.
(c)
As soon as practicable after the date of this Agreement, Sun shall prepare and file a request, in a form reasonably satisfactory to Willow, with the Revenue Commissioners of Ireland (“Irish Revenue”) (and, as needed, supplement such request) to obtain confirmation from Irish Revenue that the exemption contained in Section 90 of the Stamp Duties Consolidation Act, 1999 of Ireland (as amended) shall apply to transfers of book-entry interests representing the ListCo Shares listed on the NYSE in the Depository Trust Company.

(d)
The Parties shall cooperate to obtain any additional confirmations from Irish Revenue in relation to stamp duty that they both consider (acting reasonably) to be necessary in connection with the Transaction.

(e)
Sun shall provide Willow with drafts of any correspondence and other filings prepared by Sun for submission to Irish Revenue in connection with this Agreement and afford Willow reasonable opportunities to review and make comments on all such documents (and shall consider any such comments in good faith).

4.
TREATMENT OF EQUITY AWARDS

4.1
Sun Equity Awards

Each of Sun and ListCo shall take all actions as may be necessary or appropriate so that, at the Effective Time, (a) each Sun Equity Award shall automatically be converted into an equity award covering that number of ListCo Shares equal to the number of Sun Shares subject to such Sun Equity Award as of immediately prior to the Effective Time and (b) the performance goals applicable to the Sun Equity Awards shall be deemed achieved at one hundred percent (100%). All terms and conditions applicable to each such Sun Equity Award immediately prior to the Effective Time shall, except as provided in the immediately preceding sentence, remain in effect immediately after the Effective Time. ListCo shall remain subject to the obligations of Sun with respect to any such Sun Equity Awards immediately after the Effective Time.
4.2
Willow Equity Awards

(a)
Willow Options.

(i)
As of the Merger Effective Time, each option to purchase Willow Shares (each a “Willow Option”) granted under any Willow Equity Plan that is outstanding, unexercised and held by a current employee or independent contractor of Willow or its Subsidiaries as of immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall be assumed by ListCo and shall be converted into an option (a “ListCo Option”) to acquire (a) that number of whole ListCo Shares (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (i) the number of Willow Shares subject to such Willow Option by (ii) the Equity Award Exchange Ratio, (b) at an exercise price per ListCo Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per Willow Share of such Willow Option by (ii) the Equity Award Exchange Ratio. Except as otherwise provided in this Clause 4.2(a), each such ListCo Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Willow Option immediately prior to the Merger Effective Time.
(ii)
As of the Merger Effective Time, each Willow Option granted under any Willow Equity Plan that is outstanding, unexercised and held by an individual who is not a current employee or independent contractor of Willow or its Subsidiaries as of immediately prior to the Merger Effective Time shall be cancelled in consideration for the right to receive, within ten (10) business days following the Merger Effective Time, the Merger Consideration, without interest and less applicable withholding Taxes, in respect of each Net Willow Option Share subject to such Willow Option immediately prior to the Merger Effective Time. For purposes of this Agreement, “Net Willow Option Share” means, with respect to a Willow Option, the quotient obtained by dividing (A) the product obtained by multiplying (1) the excess, if any, of the value of the Merger Consideration over the exercise price per Willow Share subject to such Willow Option immediately prior to the Merger Effective Time by (2) the number of Willow Shares subject to such Willow Option immediately prior to the Merger Effective Time by (B) the value of the Merger Consideration. For purposes of the preceding sentence, the value of the component of the Merger Consideration that consists of ListCo Shares shall equal the product of (x) the Exchange Ratio and (y) the VWAP of Sun Shares.

(b)
Willow RSU Awards.

(i)
As of the Merger Effective Time, each outstanding award of restricted stock units that corresponds to a number of Willow Shares (each, a “Willow RSU Award”) under any Willow Equity Plan other than a Willow Director RSU Award shall be assumed by ListCo and shall be converted into (A) an award of restricted stock units corresponding to a number of ListCo Shares (each, a “ListCo RSU Award”) (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (1) the number of Willow Shares subject to such Willow RSU Award as of immediately prior to the Merger Effective Time by (2) the Stock Consideration and (B) an unvested cash award (each, a “ListCo Cash Award”) equal to the product obtained by multiplying (1) the number of Willow Shares subject to such Willow RSU Award as of immediately prior to the Merger Effective Time by (2) the Cash Consideration. Except as otherwise provided in this Clause 4.2(b), each such ListCo RSU Award and ListCo Cash Award shall continue to have, and shall be subject to, the same terms and conditions (including vesting schedules) as applied to the corresponding Willow RSU Award immediately prior to the Merger Effective Time (except that no ListCo RSU Award or ListCo Cash Award will be subject to any performance-based vesting conditions). For purposes of this Clause 4.2(b)(i) and except as set forth in Clause 5.1(b)(iii) of the Willow Disclosure Schedule, in the case of a performance-based Willow RSU Award, the number of Willow Shares subject to such Willow RSU Award as of immediately prior to the Merger Effective Time shall be determined by deeming the applicable performance goals for any performance period that has not been completed as of the Merger Effective Time to be achieved at the greater of the target level and the average of the actual level of performance of similar awards over the last three years prior to the Completion Date.

(ii)
Each outstanding Willow RSU Award that was granted to a non-employee member of the Willow Board (each, a “Willow Director RSU Award”) shall be fully vested as of immediately prior to the Merger Effective Time, and all rights in respect thereof shall be cancelled and automatically converted into a number of Willow Shares equal to the number of Willow Shares underlying such Willow Director RSU Award. For the avoidance of doubt, all such Willow Shares shall be treated in accordance with the terms of this Agreement. Notwithstanding the foregoing, with respect to any amount payable under this Clause 4.2(b)(ii) that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, the delivery of the Merger Consideration with respect to such Willow Shares shall instead be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not result in the imposition of such Tax or penalty.
(c)
Willow ESPP.

As promptly as reasonably practicable following the date of this Agreement, Willow shall take all actions with respect to the Willow ESPP that are necessary or appropriate to provide that: (i) with respect to the offering period in effect as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in the Willow ESPP as of the date hereof may become a participant in the Willow ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Period; (ii) subject to the consummation of the Transaction, the Willow ESPP shall terminate, effective immediately prior to the Merger Effective Time; (iii) if the Current ESPP Offering Period terminates prior to the Merger Effective Time, then the Willow ESPP shall be suspended and no new offering period shall be commenced under the Willow ESPP prior to the termination of this Agreement; and (iv) if the Current ESPP Offering Period is still in effect at the Merger Effective Time, then all outstanding purchase rights under the Willow ESPP shall be exercised as of no later than three business days prior to the date on which the Merger Effective Time occurs (the “Final Exercise Date”) and each Willow ESPP participant’s accumulated contributions under the Willow ESPP shall be used to purchase Willow Shares in accordance with the terms of the Willow ESPP as of the Final Exercise Date. All Willow Shares purchased on the Final Exercise Date shall be treated in accordance with the terms and conditions of this Agreement.
4.3
Willow, Sun and ListCo Actions

Prior to the Merger Effective Time, Willow, Sun and ListCo shall each pass resolutions and take such other actions as are necessary or appropriate to provide for the treatment of the Willow Options and Willow RSU Awards (collectively, the “Willow Equity Awards”) as contemplated by Clause 4.2 and the Sun Equity Awards as contemplated by Clause 4.1.
5.
WILLOW AND SUN CONDUCT

5.1
Conduct of Business by Willow

(a)
Willow agrees that at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, except (v) as may be required by Law, (w) as specifically required by this Agreement, (x) as undertaken pursuant to Clause 7.18(c), (y) as set forth in Clause 5.1(a) of the Willow Disclosure Schedule or (z) with the prior written consent of Sun (such consent not to be unreasonably withheld, conditioned or delayed), Willow shall, and shall cause each of the Willow Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by an exception to any of the sub-clauses in Clause 5.1(b) shall be deemed a breach of this Clause 5.1(a).

(b)
Willow agrees that at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, except (v) as may be required by Law, (w) as specifically required by this Agreement, (x) as undertaken pursuant to Clause 7.18(c), (y) as set forth in the corresponding sub-clause of Clause 5.1(b) of the Willow Disclosure Schedule or (z) with the prior written consent of Sun (such consent not to be unreasonably withheld, conditioned or delayed), Willow shall not, and shall cause the Willow Subsidiaries not to:

(i)
authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Willow or any Willow Subsidiary), except (A) dividends and distributions paid or made on a pro rata basis by a Willow Subsidiary in the ordinary course of business consistent with past practice or by a wholly owned Willow Subsidiary to Willow or another wholly owned Willow Subsidiary and (B) Willow may continue to pay regular quarterly cash dividends on Willow Shares in accordance with Clause 5.1(b)(i) of the Willow Disclosure Schedule, consistent with past practice as to timing of declaration, record date and payment date;

(ii)
split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Willow Subsidiary which remains a wholly owned Willow Subsidiary after consummation of such transaction;

(iii)
except as required by applicable Law or any Willow Benefit Plan as in effect as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees other than increases in annual base salaries of employees with an annual base salary of $300,000 or below at times and in amounts in the ordinary course of business consistent with the annual salary review schedule and practice in effect as of the date hereof, (B) grant to any of its current or former directors, officers, or employees any new, or increase in any existing, severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, equity-based awards, or other incentive compensation, (D) enter into any employment, severance, or retention agreement (excluding offer letters in the ordinary course of business consistent with past practice that provide for no severance or change in control benefits with employees permitted to be hired hereunder), (E) establish, adopt, enter into, amend, terminate, adopt a formal interpretation of, or waive any of its rights under any collective bargaining agreement or Willow Benefit Plan, (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its current or former directors, officers, or employees, (G) terminate the employment of any employee with an annual base salary above $300,000, other than for cause, or (H) hire or promote any employee to a position with an annual base salary above $300,000;

(iv)
make any change in material financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP or SEC policy or the rules and regulations of the applicable stock exchange;

(v)
authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations or entry into any material joint venture, partnership or strategic alliance, except for (A) transactions between Willow and a wholly owned Willow Subsidiary or between wholly owned Willow Subsidiaries, (B) purchases of raw materials, supplies or inventory made in the ordinary course of business consistent with past practice or (C) in one or more transactions with respect to which the aggregate consideration does not exceed $50,000,000 individually or $100,000,000 in the aggregate;

(vi)
amend the Organizational Documents of Willow, any Significant Subsidiary of Willow or any of the Willow Debt Parties;

(vii)
issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted stock), voting securities or other equity interest in Willow or any Willow Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Willow Equity Awards, other than (A) issuances of Willow Shares in respect of any exercise of Willow Options or the vesting or settlement of Willow Equity Awards, in each case outstanding on the date hereof or permitted to be granted hereunder or (B) transactions between Willow and a wholly owned Willow Subsidiary or between wholly owned Willow Subsidiaries;
(viii)
directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) withholding of Willow Shares otherwise deliverable pursuant to Willow Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto pursuant to the terms of such awards, (B) the acquisition by Willow of Willow Equity Awards in connection with the forfeiture of such awards and (C) transactions between Willow and a wholly owned Willow Subsidiary or between wholly owned Willow Subsidiaries;

(ix)
(A) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any Indebtedness owed by Willow or any Willow Subsidiary or guarantee any indebtedness of another Person or (B) issue or sell any debt securities of Willow or any Willow Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of Willow or any Willow Subsidiary;

(x)
make any loans to any other Person, except for loans among Willow and its wholly owned Willow Subsidiaries or among Willow’s wholly owned Willow Subsidiaries;

(xi)
sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Willow Permitted Liens), any of its properties or assets (including shares in the capital of the Willow Subsidiaries), except (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) such transactions (other than pledges) with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $50,000,000 individually or $100,000,000 in the aggregate and (C) for transactions among Willow and its wholly owned Willow Subsidiaries or among wholly owned Willow Subsidiaries;

(xii)
compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Willow or any of the Willow Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (A) is for an amount (in the case of amounts payable by Willow or any of the Willow Subsidiaries, to the extent not covered by insurance proceeds) not to exceed, for any such compromise or settlement, $10,000,000 individually or $50,000,000 in the aggregate, (B) does not impose any injunctive or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) on Willow and the Willow Subsidiaries, (C) does not provide for the license of any Intellectual Property and (D) relate to Taxes (which shall be governed exclusively by clause (xiii));

(xiii)
make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit, assessment, investigation or other proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or request any Tax ruling from any Governmental Entity;
(xiv)
make any new capital expenditure or capital expenditures in excess of one hundred and ten percent (110%) of the amounts set forth in the FY 2023-2024 capital plan for Willow provided to Sun prior to the date of this Agreement; provided that any acquisition transactions that are capital expenditures permitted under sub-clause (v)(C) shall be counted against the one hundred and ten percent (110%) capital expenditure threshold in this sub-clause (xiv);

(xv)
(A) enter into any Willow Material Contract or any Contract that would, if entered into prior to the date hereof, be a Willow Scheduled Material Contract, or (B) terminate, materially modify or materially amend any Willow Material Contract or any other Contract referred to in clause (A) or waive, release or assign any material rights or claims thereunder; or

(xvi)
agree, in writing or otherwise, to take any of the foregoing actions.

5.2
Conduct of Business by Sun

(a)
Sun agrees that at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, except (v) as may be required by Law, (w) as specifically required by this Agreement, (x) as undertaken pursuant to Clause 7.18(c), (y) as set forth in Clause 5.2(a) of the Sun Disclosure Schedule, or (z) with the prior written consent of Willow (such consent not to be unreasonably withheld, conditioned or delayed), Sun shall, and shall cause each of the Sun Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by an exception to any of the sub-clauses in Clause 5.2(b) shall be deemed a breach of this Clause 5.2(a).

(b)
Sun agrees that at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, except (v) as may be required by Law, (w) as specifically required by this Agreement, (x) as undertaken pursuant to Clause 7.18(c), (y) as set forth in the corresponding sub-clause of Clause 5.2(b) of the Sun Disclosure Schedule, or (z) with the prior written consent of Willow (such consent not to be unreasonably withheld, conditioned or delayed), Sun shall not, and shall cause the Sun Subsidiaries not to:

(i)
authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Sun or any Sun Subsidiary), except (A) dividends and distributions paid or made on a pro rata basis by a Sun Subsidiary in the ordinary course of business consistent with past practice or by a wholly owned Sun Subsidiary to Sun or another wholly owned Sun Subsidiary, and (B) Sun may continue to pay regular annual and semi-annual cash dividends on Sun Shares in accordance with Clause 5.2(b)(i) of the Sun Disclosure Schedule, consistent with past practice as to timing of declaration, record date and payment date;

(ii)
split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its shares, except for any such transaction by a wholly owned Sun Subsidiary which remains a wholly owned Sun Subsidiary after consummation of such transaction;

(iii)
except as required by applicable Law or any Sun Benefit Plan as in effect as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees other than increases in annual base salaries of employees with an annual base salary of €300,000 or below as of the date hereof at times and in amounts in the ordinary course of business consistent with the annual salary review schedule and practice in effect as of the date hereof, (B) grant to any of its current or former directors, officers, or employees any new, or increase in any existing, severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, equity-based awards, or other incentive compensation, (D) enter into any employment, severance, or retention agreement (excluding offer letters in the ordinary course of business consistent with past practice that provide for no severance or change in control benefits with employees permitted to be hired hereunder), (E) establish, adopt, enter into, amend, terminate, adopt a formal interpretation of, or waive any of its rights under any collective bargaining agreement or Sun Benefit Plan, (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its current or former directors, officers, or employees, (G) terminate the employment of any employee with an annual base salary above €300,000, other than for cause, or (H) hire or promote any employee to a position with an annual base salary above €300,000;
(iv)
except in connection with any change by any Sun Party or the Sun Subsidiaries of their accounting to GAAP, which shall be made in reasonable consultation with Willow, make any change in material financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in IFRS EU or GAAP or the rules and regulations of the applicable stock exchange;

(v)
authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations or entry into any material joint venture, partnership or strategic alliance, except for (A) transactions between Sun and a wholly owned Sun Subsidiary or between wholly owned Sun Subsidiaries, (B) purchases of raw materials, supplies or inventory made in the ordinary course of business consistent with past practice or (C) in one or more transactions with respect to which the aggregate consideration does not exceed €50,000,000 individually or €100,000,000 in the aggregate;

(vi)
amend the Organizational Documents of Sun, ListCo, Merger Sub, any Significant Subsidiary of Sun or other material Sun Subsidiary;

(vii)
issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares (including restricted shares), voting securities or other equity interest in Sun or any Sun Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Sun Equity Awards, other than (A) issuances of Sun Shares in respect of any exercise, vesting or settlement of Sun Equity Awards, in each case outstanding on the date hereof or permitted to be granted hereunder or (B) transactions between Sun and a wholly owned Sun Subsidiary or between wholly owned Sun Subsidiaries;

(viii)
directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) withholding of Sun Shares otherwise deliverable pursuant to Sun Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto pursuant to the terms of such awards, (B) the acquisition by Sun of Sun Equity Awards in connection with the forfeiture of such awards and (C) transactions between Sun and a wholly owned Sun Subsidiary or between wholly owned Sun Subsidiaries;
(ix)
(A) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any Indebtedness owed by Sun or any Sun Subsidiary or guarantee any indebtedness of another Person or (B) issue or sell any debt securities of Sun or any Sun Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of Sun or any Sun Subsidiary;

(x)
make any loans to any other Person, except for loans among (A) Sun and its wholly owned Sun Subsidiaries or among Sun’s wholly owned Sun Subsidiaries or (B) ListCo and its wholly owned Subsidiaries or among ListCo’s wholly owned Subsidiaries;

(xi)
sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Sun Permitted Liens), any of its properties or assets (including shares in the capital of the Sun Subsidiaries), except (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) such transactions (other than pledges) with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds €50,000,000 individually or €100,000,000 in the aggregate and (C) for transactions among Sun and its wholly owned Sun Subsidiaries or among wholly owned Sun Subsidiaries;

(xii)
compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Sun or any of the Sun Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (A) is for an amount (in the case of amounts payable by Sun or any of the Sun Subsidiaries, to the extent not covered by insurance proceeds) not to exceed, for any such compromise or settlement, €10,000,000 individually or €50,000,000 in the aggregate, (B) does not impose any injunctive or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) on Sun and the Sun Subsidiaries, (C) does not provide for the license of any Intellectual Property and (D) relate to Taxes (which shall be governed exclusively by clause (xiii));

(xiii)
make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit, assessment, investigation or other proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or request any Tax ruling from any Governmental Entity;

(xiv)
make any new capital expenditure or capital expenditures in excess of one hundred and ten percent (110%) of the amounts set forth in the 2023-2024 capital plan and budget for Sun provided to Willow prior to the date of this Agreement; provided that any acquisition transactions that are capital expenditures permitted under sub-clause (v)(C) shall be counted against the one hundred and ten percent (110%) capital expenditure threshold in this sub-clause (xiv); or

(xv)
agree, in writing or otherwise, to take any of the foregoing actions.

5.3
Non-Solicitation Applicable to Willow

(a)
From and after the date of this Agreement until the earlier of the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, Willow agrees that it shall not and that it shall cause its Representatives not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Willow Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Willow or any Willow Subsidiary in connection with a Willow Competing Proposal, (iii) engage in discussions with any Person with respect to any Willow Competing Proposal, (iv) except as required by the duties of the members of the Willow Board under applicable Law, waive, terminate, modify or release any Person (other than the Sun Parties and their respective affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Willow Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify the Willow Board Recommendation, (vii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Willow Competing Proposal, (viii) (A) fail to send to the Willow Shareholders, within ten (10) business days after the commencement of a tender or exchange offer relating to the Willow Shares (or, if earlier, at least three (3) business days prior to the Willow Special Meeting) a statement disclosing that Willow recommends rejection of such tender or exchange offer and reaffirming the Willow Board Recommendation or (B) state that Willow recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer, (ix) fail to publicly reaffirm the Willow Board Recommendation within ten (10) business days of Sun’s written request to do so (or, if earlier, at least three (3) business days prior to the Willow Special Meeting) following the public announcement of any Willow Competing Proposal (or any material amendment, including any change to the price or form of consideration); provided that Sun shall not be entitled to make such written request, and the Willow Board shall not be required to make such reaffirmation, more than once with respect to any Willow Competing Proposal (or any material amendment thereto) or (x) resolve or agree to do any of the foregoing (any act described in clauses (v)-(ix) above, a “Willow Change of Recommendation”). Willow shall immediately cease, and cause its Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Willow Competing Proposal or potential Willow Competing Proposal. Willow shall promptly inform its Representatives of Willow’s obligations under this Clause 5.3. For purposes of this Clause 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act.
(b)
Notwithstanding the limitations set forth in Clause 5.3(a), if Willow receives, prior to the Willow Shareholder Approval being obtained, a bona fide, unsolicited, written Willow Competing Proposal, which the Willow Board determines in good faith after consultation with Willow’s outside legal and financial advisors (i) constitutes a Willow Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Willow Superior Proposal, then in either event (if Willow has not materially breached the provisions of this Clause 5.3) Willow may take the following actions: (x) furnish nonpublic information to the Person making such Willow Competing Proposal, if, and only if, prior to so furnishing such information, Willow receives from such Person an executed Acceptable Confidentiality Agreement and promptly (but in no event later than twenty-four (24) hours thereafter) provides a copy thereof to Sun and (y) engage in discussions or negotiations with such Person with respect to the Willow Competing Proposal.

(c)
Willow shall notify Sun promptly (but in no event later than twenty-four (24) hours) after receipt of any Willow Competing Proposal, any offers, proposals or inquiries that would reasonably be expected to lead to a Willow Competing Proposal, or any inquiry or request for nonpublic information relating to Willow or any Willow Subsidiary by any Person who has

made or would reasonably be expected to make any Willow Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Willow Competing Proposal, inquiry or request or with whom Willow is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request. In addition, Willow shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Sun copies of any written documentation and written correspondence (and summaries of oral correspondence) that describes any of the material terms or conditions of such Willow Competing Proposal (including any draft agreements or term sheets submitted by either party in connection therewith) which is exchanged by Willow or its Representatives with any Person (or any Representatives of such Person) making such Willow Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Willow Competing Proposal. Willow shall keep Sun reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Willow Competing Proposal or potential Willow Competing Proposal and keep Sun reasonably informed as to the nature of any information requested of Willow with respect thereto. Willow shall promptly (but in any event within twenty-four (24) hours) provide to Sun any material nonpublic information concerning Willow provided to any other Person in connection with any Willow Competing Proposal that was not previously provided to Sun. Willow shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.
(d)
Notwithstanding anything in this Clause 5.3 or Clauses 3.4 or 7.2(b)(i) to the contrary, at any time prior to the receipt of the Willow Shareholder Approval, the Willow Board may make a Willow Change of Recommendation (i) in response to an Intervening Event, or (ii) following receipt of a bona fide, unsolicited, written Willow Competing Proposal, which the Willow Board determines in good faith after consultation with Willow’s outside legal and financial advisors is a Willow Superior Proposal, if and only if, (x) in the case of sub-clause (ii), Willow did not materially breach the provisions of this Clause 5.3 in connection with such Willow Competing Proposal and (y) in the case of sub-clauses (i) and (ii), the Willow Board has determined in good faith after consultation with Willow’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the duties of the members of the Willow Board under applicable Law and Willow complies with Clause 5.3(e).

(e)
Prior to Willow taking any action permitted (i) under Clause 5.3(d)(i), Willow shall provide Sun with five (5) business days’ prior written notice advising Sun it intends to effect a Willow Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Intervening Event), and during such five (5) business day period, Willow shall consider in good faith any proposal by Sun to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Willow Change of Recommendation and shall, to the extent requested by Sun, negotiate in good faith with Sun and its Representatives in connection therewith or (ii) under Clause 5.3(d)(ii), Willow shall provide Sun with five (5) business days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Willow Competing Proposal shall require a new notice and an additional three (3) business day period) advising Sun that the Willow Board intends to take such action and specifying the material terms and conditions of the Willow Competing Proposal, and during such five (5) business day period (or subsequent three (3) business day period), Willow shall consider in good faith any proposal by Sun to amend the terms and conditions of this Agreement such that such Willow Competing Proposal would no longer constitute a Willow Superior Proposal and shall, to the extent requested by Sun, negotiate in good faith with Sun and its Representatives in connection therewith.

(f)
Nothing contained in this Agreement shall prohibit Willow or the Willow Board from (i) disclosing to the Willow Shareholders a position contemplated by Rules 14d-9 and 14e-2(a)

promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Willow Board has reasonably determined in good faith after consultation with Willow’s outside legal counsel that the failure to do so would reasonably be expected to be inconsistent with the duties of the members of the Willow Board under applicable Law; provided that this Clause 5.3(f) shall not permit the Willow Board to make a Willow Change of Recommendation except to the extent permitted by Clause 5.3(d) and Clause 5.3(e).
(g)
No Willow Change of Recommendation shall relieve Willow from its obligations to submit the matters which are the subject of the Willow Shareholder Approval to the Willow Shareholders at the Willow Special Meeting in accordance with the terms of this Agreement.

(h)
References in this Clause 5.3 to the “Willow Board” shall mean the Willow Board or, to the extent applicable, a duly authorized committee thereof.

5.4
Non-Solicitation Applicable to Sun

(a)
From and after the date of this Agreement until the earlier of the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, Sun agrees that it shall not and that it shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Sun Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Sun or any Sun Subsidiary in connection with a Sun Competing Proposal, (iii) engage in discussions with any Person with respect to any Sun Competing Proposal, (iv) except as required by the duties of the members of the Sun Board under applicable Law, waive, terminate, modify or release any Person (other than Willow and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Sun Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify the Sun Board Recommendation, (vii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Sun Competing Proposal, (viii) (A) fail to send to the Sun Shareholders, within ten (10) business days after the commencement of a tender or exchange offer relating to the Sun Shares (or, if earlier, at least three (3) business days prior to the EGM or Court Meeting) a statement disclosing that Sun recommends rejection of such tender or exchange offer and reaffirming the Sun Board Recommendation or (B) state that Sun recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication) with respect to such tender or exchange offer, (ix) fail to publicly reaffirm the Sun Board Recommendation within ten (10) business days of Willow’s written request to do so (or, if earlier, at least three (3) business days prior to the EGM or Court Meeting) following the public announcement of any Sun Competing Proposal (or any material amendment, including any change to the price or form of consideration); provided that Willow shall not be entitled to make such written request, and the Sun Board shall not be required to make such reaffirmation, more than once with respect to any Sun Competing Proposal (or any material amendment thereto) or (x) resolve or agree to do any of the foregoing (any act described in clauses (v)-(ix) above, a “Sun Change of Recommendation”). Sun shall immediately cease, and cause its Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Sun Competing Proposal or potential Sun Competing Proposal. Sun shall promptly inform its Representatives of Sun’s obligations under this Clause 5.4. For purposes of this Clause 5.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act.

(b)
Notwithstanding the limitations set forth in Clause 5.4(a), if Sun receives, prior to the Sun Shareholder Approval being obtained, a bona fide, unsolicited, written Sun Competing

Proposal, which the Sun Board determines in good faith after consultation with Sun’s outside legal and financial advisors (i) constitutes a Sun Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Sun Superior Proposal, then in either event (if Sun has not materially breached the provisions of this Clause 5.4) Sun may take the following actions: (x) furnish nonpublic information to the Person making such Sun Competing Proposal, if, and only if, prior to so furnishing such information, Sun receives from such Person an executed Acceptable Confidentiality Agreement and promptly (but in no event later than twenty-four (24) hours thereafter) provides a copy thereof to Willow and (y) engage in discussions or negotiations with such Person with respect to the Sun Competing Proposal.
(c)
Sun shall notify Willow promptly (but in no event later than twenty-four (24) hours) after receipt of any Sun Competing Proposal, any offers, proposals or inquiries that would reasonably be expected to lead to a Sun Competing Proposal, or any inquiry or request for nonpublic information relating to Sun or any Sun Subsidiary by any Person who has made or would reasonably be expected to make any Sun Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Sun Competing Proposal, inquiry or request or with whom Sun is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request. In addition, Sun shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Willow copies of any written documentation and written correspondence (and summaries of oral correspondence) that describes any of the material terms or conditions of such Sun Competing Proposal (including any draft agreements or term sheets submitted by either party in connection therewith) which is exchanged by Sun or its Representatives with any Person (or any Representatives of such Person) making such Sun Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Sun Competing Proposal. Sun shall keep Willow reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Sun Competing Proposal or potential Sun Competing Proposal and keep Willow reasonably informed as to the nature of any information requested of Sun with respect thereto. Sun shall promptly (but in any event within twenty-four (24) hours) provide to Willow any material nonpublic information concerning Sun provided to any other Person in connection with any Sun Competing Proposal that was not previously provided to Willow. Sun shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.

(d)
Notwithstanding anything in this Clause 5.4 or Clauses 2, 3.1-3.3, 3.5, 7.2(a), 7.2(b)(i) or 7.16 to the contrary, at any time prior to the receipt of the Sun Shareholder Approval, the Sun Board may make a Sun Change of Recommendation (i) in response to an Intervening Event, or (ii) following receipt of a bona fide, unsolicited, written Sun Competing Proposal, which the Sun Board determines in good faith after consultation with Sun’s outside legal and financial advisors is a Sun Superior Proposal, if and only if, (x) in the case of sub-clause (ii), Sun did not materially breach the provisions of this Clause 5.4 in connection with such Sun Competing Proposal and (y) in the case of sub-clauses (i) and (ii), the Sun Board has determined in good faith after consultation with Sun’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the duties of the members of the Sun Board under applicable Law and Sun complies with Clause 5.4(e).

(e)
Prior to Sun taking any action permitted (i) under Clause 5.4(d)(i), Sun shall provide Willow with five (5) business days’ prior written notice advising Willow it intends to effect a Sun Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Intervening Event), and during such five (5) business day period, Sun shall consider in good faith any proposal by Willow to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Sun Change of Recommendation and shall, to the extent requested by Willow, negotiate in good faith with Willow and its Representatives in connection therewith or

(ii) under Clause 5.4(d)(ii), Sun shall provide Willow with five (5) business days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Sun Competing Proposal shall require a new notice and an additional three (3) business day period) advising Willow that the Sun Board intends to take such action and specifying the material terms and conditions of the Sun Competing Proposal, and during such five (5) business day period (or subsequent three (3) business day period), Sun shall consider in good faith any proposal by Willow to amend the terms and conditions of this Agreement such that such Sun Competing Proposal would no longer constitute a Sun Superior Proposal and shall, to the extent requested by Willow, negotiate in good faith with Willow and its Representatives in connection therewith.
(f)
Nothing contained in this Agreement shall prohibit Sun or the Sun Board from (i) disclosing to the Sun Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to its shareholders if the Sun Board has reasonably determined in good faith after consultation with Sun’s outside legal counsel that the failure to do so would reasonably be expected to be inconsistent with the duties of the members of the Sun Board under applicable Law; provided that this Clause 5.4(f)(i)-(ii) shall not permit the Sun Board to make a Sun Change of Recommendation except to the extent permitted by Clause 5.4(d) and Clause 5.4(e); or (iii) making honest and complete disclosure to the High Court at the Court Hearing as required by applicable Law.

(g)
No Sun Change of Recommendation shall relieve Sun from its obligations to submit the matters which are the subject of the Sun Shareholder Approval to the Sun Shareholders at the EGM and the Court Meeting in accordance with the terms of this Agreement.

(h)
References in this Clause 5.4 to the “Sun Board” shall mean the Sun Board or, to the extent applicable, a duly authorized committee thereof.

6.
REPRESENTATIONS AND WARRANTIES

6.1
Willow Representations and Warranties

Willow hereby represents and warrants to Sun and ListCo as follows, it being understood that each representation and warranty contained in this Clause 6.1 (other than, in the case of clauses (2) and (3) of this paragraph, the representation and warranty contained in Clause 6.1(j)(i)) is subject to: (1) exceptions and disclosures set forth in the clause or sub-clause of the Willow Disclosure Schedule corresponding to the particular clause or sub-clause of this Clause 6.1; (2) any exception or disclosure set forth in any other clause or sub-clause of Clause 6.1 of the disclosure schedule delivered by Willow to Sun immediately prior to the execution of this Agreement (the “Willow Disclosure Schedule”) to the extent the applicability of such exception or disclosure is reasonably apparent on its face to qualify such other representation or warranty; and (3) disclosure in the Willow SEC Documents filed on or after September 30, 2021 and that are publicly available as of the date that is two (2) days prior to the date of this Agreement (provided that in no event shall any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Willow SEC Documents or other cautionary, predictive or forward looking statements in any other sections of such Willow SEC Documents be deemed to be an exception to or disclosure for purposes of Willow’s representations and warranties contained in this Clause 6.1 and provided, further, that this clause (3) shall not apply to any of the representations and warranties set forth in Clause 6.1(a), Clause 6.1(b), Clause 6.1(c), Clause 6.1(q) and Clause 6.1(u)).
(a)
Qualification, Organization, Subsidiaries, etc.

(i)
Each of Willow and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect. Willow has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Willow Charter and the Willow Bylaws as amended to the date hereof. The Willow Charter and the Willow Bylaws are in full force and effect and Willow is not in violation of either the Willow Charter or the Willow Bylaws.
(ii)
Subsidiaries.   All the issued and outstanding shares of capital stock of, or other equity interests in, each Willow Subsidiary have been validly issued and are fully paid and non-assessable and are wholly owned, directly or indirectly, by Willow free and clear of all Liens, other than Willow Permitted Liens.

(b)
Capitalization.

(i)
The authorized capital stock of Willow consists of 600,000,000 shares of Willow Common Stock and 30,000,000 shares of preferred stock of $0.01 par value (“Willow Preferred Stock”). As of September 8, 2023 (the “Willow Capitalization Date”), being the latest practicable date prior to the date of this Agreement, (A)(1) 256,402,917 Willow Shares were issued and outstanding, (2) 35,953,499 Willow Shares were held in treasury and (3) no Willow Shares were held by Willow Subsidiaries, (B) Willow Options to purchase 701,700 Willow Shares with a weighted average exercise price of $42.26 were outstanding, (C) Willow RSU Awards with respect to 8,310,335 Willow Shares were outstanding (including performance-based Willow RSU Awards with respect to 5,479,172 Willow Shares at the maximum level of performance), (D) 13,699,283 Willow Shares were reserved for issuance pursuant to the Willow Equity Plans, (E) director phantom awards with respect to 30,360 Willow Shares were outstanding, (F) 622,497 Willow Shares were available under the Willow ESPP and (G) no shares of Willow Preferred Stock were issued or outstanding. All the outstanding Willow Shares are, and all Willow Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Willow are wholly owned, directly or indirectly, by Willow free and clear of all Liens, other than Willow Permitted Liens. No Willow Subsidiary owns any Willow Shares or any Sun Shares.

(ii)
Except as set forth in Clause 6.1(b)(i) above, as of the date hereof: (A) Willow does not have any shares of capital stock issued or outstanding other than the Willow Shares that have become outstanding after the Willow Capitalization Date, but were reserved for issuance as set forth in Clause 6.1(b)(i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Willow or any of the Willow Subsidiaries is a party obligating Willow or any of the Willow Subsidiaries to: (1) issue, transfer or sell any shares in the capital or other equity interests of Willow or any Willow Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Willow or a wholly owned Subsidiary of Willow); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares in its capital or other equity interests; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Willow Subsidiary that is not wholly owned.

(iii)
Neither Willow nor any Willow Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Willow Shareholders on any matter.
(iv)
There are no voting trusts or other agreements or understandings to which Willow or any Willow Subsidiary is a party with respect to the voting of the capital stock or other equity interest of Willow or any Willow Subsidiary.

(c)
Corporate Authority Relative to this Agreement; No Violation.

(i)
Willow has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Willow Shareholder Approval, to consummate the Transaction (and, in the case of the ListCo Distributable Reserves Creation, to the approval of the Sun Distributable Reserves Resolution by the Sun Shareholders and the Willow Distributable Reserves Resolution by the Willow Shareholders, to the adoption by the shareholders of ListCo of the resolution contemplated by Clause 7.11(e) and to receipt of the required approval by the High Court). The execution and delivery of this Agreement and the consummation of the Transaction have been duly and validly authorized by the Willow Board and (in the case of the Merger, except for (A) the Willow Shareholder Approval and (B) the filing of the Certificate of Merger with the DSOS), no other corporate proceedings on the part of Willow are necessary to authorize the consummation of the Transaction.

(ii)
The Willow Board has unanimously (A) resolved that this Agreement and the Transaction, including the Merger, are fair to and in the best interests of Willow and the Willow Shareholders, (B) approved and declared advisable this Agreement and the Transaction, including the Merger, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, (C) adopted a resolution to make the Willow Board Recommendation and, unless a Willow Change of Recommendation has been made pursuant to Clause 5.3, such resolution has not been modified or withdrawn and (D) directed that the adoption of this Agreement and the Willow Distributable Reserves Resolution be submitted for consideration at the Willow Special Meeting.

(iii)
This Agreement has been duly and validly executed and delivered by Willow and, assuming this Agreement constitutes the valid and binding agreement of the Sun Parties, constitutes the valid and binding agreement of Willow, enforceable against Willow in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iv)
Other than in connection with or in compliance with (A) the provisions of the DGCL, (B) the Securities Act, (C) the Exchange Act, (D) the HSR Act, (E) any applicable requirements of other Antitrust Laws, and (F) any applicable requirements of the NYSE, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Willow of the Transaction, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.

(v)
The execution and delivery by Willow of this Agreement do not, and, except as described in Clause 6.1(c)(iv), the consummation of the Transaction and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Willow or any of the Willow Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Willow or any Willow Subsidiaries, other than Willow Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Willow or any of the Willow Subsidiaries or (C) conflict with or violate any Laws applicable to Willow or any of the Willow Subsidiaries or any of their respective properties or assets, other than in the case of sub-clauses (A), (B) (with respect to Willow Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.
(d)
Reports and Financial Statements.

(i)
Since January 1, 2021, Willow has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Willow SEC Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Willow SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Willow SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)
The consolidated financial statements (including all related notes and schedules) of Willow included in the Willow SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Willow and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)
Internal Controls and Procedures.   Willow has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Willow’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Willow in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Willow’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Willow’s internal controls over financial reporting provide reasonable assurance regarding the reliability of Willow’s financial reporting and the preparation of Willow financial statements for external purposes in accordance with GAAP. Since January 1, 2021, Willow’s principal executive officer and its principal financial officer have disclosed to Willow’s auditors and the audit committee of the Willow Board (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Willow’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in Willow’s internal controls. Willow has made available to Sun all such disclosures made by management to Willow’s auditors and audit committee from January 1, 2021 to the date hereof.
(f)
No Undisclosed Liabilities.   Except (i) as disclosed, reflected or reserved against in Willow’s consolidated balance sheet (or the notes thereto) as of September 30, 2022 (such date, the “Willow Balance Sheet Date”) included in the Willow SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since the Willow Balance Sheet Date and (iii) as expressly permitted by this Agreement, neither Willow nor any Willow Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect. For purposes of this Clause 6.1(f), the term “liabilities” shall not include obligations of Willow or any Willow Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Willow or any Willow Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

(g)
Compliance with Law; Permits.

(i)
Willow and each Willow Subsidiary are in compliance with and are not in default under or in violation of any Laws applicable to Willow, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.

(ii)
Willow and the Willow Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Willow and the Willow Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Willow Permits”), except where the failure to have any of the Willow Permits would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect. All Willow Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.

(h)
Environmental Laws and Regulations.   Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect: (i) Willow and the Willow Subsidiaries are now and have been since January 1, 2020 in compliance with all applicable Environmental Laws; (ii) to the knowledge of Willow, no property currently or formerly owned, leased or operated by Willow or any of the Willow Subsidiaries (including soils, groundwater, surface water, buildings or other structures), is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (iii) since January 1, 2020, neither Willow nor any Willow Subsidiary has received any notice, demand letter, claim or request for information alleging that Willow or any Willow Subsidiary may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (iv) neither Willow nor any Willow Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (v) Willow has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

(i)
Employee Benefit Plans.

(i)
For purposes of this Agreement, “Willow Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of Willow or any Willow Subsidiary or with respect to which Willow or any Willow Subsidiary may have any obligation or liability (whether actual or contingent).

(ii)
(A) Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, each of the Willow Benefit Plans has been operated and administered in compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, no Willow Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Willow or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state Law; (C) except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, all contributions or other amounts payable by Willow or its Subsidiaries pursuant to each Willow Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (D) except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, neither Willow nor any Willow Subsidiary has engaged in a transaction in connection with which Willow or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, there are no pending, or to the knowledge of Willow, threatened or anticipated, claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Willow Benefit Plans or any trusts related thereto.

(iii)
Clause 6.1(i)(iii) of the Willow Disclosure Schedule sets forth, as of the date hereof, each Multiemployer Plan or Multiple Employer Plan to which Willow, any of the Willow Subsidiaries or any of their respective ERISA Affiliates contributes or is obligated to contribute, or within the six (6) years preceding the date of this Agreement, contributed, or was obligated to contribute. Except as set forth on Clause 6.1(i)(iii) of the Willow Disclosure Schedule or as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, (A) none of Willow, any of the Willow Subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and (B) none of Willow, any of the Willow Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv)
Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, (A) each of the Willow Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (B) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.
(v)
Clause 6.1(i)(v) of the Willow Disclosure Schedule sets forth each Willow Benefit Plan that is subject to Section 302 or Title IV or Section 412, 430 or 4971 of the Code (each, a “Willow Title IV Plan”). With respect to each Willow Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Willow Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) as of the date hereof, the present value of accrued benefits under such Willow Title IV Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Willow Title IV Plan’s actuary with respect to such Willow Title IV Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such Willow Title IV Plan allocable to such accrued benefits, (D) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (E) none of Willow, any of the Willow Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (F) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (G) no liability (other than for premiums to the PBGC, contributions to the Willow Title IV Plan and payment of benefits in the ordinary course) has been or, to the knowledge of Willow, is expected to be incurred by Willow or any of the Willow Subsidiaries and (H) the PBGC has not instituted proceedings to terminate any such Willow Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Completion of Willow, any of the Willow Subsidiaries or any of their respective ERISA Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, since the date of the most recent applicable actuarial report, there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Willow Title IV Plan, or any change in the manner in which contributions to any Willow Title IV Plan are made or the basis on which such contributions are determined.

(vi)
Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transaction (either alone or in conjunction with any other event) will (A) result in any payment or benefit (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or employee of Willow or any Willow Subsidiary under any Willow Benefit Plan or otherwise, (B) increase any compensation or benefits otherwise payable to any current or former director or employee of Willow or any Willow Subsidiary under any Willow Benefit Plan or otherwise, (C) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits or (D) result in any limitation on the right of Willow or any Willow Subsidiary to amend, merge, terminate or receive a reversion of assets from any Willow Benefit Plan or related trust.

(vii)
Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, each Willow Benefit Plan, if any, which is maintained outside of the United States has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Willow Benefit Plan is present or operates and, to the extent relevant, the United States.
(viii)
Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, each Willow Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. Willow is not a party to nor does it have any obligation under any Willow Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(j)
Absence of Certain Changes or Events.

(i)
From the Willow Balance Sheet Date through the date of this Agreement, there has not occurred or existed any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.

(ii)
From the Willow Balance Sheet Date through the date of this Agreement, neither Willow nor any Willow Subsidiary has taken any action that would require consent pursuant to Clause 5.1(b) (other than clauses (iii), (vi), (vii), (x), (xiv) and (xv) and (solely to the extent relating to clause (iii), (vi), (vii), (x), (xiv) or (xv)) (xvi) thereof) had such action been taken after the execution of this Agreement.

(k)
Investigations; Litigation.   (i) There is no investigation or review pending (or, to the knowledge of Willow, threatened) by any Governmental Entity with respect to Willow or any Willow Subsidiary or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Willow, threatened) against Willow or any Willow Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.

(l)
Information Supplied.   The information relating to Willow and its Subsidiaries to be contained in (i) the Proxy Statement/Prospectus on the date the Proxy Statement/Prospectus is first mailed to the Willow Shareholders (or any supplement or amendment thereto), (ii) the U.S. Registration Statement at the time the U.S. Registration Statement is declared effective or at the time of the Willow Special Meeting, (iii) the Shareholder Circular at the time the Shareholder Circular is first mailed to the Sun Shareholders or at the time of the EGM and Court Meeting, (iv) the U.K. Prospectus at the time the U.K. Prospectus is first published, (v) any supplement or amendment to the Shareholder Circular or the U.K. Prospectus and (vi) any announcement to an RIS made in connection with the Shareholder Circular or the U.K. Prospectus (or any supplement or amendment to either of them) at the time such announcement is made, will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Clause 6.1(l), no representation or warranty is made by Willow with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus, U.S. Registration Statement, Shareholder Circular, U.K. Prospectus, or any RIS announcement made in connection therewith, which were not supplied by or on behalf of Willow.

(m)
Tax Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect:

(i)
all Tax Returns that are required to be filed by or with respect to Willow or any of its Subsidiaries have been timely filed on or before the applicable due date (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;
(ii)
Willow and its Subsidiaries have timely paid all Taxes due and owing by any of them, including any Taxes required to be withheld or collected with respect to amounts owing to or from any employee, creditor, customer or other third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Willow;

(iii)
there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Willow or any of its Subsidiaries;

(iv)
in the past six (6) years, no claim has been made in writing by any Tax Authority in a jurisdiction where Willow or any Willow Subsidiary does not file Tax Returns that any of such entities may be subject to Tax in that jurisdiction;

(v)
neither Willow nor any Willow Subsidiary has waived any statute of limitations with respect to Taxes or any Tax Return or agreed to, requested, or been granted any extension of time with respect to a Tax assessment, deficiency or collection;

(vi)
neither Willow nor any Willow Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-deferred treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement;

(vii)
neither Willow nor any Willow Subsidiary (A) is a party to, or is bound by, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (x) any such agreement or arrangement solely between or among Willow and its Subsidiaries or (y) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), (B) has any liability for Taxes of any Person (other than Willow or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, or (C) has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax Authority, in each case, with respect to Taxes;

(viii)
there are no Liens for Taxes upon any property or assets of Willow or any of its Subsidiaries, except for the Willow Permitted Liens;

(ix)
neither Willow nor any Willow Subsidiary has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(x)
neither Willow nor any Willow Subsidiary has filed for a deferral of Tax under a “gain recognition agreement” within the meaning of U.S. Treasury Regulations Section 1.367(a)-8 and no liability will arise under any such gain recognition agreement as a result of the transactions contemplated by this Agreement; and

(xi)
neither Willow nor any Willow Subsidiary has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would reasonably be expected prevent or impede the Transaction from qualifying for the Intended Tax Treatment.

Notwithstanding any other provision of this Agreement, it is agreed and understood that (x) the representations and warranties set forth in this Clause 6.1(m) and, to the extent relating to Tax matters, Clause 6.1(d), Clause 6.1(i), Clause 6.1(j), Clause 6.1(l) and Clause 6.1(p) constitute the sole and exclusive representations and warranties of Willow and the Willow Subsidiaries regarding Tax matters, and (y) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of Willow or any of the Willow Subsidiaries after the Completion Date.
(n)
Labor Matters.

(i)
Except as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, neither Willow nor any Willow Subsidiary has received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Willow or any of the Willow Subsidiaries and, to the knowledge of Willow, no such investigation is in progress. Except as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, (A) there are no (and have not been during the three (3)-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of Willow or any of the Willow Subsidiaries, (B) to the knowledge of Willow, there is no (and has not been during the three (3)-year period preceding the date of this Agreement) union organizing effort pending or threatened against Willow or any of the Willow Subsidiaries, (C) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Willow, threatened against Willow or any of the Willow Subsidiaries and (D) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the knowledge of Willow, threatened, with respect to any employees of Willow or any of the Willow Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, to the knowledge of Willow, neither Willow nor any Willow Subsidiary has, or is reasonably expected to have, any liabilities under the Worker Adjustment and Retraining Act of 1998 (the “WARN Act”). Except as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, Willow and each of the Willow Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(ii)
Except as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, neither Willow nor any Willow Subsidiary is subject to any obligation to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Completion (whether under applicable laws or any written agreement).

(o)
Intellectual Property; IT Assets.

(i)
Except as would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect, either Willow or a Willow Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Willow, threatened claims against Willow or its Subsidiaries by any Person alleging infringement by Willow or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect, to the knowledge of Willow, the conduct of the businesses of Willow and its Subsidiaries does not infringe upon any Intellectual Property or any other similar proprietary right of any Person. Neither Willow nor any Willow Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.
(ii)
Except as would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect, Willow and the Willow Subsidiaries have used their commercially reasonable efforts to (A) protect and maintain the confidentiality, integrity and security of Willow’s IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person, including the implementation of reasonable backup and disaster recovery technology processes, and (B) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, since January 1, 2021, neither Willow nor any Willow Subsidiary has experienced any actual cyber or security incident, breach, phishing incident, ransomware or malware attack, or any loss, distribution, compromise, exfiltration, processing or disclosure of, and no Person has gained unauthorized access to, any confidential information, trade secrets, IT Assets owned, used, held for use or processed by or on behalf of Willow or any of the Willow Subsidiaries or the information (including personal data) stored or contained therein or transmitted thereby.

(p)
Real Property.

(i)
Except as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect:

(A)
Willow and each Willow Subsidiary have good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Willow Permitted Liens, all such real property (1) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (2) has sufficient access to a public road and (3) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Willow Permits and applicable laws with respect to Willow and the Willow Subsidiaries;

(B)
there are no existing (or to Willow’s knowledge, threatened) condemnation proceedings with respect to any such real property; and

(C)
with respect to all such leased real property, Willow and each of the Willow Subsidiaries are in compliance with all material terms and conditions of each lease therefor, and neither Willow nor any Willow Subsidiary has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(ii)
As used herein, “Willow Permitted Liens” means all Liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Willow SEC

Documents, together with the following (without duplication): (A) Liens imposed by law, such as mechanics and materialmen Liens, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Willow, with respect to which Willow shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Willow in accordance with GAAP, (B) Liens for Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves have been established in accordance with GAAP on the financial statements of Willow, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from the Uniform Commercial Code financing statement filings regarding operating leases entered into by Willow in the ordinary course of business, (F) leases, subleases, licenses and occupancy agreements by Willow as landlord, sub-landlord or licensor, (G) Liens disclosed on any title insurance policy held by Willow in existence on the date hereof, (H) with respect to leased property, all Liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord and (I) Liens permitted pursuant to Section 6.2(f), (solely with respect to receivables securitizations and receivables financings of Willow and the Willow Subsidiaries as in effect as of the date hereof or (to the extent permitted by the terms of this Agreement) as amended, refinanced or replaced) (i), (k), (l), (m), (n) or (o) of the Credit Agreement as in effect as of the date hereof.
(q)
Opinion of Financial Advisor.   The Willow Board has received the respective oral opinions of each of (i) Evercore Group L.L.C. and (ii) Lazard Frères & Co. LLC (each to be confirmed in writing) to the effect that, as of the date of such opinion and based on and subject to the respective assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be paid to holders of Willow Common Stock (other than any Willow Subsidiary, Sun, Merger Sub or any of their respective Subsidiaries and holders of Dissenting Shares) in the Transaction is fair, from a financial point of view, to such holders.

(r)
Required Vote of Willow Shareholders.   The Willow Shareholder Approval is the only vote of holders of securities of Willow which is required to consummate the Sun Share Exchange or the Merger.

(s)
Material Contracts.

(i)
As used herein, “Willow Material Contracts” means:

(A)
any partnership, joint venture, strategic alliance or similar Contract which is material to Willow and its Subsidiaries, taken as a whole;

(B)
each Contract that (1) is reasonably expected to involve future payments by or to Willow or any Willow Subsidiary of more than $75,000,000 in the one (1)-year period following the date hereof and (2) cannot be terminated by Willow or such Willow Subsidiary on less than sixty (60) days’ notice without material payment or penalty;

(C)
each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $50,000,000 in the twelve (12)-month period following the date hereof;

(D)
each Contract between Willow or any Willow Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Willow Subsidiary) of Willow or any Willow Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Willow or any Willow Subsidiary has an obligation to indemnify such officer, director, affiliate or family member;

(E)
any Contract (excluding (1) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (2) licenses granted by third parties to the extent necessary for the manufacture by Willow or its Subsidiaries of products for such third parties) under which Willow or any Willow Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to Willow and the Willow Subsidiaries, taken as a whole;

(F)
any shareholders’ rights, investors rights, registration rights or similar agreement or arrangement;

(G)
any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Willow or any Willow Subsidiary, taken as a whole, is or would be conducted;

(H)
any Contract creating or evidencing Liens (other than Willow Permitted Liens) on assets of Willow or any of its Subsidiaries;

(I)
any Contract involving the settlement of any action or threatened action (or series of related actions) which will involve payments after the date hereof of consideration in excess of $5,000,000 or impose obligations on the part of Willow or any Willow Subsidiaries to any other Person outside the ordinary course of business; and

(J)
any Willow Scheduled Material Contract.

(ii)
Except for this Agreement, Clause 6.1(s)(ii) of the Willow Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Clause 6.1(s)(ii) under which Willow or any Willow Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject (all Contracts of the type described in this Clause 6.1(s)(ii) being referred to herein as the “Willow Scheduled Material Contracts”):

(A)
each Contract relating to outstanding Indebtedness of Willow or any of its Subsidiaries, or any commitment to provide any such Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $30,000,000 other than Contracts solely among Willow and any wholly owned Willow Subsidiary; and

(B)
any Contract that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Willow.

(iii)
Neither Willow nor any Willow Subsidiary is in breach of or default under the terms of any Willow Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect. To the knowledge of Willow, as of the date hereof, no other party to any Willow Material Contract is in breach of or default under the terms of any Willow Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect, each Willow Material Contract is a valid and binding obligation of Willow or the Willow Subsidiary which is party thereto and, to the knowledge of Willow, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(t)
Insurance.   Except as would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect, (i) all material insurance policies and Contracts of Willow and its Subsidiaries are in full force and effect and are valid and enforceable and (after taking into account self-insurance of Willow and its Subsidiaries) cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Willow nor any Willow Subsidiary has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.

(u)
Finders or Brokers.   Neither Willow nor any Willow Subsidiary has employed any investment banker, broker or finder in connection with the Transaction, other than as set forth in Clause 6.1(u) of the Willow Disclosure Schedule, who might be entitled to any fee or any commission in connection with or upon consummation of the Transaction.

(v)
FCPA and Anti-Corruption.   Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect:

(i)
neither Willow nor any Willow Subsidiary, nor any director, manager or employee of Willow or any Willow Subsidiary, has in the past five (5) years, in connection with the business of Willow or any Willow Subsidiary, itself or, to Willow’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Willow or any Willow Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(ii)
neither Willow nor any Willow Subsidiary, nor any director, manager or employee of Willow or any Willow Subsidiary, is, or in the past five (5) years has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Willow or any Willow Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

(iii)
Willow and each Willow Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Willow and each Willow Subsidiary as required by the FCPA in all material respects;

(iv)
Willow and each Willow Subsidiary have instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(v)
no officer, director, or employee of Willow or any Willow Subsidiary is a Government Official.

(w)
Takeover Statutes.   The Willow Board has taken all action necessary so that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations are applicable to the Transaction. Willow does not have in effect any “poison pill” or shareholder rights plan.

(x)
No Other Representations.   Except for the representations and warranties contained in Clause 6.2, Willow acknowledges that neither Sun nor any Representative of Sun makes, and Willow acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Sun or any of its Subsidiaries or with respect to any other information provided or made available to Willow in connection with the Transaction, including any information, documents, projections, forecasts or other material made available to Willow or to Willow’s Representatives in certain “data rooms” or management presentations in expectation of the Transaction.

6.2
Sun Representations and Warranties

Sun and ListCo hereby jointly and severally represent and warrant to Willow as follows, it being understood that each representation and warranty contained in this Clause 6.2 (other than, in the case of sub-clauses (2) and (3) of this paragraph, the representation and warranty contained in Clause 6.2(j)(i)) is subject to: (1) exceptions and disclosures set forth in the clause or sub-clause of the Sun Disclosure Schedule corresponding to the particular clause or sub-clause of this Clause 6.2; (2) any exception or disclosure set forth in any other clause or sub-clause of Clause 6.2 of the disclosure schedule delivered by Sun to Willow immediately prior to the execution of this Agreement (the “Sun Disclosure Schedule”) to the extent the applicability of such exception or disclosure is reasonably apparent on its face to qualify such other representation or warranty; (3) disclosure in the Sun Public Documents filed with the Registrar of Companies or furnished by notifications to an RIS or published via the website www.investis.com on or after December 31, 2021 (including, in each case, exhibits and other information incorporated by reference therein) and that are publicly available as of the date that is two days prior to the date of this Agreement (provided that in no event shall any information in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein or other cautionary, predictive or forward looking statements in any other sections therein be deemed to be an exception to or disclosure for purposes of Sun’s representations and warranties contained in this Clause 6.2 and provided, further that this sub-clause (3) shall not apply to any of the representations and warranties set forth in Clause 6.2(a), Clause 6.2(b), Clause 6.2(c) and Clause 6.2(t)); and (4) disclosure in any documents filed by ListCo with the Registrar of Companies and that are publicly available as of the date that is two days prior to the date of this Agreement.
(a)
Qualification, Organization, Subsidiaries, etc.

(i)
Each of Sun and its Subsidiaries and each of the Sun Merger Parties is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect. Sun has filed with the Registrar of Companies, prior to the date of this Agreement, complete and accurate copies of the Sun Constitution as amended to the date hereof. The Sun Constitution is in full force and effect and Sun is not in violation of the Sun Constitution.
(ii)
Subsidiaries.   All the issued and outstanding shares of capital stock of, or other equity interests in, each Sun Subsidiary have been validly issued and are fully paid and non-assessable and are wholly owned, directly or indirectly, by Sun free and clear of all Liens, other than Sun Permitted Liens.

(iii)
Sun Merger Parties.

(A)
Since their respective dates of formation, none of the Sun Merger Parties has carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations hereunder and thereunder and matters ancillary thereto.

(B)
As of the date hereof, the authorized share capital of ListCo consists of 100 ordinary shares, par value €1 per share, of which 100 ordinary shares, par value €1 per share, are currently issued. All of the issued shares in ListCo have been validly issued, are fully paid and non-assessable and are owned directly by Matsack Nominees Limited, free and clear of any Liens. The authorized share capital of Merger Sub consists of 100,000 limited liability company interests. All of the interests in Merger Sub are fully paid and non-assessable and are owned directly or indirectly by ListCo, free and clear of any Liens. All of the Stock Consideration (as defined below), when issued pursuant to the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorized, validly issued, fully paid and non-assessable and free of all Liens and pre-emptive rights (other than any statutory pre-emptive rights granted under the Act).

(C)
Sun has made available to Willow, prior to the date of this Agreement, complete and accurate copies of the Constitution of ListCo (the “ListCo Constitution”) and the Organizational Documents of each of the other Sun Merger Parties (the “Other Sun Merger Party Organizational Documents”) as amended to the date hereof. The Sun Constitution, the ListCo Constitution and the Other Sun Merger Party Organizational Documents are in full force and effect, ListCo is not in violation of the ListCo Constitution and the other Sun Merger Parties are not in violation of the Other Sun Merger Party Organizational Documents, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(b)
Share Capital.

(i)
The authorized share capital of Sun consists of 9,910,931,085 Sun Shares and 2,356,472 A1 convertible shares with a par value of €0.001 each, 2,356,471 A2 convertible shares with a par value of €0.001 each, 2,355,972 A3 convertible shares with a par value of €0.001 each, 30,000,000 B convertible shares with a par value of €0.001 each, 30,000,000 C convertible shares with a par value of €0.001 each, and 75,000,000 D convertible shares with a par value of €0.001 each (classes A1, A2, A3, B, C and D together, the “Sun Convertible Shares”). As of September 8, 2023 (the “Sun Capitalization Date”), being the latest practicable date prior to the date of this Agreement, (A)(1) 260,149,162 Sun Shares were issued and outstanding (including shares subject to awards under Sun’s 2018 Deferred Bonus Plan and 2011 Deferred Annual Bonus Plan) and (2) no Sun Shares were held in treasury, (B) 4,334,157 Sun Shares were reserved for issuance pursuant to outstanding awards under Sun’s 2018 Performance Share Plan (as amended) (assuming any applicable performance goals are achieved at 100%) and (C) 4,965,514 Sun Convertible Shares were issued and outstanding, of which 2,089,514 were class B, 2,089,514 were class C and 786,486 were class D. All the outstanding Sun Shares and Sun Convertible Shares are, and all Sun Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All issued and outstanding shares in the capital of, or other equity interests in, each Significant Subsidiary of Sun are wholly owned, directly or indirectly, by Sun free and clear of all Liens, other than Sun Permitted Liens. No Subsidiary of Sun owns any Willow Shares or any Sun Shares. The Sun Convertible Shares confer no right to participate in the profits of Sun available for dividend or distribution and resolved to be distributed in respect of any financial period of Sun, are not entitled to receive notice of, attend or vote at general meetings or to vote on any members resolution of Sun (save for any resolution with regard to the rights of Sun Convertible Shares), on a return of capital by Sun the assets and/or capital legally available to be distributed shall, subject first to the rights of the holders of Sun Shares be distributed amongst the holders of Sun Convertible Shares, in proportion to the number of Sun Convertible Shares held by such holders, of the nominal value of the Sun Convertible Shares and all Sun Convertible Shares are no longer convertible into Sun Shares.
(ii)
Except as set forth in Clause 6.2(b)(i) above, as of the date hereof: (A) Sun does not have any shares issued or outstanding other than Sun Shares that have become outstanding after the Sun Capitalization Date, but were reserved for issuance as set forth in Clause 6.2(b)(i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares to which Sun or any of the Sun Subsidiaries is a party obligating Sun or any of the Sun Subsidiaries to (1) issue, transfer or sell any shares or other equity interests of Sun or any Subsidiary of Sun or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Sun or a wholly owned Subsidiary of Sun); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares or other equity interests; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Sun Subsidiary that is not wholly owned.

(iii)
Neither Sun nor any Sun Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Sun Shareholders on any matter.

(iv)
There are no voting trusts or other agreements or understandings to which Sun or any of its Subsidiaries is a party with respect to the voting of the shares or other equity interest of Sun or any of its Subsidiaries.

(c)
Corporate Authority Relative to this Agreement; No Violation.

(i)
Sun and each Sun Merger Party have all requisite corporate power or similar power and authority to enter into this Agreement and, subject to receipt of the Sun Shareholder Approval and of the required approval of the Scheme by the High Court, to consummate the Transaction (and, in the case of the ListCo Distributable Reserves Creation, to the approval of the Sun Distributable Reserves Resolution by the Sun Shareholders and the Willow Distributable Reserves Resolution by the Willow Shareholders, to the adoption by the shareholders of ListCo of the resolution contemplated by Clause 7.11(e) and to receipt of the required approval by the High Court). The execution and delivery of this Agreement and the consummation of the Transaction have been duly and validly authorized by the Sun Board and the board of directors of each Sun Merger Party and, except for (A) the Sun Shareholder Approval, (B) the filing of the Certificate of Merger with the DSOS and (C) the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court and the delivery of the Court Order to the Registrar of Companies within 21 days of the Sanction Date, no other corporate proceedings on the part of Sun or any Sun Merger Party are necessary to authorize the consummation of the Transaction.
(ii)
The Sun Board has unanimously (A) resolved that this Agreement and the Transaction, including the Merger, are fair to and in the best interests of Sun and the Sun Shareholders, (B) approved and declared advisable this Agreement and the Transaction, including the Merger, on the terms and subject to the conditions set forth herein, (C) adopted a resolution to make the Sun Board Recommendation and, unless a Sun Change of Recommendation has been made pursuant to Clause 5.4, such resolution has not been modified or withdrawn and (D) directed that the EGM Resolutions be submitted for consideration at the EGM and the Court Meeting Resolution be submitted for consideration at the Court Meeting.

(iii)
This Agreement has been duly and validly executed and delivered by Sun and each Sun Merger Party and, assuming this Agreement constitutes the valid and binding agreement of Willow, constitutes the valid and binding agreement of Sun and each Sun Merger Party, enforceable against Sun and each Sun Merger Party in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iv)
Other than in connection with or in compliance with (A) the provisions of the Act, (B) the provisions of the DGCL, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements of other Antitrust Laws, (G) any applicable requirements of the LSE, Euronext Dublin or the NYSE and (H) any applicable requirements of Market Abuse Law, the Irish Listing Rules, FSMA, the U.K. Listing Rules and the Admission and Disclosure Standards of LSE, and the Prospectus Regulation Rules, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Sun and each Sun Merger Party of the Transaction, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(v)
The execution and delivery by Sun and each Sun Merger Party of this Agreement do not, and, except as described in Clause 6.2(c)(iv), the consummation of the Transaction and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Sun or any of the Sun Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Sun or any of the Sun Subsidiaries, other than Sun Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Sun or any of the Sun Subsidiaries or the Sun Merger Parties or (C) conflict with or violate any Laws applicable to Sun or any of the Sun Subsidiaries or any of their respective properties or assets, other than, in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries or Sun Merger Parties) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(d)
Reports and Financial Statements.

(i)
Since January 1, 2021, Sun has filed or furnished all circulars, notices, prospectuses, resolutions, reports (including annual financial reports, half yearly financial reports and interim management statements) and other documents or announcements (including notifications to a RIS (as defined in the U.K. Listing Rules) or published via the website www.investis.com) required to be filed or furnished prior to the date hereof by it under the U.K. Listing Rules, the Prospectus Regulation Rules, the DTRs and/or the Act (the “Sun Public Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Sun Public Documents complied in all material respects with the requirements of the U.K. Listing Rules, the Irish Listing Rules, the Prospectus Regulation Rules, the DTR, any Market Abuse Law and the Act, respectively, and none of the Sun Public Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)
The consolidated financial statements (including all related notes and schedules) of Sun included in the Sun Public Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the Act with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Sun and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with IFRS EU (except, in the case of the unaudited statements, to the extent permitted by the Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)
Internal Controls and Procedures.   Sun has established and maintains disclosure controls and procedures and internal control over financial reporting in accordance with applicable requirements of IFRS EU, the U.K. Listing Rules, the DTRs, the corporate governance rules of the FCA and the Act. Sun’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Sun in the reports that it files or furnishes under applicable requirements of IFRS EU, the U.K. Listing Rules, the DTRs, and the corporate governance rules of the FCA and the Act are recorded, processed, summarized and reported within the time periods specified in the applicable rules. Sun’s independent auditor has issued (and not subsequently withdrawn) an independent auditors’ report in respect of the last concluded full year financial period concluding that it has not identified material misstatements in the description of the main features of the internal control and risk management systems in relation to the financial reporting process and the information required by section 1373(2)(d) of the Act included in the corporate governance report and the report of the directors.

(f)
No Undisclosed Liabilities.   Except (i) as disclosed, reflected or reserved against in Sun’s consolidated balance sheet (or the notes thereto) as of December 31, 2022 (such date, the “Sun Balance Sheet Date”) included in the Sun Public Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since the Sun Balance Sheet Date and (iii) as expressly permitted by this Agreement, neither Sun nor any Sun Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect. For purposes of this Clause 6.2(f), the term “liabilities” shall not include obligations of Sun or any Sun Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Sun or any Sun

Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.
(g)
Compliance with Law; Permits.

(i)
Sun and each of the Sun Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Sun, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(ii)
Sun and Sun’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Sun and Sun’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Sun Permits”), except where the failure to have any of the Sun Permits would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect. All Sun Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(h)
Environmental Laws and Regulations.   Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect: (i) Sun and the Sun Subsidiaries are now and have been, since January 1, 2020, in compliance with all applicable Environmental Laws; (ii) to the knowledge of Sun, no property currently or formerly owned, leased or operated by Sun or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (iii) since January 1, 2020, neither Sun nor any Sun Subsidiary has received any notice, demand letter, claim or request for information alleging that Sun or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (iv) neither Sun nor Sun Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (v) Sun has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

(i)
Employee Benefit Plans.

(i)
For purposes of this Agreement, “Sun Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of Sun or any Sun Subsidiary or with respect to which Sun or any Sun Subsidiary may have any obligation or liability (whether actual or contingent).

(ii)
(A) Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, each of the Sun Benefit Plans has been operated and administered in compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, no Sun Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Sun or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or comparable U.S. state Law; (C) except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, all contributions or other amounts payable by Sun or its Subsidiaries pursuant to each Sun Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with IFRS EU or applicable international accounting standards; (D) except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, neither Sun nor any Sun Subsidiary has engaged in a transaction in connection with which Sun or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, there are no pending, or to the knowledge of Sun, threatened or anticipated, claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Sun Benefit Plans or any trusts related thereto.
(iii)
Clause 6.2(i)(iii) of the Sun Disclosure Schedule sets forth, as of the date hereof, each Multiemployer Plan or Multiple Employer Plan to which Sun, any of the Sun Subsidiaries or any of their respective ERISA Affiliates contributes or is obligated to contribute, or within the six (6) years preceding the date of this Agreement, contributed, or was obligated to contribute. Except as set forth on Clause 6.2(i)(iii) of the Sun Disclosure Schedule or as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, (A) none of Sun, any of the Sun Subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and (B) none of Sun, any of the Sun Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv)
Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, (A) each of the Sun Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (B) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(v)
Clause 6.2(i)(v) of the Sun Disclosure Schedule sets forth each Sun Benefit Plan that is subject to Section 302 or Title IV or Section 412, 430 or 4971 of the Code (each, a “Sun Title IV Plan”). With respect to each Sun Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Sun Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) as of the date hereof, the present value of accrued benefits under such Sun Title IV Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Sun Title IV Plan’s actuary with respect to such Sun Title IV Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such Sun Title IV Plan allocable to such accrued benefits, (D) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (E) none of Sun, any of the Sun

Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (F) all premiums to the PBGC have been timely paid in full, (G) no liability (other than for premiums to the PBGC, contributions to the Sun Title IV Plan and payment of benefits in the ordinary course) has been or, to the knowledge of Sun, is expected to be incurred by Sun or any of the Sun Subsidiaries and (H) the PBGC has not instituted proceedings to terminate any such Sun Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Completion of Sun, any of the Sun Subsidiaries or any of their respective ERISA Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, since the date of the most recent applicable actuarial report, a copy of which has been provided to Willow prior to the date hereof, there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Sun Title IV Plan, or any change in the manner in which contributions to any Sun Title IV Plan are made or the basis on which such contributions are determined.
(vi)
Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transaction (either alone or in conjunction with any other event) will (A) result in any payment or benefit (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or employee of Sun or any Sun Subsidiary under any Sun Benefit Plan or otherwise, (B) increase any compensation or benefits otherwise payable to any current or former director or employee of Sun or any Sun Subsidiary under any Sun Benefit Plan or otherwise, (C) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits or (D) result in any limitation on the right of Sun or any Sun Subsidiary to amend, merge, terminate or receive a reversion of assets from any Sun Benefit Plan or related trust.

(vii)
Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, each Sun Benefit Plan, if any, which is maintained outside of the United States (a) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Sun Benefit Plan is present or operates and, to the extent relevant, the United States and (b) which is a defined benefit occupational pension scheme within the meaning of the Pensions Acts 1990 to 2018 of Ireland (the “Irish Pensions Acts”) currently satisfies the funding standard and the funding standard reserve within the meaning of the Irish Pension Acts and the operation thereof by the trustees thereof prior to the date of this Agreement would not, to the knowledge of Sun, cause the liabilities of such scheme to have been materially understated. The terms by which any participating employer has, at any time, adhered to any Sun Benefit Plan which is a defined benefit or defined contribution pension scheme would not to the knowledge of Sun, give rise to a liability for Sun otherwise than in accordance with the standard terms of such Sun Benefit Plan as provided for in the governing documentation of such Sun Benefit Plan, and no participating employer has, at any time, entered into any deed of cessation or analogous document in respect of any Sun Benefit Plan, which is a defined benefit or defined contribution pension scheme and which would to the knowledge of Sun, give rise to a liability for Sun otherwise than in accordance with the standard terms of such Sun Benefit Plan as provided for in the governing documentation of such Sun Benefit Plan.

(viii)
Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, each Sun Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. Sun is not a party to nor does it have any obligation under any Sun Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.
(j)
Absence of Certain Changes or Events.

(i)
From the Sun Balance Sheet Date through the date of this Agreement, there has not occurred or existed any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(ii)
From the Sun Balance Sheet Date through the date of this Agreement, neither Sun nor any Sun Subsidiary has taken any action that would require consent pursuant to Clause 5.2(b) (other than clauses (iii), (vi), (vii), (x), (xii) and (solely to the extent relating to clause (iii), (vi), (vii), (x) and (xii)) (xiii) thereof) had such action been taken after the execution of this Agreement.

(k)
Investigations; Litigation.   (i) There is no investigation or review pending (or, to the knowledge of Sun, threatened) by any Governmental Entity with respect to Sun or any of Sun’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Sun, threatened) against Sun or any of Sun’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(l)
Information Supplied.   The information relating to Sun, its Subsidiaries and the Sun Merger Parties to be contained in (i) the Proxy Statement/Prospectus on the date the Proxy Statement/Prospectus is first mailed to the Willow Shareholders (or any supplement or amendment thereto), (ii) the U.S. Registration Statement at the time the U.S. Registration Statement is declared effective or at the time of the Willow Special Meeting, (iii) the Shareholder Circular at the time the Shareholder Circular is first mailed to the Sun Shareholders or at the time of the EGM and Court Meeting, (iv) the U.K. Prospectus at the time the U.K. Prospectus is first published, (v) any supplement or amendment to the Shareholder Circular or the U.K. Prospectus and (vi) any announcement to an RIS made in connection with the Shareholder Circular or the U.K. Prospectus (or any supplement or amendment to either of them) at the time such announcement is made, will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Shareholder Circular will comply in all material respects as to form with the requirements of Market Abuse Law, the Irish Listing Rules, the FSMA, the U.K. Listing Rules and the Admission and Disclosure Standards of the LSE; the U.K. Prospectus will comply in all material respects as to form with the requirements of the U.K. Listing Rules, Prospectus Regulation Rules (as applicable) and the Admission and Disclosure Standards of the LSE; and, the U.S. Registration Statement will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Clause 6.2(l), no representation or warranty is made by Sun with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus, U.S. Registration Statement, Shareholder Circular, U.K. Prospectus, or any RIS announcement made in connection therewith, which were not supplied by or on behalf of Sun.

(m)
Tax Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect:

(i)
all Tax Returns that are required to be filed by or with respect to Sun or any of its Subsidiaries have been timely filed on or before the applicable due date (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii)
Sun and its Subsidiaries have timely paid all Taxes due and owing by any of them, including any Taxes required to be withheld or collected with respect to amounts owing to or from any employee, creditor, customer or other third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with IFRS EU on the financial statements of Sun;

(iii)
there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Sun or any of its Subsidiaries;

(iv)
in the past six (6) years, no claim has been made in writing by any Tax Authority in a jurisdiction where Sun or any Sun Subsidiary does not file Tax Returns that any of such entities may be subject to Tax in that jurisdiction;

(v)
neither Sun nor any Sun Subsidiary has waived any statute of limitations with respect to Taxes or any Tax Return or agreed to, requested, or been granted any extension of time with respect to a Tax assessment, deficiency or collection;

(vi)
neither Sun nor any Sun Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-deferred treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement;

(vii)
neither Sun nor any Sun Subsidiary (A) is a party to, or is bound by, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (x) any such agreement or arrangement solely between or among Sun and its Subsidiaries or (y) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), (B) has any liability for Taxes of any Person (other than Sun or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, or (C) has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax Authority, in each case, with respect to Taxes;

(viii)
there are no Liens for Taxes upon any property or assets of Sun or any of its Subsidiaries, except for Sun Permitted Liens;

(ix)
neither Sun nor any Sun Subsidiary has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(x)
neither Sun nor any Sun Subsidiary has filed for a deferral of Tax under a “gain recognition agreement” within the meaning of U.S. Treasury Regulations Section 1.367(a)-8 and no liability will arise under any such gain recognition agreement as a result of the transactions contemplated by this Agreement; and

(xi)
neither Sun nor any Sun Subsidiary has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would reasonably be expected prevent or impede the Transaction from qualifying for the Intended Tax Treatment.

Notwithstanding any other provision of this Agreement, it is agreed and understood that (x) the representations and warranties set forth in this Clause 6.2(m) and, to the extent relating to Tax matters, Clause 6.2(d), Clause 6.2(i), Clause 6.2(j), Clause 6.2(l)

and Clause 6.2(p) constitute the sole and exclusive representations and warranties of Sun and the Sun Subsidiaries regarding Tax matters, and (y) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of Sun or any of the Sun Subsidiaries after the Completion Date.
(n)
Labor Matters.

(i)
Except as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, neither Sun nor any Sun Subsidiary has received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Sun or any of the Sun Subsidiaries and, to the knowledge of Sun, no such investigation is in progress. Except as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, (A) there are no (and have not been during the three (3)-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of Sun or any of the Sun Subsidiaries, (B) to the knowledge of Sun, there is no (and has not been during the three (3)-year period preceding the date of this Agreement) union organizing effort pending or threatened against Sun or any of the Sun Subsidiaries, (C) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Sun, threatened against Sun or any of the Sun Subsidiaries and (D) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the knowledge of Sun, threatened, with respect to any employees of Sun or any of the Sun Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, to the knowledge of Sun, neither Sun nor any Sun Subsidiary has, or is reasonably expected to have, any liabilities under the WARN Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, Sun and each of the Sun Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(ii)
Except as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, neither Sun nor any Sun Subsidiary is subject to any obligation to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Completion (whether under applicable laws or any written agreement).

(o)
Intellectual Property; IT Assets.

(i)
Except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, either Sun or a Sun Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Sun, threatened claims against Sun or its Subsidiaries by any Person alleging infringement by Sun or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, to the knowledge of Sun, the conduct of the businesses of Sun and its Subsidiaries does not infringe upon any Intellectual Property or any other similar proprietary right of any Person. Neither Sun nor any Sun Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.
(ii)
Except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, Sun and the Sun Subsidiaries have used their commercially reasonable efforts to (A) protect and maintain the confidentiality, integrity and security of Sun’s IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person, including the implementation of reasonable backup and disaster recovery technology processes, and (B) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, since January 1, 2021, neither Sun nor any Sun Subsidiary has experienced any actual cyber or security incident, breach, phishing incident, ransomware or malware attack, or any loss, distribution, compromise, exfiltration, processing or disclosure of, and no Person has gained unauthorized access to, any confidential information, trade secrets, IT Assets owned, used, held for use or processed by or on behalf of Sun or any of the Sun Subsidiaries or the information (including personal data) stored or contained therein or transmitted thereby.

(p)
Real Property.

(i)
Except as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect:

(A)
Sun and each Sun Subsidiary have good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Sun Permitted Liens, all such real property (1) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (2) has sufficient access to a public road and (3) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Sun Permits and applicable laws with respect to Sun and the Sun Subsidiaries;

(B)
there are no existing (or to Sun’s knowledge, threatened) condemnation proceedings with respect to any such real property; and

(C)
with respect to all such leased real property, Sun and each of the Sun Subsidiaries are in compliance with all material terms and conditions of each lease therefor, and neither Sun nor any Sun Subsidiary has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(ii)
As used herein, “Sun Permitted Liens” means all Liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Sun Public Documents, together with the following (without duplication): (A) Liens imposed by law, such as mechanics and materialmen Liens, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Sun, with respect to which Sun shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Sun in accordance with IFRS, (B) Liens for Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves have been established in accordance with IFRS EU on the financial statements of Sun, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from the Uniform Commercial Code financing statement filings regarding operating leases entered into by Sun in the ordinary course of business, (F) leases, subleases, licenses and occupancy agreements by Sun as landlord, sub-landlord or licensor, (G) Liens disclosed on any title insurance policy held by Sun in existence on the date hereof and (H) with respect to leased property, all Liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.
(q)
Required Vote of Sun Shareholders.   The Sun Shareholder Approval is the only vote of holders of securities of Sun which is required to consummate the Sun Share Exchange or the Merger.

(r)
Material Contracts.

(i)
Except for this Agreement, Clause 6.2(r) of the Sun Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Clause 6.2(r) under which Sun or any Sun Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject (all Contracts of the type described in this Clause 6.2(r) being referred to herein as the “Sun Material Contracts”):

(A)
any partnership, joint venture, strategic alliance or similar Contract which is material to Sun and its Subsidiaries, taken as a whole;

(B)
each Contract not otherwise described in any other subsection of this Clause 6.2(r)(i) that (1) is reasonably expected to involve future payments by or to Sun or any Sun Subsidiary of more than $100,000,000 in the one (1)-year period following the date hereof and (2) cannot be terminated by Sun or such Sun Subsidiary on less than sixty (60) days’ notice without material payment or penalty;

(C)
each Contract relating to outstanding Indebtedness of Sun or its Subsidiaries, or any commitment to provide any such Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $30,000,000 other than Contracts solely among Sun and any wholly owned Sun Subsidiary;

(D)
each Contract between Sun or any Sun Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Sun Subsidiary) of Sun or any Sun Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Sun or any Sun Subsidiary has an obligation to indemnify such officer, director, affiliate or family member; and
(E)
any shareholders’ rights, investors rights, registration rights or similar agreement or arrangement.

(ii)
Neither Sun nor any Sun Subsidiary is in breach of or default under the terms of any Sun Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect. To the knowledge of Sun, as of the date hereof, no other party to any Sun Material Contract is in breach of or default under the terms of any Sun Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, each Sun Material Contract is a valid and binding obligation of Sun or the Sun Subsidiary which is party thereto and, to the knowledge of Sun, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(s)
Insurance.   Except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, (i) all material insurance policies and Contracts of Sun and its Subsidiaries are in full force and effect and are valid and enforceable and (after taking into account self-insurance of Sun and its Subsidiaries) cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Sun nor any Sun Subsidiary has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(t)
Finders or Brokers.   Neither Sun nor any Sun Subsidiary has employed any investment banker, broker or finder in connection with the Transaction, other than as set forth in Clause 6.2(t) of the Sun Disclosure Schedule, who might be entitled to any fee or any commission in connection with or upon consummation of the Transaction.

(u)
[Reserved].

(v)
FCPA and Anti-Corruption.   Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect:

(i)
neither Sun nor any Sun Subsidiary, nor any director, manager or employee of Sun or any Sun Subsidiary, has in the past five (5) years, in connection with the business of Sun or any Sun Subsidiary, itself or, to Sun’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Sun or any Sun Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(ii)
neither Sun nor any Sun Subsidiary, nor any director, manager or employee of Sun or any Sun Subsidiary, is, or in the past five (5) years has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Sun or any Sun Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;
(iii)
Sun and each Sun Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Sun and each Sun Subsidiary as required by the FCPA in all material respects;

(iv)
Sun and each Sun Subsidiary have instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(v)
no officer, director or employee of Sun or any Sun Subsidiary is a Government Official.

(w)
Financing.

(i)
Sun Treasury (or one of its Affiliates) and certain financing institutions have entered into a binding commitment letter (the “Debt Commitment Letter”) entitling Sun Treasury to borrow funds in an aggregate amount which, when combined with other funds available to ListCo, Sun or any of its applicable Affiliates to be used to part finance the Cash Consideration, will be sufficient to satisfy ListCo, Merger Sub and/or Sun’s obligations under this Agreement, including the payment of the Cash Consideration, and any fees and expenses of or payable by any of them hereunder, and for any repayment or refinancing of any existing indebtedness of Willow, Sun or any of their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Debt Commitment Letter (such amounts, the “Financing Amounts”). The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing”.

(ii)
Sun has delivered to Willow a true, complete and correct copy of the Debt Commitment Letter and any fee letter related thereto (the “Fee Letter”, subject, in the case of such fee letter, to redaction solely of provisions that are customarily redacted in connection with transactions of this type and that would not reasonably be expected to affect the conditionality, enforceability, availability or (other than in connection with the fees and “flex” provisions) amount of the Debt Financing. Sun expressly acknowledges and agrees that the obligations of Sun under this Agreement are not conditioned in any manner upon Sun obtaining any financing (including term loans, bridge financing and bonds).

(iii)
Except as expressly set forth in the Debt Commitment Letter and Fee Letter, there are no conditions precedent to the obligations of the Financing Sources to provide the Debt Financing or any contingencies that would permit the Financing Sources to reduce the total amount of the Debt Financing, impose any additional conditions precedent to the availability of the Debt Financing or that would reasonably be expected to affect the timing of the availability of or termination of the Debt Financing, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. Other than the Debt Commitment Letter and the Fee Letter, there are no side letters, understandings or other agreements, contracts or arrangements of any kind (written or oral) to which Sun or any of its Affiliates is a party, or of which Sun has knowledge, relating to the funding of the full amount of the Debt Financing or that would reasonably be expected affect the availability or conditionality of the Debt Financing or the enforceability of the Debt Commitment Letter. Sun has paid in full any and all commitment fees or other fees due and payable pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Merger Effective Date.

(x)
No Other Representations.   Except for the representations and warranties contained in Clause 6.1, Sun acknowledges that neither Willow nor any Representative of Willow makes, and Sun acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Willow or any of its Subsidiaries or with respect to any other information provided or made available to Sun in connection with the Transaction, including any information, documents, projections, forecasts or other material made available to Sun or to Sun’s Representatives in certain “data rooms” or management presentations in expectation of the Transaction.

7.
ADDITIONAL AGREEMENTS

7.1
Access; Confidentiality; Notice of Certain Events

(a)
From the date of this Agreement until the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, each of Sun and Willow shall, and shall cause each of the Sun Subsidiaries and the Willow Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of Sun and Willow shall, and shall cause each of the Sun Subsidiaries and the Willow Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither Sun nor Willow shall be required by this Clause 7.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (i) the disclosure of which would breach the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law or duty or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that in the case of clauses (i)-(iii), the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in such a breach or violation or loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Sun to the extent reasonably required for the purpose of complying with applicable Antitrust Laws. Each of Sun and Willow will use their commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Notwithstanding anything in this Agreement to the contrary, neither Willow nor Sun (nor any of their respective Representatives) shall conduct any invasive sampling of the air, surface water, groundwater, land surface, subsurface strata or building materials at any of the other Party’s or its Subsidiaries’ properties prior to the Merger Effective Time.

(b)
Each of Sun and Willow will hold, and will cause their Representatives and affiliates to hold, any non-public information, including any information exchanged pursuant to this Clause 7.1, in confidence to the extent required by and in accordance with the terms of the Confidentiality Agreement.

(c)
Sun shall give prompt notice to Willow, and Willow shall give prompt notice to Sun, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the Transaction, or from any Person alleging that the consent of such Person is or may be required in connection with the Transaction, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to Sun, ListCo or Willow, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Transaction and (iii) upon becoming aware of the occurrence or impending occurrence of any Effect relating to it or any of the Sun Subsidiaries or the Willow Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect or a Willow Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transaction; provided, however, that the delivery of any notice pursuant to this Clause 7.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.
7.2
Consents and Regulatory Approvals

(a)
Subject to the terms and conditions hereof, including Clause 7.2(f), the Parties each agree to use their respective reasonable best efforts to achieve satisfaction of the Conditions as promptly as reasonably practicable and in any event no later than the End Date.

(b)
Subject to the terms and conditions hereof, including Clause 7.2(f), Willow, Sun and each Sun Merger Party shall use its reasonable best efforts to:

(i)
take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Transaction as promptly as reasonably practicable;

(ii)
as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the Transaction, including (A) under the HSR Act no later than fifteen (15) business days after the date hereof (or later if mutually agreed in writing by the Parties), (B) under any other Antitrust Laws, or (C) as required by the High Court;

(iii)
keep the other Parties reasonably informed of all material written or oral communications to or from third parties (including any Governmental Entity) with respect to the Clearances;

(iv)
in the event that any litigation or other administrative or judicial action is commenced challenging the Transaction, and such litigation, action or proceeding seeks to prevent, impede or delay the consummation of the Sun Share Exchange or the Merger, cooperate with each other and contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that may result from such litigation, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction; and

(v)
as promptly as reasonably practicable, take reasonable actions to obtain from, make with or provide to any third party (including any Governmental Entity) any Clearances (other than Clearances under any Antitrust Laws, which shall be governed by Clause 7.2(c)) required to be obtained, made or provided by Willow, Sun or ListCo or any of their respective Subsidiaries in connection with the consummation of the Transaction; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Willow, Sun or ListCo or any of their respective Subsidiaries be required to pay, prior to the Merger Effective Time, any material fee, penalty or other consideration to any third party for any Clearance (other than Clearances under any Antitrust Laws, which shall be governed by Clause 7.2(h)) required in connection with the consummation of the Transaction under any contract or agreement.

(c)
Subject to the terms and conditions hereof, including Clause 7.2(f), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any Clearances required in connection with the consummation of the Transaction under the HSR Act and any other Antitrust Laws. Each Party shall provide as promptly as reasonably practicable any additional information and documentary material as may be requested by a Governmental Entity. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that Sun and Willow shall jointly develop, and each Party shall cooperate with the other and consider in good faith the views of the other in connection with, all communications and strategy (both substantive and procedural, including relating to timing and any voluntary extensions thereof) relating to the obtaining of Clearances from Governmental Entities under Antitrust Laws in connection with the Transaction (provided that neither Sun nor Willow is constrained from complying with applicable Law), including regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission. In furtherance of the foregoing, each Party shall respond in good faith to any reasonable requests for information made by the other Party in connection with such matters and shall allow the other Party and its counsel a reasonable opportunity to review in advance and comment on the drafts of all such filings, submissions and other communications and shall consider such comments in good faith. The Parties will consider in good faith one another’s views and otherwise act in accordance with the procedures set forth on Clause 7.2(c) of the Willow Disclosure Schedule. Neither Sun nor Willow shall (and each of Sun and Willow shall cause their Subsidiaries and affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Law, enter into or extend a timing agreement with any Governmental Entity or withdraw or refile any filing under any Antitrust Law, without the prior written consent of the other Party.
(d)
Subject to the provisos in Clause 7.2(c) and to the fullest extent permissible under applicable Law, Sun and Willow shall (i) promptly advise each other of (and Sun or Willow shall so advise with respect to material communications received by any Subsidiary of Sun or Willow, as the case may be) any material written or oral communication from any Governmental Entity in connection with the consummation of the Transaction; (ii) not participate in any meeting or material discussion with any Governmental Entity in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Governmental Entity, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all material correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Willow or Sun or their respective Affiliates, (y) as necessary to address reasonable privilege concerns (provided that the redacting Party shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such privilege concerns) and (z) to prevent the exchange of confidential information as required by applicable Law. With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.2(d), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Clause 7.2(d) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(e)
In the event that the latest date on which the High Court would permit Completion to occur is prior to the End Date, then the Parties shall use their respective reasonable efforts to obtain consent of the High Court to an extension of such latest date (but not beyond the End Date). If (i) the High Court requires the lapsing of the Scheme prior to the End Date or (ii) the Condition set forth in Clause 8.1(a) fails to be satisfied, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9.1) take all actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in sub-clause (i) or (ii) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).
(f)
In furtherance and not in limitation of the other covenants contained in this Clause 7.2, and to resolve the objections, if any, that a Governmental Entity may assert under any Antitrust Law with respect to the Sun Share Exchange or the Merger, and to avoid or eliminate any impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Sun Share Exchange or the Merger so as to enable the Completion to occur as promptly as reasonably practicable and in any event no later than the End Date, Sun and Willow agree to (i) propose, negotiate, commit to and effect, by consent decree or otherwise, the sale, divestiture, license, or disposition of any businesses, assets, equity interests, product lines or properties of Sun or Willow (or any of their respective Subsidiaries), including by proposing, negotiating, committing to, and effecting, any ancillary agreements or arrangements reasonably necessary to effectuate such sale, divestiture, license, or disposition, and (ii) take any action, or agree to take any action, that would limit Sun’s, Willow’s, or any of their respective Subsidiaries’ (or, following consummation of the Transaction, ListCo’s) freedom of action with respect to any businesses, assets, equity interests, product lines or properties of Sun or Willow (or any of their respective Subsidiaries) (any of the foregoing, a “Remedial Action”) as may be required in order to obtain all Clearances required under any Antitrust Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Sun Share Exchange or the Merger or delay Completion, in each case to permit and cause the Condition set forth in Clause 8.1(c)(iii) to be satisfied as promptly as reasonably practicable and in any event prior to the End Date. To assist Sun in complying with its obligations set forth in this Clause 7.2, Willow shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by Sun to be entered into by any of them prior to the Completion with respect to any transaction to divest or other Remedial Action with respect to any of the businesses, assets, equity interests, product lines or properties of Willow or any of its Subsidiaries; provided, however, that the consummation of the transactions provided for in any such agreement for a Remedial Action shall be conditioned upon the Completion. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, Sun or Willow (or any of their respective Subsidiaries), or permit, or be deemed to permit, Willow (or any of its Subsidiaries), without the prior written consent of Sun, to take, agree to take, or consent to the taking of any Remedial Action with respect to any businesses, assets, equity interests, product lines or properties of Sun or Willow (or any of their respective Subsidiaries), or any combination thereof, that in the aggregate generated total revenues in excess of $750,000,000 in the twelve (12)-month period ending December 31, 2022 (the “Remedial Action Limit”).

(g)
Neither Willow nor Sun shall, and each of Willow and Sun shall not permit any of its Subsidiaries or affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to any commercial or strategic relationship with any Person, in each case, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any such Clearances or (ii) materially increase the risk of any Governmental Entity entering an order or injunction prohibiting the consummation of the Transaction.

(h)
In no event shall Willow or Sun be required to pay any material fee, penalty or other consideration in connection with obtaining any Clearance under any applicable Antitrust Law, other than customary filing or application fees in connection with any such Clearance.

7.3
Directors’ and Officers’ Indemnification and Insurance

(a)
ListCo agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favor of each present and former director, officer or employee of Willow or any of its Subsidiaries provided for in their respective Organizational Documents or in any agreement to which Willow or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the Transaction) shall survive the consummation of the Transaction and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, ListCo shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organizational Documents of Willow and its Subsidiaries or in any agreement to which Willow or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Merger Effective Time were directors, officers or employees of Willow or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the Transaction); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Merger Effective Time or within such six (6)-year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(a) in respect thereof shall continue until disposition thereof.

(b)
ListCo agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favor of each present and former director, officer or employee of Sun or any of its Subsidiaries provided for in their respective Organizational Documents or in any agreement to which Sun or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the Transaction) shall survive the consummation of the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, ListCo shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organizational Documents of Sun and its Subsidiaries or in any agreement to which Sun or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of Sun or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the Transaction); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six (6)-year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(b) in respect thereof shall continue until disposition thereof.

(c)
At and after the Merger Effective Time, Willow shall (and ListCo shall cause Willow to), to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Willow or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Willow or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Willow Indemnified Party” and, collectively, the “Willow Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Willow Indemnified Party to the fullest extent permitted by Law, provided that any Willow Indemnified Party to whom fees and expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Willow Indemnified Party is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Merger Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Willow or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Willow or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the Transaction).
(d)
At and after the Effective Time, Sun shall (and ListCo shall cause Sun to), to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Sun or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Sun or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Sun Indemnified Party” and, collectively, the “Sun Indemnified Parties” and, collectively with the Willow Indemnified Parties, the “Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Sun Indemnified Party to the fullest extent permitted by Law, provided that any Sun Indemnified Party to whom fees and expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Sun Indemnified Party is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Sun or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Sun or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the Transaction).

(e)
For a period of six (6) years from the Merger Effective Time, ListCo shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Merger Effective Time maintained by Willow and its Subsidiaries with respect to matters arising on or before the Merger Effective Time (provided that ListCo may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Willow may purchase at its option prior to the Merger Effective Time, and, in such case, ListCo shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honored by Willow) under Willow’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Willow’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier with comparable credit ratings to Willow’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favorable to the insured than those of Willow’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Merger Effective Time, ListCo shall not be required to pay annual premiums in excess of (and if Willow purchases such a tail policy, the cost thereof shall not exceed) three hundred percent (300%) of the last annual premium paid by Willow prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case ListCo or Willow, as applicable, shall purchase as much coverage as reasonably practicable for such amount.

(f)
For a period of six (6) years from the Effective Time, ListCo shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time maintained by Sun and its Subsidiaries with respect to matters arising on or before the Effective Time (provided that ListCo may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured) or (ii) a “tail” policy (which Sun may purchase at its option prior to the Effective Time, and, in such case, ListCo shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honored by Sun) under Sun’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Sun’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier with comparable credit ratings to Sun’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Sun’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Effective Time, ListCo shall not be required to pay annual premiums in excess of (and if Sun purchases such a tail policy, the cost thereof shall not exceed) three hundred percent (300%) of the last annual premium paid by Sun prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case ListCo or Sun, as applicable, shall purchase as much coverage as reasonably practicable for such amount.

(g)
The rights of each Indemnified Party under this Clause 7.3 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of Willow or any of its Subsidiaries or the Organizational Documents of Sun or any of its Subsidiaries, as applicable, any agreement, any insurance policy, the Act (or any other applicable Law) or otherwise. The provisions of this Clause 7.3 shall survive the consummation of the Transaction and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Clause 7.3 and shall be entitled to enforce the covenants contained in this Clause 7.3). ListCo shall pay (or cause to be paid) all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Clause 7.3.

(h)
In the event ListCo or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than fifty percent (50%) of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ListCo assume the obligations set forth in this Clause 7.3.

7.4
Employment and Benefit Matters

(a)
In order to further an orderly transition and integration, and subject to applicable Law, ListCo and Willow shall cooperate in good faith in reviewing, evaluating and analyzing the Sun Benefit Plans and Willow Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Sun Benefit Plans or Willow Benefit Plans, as applicable, that shall apply with respect to employees of ListCo and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Merger Effective Time (collectively, the “New Benefit Plans”), which New Benefit Plans shall, to the extent permitted by applicable Law, and among other things, (1) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (2) not discriminate between employees who were covered by Sun Benefit Plans, on the one hand, and those covered by Willow Benefit Plans, on the other hand, at the Merger Effective Time. For the avoidance of doubt, Sun and ListCo acknowledge and agree that the consummation of the transactions contemplated by this Agreement will result in a change in control (or any other words or terms of similar import) for purposes of all Willow Benefit Plans.
(b)
Each individual who is an employee of Willow or any of the Willow Subsidiaries or Sun or any of the Sun Subsidiaries immediately prior to the Merger Effective Time (including those on any paid time off or leave of absence) and continues to be an employee of ListCo or the Surviving Corporation or any Subsidiary thereof immediately following the Merger Effective Time is referred to as a “Continuing Employee”. For a period of twelve months following the Merger Effective Time, ListCo shall, and shall cause its Subsidiaries to, maintain for the benefit of each Continuing Employee (A) a base salary or wage rate that is no less favorable than those in effect for such employee as of the Merger Effective Time, (B) target annual (or other short-term periodic) cash incentive opportunities (including annual bonus and commission) and equity and equity-based incentive opportunities (provided that ListCo may elect to substitute cash incentive opportunities for equity and equity-based incentive opportunities and may set performance metrics and goals) that are no less favorable in the aggregate than those in effect for such employee as of the Merger Effective Time and (C) severance benefits that are no less favorable than the benefits provided under the applicable Willow Benefit Plan or Sun Benefit Plan as of the Merger Effective Time.

(c)
Effective as of the Merger Effective Time and thereafter, ListCo shall provide or cause to be provided that periods of employment with Willow or Sun (including any current or former affiliate or predecessor thereof) shall be taken into account for all purposes under all employee benefit plans maintained by ListCo or an affiliate of ListCo for the benefit of the Continuing Employees following the Merger Effective Time, as applicable, including paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than as would result in a duplication of benefits or for any purpose under any defined benefit pension plan, postretirement welfare plan, or plan that is grandfathered or frozen, in each case, in which the applicable Continuing Employee did not participate prior to the Merger Effective Time).

(d)
Effective as of the Merger Effective Time and thereafter, ListCo shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of ListCo or any affiliate of ListCo (except to the extent applicable under Willow Benefit Plans or Sun Benefit Plans, as applicable, immediately prior to the Merger Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent that such evidence of insurability requirements were not applicable to the Continuing Employees under the Willow Benefit Plans or Sun Benefit Plans, as applicable, immediately prior to the Merger Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Willow Benefit Plans or Sun Benefit Plans, as applicable, prior to the Completion Date during the year in which the Completion Date occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of ListCo or an affiliate of ListCo for such year.

(e)
Between the date hereof and the Merger Effective Time, any notices or communication materials (including website postings) from Willow or its Affiliates or Sun or its Affiliates to their respective employees with respect to the Transaction or employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transaction or employment thereafter, shall be subject to the reasonable prior review and comment of Sun or Willow, as applicable, which comments shall be considered in good faith by the receiving party.

(f)
Nothing in this Agreement shall confer upon any Continuing Employee or any other person any right to continue in the employ or service of ListCo, the Surviving Corporation, Sun, Willow or any other affiliate thereof, or shall interfere with or restrict in any way the rights of ListCo, the Surviving Corporation, Sun, Willow or any affiliate thereof, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Clause 7.4 shall (i) be deemed or construed to be an amendment or other modification of any Willow Benefit Plan or Sun Benefit Plan, or (ii) create any third party rights in any current or former service provider of Willow or Sun or their respective affiliates (or any beneficiaries or dependents thereof).
7.5
Stock Exchange Listing

ListCo and Sun shall use their respective reasonable best efforts to cause (a) all of the ListCo Shares to be issued in the Sun Share Exchange and as the Stock Consideration to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Effective Date and (b) all of the ListCo Shares to be issued in the Sun Share Exchange and as the Stock Consideration to be approved, on or prior to the Effective Date, for admission to Standard Listing in accordance with the U.K. Listing Rules and trading on the LSE’s main market for listed securities in accordance with LSE’s Admission and Disclosure Standards, subject only to the issuance of such ListCo Shares upon Completion.
7.6
Corporate Governance

(a)
ListCo and Sun shall take such actions as are necessary to cause (i) six (6) individuals who are members of the Willow Board as of immediately prior to the Effective Time (such individuals, the “Willow Directors”) and (ii) eight (8) individuals who are members of the Sun Board as of immediately prior to the Effective Time, including the Chair of the Sun Board, the Chief Executive Officer of Sun and the Chief Financial Officer of Sun (such individuals, the “Sun Directors”) to become members of the ListCo Board of Directors immediately after the Effective Time (the “Post-Closing ListCo Board”). Any Willow Directors and Sun Directors shall (i) be selected by Willow (in the case of Willow Directors) or Sun (in the case of Sun Directors) after consulting with the other Party and considering the other Party’s views in good faith, including considering the aims of balance of skills, experience and diversity, and (ii) except for the Chief Executive Officer of Sun and Chief Financial Officer of Sun, be required to meet the independence standards of the NYSE with respect to ListCo as of the Merger Effective Time as determined by the Sun Board and (iii) be appointed to serve on the Post-Closing ListCo Board until the next annual meeting of Sun’s Shareholders in accordance with ListCo’s Organizational Documents. The Post-Closing ListCo Board shall be fourteen (14) directors, comprising the six (6) Willow Directors and the eight (8) Sun Directors.

(b)
Effective as of the Merger Effective Time:

(i)
Irial Finan shall continue to serve as the Chair of the Post-Closing ListCo Board, unless he is not the Chair of the Sun Board immediately prior to the Merger Effective Time. If Irial Finan is not the Chair of the Sun Board immediately prior to the Merger Effective Time, then Sun shall select his replacement in good faith consultation with Willow, and ListCo and Sun shall take such actions necessary to cause such replacement to be elected as Chair of the Post-Closing ListCo Board effective at the Merger Effective Time.

(ii)
Tony Smurfit shall continue to serve as the Chief Executive Officer of ListCo, unless he is not the Chief Executive Officer of Sun immediately prior to the Merger Effective Time. If Tony Smurfit is not the Chief Executive Officer of Sun immediately prior to the Merger Effective Time, then the Parties will select the Chief Executive Officer of ListCo through the procedures set forth on Clause 7.6(b)(ii) of the Willow Disclosure Schedule, and ListCo and Sun shall take such actions necessary to cause such replacement to be appointed as Chief Executive Officer of ListCo effective at the Merger Effective Time.

(iii)
Ken Bowles shall continue to serve as the Chief Financial Officer of ListCo, unless he is not the Chief Financial Officer of Sun immediately prior to the Merger Effective

Time. If Ken Bowles is not the Chief Financial Officer of Sun immediately prior to the Merger Effective Time, then Sun shall select his replacement in good faith consultation with Willow, and ListCo and Sun shall take such actions necessary to cause such replacement to be appointed as Chief Financial Officer of ListCo effective at the Merger Effective Time.
(iv)
A Willow Director selected by Willow shall be elected as Chair of the Remuneration Committee of the Post-Closing ListCo Board (which shall constitute the compensation committee of the Post-Closing ListCo Board under applicable NYSE rules), subject to (A) meeting the independence standards of the NYSE with respect to ListCo and (B) if ListCo elects to comply with the UK corporate governance code, the Post-Closing ListCo Board considering the Willow Director to be independent within the meaning of the UK corporate governance code, in each case as of the Merger Effective Time as determined by the Sun Board.

(v)
A Sun Director selected by Sun shall be elected as Chair of the Nominations Committee of the Post-Closing ListCo Board (which shall constitute the nominating committee of the Post-Closing ListCo Board under applicable NYSE rules), subject to (A) meeting the independence standards of the NYSE with respect to ListCo and (B) if ListCo elects to comply with the UK corporate governance code, the Post-Closing ListCo Board considering the Sun Director to be independent within the meaning of the UK corporate governance code, in each case as of the Merger Effective Time as determined by the Sun Board.

(c)
Effective as of the Merger Effective Time, the headquarters of ListCo shall be in Dublin, Ireland and the North and South American headquarters of ListCo shall be in Atlanta, Georgia, U.S.

(d)
The ticker symbol of ListCo following the Merger Effective Time for ListCo Shares on the NYSE and the LSE shall be reserved prior to or as of the Merger Effective Time and shall be as mutually agreed by Sun and Willow prior to the Merger Effective Time.

(e)
The U.S. Registration Statement will state that, effective as of the Merger Effective Time, ListCo shall file such periodic reports under Section 13(a) of the Exchange Act that apply to domestic registrants and present its financial statements in U.S. GAAP.

7.7
Financing

(a)
On or prior to the Merger Effective Time, Sun shall use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain, or cause its Subsidiaries (or ListCo or its Subsidiaries), as applicable, to obtain, funds sufficient to fund the Financing Amounts by the Merger Effective Time. In furtherance and not in limitation of the foregoing, Sun undertakes not to agree to (A) any amendment (I) to the Debt Commitment Letter that would reduce the amount of the Debt Financing provided thereunder to an amount less than Sun, ListCo and their respective Subsidiaries would need, together with all other sources of funding available to them, to fund the Financing Amounts by the Merger Effective Date or (II) to the conditions to the funding of the Debt Financing thereunder in a manner that would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby or (B) the termination of the Debt Commitment Letter to the extent doing so would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby, including the ability of ListCo or Merger Sub to timely pay all or a portion of the Cash Consideration and of Sun to timely pay other amounts payable under or in connection with this Agreement. In the period between the date of this Agreement and the Effective Date, Sun shall (i) reasonably promptly upon request from Willow, provide Willow updates about the preparation of the financing of the transactions contemplated by this Agreement and (ii) promptly inform Willow after becoming aware of any circumstance or event which would reasonably be expected to materially impair, prevent or materially delay

ListCo, Merger Sub or Sun’s ability to obtain, funds sufficient to fund the Financing Amounts by the Merger Effective Time. Without prejudice to ListCo or Merger Sub’s legal and contractual responsibility to pay the Cash Consideration when due or Sun’s legal and contractual responsibility to pay any other amounts due and payable under or in connection with this Agreement, Willow hereby acknowledges and agrees that, to the extent other financing (or financing commitments) is available to ListCo or Merger Sub and Sun and its Subsidiaries, as applicable to timely pay the Financing Amounts, Sun, ListCo or Merger Sub or any of their applicable Affiliates may finance using such other financing (or financing commitments), such amounts or portion thereof.
(b)
Prior to the Merger Effective Time, Willow shall, and shall cause the Willow Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide all customary cooperation and all customary financial information, in each case, that is reasonably requested by Sun or ListCo in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Willow and the Willow Subsidiaries), including:

(i)
furnishing to Sun (A) audited consolidated balance sheets and related consolidated statements of income, comprehensive income, stockholders’ equity (deficit) and cash flows for Willow for each of the three most recently completed fiscal years of Willow ended at least sixty (60) days prior to the Effective Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, comprehensive income and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for each subsequent fiscal quarter ended on a date that is at least forty (40) days before the Effective Date (other than with respect to the fiscal quarter that is the last fiscal quarter of the fiscal year);

(ii)
furnishing to Sun such information regarding Willow and the Willow Subsidiaries as is reasonably requested in writing by Sun (A) in connection with the preparation of customary offering and marketing documents (and any supplements thereto) relating to the Financing, including identifying whether any information provided to Sun constitutes material non-public information or (B) reasonably necessary to permit Sun to prepare pro forma financial statements customarily included in marketing and offering documents with respect to a private placement of debt securities pursuant to Rule 144A under the Securities Act or a registered offering of debt securities;

(iii)
furnishing to the Financing Sources customary authorization letters authorizing the distribution of information (to the extent included in a customary information memorandum relating to a bank financing), limited solely to historical information on Willow and the Willow Subsidiaries included in such confidential information memorandum and solely to the extent Willow has had a reasonable time period to review any such confidential information memorandum with information about Willow or the Willow Subsidiaries or based on information about Willow or the Willow Subsidiaries, and containing a customary negative assurance representation to the Financing Sources and a customary representation to the Financing Sources that the public-side versions of such documents, if any, do not include material non-public information about Willow, the Willow Subsidiaries or any of their respective securities

(iv)
requesting Willow’s independent accountants to provide customary assistance and cooperation reasonably requested by Sun with any offering of securities, including participating in customary due diligence sessions and providing any customary “comfort” letters (including customary “negative assurance” comfort for any applicable Financing);

(v)
reasonably cooperating with any customary due diligence process as reasonably requested by Sun or the Financing Sources, including participating (including by way of causing management, including Willow’s Chief Executive Officer and Chief Financial Officer to participate) in a reasonable number of due diligence sessions, road shows, drafting sessions, conference calls and meetings with the Financing Sources, rating agencies and prospective lenders, at reasonable times, with reasonable advance notice and as reasonably necessary for any Financing;
(vi)
facilitating the execution and delivery at the Merger Effective Time of definitive and ancillary documents required in connection with or reasonably related to any Financing;

(vii)
assisting Sun in preparing a customary rating agency presentation in connection with any Financing;

(viii)
providing all documentation and other information about Willow and each of its Subsidiaries relating to (and as reasonably required by) applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act as reasonably requested in writing by Sun in connection with any Financing with reasonable advance notice; and

(ix)
providing assistance with the syndication of the Bridge Facility described (and as defined) in the Debt Commitment Letter, as reasonably necessary and typical in syndications of committed facilities, including meetings with management, introduction to existing lenders and communication therewith.

(c)
Notwithstanding anything to the contrary in this Clause 7.7 and Clause 7.8, neither Willow nor any Willow Subsidiary shall, pursuant to this Clause 7.7 or Clause 7.8:

(i)
be required to (x) pay any commitment fee or incur any other fees, expenses, obligations or other liabilities prior to the Merger Effective Time for which it is not previously or simultaneously reimbursed and indemnified, or (y) become an issuer or an obligor with respect to the Financing prior to the Merger Effective Time;

(ii)
be required to cause any director, officer, member, partner, accountant, legal counsel, employee or other Representative of Willow or any Willow Subsidiary to take any action that would reasonably be expected to result in such Person incurring any personal liability;

(iii)
be required to waive or amend any terms of this Agreement;

(iv)
be required to provide any information that is prohibited or restricted from being provided by applicable Law or any Willow Material Contract existing as of the date hereof, is legally privileged or that would jeopardize any attorney-client privilege (provided, however, that Willow shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or such contractual obligation or to the maximum extent that does not result in a loss of such legal privilege, as applicable), and in the event that Willow or any Willow Subsidiary does not provide access or information in reliance on this sub-clause, Willow shall provide notice to Sun that information is being withheld;

(v)
be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments (other than customary authorization letters or as set forth in Clause 7.8) pursuant to which the Financing is obtained or to execute, deliver or enter into, or perform any agreement, document or instrument, including any credit or other agreements, guarantees, pledge or security documents or certificates in connection with the Financing, in each case, that would be effective prior to the Merger Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of Willow and the Willow Subsidiaries who retain their respective positions as of, and immediately after, the Merger Effective Time (except in each case with respect to customary authorization letters or as set forth in Clause 7.8);
(vi)
be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation, in each case, that would be effective prior to the Merger Effective Time (other than customary authorization letters or as set forth in Clause 7.8);

(vii)
be required to (or be required to cause their Representatives to) provide any indemnity prior to the Merger Effective Time for which it has not received prior reimbursement or is not otherwise concurrently indemnified by or on behalf of Sun;

(viii)
be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents of Willow or any of the Willow Subsidiaries as in effect on the date hereof or any applicable Laws if such conflict or violation would be material;

(ix)
be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by Willow or any Willow Subsidiary or that would cause any Condition to fail to be satisfied (in each case unless Sun waives such breach or failure prior to Willow or any Willow Subsidiary taking such action);

(x)
be required to (or be required to cause their Representatives to) take any actions that would unreasonably interfere with Willow’s and the Willow Subsidiaries’ business or operations, taken as a whole; or

(xi)
be required to (or be required to cause their Representatives to) prepare or furnish pro forma financial statements.

(d)
All non-public or otherwise confidential information regarding Willow or the Willow Subsidiaries obtained by Sun or ListCo or their respective Representatives pursuant to this Clause 7.7 from or on behalf of Willow shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies. Sun and ListCo shall, and shall cause their Representatives to, give Willow and its Representatives a reasonable period of time to review and comment on any materials related to the financing of the transactions hereunder (including offering memoranda, investor presentations, rating agency presentations or other marketing materials) containing any or based upon any information about Willow or the Willow Subsidiaries and shall consider in good faith any comments received from Willow or its Representatives.

(e)
Use of Logos.   Willow hereby consents to the reasonable use of Willow’s and the Willow Subsidiaries’ logos solely in connection with the marketing of the financing for the Transaction, and solely in the form, font, style and color as used by Willow; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Willow or the Willow Subsidiaries or the reputation or goodwill of Willow or the Willow Subsidiaries.

(f)
Reimbursement.   Promptly upon written request by Willow, Sun will (or will cause ListCo or one of Sun’s or ListCo’s Subsidiaries to) reimburse Willow for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by Willow, the Willow Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Clause 7.7 or Clause 7.8, other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or wilful misconduct of Willow, any Willow Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing.
(g)
Indemnification.   Willow, the Willow Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by Sun, or the Sun Subsidiaries, from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of Willow) and the cooperation and other actions contemplated by Clause 7.8, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of Willow, any Willow Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing. This indemnification shall survive the termination of this Agreement.

(h)
No Financing Condition.   Each of Sun and ListCo hereby acknowledge and agree that obtaining the Financing or any other debt, equity or other financing is not a condition to the Transaction, and that if neither the Financing nor any other debt, equity or other financing is obtained, Sun and ListCo will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Clause 8 and the other terms hereof, to consummate the Transaction.

7.8
Treatment of Willow Indebtedness

(a)
Consent Solicitation.   Between the date of this Agreement and the Merger Effective Time, Sun, ListCo or any of their respective Subsidiaries may (or, at Sun’s request, Willow shall or shall cause the Willow Subsidiary that is the issuer of the applicable Indebtedness to) commence and conduct one or more consent solicitations (each a “Consent Solicitation” and collectively, the “Consent Solicitations”) to solicit consents to amend, eliminate or waive certain sections of any Willow Existing Indentures on such terms and conditions, including pricing terms, determined by Sun; provided that (i) Sun shall be responsible for preparation of the necessary documents in connection with each Consent Solicitation (the “Consent Solicitation Documents”), (ii) Sun shall consult with Willow and afford Willow a reasonable opportunity to review and comment on the Consent Solicitation Documents and will give reasonable and good faith consideration to the comments, if any, raised by Willow and (iii) Sun shall be (or shall cause one or more of its Subsidiaries or ListCo or its Subsidiaries to be) responsible for the payment of all fees and expenses in connection with such Consent Solicitation. For the avoidance of doubt, Sun, ListCo and their respective Subsidiaries shall be permitted to identify and engage (or cause Willow or its applicable Subsidiary to engage) any solicitation agents and other agents and advisors in connection with any Consent Solicitation. The Consent Solicitations shall be conducted in compliance with any applicable provisions of the Willow Existing Indentures, as applicable, and the applicable global security governing the applicable series of notes and with applicable Law, including applicable SEC rules and regulations. Willow shall, and shall cause Willow Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, in each case, at Sun’s sole expense, provide all cooperation reasonably requested by Sun in connection with any Consent Solicitation, including, without limitation, by (to the extent requested by Sun) executing and delivering the Consent Solicitation Documents, entering into any solicitation agency and similar agreements related to such Consent Solicitation and participating in the preparation of the Consent Solicitation Documents. Promptly following the expiration of a Consent Solicitation and subject to the receipt of any requisite consents, (i) Willow shall execute one or more supplemental indentures to the applicable Willow Existing Indentures governing each series of notes subject to the applicable Consent Solicitation, in accordance with the terms of such Willow Existing Indenture and providing for the amendments contemplated in the Consent Solicitation Documents and (ii) shall use reasonable best efforts to cause the trustee under such Willow Existing Indentures to enter into such supplemental indentures; provided, however, that notwithstanding the fact that such supplemental indentures may become effective earlier, the proposed amendments set forth therein shall not become operative until the Merger Effective Time. If requested by Sun, Willow shall use its reasonable best efforts to cause its counsel to provide all customary legal opinions customary or required in connection with the transactions contemplated by this section to the extent such legal opinion is customary or required to be delivered prior to the Completion Date and shall deliver all such officer’s certificates customary or required in connection with such transactions.
(b)
Between the date of this Agreement and the Merger Effective Time, Sun, ListCo or any of their respective Subsidiaries may commence one or more tender offers and/or exchange offers with respect to the notes issued under any Willow Existing Indenture, on such terms and conditions, including pricing terms, determined by Sun (each an “Existing Notes Offer” and collectively, “Existing Notes Offers”); provided that (i) Sun shall be responsible for preparation of any necessary registration statement, offering document, offer to purchase, related letter of transmittal, supplemental indenture, to the extent applicable, and all other related documents in connection with any such Existing Notes Offer (the “Existing Notes Offer Documents”), (ii) Willow shall and shall cause Willow Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, in each case, provide, at Sun’s sole expense, all cooperation reasonably requested by Sun in connection with the Existing Notes Offer, including by entering into any dealer manager and similar agreements, participating in the preparation of the Existing Notes Offer Documents, preparing and delivering customary legal opinions and officer’s certificates in connection with the foregoing, (iii) Sun shall (x) consult with Willow and afford Willow a reasonable opportunity to review and comment on the Existing Notes Offer Documents and (y) give reasonable and good faith consideration to the comments, if any, raised by Willow and (iv) Sun shall be (or shall cause one or more of its Subsidiaries or ListCo or its Subsidiaries to be) responsible for the payment of all fees and expenses in connection with such Existing Notes Offer. The terms and conditions determined by Sun for any Existing Notes Offer shall be in compliance with the applicable Willow Existing Indenture and any applicable Laws, including applicable SEC rules and regulations. The closing of an Existing Notes Offer, if any, shall be expressly conditioned on the occurrence of the Merger Effective Time, and, in accordance with the terms of the applicable Existing Notes Offer, Sun, ListCo, or their applicable Subsidiary, as applicable, shall accept or shall cause to be accepted for purchase, and purchase or cause to be purchased, the notes validly tendered and not validly withdrawn in any such Existing Notes Offer, subject to satisfaction of the applicable conditions thereof. For the avoidance of doubt, Sun, ListCo and their respective Subsidiaries shall be permitted to engage and identify any dealer managers and other agents and advisors in connection with any Existing Notes Offer.

(c)
Notwithstanding the foregoing sub-clauses (a) and (b), in no event shall Willow or its counsel be required to give an opinion as to compliance of a Consent Solicitation or an Existing Notes Offer with an applicable Law or, if applicable, the provisions of the applicable Willow Existing Indenture if in the reasonable opinion of Willow’s counsel, the Consent Solicitation or Existing Notes Offer, as applicable, does not comply with such applicable Law or the provisions of the applicable Willow Existing Indenture, as the case may be.

(d)
Other Willow Indebtedness.   Between the date of this Agreement and the Merger Effective Time, as promptly as reasonably practicable after the receipt of any written request by Sun to do so, Willow shall and shall cause the Willow Subsidiaries to deliver all notices and take all other actions reasonably requested by Sun that are required to facilitate in accordance with the terms thereof amendments of any other Willow Indebtedness required to permit the Transaction or otherwise desirable by Sun in light of Sun’s plans for the business following the Effective Time on such terms and conditions, including pricing terms, that are proposed, from time to time by Sun and are reasonably acceptable to Willow (each a “Credit Facility

Amendment”); provided that Willow shall not be required to seek any Credit Facility Amendment until Sun shall have prepared and provided Willow with the necessary draft of such Credit Facility Amendment, if required (the “Credit Facility Amendment Documents”); provided, further, that (x) Sun will consult with Willow regarding and afford Willow five (5) business days to review: (i) the timing and commencement of any Credit Facility Amendment in light of the regular financial reporting schedule of Willow; and (ii) the Credit Facility Amendment Documents and the material terms and conditions thereof and (y) notwithstanding the fact that such Credit Facility Amendment Documents may become effective earlier, the Credit Facility Amendments set forth therein shall not become operative until the Merger Effective Time. The terms and conditions specified by Sun for the Credit Facility Amendments shall be in compliance with applicable Law. Willow shall provide and shall use its reasonable best efforts to cause its respective Representatives to provide all cooperation reasonably requested by Sun in connection with any Credit Facility Amendment.
(e)
Prior to the Merger Effective Time, Willow shall (or shall cause its Subsidiaries to) either (a) redeem, repay or prepay and satisfy and discharge in full all of the 3.000% senior notes due 2024 issued by WRKCo. Inc. and the 3.75% senior notes due 2025 issued by WRKCo. Inc. (in each case in their entire outstanding aggregate principal amount) or shall amend the terms of each such series of notes in a manner acceptable to Sun in its sole discretion, which amendment shall, without limitation, remove the change of control offer provision from such notes and deliver evidence of the effectiveness of such amendments to Sun.

(f)
At the request of Sun, Willow shall, and shall cause the Willow Subsidiaries to, deliver all notices and take all other actions to facilitate the termination at the Merger Effective Time of any Indebtedness of Willow or its Subsidiaries that Sun desires (upon reasonable prior notice to Willow) to pay off, discharge and terminate at the Merger Effective Time or that is otherwise subject to mandatory prepayment (howsoever described) as a result of the consummation of the Merger (such Indebtedness, the “Willow Takeout Indebtedness”). In furtherance and not in limitation of the foregoing, at the request of Sun, Willow and the Willow Subsidiaries shall use reasonable best efforts to deliver to Sun (a) at least ten (10) business days prior to the Completion Date (or such short period as agreed by Sun), draft payoff letters and Lien and guarantee and Lien release documentation (together, the “Payoff Letters”) with respect to the Willow Takeout Indebtedness and (b) at least one (1) business day prior to the Completion Date, executed Payoff Letters, in each case in form and substance customary for transactions of this type, from the Persons (or the applicable agent on behalf of the Persons) to whom such Willow Takeout Indebtedness is owed, which Payoff Letters shall, among other things, (i) include the payoff amount (including customary per diem) in respect of the applicable Indebtedness, (ii) provide that Liens (and guarantees), if any, granted in connection with such Indebtedness relating to the assets, rights and properties of Willow and the Willow Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at the Merger Effective Time, be released and terminated and (iii) include all filings and documentation necessary to effect and evidence such release of Liens concurrently with the Merger Effective Time.

7.9
Rule 16b-3 Actions

Prior to the Merger Effective Time, ListCo, Willow and Sun shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause (a) any disposition of Willow Shares or Sun Shares (including derivative securities with respect to Willow Shares or Sun Shares) resulting from the Transaction by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Willow or Sun immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of ListCo Shares, Sun Shares or Willow Shares (including derivative securities with respect to ListCo Shares, Sun Shares or Willow Shares) resulting from the Transaction by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ListCo to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.10
Creation of Distributable Reserves

(a)
Unless Willow and Sun otherwise agree, (i) Willow shall use its reasonable best efforts to submit to the vote of the Willow Shareholders at the Willow Special Meeting a resolution (the “Willow Distributable Reserves Resolution”) to approve, subject to Completion, the creation of distributable reserves of ListCo (the “ListCo Distributable Reserves Creation”) by reducing the amount credited to ListCo’s share premium account as a result of the completion of the Sun Share Exchange and the Merger (or the amounts credited to ListCo’s share premium account upon the capitalisation of any merger reserve or like reserve resulting from the Completion of the Sun Share Exchange and the Merger, as the case may be) and (ii) Sun shall use its reasonable best efforts to submit to the vote of the Sun Shareholders at the EGM a resolution to approve the ListCo Distributable Reserves Creation (the “Sun Distributable Reserves Resolution”).

(b)
The Parties agree that none of the approval of the Willow Distributable Reserves Resolution, the approval of the Sun Distributable Reserves Resolution or the implementation of the ListCo Distributable Reserves Creation shall be a condition to the Parties’ obligation to effect the Sun Share Exchange or the Merger.

(c)
Subject to approval of the Sun Distributable Reserves Resolution by the Sun Shareholders and the Willow Distributable Reserves Resolution by the Willow Shareholders, ListCo shall, subject to the passing of the special resolution referenced in Clause 7.11(b), as promptly as reasonably practicable following Completion, prepare and file an application to the High Court for an order pursuant to the Act approving the ListCo Distributable Reserves Creation.

7.11
Certain ListCo Shareholder Resolutions

Prior to Completion, Sun and ListCo shall procure the passing, in each case by the requisite majority, of resolutions of the shareholders of ListCo approving:
(a)
the re-registration of ListCo as a public limited company;

(b)
the ListCo Distributable Reserves Creation, in order to allow an application to be made under section 85 of the Act to the High Court for the purposes of confirming the ListCo Distributable Reserves Creation;

(c)
an increase of ListCo’s authorised share capital;

(d)
the ability to purchase its own shares and reissue treasury shares; and

(e)
amendments to the ListCo Constitution in the form agreed by the Parties acting reasonably and in good faith with the objective to align to the greatest extent practicable the amended ListCo Constitution with the form of the memorandum and articles of association of Sun immediately prior to Completion as supplemented by such amendments which are contemplated by this Agreement or may be required or customary for an Irish public limited company listed on both the LSE and the NYSE.

7.12
ListCo’s Obligations

Sun agrees that, prior to the Completion Date, it will (a) cause ListCo to perform its obligations under this Agreement in accordance with the terms hereof and (b) be responsible for any liability of ListCo under this Agreement.
7.13
Takeover Statutes

The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Transaction and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Transaction may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Transaction.

7.14
Security Holder Litigation

Each of Willow and Sun shall provide prompt oral notice of any litigation brought by any shareholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to this Agreement or any of the transactions contemplated by this Agreement. Each of Willow and Sun shall give the other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the Merger Effective Time upon Sun or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Clause 7.14 and Clause 5.1, Clause 5.2 or Clause 7.2, the provisions of this Clause 7.14 shall control.
7.15
Director Resignations

Willow shall use its reasonable best efforts to cause to be delivered to Sun resignations, in form reasonably acceptable to Sun, executed by each current member of the Willow Board in office as of immediately prior to the Merger Effective Time and effective upon the Merger Effective Time.
7.16
Delisting

Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to:
(a)
delist the Willow Shares from the NYSE and terminate its registration under the Exchange Act;

(b)
delist the Sun Shares from the Official List of Euronext Dublin and cease trading on the Euronext Dublin Market; and

(c)
delist the Sun Shares from the Official List of the FCA and cancel their admission to trading on the Main Market for listed securities of the LSE,

provided, in each case, that such delisting and termination shall not be effective until (x) in the case of paragraph (a), after the Merger Effective Time and (y) in the case of paragraphs (b) and (c), after the Effective Time.
7.17
Irish Takeover Rules

If Sun receives a Sun Competing Proposal or has reason to believe that the making of a Sun Competing Proposal is or may be imminent, nothing in this Agreement shall prevent Sun or the Sun Board from complying with the requirements of the Takeover Rules or consulting with the Panel.
7.18
Certain Tax Matters

(a)
The Parties hereto intend that, for U.S. federal (and applicable state and local) income Tax purposes, (a) ListCo shall not be treated as a “surrogate foreign corporation” or a “domestic corporation” within the meaning of Section 7874(a)(2)(B) of the Code and Section 7874(b) of the Code, respectively, as a result of the transactions contemplated by this Agreement and (b) the Sun Share Exchange shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code ((a) and (b), collectively, the “Intended Tax Treatment”). The Parties agree to treat and report and file all Tax Returns in a manner consistent with the Intended Tax Treatment and not take a position in any Tax proceeding or otherwise inconsistent with the foregoing except, in either case, as a result of a final “determination” within the meaning of Section 1313 of the Code.

(b)
The Parties shall use commercially reasonable efforts and cooperate in good faith to cause the Transaction to qualify for the Intended Tax Treatment, including furnishing information reasonably requested by the other Parties. Notwithstanding anything herein to the contrary, after the date of this Agreement, Sun may request a private letter ruling from the U.S. Internal Revenue Service with respect to the U.S. federal income tax treatment of certain aspects of the transactions contemplated by this Agreement or any subsequent transactions effected in connection with the integration of Willow and the Willow Subsidiaries into the Sun ownership structure, and Willow shall reasonably cooperate with Sun in connection with any such request; provided, that (i) requesting such private letter ruling shall not delay Completion, (ii) receipt of such private letter ruling shall not be a condition to Completion occurring, and (iii) in the event such private letter ruling request is submitted prior to Completion (or any other written materials are provided to the U.S. Internal Revenue Service prior to Completion), Willow shall be given a reasonable opportunity to review and comment on such private letter ruling request and materials, which comments shall be considered in good faith and incorporated to the extent they address items which could reasonably be expected to adversely affect Willow in the event Completion does not occur.
(c)
The Parties shall use commercially reasonable efforts and cooperate in good faith to finalize, agree to and implement the specific acquisition structure for effecting the Merger pursuant to this Agreement and determining the U.S. federal income tax treatment of the Merger, including with respect to the matters set forth in Clause 7.18(c) of the Sun Disclosure Schedule, which cooperation shall include taking such actions as may be necessary to implement such acquisition structure as finally agreed in accordance with this Clause 7.18(c), including by entering into appropriate amendments to this Agreement; provided, that no Party shall be required to take any action or agree to any amendment pursuant to this Clause 7.18(c) if such action or amendment would change the amount and type of consideration payable to any Sun Shareholder or any Willow Shareholder or would delay Completion.

(d)
Each of Sun and Willow will, upon request by the other, use commercially reasonable efforts and reasonably cooperate with one another in connection with the issuance to Sun or Willow of an opinion of external counsel or other Tax advisor (including an accounting firm) relating to the Tax treatment of the transactions to Sun’s and Willow’s shareholders, respectively (including if the SEC requires opinions to be prepared and submitted in connection with the declaration of effectiveness of the U.S. Registration Statement, such opinion to be prepared by Wachtell, Lipton, Rosen and Katz (or such other counsel as may be reasonably acceptable to Sun and Willow), with respect to the Sun Shareholders, and Paul, Weiss, Rifkind, Wharton & Garrison LLP (or such other counsel as may be reasonably acceptable to Sun and Willow), with respect to the Willow Shareholders. In connection with the foregoing, each of Sun and Willow shall use commercially reasonable efforts to deliver to the relevant counsel or other Tax advisor, upon reasonable request therefor, certificates (dated as of the necessary date and signed by an officer of Sun or Willow, as applicable), in form and substance reasonably acceptable to such counsel or Tax advisor, containing customary representations reasonably necessary or appropriate for such counsel or Tax advisor to render such opinion.

7.19
S&P Index

The Parties shall use their reasonable best efforts to seek inclusion after the Merger Effective Time of the ListCo Shares (including those ListCo Shares issued in connection with the CDIs) in an S&P Index.
8.
CONDITIONS TO COMPLETION; COMPLETION

8.1
Conditions to Each Party’s Obligations

(a)
Each of the Sun Share Exchange and the Merger will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such later date as Sun and Willow may agree and (if required) the High Court may allow).

(b)
The Scheme will be conditional upon:

(i)
the approval of the Scheme by three-fourths (75%) or more in value of the Sun Shares at the Voting Record Time (as defined in the Scheme), held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) held no later than the End Date;

(ii)
the EGM Resolutions being duly passed by the requisite majorities of Sun Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting) held no later than the End Date;

(iii)
the sanction by the High Court (without material modification) of the Scheme pursuant to Section 453 of the Act on or before the End Date (the date on which the condition in this Clause 8.1(b)(iii) is satisfied, the “Sanction Date”); and

(iv)
a copy of the Court Order having been delivered for registration to the Irish Registrar of Companies within twenty-one (21) days of the Sanction Date.

(c)
Each of the Sun Share Exchange and the Merger will also be conditional upon the following matters having been satisfied or, in the sole discretion of both Parties, waived:

(i)
each of the Sun Shareholder Approval and the Willow Shareholder Approval having been obtained;

(ii)
the U.S. Registration Statement shall have become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the U.S. Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall be pending or threatened by the SEC;

(iii)
(A) all required Clearances under the HSR Act and the Antitrust Laws set forth in Clause 8.1(c)(iii) of the Willow Disclosure Schedule shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the Transaction and (B) no legal proceeding by a Governmental Entity under any relevant Antitrust Law shall be threatened in writing against any of the Parties that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the Transaction;

(iv)
(A) the ListCo Shares shall have been approved for listing on the NYSE, subject to official notice of issuance and (B) the FCA shall have acknowledged to ListCo or its sponsor (and such acknowledgment shall not have been withdrawn) that the application for admission to Standard Listing has been approved and will become effective, and the LSE shall have acknowledged to ListCo or its sponsor (and such acknowledgement shall not have been withdrawn) that such shares will be admitted to trading on the LSE’s main market for listed securities, subject only to the issue of such ListCo Shares upon the Completion; and

(v)
(A) no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Transaction, and (B) there shall not be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the Transaction.

8.2
Conditions to Obligations of the Sun Parties

The obligations of the Sun Parties to effect each of the Sun Share Exchange and the Merger are also subject to the satisfaction or waiver (in writing) by Sun in its sole discretion of each of the following conditions on or before the Sanction Date:

(a)
(i) The representations and warranties of Willow set forth in Clause 6.1(b)(i), Clause 6.1(b)(ii) and Clause 6.1(j)(i) shall be true and correct (except, with respect to Clause 6.1(b)(i) or Clause 6.1(b)(ii), for any de minimis inaccuracies) as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date (except that the representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), (ii) the representations and warranties of Willow set forth in Clause 6.1(a)(i), Clause 6.1(b)(iii), Clause 6.1(c)(i), (ii) and (iii) and Clause 6.1(u) shall be true and correct in all material respects as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date (except that the representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of Willow set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Sanction Date as though made on and as of the Sanction Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Willow Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect; and Sun shall have received a certificate signed on behalf of Willow by a duly authorized executive officer of Willow to the foregoing effect;

(b)
Willow shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Sanction Date; and Sun shall have received a certificate signed on behalf of Willow by a duly authorized executive officer of Willow to the foregoing effect; and

(c)
since the date of this Agreement, there shall not have occurred or existed any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect; and Sun shall have received a certificate signed on behalf of Willow by a duly authorized executive officer of Willow to the foregoing effect.

8.3
Conditions to Obligations of Willow

The obligations of Willow to effect the Merger are also subject to the satisfaction or waiver (in writing) by Willow in its sole discretion of each of the following conditions on or before the Sanction Date:
(a)
(i) the representations and warranties of Sun set forth in Clause 6.2(b)(i), Clause 6.2(b)(ii) and Clause 6.2(j)(i) shall be true and correct (except, with respect to Clause 6.2(b)(i) or Clause 6.2(b)(ii), for any de minimis inaccuracies) as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date (except that the representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), (ii) the representations and warranties of Sun set forth in Clause 6.2(a)(i), Clause 6.2(b)(iii), Clause 6.2(c)(i), (ii) and (iii) and Clause 6.2(t) shall be true and correct in all material respects as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date (except that the representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of Sun set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Sanction Date as though made on and as of the Sanction Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Sun Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect;

and Willow shall have received a certificate signed on behalf of Sun by a duly authorized executive officer of Sun to the foregoing effect;
(b)
the Sun Parties shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Sanction Date; and Willow shall have received a certificate signed on behalf of Sun by a duly authorized executive officer of Sun to the foregoing effect; and

(c)
since the date of this Agreement, there shall not have occurred or existed any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect; and Willow shall have received a certificate signed on behalf of Sun by a duly authorized executive officer of Sun to the foregoing effect.

8.4
Completion

(a)
Completion Date:

(i)
Completion shall take place at 5:00 p.m. (and in any event after the close of business in New York City), on the first Friday that is at least three (3) business days (or such shorter period of time as remains before 5:00 p.m. on the End Date) after, the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) (other than those Conditions that by their nature can only be satisfied at the Completion Date (including the Condition set forth in Clause 8.1(b)(iv))), but subject to the satisfaction or, in the sole discretion of the applicable Party, waiver of such Conditions at the Completion Date) or at such other date and time as may be mutually agreed to by the Parties in writing.

(ii)
Completion shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 or at such other place as may be mutually agreed to by the Parties in writing.

(b)
On or prior to Completion:

(i)
Sun shall cause a meeting of the Sun Board (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional only on delivery of the Court Order to the Registrar of Companies occurring and effective as of the Effective Time) approving:

(A)
the removal of such of the directors of Sun as ListCo shall determine;

(B)
the appointment of such persons as directors of Sun as ListCo may nominate;

(C)
the registration of the transfer to ListCo (and/or its nominee(s)) in accordance with the Scheme of the Sun Scheme Shares;

(ii)
Sun shall deliver to ListCo and Willow:

(A)
certified copies of the resolutions referred to in Clause 8.4(b)(iii); and

(B)
letters of resignation from the directors who are removed from the Sun Board in accordance with Clause 8.4(b)(i)(A);

(iii)
ListCo shall cause a meeting of the ListCo Board (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional only on delivery of the Court Order to the Registrar of Companies occurring and effective as of the Effective Time) approving:

(A)
the appointment of the Willow Directors and the Sun Directors to the Post-Closing ListCo Board (to the extent not already appointed to the ListCo Board prior to the Effective Time);

(B)
the allotment and issue of the Scheme Consideration to Sun Shareholders at the Scheme Record Time, pursuant to the terms of the Scheme;

(C)
the allotment and issue of ListCo Shares pursuant to the Merger, in accordance with Clause 8.5(f)(i); and

(D)
the Securities Depositary Transfer (as defined below) and the registration of the transfers of ListCo Shares related thereto.

(c)
On or substantially concurrently with the Completion and subject to and in accordance with the terms and conditions of the Scheme, Sun shall cause a copy of the Court Order to be delivered to the Registrar of Companies and shall cause a copy to be provided to Willow as promptly as reasonably practicable following Sun’s receipt thereof.

(d)
At the Effective Time in respect of each Sun Scheme Share, ListCo shall deliver, or cause to be delivered, the Scheme Consideration to the applicable Sun Shareholder or its nominees (who are intended to be third party beneficiaries of this Clause 8.4(d)) and each Sun Scheme Share issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be transferred to ListCo in exchange for the right to receive one ListCo Share for every Sun Scheme Share transferred to ListCo pursuant to the Scheme (the “Scheme Consideration”).

(e)
Subject to and with effect from the delivery by ListCo of the Scheme Consideration pursuant to Clause 8.4(d), ListCo shall cause the transfer of the legal interest (but not the beneficial interest nor any other equity or interest, save as expressly provided below) in the Euroclear ListCo Shares pursuant to provisions (including a power of attorney) to be set out in the ListCo Constitution then-adopted (together the “Securities Depositary Transfer”) as follows:

(i)
the ListCo Shares then held through CDIs shall be transferred from the EB Nominee to the DTC Nominee, such that the DTC Nominee will be the registered holder of such ListCo Shares in ListCo’s register of members, together with all and any rights at that time or thereafter attached thereto, including voting rights and the right to receive dividends and other distributions declared, paid or made thereon; and

(ii)
the Residual ListCo Shares held through EB Participants shall be automatically transferred from the EB Nominee to the Relevant EB Participants, such that each Relevant EB Participant will be the registered holder in the register of members of ListCo of such number of ListCo Shares which corresponds to its respective interests in Residual ListCo Shares held through EB Participants at the Scheme Record Time, together with all and any rights at the Effective Time or thereafter attached thereto, including voting rights and the right to receive dividends and other distributions declared, paid or made thereon.

(f)
In the event of a conflict between Clause 8.4(e)(ii) and Clause 8.4(e)(i), the provisions of Clause 8.4(e)(i) shall apply.

(g)
Exchange of Sun Shares.

(i)
Exchange Agent.   On or immediately after the Completion, ListCo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Sun Shareholders (other than the EB Nominee for whose benefit ListCo Shares will be delivered through the Securities Depositary Transfer), (A) certificates or, at ListCo’s option, evidence of shares in book-entry form representing the total number of ListCo Shares and (B) cash in an amount equal to (1) the aggregate amount of cash in lieu of fractional shares due to the Sun Shareholders pursuant to Clause 8.4(g)(v) and (2) the aggregate amount of any dividends or other distributions declared by the Sun Board on Sun Shares having a record date prior to the Effective Time and which remain unpaid as of the Effective Time. All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Sun Exchange Fund”. In the event that the Sun Exchange Fund shall be insufficient to pay the cash components described in the first sentence of this sub-clause (i), ListCo shall promptly deposit, or cause to be promptly deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Sun shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the amounts payable pursuant to this sub-clause (i) and any amounts payable in respect of dividends or other distributions on ListCo Shares in accordance with Clause 8.4(g)(v) out of the Sun Exchange Fund in accordance with this Agreement.
(ii)
Exchange Procedures.

(A)
Promptly after the Effective Time, ListCo shall cause the Exchange Agent to mail to each holder of record (other than the EB Nominee for whose benefit ListCo Shares will be delivered through the Securities Depositary Transfer) of a Sun Share, entitled at the Effective Time to a right to receive the ListCo Shares pursuant to Clause 8.4(d), (1) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Sun Shares shall pass, only upon adherence to the procedures set forth in the letter of transmittal), and (2) instructions for use in effecting the exchange of the Sun Shares for ListCo Shares.

(B)
Upon transfer of Sun Shares, which at the Effective Time were transferred to ListCo in exchange for one ListCo Share for each Sun Share so transferred, to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Sun Shares shall be entitled to receive in exchange therefor (x) that number of ListCo Shares for such holder’s properly transferred Sun Shares were exchanged pursuant to Clause 8.4(d) and (y) and any dividends or other distributions declared by the Sun Board on such Sun Shares having a record date prior to the Effective Time and which remain unpaid as of the Effective Time.

(iii)
Transfer Books; No Further Ownership Rights in Sun Shares.   At the Effective Time, the stock transfer books of Sun shall be closed and thereafter there shall be no further registration of transfers of Sun Shares on the records of Sun. From and after the Effective Time, the holders of Sun Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Sun Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Sun Shares are presented to ListCo for any reason, they shall be exchanged for ListCo Shares as provided in this Agreement.

(iv)
Termination of Sun Exchange Fund; No Liability.   At any time following twelve (12) months after the Effective Time, Sun shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Sun Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Sun Shares, and thereafter such holders shall be entitled to look only to ListCo (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Scheme Consideration, and any dividends or other distributions on ListCo Shares in accordance with Clause 8.4(g)(v), payable upon due exchange of their Sun Shares and compliance with the procedures in this Clause 8.4(g), without any interest thereon. None of the Sun Parties, Sun or Willow or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of ListCo Shares held by the Exchange Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(v)
Dividends or Distributions with Respect to ListCo Shares.   No dividends or other distributions with respect to ListCo Shares with a record date after the Effective Time shall be paid to the holder of any Sun Shares not exchanged for the ListCo Shares issuable hereunder, and all such dividends and other distributions shall be paid by ListCo to the Exchange Agent and shall be included in the Sun Exchange Fund, in each case until the exchange of such Sun Shares in accordance with this Agreement. Subject to applicable Laws, following exchange of any such Sun Shares there shall be paid to the holder thereof, without interest, (A) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such ListCo Shares to which such holder is entitled pursuant to this Agreement and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such exchange and with a payment date subsequent to such exchange payable with respect to such ListCo Shares.

(vi)
Fractional Shares.   No certificate or scrip representing fractional ListCo Shares shall be issued upon the exchange of Sun Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of ListCo. Notwithstanding any other provision of this Agreement, each holder of Sun Shares converted pursuant to the Sun Share Exchange who would otherwise have been entitled to receive a fraction of a ListCo Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a ListCo Share multiplied by the VWAP of Sun Shares.

8.5
Merger

(a)
Completion of Merger.   On Completion, and in accordance with the DGCL and the DLLCA and the conditions set forth in this Agreement, Merger Sub shall be merged with and into Willow at the Merger Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, with Willow continuing as the surviving corporation (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned indirect subsidiary of ListCo.

(b)
Merger Effective Time.   Subject to the provisions of this Agreement, the Parties will cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by Willow or Merger Sub under the DGCL and the DLLCA in connection with the Merger. The Merger shall become effective on the Completion Date, with such date and time specified in the Certificate of Merger, or at such other date and time as shall be agreed to by Sun and Willow and specified in the Certificate of Merger; provided that in no event shall the Merger be effective prior to the effectiveness of the Sun Share Exchange (the time the Merger becomes effective being the “Merger Effective Time”).

(c)
Effects of the Merger.   At and after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger, the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the separate corporate existence of Merger Sub shall cease and all the property, rights, privileges, powers and franchises of Willow and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Willow and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)
Governing Documents.   At the Merger Effective Time, the Willow Charter and the Willow Bylaws shall be amended and restated in their entirety to read as the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Merger Effective Time, and as so amended, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(e)
Officers and Directors.   From and after the Merger Effective Time, (i) the officers of Willow immediately before the Merger Effective Time shall be the officers of the Surviving Corporation from and after the Merger Effective Time and (ii) the directors of Merger Sub immediately before the Merger Effective Time shall be the directors of the Surviving Corporation from and after the Merger Effective Time.

(f)
Effect on Capital Stock.   At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i)
Treatment of Willow Common Stock.   Each Willow Share issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive the following consideration (collectively, the “Merger Consideration”), without interest: (A) $5.00 per share in cash (the “Cash Consideration”) and (B) one validly issued, fully paid and non-assessable ListCo Share (the “Exchange Ratio” and such ListCo Shares, the “Stock Consideration”). From and after the Merger Effective Time, all such Willow Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of Willow Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor and any dividends or other distributions declared by the Willow Board for such Willow Shares having a record date prior to the Merger Effective Time and which remain unpaid as of the Merger Effective Time, upon the surrender of such Willow Shares in accordance with Clause 8.5(g), together with the amounts, if any, payable pursuant to Clause 8.5(g)(vi).

(ii)
Cancellation of Willow Company Stock.   All Willow Shares owned by Willow, any Willow Subsidiary, Sun, Merger Sub or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)
Treatment of Merger Sub Common Stock.   Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

(g)
Exchange of Certificates and Book-Entry Shares.

(i)
Exchange Agent.   At or immediately after the Merger Effective Time, ListCo or Merger Sub shall deposit (or cause to be deposited) with the Exchange Agent, (A) evidence of ListCo Shares issuable pursuant to Clause 8.5(f)(i) in book-entry form equal to the aggregate Stock Consideration and (B) cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration, any dividends under Clause 8.5(g)(vi) and any cash required to be paid to Willow Shareholders pursuant to Clause 8.5(g)(viii). All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Willow Exchange Fund.” In the event that the Willow Exchange Fund shall be insufficient to pay the aggregate cash portion of the Merger Consideration and any dividends under Clause 8.5(g)(vi), ListCo or Merger Sub shall promptly deposit, or cause to be promptly deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. ListCo shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration and any amounts payable in respect of dividends or other distributions on Willow Shares in accordance with Clause 8.5(g)(vi) out of the Willow Exchange Fund in accordance with this Agreement. The Willow Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Willow Exchange Fund shall be invested by the Exchange Agent as reasonably directed by ListCo; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Willow Certificates or Willow Book-Entry Shares pursuant to this Clause 8.5. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (x) one (1) year after the Merger Effective Time or (y) the full payment of the Willow Exchange Fund.
(ii)
Exchange Procedures.

(A)
Promptly after the Merger Effective Time, ListCo shall cause the Surviving Corporation to cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Willow Shares (the “Willow Certificates”) or non-certificated Willow Shares represented by book-entry (“Willow Book-Entry Shares”) and whose Willow Shares were converted pursuant to Clause 8.5(f) into the right to receive the Merger Consideration (1) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Willow Certificates shall pass, only upon delivery of the Willow Certificates to the Exchange Agent or, in the case of Willow Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and shall be in such form and have such other provisions as ListCo may reasonably specify and (2) instructions for use in effecting the surrender of the Willow Certificates (or affidavits of loss in lieu thereof) and Willow Book-Entry Shares, as applicable, in exchange for payment of the Merger Consideration therefor. Upon surrender of Willow Certificates (or affidavits of loss in lieu thereof) or Willow Book-Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Willow Certificates or Willow Book-Entry Shares (as applicable) shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of Clause 8.5(f)(i), and any amounts that such holder has the right to receive in respect of dividends or other distributions on Willow Shares pursuant to Clause 8.5(g)(vi) for each Willow Share formerly represented by such Willow Share or Willow Book-Entry Share, to be mailed within five (5) business days after the later to occur of (x) the Merger Effective Time and (y) the Exchange Agent’s receipt of such Willow Certificate (or affidavit of loss thereof) or Willow Book-Entry Share, and the Willow Certificate (or affidavit of loss thereof) or Willow Book-Entry Share so surrendered shall be forthwith cancelled.

(B)
The Exchange Agent shall accept such Willow Certificates (or affidavits of loss in lieu thereof) or Willow Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Willow Certificate is registered, it shall be a condition precedent of payment that (1) the Willow Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (2) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Willow

Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Willow Book-Entry Shares shall only be made to the Person in whose name such Willow Book-Entry Shares are registered. Until surrendered as contemplated by this Clause 8.5(g), each Willow Certificate and Willow Book-Entry Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Clause 8.5(g), and any dividends or other distributions on ListCo Shares in accordance with Clause 8.5(g)(vi), without interest thereon.
(iii)
Transfer Books; No Further Ownership Rights in Willow Shares.   At the Merger Effective Time, the stock transfer books of Willow shall be closed and thereafter there shall be no further registration of transfers of Willow Shares on the records of Willow. From and after the Merger Effective Time, the holders of Willow Certificates or Willow Book-Entry Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Willow Shares except as otherwise provided for herein or by applicable Law. If, after the Merger Effective Time, Willow Certificates or Willow Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(iv)
Termination of Willow Exchange Fund; No Liability.   At any time following twelve (12) months after the Merger Effective Time, ListCo shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Willow Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Willow Certificates or Willow Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Sun (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration, and any dividends or other distributions on Willow Shares in accordance with Clause 8.5(g)(vi), payable upon due surrender of their Willow Certificates or Willow Book-Entry Shares and compliance with the procedures in this Clause 8.5(g), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Sun or the Exchange Agent shall be liable to any holder of a Willow Certificate or Willow Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(v)
Lost, Stolen or Destroyed Certificates.   In the event that any Willow Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Willow Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Clause 8.5(f), and any dividends or other distributions on Sun Shares in accordance with Clause 8.5(g)(vi).

(vi)
Dividends or Distributions with Respect to ListCo Shares.   No dividends or other distributions with respect to ListCo Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Willow Certificate or Willow Book-Entry Share with respect to the ListCo Shares issuable hereunder, and all such dividends and other distributions shall be paid by ListCo to the Exchange Agent and shall be included in the Willow Exchange Fund, in each case until the surrender of such Willow Certificate or Willow Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Willow Certificate or Willow Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (A) the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such ListCo Shares to which such holder is entitled pursuant to this Agreement and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such ListCo Shares.
(vii)
Dissenter’s Rights.

(A)
Notwithstanding anything in this Agreement to the contrary, Willow Shares issued and outstanding immediately prior to the Merger Effective Time and held by a holder of record who did not vote in favor of the approval and adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Willow Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenting Rights”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Clause 8.5(f), but instead at the Merger Effective Time shall be converted into the right to receive payment of the fair value of such Willow Shares in accordance with the Dissenting Rights (it being understood and acknowledged that, at the Merger Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by the Dissenting Rights); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Dissenting Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Merger Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration (less any applicable withholding Tax). “Proposed Dissenting Shares” means Willow Shares whose holders provide demands for fair value to Willow prior to the Willow Special Meeting and do not vote in favor of the approval and adoption of this Agreement, in each case in accordance with the Dissenting Rights.

(B)
Willow shall give prompt notice to Sun of any demands received by Willow for fair value of any Willow Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by Willow relating to Dissenting Rights, and Sun shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, Willow shall not, without the prior written consent of Sun, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(viii)
Fractional Shares.   No certificate or scrip representing fractional ListCo Shares shall be issued upon the surrender for exchange of Willow Certificates or Willow Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of ListCo. Notwithstanding any other provision of this Agreement, each holder of Willow Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a ListCo Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a ListCo Share multiplied by the VWAP of Sun Shares.

8.6
Withholding

Sun, Willow, ListCo, Merger Sub, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement, any amounts as are required to be deducted or withheld with respect to such consideration or such amounts payable, as applicable, under the Code or any other applicable provisions of state, local or non-U.S. Tax Law. To the extent that such amounts are so deducted and withheld and remitted to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
9.
TERMINATION

9.1
Termination

(a)
This Agreement may be terminated at any time prior to the Merger Effective Time as follows:

(i)
by either Willow or Sun, if:

(A)
the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; or

(B)
the Willow Special Meeting shall have been completed and the Willow Shareholder Approval shall not have been obtained;

(ii)
by either Willow or Sun, if the Merger Effective Time shall not have occurred by 5:00 p.m. on the End Date; provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(ii) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of the failure of the Merger Effective Time to have occurred by such time;

(iii)
by either Willow or Sun, if the High Court declines or refuses to sanction the Scheme, unless both Parties agree in writing that the decision of the High Court shall be appealed;

(iv)
by either Willow or Sun, if any Law or injunction, restraint or prohibition shall have been enacted entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction and, in the case of an injunction, restraint or prohibition, such injunction, restraint or prohibition shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(iv) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of such injunction, restraint or prohibition;

(v)
by Willow, if any Sun Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (A) would result in the conditions in Clause 8.1 or Clause 8.3 not being satisfied and (B) is not reasonably capable of being cured by the End Date or, if curable, Willow shall have given Sun written notice stating Willow’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(v) and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured by the earlier of (x) thirty (30) days following the delivery of such written notice and (y) three (3) business days before the End Date; provided that this Agreement may not be terminated pursuant to this Clause 9.1(a)(v) by Willow if Willow is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Sun would have the right to terminate this Agreement pursuant to Clause 9.1(a)(vi);

(vi)
by Sun, if Willow shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (A) would result in the conditions in Clause 8.1 or Clause 8.2 not being satisfied and (B) is not reasonably capable of being cured by the End Date or, if curable, Sun shall have given Willow written notice stating Sun’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(vi) and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured by the earlier of (x) thirty (30) days following the delivery of such written notice and (y) three (3) business days before the End Date; provided that this Agreement may not be terminated pursuant to this Clause 9.1(a)(vi) by Sun if Sun is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Willow would have the right to terminate this Agreement pursuant to Clause 9.1(a)(v);
(vii)
by Sun, in the event that (A) the Willow Board shall have effected a Willow Change of Recommendation prior to the receipt of the Willow Shareholder Approval or (B) there has been a Willful Breach by Willow of any of the provisions set forth in Clause 5.3;

(viii)
by Willow, in the event that (A) the Sun Board shall have effected a Sun Change of Recommendation prior to the receipt of the Sun Shareholder Approval or (B) there has been a Willful Breach by Sun of any of the provisions set forth in Clause 5.4; or

(ix)
by mutual written consent of Willow and Sun.

(b)
In the event of the valid termination of this Agreement in accordance with Clause 9.1(a), written notice shall be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of the Parties, except that the Confidentiality Agreement, Clause 7.7(f), Clause 7.7(g), this Clause 9.1(b), Clause 9.2, Clause 10 (other than Clause 10.1, Clause 10.5, the first sentence of Clause 10.9(a) and Clause 10.11) of this Agreement shall survive such termination, and continue in full force and effect, notwithstanding its termination; provided, however, that nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

9.2
Certain Effects of Termination

(a)
Willow Amounts:

(i)
If (A) Sun or Willow terminates this Agreement pursuant to Clause 9.1(a)(i)(B), Clause 9.1(a)(ii) or Clause 9.1(a)(vi), (B) a Willow Competing Proposal shall have been communicated to the Willow Board or publicly disclosed and not withdrawn without qualification (publicly, in the event that such Willow Competing Proposal was publicly disclosed) at least four (4) business days prior to (i) the Willow Special Meeting (in the case of termination pursuant to Clause 9.1(a)(i)(B)), (ii) the applicable breach (in the case of termination pursuant to Clause 9.1(a)(vi)) or (iii) the End Date (in the case of termination pursuant to Clause 9.1(a)(ii)), and (C) within twelve (12) months of such termination, a Willow Competing Proposal is consummated or Willow enters into a definitive agreement providing for a Willow Competing Proposal, Willow shall thereupon pay or cause to be paid to Sun (or a designated Sun Subsidiary as appropriate) an amount of $147,000,000 in cash (the “Willow Termination Amount”). Solely for purposes of this Clause 9.2(a)(i) the term “Willow Competing Proposal” shall have the meaning assigned to that term in Clause 1.1, except that all references to “twenty percent (20%)” therein shall be deemed to be references to “fifty percent (50%)”.

(ii)
If Sun or Willow terminates this Agreement pursuant to Clause 9.1(a)(i)(B), within one (1) business day after such termination, Willow shall pay or cause to be paid to Sun (or a designated Sun Subsidiary as appropriate)an amount of $57,000,000 in cash (the “Willow No Vote Amount”).

(iii)
If Sun terminates this Agreement pursuant to Clause 9.1(a)(vii), within one (1) business day after such termination, Willow shall pay or cause to be paid to Sun (or a designated Sun Subsidiary, as appropriate)the Willow Termination Amount.

(iv)
In the event that any amount is payable by Willow pursuant to the preceding Clauses 9.2(a)(i)-(iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Sun (or a designated Sun Subsidiary as appropriate). For the avoidance of doubt, in no event shall Willow be obligated to pay the Willow Termination Amount or Willow No Vote Amount on more than one occasion. The Willow No Vote Amount shall be credited toward any subsequent Willow Termination Amount.

(b)
Sun Amounts:

(i)
If (A) Sun or Willow terminates this Agreement pursuant to Clause 9.1(a)(i)(A), Clause 9.1(a)(ii) or Clause 9.1(a)(v), (B) a Sun Competing Proposal shall have been communicated to the Sun Board or publicly disclosed and not withdrawn without qualification (publicly, in the event that such Sun Competing Proposal was publicly disclosed) at least four (4) business days prior to (i) the earlier of the EGM and the Court Meeting (in the case of termination pursuant to Clause 9.1(a)(i)(A)), (ii) the applicable breach (in the case of termination pursuant to Clause 9.1(a)(v)) or (iii) the End Date (in the case of termination pursuant to Clause 9.1(a)(ii)), and (C) within twelve (12) months of such termination, a Sun Competing Proposal is consummated or Sun enters into a definitive agreement providing for a Sun Competing Proposal, Sun (or a Sun Subsidiary as appropriate) shall thereupon pay or cause to be paid to Willow an amount of $100,000,000 in cash (such amount, the “Cap” and such payment, the “Sun Termination Amount”). Solely for purposes of this Clause 9.2(b)(i), the term “Sun Competing Proposal” shall have the meaning assigned to that term in Clause 1.1, except that all references to “twenty percent (20%)” therein shall be deemed to be references to “fifty percent (50%)”.

(ii)
If Sun or Willow terminates this Agreement pursuant to Clause 9.1(a)(i)(A), within one (1) business day after such termination, Sun (or a Sun Subsidiary, as appropriate) shall pay or cause to be paid to Willow an amount of $50,000,000 in cash (the “Sun No Vote Amount”).

(iii)
If Willow terminates this Agreement pursuant to Clause 9.1(a)(viii), within one (1) business day after such termination, Sun (or a Sun Subsidiary as appropriate) shall pay or cause to be paid to Willow the Sun Termination Amount.

(iv)
In the event that any amount is payable by Sun (or a Sun Subsidiary) pursuant to the preceding Clauses 9.2(b)(i)-(iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Willow. For the avoidance of doubt, in no event shall Sun (or a Sun Subsidiary) be obligated to pay the Sun Termination Amount or Sun No Vote Amount on more than one occasion. The Sun No Vote Amount shall be credited toward any subsequent Sun Termination Amount.

(c)
Each of the Parties acknowledges that the agreements contained in this Clause 9.2 are an integral part of the Transaction and that (i) the Willow Termination Amount and the Willow No Vote Amount (each, a “Willow Amount”) are not penalties, but rather are reasonable amounts that will compensate the Sun Parties in the circumstances in which the Willow Amount(s) is payable for the costs (direct and indirect) incurred by the Sun Parties and operational impact and profit-making opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, and (ii) the Sun Termination Amount and the Sun No Vote Amount (each, a “Sun Amount”) are not penalties, but rather are reasonable amounts that will compensate Willow in the circumstances in which the Sun Amount(s) is payable for the costs (direct and indirect) incurred by the Willow Group and efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, each of which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or Willful Breach, (A) upon payment of the Willow Amount(s) (and any amount in respect of VAT if applicable) pursuant to this Clause 9.2, none of Willow, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (B) upon payment of the Sun Amount(s) pursuant to this Clause 9.2, none of Sun, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary, nothing in this Agreement (including Clause 9.1(b) and this Clause 9.2) shall in any way limit the provisions of Clause 10.7.
(d)
VAT on the Willow Amount(s):

(i)
Willow and Sun consider that any amounts payable under Clause 9.2(a) do not represent consideration for a taxable supply for VAT purposes and agree to use all reasonable efforts to secure that any Willow Amount(s) should not represent consideration for a taxable supply for VAT purposes (including not taking any contrary position in any Tax filing or return or in any correspondence with any Tax Authority). If and to the extent that any relevant Tax Authority determines that the Willow Amount(s) is consideration for a taxable supply and that Sun (or a Sun Subsidiary, as appropriate) (or any member of a VAT Group of which Sun (or a Sun Subsidiary, as appropriate) is a member) is liable to account to a Tax Authority for VAT in respect of such supply, Willow shall pay, in addition to the Willow Amount(s), an amount equal to such VAT to the relevant Sun Party immediately upon receipt of a valid VAT invoice.

(e)
VAT on the Sun Amount(s):

(i)
Willow and Sun consider that any amounts payable under Clause 9.2(b) do not represent consideration for a taxable supply for VAT purposes and agree to use all reasonable efforts to secure that any Sun Amount(s) should not represent consideration for a taxable supply for VAT purposes (including not taking any contrary position in any Tax filing or return or in any correspondence with any Tax Authority). If and to the extent that any relevant Tax Authority determines that the Sun Amount(s) is consideration for a taxable supply and that Sun (or a Sun Subsidiary, as appropriate) (or any member of a VAT Group of which Sun (or a Sun Subsidiary, as appropriate) is a member) is liable to account to a Tax Authority for VAT in respect of such supply and some or all of such VAT is Irrecoverable VAT:

(A)
the sum of the total amount payable by Sun (or a Sun Subsidiary, as appropriate) by way of any Sun Amount(s), together with any Irrecoverable VAT arising in respect of the supply for which the Sun Amount(s) is consideration (“Sun Irrecoverable VAT”), shall not exceed the Cap and the total amount of the Sun Amount(s) shall be reduced to ensure such; and

(B)
to the extent that Sun (or a Sun Subsidiary, as appropriate) has already paid amounts in respect of the Sun Amount(s) the sum of which, when combined with any Sun Irrecoverable VAT, exceeds the Cap, Willow shall repay to Sun (or a Sun Subsidiary, as appropriate), by way of a reduction in the amount of the Sun Amount(s), an amount necessary to ensure that the sum of the total remaining Sun Amount(s) combined with any Sun Irrecoverable VAT arising in connection with such does not exceed the Cap.
(f)
Willow confirms that it is established outside of the European Union for VAT purposes and is a taxable person for VAT purposes within the meaning of applicable VAT Laws.

10.
GENERAL

10.1
Announcements

Subject to the requirements of applicable Law, so long as this Agreement is in effect, the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Sun Share Exchange, the Scheme, the Merger or this Agreement, and no Party nor any of their respective affiliates shall issue or cause the publication of any public announcement or press release without the prior consent of the other Parties, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement regarding the Sun Share Exchange, the Scheme, the Merger or this Agreement, in which case such Party shall, to the extent legally permissible, provide a reasonable opportunity to review and comment upon any such public announcement or press release and shall consider in good faith any comments received. For the avoidance of doubt, this Clause 10.1 (a) shall not require Willow to provide any such review or comment to Sun in connection with the receipt or existence of a Willow Competing Proposal or Willow Superior Proposal or a Willow Change of Recommendation or matters related thereto, (b) shall not require Sun to provide any such review or comment to Willow in connection with the receipt or existence of a Sun Competing Proposal or Sun Superior Proposal or a Sun Change of Recommendation or matters related thereto and (c) shall not prohibit a Party and its respective affiliates from making statements that are not inconsistent with previous press releases, public disclosures or public statements made by Sun or Willow in compliance with this Clause 10.1.
10.2
Notices

(a)
Any notice or other document or communication to be served under this Agreement may be delivered by nationally recognized overnight delivery service (with notice deemed given upon receipt of proof of delivery) or hand delivery (with notice deemed given upon receipt), or by email (with notice deemed given upon confirmation of receipt) to the Party to be served as follows:

(i)
if to Sun or ListCo, to:

Sun plc
c/o Smurfit Kappa Group plc
Beech Hill
Clonskeagh
Dublin 4, Ireland
Attention:
Ken Bowles

Email:
Ken.Bowles@smurfitkappa.com

with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:
Andrew Brownstein
Igor Kirman
Victor Goldfeld

Email:
ARBrownstein@wlrk.com
IKirman@wlrk.com
VGoldfeld@wlrk.com

and
Matheson LLP
70 Sir John Rogerson’s Quay
Dublin 2
Ireland
Attention:
David Fitzgibbon
David Jones

Email:
David.Fitzgibbon@matheson.com
David.Jones@matheson.com

(ii)
if to Willow, to:

WestRock Company
1000 Abernathy Road
Atlanta, Georgia
Attention:
Denise R. Singleton

Email:
Denise.Singleton@westrock.com

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:
Scott A. Barshay
Laura C. Turano

Email:
sbarshay@paulweiss.com
lturano@paulweiss.com

or such other postal address or fax number as it may have notified to the other Parties in writing in accordance with the provisions of this Clause 10.2.
10.3
Assignment

No Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
10.4
Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Parties (by hand delivery, facsimile process, email or otherwise).
10.5
Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that, following approval by the Willow Shareholders or the Sun Shareholders, there shall be no amendment to the provisions hereof which by applicable Law would require further approval by the Willow Shareholders or the Sun Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law.

10.6
Entire Agreement

This Agreement, together with the Confidentiality Agreement and any documents delivered by Sun and Willow in connection herewith (including the Sun Disclosure Schedule and the Willow Disclosure Schedule), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Sun and Willow with respect to the subject matter hereof.
10.7
Inadequacy of Damages

(a)
Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, prior to the valid termination of this Agreement pursuant to Clause 9.1, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement, this being in addition to any remedy to which the Parties may be entitled at Law or in equity.

(b)
The Parties’ rights in this Clause 10.7 are an integral part of the Transaction, and each Party hereby waives any objections to any remedy referred to in this Clause 10.7 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).

10.8
Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:
(a)
affect that right, power or remedy; or

(b)
operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.
10.9
Severability

(a)
If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as possible in an equitable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in this Agreement (including, without limitation, Clauses 9.1(b) and 9.2) shall be construed as integral parts of the transactions contemplated by this Agreement and therefore shall not be severable in any manner that increases or decreases a Party’s liability or obligations hereunder.

(b)
If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(i)
the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)
the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

10.10
No Partnership and No Agency

(a)
Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b)
Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of any of the other Parties for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of any of the other Parties to this Agreement.

10.11
Further Assurance

Subject to the provisions of this Agreement, the Parties will, and will procure that each member of their respective Groups will, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Sun Share Exchange or the Merger or carry out the purposes of this Agreement.
10.12
Costs and Expenses

Save for:
(a)
the costs of, and associated with, the filing, printing, publication and posting of the Proxy Statement/Prospectus, U.S. Registration Statement, Shareholder Circular and U.K. Prospectus and any other materials required to be posted to Willow Shareholders or Sun Shareholders pursuant to SEC rules and all SEC, FCA and other regulatory filing fees incurred in connection therewith (which shall be borne and discharged one half by Sun or one of its Subsidiaries, on behalf of ListCo, and one half by Willow); and

(b)
the filing fees incurred in connection with notifications with any Governmental Entity under any Antitrust Laws (which shall be borne and discharged one half by Sun or one of its Subsidiaries, on behalf of ListCo, and one half by Willow), each Party shall pay its own costs and expenses of and incidental to this Agreement, the Sun Share Exchange, the Merger and all other transactions contemplated by this Agreement, except as otherwise provided in this Agreement.
10.13
Governing Law; Jurisdiction; Waiver of Jury Trial

(a)
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state or jurisdiction, provided, however, that Sun Share Exchange and the Scheme and the matters related thereto, as well as the matters relating to the conduct of directors of Sun, shall be governed by, and construed in accordance with, the Laws of Ireland to the extent required by the Laws of Ireland, without giving effect to conflicts or laws principles that would result in the application of the Law of any other jurisdiction.

(b)
Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Clause 10.13 in the manner provided for notices in Clause 10.2. Notwithstanding the foregoing, the Scheme and matters related to the sanction thereof shall be subject to the jurisdiction of the High Court and any appellate courts therefrom.
(c)
EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE SUN SHARE EXCHANGE AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 10.13(c).

(d)
Notwithstanding the foregoing, and without limiting Clause 10.16(a), Willow (on behalf of itself and each Willow Related Party (other than Sun and ListCo and their respective Subsidiaries)) hereby acknowledges and irrevocably agrees (i) that they will not bring or support, or permit any of their controlled Affiliates to bring or support, any action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Financing or the performance of services thereunder or related thereto in any forum other than the courts of England and submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court with respect to such matters, (ii) that any such action shall be governed by, and construed in accordance with, English law, and (iii) that the provisions of Clause 10.13(c) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

10.14
Third Party Beneficiaries

Except as provided in Clause 7.3, Clause 7.7(f) and Clause 10.16(b), this Agreement is not intended to confer upon any person other than Willow and the Sun Parties any rights or remedies under or by reason of this Agreement.
10.15
Non Survival of Representations and Warranties

None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Completion. This Clause 10.15 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Completion.
10.16
Liability of Financing Sources

Notwithstanding anything to the contrary contained herein:
(a)
Willow (on behalf of itself and each Willow Related Party (other than Sun and ListCo and their respective Subsidiaries)) agrees that neither it nor any other Willow Related Party (other than Sun and ListCo) shall have any rights or claims (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise) against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated by this Agreement or the Financing; provided that, following consummation of the Transaction, the foregoing will not limit the rights of the parties to the Financing under any debt financing documents. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature; and
(b)
Each Party agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in Clauses 10.13(c)-(d) and this Clause 10.16 (including, solely to the extent applicable thereto and used therein or herein, any of the defined terms used therein or herein) and to the extent any amendments to any provision of Clause 10.13(c)-(d) or this Clause 10.16 (or any other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Clause 10.13(c)-(d) or this Clause 10.16, or, solely as they relate to Clause 10.13(c)-(d) or this Clause 10.16, the definitions of any terms used) are adverse to the Financing Sources, such provisions shall not be amended without the prior written consent of the Financing Entities.

10.17
Consent or Selection by Willow

For the purposes of any consent or selection by Willow under Clause 5.3 or Clause 7.6, consent or selection of Willow shall mean the consent or selection, as applicable, of the Willow Board following receipt of the recommendation on such matter by the Transaction Committee of the Willow Board. Sun shall be entitled to rely, by Willow consenting or selecting with respect to a matter thereunder, that the Transaction Committee of the Willow Board has so recommended, and the Willow Board has so consented or selected.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the date first specified above.
SMURFIT KAPPA GROUP PUBLIC LIMITED COMPANY
By
/s/ Ken Bowles

Name:
Ken Bowles

Title:
Authorized Person

WESTROCK COMPANY
By
/s/ David Sewell

Name:
David Sewell

Title:
Chief Executive Officer

CEPHEIDWAY LIMITED
By
/s/ Ken Bowles

Name:
Ken Bowles

Title:
Authorized Person

SUN MERGER SUB, LLC
By
/s/ Ken Bowles

Name:
Ken Bowles

Title:
Vice President and Treasurer

[Signature Page to Transaction Agreement]

Annex B
COMPANIES ACT 2014
PUBLIC COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
OF
SMURFIT WESTROCK PUBLIC LIMITED COMPANY
(as altered by Special Resolution passed on [•])
1
The name of the Company is Smurfit WestRock Public Limited Company.

2
The Company is a public limited company, registered under Part 17 of the Companies Act 2014 (the “Act”).

3
The objects for which the Company is established are:

3.1
to carry on the business of an investment company and / or of a holding company and for such purpose to acquire and hold, either in the name of the Company or in the name of any nominee or agent, any shares, stocks, bonds, debentures or debenture stock (whether perpetual or not), loan stock, notes, obligations or other securities or assets of any kind, whether corporeal or incorporeal, (in this Clause referred to as “Securities”) issued or guaranteed by any company and similarly to acquire and hold as aforesaid any Securities issued or guaranteed by any government, state, ruler, commissioners, or other public body or authority (and whether sovereign, dependent, national, regional, local or municipal), and to acquire any Securities by original subscription, contract, tender, purchase, exchange, underwriting, participation in syndicates or otherwise and whether or not fully paid up, and to subscribe for the same subject to such terms and conditions (if any) as may be thought fit and to exercise and enforce all rights and powers conferred by or incident to the ownership of any Securities including, without limitation, all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof;

3.2
to undertake the management and control and supervision of the business or operations of any person or company and in particular, without limitation, to plan and effectively carry out the organisation of and to initiate and to carry out schemes for the promotion and expansion of any such business, to engage in research into all problems relating to investment, property, financial, portfolio, industrial and business management, to carry out all or any work of a clerical, secretarial, managerial or other like nature, to provide staff and services, to prepare and deal with accounts, returns, forms and all documents required to be prepared and furnished in relation to any such bodies, to direct and carry out all advertising and publicity for any such business, and generally to do all acts and things (including the receipt and payment of money) necessary to be done for the supervision of the day to day running of any such business and to enter into contracts with any such company for the carrying out of the works or provisions of any of the services which the Company is authorised to perform or provide;

3.3
to promote, develop and secure the interests of the group of companies which for the time being shall consist of the Company and any company which for the time being is an Associated Company and to so do in such manner as the Company may think fit and in particular, without limitation, by giving any guarantee, indemnity, support or security, in respect of or, directly or indirectly, assuming any liability or obligation of, any Associated Company, by making any payment or loan or disposition of any property, assets or rights to or for the benefit of any Associated Company or acquiring any property, assets or rights from any Associated Company notwithstanding that the Company may not receive in respect of any such transaction full or adequate consideration therefor or any consideration whatsoever or may pay consideration which would or might be in excess of an arms’ length consideration;

3.4
to purchase (including, without limitation, by the issue of Securities of the Company) or otherwise acquire and carry on all or any part of the business or property and to undertake any liabilities of any person or company possessed of property suitable for any of the purposes of the Company or carrying on or proposing to carry on any business which the Company is authorised to carry on or which can be carried on in connection with the same or which is capable of being conducted so as, directly or indirectly, to benefit the Company;

3.5
to purchase, take on lease, on licence, in exchange, upon option or otherwise acquire and hold any lands, buildings, property (whether leasehold or freehold) or any rights or interests therein or in respect thereof or in any forests, crops or growing produce thereon or any minerals therein or thereunder or any rights to pass thereon or any rights or interests in or over the sea, the sea bed, the sea shore, the sky or in space, or any interests connected or associated with any of the foregoing and to exercise any rights in respect thereof and to develop, improve, alter or manage the same or any part thereof in any way (including, without limitation, construction, demolition, landscaping, planting, draining and improving) and to farm, harvest or extract anything from the same;

3.6
to purchase, take on lease, on licence, in exchange, upon option, on hire or hire-purchase, or otherwise acquire and hold any personal property, rights or privileges which the Company may think necessary or convenient for the purposes of its business or which may seem to the Company calculated, directly or indirectly, to benefit the Company including, without limitation, the subscription, taking or otherwise acquiring of Securities in any company;

3.7
to apply for, purchase or otherwise acquire and protect and renew any patents, patent rights, inventions, secret processes, recipes, receipts, prescriptions, formulae, trademarks, trade names, designs, licences, concessions and the like, conferring any exclusive or non-exclusive or limited right to their use, or any secret or other information as to any invention or process which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated, directly or indirectly, to benefit the Company and to use, exercise, develop or grant licences in respect of, or otherwise turn to account, the property, rights or information so acquired and to expend money in experimenting upon, testing or improving any such patents, inventions or rights;

3.8
to establish or promote or concur in establishing or promoting any company or companies for the purpose of acquiring all or any of the property, rights and liabilities of the Company or for any other purpose which may seem, directly or indirectly, calculated to benefit the Company or to place or guarantee the placing of, underwrite, subscribe for or otherwise acquire all or any part of the Securities of any such other company;

3.9
to invest and to deal with the moneys of the Company not immediately required in any manner;

3.10
to amalgamate, enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession, mutual assistance or otherwise with any person or company carrying on or engaged in or about to carry on or engage in, any business or transaction which the Company is authorised to carry on or engage in or which can be carried on in conjunction therewith or which is capable of being conducted so as, directly or indirectly, to benefit the Company;

3.11
to constitute any trusts with a view to the issue of preferred and deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue dispose of or hold any such preferred, deferred or other special stocks or securities;

3.12
to give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company;

3.13
to sell, lease, mortgage or otherwise dispose of the business, property, assets or undertaking of the Company or any part thereof for such consideration as the Company may think fit and to improve, manage, develop, exchange, licence, turn to account or otherwise deal with, all or any of the business, property, assets and undertaking of the Company and in particular, without limitation, to accept Securities of any other company in payment or part payment of the consideration payable to the Company in respect of any transaction referred to in this paragraph;
3.14
to promote, develop and secure the interests of the group of companies which for the time being shall consist of the Company and any company which for the time being is an Associated Company and to so do in such manner as the Company may think fit and in particular, without limitation, by giving any guarantee, indemnity, support or security, in respect of or, directly or indirectly, assuming any liability or obligation of, any Associated Company, by making any payment or loan or disposition of any property, assets or rights to or for the benefit of any Associated Company or releasing any Associated Company from any liability or responsibility of any nature owing by it to the Company (including, without limitation, any debt or other amount owing to the Company by such Associated Company) or acquiring any property, assets or rights from any Associated Company notwithstanding (in any such case) that the Company may not receive in respect of any such transaction full or adequate consideration therefor or any consideration whatsoever or may pay consideration which would or might be in excess of an arms’ length consideration;

3.15
to establish and maintain or procure the establishment and maintenance of or to adhere to any contributory or non-contributory pension or superannuation funds, schemes or plans for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or of any Associated Company or who are or were at any time Directors or officers of the Company or of any Associated Company and the spouses, families and dependents of any such persons and also establish and subsidise and subscribe to any associations, institutions, clubs or funds calculated to be for the benefit of the Company and to make payments to or towards the insurance of any such person as aforesaid either alone or in conjunction with any other company and further to do any acts or things or make any arrangements or provisions necessary or desirable to enable all or any of such persons as aforesaid to become shareholders in the Company or otherwise to participate in the profits of the Company or any Associated Company;

3.16
to settle moneys or other assets on the trustee or trustees of any trust, foundation, settlement or institution set up for charitable or benevolent purposes or for any public, general or useful object or to lend money or provide services (with or without interest or charge) to any such trustee or trustees and to pay, subscribe, lend or contribute assets or services of the Company (with or without interest or charge) or give any guarantee or indemnity in respect of any trust, foundation, settlement or institution set up or operating for any such purpose or object or in respect of any exhibition or for any charitable, benevolent, public, general or useful object;

3.17
to borrow or raise money in such manner as the Company shall think fit and in particular, without limitation, by the issue of Securities of the Company (other than shares or stock) and to secure the repayment of any moneys borrowed or raised or any other obligation, debt or liability of any nature of the Company by way of mortgage, charge, lien or other security interest over or in respect of all or any of the Company’s undertaking, property or assets (both present and future and including its uncalled capital) upon such terms as to priority and otherwise as the Company shall think fit;

3.18
to carry on a treasury business including the procurement of short, medium or long term finance or unlimited duration, the investment in property of whatever nature including real and personal property and wherever situated and the provision of financial and investment services and facilities, financial and investment management, advice, assistance, information and agency services in any currency whatsoever and to carry out financing and lending of every description to such persons or companies upon such terms as may seem expedient;

3.19
to purchase, acquire by any means, hold and create, enter into any arrangement relating to, deal and participate in, underwrite and sell or dispose of by any means, securities, financial and swap instruments and rights of all kinds including without limitation foreign currencies, shares, stocks, gilts, equities, debentures, debenture stock, bonds, notes, commercial paper, risk management instruments, swaps, credit default swaps or hedges, interest rate hedges, foreign currency hedges, floors, collars, options and such other financial and swap instruments and rights and securities as are similar to, or are derivatives of, any of the foregoing;
3.20
to facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies;

3.21
as an object of the Company and as a pursuit in itself or otherwise, and whether for the purpose of making a profit or avoiding a loss or for any other purpose whatsoever, to engage in currency and interest rate transactions, credit default swaps, hedges or other transactions and any other financial or other transaction of whatever nature, including any transaction for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense or liability arising, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or the credit standing or any person or entity or from any other risk or factor affecting the Company’s undertaking and business, including but not limited to dealings, whether involving purchases, sales or otherwise in any credit-default contracts, currency, spot and forward exchange rate contracts, forward rate agreements caps, floors and collars, futures, options, swaps, and any other credit default currency interest rate and other hedging arrangements and such other instruments as are similar to, or derivatives of any of the foregoing;

3.22
to lend and advance money or give credit to any person or company and upon such terms as may seem expedient (whether with or without security or any interest or other charge);

3.23
to give any guarantee or indemnity in respect of or otherwise support or secure in any manner (whether by personal covenant or by mortgaging, charging or granting any lien or other security interest over or in respect of all or any part of the Company’s undertaking, property or assets, both present and future and including its uncalled capital, or by both such methods) any obligation, debt, liability of any nature of any person or company upon such terms as to priority and otherwise as the Company shall think fit;

3.24
to pay for any rights or property acquired by the Company and to remunerate any person or company whether by way of cash payment or by the allotment of Securities of the Company credited as paid up in full or in part or otherwise;

3.25
upon any issue of Securities of the Company, to employ brokers, commission agents and underwriters and to provide for the remuneration of such persons for their services;

3.26
to draw, make, accept, indorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments;

3.27
to enter into any arrangements with any governments or authorities, supreme, municipal, local or otherwise, or any person or company that may seem conducive to the Company’s objects or any of them and to obtain from any such government, authority, person or company any rights, privileges, charters, licenses and concessions which the Company may think it desirable to obtain and to carry out, exercise and comply therewith;

3.28
to undertake and execute any trusts the undertaking whereof may seem desirable and either gratuitously or otherwise;

3.29
to adopt such means of making known the products, investments or services of the Company or any Associated Company as may seem expedient and in particular, without limitation, by advertising in the press or radio or television by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards, scholarships and donations and by sponsoring sports events, theatrical and cinematic performances and exhibitions of all descriptions;

3.30
to apply for, promote and obtain any Act of the Oireachtas or any charter, privilege, licence or authorisation of any government, state or municipality or any ministerial or departmental licence or order for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings or applications which may seem calculated, directly or indirectly, to prejudice the interests of the Company or any Associated Company;
3.31
to promote freedom of contract and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association or to do any lawful act or thing with a view to preventing or resisting, directly or indirectly, any interruption of or interference with the trade or business of the Company or any other trade or business or providing or safeguarding against the same or resisting or opposing any strike, movement or organisation which may be thought detrimental to the interests of the Company or any Associated Company or its or their employees and to subscribe to any association or fund for any such purposes;

3.32
to undertake and carry on any other trade or business (whether manufacturing or otherwise) which may seem to the Company capable of being conveniently carried on by the Company or which is calculated, directly or indirectly, to enhance the value of or render profitable, any of the Company’s businesses, rights or property;

3.33
to do all or any of the matters hereby authorised in any part of the World and with or in respect of persons or companies resident, domiciled, incorporated, registered or carrying on business in any part of the World and either as principal, agent, factor, trustee or otherwise and by or through agents, factors, trustees or otherwise and either alone or in conjunction with others;

3.34
to distribute in specie or otherwise as may be resolved any of the assets of the Company among the members; and

3.35
to do all such other things as may appear to the Company to be incidental or conducive to the attainment of the above objects or any of them,

provided that:
(i)
the objects set out in any paragraph of this Clause shall not be restrictively construed but the widest interpretation shall be given thereto and they shall not, except where the context expressly so requires, be in any way limited to or restricted by reference to or inference from any other object or objects set out in such paragraph or from the terms of any other paragraph or by the name of the Company; none of such paragraphs or the object or objects therein specified shall be deemed subsidiary or ancillary to the objects mentioned in any other paragraph, but the Company shall have full power to exercise all or any of the powers and to achieve and endeavour to achieve all or any of the objects conferred by and provided in any one or more of said paragraphs;

(ii)
the word “company” in this Clause, except where used in reference to the Company, shall be deemed to include any firm, partnership, association or other body of persons, whether incorporated or not incorporated, and whether resident, domiciled, incorporated, registered, or carrying on business in the State or elsewhere; and

(iii)
the expression “Associated Company” in this Clause, shall be deemed to mean any company which for the time being is a subsidiary or holding company (which expressions in this proviso shall bear the meanings respectively ascribed thereto by Sections 7 and 8 of the Act) of the Company, is a subsidiary of a holding company of the Company or is a company in which the Company or any of such companies as aforesaid shall for the time being hold shares entitling the holder thereof to exercise at least one-fifth of the votes at any general meeting of such company (not being voting rights which arise only in specified circumstances).

4
The liability of the members is limited.

5
The authorised share capital of the Company is US$10,000,000 and €25,000, divided into 9,500,000,000 ordinary shares of US$0.001 each, 500,000,000 preference shares of US$0.001 each and 25,000 Euro deferred shares of €1.00 each.

6
The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this memorandum of association and we agree to take the number of shares in the capital of the company set opposite our respective names.
Names, addresses and descriptions of subscribers	Number of shares taken by each subscriber

Total:
Dated the day of
Witness to the above signatures :

COMPANIES ACT 2014
PUBLIC COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF
SMURFIT WESTROCK PUBLIC LIMITED COMPANY
(as adopted by special resolution passed on [•])
MATHESON LLP
70 Sir John Rogerson’s Quay
Dublin 2
Ireland
D02 R296
T: +353 1 232 2000

COMPANIES ACT 2014
PUBLIC COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF
SMURFIT WESTROCK PUBLIC LIMITED COMPANY
(as adopted by special resolution passed on [•])
PART I — PRELIMINARY
1
Interpretation

1.1
The following regulations shall apply to the Company and shall constitute the Articles of the Company for the purposes of the Act. Without prejudice to Section 1007(4) of the Act and save as expressly provided in these Articles, where a provision of these Articles covers substantially the same subject matter as any optional provision of the Act, any such optional provision of the Act shall be deemed not to apply to the Company and, for the avoidance of doubt, these Articles shall be deemed to have effect and prevail over the terms of such optional provisions of the Act (and the expression “optional provision” shall take its meaning from Section 1007(2) of the Act).

1.2
In these Articles the following expressions shall have the following meanings:

“Act”, the Companies Act 2014 and all acts of the Oireachtas and statutory instruments which are to be read as one with, or construed or read together as one with the Companies Act 2014 and every statutory modification, amendment, extension or re-enactment thereof for the time being in force (or, where the context so admits or requires, any one or more of such acts;
“advanced electronic signature”, the meaning given to that expression in Regulation (EU) No. 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC ;
“Articles”, these Articles of Association as from time to time altered by resolution of the Company;
“Auditors”, the statutory auditors for the time being of the Company;
“Belgian Law Rights”, the fungible co-ownership rights governed by Belgian law over a pool of book-entry interests in securities of the same issue which EB Participants hold;
“Business Day”, any day (other than a Saturday or Sunday) on which banks are generally open for normal business in Dublin, London and New York;
“CDIs”, CREST Depository Interests;
“Clear Days”, in relation to the period of a notice, that period excluding the day on which the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;
“close of business”, 5:00 p.m. local time in Dublin, Ireland;
“Company”, Smurfit WestRock Public Limited Company;
“Court”, the High Court of Ireland;
“CREST” or “CREST System”, the securities settlement system operated by Euroclear UK & Ireland Limited and constituting, in respect of CDIs, a relevant system for the purposes of the UK CREST Regulations;
“CREST Participant”, the meaning given to that term in Article 132;

“CTCNA”, Computershare Trust Company N.A.;
“Deferred Shares”, the Deferred Shares as defined in Article 2;
“Depositary Interest” or “DI”, the meaning given to that term in Article 132;
“DI Custodian”, the meaning given to that term in Article 132;
“DI Deed”, the deed poll made or to be made by the DI Depositary constituting the Company’s Depositary Interests;
“DI Depositary”, the meaning given to that term in Article 132;
“Directors”, the Directors, for the time being, of the Company or any of them acting as the board of Directors of the Company;
“DTC”, The Depositary Trust Company;
“EB Participants”, participants in Euroclear Bank, each of which has entered into an agreement to participate in the Euroclear System subject to the terms and conditions issued by Euroclear Bank from time to time;
“Effective Time”, the meaning given to that term in Article 132;
“electronic communication”, the meaning given to that expression in the Electronic Commerce Act 2000;
“electronic general meeting”, a general meeting hosted on an electronic platform, whether that general meeting is physically hosted at a specific location simultaneously or not;
“electronic platform”, means any form of electronic platform and includes, without limitation, website addresses, application technology and conference call systems;
“electronic signature”, the meaning given to that expression in Regulation (EU) No. 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC;
“Euro” or “€”, the official currency of the Eurozone;
“Euroclear Bank”, Euroclear Bank SA/NV, a company incorporated in Belgium;
“Euroclear Nominees”, Euroclear Nominees Limited, a wholly owned subsidiary of Euroclear Bank, established under the laws of England and Wales with registration number 02369969;
“Euroclear Share(s)”, any Ordinary Share(s) in respect of which Euroclear Nominees is the Holder on the US Listing Record Date;
“Euroclear System”, the securities settlement system operated by Euroclear Bank and governed by Belgian law;
“Exchange Act”, the Securities Exchange Act of 1934, as amended;
“Holder”, in relation to any share in the capital of the Company, the member whose name is entered in the Register as the holder of the share;
“Interest”, means any interest whatsoever in shares (of any size) which would be taken into account in deciding whatever a notification to the Company would be required under Chapter 4 Part 17 of the Act and “interested” shall be construed accordingly;
“London Stock Exchange”, London Stock Exchange plc;
“Office”, the registered office, for the time being, of the Company;
“Ordinary Shares”, the Ordinary Shares as defined in Article 2;

“Preference Shares”, the Preference Shares as defined in Article 2;
“Public Announcement”, any method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public or the furnishing or filing of any document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
“qualified certificate”, the meaning given to that expression in the Electronic Commerce Act 2000;
“Redeemable Shares”, the redeemable shares as defined by section 64 of the Act;
“Register”, the register of members of the Company to be kept as required by the Act;
“Restricted Share”, any Ordinary Share which, by reason of the application of US federal securities laws, the rules and regulations of DTC or any other applicable law, is either incapable of, or ineligible for, admission to DTC for any period of time;
“Restricted Shareholder”, any Holder of a Restricted Share;
“Revenue”, the Revenue Commissioners of Ireland;
“RIS”, any regulatory information service provided by or approved for use by any of the regulated market(s) on which the Company’s securities are admitted to trading;
“Seals”, the common seal of the Company or (where relevant) the official securities seal kept by the Company pursuant to the Act;
“Secretary”, any person appointed to perform the duties of the Secretary of the Company, including an assistant or deputy secretary;
“shares”, any shares in the capital of the Company, except where the provisions of these Articles preclude such an interpretation;
“State”, Ireland and the word “Irish” shall be construed accordingly;
“Stock Exchange”, the New York Stock Exchange and / or the London Stock Exchange or such body or bodies as may succeed to their respective functions in either or both of the US and / or the United Kingdom;
“Treasury Share”, the meaning given to such expression by Section 106 of the Act;
“UK CREST Regulations”, the Uncertificated Securities Regulations 2001 of the United Kingdom;
“United Kingdom”, the United Kingdom of Great Britain and Northern Ireland;
“US”, the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia;
“USD” or “$”, the lawful currency of the US;
“US Listing”, the meaning given to that term in Article 132; and
“US Listing Record Date”, a date and time, to be determined by the Directors, by reference to which the treatment of the Ordinary Shares subject to the provisions of Article 132 at the Effective Time will be determined.
1.3
Expressions in these Articles referring to writing shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography, writing in electronic form and any other modes of representing or reproducing words in a visible form, provided however that where it constitutes writing in electronic form sent to the Company, the Company has agreed to its receipt in such form. The expression “executed” shall include any mode of execution whether under seal or under hand.

1.4
Unless specifically defined herein or the context otherwise requires, words and expressions contained in these Articles shall bear the same meanings as in the Act but excluding any statutory modification thereof not in force when these Articles become binding on the Company.

1.5
References to any Article are references to an Article contained in these Articles and any reference in an Article to a paragraph or sub-paragraph shall be a reference to a paragraph or sub-paragraph of the Article in which the references is contained unless it appears from the context that a reference to some other provisions is intended.

1.6
The headings and captions included in these Articles are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of these Articles.

1.7
References in these Articles to any enactment or any section or provision thereof shall mean such enactment, section or provision as the same may be amended and may be from time to time and for the time being in force.

1.8
In these Articles, the masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms and companies.

1.9
References in these Articles to an uncertificated share, or to a share being held in uncertificated form, are references to that share being an uncertificated unit of a security, and references to a certificated share, or to a share being in certificated form, are references to that share being a unit of a security which is not an uncertificated unit of a security.

1.10
Subject to the Act, where for any purpose an ordinary resolution of the Company is required, a special resolution shall also be effective.

PART II — SHARE CAPITAL AND RIGHTS
2
Share Capital

The authorised share capital of the Company is US$10,000,000 and €25,000, divided into 9,500,000,000 ordinary shares of US$0.001 each (the “Ordinary Shares”), 500,000,000 preference shares of US$0.001 each (the “Preference Shares”) and 25,000 Euro deferred shares of €1.00 each (the “Deferred Shares”).
3
Share Rights

3.1
The following rights shall attach to the Ordinary Shares:

3.1.1
Subject to any restrictions that may be imposed in accordance with these Articles, at a general meeting of the Company, every Holder of Ordinary Shares who is present in person or by a proxy or (being a body corporate) by proxy or by a representative shall have one vote for every Ordinary Share of which he is the Holder.

3.1.2
Subject to any restrictions that may be imposed in accordance with these Articles, sums legally available to be distributed by the Company in or in respect of any financial period may (to the extent so resolved or recommended by the Directors) be distributed amongst the Holders of Ordinary Shares in proportion to the numbers of Ordinary Shares then held by them.

3.1.3
The right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

The rights attaching to the Ordinary Shares may be subject to the terms of issue of any series or class of Preference Share allotted by the Directors from time to time in accordance with Article 3.2.

3.2
The Directors are empowered, subject to the Act, to cause the Preference Shares to be issued from time to time as shares of one or more class or series of preferred shares, with the sanction of a resolution of the Directors, on terms:

3.2.1
that the Directors can fix the distinctive designation of such class or series and the number of shares which shall constitute such class or series, which number may be increased (except as otherwise provided by the Directors in creating such series) or decreased (but not below the number of shares thereof then in issue) from time to time by resolution of the Directors;

3.2.2
that they are to be redeemed (the manner and terms of redemption in all cases to be set by the Directors) on the happening of a specified event or on a given date;

3.2.3
that they are liable to be redeemed at the option of the Company;

3.2.4
that they are liable to be redeemed at the option of the holder; and/or

3.2.5
with any such other preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, conversion or otherwise, as the Directors by resolution shall determine.

The Directors are authorised to change the designations, rights, preferences and limitations of any series of preferred shares theretofore established, no shares of which have been issued.
3.3
The following rights shall attach to the Deferred Shares:

3.3.1
the holders of the Deferred Shares shall not be entitled to receive notice of, attend, speak or vote at, any general meeting of the Company;

3.3.2
the holders of the Deferred Shares shall not be entitled to receive any dividend declared, made or paid or any return of capital (save as provided for in this Article) and shall not be entitled to any further right of participation in the assets of the Company;

3.3.3
on a winding up of the Company, or other return of capital by the Company (other than on a redemption of any class of shares in the capital of the Company), the holders of the Deferred Shares shall be entitled to participate in such winding up or return of capital, provided that such entitlement shall be limited to the repayment of the amount paid up or credited as paid up on the Deferred Shares and shall be paid only after the holders of the Ordinary Shares shall have received payment in respect of such amount as is paid up or credited as paid up on the Ordinary Shares held by them at that time, plus the payment in cash of US$5,000,000 on each such Ordinary Share; and

3.3.4
the Company as agent for the holders of Deferred Shares shall have the irrevocable authority to authorise and instruct the secretary (or any other person as the Directors determine) to acquire, or to accept the surrender of, the Deferred Shares for no consideration or for valuable consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such Deferred Shares. Any request by the Company to acquire, or for the surrender of, any Deferred Shares may be made by the Directors depositing at the office a notice addressed to such person as the Directors shall have nominated on behalf of the holders of Deferred Shares. A person whose shares have been acquired or surrendered in accordance with this Article 3.3 shall cease to be a holder of such Deferred Shares but shall notwithstanding remain liable to pay the Company all monies which, at the date of acquisition or surrender, were payable by him or her to the Company in respect of such shares, but his or her liability shall cease if and when the Company has received payment in full of all such monies in respect of such shares.

4
Rights of Shares on Issue

Without prejudice to any special rights conferred on the Holders of any existing shares or class(es) of shares, and subject to the provisions of the Act any share may be issued with such rights or restrictions (except, in the case of any share to be listed on the Stock Exchange, restrictions on transferability) as the Company may by ordinary resolution determine.
5
Redeemable Shares

Subject to the provisions of the Act any shares may be issued on the terms that they are, or, at the option of the Company or the Holder are, liable to be redeemed on such terms and in such manner as the Company may determine. Subject as aforesaid, the Company may cancel any shares so redeemed or may hold same as Treasury Shares with liberty to re-issue the same.
6
Allotment of Shares

6.1
Subject to the provisions of the Act relating to authority, pre-emption or otherwise in regard to the issue of new shares and to any resolution of the Company in general meeting passed pursuant thereto, all unissued shares (including, without limitation, Treasury Shares) shall be at the disposal of the Directors, and (subject to the provisions of the Act) they may allot, grant options over, or rights to acquire, or otherwise dispose of them to such persons on such terms and conditions and at such times as they may consider to be in the best interests of the Company.

6.2
Without prejudice to the generality of the powers conferred on the Directors by other provisions of this Article 6 and Article 7 and the powers and rights of the Directors under or in connection with any share option schemes, share incentives or arrangements which were adopted or entered into by the Company on or prior to the adoption of these Articles, the Directors may from time to time grant options to subscribe or rights to acquire, for the unallotted shares in the capital of the Company to persons in the service or employment of the Company or any subsidiary or associated company of the Company (including Directors holding executive offices) on such terms and subject to such conditions as the members of the Company in general meeting may from time to time approve.

6.3
The Company may issue warrants to subscribe (by whatever name they are called) to any person to whom the Company has granted the right to subscribe for shares in the Company (other than under a share option scheme for employees) certifying the right of the registered holder thereof to subscribe for shares in the Company upon such terms and conditions as the right may have been granted.

7
Section 1023 Authority

7.1
Subject to the Directors being generally authorised pursuant to Section 1021 of the Act and to the passing of a special resolution of the Company empowering the Directors so to do, the Directors may, pursuant to and subject to the provisions of Section 1023 of the Act, for the duration of each Allotment Period, allot equity securities (as defined by Section 1023 of the Act) for cash pursuant to the authority conferred by the said Section 1021, and the Directors may allot and issue Treasury Shares for cash, in each case as if the said as if Section 1022 did not apply to any such allotment, provided that such power shall be limited to:

7.1.1
the allotment of equity securities (including without limitation, Treasury Shares) in connection with a Pre-emptive Issue;

7.1.2
the allotment (otherwise than pursuant to Article 7.1.1) of equity securities up to an aggregate nominal amount equal to the Section 1023 Amount for the time being in force;

7.1.3
the allotment of equity securities to any persons having a right to subscribe for or convert securities into Ordinary Shares (including, without limitation, any holders of options under any of the Company’s share option schemes and / or share incentive plan for the time being).

7.2
Before the expiry of any Allotment Period the Company may make an offer or agreement which would or might require equity securities (as defined by Section 1023 of the Act) or other relevant securities (as defined by the Section 1021 of the Act) to be allotted after such expiry. The Directors may allot equity securities and / or other relevant securities in pursuance of that offer or agreement as if the Allotment Period during which that offer or agreement was made had not expired.
7.3
In this Article 7:

“Allotment Period”, means any period for which the authority provided for in Section 1023 is renewed or otherwise granted by special resolution of the Company in general meeting;
“Pre-emptive Issue”, means an offer of equity securities to the Holders of Ordinary Shares or an invitation to the Holders of Ordinary Shares (other than those holders with registered addresses outside the State to whom an offer would, in the opinion of the Directors, be impractical or unlawful in any jurisdiction) to apply to subscribe for equity securities (whether by way of rights issue, open offer or otherwise) where the equity securities respectively attributable to the interests of the Holders of Ordinary Shares are proportionate (as nearly as practicable) to the respective numbers of Ordinary Shares held by them, but subject to such exclusions or other arrangements as the Directors may deem necessary or expedient in relation to fractional entitlements or any legal, regulatory or practical problems under the laws or regulations of any territory or the requirements of any regulatory body or stock exchange; and
“Section 1023 Amount”, shall, for any Allotment Period, be the amount so stated in the relevant special resolution granting or renewing the power pursuant to Section 1023.
8
Variation of Rights

8.1
Whenever the share capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated with the consent in writing of the Holders of three-fourths in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the Holders of the shares of that class and may be so varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding-up. The quorum at any such meeting, other than an adjourned meeting, shall be two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class and the quorum at an adjourned meeting shall be one person holding shares of the class or his proxy.

8.2
Unless otherwise provided by the rights attached to any shares and without prejudice to any such provisions, the rights attaching to any shares (the “Existing Shares”) shall be deemed to be varied by:

8.2.1
the reduction of the capital paid up on the Existing Shares; or

8.2.2
the allotment of any shares, created after the date of first creation of the class of the Existing Shares, which (a) rank in priority to the Existing Shares for payment of a dividend or in respect of capital, or (b) confer on the Holders thereof voting rights more favourable than those conferred by the Existing Shares;

but shall not otherwise be deemed to be varied by the creation or issue of further shares or by any purchase or redemption by the Company of any of its own shares.
9
Purchase of Own Shares

9.1
Subject to the provisions of, and to the extent permitted by, the Act and to any rights conferred on the Holders of any class of shares and to the following Articles of this Article, the Company and / or any subsidiary (as such expression is defined by Section 7 of the Act) may purchase any of its shares of any class (“Acquired Shares” or “Acquired Share”, as appropriate) on such terms and conditions and in such manner as the Directors may from time to time determine.

9.2
Neither the Company nor the Directors shall exercise any authority granted under Section 1074 of the Act to make market purchases or overseas market purchases of its own shares unless the authority required by such Section shall have been granted by ordinary resolution of the Company.

9.3
Neither the Company nor the Directors shall be required to select the Acquired Shares to be purchased on a pro rata basis or in any particular manner as between the Holders of shares of the same class or as between the Holders of shares of different classes or in accordance with the rights as to dividends or capital attached to any class of shares.
9.4
Unless the Directors specifically elect to treat such acquisition as a purchase for the purposes of the Act, an Ordinary Share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any person (who may or may not be a member of the Company) pursuant to which the Company acquires or will acquire Ordinary Shares, or an interest in Ordinary Shares, from such third party. In these circumstances, the acquisition of such Ordinary Shares or an interest in such Ordinary Shares by the Company, save where acquired otherwise than for valuable consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any ordinary share a Redeemable Share.

10
Reissue of Treasury Shares

Where the Company has been authorised by a special resolution passed in general meeting to re-issue Treasury Shares (as provided for in Section 1078 of the Act) the Company may re-issue such Treasury Shares in accordance with such authority and in such manner as the Directors of the Company may from time to time determine and the Directors may resolve to permit the re-issue of Treasury Shares to be paid for in a currency or currencies other than euro and, in such cases, the payment shall be subject to the conversion rate or rates as may be determined by the Directors in relation thereto.
11
Trusts Not Recognised

No person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder. This shall not preclude the Company from requiring a Holder or a transferee to furnish the Company with information as to the beneficial ownership of any share or information as to any person who has an Interest in any such share and the nature and extent of the Interest of each such person when such information is reasonably required by the Company or is required in accordance with Article 12.
12
Disclosure of Interests

12.1
Notwithstanding the provisions of the immediately preceding Article, the Directors may at any time and from time to time if, in their absolute discretion, they consider it to be in the interests of the Company to do so, give a notice to the Holder or Holders of any share (or any of them) requiring such Holder or Holders to notify the Company in writing within such period as may be specified in such notice (which shall not be less than fourteen days) of full and accurate particulars of all or any of the following matters, namely:

12.1.1
his Interest in such share;

12.1.2
if his Interest in the share does not consist of the entire beneficial interest in it, the Interests of all persons having any beneficial interest (direct or indirect) in the share (provided that one joint Holder of a share shall not be obliged to give particulars of Interests of persons in the share which arise only through another joint Holder);

12.1.3
any arrangements (whether legally binding or not) entered into by him or any person having any beneficial interest in the share whereby it has been agreed or undertaken or the Holder of such share can be required to transfer the share or any Interest therein to any person (other than a joint Holder of the share) or to act in relation to any meeting of the Company or of any class of shares of the Company in a particular way or in accordance with the wishes or directions of any other person (other than a person who is a joint Holder of such share); and

12.1.4
any information which the Company is entitled to seek pursuant to Section 1062 of the Act.

12.2
If, pursuant to any notice given under Article 12.1, the person stated to own any beneficial interest in a share or the person in favour of whom any Holder (or other person having any beneficial interest in the share) has entered into any arrangements referred to in Article 12.1.3, is a body corporate, trust, society or any other legal entity or association of individuals and / or entities, the Directors may at any time and from time to time if, in their absolute discretion, they consider it to be in the best interests of the Company to do so, give a notice to the Holder or Holders of such share (or any of them) requiring such Holder or Holders to notify the Company in writing within such period as may be specified in such notice (which shall not be less than fourteen days) of full and accurate particulars of the names and addresses of the individuals who control (whether directly or indirectly and through any number of vehicles, entities or arrangements) the beneficial ownership of all the shares, interests, units or other measure of ownership of such body corporate, trust, society or other entity or association wherever the same shall be incorporated, registered or domiciled or wherever such individuals shall reside provided that if at any stage of such chain of ownership the beneficial interest in any share shall be established to the satisfaction of the Directors to be in the ownership of (x) any body corporate whose ordinary shares are listed or admitted to or dealt in on any bona fide stock exchange, securities market or over-the-counter exchange, (y) a mutual assurance company, or (z) a bona fide charitable trust or foundation, it shall not be necessary to disclose details of the individuals ultimately controlling the beneficial interests in the shares of such body corporate, trust, society or other entity or association.

12.3
The Directors may, if they think fit, give notices under Article 12.1 and Article 12.2 at the same time on the basis that the notice given pursuant to Article 12.2 shall be contingent upon disclosure of certain facts pursuant to a notice given pursuant to Article 12.1.

12.4
The Directors may (before or after the receipt of any written particulars under this Article) require any such particulars to be verified by statutory declaration.

12.5
The Directors may serve any notice pursuant to the terms of this Article irrespective of whether or not the Holder on whom it shall be served may be dead, bankrupt, insolvent or otherwise incapacitated and no such incapacity or any unavailability of information or inconvenience or hardship in obtaining the same shall be a satisfactory reason for failure to comply with any such notice provided that if the Directors in their absolute discretion think fit, they may waive compliance in whole or in part with any notice given under this Article in respect of a share in any case of bona fide unavailability of information or genuine hardship or where they otherwise think fit but no such waiver shall in any way prejudice or affect any non-compliance not so waived whether by the Holder concerned or any other joint Holder of the share or by any person to whom a notice may be given at any time.

12.6
For the purpose of establishing whether or not the terms of any notice served under this Article shall have been complied with, the decision of the Directors in this regard shall be final and conclusive and shall bind all persons interested.

12.7
The provisions of this Article 12 and Article 13 are in addition to, and do not limit, any other right or power of the Company, including any right vested in or power granted to the Company by the Act.

13
Restriction of Rights

13.1
If at any time the Directors shall determine that a Specified Event (as defined by Article 13.7) shall have occurred in relation to any share or shares, the Directors may serve a notice to such effect on the Holder or Holders thereof. Upon the expiry of fourteen days from the service of any such notice (in these Articles referred to as a “Restriction Notice”), for so long as such Restriction Notice shall remain in force:

13.1.1
no Holder or Holders of the share or shares specified in such Restriction Notice (in these Articles referred to as “Specified Shares”) shall, in relation to its Specified Shares, be entitled to attend, speak or vote either personally, by representative or by proxy at any general meeting of the Company or at any separate general meeting of the class of shares concerned or to exercise any other right conferred by membership in relation to any such meeting; and
13.1.2
the Directors shall, where the Specified Shares represent not less than 0.25 per cent. of the class of shares concerned, be entitled:

(a)
to withhold payment of any dividend or other amount payable (including shares issuable in lieu of dividend) in respect of the Specified Shares; and / or

(b)
to refuse to register any transfer of the Specified Shares or any renunciation of any allotment of new shares or debentures made in respect thereof unless such transfer or renunciation is shown to the satisfaction of the Directors to be a bona fide transfer or renunciation to another beneficial owner unconnected with the Holder or Holders or any person appearing to have an interest in the Specified Shares (subject always to the provisions of Article 13.3 and Article 13.8).

13.2
A Restriction Notice shall be cancelled by the Directors not later than seven days after the Holder or Holders or other relevant person concerned shall have remedied the default by virtue of which the Specified Event shall have occurred. A Restriction Notice given in respect of any Specified Share as a result of a Specified Event described in Article 13.7.2 or Article 13.7.3, shall automatically be deemed to be cancelled on receipt by the Directors of evidence satisfactory to them that the Specified Share has been sold on a bona fide transfer or renunciation to another beneficial owner unconnected with the Holder or Holders or any person appearing to have an interest in the Specified Shares (subject always to the provisions of Article 13.3 and Article 13.8) or upon registration of a transfer of such share.

13.3
A Restriction Notice shall not cease to have effect in respect of any transfer where no change in the beneficial ownership of the share shall occur and for this purpose, without prejudice to the generality of the foregoing provisions, it shall be assumed that no such change has occurred where a transfer form in respect of the share is presented for registration having been stamped at a reduced rate of stamp duty by virtue of the transferor or transferee claiming to be entitled to such reduced rate as a result of the transfer being one where no beneficial interest passes.

13.4
The Directors shall cause a notation to be made in the Register against the name of any Holder or Holders in respect of whom a Restriction Notice shall have been served indicating the number of the Specified Shares and shall cause such notation to be deleted upon cancellation or cesser of such Restriction Notice. Any determination of the Directors and any notice served by them pursuant to the provisions of this Article shall be conclusive as against the Holder or Holders of any share and the validity of any notice served by the Directors in pursuance of this Article shall not be questioned by any person.

13.5
If, while any Restriction Notice shall remain in force in respect of any Specified Shares, any further shares shall be issued in respect thereof pursuant to a capitalisation issue made in pursuance of these Articles (including, without limitation, any capitalisation effected pursuant to the provisions of Article 109), the Restriction Notice shall be deemed also to apply in respect of such further shares which shall as from the date of issue thereof form part of the Specified Shares for all purposes of this Article.

13.6
On the cancellation of any Restriction Notice the Company shall pay to the Holder (or, in the case of joint Holders, the first named Holder) on the Register in respect of the Specified Shares as of the record date for any such dividend so withheld, all such amounts as have been withheld pursuant to the provisions of this Article subject always to the provisions of Article 116 which shall be deemed to apply, mutatis mutandis, to any amount so withheld.

13.7
For the purposes of these Articles, the expression “Specified Event” in relation to any share shall mean any of the following events:

13.7.1
the failure of the Holder or Holders thereof to pay any call or instalment of a call in the manner and at the time appointed for payment;

13.7.2
the failure by the Holder thereof or any of the Holders thereof to comply, to the satisfaction of the Directors, with all or any of the terms of Article 12 in respect of any notice or notices given to him or any of them thereunder; or

13.7.3
the failure by the Holder thereof or any of the Holders thereof or any other person to comply, to the satisfaction of the Directors, with the terms of any notice given to him or any of them pursuant to the provisions of Section 1062 of the Act.

13.8
For the purposes of Article 13.1.2(b) and Article 13.2 the Directors shall be required to accept as a bona fide transfer to another beneficial owner, any transfer which is presented for registration in pursuance of:

13.8.1
any bona fide sale made on any bona fide stock exchange, securities market or over-the-counter exchange; or

13.8.2
the acceptance of any general offer made to all the Holders of any class of shares in the capital of the Company.

14
Payment of Commission

The Company may exercise the powers of paying commissions conferred by the Act. Subject to the provisions of the Act any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also, on any issue of shares, pay such brokerage as may be lawful.
PART III — SHARE CERTIFICATES
15
Issue of Certificates

15.1
With effect from the date of adoption of these Articles and unless otherwise determined by the Directors or by the rights attaching to or the terms of issue of any particular shares, or to the extent required by the Act, any stock exchange, depository, central securities depository or any operator of any clearance or settlement system: (i) shares in the capital of the Company shall be issued in registered form and (ii) no person whose name is entered as a member in the Register shall be entitled to receive a share certificate for any shares of any class held by him or her in the capital of the Company (nor on transferring part of a holding, to a certificate for the balance).

15.2
Delivery of a certificate to one joint Holder shall be a sufficient delivery to all of them.

15.3
The Company shall not be bound to register more than four persons as joint Holders of any share (except in the case of executors or trustees of any deceased member).

15.4
Every certificate shall be sealed with one of the Seals and shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up thereon.

16
Balance and Exchange Certificates

16.1
Where some only of the shares comprised in a share certificate are transferred, the old certificate shall be cancelled and a new certificate for the balance of such shares shall be issued in lieu without charge.

16.2
Any two or more certificates representing shares of any one class held by any member may at his request be cancelled and a single new certificate for such shares issued in lieu without charge unless the Directors otherwise determine. If any member shall surrender for cancellation a share certificate representing shares held by him and request the Company to issue in lieu two or more share certificates representing such shares in such proportions as he may specify, the Directors may, if they think fit, comply with such request.

17
Replacement of Certificates

17.1
If a share certificate is defaced, worn-out, lost, stolen or destroyed, it may be replaced on such terms (if any) as to evidence and indemnity and payment of any exceptional out of pocket expenses incurred by the Company as the Directors may determine but otherwise free of charge, and (in the case of defacement or wearing-out) on delivery up of the old certificate.

PART IV — LIEN ON SHARES
18
Extent of Lien

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies (whether presently payable or not) payable at a fixed time or called in respect of that share. The Directors at any time may declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a share shall extend to all monies payable in respect of it.
19
Power of Sale

The Company may sell in such manner as the Directors determine any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen Clear Days after notice demanding payment, and stating that if the notice is not complied with the shares may be sold, has been given to the Holder of the share or to the person entitled to it by reason of the death, insolvency or bankruptcy of the Holder or who otherwise becomes entitled to the share by operation of law or regulation (whether of the State or otherwise), demanding payment.
20
Power to Effect Transfer

To give effect to a sale pursuant to Article 19, the Directors may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The transferee shall be entered in the Register as the Holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase monies nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company only. The Directors may, if deemed necessary or desirable, also change, or procure the changing of any share held in uncertificated form to be sold pursuant to the provisions of this Part IV into certificated form prior to any such sale and may, or may authorise any person or persons to execute and do all such documents, acts and things as may be required in order to effect such change.
21
Proceeds of Sale

The net proceeds of any sale effected pursuant to Article 19, after payment of any costs incurred in connection with such sale, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of any certificate for the shares sold and subject to a like lien for any monies not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the shares at the date of the sale.
PART V — CALLS ON SHARES AND FORFEITURE
22
Making of Calls

22.1
Subject to the terms of allotment, the Directors may make calls upon the members in respect of any monies unpaid on their shares (whether in respect of nominal value or premium) and each member (subject to receiving at least fourteen Clear Days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of a sum due thereunder, be revoked in whole or in part and payment of a call may be postponed by the Directors in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

22.2
On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the member sued is entered in the Register as the Holder, or one of the Holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

23
Time of Call

A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.
24
Liability of Joint Holders

The joint Holders of a share shall be jointly and severally liable to pay all calls in respect thereof.
25
Interest on Calls

If a call remains unpaid after it has become due and payable, the person or persons from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Act) but the Directors may waive payment of the interest wholly or in part.
26
Instalments Treated as Calls

An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.
27
Power to Differentiate

Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the Holders in the amounts and times of payment of calls on their shares.
28
Notice Requiring Payment

If a call remains unpaid after it has become due and payable, the Directors may give to the person from whom it is due not less than fourteen Clear Days’ notice requiring payment of the amount unpaid together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.
29
Forfeiture

If the requirements of any notice given in accordance with the immediately preceding Articles are not complied with, any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect, which shall specify those shares which are to be forfeited. The forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before the forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.
30
Power of Disposal

Subject to the provisions of the Act a share forfeited (or surrendered in lieu thereof) may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors determine, either to the person who was before the forfeiture the Holder or to any other person. At any time before any such sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the share to that person. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and the person to whom the share is disposed of shall be registered as the Holder of the share and shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, surrender, sale, re-allotment or other disposal of the share.
31
Effect of Forfeiture or Surrender

A person any of whose shares have been forfeited or surrendered, shall cease to be a member in respect of them and shall surrender to the Company for cancellation any certificates for the shares forfeited or surrendered but shall remain liable to pay to the Company all monies which at the date of forfeiture or surrender were payable by him to the Company in respect of those shares with interest at the rate at which interest was payable on those monies before the forfeiture or, if no interest was so payable, at the appropriate rate (as defined in the Act) from the date of forfeiture or surrender until payment but the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or surrender or for any consideration received on their disposal. Such liability shall cease if and when the Company shall have received payment in full of all such monies in respect of the shares.
32
Statutory Declaration

A statutory declaration by a Director or the Secretary that a share has been forfeited or surrendered on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (together with the receipt of the Company for the consideration, if any, given for the share on the sale or disposition thereof and a certificate by the Company for the share delivered to the person to whom the same is sold or disposed of) constitute a good title to the share.
PART VI — TRANSFER OF SHARES
33
Transfer and Evidence of Title

33.1
Subject to such of the restrictions of these Articles, the Act, the means of transferring title and evidence thereof in respect of the shares of any member shall be either by way of an instrument in writing (in any usual or other common form which the Directors may approve) or by way of electronic means in accordance with and subject to the provisions of Article 33.3 below. The Directors may also permit title to any Ordinary Shares in the Company to be transferred without a written instrument of transfer where permitted by the Act subject to compliance with the requirements imposed under the relevant provisions of the Act and any additional requirements which the Directors may approve.

33.2
The instrument of transfer of any shares shall be executed by, or on behalf of the transferor or alternatively for and on behalf of the transferor by the Secretary (or such other person as may be nominated by the Secretary for this purpose) on behalf of the Company, and the Company, the Secretary (or relevant nominee) shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of, and on behalf of, the transferor of such share or shares all such transfer of shares held by the Holders in the share capital of the Company. An instrument of transfer need not be executed by the transferee save that if the share or shares concerned are not full paid, the instrument shall be executed by, or on behalf of, the transferor and the transferee. The transferor shall be deemed to remain the Holder of the share, or shares, until the name of the transferee is entered into the Register in respect thereof.

33.3
Notwithstanding any other provision of these Articles and subject to the regulations made under Section 1086 of the Act, title to any shares in the Company may also be evidenced and transferred without written instrument in accordance with Section 1086 of the Act or any regulations made thereunder. The Directors shall have the power to permit any class of share to be held in uncertificated form and to implement any arrangements or statutory provisions, and in particular shall, where appropriate, be entitled to disapply or modify all of part of the provisions of these Articles with respect to the requirement for written instruments of transfer and share certificated, in order to give effect to such regulations.
33.4
The Company, at its absolute discretion and insofar as the Act or any other applicable law permits may or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of Ordinary Shares on behalf of the transferee of such Ordinary Shares of the Company. If stamp duty resulting from the transfer of Ordinary Shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set off the stamp duty against an dividends payable to the transferee of those Ordinary Shares and (iii) claim a first and paramount lien on the Ordinary Shares on which stamp duty has been paid by the Company or its subsidiaries for the amount of stamp duty paid.

34
Status of Holder

The transferor of any share shall be deemed to remain the Holder of the share until the name of the transferee is inserted in the Register in respect thereof.
35
Refusal to Register Transfers

35.1
Section 95(1) of the Act shall not apply to the Company.

35.2
The Directors may, in their absolute discretion and without giving any reason, refuse to register:

35.2.1
the transfer of a share or any renunciation of any allotment made in respect of a share which is not fully paid; or

35.2.2
any transfer of a share to or by a minor or a person of unsound mind or any renunciation of a share to or by any such person,

provided that in the case of any such shares which are listed on a Stock Exchange, the Directors shall allow dealings in such shares to take place on an open and proper basis.
35.3
The Directors may also refuse to register any instrument of transfer or any renunciation of any allotment made in respect of a share (whether or not it is in respect of a fully paid share) unless it is:

35.3.1
duly stamped and it is lodged at the Office or at such other place as the Directors may appoint;

35.3.2
accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer or renunciation;

35.3.3
in respect of only one class of shares; and

35.3.4
in favour of not more than four transferees.

35.4
If the Directors refuse to register a transfer they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

36
Closing of Transfer Books

The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods (not exceeding thirty days in each year) as the Directors may determine.
37
Absence of Registration Fees

Notwithstanding Section 95(2)(a) of the Act, no fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share.

38
Retention of Transfer Instruments

The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.
39
Renunciation of Allotment

Nothing in these Articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by the allottee in favour of some other person.
PART VII — TRANSMISSION OF SHARES
40
Death of a Member

If a member dies, the survivor or survivors, where he was a joint Holder, and his personal representatives, where he was a sole Holder or the only survivor of joint Holders, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased member from any liability in respect of any share which had been jointly held by him.
41
Transmission on Death or Bankruptcy

A person becoming entitled to a share in consequence of the death, bankruptcy, liquidation or insolvency of a member or otherwise becoming entitled to share by operation of any law, directive or regulation (whether of the State or elsewhere) may, upon such evidence of title being produced as the Directors may reasonably require, elect either to become the Holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the Holder he shall give notice to the Company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person and if the Directors are satisfied with the evidence of title produced to them, they may register such person as the holder of the share, subject to the Act and the other provisions of these Articles. All of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the member and the event giving rise to the entitlement of the relevant person to the shares had not occurred.
42
Rights before Registration

A person becoming entitled to a share by reason of any of the circumstances set out in Article 41 (upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share) shall have the rights to which he would be entitled if he were the Holder of the share, except that he shall not, before being registered as the Holder of the share, be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the Holders of any class of shares in the Company, so, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety days, the Directors may thereupon withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.
PART VIII — ALTERATION OF SHARE CAPITAL
43
Increase of Capital

43.1
The Company may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount and of such class or classes, as the resolution shall prescribe.

43.2
Except so far as otherwise provided by the conditions of issue or by these Articles, any capital raised by the creation of new shares shall be considered part of the pre-existing ordinary share capital and shall be subject to the provisions herein contained with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien and otherwise.

44
Consolidation, Sub-Division and Cancellation of Capital

The Company may by ordinary resolution:
44.1
consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

44.2
subject to the provisions of the Act, sub-divide its shares, or any of them, into shares of smaller amount, so however that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each sub-divided share shall be the same as it was in the case of the share from which the sub-divided share is derived (and so that the resolution whereby any share is sub-divided may determine that, as between the Holders of the shares resulting from such sub-division, one or more of the shares held by a Holder may, as compared with the others, have any such preferred, deferred or other rights or be subject to any such restrictions as the Company has power to attach to unissued or new shares); or

44.3
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled.

45
Fractions on Consolidation

Subject to the provisions of these Articles, whenever as a result of a consolidation of shares any members would become entitled to fractions of a share, the Directors may, on behalf of those members, sell the shares representing the fractions for the best price reasonably obtainable to any person and distribute the net proceeds of sale (after expenses) in due proportion among those members (save that the Directors may in any such case determine that amounts of US$20 or less shall not be distributed but shall be retained for the benefit of the Company), and the Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.
46
Reduction of Capital

The Company may by special resolution reduce its share capital, any capital redemption reserve fund or any share premium account or any undenominated capital in any manner and with, and subject to, any incident authorised, and consent required, by law.
PART IX — GENERAL MEETINGS
47
Annual General Meetings

Save as otherwise provided by the Act, the Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year and shall specify the meeting as such in the notices calling it.
48
Extraordinary General Meetings

All general meetings other than annual general meetings shall be called extraordinary general meetings.
49
Convening General Meetings

The Directors may convene general meetings. Extraordinary general meetings may also be convened on such requisition, or in default, may be convened by such requisitionists and in such manner as may be provided by the Act.

50
Notice of General Meetings

50.1
Subject to the provisions of the Act allowing a general meeting to be called by shorter notice, an annual general meeting and an extraordinary general meeting called for the passing of a special resolution shall be called by at least twenty-one Clear Days’ notice and all other extraordinary general meetings shall also be called by at least twenty-one Clear Days’ notice, except that it may be called by fourteen days’ notice (whether in electronic form or otherwise) where:

50.1.1
all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means either before or at the meeting; and

50.1.2
a special resolution reducing the period of notice to fourteen days has been passed at the immediately preceding annual general meeting, or at a general meeting held since that annual general meeting.

50.2
Any notice convening a general meeting shall specify the time and place of the meeting (including without limitation any satellite meeting place arranged for the purposes of Article 50.4, which shall be identified as such in the notice) and the general nature of the business to be transacted. It shall also give particulars of any Directors who are to retire by rotation or otherwise at the meeting and of any persons who are recommended by the Directors for appointment or re-appointment as Directors at the meeting, or in respect of whom notice has been duly given to the Company in accordance with Articles 53 and 54 of the intention to propose them for appointment or re-appointment as Directors at the meeting. Subject to any restrictions imposed on any shares, the notice shall be given to all the members, to all persons entitled to a share by reason of the death or bankruptcy of a member and to the Directors and the Auditors.

50.3
The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

50.4
The Directors may, for the purpose of controlling the level of attendance and / or ensuring the safety of those attending at any place specified for the holding of a general meeting, from time to time make such arrangements as the Directors shall in their absolute discretion consider to be appropriate, and may from time to time vary any such arrangements or make new arrangements in place thereof. The entitlement of any member or proxy to attend a general meeting at such place shall be subject to any such arrangements as may be for the time being approved by the Directors and by the notice of meeting stated to apply to that meeting. In the case of any general meeting to which such arrangements apply the Directors may, when specifying the place of the general meeting:

50.4.1
direct that the meeting shall be held at a place specified in the notice at which the chairperson of the meeting shall preside (“Principal Place”); and

50.4.2
exclude certain members from attending the meeting at the Principal Place and make arrangements for simultaneous attendance and participation at other satellite places by these members otherwise entitled to attend the general meeting but excluded therefrom under the provisions of this Article or who wish to attend at any of such other satellite places, provided that persons attending at the Principal Place and at any of such other satellite places shall be able to see and hear and be seen and heard by persons attending at the Principal Place and at such other satellite places by any means including electronic means such as video links.
50.5
Such arrangements for simultaneous attendance may include arrangements for controlling the level of attendance in any manner aforesaid at such other satellite places provided that they shall operate so that any such excluded members as aforesaid are able to attend at one of such other satellite places. For the purposes of all other provisions of these Articles any such meeting shall be treated as being held and taking place at the Principal Place and the members present in person or by proxy at the other satellite places shall be counted in the quorum for, and entitled to vote at, the general meeting in question and that meeting shall be duly constituted and its proceedings valid.

50.6
The Directors may direct that any person wishing to attend any meetings should provide such evidence of identity and submit to such searches or other security arrangements or restrictions as the Directors shall consider appropriate in the circumstances and shall be entitled in their absolute discretion to refuse entry to any meeting to any person who fails to provide such evidence of identity or to submit to such searches or otherwise to comply with such security arrangements or restrictions. If it appears to the chairperson of the general meeting that the facilities at the Principal Place or any satellite meeting place have become inadequate for the purposes referred to in Article 50.4, then the chairperson may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at the general meeting up to the time of that adjournment shall be valid. The provisions of Article 57 shall apply to that adjournment.

50.7
Subject to the provisions of the Act concerning general meetings, the Directors may resolve to enable attendance at all general meetings (including annual, extraordinary and class meetings of the members of the Company) by the use of a webcast, conference telephone or any other type of electronic means provided that the members (whether present in person, by proxy or by authorised representative), other persons entitled to attend such meetings and the Auditors have been notified of the convening of the meeting and the availability of the webcast, conference telephone or other type of electronic means for the meeting and, if present at the meeting as herein provided, can hear and speak at the meeting. Such participation in a meeting shall constitute presence and attendance in person at the meeting and the persons in attendance may be situated in any part of the world for any such meeting.

51
Change in Venue or Time of Meeting

51.1
If, after the sending of a notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the Directors decide that it is impracticable or unreasonable, for a reason beyond their control, to hold the meeting at the declared place (or any of the declared places, in the case of a meeting to which Article 50.4 applies) and / or time, they may change the place (or any of the places in the case of a meeting to which Article 50.4 applies) and / or postpone the time at which the meeting is to be held. If such a decision is made, the Directors may then change the place (or any of the places, in the case of a meeting to which Article 50.4 applies) and / or postpone the time again if it decides that this is reasonable to do so. In either case:

51.1.1
no new notice of the meeting need be sent but the Directors shall, if practicable, advertise the date, time and place of the meeting in at least two newspapers having a national circulation and shall make arrangements for notices of the change of place and / or postponement to appear at the original place and time; and

51.1.2
a proxy appointment in relation to the meeting may, if by means of an instrument in physical form, be delivered to the Office or to such other place as may be specified by or on behalf of the Company in accordance with Article 67 or, if in electronic form, be received at the address and in the manner specified by or on behalf of the Company in accordance with Article 67 at any time not later than the latest time approved by the Directors (subject to the requirements of the Act), and in default shall not be treated as valid.

PART X — PROCEEDINGS AT GENERAL MEETINGS
52
Quorum for General Meetings

52.1
No business other than the appointment of a chairperson shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Except as provided in relation to an adjourned meeting, two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporate member, shall be a quorum.

52.2
If such a quorum is not present within five minutes (or such longer time not exceeding 30 minutes as the chairperson of the meeting may decide) from the time appointed for the meeting, the meeting,

if convened on the requisition of members, shall be dissolved and in any other case, shall stand adjourned to the same day in the next week at the same time and place, or to such time and place as the chairperson of the meeting may determine.
53
Order of Business

53.1
At any annual general meeting of the members, only such nominations of individuals for election to the board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual general meeting, and for other business to be properly brought before an annual general meeting, such nominations and other business must be: (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the board of Directors; (b) otherwise made at the annual general meeting by or at the direction of the board of Directors; or (c) otherwise properly requested to be brought before the annual general meeting by a member of the Company in accordance with Articles 53 and 54. For nominations of individuals for election to the board of Directors or other business to be properly requested by a member to be made at or brought before an annual general meeting pursuant to clause (c) above, a member must: (i) be a Holder at the time of giving of notice of such annual general meeting by or at the direction of the board of Directors, on the record date for determination of members entitled to vote at such meeting, and at the time of the annual general meeting; (ii) be entitled to vote at such annual general meeting; and (iii) comply with the procedures set forth in these Articles as to such nomination or other business. This Article 53.1 shall be the exclusive means for a member to make nominations or to bring other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an annual general meeting of members.

53.2
At any extraordinary general meeting of the members, only such business shall be conducted or considered as shall have been properly brought before the meeting. To be properly brought before an extraordinary general meeting, such business must be: (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the board of Directors; (b) otherwise brought before the extraordinary general meeting by or at the direction of the board of Directors; or (c) otherwise properly brought before the extraordinary general meeting by a member of the Company pursuant to the valid exercise of power granted to them under Section 178 of the Act to submit a requisition to the Company to convene an extraordinary general meeting (such requisition, an “EGM Request”) and in accordance with Articles 53 and 54; provided, however, that nothing herein shall prohibit the board of Directors from submitting additional matters to members at any such extraordinary general meeting. Nominations of individuals for election to the board of Directors may be made at an extraordinary general meeting of members at which Directors are to be elected pursuant to the Company’s notice of meeting: (a) by or at the direction of the board of Directors; or (b) by any member of the Company who: (i) is a Holder at the time of giving of notice of such extraordinary general meeting, on the record date for determination of members entitled to vote at such meeting, and at the time of the extraordinary general meeting; (ii) is entitled to vote at the meeting; and (iii) complies with the procedures set forth in these Articles as to such nomination.

53.2.1
A beneficial owner who wishes to deliver an EGM Request must cause the nominee or other person who serves as the Holder of such beneficial owner’s shares of the Company to sign the EGM Request. If a Holder is the nominee for more than one beneficial owner of shares of the Company, the Holder may deliver an EGM Request solely with respect to the shares of the Company beneficially owned by the beneficial owners who are directing the Holder to sign such EGM Request.

53.2.2
This Article 53.2 shall be the exclusive means for a member to make nominations or to bring other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an extraordinary general meeting of members. For the avoidance of doubt, nothing in these Articles shall be construed to confer on any member the right to request an extraordinary general meeting or to make nominations or to bring any other business at any extraordinary general meeting (whether requisitioned by members pursuant to an EGM Request or otherwise), or to expand any rights that members have with respect to any extraordinary general meeting that is held in connection with an

EGM Request (including any such extraordinary general meeting that is convened by the board of Directors in response to an EGM Request) beyond those rights provided to members under Section 178 of the Act.
53.3
Except as otherwise provided by the Act, the memorandum of association or these Articles, the chairperson of any annual or extraordinary general meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Articles and, if any proposed nomination or other business is not in compliance with these Articles, to declare that no action shall be taken on such nomination or other business and such nomination or other business shall be disregarded.

54
Advance Notice of Member Business and Nominations

54.1
Without qualification or limitation, for any nominations or any other business to be properly brought before an annual general meeting by a member pursuant to Article 53.1, the member must have given timely notice thereof in writing to the Secretary in proper form, and in accordance with this Article 54.

54.1.1
To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the one hundred and twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual general meeting (which first anniversary date shall, for the purposes of the Company’s first annual general meeting held after the Effective Time (the “First Annual Meeting”), be deemed to be April 26, 2025); provided, however, that in the event that no annual general meeting was held in the previous year (other than in connection with the First Annual Meeting) or the date of the annual general meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to the date of such annual general meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual general meeting or, if the first Public Announcement of the date of such annual general meeting is less than one hundred (100) days prior to the date of such annual general meeting, the tenth (10th) day following the day on which Public Announcement of the date of such meeting is first made by the Company. In no event shall any adjournment, recess, rescheduling or postponement of an annual general meeting, or the Public Announcement thereof, commence a new time period for the giving of a member’s notice as described above. For the avoidance of doubt, a member shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Articles.

54.1.2
Notwithstanding anything in Article 54.1.1 to the contrary, in the event that the number of Directors to be elected to the board of Directors is increased by the board of Directors, and there is no Public Announcement by the Company naming all of the nominees for Director or specifying the size of the increased board of Directors at least ten (10) days prior to the deadline for nominations that would otherwise be applicable under this Article 54.1, a member’s notice required by this Article 54.1 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the Office not later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Company.

54.2
Subject to Article 54.8, but otherwise without qualification or limitation, for any business to be properly requested to be brought before an extraordinary general meeting by a member, the member must have given timely notice thereof in writing to the Secretary in proper form and in accordance with this Article 54, and such business must otherwise be a proper matter for member action.

54.2.1
Subject to Article 54.8, in the event an extraordinary general meeting of members is called by a member of the Company pursuant to an EGM Request, a purpose of which is the election of one or more Directors to the board of Directors, the right of any member to nominate an individual or individuals (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting shall be subject to such member having given timely notice thereof. To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the one hundred and twentieth (120th) day prior to the date of such extraordinary general meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such extraordinary general meeting or, if the first Public Announcement of the date of such extraordinary general meeting is less than one hundred (100) days prior to the date of such extraordinary general meeting, the tenth (10th) day following the day on which Public Announcement is first made of the date of the extraordinary general meeting and, if applicable, of the nominees proposed by the board of Directors to be elected at such meeting. In no event shall any adjournment, recess, rescheduling or postponement of an extraordinary general meeting of members, or the Public Announcement thereof, commence a new time period for the giving of a member’s notice as described above. For the avoidance of doubt, a member shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Articles.
54.2.2
Notwithstanding anything in Article 54.2.1 to the contrary, in the event that the number of Directors to be elected to the board of Directors is increased by the board of Directors, and there is no Public Announcement by the Company naming all of the nominees for Director or specifying the size of the increased board of Directors at least ten (10) days prior to the deadline for nominations that would otherwise be applicable under this Article 54.2, a member’s notice required by this Article 54.2 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the Office not later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Company.

54.3
Without prejudice to the generality of Article 12, to be in proper form, a member’s notice pursuant to Article 53 or this Article 54 must include the following, as applicable:

54.3.1
As to the member giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or business is brought, as applicable, a member’s notice must set forth: (i) the name and address of such member, as they appear on the Register, of such beneficial owner, if any, and any persons that are acting in concert therewith; (ii) a representation that the member giving the notice is a Holder of shares carrying voting rights entitled to vote at such meeting, will continue to be a Holder of shares carrying voting rights entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to make such nomination or to propose such business; (iii) (A) the class or series and number of shares of the Company which are, directly or indirectly, owned of record and owned beneficially by such member, such beneficial owner and their respective affiliates or associates, or others acting in concert therewith, (B) any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any security of the Company or with a value derived, in whole or in part, from the value of any security of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any security of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any security of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any security of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying securities of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder, the beneficial owner, if any, or any of their respective affiliates or associates, or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of securities of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such member, the beneficial owner, if any, or any of their respective affiliates or associates, or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith has or pursuant to any proxy, contract, understanding or relationship may acquire any right to vote any security of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, directly or indirectly, the intent, purpose or effect of which may be to mitigate loss to, transfer to or from any such person, in whole or in part, any of the economic consequences of ownership, or reduce the economic risk (of ownership or otherwise) of any security of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, with respect to any security of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any securities of the Company (any of the foregoing, a “Short Interest”); (E) any rights to dividends on the shares of the Company owned beneficially by such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, that are separated or separable from the underlying shares of the Company; (F) any proportionate interest in securities of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership or similar entity in which such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner or is the manager or managing member or, directly or indirectly, beneficially owns any interest in the manager or managing member of such general or limited partnership or similar entity; (G) any performance-related fees (other than an asset-based fee) that such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, is entitled to based on any increase or decrease in the value of securities of the Company or Derivative Instruments or Short Interests, if any; (H) any direct or indirect interest, including significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith and (I) any direct or indirect interest of such member, such beneficial owner and their respective affiliates or associates, or others acting in concert therewith, in any contract with, or any litigation involving, the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) (sub-clauses (A) through (I) above of this Article 54.3.1 shall be referred, collectively, as the “Ownership Information”); (iv) if any such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, intends to engage in a solicitation with respect to a nomination or other business pursuant to this Article 54, a statement disclosing the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and if involving a nomination a representation that such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert, therewith intends to deliver a proxy statement and form of proxy to holders of at least sixty-seven percent (67%) of the shares carrying voting rights; (v) a certification that each such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, has complied with all applicable legal requirements in connection with its acquisition of shares or other securities of the Company and such person’s acts or omissions as a member of the Company; (vi) the names and addresses of other members (including beneficial owners) known by any such member, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, to financially or otherwise materially support (it being understood, for example, that statement of an intent to vote for, or delivery of a revocable proxy to such proponent, does not require disclosure under this section, but solicitation of other members by such supporting member would require disclosure under this section) such nomination(s) or proposal(s), and to the extent known the class and number of all shares of the Company’s share capital owned beneficially or of record by, and any other information contemplated by clause (iii) of this Article 54.3.1 with respect to, such other member(s) or other beneficial owner(s); (vii) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) of the Exchange Act or an amendment pursuant to Rule 13d-2(a) of the Exchange Act if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such member, such beneficial owner and their respective affiliates or associates, or others acting in concert therewith, if any; and (viii) any other information relating to such member, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the business proposal and/or for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
54.3.2
If the notice includes any business other than a nomination of a Director or Directors that the member proposes to bring before the meeting, a member’s notice must, in addition to the matters set forth in Article 54.3.1, also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such member, such beneficial owner and each of their respective affiliates or associates or others acting in concert therewith, if any, in such business; (ii) the text of the business proposal (including the text of any resolutions proposed for consideration and, in the event that such proposal includes a proposal to amend the Articles, the text of the proposed amendment); and (iii) a description of all agreements, arrangements and understandings between such member, such beneficial owner and each of their respective affiliates or associates or others acting in concert therewith, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the business proposal by such member;

54.3.3
As to each individual, if any, whom the member proposes to nominate for election or re-election to the board of Directors, a member’s notice must, in addition to the matters set forth in Article 54.3.1, also set forth: (i) the name, age, business and residence address of such person; (ii) the principal occupation or employment of such person (present and for the past five (5) years); (iii) the completed and signed questionnaire and representation agreement required by Article 54.9 ; (iv) all information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such individual’s written consent to being named in a proxy statement as a nominee) and a written statement of intent to serve as a Director for the full term if elected; and (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such member and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all biographical and related party transaction and other information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Exchange Act if the member making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant;

54.3.4
In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the Holders entitled to notice of the meeting (or any adjournment, recess, rescheduling or postponement thereof) and as of the date that is ten (10) days prior to the meeting (or any adjournment, recess, rescheduling or postponement thereof), and such update and supplement shall be delivered to the Secretary at the Office not later than (a) the later of (i) ten (10) days after the record date for determining the Holders entitled to notice of the meeting (or any adjournment, recess, rescheduling or postponement thereof) or (ii) the first Public Announcement of the date of notice of such record date in the case of the update and supplement required to be made as of the record date, and (b) not later than eight (8) days prior to the date for the meeting (or any adjournment, recess, rescheduling or postponement thereof) in the case of the update and supplement required to be made as of ten (10) days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. The obligation to update and supplement as set forth in this Article 54.3.4 or any other Article shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a member, extend any applicable deadlines under these Articles or enable or be deemed to permit a member who has previously submitted notice under these Articles to amend or update any nomination or business proposal or to submit any new nomination or business proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the members. In addition, if the member giving the notice has delivered to the Company a notice relating to the nomination of Directors, the member giving the notice shall deliver to the Company no later than five (5) Business Days prior to the date of the meeting or, if practicable, any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned, recessed, rescheduled, or postponed) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act.
54.3.5
The Company may also, as a condition to any such nomination or business being deemed properly brought before an annual or extraordinary general meeting, require any member giving the notice and the beneficial owner, if any, on whose behalf the nomination or business proposal, as applicable, is made, or any proposed nominee to deliver to the Secretary, within five (5) Business Days of any such request, such other information as may reasonably be required by the Company or its board of Directors, in its sole discretion, to determine (a) the eligibility of such proposed nominee to serve as a Director, (b) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Company or (c) such other information that the board of Directors determines, in its sole discretion, could be material to a reasonable member’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these Articles, including, without limitation, Article 53 and this Article 54, shall be eligible for election as Directors; and

54.3.6
Notwithstanding anything to the contrary in this Article 54, to the extent the Holder giving the notice is acting solely at the direction of the beneficial owner and not also on its own behalf or in concert with a beneficial owner, and is not an affiliate or associate or such beneficial owner, information otherwise required by clauses (iii), (iv), (v) and (vi) of Article 54.3.1 shall not be required of or with respect to such Holder.

54.4
Notwithstanding the provisions of these Articles, a member giving the notice shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Articles; provided, however, that any references in these Articles to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these Articles with respect to nominations or proposals as to any other business to be considered.

54.5
Only persons who are nominated by members in accordance with the procedures set forth in Article 53 and in this Article 54 shall be eligible to be elected at an annual or extraordinary general meeting of members of the Company to serve as Directors and only such business shall be conducted at a meeting of members as shall have been brought before the meeting in accordance with the procedures set forth in Article 53 and this Article 54. The procedures set forth in Article 53 and in this Article 54 for nomination for the election of Directors by members are in addition to, and not in limitation of, any procedures now in effect or hereafter adopted by or at the direction of the board of Directors or any committee thereof.
54.6
Notwithstanding the foregoing provisions of Article 53 and this Article 54, if the member giving the notice (or a qualified representative thereof) does not appear at the annual or extraordinary general meeting of members of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

54.7
Except as otherwise provided by law, the board of Directors or the chairperson of the meeting shall have the power (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in Article 53 and in this Article 54 (including whether the member or beneficial owner, if any, on whose behalf the nomination or business proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such member’s nominee or business proposal in compliance with such member’s representation as required by Article 54.3.1(v)) and (b) if any proposed nomination or business was not made or proposed in compliance with Article 53 and this Article 54, or if any of the information provided to the Company pursuant to in Article 53 or this Article 54 was inaccurate, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

54.8
Nothing in these Articles shall be deemed to affect any rights: (a) of members to request inclusion of business proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act; (b) of the holders of any series of Preferred Shares if and to the extent provided for under law, the memorandum of association or these Articles or (c) of members of the Company to bring business before an extraordinary general meeting pursuant to the valid exercise of power granted to them under Section 178 of the Act. Subject to Rule 14a-8 under the Exchange Act, nothing in these Articles shall be construed to permit any member, or give any member the right, to include or have disseminated or described in the Company’s proxy statement any nomination of Director or Directors or any other business proposal.

54.9
To be eligible to be a nominee of any member for election or re-election as a Director, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Article 54) to the Secretary at the Office a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made, and a written representation and agreement (in the form of such questionnaire and representation and agreement provided by the Secretary, which form shall be provided by the Secretary upon written request of any member giving the notice and the beneficial owner, if any, on whose behalf the nomination or business proposal, as applicable, is made; provided such written request identifies both the member making such request and the beneficial owner(s), if any, on whose behalf such request is being made) that such individual:

54.9.1
(1) is not and will not become a party to: (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company; and (b) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a Director, with such individual’s fiduciary duties under applicable law; and (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein;

54.9.2
agrees to promptly provide to the Company such other information as the Company may reasonably request; and

54.9.3
in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a Director, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company publicly disclosed from time to time.

54.10
Any individual who is nominated for election to the board of Directors, including pursuant to this Article 54, shall tender an irrevocable resignation in advance of the general meeting. Unless otherwise resolved by the board of Directors, such resignation shall become effective if the board of Directors resolves that (a) the information provided to the Company by an individual who is nominated for election to the board of Directors, including pursuant to Article 53 and this Article 54 or, if applicable, by the member who nominated such individual under Article 53 and this Article 54 and the beneficial owner, if any, on whose behalf the nomination was made, was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (b) such individual or, if applicable, the member who nominated such individual under Article 53 and this Article 54 and the beneficial owner, if any, on whose behalf the nomination was made, shall have breached any representations or obligations owed to the Company under these Articles.

55
Chairperson of General Meetings

55.1
The chairperson of the board of Directors or, in his absence, some other Director nominated by the Directors shall preside as chairperson at every general meeting of the Company. If at any general meeting none of such persons shall be present within fifteen minutes after the time appointed for the holding of the meeting and willing to act the Directors present shall elect one of their number to be chairperson of the meeting and, if there is only one Director present and willing to act he shall be chairperson.

55.2
If at any meeting no Director is willing to act as chairperson or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the members present (whether in person or by proxy) and entitled to vote shall choose one of the members personally present to be chairperson of the meeting.

56
Director’s and Auditors’ Right to Attend General Meetings

A Director shall be entitled, notwithstanding that he is not a member, to receive notice of and to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company. The Auditors shall be entitled to attend any general meeting and to be heard on any part of the business of the meeting which concerns them as the Auditors.
57
Adjournment of General Meetings

57.1
The chairperson, with the consent of a meeting at which a quorum is present, may (and shall if so directed by the meeting) adjourn the meeting to such time (or sine die) and to such place (or places where Article 50.4 applies), but no business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. In addition (and without prejudice to the chairperson’s power to adjourn a meeting conferred by Article 50.6), the chairperson may adjourn the meeting to another time and place (or places where Article 50.4 applies) without such consent if it appears to him that:

57.1.1
it is likely to be impractical to hold or continue that meeting because of the number of members wishing to attend who are not present;

57.1.2
the unruly conduct of persons attending the meeting prevents or is likely to prevent the orderly continuation of the business of the meeting; or

57.1.3
an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

Where a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Directors. When a meeting is adjourned for fourteen days or more or sine die, at least seven

Clear Days’ notice shall be given specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Save as aforesaid it shall not be necessary to give any notice of an adjourned meeting.
58
Amendments to Resolutions

If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairperson of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. With the consent of the chairperson, an amendment may be withdrawn by its proposer before it is voted on. No amendment to a resolution duly proposed as a special resolution may be considered or voted on (other than a mere clerical amendment to correct a patent error). No amendment to a resolution duly proposed as an ordinary resolution may be considered or voted on (other than a mere clerical amendment to correct a patent error) unless either (a) at least forty-eight hours before the time appointed for the holding of the meeting or adjourned meeting at which the ordinary resolution is to be considered, notice of the terms of the amendment and the intention to move it has been delivered by means of an instrument to the Office (or to such other place as may be specified by or on behalf of the Company for that purpose), or received in an electronic communication at such address (if any) for the time being notified by or on behalf of the Company for that purpose or, (b) the chairperson in his absolute discretion decides that the amendment may be considered and voted on.
59
Determination of Resolutions

59.1
At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

60
Taking of a Poll

60.1
A poll shall be taken in such manner as the chairperson directs and he may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

60.2
No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting in respect of which it is demanded. In any other case at least seven Clear Days’ notice shall be given specifying the time and place at which the poll is to be taken.

60.3
On a poll taken at a meeting of the Company or a meeting of any class of members of the Company, a member, whether present in person or by proxy, entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

60.4
Subject to such requirements and restrictions as the Directors may specify, the Company may permit members to vote by correspondence in advance of a general meeting in respect of one or more of the resolutions proposed at a meeting. Where the Company permits members to vote by correspondence, it shall only count votes cast in advance by correspondence, where such votes are received at the address and before the date and time specified by the Company, provided the date and time is no more than twenty-four hours before the time at which the vote is to be concluded.

60.5
Subject to such requirements and restrictions as the Directors may specify, the Company may permit members who are not physically present at a meeting to vote by electronic means at the general meeting in respect of one or more of the resolutions proposed at a meeting.

61
Record Dates and Votes of Members

61.1
The Directors may determine, in the case of members, that only members whose names are entered on the Register at the close of business on a particular record date chosen by the Directors are entitled to receive notice of a general meeting subject to complying with any minimum periods prescribed by the Act.

61.2
The Directors may specify in the notice of a general meeting a record date and time by which a person’s name must be entered on the Register in order for that person to have the right to attend or vote at such general meeting. Changes to the Register after the record date and time specified by virtue of this Article 61.2 shall be disregarded in determining the rights of any person to attend or vote at the meeting.
61.3
Votes may be given either personally or by proxy or a duly authorised representative of a corporate member. Subject to any rights or restrictions for the time being attached to any class or classes of shares, every member present in person or by proxy or by duly authorised representative of a corporate member shall have one vote for every share carrying voting rights of which he is the Holder. On a poll a member entitled to more than one vote need not use all his votes or, if he votes, cast all the votes he uses, in the same way. Voting may also be undertaken by way of such electronic devices as are, for the time being and from time to time, approved by the Directors in their absolute discretion, and Article 61 to Article 63 (inclusive) shall be interpreted accordingly.

62
Voting by Joint Holders

Where there are joint Holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, in respect of such share shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose, seniority shall be determined by the order in which the names of the Holders stand in the Register in respect of the share.
63
Voting by Incapacitated Holders

63.1
A member of unsound mind, or who has made an enduring power of attorney or in respect of whom an order has been made by any court having jurisdiction (whether in the State or elsewhere) in matters concerning mental disorder, may vote by his committee, receiver, guardian, donee of an enduring power of attorney or other person appointed by that court, and any such committee, receiver, guardian, donee of an enduring power of attorney or other person may vote by proxy.

63.2
Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be deposited at the Office or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, not later than the latest time specified by the Directors (subject to the requirements of the Act) and in default the right to vote shall not be exercisable.

64
Default in Payment of Calls

Unless the Directors otherwise determine, no member shall be entitled to vote at any general meeting or any separate meeting of the Holders of any class of shares in the Company, either in person or by proxy, or to exercise any privilege as a member in respect of any share held by him, unless all monies then payable by him in respect of that share have been paid.
65
Time for Objection to Voting

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairperson of the meeting, whose decision shall be final and conclusive.
66
Appointment of Proxies

66.1
Every member entitled to attend and vote at a general meeting may appoint a proxy or proxies to attend, speak and vote on his behalf, provided that where a member appoints more than one proxy in relation to a general meeting, each proxy must be appointed to exercise the rights attached to a different share or shares held by him. The appointment of a proxy shall be in writing (in electronic form or otherwise) in any usual form or in any other form which the Directors may approve (subject to compliance with any requirements as to form prescribed by the Act and the Exchange Act and the rules and regulations promulgated thereunder). A member shall be entitled to appoint a proxy by electronic means, to an address and in the manner specified by the Company.

66.2
The appointment of a proxy, whether in physical form by means of an instrument or in electronic form shall be executed in such manner as may be approved by or on behalf of the Company from time to time. Subject thereto, the appointment of a proxy shall be executed by the appointor or any person duly authorised by the appointor or, if the appointor is a body corporate, executed by a duly authorised person or under its common seal or in any other manner authorised under its constitution. For the purposes of this Article 66, an appointment in electronic form need not comprise writing if the Directors so determine and in such a case, if the Directors so determine, the appointment need not be executed but shall instead be subject to such conditions, and authenticated in such manner, as the Directors may approve.
66.3
The Directors may, at the expense of the Company, send by post, electronic mail or otherwise, or make available appointments of proxy (with or without a pre-paid method of return) for use at any general meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative. If for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the members entitled to be sent a notice of meeting and to vote thereat by proxy but the accidental omission to issue such invitations to, or the non-receipt of such invitations by, any member shall not invalidate the proceedings at any such meeting.

67
Bodies corporate acting by representatives at meetings

67.1
Any body corporate which is a member or a proxy for a member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company or, where more than one such representative is so authorised, all or any of the rights attached to the shares in respect of which it is so authorised. Where a member appoints more than one representative in relation to a general meeting, each representative must be appointed to exercise the rights attached to a different share or shares held by the member.

67.2
A body corporate which is an owner of a share may by resolution of its directors or other governing body authorise such person or persons as it thinks fit to act as its representative or representatives at an meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which they represent as that body corporate could exercise in accordance with Article 2.

68
Deposit of Proxy

68.1
The appointment of a proxy together with any power of attorney or other authority under which it is executed or a copy of such authority (or the information contained therein), certified notarially (or in some other way approved by the Directors) shall:

68.1.1
in the case of an appointment in physical form, be delivered personally or by post to the Office or (at the option of the member) to such other place or places (if any) as may be specified for that purpose in or by way of note to the notice convening the meeting or in the form of proxy sent by or on behalf of the Company in relation to the meeting;

68.1.2
in the case of an appointment in electronic form, be received at the number, address or identification number of a member which has been specified by or on behalf of the Company for the purpose of receiving electronic communication;

(a)
in or by way of note to the notice convening the meeting;

(b)
in any appointment of proxy sent out by the Company in relation to the meeting; or

(c)
in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting,

provided that in either such case (proxy by instrument or in electronic form):
68.2
it is so received by the Company no later than the latest time approved by the Directors (subject to the requirements of the Act) and in default shall not be treated as valid;

68.3
an appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been so received by the Company for the purposes of any meeting shall not require again to be delivered, deposited or received again for the purposes of any subsequent meeting to which it relates; and

68.4
when two or more valid but differing appointments of a proxy are received in respect of the same shares for use at the same meeting, the one bearing the later date shall be treated as replacing and revoking the other; if the appointments are undated the last one received shall be treated as valid, and if the Company is unable to determine which was the last received, none shall be treated as valid, and a certificate endorsed by the Secretary stating that the appointment is valid or invalid, as the case may be, shall be conclusive for all purposes.

68.5
The Secretary may accept any appointment of proxy submitted by facsimile, electronic mail or any other means of electronic communication approved by the Directors provided such proxy forms are received, to the satisfaction of the Secretary, in clear and legible form not later than the latest time approved by the Directors (subject to the requirements of the Act), and in default shall not be treated as valid.

68.6
Without limiting the foregoing, in relation to any Ordinary Shares which are held in uncertificated form, the Directors may, from time to time, permit appointments of proxies to be made by means of an electronic communication (that is, through the use of a secured mechanism to exchange electronic messages in such form and subject to such terms and conditions as may, from time to time, be prescribed by the Directors (subject always to the facilities and requirements of the operator of the relevant system concerned)) and may, in a similar manner, permit supplements to, or amendment or revocations of, any such proxy to be made by like means. The Directors may, in addition, prescribe the method of determining the time at which any such proxy instruction (and/or other message, instruction or notification) is to be treated as received by the Company or such participant. The Directors may treat any such proxy instruction which purports to be, or is expressed to be, sent on behalf of a Holder of an Ordinary Share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Holder.

68.7
For the purposes of this Article 68, delivery of the appointment of proxy by the member shall be to such number (including identification number) or address (including any number or address used for the purpose of communication by way of electronic mail or other electronic communication) or by such other means as is notified by the Directors to the members whether by way of note to the notice conveying the meeting or otherwise. Any member directly or indirectly soliciting proxies from other members must use a proxy card colour other than white, which shall be reserved for exclusive use by the board of Directors and the Company.

69
Rights of Proxy

69.1
A proxy shall have the right to exercise all or any of the rights of his appointor, or (where more than one proxy is appointed) all or any of the rights attached to the shares in respect of which he is appointed the proxy to attend, to speak and to vote, at a general meeting of the Company.

69.2
The proxy appointment shall also, unless it provides to the contrary, be deemed to confer authority on the proxy to vote or abstain from voting as the proxy thinks fit on any amendment of a resolution and on any procedural motion or resolution put to the meeting to which it relates and on any other business not referred to in the notice of the meeting which may properly come before the meeting to which it relates.

70
Effect of Proxy Instruments

Deposit of an instrument of proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. The instrument appointing a proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

71
Effect of Revocation of Proxy or Authorisation

A vote given by a proxy or the duly authorised representative of a body corporate shall be valid notwithstanding the previous determination of the authority of the person voting, provided no notice in writing (whether in electronic form or otherwise) shall have been received by the Company at the Office, or other address specified by the Company pursuant to either Article 68.1.1 or Article 68.1.2, at least three hours before the commencement of the meeting or adjourned meeting at which the appointment of proxy is to be used or at which the representative is to act.
72
Class Meetings

72.1
All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:

72.1.1
the necessary quorum shall be two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class or, at any adjourned meeting of such Holders, one person present in person or by proxy, whatever the amount of his holding, shall be deemed to constitute a meeting; and

72.1.2
each Holder of shares of the class shall have one vote in respect of every share of the class held by him.

PART XI — DIRECTORS
73
Numbers of Directors

The number of Directors shall be as the board may determine from time to time, but shall not be more than twenty-one nor less than two unless otherwise determined by the Company in general meeting.
74
Shareholding Qualification for Directors

Directors shall not be required to hold any shares in the capital of the Company by way of qualification.
75
Remuneration of Directors

75.1
Each Director shall be paid a fee (which shall be deemed to accrue from day to day) at such rate as may from time to time be determined by the Directors.

75.2
If any Director, who does not hold executive office, and who performs extra services such as acting as chairperson or deputy chairperson or service on any committee, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, the Company may further remunerate such Director either by way of salary or otherwise as the Directors may determine.

76
Expenses of Directors and Use of Company Property

76.1
The Directors may be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors or general meetings or separate meetings of the Holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

76.2
The Directors are expressly permitted (as contemplated by Section 228(1)(d) of the Act) to use the Company’s property subject to any conditions as may be set by the Directors from time to time (or as may be set pursuant to any authority delegated pursuant to Part XII of these Articles).

77
Alternate Directors

77.1
Any Director may by writing under his hand appoint any person (including another Director) to be his alternate provided always that no such appointment of a person other than a Director as an alternate shall be operative unless and until such appointment shall have been approved by resolution of the Directors.

77.2
An alternate Director shall be entitled to receive notices of all meetings of the Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at any such meeting at which the Director appointing him is not personally present and, in the absence of his appointor, to exercise all the powers, rights, duties and authorities of his appointor as a Director (other than the right to appoint an alternate hereunder).

77.3
Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him. The remuneration of any such alternate Director shall be payable out of the remuneration paid to the Director appointing him and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing him.

77.4
A Director may at any time revoke the appointment of any alternate appointed by him. If a Director shall die or cease to hold the office of Director, the appointment of his alternate shall thereupon cease and determine but, if a Director retires by rotation or otherwise but is re-appointed or deemed to have been re-appointed at the meeting at which he retires, any appointment of an alternate Director made by him which was in force immediately prior to his retirement shall continue after his re-appointment.

77.5
Any appointment or revocation by a Director under this Article shall be effected by notice in writing given under his hand to the Secretary or deposited at the Office or in any other manner approved by the Directors.

PART XII — POWERS OF DIRECTORS
78
Directors Powers

Subject to the provisions of the Act, the Memorandum of Association of the Company and these Articles and to any directions given by special resolution, the business of the Company shall be managed by the Directors who may do all such acts and things and exercise all the powers of the Company as are not by the Act or by these Articles required to be done or exercised by the Company in general meeting. No alteration of the Memorandum of Association of the Company or of these Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the Directors by these Articles and a meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.
79
Power to Delegate

Without prejudice to the generality of the last preceding Article, the Directors may delegate (with power to sub-delegate) any of their powers and discretions to any managing Director or any Director holding any other executive office or to any committee consisting of one or more Directors together with such other person or persons (if any) as may be appointed to such committee by the Directors provided that a majority of the members of each committee shall at all times consist of Directors and that no resolution of any such committee shall be effective unless a majority of the members of the committee present at the meeting at which it was passed are Directors. The powers or discretions which may be delegated to any such committee shall include (without limitation) any powers and discretions whose exercise involves or may involve the payment of remuneration to, or the conferring of any other benefit on, all or any of the Directors. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers, and may be revoked. Subject to any such conditions, the proceedings of a committee with two or more members shall be governed by the provisions of these Articles regulating the proceedings of Directors so far as they are capable of applying provided always that such committees shall have power, to the extent not inconsistent with the authority under which they are established, to set their own quorum and generally to regulate their own procedures.
80
Local Management

Without prejudice to the generality of the immediately preceding Article, the Directors may establish any committees, local boards or agencies for managing any of the affairs of the Company, either in the State or elsewhere, and may appoint any persons to be members of such committees, local boards or agencies and may fix their remuneration and may delegate to any committee, local board or agent any of the powers, authorities and discretions vested in the Directors with power to sub-delegate and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith with any such committee, local board or agency, without notice of any such annulment or variation shall be affected thereby.
81
Appointment of Attorneys

The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit. Any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.
82
Borrowing Powers

82.1
The Directors may exercise all the powers of the Company to borrow or raise money and to mortgage or charge its undertaking, property, assets and uncalled capital or any part thereof and, subject to the Act, to issue bonds, debentures, debenture stock, loan stock and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

82.2
The Directors may borrow, raise or secure the repayment of such sums in such manner and upon such terms and conditions in all respects as they think fit, and in particular by the issue of bonds, debentures, debenture stock, loan stock, or any mortgage, charge or other security on the undertaking or the whole or any part of the property of the Company (both present and future) including its uncalled capital.

Bonds, debentures, debenture stock, loan stock and other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued. Subject to the provisions of the Act any debentures, debenture stock, bonds, loan stock or other securities may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors or otherwise.
PART XIII — APPOINTMENT, NOMINATION, RETIREMENT AND DISQUALIFICATION OF DIRECTORS
83
Retirement by Rotation

83.1
At each annual general meeting of the Company, in addition and without prejudice to the provisions of Article 88.2, one-third of the Directors or, if their number is not three or a multiple of three, the number nearest to one-third (or such greater number of Directors as shall be required to comply with the provisions of this Article 83.1) shall retire from office; provided, that each Director shall present himself for re-election at least once every three years.
83.2
Subject to the provisions of Article 83.1, the Directors to retire by rotation at any annual general meeting shall be, firstly, those who wish to retire and not be re-appointed to office, and, secondly, those who have been longest in office since their last appointment or re-appointment but, as between persons who became or were last re-appointed Directors on the same day those to retire shall be determined by the Directors, and in absence of agreement among the Directors, by lot. The Directors to retire on each occasion (both as to number and identity) shall be determined by the Directors at the date of the notice convening the annual general meeting. No director shall be required to retire or be relieved from retiring or be retired by reason of any change in the number or identity of the Directors after the date of the notice but before the close of the meeting.

83.3
A Director who retires at an annual general meeting may, if willing to act, stand for re-election. If he is not re-elected, or deemed to be re-elected or re-appointed pursuant to these Articles, he shall retain office until the meeting appoints someone in his place or, if it does not do so, until the end of the meeting.

84
Procedure if Insufficient Directors Re-elected

If:
84.1
at the annual general meeting in any year any resolution or resolutions for the election or re-election of the persons eligible for election or re-election as Directors are put to the annual general meeting and lost; and

84.2
at the end of that meeting the number of Directors is fewer than any minimum number of Directors required under Article 73, all retiring Directors who stood for re-election at that meeting (the “Retiring Directors”) shall be deemed to have been re-elected as Directors and shall remain in office, but the Retiring Directors may only:

(a)
act for the purpose of filling vacancies and convening general meetings of the Company; and

(b)
perform such duties as are appropriate to maintain the Company as a going concern and to comply with the Company’s legal and regulatory obligations.

85
Provisions for General Meeting Convened Under Article 84

85.1
The Retiring Directors shall convene a general meeting as soon as reasonably practicable following the meeting referred to in Article 84 and they shall retire from office at the conclusion of that meeting if the number of Directors elected or ratified by the Company at that meeting is equal to or more than the minimum number of Directors required under Article 73.

85.2
If at the end of the meeting convened under Article 84 the number of Directors is fewer than any minimum number of Directors required under Article 73 the provisions of Article 83 and Article 84 shall also apply in respect of such meeting.

86
Deemed Re-appointment

If the Company, at the meeting at which a Director retires by rotation, does not fill the vacancy the retiring Director shall, if willing to act, be deemed to have been re-appointed, unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the re-election of the Director is put to the meeting and lost.
87
Eligibility for Appointment

No person, other than a Director retiring by rotation or pursuant to Article 88.2, shall be elected or appointed a Director at any general meeting unless he is validly nominated for election at such general meeting in accordance with Articles 53 and 54.

88
Appointment & Nomination of Directors

88.1
Subject to Articles 73, 84, 86 and 88.2, each Director shall be elected by an ordinary resolution at an annual general meeting (or an extraordinary general meeting called for that purpose), provided that, if, at the time the Company files its definitive proxy statement for any general meeting of the Company, the number of persons who are at such time validly nominated in accordance with these Articles for election or re-election as Directors (such persons collectively, the “Director Nominees”) exceeds the number of Directors to be elected at such general meeting in accordance with Article 73, 83, 87 and 88 (the “Available Director Positions” and such an election, a “contested election”), then those Director Nominees in number equal to the Available Director Positions who receive the highest number of votes in favour of their election (whether or not such votes in favour represent, with respect to each such Director Nominee, a majority of the votes cast in respect of the election of such Director Nominee) by the members present in person or represented by proxy at such meeting and entitled to vote on the election of Directors shall be appointed as Directors. For clarity, notwithstanding the withdrawal of any nominations for Directors in a contested election subsequent to the time the Company files its definitive proxy statement, the plurality voting provisions of the proviso in this Article 88.1 will continue to apply to the election of Directors at any such meeting.

88.2
Subject to Article 73, the Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director. A Director so appointed shall hold office only until the next following annual general meeting and, if not then re-elected, shall vacate office and shall not be taken into account in determining the Directors who are to retire by rotation at the meeting.

89
Disqualification & Removal of Directors

89.1
The office of a Director shall be vacated ipso facto if:

89.1.1
he ceases to be a Director by virtue of any provision of the Act or he becomes disqualified or otherwise prohibited by law from being a Director;

89.1.2
he becomes restricted pursuant to the provisions of Part 14 of the provisions of the Act;

89.1.3
he becomes bankrupt or makes any arrangement or composition with his creditors generally;

89.1.4
in the opinion of a majority of his co-Directors the health of the Director is such that he can no longer be reasonably regarded as possessing an adequate decision-making capacity so that he may discharge his duties as a Director;

89.1.5
he resigns his office by notice to the Company or, having been appointed for a fixed term, the term expires or his office as a director is vacated pursuant to Article 83.3;

89.1.6
he is convicted of an indictable offence and the Directors determine that as a result of such conviction he should cease to be a Director;

89.1.7
he shall have been absent for more than six consecutive months without permission of the Directors from meetings of the Directors held during that period and the Directors pass a resolution that by reason of such absence he has vacated office; or

89.1.8
he is required in writing by three-quarters of his co-Directors to resign, but so that if he holds an appointment to an executive office which thereby automatically determines such removal shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages for breach of any contract of service between him and the Company. In calculating the number of Directors who are required to require his resignation, any alternate appointed by him acting in his capacity as such shall be excluded.

89.2
Upon the termination of a person’s appointment as a Director under these Articles that person’s membership of any committee of the Company shall forthwith automatically terminate without the requirement for notice or other action on the part of the Company.

89.3
The Company may, by ordinary resolution of which notice has been given in accordance with the provisions of the Act, remove any Director before the expiry of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director and may, if thought fit, by ordinary resolution appoint another Director in his stead. The person appointed shall be subject to retirement at the same time as if he had become a Director on the date on which the Director in whose place he is appointed was last appointed a Director. Nothing in this Article 89.3 shall be taken as depriving a person removed hereunder of compensation or damages payable to him in respect of the termination of his appointment as Director or of any appointment terminating with that of Director.
PART XIV — DIRECTORS’ OFFICES AND INTERESTS
90
Executive Offices

90.1
The Directors may appoint one or more of their body to be the holder of any executive office (except that of auditor) in the Company and may enter into an agreement or arrangement with any such director for his employment by the Company, or any of its subsidiaries or for the provision by him of any services outside the scope of ordinary duties of a director. Any such appointment, agreement or arrangement may be on such terms (including, without limitation, terms as to remuneration) and for such period as the Directors may determine and, without prejudice to the terms of any agreement entered into in any particular case, may at any time revoke any such appointment.

90.2
A Director holding any such executive office shall receive such remuneration, whether in addition to or in substitution for his ordinary remuneration as a Director and whether by way of salary, commission, participation in profits or otherwise or partly in one way and partly in another, as the Directors may determine.

90.3
Any appointment of a Director to an executive office shall automatically terminate if he ceases to be a Director but without prejudice to any rights or claims which he may have against the Company by reason of such termination.

91
Directors’ Interests

91.1
Subject to the provisions of the Act and provided that he has disclosed to the Directors the nature and extent of any material interest of his, a Director notwithstanding his office:

91.1.1
may be a party to, or otherwise interested in, any transaction or arrangement with the Company or any subsidiary or associated company thereof or in which the Company or any subsidiary or associated company thereof is otherwise interested;

91.1.2
may hold any other office or place of profit under the Company (otherwise than as auditor) and may act by himself or his firm in a professional capacity for the Company and he and / or his firm shall be entitled to remuneration for professional services as if he were not a director on such terms as the Directors shall arrange;

91.1.3
may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company or any subsidiary or associated company thereof is otherwise interested; and

91.1.4
shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate unless the Company otherwise directs and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

91.2
Subject to the provisions of the Act, no Director or intending Director shall be disqualified by his office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the other company in which any Director shall be in any way interested be avoided nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established. The nature of a Director’s interest must be declared by him at the meeting of the Directors at which the question of entering into the contract or arrangement is first taken into consideration, or if the Director was not at the date of that meeting interested in the proposed contract or arrangement, at the next meeting of the Directors held after he became so interested, and in a case where the Director becomes interested in a contract or arrangement after it is made at the first meeting of the Directors held after he becomes so interested.
91.3
A copy of every declaration made and notice given under this Article shall be entered within three days after the making or giving thereof in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary, Auditor or member of the Company at the Office and shall be produced at every general meeting of the Company and at any meeting of the Directors if any Director so requests in sufficient time to enable the book to be available at the meeting.

91.4
For the purposes of this Article:

91.4.1
a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified; and

91.4.2
an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

92
Restriction on Director’s Voting

92.1
Save as otherwise provided by these Articles, a Director shall not vote at a meeting of the Directors or a committee of Directors on any resolution concerning a matter in which he has (to his knowledge), directly or indirectly, an interest which is material or a duty which, in a material way, conflicts or may conflict with the interests of the Company. A Director shall not be counted in the quorum present at a meeting in relation to any such resolution on which he is not entitled to vote.

92.2
Notwithstanding the provisions of Article 92.1, a Director shall (in the absence of some material interest other than those indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolutions concerning any of the following matters, namely:

92.2.1
the giving of any security, guarantee or indemnity to him in respect of money lent by him or any other person at the request of or for the benefit of the Company or any of its subsidiary or associated companies or obligations incurred by him or any other person at the request of or for the benefit of the Company or any of its subsidiary or associated companies;

92.2.2
the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary or associated companies for which he himself has assumed responsibility in whole or in part, and whether alone or jointly with others, under a guarantee or indemnity or by the giving of security;

92.2.3
any proposal concerning any offer of shares or debentures or other securities of or by the Company or any of its subsidiary or associated companies for subscription, purchase or exchange in which offer he is entitled to participate as a holder of securities or is or is to be interested as a participant in the underwriting or sub-underwriting thereof;

92.2.4
any proposal relating to of any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he is not the holder of, nor has an interest (within the meaning of the Act) in, one per cent. or more of (x) the issued shares of any class of the equity share capital of such company, or (y) the voting rights available to members of such company (or of a third company through which his interest is derived), any such interest being deemed for the purposes of this Article to be a material interest in all circumstances;

92.2.5
any proposal relating to the adoption, modification or operation of a pension or superannuation fund or retirement, death or disability benefits scheme under which he may benefit in a manner similar to the benefits awarded to other employees to whom the scheme relates or which has been approved by or is subject to and conditional upon approval for taxation purposes by the appropriate Revenue authorities;

92.2.6
any proposal relating to the adoption, modification or operation of any scheme for enabling employees (including full time executive Directors) of the Company and / or any subsidiary or associated company thereof to acquire shares in the Company or any of its subsidiary or associated companies under which he benefits or may benefit in a manner similar to the benefits awarded to other employees to whom the scheme relates or which has been approved by or is subject to and is conditional upon approval for taxation purposes by the appropriate Revenue authorities; or

92.2.7
any proposal concerning the giving of any indemnity pursuant to Article 131 or concerning insurance which the Company proposes to maintain or purchase for the benefit of Directors or for the benefit of persons including Directors.

92.3
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under Article 92.2.4) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

92.4
If a question arises at a meeting of Directors or of a committee of Directors as to the materiality of a Director’s interest or as to the right of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question may, before the conclusion of the meeting, be referred to the chairperson of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive. In relation to the chairperson, such question may be resolved by a resolution of a majority of the Directors (other than the chairperson) present at the meeting at which the question first arises.

92.5
The Company by ordinary resolution may suspend or relax the provisions of this Article to any extent or ratify any transaction not duly authorised by reason of a contravention of this Article.

92.6
For the purposes of this Article, an interest of a person who is connected with a Director, within the meaning of Section 220 of the Act shall be treated as interest of the Director and, in relation to an alternate Director, an interest of his appointor shall be treated as an interest of the alternate Director. A shareholding in, or any interest in debentures or other securities of, the Company of a Director, or of a person who is connected with a Director within the meaning of Section 220 of the Act shall not be deemed to be a material interest for the purposes of this Article.

92.7
Nothing in Section 228(1)(e) of the Act shall restrict a Director from entering into any commitment which has been approved by the Directors (or which has been approved pursuant to any authority delegated by the Directors in accordance with Part XII of these Articles). It shall be the duty of each Director to obtain prior approval of the Directors before entering into any commitment permitted by Section 228 of the Act.

93
Entitlement to Grant Pensions and Purchase Insurance

93.1
The Directors may provide benefits, whether by way of pensions, gratuities or otherwise, for any Director, former Director or other officer or former officer of the Company or to any person who holds or has held any employment with the Company or with any body corporate which is or has been a subsidiary or associated company of the Company or a predecessor in business of the Company or of any such subsidiary or associated company and to any member of his family or any person who is or was dependent on him and may set up, establish, support, alter, maintain and continue any scheme for providing all or any of such benefits and for such purposes any Director may accordingly be, become or remain a member of, or rejoin any scheme and receive or retain for his own benefit all benefits to which he may be or become entitled thereunder. The Directors may pay out of the funds of the Company any premiums, contributions or sums payable by the Company under the provisions of any such scheme in respect of any of the persons or class of persons above referred to who are or may be or become members thereof.
93.2
Subject to the provisions of Article 131, the Directors shall have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time, directors, officers, or employees of the Company or of any other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company, or any such other company or such subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission when in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

PART XV — PROCEEDINGS OF DIRECTORS
94
Regulation and Convening of Directors’ Meetings

94.1
Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Directors. Any Director may waive notice of any meeting and any such waiver may be retrospective. If the Directors so resolve, it shall not be necessary to give notice of a meeting of Directors to any Director or alternate Director who, being a resident of the State, is for the time being absent from the State.

94.2
Notice of a meeting of the Directors shall be deemed to be duly given to a Director if it is given to him personally or by word of mouth or sent in writing by delivery, post, facsimile, electronic mail or any other means of communication approved by the Directors to him at his last known address or any other address given by him to the Company for this purpose.

95
Quorum for Directors’ Meetings

95.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be two. A person who holds office only as an alternate Director shall, if his appointor is not present, be counted in the quorum but, notwithstanding that such person may act as alternate Director for more than one Director, he shall not count as more than one for the purposes of determining whether a quorum is present.

95.2
The continuing Directors or a sole Director may act notwithstanding any vacancies in their number but, if the number of Directors is less than the number fixed as the quorum, they may act only for the purpose of filling vacancies or of calling a general meeting.

96
Voting at Directors’ Meetings

96.1
Questions arising at any meeting of Directors shall be decided by a majority of votes. Each Director present and voting shall have one vote. Where there is an equality of votes, the chairperson of the meeting shall have a second or casting vote. A Director who is also an alternate Director for one or more Directors shall be entitled, in the absence of any such appointor from a meeting, to a separate vote at such meeting on behalf of each such appointor in addition to his own vote.

96.2
Each Director present at a meeting of Directors shall, in addition to his own vote, be entitled to one vote in respect of each other Director not present at the meeting who shall have authorised him (the “Authorised Director”) in respect of such meeting to vote for such other Director in the absence of such other Director, provided that:

96.2.1
no Authorised Director shall be entitled to any vote at a meeting on behalf of another Director pursuant to any such authority if the other Director shall have appointed an alternate Director and that alternate Director is present at the meeting at which the Authorised Director proposes to vote pursuant to the provisions of such authority;

96.2.2
any such authority may specifically provide that, in the absence of the Authorised Director from any meeting, his alternate, if present at the meeting, may exercise the authority instead of the Authorised Director and unless such provision is so made, no alternate Director of the Authorised Director shall be entitled to exercise any such authority on his behalf; and

96.2.3
if, pursuant to any of the provisions of this Article, an alternate Director shall become authorised to exercise any vote, he shall not be entitled to authorise any person other than himself to exercise such vote.

96.3
Any such authority may relate generally to all meetings of the Directors or to any specified meeting or meetings and must be in writing and may be sent by delivery, post, facsimile, electronic mail or any other means of communication approved by the Directors. The authority must be delivered to the Secretary for filing prior to or must be produced at the first meeting at which a vote is to be cast pursuant thereto.

97
Telecommunication Meetings

Any Director or alternate Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone, video link or other telecommunications equipment by means of which all persons participating in the meeting can hear each other speak and such participation in a meeting shall constitute presence in person at the meeting.
98
Chairperson of Meetings of Directors

Subject to any appointment to the office of chairpersonmade pursuant to these Articles, the Directors may elect a chairperson of their meetings and determine the period for which he is to hold office, but if no such chairperson is elected, or, if at any meeting the chairperson is unwilling to act or is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairperson of the meeting.
99
Validity of Acts of Directors

All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified from holding office or had vacated office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.
100
Directors’ Resolutions or other Documents in Writing

A resolution or other document in writing signed by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors and such resolution or other document signed by a Director may be delivered or transmitted to the Company (unless the Directors shall otherwise determine either generally or in any specific case) by post, facsimile, electronic mail or other means approved by the Directors, provided the contents of such resolution or other document, including the actual signature thereto, are, to the satisfaction of the Secretary, clear and visible therein. A resolution or other document(s) signed by an alternate Director need not also be signed by his appointor and, if it is signed by a Director who has appointed an alternate Director, it need not be signed by the alternate Director in that capacity.

PART XVI — THE SECRETARY
101
Appointment of Secretary

The Secretary shall be appointed by the Directors for such term, at such remuneration, and upon such conditions as they may think fit and any Secretary so appointed may be removed by them and a new Secretary appointed in his place.
102
Assistant Secretary

The Directors, at any time and from time to time, may appoint one or more assistant or deputy secretaries and any provision in these Articles requiring or authorising a thing to be done or determination to be made by or to the Secretary shall be satisfied by it being done by or to or made by any such assistant or deputy secretary.
PART XVII — SEALS OF THE COMPANY
103
Use of Seals

The Directors shall ensure that the common seal of the Company and any official securities seal kept pursuant to the Act shall only be used by the authority of the Directors or of a committee authorised by the Directors.
104
Signature of Sealed Instruments

104.1
Every instrument to which either the common seal of the Company or any official securities seal kept pursuant to the Act shall be affixed shall be signed by a Director and shall also be signed by the Secretary or by a second Director or by some other person appointed by the Directors for the purpose save that as regards any certificates for shares or debentures or other securities of the Company the Directors may by resolution determine that such signatures or either of them shall be dispensed with, or be printed thereon or affixed thereto by some method or system of mechanical signature provided that in any such case the certificate to be sealed shall have been approved for sealing by the Secretary or by the registrar of the Company or by the Auditors or by some other person appointed by the Directors for this purpose in writing (and, for the avoidance of doubt, it is hereby declared that it shall be sufficient for approval to be given and / or evidenced either in such manner (if any) as may be approved by or on behalf of the Directors or by having certificates initialled before sealing or by having certificates presented for sealing accompanied by a list thereof which has been initialled in each case by or on behalf of the Directors).

104.2
For the purposes of this Article 104, any instrument in electronic form to which the seal is required to be affixed, shall be sealed by means of an advanced electronic signature based on a qualified certificate of a Director and the Secretary or of a second Director or by some other person appointed by the Directors for the purpose.

105
Seal for Use Abroad

The Company may exercise the powers conferred by the Act with regard to having an official seal for use abroad, and such powers shall be vested in the Directors.
PART XVIII — DIVIDENDS AND RESERVES
106
Declaration of Dividends

Subject to the provisions of the Act, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Directors.
107
Interim and Fixed Dividends

Subject to the provisions of the Act the Directors may from time to time pay to the members interim dividends if it appears to them that they are justified by the profits of the Company available for distribution. If the share capital is divided into different classes, the Directors may pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but subject always to any restrictions for the time being in force (whether under these Articles, under the terms of issue of any shares or under any agreement to which the Company is a party, or otherwise howsoever), relating to the application, or the priority of application, of the Company’s profits available for distribution or to the declaration, or as the case may be the payment of dividends by the Company and no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. Subject as aforesaid, the Directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment. Provided the Directors act in good faith they shall not incur any liability to the Holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.
108
Reserves

The Directors may before recommending any dividend, whether preferential or otherwise, carry to reserve out of the profits of the Company such sums as they think proper. All sums standing to a reserve may be applied from time to time, at the discretion of the Directors for any purpose to which the profits of the Company may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or invested in such investments as the Directors may lawfully determine. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as they may lawfully determine. Any sum which the Directors may elect to carry to reserve out of the unrealised profits of the Company shall not be mixed with any reserve to which profits available for distribution have been carried. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.
109
Scrip Dividends

109.1
The Directors may, subject to approval by the Company by ordinary resolution (and provided that an adequate number of unissued Ordinary Shares is available for the purpose), prior to or contemporaneously with the announcement of the dividend in question, offer Holders of Ordinary Shares the right to elect to receive in lieu of such dividend (or part thereof) an allotment of additional Ordinary Shares credited as fully paid. In any such case, the following provisions shall apply:

109.1.1
Any such resolution of the Company may specify that the said right of election shall apply to a particular dividend or dividends or to all or any dividends falling to be declared or paid during a specified period, provided that such period shall expire no later than fifteen months after the date on which such resolution is passed or on the date of the holding of the next following annual general meeting, whichever is the first to occur, unless previously renewed, varied or revoked by the Company in general meeting.

109.1.2
The basis of allotment shall be determined by the Directors so that, as nearly as may be considered convenient but subject always to the Act the value of the additional Ordinary Shares to be allotted in lieu of any amount of cash dividend shall equal the cash amount of the dividend foregone (disregarding any tax credit attaching to the dividend). The said basis of allotment may, at the absolute discretion of the Directors, be exclusive of any fractional entitlements or, alternatively, may provide for a rounding up to the nearest number of Ordinary Shares, notwithstanding that the value thereof (as determined in accordance with Article 109.1.3) may be greater than the cash amount of the dividend.

109.1.3
The value of the Ordinary Shares shall be determined by the Directors by reference to the average of the Reference Prices of Ordinary Shares for the five Business Days commencing on the date on which the Ordinary Shares are quoted ex the relevant dividend or, in the event that this shall, in the opinion of the Directors, be impracticable, in such manner as the Directors may determine, taking into account, if appropriate, the price at which any recent dealing in the shares of the Company took place. For the purposes of this Article, the expression “Reference Price” shall mean, in respect of any Business Day on which there shall be a dealing on the New York Stock Exchange or London Stock Exchange (as the Directors may determine) in respect of Ordinary Shares, the closing quotation price in respect of such shares for such Business Day as published in the London Stock Exchange Daily Official List or by the New York Stock Exchange (or any successor to them) as appropriate and, in respect of any Business Day on which there shall be no such dealing, the price which is equal to (x) the mid-point between the high and low market guide prices in respect of such shares for such Business Day as published in the London Stock Exchange Daily Official List or by the New York Stock Exchange (or any successor to them) as appropriate, or (y) if there shall be only one such market guide price so published, the market guide price so published.
109.1.4
The Directors shall give notice in writing to the Holders of Ordinary Shares of any right of election afforded to them and shall send with or following such notice forms of election and specify the procedure to be followed (including, if so permitted, procedures for the retraction of an election), the place or places at which and the latest dates and times by which duly completed forms of election must be lodged in order to be effective (such dates or times to be different only to the extent that it is necessary to allow for the transmission of information to Dublin or for time differences between different places at which such forms may be lodged). Any such notice may be given prior to the general meeting at which approval for the right of election is to be given and subject to such approval being given. Any election by a member will be binding on every successor in title to the shares in respect of which the election is made. The Directors may also issue forms under which Holders of Ordinary Shares may elect to receive Ordinary Shares instead of cash both in respect of future dividends not yet declared or resolved (and accordingly in respect of which the basis of allotment shall not have been determined) and dividends already declared and resolved.

109.1.5
The cash dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable on any Ordinary Shares in respect of which the share election has been duly exercised (the “Elected Ordinary Shares”) and in lieu thereof additional Ordinary Shares (but not any fraction of any Ordinary Share) shall be allotted to the holders of the Elected Ordinary Shares on the basis of allotment determined as aforesaid and for such purpose the Directors shall capitalise, out of such of the sums standing to the credit of reserves (including any share premium account or undenominated capital or capital redemption reserve fund) or profit and loss account, whether or not the same is available for distribution as the Directors may determine, a sum equal to the aggregate nominal amount of additional Ordinary Shares to be allotted and premium (if any) on such basis and apply the same in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to and amongst the holders of the Elected Ordinary Shares on such basis. A resolution of the Directors capitalising any part of the reserves or profits hereinbefore mentioned shall have the same effect as if such capitalisation had been declared by a resolution passed at a general meeting of the Company.

109.1.6
The additional Ordinary Shares so allotted will rank pari passu in all respects with the fully paid Ordinary Shares then in issue save only as regards any rights attaching to such Ordinary Shares by reference to a record date prior to the date of allotment.

109.1.7
The Directors may do all acts and things considered necessary or expedient to give effect to any such capitalisation with full power for the Directors to make such provisions as they think fit in the case of shares becoming distributable in fractions (including, without limitation, provisions whereby, in whole or in part, the fractional entitlements are disregarded and the benefit of fractional entitlements accrues to the Company rather than to the members concerned). The Directors may authorise any person to enter on behalf of all the members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned. The Directors may, in their absolute discretion if it shall in their opinion seem expedient, suspend or terminate (whether temporarily or otherwise) such right to elect and may do such acts and things considered necessary or expedient with regard to, or in order to effect, any such suspension or termination.
109.1.8
Notwithstanding the foregoing, the Directors may at any time prior to payment of the relevant dividend determine, if it appears to them desirable to do so because of a change in circumstances, that the dividend shall be payable wholly in cash and if they so determine, all elections made shall be disregarded. The relevant dividend shall, in any event, be payable wholly in cash if the Ordinary Shares cease to be listed or dealt in on the Stock Exchange at any time prior to the due date of issue of the additional Ordinary Shares or if such listing is suspended and not reinstated at least three Business Days prior to the date immediately preceding the due date of such issue.

109.1.9
Notwithstanding anything to the contrary in this Article, the Directors may make such exclusions from any offer of rights of election to Holders of Ordinary Shares as they may think necessary or expedient in the light of any legal, regulatory or practical problems under the laws or regulations of any territory or jurisdiction or the requirements of any regulatory body or stock exchange and may in particular, on any occasion, determine that rights of election shall not be offered to any Holders of Ordinary Shares who are citizens or residents of any territory where the making or publication of an offer of rights of election or any exercise of rights of election or any purported acceptance of rights of election would or might be unlawful and in such event the provisions aforesaid shall be read and construed subject to such determination.

110
Apportionment of Dividends

Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. Subject as aforesaid, all dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly. For the purposes of this Article, no amount paid on a share in advance of calls shall be treated as paid on a share.
111
Deductions from Dividends

The Directors may deduct from any dividend or other monies payable to any member in respect of a share any monies presently payable by him to the Company in respect of that share.
112
Dividends in Specie

A general meeting declaring a dividend may, upon the recommendation of the Directors, direct that it shall be satisfied wholly or partly by the distribution of assets (and, in particular, of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways) and the Directors shall give effect to such resolution. Where any difficulty arises in regard to the distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof, in order to adjust the rights of all the parties, and may determine that cash payments shall be made to any members upon the footing of the value so fixed and may vest any such specific assets in trustees.
113
Payment of Dividends and Other Monies

113.1
Any dividend or other monies payable in cash in respect of any share (whether in USD or in any other currency) may be paid by such method as the Directors in their absolute discretion may decide, at the risk of the Holder or Holders entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such payment shall be made payable to the order of the person to whom it is sent and such payment shall be a good discharge to the Company. The Directors may also, in circumstances which they consider appropriate, arrange for payment of dividends or any other payments to any particular Holder or Holders by electronic funds transfer, bank transfer or by any other method selected by the Directors from time to time and in such event the debiting of the Company’s account in respect of the appropriate amount shall be deemed a good discharge of the Company’s obligations in respect of any payment made by such methods.
113.2
If payments are to be made by electronic transfer to an account (of a type approved by the Directors) nominated by a Holder or Holders but no such account is nominated by the Holder or Holders, or an electronic transfer into a nominated account is rejected or refunded, the Company may credit the amount payable to an account of the Company until the Holder or Holders nominates a valid account.

113.3
An amount credited to an account under Article 113.2 is to be treated as having been paid to the Holder or Holders at the time it is credited to that account. The Company will not be a trustee of the money and no interest will accrue on the money.

113.4
Payment by electronic transfer, cheque or warrant, or in any other way, is made at the risk of the person who is entitled to the money. The Company is treated as having paid a dividend if a payment using electronic or other means approved by the Directors is made in accordance with instructions given by the Company or if such a cheque or warrant is cleared. The Company will not be responsible for a payment which is lost or delayed.

113.5
In respect of shares in uncertificated form, where the Company is authorised to do so by or on behalf of the Holder or Holders in such manner as the Company shall from time to time consider sufficient, the Company may also pay any such dividend interest or other moneys by means of the relevant system concerned (subject always to the facilities and requirements of that relevant system). Every such payment made by means of the relevant system shall be made in such manner as may be consistent with the facilities and requirements of the relevant system concerned. Without prejudice to the generality of the foregoing, in respect of shares in uncertificated form, such payment may include the sending by the Company or by any person on its behalf of an instruction to the operator of the relevant system to credit the cash memorandum account of the Holder or Holders.

113.6
Any dividend or other payment to any particular Holder or Holders may be paid in such currency or currencies, other than Euro, as may from time to time be determined by the Directors and at the sole risk of the person or persons entitled thereto, and any such payment shall be made in accordance with such rules and regulations (including, without limitation, in relation to the conversion rate or rates) as may be determined by the Directors in relation thereto.

113.7
Any joint Holder or other person jointly entitled to a share as aforesaid may give effectual receipts for any dividend or other monies payable on or in respect of the share.

113.8
If on at least three consecutive occasions, cheques, warrants, or transfers in respect of payment of dividends or other monies payable on or in respect of any share have been despatched in accordance with the provisions of this Article but have been returned undelivered or left uncashed during the periods for which they were valid, the Company need not thereafter despatch further cheques, warrants or transfers in payment of dividends or other monies payable on or in respect of the share in question until the member or other person entitled thereto shall have communicated with the Company and supplied in writing to the Secretary an address or account details as appropriate for the purpose.

114
Dividends Not to Bear Interest

No dividend or other monies payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.
115
Payment to Holders on a Particular Date

Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Directors, may specify that the same may be payable to the persons registered as the Holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Article shall mutatis mutandis apply to capitalisations to be effected in pursuance of these Articles (including, without limitation, pursuant to the provisions of Article 109).
116
Unclaimed Dividends

Any dividend which has remained unclaimed for twelve years from the date the dividend became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other monies payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof. Any dividend, interest or other sum payable which remains unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed.
PART XIX — POWER TO CAPITALISE
117
Capitalisation of Non-Distributable Profits and Reserves

117.1
Subject to the Act, the board may with the authority of an ordinary resolution of the Company:

117.1.1
subject to the provisions of this Article, resolve to capitalise any of the Company’s profits available for distribution and/or any sum, for the time being, standing to the credit of any of the Company’s other reserves, reserve accounts or funds, by whatever name called and whether distributable or non-distributable (including, without limitation, the share premium account, the undenominated capital account, any unrealised revaluation reserves, any capital redemption reserves and any merger reserves), if any; (b) appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant board resolution who, unless provided otherwise, would have been entitled to it if it were distributed by way of dividend and in the same proportions;

117.1.2
apply that sum on behalf of the members or the members of any class either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal value or nominal value plus share premium, as the case may be, equal to the sum capitalised, but the share premium account, the undenominated capital account, any revaluation reserves, any capital redemption reserves, any merger reserves and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up in full unissued shares to be allotted to the members or the members of any class of a nominal value or nominal value plus share premium equal to the sum capitalised;

117.1.3
allot the shares, debentures or other obligations credited as fully paid to those members or members of any class, or as they may direct, in those proportions, or partly in one way and partly in the other;

117.1.4
where shares or debentures become, or would otherwise become, distributable under this Article in fractions, make such provision as they think fit for any fractional entitlements including without limitation authorising their sale and transfer to any person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

117.1.5
authorise any person to enter into an agreement with the Company on behalf of all the members or members of any class concerned providing for either:

(a)
the allotment to the members or members of any class respectively, credited as fully paid, of any shares, debentures or other obligations to which they are entitled on the capitalisation; or

(b)
the payment up by the Company on behalf of the members or members of any class of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised, and any agreement made under that authority shall be binding on all such members or members of any class, as the case may be; and

117.1.6
generally do all acts and things required to give effect to the ordinary resolution.

118
Implementation of Capitalisation Issues

Whenever such a resolution is passed in pursuance of the preceding Article, the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provisions as they shall think fit for the case of shares or debentures becoming distributable in fractions (and, in particular, without prejudice to the generality of the foregoing, either to disregard such fractions or to sell the shares or debentures represented by such fractions and distribute the net proceeds of such sale to and for the benefit of the Company and / or to or for the benefit of the members otherwise entitled to such fractions in due proportions) and also to authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may become entitled on such capitalisation or, as the case may require, for the payment up by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be effective and binding on all such members.
PART XX — NOTICES
119
Notices in Writing

Subject to the Act and except where otherwise expressly provided for in these Articles, any notice, document or information to be given, served or delivered by the Company pursuant to these Articles shall be in writing in a paper copy or, subject to Article 121, in electronic form.
120
Service of Notices

120.1
A notice or document (including a share certificate) to be given, served or delivered in pursuance of these Articles may be given to, served on or delivered to any member by the Company (or any agent / the registrar of the Company acting on its behalf):

120.1.1
by handing it to him or his authorised agent;

120.1.2
by leaving it at his registered address;

120.1.3
by sending it by post in a pre-paid cover addressed to him at his registered address;

120.1.4
by sending it by means of electronic mail or other means of electronic communication approved by the Directors to the address of the member notified to the Company by the member for such purpose; or

120.1.5
by displaying it on a website (except a share certificate), the address of such shall be notified to the members in writing.

120.2
Where a notice or document is given, served or delivered pursuant to Article 120.1.1 or Article 120.1.2, the giving, service or delivery thereof shall be deemed to have been effected at the time it was handed to the member or his authorised agent, or left at his registered address (as the case may be).

120.3
Where a notice or document is given, served or delivered pursuant to Article 120.1.3, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving such service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

120.4
Where a notice or document is given, served or delivered pursuant to Article 120.1.4, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twelve hours after despatch.

120.5
If a notice or document (other than a share certificate) is displayed on a website pursuant to Article 120.1.5 it is treated as being delivered when the recipient received (or is deemed to have received) notice of the fact that the material was available on the website.

120.6
Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to Article 120.1.4, if sent to the address notified to the Company by the member for such purpose notwithstanding that the Company may have notice of the death, incapacity, bankruptcy, liquidation or disability of such member.

120.7
Without prejudice to the provisions of Article 120.1 and Article 120.2, if at any time by reason of the suspension or curtailment of postal services within the State, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice issued through an RIS and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said notice is issued by such RIS. In any such case, the Company shall put a full copy of the notice of the general meeting on its website and shall send confirmatory copies of the notice through the post to those members whose registered addresses are outside the State (if or to the extent that in the opinion of the Directors it is practical so to do) or are in areas of the State unaffected by such suspension or curtailment of postal services and if at least ninety-six hours prior to the time appointed for the holding of the meeting the posting of notices to members in the State, or any part thereof which was previously so affected, has again, in the opinion of the Directors, become practical, the Directors shall forthwith send confirmatory copies of the notice by post to such members. The accidental omission to give any such confirmatory copy of a notice of a meeting to, or the non-receipt of any such confirmatory copy by, any person entitled to receive the same shall not invalidate the proceedings at the meeting.

120.8
At the option of the Company, and where appropriate means are available, notice may also be served on any particular Holder or Holders by means of facsimile, electronic mail or other such means as may be available.

120.9
Notwithstanding anything contained in this Article, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than the State.

121
Use of Electronic Communication

121.1
Any requirement in these Articles or otherwise for the consent of a member, to be obtained or given, in respect to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s audited account and the directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him/her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, he/she may revoke such consent at any time by requesting the Company to communicate with him/her in documented form; provided however, that such revocation shall not take effect until ten days after written notice of the revocation is received by the Company.

121.2
Notwithstanding any other provision of these Articles, whenever any person (including without limitation the Company, a Director, the Secretary, any officer of the Company, a member or any other person) is required or permitted by these Articles or otherwise to give or receive information in writing, such information may be given or received in electronic form, whether as an electronic communication or otherwise in such manner or form and subject to such restrictions as the Directors shall determine from time to time in their absolute discretion and subject to the following provisions of this Article.

121.3
Subject to Article 120.1.4, the manner or form (including any relevant restrictions) of or relating to electronic communication between the Company, the Directors, the Secretary, the officers of the Company, the members or any other person shall be governed by such terms and conditions of electronic communication as may be made by the Directors at any time and from time to time. The Directors may at any time supplement, vary or revoke any such terms and conditions.

121.4
The Company and its Directors, Secretary or officers shall not be compelled to receive or to send electronic communications or information in electronic form under these Articles or otherwise until such time as the Directors shall have advised (pursuant to any terms and conditions of electronic communication or otherwise) the recipient or giver, as the case may be, in writing of the manner, form and restrictions (if any) by which such information may be sent or received.

121.5
The terms and conditions of electronic communication issued by the Directors pursuant to this Article may include, without limitation, provisions designed to:

121.5.1
ensure the security of electronic communication;

121.5.2
establish and authenticate the identity of the giver or recipient, as the case may be, of the information;

121.5.3
record the consent of the giver or recipient, as the case may be, of the information by electronic means or in electronic form; and

121.5.4
prescribe the method of determining the date and time at which any electronic communication is to be treated as sent or received.

121.6
For the avoidance of doubt, any giver or recipient of information who has notified the Company in writing of his election to give or receive information in electronic form whether as an electronic communication or otherwise may at any time, by notice given in accordance with the terms and conditions of electronic communication issued by the Directors, elect to give or receive the information in any one of the other forms permitted by these Articles.

121.7
An electronic communication shall not be treated as received by the Company if it is rejected by computer virus protection arrangements.

121.8
Nothing in the preceding provisions of this Article 121 shall affect any requirement of the Act or any other laws that a particular offer, notice or other document be served in any particular manner.

122
Service on Joint Holders

A notice may be given by the Company to the joint Holders of a share by giving the notice to the joint Holder whose name stands first in the Register in respect of the share and notice so given shall be sufficient notice to all the joint Holders.
123
Service on Transfer or Transmission of Shares

123.1
Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the Register in respect of the share, has been duly given to a person from whom he derives his title provided that the provisions of this Article shall not apply to any notice served under Article 12.1 or to any notice served under Article 13 unless, under the provisions of Article 13.3, it is a notice which continues to have effect notwithstanding the registration of a transfer of the shares to which it relates.

123.2
Without prejudice to the provisions of these Articles allowing a meeting to be convened by notice issued by an RIS, a notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

124
Signature to Notices

The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.
125
Deemed Receipt of Notices

A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company, shall be deemed to have received due notice of the meeting and, where requisite, of the purposes for which it was called.
PART XXI — WINDING UP
126
Distribution on Winding Up

If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. If in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the assets shall be distributed among the members in accordance with Article 3. Provided that this Article shall not affect the rights of the Holders of shares issued upon special terms and conditions.
127
Distribution in Specie

If the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Act divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as he, with the like sanction determines, but so that no member shall be compelled to accept any assets upon which there is a liability.
PART XXII — MISCELLANEOUS
128
Inspection and Confidentiality

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act or authorised by the Directors or by the Company in general meeting and no member (not being a Director) shall be entitled to require discovery of or receive any information concerning any detail of the business, assets, property, trading or customers of the Company or any subsidiary or associated company thereof or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of business by the Company or any subsidiary or associated company thereof and which, in the opinion of the Directors, it would be inexpedient in the interests of the members of the Company to communicate to the public.

129
Destruction of Records

The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof, all notifications of change of address at any time after the expiration of two years from the date of recording thereof and all share certificates and dividend mandates which have been cancelled or ceased to have effect at any time after the expiration of one year from the date of such cancellation or cessation. It shall be conclusively presumed in favour of the Company that every entry in the Register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made and every instrument duly and properly registered and every share certificate so destroyed was a valid and effective document duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that:
129.1
the provision aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

129.2
nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

129.3
references herein to the destruction of any document include references to the disposal thereof in any manner.

130
Untraced Shareholders

130.1
The Company shall be entitled to sell at the best price reasonably obtainable any share of a Holder, or any share to which a person is entitled by transmission, if and provided that:

130.1.1
for a period of twelve years no cheque or warrant sent by the Company through the post in a pre-paid letter addressed to the Holder, or to the person entitled by transmission to the share, at his address on the Register or otherwise the last known address given by the Holder, or to the person entitled by transmission, to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the Holder, or the person entitled by transmission, (provided that during such twelve year period at least three dividends shall have become payable in respect of such share);

130.1.2
the Company has, on or after the expiration of the said period of twelve years, by advertisement in a national newspaper both in the State and in the United Kingdom, and in a newspaper circulating in the area in which the address referred to in Article 130.1.1 is located, given notice of its intention to sell such share;

130.1.3
the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the Holder or person entitled by transmission; and

130.1.4
the Company has first given notice in writing to the New York Stock Exchange and the London Stock Exchange of its intention to sell such share.

130.2
To give effect to any such sale, the Company may appoint any person to execute as transferor an instrument of transfer of such share and such instrument of transfer shall be as effective as if it had been executed by the Holder or the person entitled by transmission to such share. The transferee shall be entered in the Register as the Holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase monies nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

130.3
The Company shall account to the Holder or other person entitled to such share for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such Holder or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments as the Directors may from time to time think fit.
130.4
Where a share, which is to be sold as provided in this Article 130, is held in uncertificated form, the Directors may authorise some person to do all that is necessary to change such share into certificated form prior to its sale under this Article.

131
Indemnity

131.1
Subject to the provisions of and so far as may be permitted by the Act every present or former Director and every present or former Secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

131.2
As far as permissible under the Act, the Company shall indemnify any current or former executive or officer of the Company (excluding any present or former Director or Secretary) or any person who is serving or has served at the request of the Company as a director, executive, officer or trustee of another company, joint venture or other enterprise, including any Company subsidiary (each individually, a “Covered Person”) against any expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which he or she was, is, or is threatened to be, made a party, or is otherwise involved, by reason of the fact that he or she is or was a Covered Person.

131.3
In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify, to the fullest extent permitted by the Act, each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company unless and only to the extent that the Court or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper.

131.4
Any indemnification under this Article 131 (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this Article 131. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

131.5
As far as permissible under the Act, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in this Article 131 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a written affirmation by or on behalf of the particular indemnitee of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorised by these Articles.

131.6
It being the policy of the Company that indemnification of the persons specified in this Article 131 shall be made to the fullest extent permitted by law, the indemnification provided by this Article 131 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the memorandum of association, these Articles, any agreement, any insurance purchased by the Company, any vote of members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, (b) of the power of the Company or any of its subsidiaries to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth, or (c) of any amendments or replacements of the Act which permit for greater indemnification of the persons specified in this Article 131 and any such amendment or replacement of the Act shall hereby be incorporated into these Articles. As used in this Article 131.6, references to the “Company” include all constituent companies in a scheme of arrangement, consolidation or merger in which the Company or any predecessor to the Company by scheme of arrangement, consolidation or merger was involved. The indemnification provided by this Article 131 shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.

131.7
The Company may additionally indemnify any employee or agent of the Company or any director, executive, officer, employee or agent of any of its subsidiaries to the fullest extent permitted by law.

132
Arrangements in respect of the listing of the Company’s Ordinary Shares in the US

Subject to Article 132.2, immediately prior to or upon the listing of the Company’s Ordinary Shares on the New York Stock Exchange (the “US Listing”) becoming effective (the “Effective Time”), the legal title to each Euroclear Share shall be automatically transferred (without any further action by Euroclear Nominees) as follows:
132.1.1
in respect of such number of Euroclear Shares as is equal to the number of Euroclear Shares represented by CDIs, legal title to such Euroclear Shares shall be transferred to Cede & Co., which will be recorded in the Register as the Holder of all such Euroclear Shares (as nominee for DTC), to be held pursuant to the rules and regulations of DTC on behalf of CTCNA (or such other person as the Directors may nominate) (the “DI Custodian”), as custodian for Computershare Investor Services plc (or such other person as the Directors may nominate) (the “DI Depositary”), which shall hold its interest(s) in such Euroclear Shares on trust as bare trustee under English law for the participants in the CREST System (“CREST Participants”) credited with the relevant CDI(s) on the US Listing Record Date against the issue to such CREST Participants of depositary interests operated by the DI Depositary (each representing an entitlement to one underlying Ordinary Share in the Company) (a “Depositary Interest”) under the arrangements described in the Company’s prospectus as approved by the Financial Conduct Authority of the United Kingdom prior to the date of adoption of these Articles (the “Prospectus”) and the relevant Depositary Interests will be issued subject to and governed by the terms and conditions of the DI Deed (as defined in the Prospectus); and

132.1.2
in respect of all Euroclear Shares other than those transferred pursuant to Article 132.1.1, the Directors, acting in their absolute discretion on or before the Effective Time, shall be authorised to determine that legal title to such Euroclear Shares shall be transferred in accordance with this Article 132 either:

(a)
severally, to the EB Participants (or such other person as the Directors may nominate) which are interested in such Euroclear Shares on the US Listing Record Date, with each such EB Participant being recorded in the

Register as the sole Holder of such number of Euroclear Shares as that EB Participant was interested on the US Listing Record Date (and each such EB Participant, or their nominee, shall be deemed to have consented to becoming a member of the Company for the purpose of section 168(2) of the 2014 Act), and all such Euroclear Shares shall automatically become held in registered form in accordance with Article 15 without any further action by Euroclear Nominees, such EB Participant or the Company (or by the Company’s appointed registrar or transfer agent); and/or
(b)
to Cede & Co., which will be recorded in the Register as the Holder of all such Euroclear Shares (as nominee for DTC), to be held pursuant to the rules and regulations of DTC on behalf of the relevant entity through which Euroclear Bank holds its DTC participant account at the Effective Time, operating as investor central securities depository, which will hold its interests in such Euroclear Shares on behalf of the EB Participants interested in the relevant Euroclear Shares on the US Listing Record Date (and each EB Participant will continue to hold the same number of Belgian Law Rights (each representing one underlying Ordinary Share in the Company) as it did on the US Listing Record Date).

132.2
Nothing in Article 132.1 shall apply to any Ordinary Share which the Directors, acting in their absolute discretion on or before the Effective Time, determine to be a Restricted Share. Instead, the Directors are irrevocably instructed and authorised to make such arrangements as they, acting in their absolute discretion, consider necessary, desirable or appropriate in relation to any Restricted Share(s) so that, following the Effective Time, such Restricted Share(s) are held in a manner that facilitates the effectiveness of the US Listing. The power conferred on the Directors pursuant to this Article 132.2 shall include, but is not limited to, (i) the power to convert any such Restricted Shares to registered form in accordance with Article 15.1 and (ii) the power to transfer, as attorney and/or agent on behalf of any Restricted Shareholder, legal title to any Restricted Share to such third party as the Directors may reasonably determine, in each case in order to comply with applicable US federal securities laws, the rules and regulations of DTC or any other applicable law.

132.3
All mandates, preferences, elections and instructions of Holders of Ordinary Shares relating to the payment currency of dividends, notices and other communications which are in force immediately prior to the Effective Time will, to the extent reasonably possible, be continued after the Effective Time unless and until varied or revoked by such Holder at any time thereafter.

132.4
To give effect to the US Listing, each Holder of Ordinary Shares is deemed to have consented and agreed to the following:

132.4.1
the Company is irrevocably instructed and authorised to appoint any person (including the Secretary and any officer or employee of the Company or the registrar to the Company) as attorney and/or agent for the Holders of the Ordinary Shares (or any subsequent Holder or any nominee of such Holder or any such subsequent Holder) to take all such actions and do all such other things and execute and deliver all such documents and electronic communications as may be required or as may, in the opinion of such attorney or agent, be necessary or desirable to give full effect to the provisions of this Article 132, including but not limited to executing and delivering as transferor any instrument of transfer, form of register removal or instructions of transfer whether in written or electronic form on behalf of the relevant Holder (or any subsequent Holder or any nominee of such Holder or any such subsequent Holder) in favour of any person (including any transfer of legal title to Euroclear Shares to Cede & Co. (as nominee for DTC) as contemplated in Articles 132.1.1 or 132.1.2(b), any transfer of legal title to any Euroclear Share to any EB Participant (or any nominee of such EB Participant) as contemplated in Article 132.1.2(a) or any transfer of legal title to any Restricted Shares as contemplated in Article 132.2) and any such attorney and/or agent shall be entitled to certify on behalf of the relevant Holder that any such instrument of transfer, form of register removal or instructions of transfer will not result in a change in beneficial ownership of the underlying Ordinary Shares and that such transfer is not made in contemplation of a sale; and
132.4.2
the registrar to the Company and/or the Secretary may complete the registration of the transfer of legal title to any Ordinary Share as described in this Article 132 by registering the relevant Ordinary Shares in the name of the transferee in the Register without having to furnish the former Holder of the Ordinary Shares with any evidence of transfer or receipt.

133
Shareholder rights plan

133.1
Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights plan (a “Rights Plan”), upon such terms and conditions as the Directors deem expedient and in the best interests of the Company, including, without limitation, where the Directors are of the opinion that a Rights Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein.

133.2
The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares or preferred shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights Plan.

133.3
For the purposes of effecting an exchange of Rights for ordinary shares or preferred shares in the share capital of the Company (an “Exchange”), the Directors may:

133.3.1
resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the ordinary shares or preferred shares which are to be exchanged for the Rights; and

133.3.2
apply that sum in paying up in full ordinary shares or preferred shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange effected pursuant to the terms of a Rights Plan.

133.4
The common law duties of the Directors to the Company are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the best interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

Annex C
September 9, 2023
The Board of Directors
WestRock Company
1000 Abernathy Road NE,
Atlanta, Georgia 30328
Dear Members of the Board:
We understand that WestRock Company, a Delaware corporation (“WestRock”), Smurfit Kappa Group plc, an Irish public limited company (“Smurfit Kappa”), Cepheidway Limited, an Irish private limited company and an indirect wholly owned subsidiary of Smurfit Kappa (“ListCo”) and Sun Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Smurfit Kappa (“Merger Sub”) propose to enter into a Transaction Agreement (the “Agreement”), pursuant to which the businesses of WestRock and Smurfit Kappa will be combined (the “Transaction”). Pursuant to the Agreement, (A) ListCo and Smurfit Kappa will implement a scheme of arrangement under Section 450 of the Companies Act 2014 of Ireland in which each outstanding ordinary share, par value €0.001 per share, of Smurfit Kappa (the “Smurfit Kappa Shares”), other than any Designated Shares (as defined in the Agreement), will be transferred to ListCo in exchange for the right to receive one ordinary share, par value €1.00 per share, of ListCo (the “ListCo Shares”) (the “Smurfit Kappa Share Exchange”); and (B) Merger Sub will be merged with and into WestRock and each outstanding share of the common stock, par value $0.01 per share, of WestRock (“WestRock Common Stock”), other than shares of WestRock Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of WestRock Common Stock, by any subsidiary of WestRock, and by Smurfit Kappa, Merger Sub or any of their respective subsidiaries (such holders, collectively, “Excluded Holders”), will be converted into the right to receive (i) $5.00 in cash (the “Cash Consideration”) and (ii) one ListCo Share (such number of shares so issuable, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of WestRock Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.
In connection with this opinion, we have:
(i)
Reviewed the financial terms and conditions of a draft, dated September 8, 2023, of the Agreement;

(ii)
Reviewed certain publicly available historical business and financial information relating to WestRock and Smurfit Kappa;

(iii)
Reviewed various financial forecasts and other data provided to us by WestRock relating to the business of WestRock, financial forecasts and other data provided to us by Smurfit Kappa relating to the business of Smurfit Kappa and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Smurfit Kappa and WestRock to be realized from the Transaction;

(iv)
Held discussions with members of the senior managements of WestRock and Smurfit Kappa with respect to the businesses and prospects of WestRock and Smurfit Kappa, respectively, and the projected synergies and other benefits anticipated by the managements of Smurfit Kappa and WestRock to be realized from the Transaction;

(v)
Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of WestRock and Smurfit Kappa, respectively;

(vi)
Reviewed historical stock prices and trading volumes of WestRock Common Stock and Smurfit Kappa Shares;

(vii)
Reviewed the potential pro forma financial impact of the Transaction on ListCo based on the financial forecasts referred to above relating to WestRock and Smurfit Kappa and the projected synergies and other benefits referred to above anticipated to be realized from the Transaction; and

(viii)
Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of WestRock or Smurfit Kappa or concerning the solvency or fair value of WestRock or Smurfit Kappa, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the managements of Smurfit Kappa and WestRock to be realized from the Transaction, we have assumed, with the consent of WestRock, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of WestRock and Smurfit Kappa, respectively, and such synergies and other benefits. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We further note that volatility in the credit, commodities and financial markets may have an effect on WestRock, Smurfit Kappa, ListCo or the Transaction and we are not expressing an opinion as to the effects of such volatility or such disruption on WestRock, Smurfit Kappa, ListCo or the Transaction. We do not express any opinion as to the prices at which shares of WestRock Common Stock, Smurfit Kappa Shares or the ListCo Shares may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with WestRock. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which WestRock might engage or the merits of the underlying decision by WestRock to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of WestRock, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of WestRock have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of WestRock, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on WestRock, Smurfit Kappa, ListCo or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that WestRock obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.
Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to WestRock in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided certain investment banking services to WestRock and, Smurfit Kappa, for which we have received compensation, including, during the past two years, having acted as financial advisor to WestRock in connection with ongoing strategic, financial and corporate preparedness advisory work during this time and in connection with WestRock’s acquisition of Grupo Gondi in 2022, and as financial advisor to Smurfit Kappa in connection with an investor study in 2021. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of WestRock, Smurfit Kappa and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of WestRock, Smurfit Kappa and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of WestRock (in its capacity as such) and our opinion is rendered to the Board of Directors of WestRock in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.
Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of WestRock Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.
Very truly yours,
LAZARD FRERES & CO. LLC
By
/s/ Donald N. Fawcett

Donald N. Fawcett
Managing Director

Annex D
[Evercore Letterhead]
September 9, 2023
The Board of Directors
WestRock Company
1000 Abernathy Road NE,
Atlanta, Georgia 30328
Members of the Board of Directors:
We understand that WestRock Company, a Delaware corporation (“WestRock”) proposes to enter into a Transaction Agreement (the “Agreement”) with Smurfit Kappa Group plc, an Irish public limited company (“Smurfit Kappa”), Cepheidway Limited, an Irish private limited company and an indirect wholly owned subsidiary of Smurfit Kappa (“ListCo”) and Sun Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Smurfit Kappa (“Merger Sub”) pursuant to which the businesses of WestRock and Smurfit Kappa will be combined (the “Transaction”). Pursuant to the Agreement, (A) ListCo and Smurfit Kappa will implement a scheme of arrangement under Section 450 of the Companies Act 2014 of Ireland in which each outstanding ordinary share, par value €0.001 per share, of Smurfit Kappa (the “Smurfit Kappa Shares”), other than any Designated Shares (as defined in the Agreement), will be transferred to ListCo in exchange for the right to receive one ordinary share, par value €1.00 per share, of ListCo (the “ListCo Shares”); and (B) Merger Sub will be merged with and into WestRock and each outstanding share of the common stock, par value $0.01 per share, of WestRock (“WestRock Common Stock”), other than shares of WestRock Common Stock held by Smurfit Kappa, Merger Sub or any of their respective subsidiaries, shares of WestRock Common Stock held by any subsidiary of WestRock, and Dissenting Shares (as defined in the Agreement) (collectively, “Excluded Shares”), will be converted into the right to receive (i) $5.00 per share in cash (the “Cash Consideration”) and (ii) one ListCo Share (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
The Board of Directors has asked us whether, in our opinion, the Consideration to be received by holders of the WestRock Common Stock, other than holders of Excluded Shares, in the Transaction is fair, from a financial point of view, to such holders.
In connection with rendering our opinion, we have, among other things:
(i)
reviewed certain publicly available business and financial information relating to WestRock and Smurfit Kappa that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)
reviewed certain internal projected financial data relating to WestRock and furnished to us by the management of WestRock, certain internal projected financial data relating to Smurfit Kappa prepared and furnished to us by management of Smurfit Kappa, each as approved for our use by WestRock (the “Forecasts”), including certain operating synergies prepared by the managements of Smurfit Kappa and WestRock and expected to result from the Transaction, as approved for our use by WestRock (the “Synergies”);

(iii)
discussed with managements of WestRock and Smurfit Kappa their assessments of the past and current operations of WestRock and Smurfit Kappa, respectively, the current financial condition and prospects of WestRock and Smurfit Kappa, respectively, together with the Forecasts and the Synergies;

(iv)
reviewed the reported prices and the historical trading activity of WestRock Common Stock and Smurfit Kappa Common Stock;

(v)
compared the financial performance of WestRock and Smurfit Kappa and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vi)
reviewed the financial terms and conditions of a draft, dated September 8, 2023, of the Agreement; and

(vii)
performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the managements of WestRock and Smurfit Kappa that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, including the Synergies, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of WestRock and Smurfit Kappa as to the future financial performance of WestRock and Smurfit Kappa and the other matters covered thereby. We have relied, at your direction, on the assessments of the managements of WestRock and Smurfit Kappa as to WestRock’s and Smurfit Kappa’s respective abilities to achieve the Synergies and have been advised by the managements of WestRock and Smurfit Kappa, and have assumed with your consent, that the Synergies will be realized in the amounts and at the times projected. We express no view as to the Forecasts, including the Synergies, or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Agreement will not differ from the draft Agreement reviewed by us, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on WestRock, Smurfit Kappa, ListCo or the consummation of the Transaction or reduce the contemplated benefits to the holders of WestRock Common Stock of the Transaction.
We have not conducted a physical inspection of the properties or facilities of WestRock or Smurfit Kappa and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of WestRock or Smurfit Kappa, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of WestRock or Smurfit Kappa under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of WestRock Common Stock (other than holders of Excluded Shares), from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of WestRock, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of WestRock, or any class of such persons, whether relative to the Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Agreement. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to WestRock, nor does it address the underlying business decision of WestRock to engage in the Transaction. We do not express any view on, and our opinion does not address, what the value of the ListCo Shares actually will be when issued or the prices at which WestRock Common Stock, Smurfit Kappa Shares or the ListCo Shares will trade at any time, including following announcement or consummation of the Transaction. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of WestRock Common Stock or any business combination or other extraordinary transaction involving WestRock. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of WestRock Common Stock should vote or act in respect of the Transaction. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on WestRock, Smurfit Kappa, ListCo or the Transaction or as to the impact of the Transaction on the solvency or viability of WestRock, Smurfit Kappa or ListCo or the ability of WestRock, Smurfit Kappa or ListCo to pay their obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by WestRock and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Board of Directors in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion, a further portion of which is payable upon execution by WestRock of the Transaction Agreement, and a substantial portion of which is contingent upon the consummation of the Transaction. WestRock has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to WestRock and we have not received any compensation from WestRock during such period. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to Smurfit Kappa and we have not received any compensation from Smurfit Kappa during such period. We may provide financial advisory or other services to WestRock, Smurfit Kappa and ListCo in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to WestRock, Smurfit Kappa, ListCo, potential parties to the Transaction and/or any of their respective affiliates or persons that are competitors, customers or suppliers of WestRock or Smurfit Kappa.
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except WestRock may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by WestRock to its stockholders relating to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of the WestRock Common Stock, other than holders of Excluded Shares, in the Transaction is fair, from a financial point of view, to such holders.
Very truly yours,
EVERCORE GROUP L.L.C.
By:
/s/ Mike Palm

Mike Palm

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
SMURFIT WESTROCK LIMITED

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Smurfit WestRock Limited
Opinion on the Consolidated Financial Statements
We have audited the accompanying Consolidated Balance Sheet of Smurfit WestRock Limited and subsidiaries (the Company) as of December 31, 2023 and 2022, the related Consolidated Statements of Comprehensive Income/(Loss), Changes in Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively, the Consolidated Financial Statements). In our opinion, the Consolidated Financial Statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These Consolidated Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Consolidated Financial Statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the Consolidated Financial Statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Consolidated Financial Statements.
Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Consolidated Financial Statements. We believe that our audits provide a reasonable basis for our opinion.
Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.
/s/ KPMG
KPMG
We have served as the Company’s auditor since 2024.
Dublin, Ireland
February 14, 2024

CONSOLIDATED BALANCE SHEETS
(in actual Dollars)
	2023	2022
Assets
Cash and cash equivalents	$111	$107
Total Assets	111	107
Equity:
Common stock, €1; and 100 shares authorized, 100 shares outstanding at December 31, 2023 and 2022, respectively	114	114
Accumulated other comprehensive loss	(3)	(7)
Total Stockholders’ Equity	$111	$107
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(in actual Dollars)
	Year ended December 31,
	2023	2022	2021
Net income	$—	$—	$—
Other comprehensive income/(loss)
Foreign currency:
Foreign currency translation gain/(loss)	4	(6)	(10)
Comprehensive income/(loss)	$4	$(6)	$(10)
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in actual Dollars)
	Year Ended December 31,
	2023	2022	2021
Operating activities:
Net income	$—	$—	$—
Net cash provided by operating activities	—	—	—
Investing activities:
Net cash provided by investing activities	—	—	—
Financing activities:
Net cash provided by financing activities	—	—	—
Increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	107	113	123
Effect of exchange rates on cash and cash equivalents	4	(6)	(10)
Cash and cash equivalents at end of period	$111	$107	$113
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in actual Dollars, except share data)
	Common Shares		Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2020	100	$114	$9	$123
Net income	—	—	—	—
Other comprehensive loss	—	—	(10)	(10)
Balance at December 31, 2021	100	114	(1)	113
Net income	—	—	—	—
Other comprehensive loss	—	—	(6)	(6)
Balance at December 31, 2022	100	114	(7)	107
Net income	—	—	—	—
Other comprehensive income	—	—	4	4
Balance at December 31, 2023	100	$114	$(3)	$111
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Description of Business and Summary of Significant Accounting Policies
Description of Business
Smurfit WestRock Limited (formerly known as Cepheidway Limited) (“Smurfit WestRock,” or the “Company”) is a company limited by shares that was incorporated in Ireland on July 6, 2017. The registered office of the Company is Beech Hill, Clonskeagh, Dublin 4, Ireland, which is also the principal place of business of the Company. In December 2023, the Company changed its legal name from Cepheidway Limited to Smurfit WestRock Limited.
Other than activities related to its formation, the Company has not conducted any operations since its incorporation. Unless the context otherwise requires, Smurfit WestRock and “the Company” refer to the business of Smurfit WestRock and its wholly-owned subsidiaries.
Basis of Presentation
The Consolidated Financial Statements have been derived from the historical accounting records of Smurfit WestRock and were prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). The Company’s fiscal year ends December 31. The reporting currency is the U.S. dollar. The Consolidated Financial Statements include the accounts of Smurfit WestRock and its wholly owned subsidiaries for which it has a controlling financial interest. All intercompany accounts and transactions have been eliminated.
Summary of Significant Accounting Policies
The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the company’s financial statements.
Foreign Currency
The Consolidated Financial Statements are presented in U.S. dollars, which is the reporting currency of the Company. The functional currency of the Company is the Euro. We translate the assets and liabilities from the respective functional currency to U.S. dollars using end-of-period exchange rates. Changes in the carrying value of these assets and liabilities attributable to fluctuations in exchange rates are recognized in “Foreign currency translation gain/(loss)”, a component of Total Other comprehensive income/(loss).
2. Transaction Agreement with WestRock
On September 12, 2023, Smurfit Kappa Group plc (“Smurfit Kappa”) and WestRock Company, a public company incorporated in Delaware announced they had reached a definitive agreement on the terms of a proposed combination to be implemented through (i) an acquisition by Smurfit WestRock Limited (to be re-registered and renamed Smurfit WestRock plc) of the entire issued share capital of Smurfit Kappa by means of the Scheme under Section 450 of the Irish Companies Act 2014; and (ii) a merger of a subsidiary of Smurfit WestRock with and into WestRock.
Under the terms of the Transaction Agreement:
a)
for each share of common stock of WestRock, the common stockholders of WestRock will receive one new Smurfit WestRock share and $5 in cash; and

b)
for each ordinary share of Smurfit Kappa, the stockholders of Smurfit Kappa will receive one new Smurfit WestRock share.

Following completion of the Combination, Smurfit WestRock will be the parent company of the combined group. The combined group will be headquartered and domiciled in Dublin, Ireland, with North and South American headquarters in Atlanta, Georgia, U.S. Smurfit WestRock will have a dual listing on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. Transaction Agreement with WestRock (continued)
the NYSE and the standard listing segment of the FCA, and the shares of Smurfit WestRock will be admitted to trading on the NYSE and the main market for listed securities of the LSE.
Smurfit Kappa, WestRock, Smurfit WestRock Limited and Merger Sub have agreed to cooperate in taking all actions necessary to delist the WestRock Shares from the NYSE and terminate its registration under the Exchange Act following the Completion, after which WestRock will cease filing its own periodic and other reports with the SEC and WestRock Shares will cease to be publicly traded. It is expected that, subject to Completion, Smurfit Kappa Shares will be delisted from the premium segment of the Official List of the FCA and the Smurfit Kappa Shares will cease trading on the main market for listed securities of the LSE, and Smurfit Kappa Shares will be delisted from the Official List of Euronext Dublin and the Smurfit Kappa Shares will cease trading on the Euronext Dublin Market.
The Combination is subject to certain conditions set forth in the Transaction Agreement, including, but not limited to: certain regulatory clearances, approval by the stockholders of Smurfit Kappa and stockholders of WestRock, sanction of the Scheme by the High Court of Ireland, the U.S. registration statement for the offer of the shares of Smurfit WestRock being declared effective by the SEC, approval of the shares of Smurfit WestRock for listing on the NYSE, and approval of the shares of Smurfit WestRock for listing on the Official List of the FCA.
Subject to stockholder approval and other closing conditions, the Combination is expected to close in early July 2024.
The Transaction Agreement contains certain termination rights for both parties. Each of Smurfit Kappa and WestRock may be required to make payments to the other party in connection with the termination of the Transaction Agreement under specified circumstances.
3. Subsequent Events
The Company has evaluated subsequent events through February 14, 2024 which is the date the Consolidated Financial Statements were available to be issued. The Company has concluded that no events or transactions have occurred that may require disclosure in the accompanying consolidated financial statements.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Smurfit Kappa Group plc:
Opinion on the Consolidated Financial Statements
We have audited the accompanying Consolidated Balance Sheets of Smurfit Kappa Group plc and subsidiaries (the Company) as of December 31, 2023 and 2022, the related Consolidated Statements of Operations, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively, the Consolidated Financial Statements). In our opinion, the Consolidated Financial Statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These Consolidated Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Consolidated Financial Statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the Consolidated Financial Statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Consolidated Financial Statements.
Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Consolidated Financial Statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the Consolidated Financial Statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the Consolidated Financial Statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the Consolidated Financial Statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Valuation of the defined benefit pension obligations
As discussed in Note 18 to the Consolidated Financial Statements, the Company’s defined benefit pension obligations totaled $2,319 million as of December 31, 2023. As discussed in Note 1, the measurement of the defined benefit pension obligations is dependent, in part, on the selection of certain actuarial assumptions, including discount rates.
We identified the evaluation of the discount rates used in the valuation of the defined benefit pension obligations as a critical audit matter. Specialized skills and knowledge were required to assess the discount rates and changes in the discount rates could have had a significant impact on the measurement of the estimated gross defined benefit pension obligations.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls related to the valuation of the defined benefit pension obligations, including controls related to the determination of the discount rates. We involved actuarial professionals with specialized skills and knowledge, who assisted in evaluating the discount rates by assessing:
•
the Company’s methodology used to develop the discount rates;

•
the selected yield curves by comparing them to spot rates; and

•
changes in the discount rates from the prior year against changes in published indices using publicly available market data.

/s/ KPMG
KPMG
We have served as the Company’s auditor since 2018.
Dublin, Ireland
March 22, 2024

Consolidated Balance Sheets
(in $ millions, except share and per share data)
	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents, including restricted cash (amounts related to consolidated variable interest entities of $3 million and $5 million at December 31, 2023 and 2022, respectively)	$1,000	$841
Accounts receivable (amounts related to consolidated variable interest entities of $816 million and $947 million at December 31, 2023 and 2022, respectively)	1,806	2,036
Inventories	1,203	1,354
Other current assets	561	591
Total current assets	4,570	4,822
Property plant and equipment, net	5,791	5,002
Operating lease right-of-use assets	374	339
Goodwill	2,842	2,722
Intangibles, net	218	231
Deferred tax assets	140	129
Other non-current assets	116	97
Total assets	$14,051	$13,342
Liabilities and Equity
Current liabilities:
Accounts payable	$1,728	$1,930
Accrued expenses	278	270
Accrued compensation and benefits	438	419
Current portion of debt	78	96
Current operating lease liabilities	113	89
Other current liabilities	371	449
Total current liabilities	3,006	3,253
Non-current debt due after one year	3,669	3,568
Non-current operating lease liabilities	269	255
Deferred tax liabilities	280	274
Pension liabilities and other postretirement benefits, net of current portion	537	523
Other non-current liabilities	116	126
Total liabilities	$7,877	$7,999
Commitments and Contingencies (Note 21)	—	—
Equity:
Common stock, €0.001 par value; and 9,910,931,085 shares authorized; 260,354,342 and 259,033,759 shares outstanding at December 31, 2023 and 2022, respectively)	—	—
Convertible Class A, B, C & D stock of €0.001 par value; and 7,068,915; 30,000,000; 30,000,000; 75,000,000 shares authorized and Nil; 2,089,514, 2,089,514 and 786,486 outstanding, respectively at December 31, 2023 and 2022	—	—
Treasury stock, at cost (1,907,129 and 1,633,722 common stock as of December 31, 2023 and 2022, respectively)	(91)	(78)
Capital in excess of par value	3,575	3,528
Accumulated other comprehensive loss	(847)	(1,209)
Retained earnings	3,521	3,087
Total stockholders’ equity	6,158	5,328
Non-controlling interests	16	15
Total equity	6,174	5,343
Total liabilities and equity	$14,051	$13,342
The accompanying notes are an integral part of these Consolidated Financial Statements.

Consolidated Statements of Operations
(in $ millions, except share and per share data)
	Years ended December 31,
	2023	2022	2021
Net sales	$12,093	$13,509	$11,933
Cost of goods sold	(9,039)	(10,237)	(9,255)
Gross profit	3,054	3,272	2,678
Selling, general and administrative expenses	(1,599)	(1,529)	(1,421)
Goodwill impairment	—	(12)	—
Impairment of other assets	(5)	(173)	—
Transaction-related expenses associated with the proposed Combination	(78)	—	—
Operating profit	1,372	1,558	1,257
Pension and other postretirement non-service expense, net	(49)	(8)	(23)
Interest expense, net	(139)	(139)	(165)
Other (expense) income, net	(46)	15	9
Income before income taxes	1,138	1,426	1,078
Income tax expense	(312)	(391)	(276)
Net income	826	1,035	802
Less: Net income attributable to non-controlling interests	(1)	(1)	—
Net income attributable to common stockholders	$825	$1,034	$802
Basic earnings per share attributable to common stockholders	$3.19	$4.00	$3.12
Diluted earnings per share attributable to common stockholders	$3.17	$3.96	$3.08
The accompanying notes are an integral part of these Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income
(in $ millions, except share and per share data)
	Years ended December 31,
	2023	2022	2021
Consolidated net income	$826	$1,035	$802
Other comprehensive income (loss), net of tax:
Defined benefit pension and other post-retirement benefit plans:
Net actuarial (loss) gain arising during period	(47)	13	128
Amortization and settlement recognition of net actuarial gain	31	32	56
Prior service (cost) credit arising during period	(3)	1	—
Amortization of prior service credit	(1)	(1)	(1)
Foreign currency (loss) gain – pensions	(33)	65	52
Other long-term employment benefit plans:
Net actuarial gain arising during period	—	3	1
Amortization and settlement recognition of net actuarial gain	—	(3)	(1)
Foreign currency:
Foreign currency translation gain (loss)	410	(366)	(326)
Derivatives:
Changes in fair value of cash flow hedges	5	(6)	(4)
Changes in fair value of cost of hedging	—	(1)	(1)
Other comprehensive income (loss), net of tax	362	(263)	(96)
Comprehensive income	1,188	772	706
Less: Comprehensive income attributable to non-controlling interests	(1)	(1)	—
Comprehensive income attributable to common stockholders	$1,187	$771	$706
The accompanying notes are an integral part of these Consolidated Financial Statements.

Consolidated Statements of Cash Flows
(in $ millions, except share and per share data)
	Years ended December 31,
	2023	2022	2021
Operating activities:
Consolidated net income	$826	$1,035	$802
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation, depletion and amortization	580	564	554
Goodwill impairment	—	12	—
Impairment of other assets	5	109	—
Share-based compensation expense	66	68	82
Deferred tax (benefit) expense	(28)	41	(22)
Pension and other postretirement funding (more) less than cost (income)	(39)	(61)	(48)
Other	(10)	(18)	(11)
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	245	(91)	(501)
Inventories	220	(209)	(297)
Other assets	43	(116)	(94)
Accounts payable	(260)	(33)	585
Income taxes payable or refundable	(99)	53	(19)
Accrued liabilities and other	10	79	51
Net cash provided by operating activities	$1,559	$1,433	$1,082
Investing activities:
Capital expenditures	$(929)	$(930)	$(715)
Cash paid for purchase of businesses, net of cash acquired	(29)	(93)	(480)
Receipt of capital grants	14	6	6
Proceeds from divestitures	—	—	39
Proceeds from sale of property, plant and equipment	17	13	19
Deferred consideration paid	(4)	(15)	(41)
Cash paid for purchase of other assets	—	(1)	—
Net cash used for investing activities	$(931)	$(1,020)	$(1,172)
Financing activities:
Additions to debt	$88	$52	$1,248
Net repayments of revolving credit facility	(4)	—	(109)
Repayments of debt	(136)	(56)	(665)
Repayment of lease liabilities	(3)	(3)	(3)
Debt issuance costs	—	—	(14)
Purchases of treasury stock	(30)	(32)	(28)
Share buyback	—	(42)	—
Cash dividends paid to stockholders	(391)	(349)	(365)
Cash dividends paid to non-controlling interests	—	(1)	—
Other	(3)	—	12
Net cash (used for) generated by financing activities	$(479)	$(431)	$76
Increase (decrease) in cash, cash equivalents and restricted cash	$149	$(18)	$(14)
Cash, cash equivalents and restricted cash at beginning of period	841	985	1,106
Effect of exchange rate changes on cash, cash equivalents and restricted cash	10	(126)	(107)
Cash, cash equivalents and restricted cash at end of period	$1,000	$841	$985
Supplemental cash flow information:
Cash paid for interest, net of interest received	$146	$129	$158
Cash paid for income taxes, net of refunds	$439	$338	$283
The accompanying notes are an integral part of these Consolidated Financial Statements.

Consolidated Statements of Changes in Equity
(in $ millions, except share and per share data)
	Common Stock		Capital in Excess of Par value	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non-controlling Interest
	Shares	Amount		Amount					Total
Balance at December 31, 2020	258	$—	$3,423	$(55)	$2,007	$(850)	$4,525	$15	$4,540
Net income	—	—	—	—	802	—	802	—	802
Other comprehensive loss, net of tax	—	—	—	—	—	(96)	(96)	—	(96)
Share-based payments	—	—	76	—	—	—	76	—	76
Issuance of common stock	1	—	—	—	—	—	—	—	—
Purchases of treasury stock	—	—	—	(28)	—	—	(28)	—	(28)
Shares distributed by Smurfit Kappa Employee Trust	—	—	(14)	14	—	—	—	—	—
Dividends declared (€1.17 per share)	—	—	—	—	(365)	—	(365)	—	(365)
Balance at December 31, 2021	259	$—	$3,485	$(69)	$2,444	$(946)	$4,914	$15	$4,929
Net income	—	—	—	—	1,034	—	1,034	1	1,035
Other comprehensive loss, net of tax	—	—	—	—	—	(263)	(263)	—	(263)
Share-based payments	—	—	66	—	—	—	66	—	66
Issuance of common stock	1	—	—	—	—	—	—	—	—
Purchases of treasury stock	—	—	—	(32)	—	—	(32)	—	(32)
Shares distributed by Smurfit Kappa Employee Trust	—	—	(23)	23	—	—	—	—	—
Share buyback	—	—	—	(42)	—	—	(42)	—	(42)
Cancellation of common stock	(1)	—	—	42	(42)	—	—	—	—
Dividends declared (€1.28 per share)	—	—	—	—	(349)	—	(349)	(1)	(350)
Balance at December 31, 2022	259	$—	$3,528	$(78)	$3,087	$(1,209)	$5,328	$15	$5,343
Net income	—	—	—	—	825	—	825	1	826
Other comprehensive income, net of tax	—	—	—	—	—	362	362	—	362
Share-based payments	—	—	64	—	—	—	64	—	64
Issuance of common stock	1	—	—	—	—	—	—	—	—
Purchases of treasury stock	—	—	—	(30)	—	—	(30)	—	(30)
Shares distributed by Smurfit Kappa Employee Trust	—	—	(17)	17	—	—	—	—	—
Dividends declared (€1.41 per share)	—	—	—	—	(391)	—	(391)	—	(391)
Balance at December 31, 2023	260	$—	$3,575	$(91)	$3,521	$(847)	$6,158	$16	$6,174
The accompanying notes are an integral part of these Consolidated Financial Statements.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies
Description of Business
Unless the context otherwise requires, “we”, “us”, “our”, “Smurfit Kappa” and “the Company” refer to the business of Smurfit Kappa Group plc, its wholly-owned subsidiaries and its partially-owned consolidated subsidiaries.
We are a multinational manufacturer, distributor and seller of containerboard, corrugated containers and other paper-based packaging products. We partner with our customers to provide differentiated, sustainable paper and packaging solutions that enhance our customers prospects of success in their markets. Our team members support customers around the world from our operating and business locations in Europe and the Americas.
Transaction Agreement with WestRock Company
On 12 September, 2023, Smurfit Kappa and WestRock Company, a public company incorporated in Delaware (“WestRock”) announced they had reached a definitive agreement on the terms of a proposed combination (the “Transaction Agreement”) to be implemented through (i) an acquisition by Smurfit WestRock Limited (to be re-registered as a public limited company under the laws of Ireland and renamed Smurfit WestRock plc) (“Smurfit WestRock”) of the entire issued share capital of Smurfit Kappa by means of a scheme of arrangement under Section 450 of the Companies Act 2014 of Ireland (the “Scheme”); and (ii) a merger of a subsidiary of Smurfit WestRock with and into WestRock (the “Merger” and together with the Scheme, the “Combination”).
Under the terms of the Transaction Agreement:
i.
for each share of common stock of WestRock (a “WestRock Share”), the common stockholders of WestRock will receive one new Smurfit WestRock share and $5.00 in cash; and

ii.
for each ordinary share of the Company (a “Smurfit Kappa Share”), the shareholders of the Company will receive one new Smurfit WestRock share.

In conjunction with the Combination, Smurfit Kappa entered into a commitment letter under which Citibank, N.A., London Branch and Citicorp North America Inc. arranged and underwrote a $1,500 million senior unsecured bridge term loan for the purpose of financing (directly or indirectly) the cash consideration and/or fees, commissions, costs and expenses payable in relation to the Combination. On October 13, 2023, Smurfit Kappa entered into a $1,500 million bridge facility agreement with Citibank, N.A., London Branch and certain other financial institutions. Upon entering into the bridge facility agreement, the commitments under the commitment letter were cancelled. Refer to Note 10. Debt for more information.
Following completion of the Combination (“Completion”), Smurfit WestRock will be the parent company of the combined group. The combined group will be headquartered and domiciled in Dublin, Ireland, with North and South American headquarters in Atlanta, Georgia, U.S. Smurfit WestRock will have a dual listing on the New York Stock Exchange (“NYSE”) and the standard listing segment of the Official List of the Financial Conduct Authority (“FCA”), and the shares of Smurfit WestRock (the “Smurfit WestRock Shares”) will be admitted to trading on the NYSE and the main market for listed securities of the London Stock Exchange (“LSE”).
The Combination is subject to certain conditions set forth in the Transaction Agreement, including, but not limited to: certain regulatory clearances, approval by the shareholders of the Company and stockholders of WestRock, sanction of the Scheme by the High Court of Ireland, the US registration statement for the offer of the shares of Smurfit WestRock being declared effective by the Securities and Exchange Commission (“SEC”), approval of the shares of Smurfit WestRock for listing on the NYSE, and approval of the shares of Smurfit WestRock for listing on the standard listing segment of the Official List of the FCA.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies (continued)
Transaction Agreement with WestRock Company (continued)
Subject to shareholder approval and other closing conditions, the Combination is expected to close in early July 2024.
The Transaction Agreement contains certain termination rights for both parties. Each of the Company and WestRock may be required to make payments to the other party in connection with the termination of the Transaction Agreement under specified circumstances.
During the year the Company incurred transaction-related expenses associated with the proposed Combination of $78 million, these comprised primarily of banking and financing related costs as well as legal and other professional services.
Basis of Presentation and Principles of Consolidation
The Consolidated Financial Statements have been derived from the historical accounting records of Smurfit Kappa and were prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). The Company’s fiscal year ends December 31. The reporting currency is the United States Dollar (“the U.S. Dollar”).
The Consolidated Financial Statements include the accounts of Smurfit Kappa Group plc, and our wholly and partially owned subsidiaries for which we have a controlling financial interest, including variable interest entities for which we are the primary beneficiary. We have eliminated all intercompany accounts and transactions.
The Company consolidates entities in which it has a controlling financial interest based on either the variable interest entity (“VIE”) or voting interest model.
The Company consolidates entities that are VIEs when the Company determines it is the primary beneficiary. Generally, the primary beneficiary of a VIE is a reporting entity that has (a) the power to direct the activities that most significantly affect the VIE’s economic performance, and (b) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE.
Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.
Use of Estimates
The preparation of Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenues and expenses. Such estimates include goodwill impairment, income taxes and pension and other postretirement benefits. These estimates and assumptions are based on management’s judgment. Actual results may differ from those estimates, and the differences could be material.
We base our estimates on the current information available, our experiences and various other assumptions believed to be reasonable under the circumstances. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions, product mix, and in some cases, actuarial techniques. We regularly evaluate these significant factors and make adjustments in the Consolidated Financial Statements where facts and circumstances dictate.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies (continued)
Revenue Recognition
The Company’s revenue is primarily derived from the sale of containerboard, corrugated containers and other paper-based packaging products. All revenue relates to revenue from contracts with customers. Contracts with customers include a single performance obligation to sell these products and do not generally contain multiple performance obligations.
We recognize revenue at a point-in-time basis when the customer takes title to the goods and assumes the risks and rewards for the goods, which coincide with the transfer of control of our goods to the customer upon delivery. We net provisions for early settlement discounts, returns, refunds, allowances, volume-based rebates and other adjustments against our gross sales. Such adjustments are based on historical experience which is consistent with the most likely method as provided in ASC 606 “Revenue from Contracts with Customers” (“ASC 606”).
As permitted by ASC 606, we have elected to treat costs associated with obtaining new contracts as expenses when incurred if the amortization period of the asset we would recognize is one year or less. We do not record interest income when the difference in timing of control transfer and customer payment is one year or less. No element of financing is deemed present as the sales are made with credit terms consistent with market practice and are in line with normal credit terms in the entities’ country of operation.
We also account for sales and other taxes that are imposed on and concurrent with individual revenue-producing transactions between a customer and us on a net basis which excludes the taxes from our net sales.
We primarily derive revenue from fixed consideration. Certain contracts may also include variable consideration, typically in the form of cash discounts and volume rebates. If a contract with a customer includes variable consideration, we estimate the expected cash discounts and other customer refunds based on historical experience. We concluded this method is consistent with the most likely amount method under ASC 606 and allows us to make the best estimate of the consideration we will be entitled to from customers.
Contracts or purchase orders with customers could include a single type of product or multiple types and grades of products. Regardless, the contract price with the customer is agreed to at the individual product level outlined in the customer contracts or purchase orders. Management has concluded that the prices negotiated with each individual customer are representative of the stand-alone selling price of the product.
Shipping and Handling Costs
We classify shipping and handling costs, such as freight to our customers’ destinations, as a component of cost of goods sold.
Cash, Cash Equivalents and Restricted Cash
We consider all highly liquid investments that mature three months or less from the date of purchase to be cash equivalents. The carrying amounts of our cash and cash equivalents approximate fair market values.
Restricted cash consists of cash held by us for specific legal or contractual reasons and is not available for immediate business use. Restricted cash is included as a component of cash and cash equivalents for the purpose of the Consolidated Statement of Cash Flows when the contractual restrictions do not change the nature of the demand deposit.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies (continued)
Accounts Receivable and Allowances
Our accounts receivable arises throughout the Company’s operations from a diverse and varied customer base, and as such there is no significant concentration of credit risk. Credit evaluations are performed on all customers over certain thresholds and all customers are subject to continued monitoring. Credit limits are reviewed on a regular basis.
We perform an evaluation of the current expected credit losses (“CECL”) inherent in our accounts receivable at each balance sheet date. Such an evaluation includes consideration of historical loss experience, trends in customer payment frequency, present economic conditions, and judgment about the future financial health of our customers and industry sector. Generally, credit terms associated with our receivables collection are approximately 30 to 90 days.
We state accounts receivable at the amount owed by the customer, net of an allowance for estimated credit impairment losses, returns and allowances, cash discounts and other adjustments. We do not discount accounts receivable because we generally collect accounts receivable over a relatively short time. We write off receivables when they are no longer determined to be collectible.
See “Note 5. Accounts Receivable” for additional information on accounts receivable and allowances. See “Note 10. Debt” for additional information on receivables securitization facilities.
Inventories
Inventories are measured at the lower of cost and net realizable value. The cost of inventories is determined on a first-in, first-out basis and includes expenditure incurred in acquiring the inventories and bringing them to their present location and condition.
Raw materials are valued on the basis of purchase cost on a first-in, first-out basis. For finished goods and work-in-progress, cost includes direct materials, direct labor and attributable overheads based on normal operating capacity and excludes borrowing costs. Net realizable value is the estimated proceeds of sale less costs to completion and any costs to be incurred in selling and distribution.
We include the cost of wood harvested from forest lands in the carrying values of raw materials.
Full provision is made for all damaged, deteriorated and unusable material. The Company regularly reviews inventory quantities on-hand for excess and obsolete inventory and, when circumstances indicate, records charges to write-down inventories to their estimated net realizable value. Any write-down of inventory to net realizable value creates a new cost basis for that inventory. Materials and other supplies held for use in the production of inventories are not written down below cost if the finished goods, in which they will be incorporated, are expected to be sold at or above cost. See “Note 6. Inventories” for additional information.
Leased Assets
We lease various real estate, including certain operating facilities, warehouses, office space and land. We also lease equipment and vehicles.
At inception of a contract, we assess whether a contract is, or contains, a lease. A contract is, or contains, a lease, if the contract conveys a right to control the use of an identified asset for a period of time in exchange for consideration. We recognize a right-of-use (“ROU”) asset and a lease liability at the lease commencement date which is the date at which the asset is made available for our use. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. We categorize leases with contractual terms longer than 12 months as either operating or finance.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies (continued)
Leased Assets (continued)
Finance leases are generally those leases that allow us to substantially utilize or pay for the entire asset over its estimated life. Assets acquired under finance leases are recorded in “Property, plant and equipment, net.” All other leases are categorized as operating leases.
For operating and finance leases, the lease liability is initially measured at the present value of the future lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method. Our leases may include options to extend or terminate the lease. These options to extend are included in the lease term when it is reasonably certain that we will exercise that option. As the implicit rate is generally not readily determinable for our leases, we apply a portfolio approach using an estimated incremental borrowing rate to determine the initial present value of lease payments over the lease terms on a collateralized basis over a similar term, which is based on market and company specific information.
We use the unsecured borrowing rate and risk-adjust that rate to approximate a collateralized rate, and apply the rate based on the currency of the lease.
While some leases provide for variable payments, they are not included in the ROU assets and liabilities because they are not based on an index or rate. Variable payments for real estate leases primarily relate to common area maintenance, insurance, taxes and utilities. Variable payments for equipment, vehicles and leases within supply agreements primarily relate to usage, repairs, and maintenance. We have made an accounting policy election to not recognize an ROU asset and liability for leases with a term of 12 months or less unless the lease includes an option to renew or purchase the underlying asset that we are reasonably certain to exercise. In addition, the Company has applied the practical expedient to account for the lease and non-lease components as a single lease component for all of the Company’s leases. See “Note 11. Leases” for additional information.
Property, Plant and Equipment
We record property, plant and equipment at cost less accumulated depreciation and impairment charges. Cost includes major expenditure for improvements and replacements that extend useful lives, increase capacity, increase revenues or reduce costs, while normal maintenance and repairs are expensed as incurred. For financial reporting purposes, we provide depreciation and amortization primarily on a straight-line method generally over the estimated useful lives of the assets as follows:
Plant and Equipment	3 – 30 years
Buildings and Building Improvements	10 – 50 years
The estimated residual value and the useful lives of assets are reviewed at each reporting date. The useful lives of assets could be reduced by climate-related factors, for example, because of physical risks, obsolescence or legal restrictions. Capital expenditure will continue to be required for ongoing projects in order to meet our climate change targets and the useful lives of future capital expenditure may differ from current assumptions, however there are no significant changes in the estimates of useful lives during the current financial year. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount. These are included in the Consolidated Statements of Operations.
Capitalization of costs in respect of constructing an asset commences when it is probable that future economic benefits associated with the asset will flow to the Company and the cost of the asset can be measured reliably. Cost includes expenditure that is directly attributable to the construction of the asset. Construction in progress is not depreciated and is assessed for impairment when there is an indicator of

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies (continued)
Property, Plant and Equipment (continued)
impairment. When these assets are available for use, they are transferred out of construction in progress to the applicable heading under property, plant and equipment.
Forest lands consist of standing timber. Timber is stated at cost less depletion. Depletion refers to the carrying value of timber that is harvested. Costs related to acquiring, planting and growing timber and expenditure directly attributable to the timber are capitalized. At the time of harvest, the cost of the wood harvested is included in inventories.
Goodwill and Non-current Assets
The amount of goodwill acquired in a business combination that is assigned to one or more reporting units as of the acquisition date is the excess of the purchase price of the acquired businesses (or portion thereof) included in the reporting unit, over the fair value assigned to the individual assets acquired or liabilities assumed from a market participant perspective. Goodwill is assigned to the reporting unit(s) expected to benefit from the synergies of the combination even though other assets or liabilities of the acquired entity may not be assigned to that reporting unit. We determine recoverability by comparing the estimated fair value of the reporting unit to which the goodwill applies to the carrying value, including goodwill, of that reporting unit.
In accordance with ASC 350, “Intangibles — Goodwill and Other” (“ASC 350”), we review the carrying value of our goodwill annually or more often if events or changes in circumstances indicate that the carrying amount may exceed fair value. We test goodwill for impairment at the reporting unit level, which is an operating segment or one level below an operating segment, referred to as a component. A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. However, two or more components of an operating segment are aggregated and deemed a single reporting unit if the components have similar economic characteristics. We determine the fair value of each reporting unit using the discounted cash flow method or, as appropriate, a combination of the discounted cash flow method and the guideline public company method.
ASC 350 allows an optional qualitative assessment, prior to a quantitative assessment test, to determine whether it is “more likely than not” that the fair value of a reporting unit exceeds its carrying amount. We generally do not perform a qualitative assessment and move directly to the quantitative test. As part of the quantitative test, we utilize the present value of expected cash flows. This present value model requires management to estimate future cash flows, the timing of these cash flows, and a discount rate (based on a weighted average cost of capital), which represents the time value of money and the inherent risk and uncertainty of the future cash flows. Factors that management must estimate when performing this step in the process include, among other items, sales volume, sales prices, inflation, discount rates, exchange rates, tax rates, anticipated synergies and productivity improvements resulting from past acquisitions, capital expenditures and continuous improvement projects. The assumptions we use to estimate future cash flows are consistent with the assumptions that the reporting units use for internal planning purposes, which we believe would be generally consistent with that of a market participant. If we determine that the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired. If we determine that the carrying amount of the reporting unit exceeds its estimated fair value, we measure the goodwill impairment charge based on the excess of a reporting unit’s carrying amount over its fair value as required under ASU 2017-04 “Simplifying the Test for Goodwill Impairment.”
We follow the provisions included in ASC 360, “Property, Plant, and Equipment” in determining whether the carrying value of any of our non-current assets, including ROU assets and amortizable

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies (continued)
Goodwill and Non-current Assets (continued)
intangibles other than goodwill, is impaired. We determine whether indicators of impairment are present. We review non-current assets for impairment when events or changes in circumstances indicate that the carrying amount of the non-current asset might not be recoverable. If we determine that indicators of impairment are present, we determine whether the estimated undiscounted cash flows for the potentially impaired assets are less than the carrying value.
This requires management to estimate future cash flows through operations over the remaining useful life of the asset and its ultimate disposition. The assumptions we use to estimate future cash flows are consistent with the assumptions we use for internal planning purposes, updated to reflect current expectations. If our estimated undiscounted cash flows do not exceed the carrying value, we estimate the fair value of the asset and record an impairment charge if the carrying value is greater than the fair value of the asset. We estimate fair value using discounted cash flows, observable prices for similar assets, or other valuation techniques.
Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance. Future events could cause us to conclude that impairment indicators exist and that assets associated with a particular operation are impaired. Evaluating impairment also requires us to estimate future operating results and cash flows, which also require judgment by management. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.
Business Combinations
In accordance with ASC 805, “Business Combinations” (“ASC 805”), we recognize the identifiable assets acquired, the liabilities assumed, and any non-controlling interests in an acquiree at their fair values as of the date of acquisition. We measure goodwill as the excess of consideration transferred, which we also measure at fair value, over the net of the acquisition date fair values of the identifiable assets acquired and liabilities assumed. The acquisition method of accounting requires us to make significant estimates and assumptions regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets, deferred tax asset valuation allowances, liabilities including those related to debt, pensions and other postretirement plans, uncertain tax positions, contingent consideration and contingencies. Significant estimates and assumptions include subjective and/or complex judgments regarding items such as discount rates, customer attrition rates, economic lives and other factors, including estimating future cash flows that we expect to generate from the acquired assets.
The acquisition method of accounting also requires us to refine these estimates over a measurement period not to exceed one year to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. If we are required to adjust provisional amounts that we have recorded for the fair values of assets and liabilities in connection with acquisitions, these adjustments could have a material impact on our financial condition and results of operations. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record future impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If our estimates of the economic lives change, depreciation or amortization expenses could be increased or decreased, or the acquired asset could be impaired. Acquisition related costs are expensed as incurred.
In a business combination achieved in stages, the cost includes the acquisition date fair value of any pre-existing equity interest in the subsidiary. When settlement of all or part of a business combination is deferred,

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies (continued)
Business Combinations (continued)
the fair value of the deferred component is determined by discounting the amounts payable to their present value at the date of exchange. Where a business combination agreement provides for an adjustment to the purchase consideration which is contingent on future events, the contingent consideration is measured at fair value. Any subsequent remeasurement of the contingent amount is recognized in the Consolidated Statements of Operations if it is identified as a financial liability.
Fair Value of Financial Instruments and Nonfinancial Assets and Liabilities
We estimate fair values in accordance with ASC 820 “Fair Value Measurement” (“ASC 820”). ASC 820 provides a framework for measuring fair value and expands disclosures required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and a hierarchy prioritizing the inputs to valuation techniques. ASC 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Additionally, ASC 820 defines levels within the hierarchy based on the availability of quoted prices for identical items in active markets, similar items in active or inactive markets and valuation techniques using observable and unobservable inputs. We incorporate credit valuation adjustments to reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in our fair value measurements.
The hierarchy consists of:
•
Level 1: fair value measurements represent exchange-traded securities, which are valued at quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date;

•
Level 2: fair value measurements are determined using input prices that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data; and

•
Level 3: fair value measurements are determined using unobservable inputs, such as internally developed pricing models for the asset or liability due to little or no market activity for the asset or liability.

Financial instruments not recognized at fair value on a recurring or nonrecurring basis include cash and cash equivalents, accounts receivables, certain other current assets, short-term debt, accounts payable, certain other current liabilities and non-current debt. With the exception of non-current debt, the carrying amounts of these financial instruments approximate their fair values due to their short maturities. The fair value of debt such as debentures and various notes are based on broker prices at the balance sheet date. The fair value of the revolving credit facility is based on the present value of its estimated future cash flows discounted at an appropriate market discount rate at the balance sheet date.
We disclose the fair value of non-current debt in “Note 14. Fair Value Measurement” and our pension and postretirement assets and liabilities in “Note 18. Retirement Plans.”
Derivative Financial Instruments and Hedging Activities
The Company uses derivative financial instruments to manage certain foreign currency, interest rate and commodity price exposures. All derivatives are recognized at fair value. The treatment of changes in fair value depends on whether the derivative is designated as a hedging instrument, the nature of the item being hedged and the effectiveness of the hedge. The Company designates certain derivatives as follows:

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies (continued)
Derivative Financial Instruments and Hedging Activities (continued)
•
Hedges of a particular risk associated with a recognized fixed or floating rate asset or liability or a probable forecast transaction (cash flow hedges);

•
Hedges of changes in the fair value of a recognized asset or liability (fair value hedges); and

•
Hedges of net investments in foreign operations (net investment hedges).

At inception the Company documents the relationship between the hedging instrument and hedged items, its risk management objectives and the strategy for undertaking the transaction. The Company also documents its assessment of whether the derivative is highly effective in offsetting changes in fair value or cash flows of hedged items, both at inception and in future periods.
The fair values of various derivative instruments used for hedging purposes are disclosed in “Note 13. Derivative Financial Instruments.” Movements on the cash flow hedging reserve and cost of hedging reserve in Accumulated Other Comprehensive Income (Loss) are shown in the Consolidated Statements of Comprehensive Income. The fair value of a hedging derivative is classified as a non-current asset or liability when its remaining maturity is more than one year; it is classified as a current asset or liability when its remaining maturity is less than one year. The current interest value in the fair value of a hedging derivative is also separately recognized as a current asset or liability in the financial statements. Non-hedging derivative assets and liabilities are classified as current or non-current based on expected realization or settlement dates.
Income Taxes
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the carrying amount in the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The tax effects of accumulated other comprehensive income (loss) are eliminated when the circumstances upon which it is premised cease to exist. Where applicable, the portfolio approach is utilized. All deferred tax assets and liabilities are classified as non-current in our Consolidated Balance Sheets.
We reduce deferred tax assets with a valuation allowance to the amount we believe is more-likely than-not to be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, recent financial operations and carry back availability, if any. In the event we were to determine that we would be able to realize or not realize our deferred tax assets in the future at their net recorded amount, we would make an adjustment to the valuation allowance, which would reduce or increase income tax expense, respectively.
Certain provisions of ASC 740, “Income Taxes” (“ASC 740”) provide that a “tax position that meets the more-likely-than-not recognition threshold shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.” We use significant judgment in (i) determining whether a tax position, based solely on its technical merits, is more-likely- than-not to be sustained upon examination and (ii) measuring the tax benefit as the largest amount of benefit that is greater than 50-percent likely of being realized upon settlement. We do not record any benefit for the tax positions where we

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies (continued)
Income Taxes (continued)
do not meet the initial recognition threshold. Income tax positions must meet the ASC 740 recognition criteria as of the reporting date to be recognized. We recognize material interest related to tax positions in interest expense in the Consolidated Statements of Operations. We recognize material penalties related to tax positions in income tax expense in the Consolidated Statements of Operations. Resolution of tax positions are not expected to have a material adverse effect on our cash flows nor materially benefit our results of operations in future periods upon their resolution.
Pension and Other Postretirement Benefits
We account for pension and other postretirement benefits in accordance with ASC 715, “Compensation — Retirement Benefits.” Accordingly, we recognize the funded status of our pension plans as assets or liabilities in our Consolidated Balance Sheets. The funded status is the difference between our projected benefit obligations and fair value of plan assets. The determination of our obligation and expense for pension and other postretirement benefits is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. We describe these assumptions in “Note 18. Retirement Plans”, which include, among others, the discount rate, expected long-term rates of return on plan assets and rates of increase in compensation levels. We defer actual results that differ from our assumptions, i.e., actuarial gains and losses, and amortize the difference over future periods. Therefore, these differences generally affect our recognized expense and funding requirements in future periods. We also have a number of actuarially valued long-term benefit plans (“jubilee plans”) which are recorded within other non-current liabilities and other (expense) income, net.
Actuarial gains and losses occur when actual experience differs from the estimates used to determine the components of net periodic pension cost and when certain assumptions used to determine the fair value of the plan assets or projected benefit obligation are updated, such as but not limited to, changes in the discount rate, plan amendments, differences between actual and expected returns on plan assets, mortality assumptions and plan remeasurement.
Actuarial gains or losses that arise during the year are recognized as a component of accumulated other comprehensive income (loss). The amount in excess of a corridor is subsequently amortized on a plan-by-plan basis either over the average future service of the plan participants or for plans where all or almost all of the plan participants are inactive, the average life expectancy of inactive plan participants and are recognized as a component of net period benefit cost. The corridor represents the excess over 10% of the greater of the projected benefit obligation or the fair value of plan assets and is determined on a plan-by-plan basis. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other post-retirement benefit obligations and our future expense.
Share-Based Compensation
We recognize expense for share-based compensation plans based on the estimated fair value of the related awards in accordance with ASC 718, “Compensation — Stock Compensation.” Pursuant to our Deferred Bonus Plan (“DBP”) and our Performance Share Plan (“PSP”), we grant conditional awards to our employees. The grants made under the DBP and PSP generally vest over a period of three years. All of our share-based compensation awards are classified as equity awards. We measure share-based compensation awards using fair value-based measurement methods. This results in the recognition of compensation expense for all share-based compensation awards based on their fair value as of the grant date. Compensation expense is recognized over the requisite service period for time and performance-based awards. Forfeitures are estimated based on historical experience. We charge the compensation expense under the plans to earnings

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies (continued)
Share-Based Compensation (continued)
over each award’s individual vesting period. The awards under the PSP generally contain performance and market conditions in conjunction with a service requirement. The performance conditions are reviewed at the end of a three-year period. For awards vesting based on market conditions, compensation expense is recognized whether or not the market condition is met, as long as the service condition is met. For awards vesting based on performance conditions, compensation expense is recognized only if it is probable the performance condition will be achieved. The Company reassesses the probability of vesting at each reporting period and adjusts compensation expense based on its probability assessment.
Foreign Currency
The Consolidated Financial Statements are presented in the U.S. Dollar, which is the reporting currency of the Company. The functional currency of the Company is the Euro. Monetary assets and liabilities denominated in foreign currencies are translated into functional currency at the foreign exchange rate ruling at the reporting date. Non-monetary assets and liabilities carried at cost are not subsequently retranslated. Non-monetary assets carried at fair value are subsequently remeasured at the exchange rate at the date of valuation. Foreign exchange differences arising on translation are recognized within “Other (expense) income, net” with the exception of differences on foreign currency borrowings that qualify as a hedge of the Company’s net investment in foreign operations. The portion of exchange gains or losses on foreign currency borrowings used to provide a hedge against a net investment in a foreign operation and that is determined to be an effective hedge is recognized in other comprehensive income.
Further, we translate the assets and liabilities from the respective functional currency to U.S. Dollars using end-of-period exchange rates. Changes in the carrying value of these assets and liabilities attributable to fluctuations in exchange rates are recognized in Foreign currency translation, a component of Total Other comprehensive income / (loss), net of tax. On consolidation, foreign exchange differences arising on translation of net investments including those arising on non-current intragroup loans deemed to be quasi-equity in nature are recognized in other comprehensive income. When a quasi-equity loan ceases to be designated as part of the Company’s net investment, accumulated currency differences are reclassified to profit or loss only when there is a change in the Company’s proportional interest. On disposal of a foreign operation, accumulated currency translation differences are reclassified to profit or loss as part of the overall gain or loss on disposal.
We recorded a gain (loss) on foreign currency transactions of $(52) million, $(2) million and $4 million in the years ended December 31, 2023, 2022 and 2021, respectively.
Highly Inflationary Economies
Argentina
Through our investments in Packaging Investments Netherlands (“PIN”) B.V. and Packaging Investments Holdings (“PIH”) B.V, the Company has subsidiary companies that are operating in a highly inflationary economy i.e. Argentina, as determined in accordance with ASC 830 “Foreign Currency Matters.” Argentina became hyperinflationary during 2018, due to negative economic trends in the country, including multiple periods of increasing inflation rates, devaluation of the Argentine peso, and increasing borrowing rates locally. The cumulative three-year inflation rate for the country exceeded 100% at that time, and is expected to exceed 100% for the foreseeable future. Therefore, effective from 2018, the operating entity was considered to be functioning in a highly inflationary economy and began using the U.S. Dollar as its functional currency.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies (continued)
Highly Inflationary Economies (continued)
Argentina’s net sales represented approximately 2.4%, 2.2% and 1.6% of our total net sales for the years ended December 31, 2023, 2022 and 2021, respectively. The operating entity’s monetary and non-monetary assets and liabilities held in local currency consist primarily of property, plant and equipment, inventory and accounts receivable assets and accounts payable liabilities, which make up less than 3.9% and 3.0% of our total assets and total liabilities as of December 31, 2023 and 2022, respectively.
Changes in the Argentine peso exchange rate will result in foreign currency exchange gains or losses on the operating entity’s peso denominated monetary assets and liabilities. Subsequent to the conversion, the Company recorded a $42 million net loss, $16 million net gain and $6 million net gain within other (expense) income, net in the Consolidated Statements of Operations for the years ended December 31, 2023, 2022 and 2021, respectively, which reflects the remeasurement of the operating entity’s monetary assets and liabilities denominated in Argentine peso using an exchange rate of 808, 177 and 103 Argentine peso to the U.S. Dollar at December 31, 2023, 2022 and 2021, respectively.
New Accounting Standards Recently Adopted
In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This ASU provides temporary optional expedients and exceptions for applying GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. In January 2021, the FASB issued ASU 2021-01, which adds implementation guidance to clarify certain optional expedients in Topic 848. The ASUs could be adopted after their respective issuance dates through December 31, 2022. In December 2022, the FASB issued ASU 2022-06, “Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848”, which extends the period of time that entities can utilize the reference rate reform relief guidance under ASU 2020-04 from December 31, 2022 to December 31, 2024. The adoption of these ASUs did not have a material impact on our Consolidated Financial Statements.
In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805) — Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”. This ASU requires an entity to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606. This ASU is intended to reduce diversity in practice and increase comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. This ASU is effective for fiscal years beginning after December 15, 2022, including interim periods therein, with early adoption permitted. The adoption of this ASU did not have a material impact on our Consolidated Financial Statements.
New Accounting Standards Not Yet Adopted
In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The ASU requires an entity to disclose incremental segment information, including enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for the Company’s annual reporting periods beginning after December 15, 2023. Adoption is a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating the effect that adoption of ASU 2023-07 will have on its Consolidated Financial Statements.
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The ASU requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
1.   Description of Business and Summary of Significant Accounting Policies (continued)
New Accounting Standards Not Yet Adopted (continued)
by jurisdiction. ASU 2023-09 is effective for the Company’s annual reporting periods beginning after December 15, 2024. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating the effect that adoption of ASU 2023-09 will have on its Consolidated Financial Statements.
2.   Acquisitions
The following relates to acquisitions by the Company that took place in the years ended December 31, 2023, 2022 and 2021. We accounted for these acquisitions in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Acquired assets and liabilities were recorded at their estimated acquisition date fair values. Acquisition related costs were expensed as incurred and were not material to our financial statements.
Fiscal 2023 Acquisitions
We acquired Asterias, a folding carton company in Poland, and Cartonajes Carrión, a specialty packaging operation in Spain, in the year ended December 31, 2023. Goodwill arising on these acquisitions was $21 million in total, of which $16 million is currently expected to be deductible for income tax purposes. Neither acquisition was considered to be sufficiently significant as to warrant separate disclosure of the net assets acquired.
During 2023, the Company recorded a measurement period adjustment to the fair values initially assigned to the PaperBox and Pusa Pack businesses acquired in 2022, resulting in a decrease in goodwill of $24 million and $1 million, respectively.
Fiscal 2022 Acquisitions
We completed the following acquisitions in the year ended December 31, 2022:
•
On April 1, 2022, we acquired 100% of Argencraft, a corrugated facility in Argentina.

•
On April 29, 2022, we acquired 100% of Atlas Packaging, a corrugated packaging company in the United Kingdom.

•
On October 3, 2022, we acquired 100% of PaperBox, a packaging plant in Brazil.

•
On October 31, 2022, we acquired 100% of Pusa Pack, a bag-in-box packaging plant in Spain.

The total aggregate purchase consideration for the 2022 acquisitions was $107 million, consisting of $99 million in cash and $8 million in deferred consideration. None of the business combinations completed during the year were considered material to warrant separate disclosure of the fair values attributable to those combinations.
The $93 million of cash outflows reflected in the Consolidated Statements of Cash Flows for the year ended December 31, 2022, relate to the total cash consideration, net of $6 million in cash acquired in 2022.
The total net assets acquired were $87 million. Acquisition related costs were expensed as incurred and were not material to our financial statements. The aggregate purchase price of these acquisitions reflects goodwill of $20 million, which is not expected to be deductible for income tax purposes. The goodwill is primarily composed of expected benefits related to expanding the Company’s established and growing packaging business.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
2.   Acquisitions (continued)
Fiscal 2022 Acquisitions (continued)
We additionally recorded gross intangible assets of $38 million as of December 31, 2022, which reflect estimates for definite-lived intangibles with an estimated weighted average useful life of approximately 9 years.
The operating results of the collective business have been included in our financial statements since the date of acquisitions and are not material to our financial condition, results of operations, or cash flows.
During 2022, the Company made a measurement period adjustment to the fair values assigned to the Verzuolo acquisition which was acquired in 2021, resulting in a decrease in goodwill of $36 million.
Fiscal 2021 Acquisitions
We completed the following acquisitions in the year ended December 31, 2021:
•
On June 1, 2021, we acquired 100% of Cartones del Pacifico, a paper-based packaging company in Peru.

•
On July 5, 2021, we acquired 100% of Cartonbox, a folding carton company in Mexico.

•
On October 8, 2021, we acquired 100% of Verzuolo, a containerboard mill in Northern Italy.

The $480 million of cash outflows reflected in the Consolidated Statements of Cash Flows for the year ended December 31, 2021, relate to the total cash consideration, net of $2 million in cash acquired in 2021.
Acquisition related costs were expensed as incurred and were not material to our financial statements.
The following table presents financial information regarding the 2021 acquisition of Verzuolo included in the Consolidated Statements of Operations from the date of acquisition through December 31, 2021 under the column “Actual from acquisitions date.” The following table also presents supplemental pro-forma information as if the acquisition had occurred at the beginning of fiscal year 2021. The supplemental pro-forma financial information presented below was derived from historical financial records of the Company and Verzuolo and presents the operating results of the combined Company, with results prior to the acquisition date adjusted as if the acquisition had occurred on January 1, 2021. The supplemental pro-forma financial information is not necessarily indicative of the consolidated results of operations that would have been realized had the acquisitions been completed as of January 1, 2021, nor is it meant to be indicative of future results of operations that the combined entity will experience:
	2021
	Actual from Acquisition Date	Supplemental Pro-Forma Financial Information
Continuing Operations
Revenue	$50	$12,173
Net income attributable to Smurfit Kappa Group plc	$(6)	$793
3.   Segment Information
We have identified our operating segments based on the manner in which reports are reviewed by the Chief Operating Decision Maker (“CODM”). The CODM is determined to be the executive management team responsible for assessing performance, allocating resources and making strategic decisions. We have identified two operating segments (Europe and the Americas), which are also our reportable segments. No operating segments have been aggregated for disclosure purposes.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
3.   Segment Information (continued)
In the identification of the operating and reportable segments, we considered the level of integration of our different businesses as well as our objective to develop long-term customer relationships by providing customers with differentiated packaging solutions that enhance the customer’s prospects of success in their end markets.
The Europe and the Americas segments are each highly integrated within the segment and there are many interdependencies within these operations. They include a system of mills and plants that primarily produce a full line of containerboard that is converted into corrugated containers within each segment. In addition, the Europe segment also produces types of paper, such as solid board, sack kraft paper, machine glazed and graphic paper, and other paper-based packaging, such as honeycomb, solid board packaging and folding cartons; and bag-in-box packaging (located in Europe, Argentina, Canada, Mexico and the U.S.). The Americas segment, which includes a number of Latin American countries and the U.S., also comprises forestry; types of paper, such as boxboard and sack paper; and paper-based packaging, such as folding cartons, honeycomb and paper sacks.
Segment profit is measured based on Adjusted EBITDA, defined as net income before taxes, interest expense net, depreciation, depletion and amortization, goodwill impairment, impairment of other assets, transaction-related expenses associated with the proposed Combination, restructuring costs, share-based compensation expense, pension expense (excluding current service cost) and other (expense) income, net.
Inter-segment transfers or transactions are entered into under normal commercial terms and conditions that would also be available to unrelated third parties. Inter-segment transactions are not material.
The accounting policies of the reportable segments are the same as those described in “Note 1. Description of Business and Summary of Significant Accounting Policies.”

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
3.   Segment Information (continued)
We have a presence in 36 countries worldwide. The table below reflects financial data of our foreign operations for each of the past three fiscal years:
	Years ended December 31,
	2023	2022	2021
Net sales (unaffiliated customers):
Ireland	$128	$124	$129
Germany	1,694	1,960	1,662
France	1,492	1,603	1,294
Mexico	1,343	1,365	1,174
Other Europe – Eurozone	3,452	3,992	3,634
Other Europe – non-Eurozone	2,359	2,704	2,525
Other Americas	1,625	1,761	1,515
Total	$12,093	$13,509	$11,933
	Years ended December 31,
	2023	2022
Non-current assets
Ireland	$44	$41
Netherlands	565	543
France	624	563
Germany	633	561
Mexico	625	497
Other Europe – Eurozone	1,294	1,225
Other Europe – non-Eurozone	1,274	1,122
Other Americas	1,106	789
Total	$6,165	$5,341
Non-current assets include Operating lease right-of-use assets and Property, plant and equipment net and are disclosed based on their location.
Other than the countries shown above, no other individual country represents greater than 10% of Net sales or non-current assets.
Our Net sales are derived almost entirely from the sale of goods and is disclosed based on the location of production. No one customer represents greater than 10% of our net sales.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
3.   Segment Information (continued)
The following tables show selected financial data for our segments and the required reconciliations of segmental assets to the amounts reported in the Consolidated Balance Sheets:
	Years ended December 31,
	2023	2022	2021
Net sales:
Europe	$9,184	$10,432	$9,285
The Americas	2,909	3,077	2,648
Total	$12,093	$13,509	$11,933
Adjusted EBITDA:
Europe	$1,653	$1,883	$1,478
The Americas	551	557	465
Total	2,204	2,440	1,943
Unallocated corporate costs	(76)	(50)	(50)
Depreciation, depletion and amortization	(580)	(564)	(554)
Goodwill impairment	—	(12)	—
Impairment of other assets*	(5)	(173)	—
Transaction-related expenses associated with the proposed Combination	(78)	—	—
Interest expense, net	(139)	(139)	(165)
Restructuring costs	(27)	(15)	—
Pension expense (excluding current service cost)	(49)	(8)	(23)
Share-based compensation expense	(66)	(68)	(82)
Other (expense) income, net	(46)	15	9
Income before income taxes	$1,138	$1,426	$1,078

*
For the year ended December 31, 2023, Impairment of other assets is made up of impairment of non-current assets of $5 million (December 31, 2022: Impairment of other assets is made up of impairment of non-current assets of $14 million and impairment of the Russian operations of $159 million. See “Note 19. Disposal of Russian operations” for additional information on the impairment of the Russian operations).

Depreciation, depletion and amortization by reportable segment were:
	Years ended December 31,
	2023	2022	2021
Depreciation, depletion and amortization:
Europe	$(449)	$(428)	$(441)
The Americas	(129)	(135)	(111)
Corporate	(2)	(1)	(2)
Total	$(580)	$(564)	$(554)

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
3.   Segment Information (continued)
Capital expenditures for the acquisition of long-lived assets by reportable segment were:
	Years ended December 31,
	2023	2022	2021
Capital expenditures:**
Europe	$772	$690	$1,019
The Americas	397	451	315
Corporate	1	1	—
Total	$1,170	$1,142	$1,334
	Years ended December 31,
	2023	2022	2021
Other significant non-cash charges: ***
Impairment of non-current assets
Europe	$(5)	$(55)	$—
The Americas	—	(14)	—
Total	$(5)	$(69)	$—
Impairment of goodwill
The Americas	$—	$(12)	$—
Total	$—	$(12)	$—
Total assets by segment were:
	Years ended December 31,
	2023	2022
Assets:
Europe	9,672	9,586
The Americas	3,391	2,932
Corporate****	988	824
Total	14,051	13,342

**
Segment capital expenditure comprises additions to Property, plant and equipment net, Operating lease right-of-use assets net, Finance lease right-of-use assets net, Goodwill, Intangible assets, net and includes additions resulting from acquisitions through business combinations.

***
Refer to Note 7. Property, Plant and Equipment and Note 8. Goodwill for more details.

****
Corporate assets are composed primarily of Pension assets, Property, plant and equipment net, Derivative financial instruments, Deferred tax assets, Income taxes refundable and Cash and cash equivalents.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
4.   Revenue Recognition
Disaggregated Revenue
ASC 606 requires that we disaggregate revenue from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. The tables below disaggregate our revenue by product type. Revenue is derived almost entirely from the sale of goods and is disclosed based on the location of production.
The following tables summarize our disaggregated revenue by product type for the years ended December 31, 2023, 2022 and 2021:
	Years ended December 31,
	Europe 2023	The Americas 2023	Total 2023	Europe 2022	The Americas 2022	Total 2022	Europe 2021	The Americas 2021	Total 2021
Revenue by product:
Paper	$1,380	$159	$1,539	$1,925	$269	$2,194	$1,571	$249	$1,820
Packaging	7,804	2,750	10,554	8,507	2,808	11,315	7,714	2,399	10,113
Total	$9,184	$2,909	$12,093	$10,432	$3,077	$13,509	$9,285	$2,648	$11,933
Packaging revenue is derived mainly from the sale of corrugated products. The remainder of packaging revenue is composed of bag-in-box and other paper-based packaging products.
5.   Accounts Receivable
	Years ended December 31,
	2023	2022
Current
Accounts receivable- third parties	$1,976	$2,196
Less: Sales bonuses and rebates allowances	(114)	(105)
Less: Allowance for credit losses	(56)	(55)
Accounts receivable	$1,806	$2,036
The following table represents a summary of the changes in the reserve for allowance for sales bonuses and rebates for the years ended December 31, 2023 and 2022:
	2023	2022
Balance at beginning of fiscal year	$(105)	$(95)
Charges to net sales	194	213
Deductions	(203)	(223)
Balance at end of fiscal year	$(114)	$(105)

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
5.   Accounts Receivable (continued)
The following table represents a summary of the changes in the reserve for allowance for credit losses for the years ended December 31, 2023 and 2022:
	2023	2022
Balance at beginning of fiscal year	$(55)	$(50)
Charges to selling, general and administrative expenses	(2)	(16)
Write offs	1	11
Balance at end of fiscal year	$(56)	$(55)
See “Note 10. Debt” for additional information on the receivables securitization facilities.
6.   Inventories
	Years ended December 31,
	2023	2022
Inventories are as follows:
Finished goods	$514	$588
Work in process	52	61
Raw materials	348	434
Consumables and spare parts	289	271
Total inventories	$1,203	$1,354
7.   Property, Plant and Equipment
Property, plant and equipment consists of the following:
	Years ended December 31,
	2023	2022
Property, plant and equipment at cost:
Land and Buildings	$2,679	$2,355
Forestlands	78	56
Plant and Equipment	8,860	7,984
Construction in progress	656	647
Finance lease right-of-use assets	32	31
Less: Accumulated depreciation, depletion and amortization	(6,514)	(6,071)
Property, plant and equipment, net	$5,791	$5,002
Depreciation expense for the years ended December 31, 2023, 2022 and 2021 was $528 million, $512 million and $506 million, respectively.
We have tested the carrying value of the non-current assets for impairment as of the reporting date and recorded an impairment charge of $5 million in the Europe segment (2022: $55 million, 2021: no impairment) and no impairment in the Americas segment (2022: $14 million, 2021: no impairment).

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
8.   Goodwill
The changes in the carrying amount of goodwill for the years ended December 31, 2023 and 2022 are as follows:
	Europe	The Americas	Total
Balance as of December 31, 2021
Goodwill	2,735	397	3,132
Accumulated impairment losses	(215)	(37)	(252)
	$2,520	$360	$2,880
Acquisitions	(23)	43	20
Impairments	—	(12)	(12)
Translation adjustment	(162)	(4)	(166)
Balance as of December 31, 2022
Goodwill	2,537	439	2,976
Accumulated impairment losses	(202)	(52)	(254)
	$2,335	$387	$2,722
Acquisitions	20	(24)	(4)
Translation adjustment	89	35	124
Balance as of December 31, 2023
Goodwill	2,653	453	3,106
Accumulated impairment losses	(209)	(55)	(264)
	$2,444	$398	$2,842
Further information on acquisitions is included in Note 2: Acquisitions.
The Company performed a quantitative impairment test as of December 31, 2023 and concluded goodwill was not impaired for any of its reporting units.
In 2022, management reassessed the expected future business performance in Peru as a result of the continued difficult economic conditions and projected cash flows that were lower than expected, giving rise to an impairment charge of $12 million in Peru.
Refer to the “Goodwill and Non-current Assets” accounting policy for additional details on the method used in determining fair value.
9.   Other Intangible Assets
The gross carrying amount and accumulated amortization relating to intangible assets, excluding goodwill, are as follows and reflect the removal of fully amortized intangible assets in the period fully amortized (in $ millions, except weighted average life):
		Years ended December 31,
		2023		2022
	Weighted Average Life (in years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Marketing-related	6	$30	$(25)	$28	$(19)
Customer-related	13	397	(261)	376	(232)
Software assets	6	293	(216)	270	(192)
Total		$720	$(502)	$674	$(443)

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
9.   Other Intangible Assets (continued)
Intangible asset amortization expense was $52 million, $52 million and $48 million during the years ended December 31, 2023, 2022 and 2021, respectively. These intangible assets are amortized based on the expected pattern in which the economic benefits are consumed or straight-line if the pattern was not reliably determinable. The useful lives of intangible assets other than goodwill are finite and range from two to twenty years. Amortization is recognized as an expense within Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.
Estimated other intangible asset amortization expense for the succeeding five years is as follows:
Year ending December 31, 2024	$37
Year ending December 31, 2025	32
Year ending December 31, 2026	25
Year ending December 31, 2027	18
Year ending December 31, 2028	11
10.   Debt
The following were individual components of debt (in $ millions, except percentages):
	Years ended December 31,
	2023		2022
	Carrying value	Weighted average interest rate	Carrying value	Weighted average interest rate
Revolving credit facility due 2026	$4	4.6%	$8	5.0%
€100 million receivables securitization variable funding notes due 2026	6	4.9%	6	2.7%
€230 million receivables securitization variable funding notes due 2026	14	5.0%	13	2.6%
$292.3 million senior debentures due 2025	294	7.5%	294	7.5%
€250 million senior notes due 2025	279	2.8%	270	2.8%
€1,000 million senior notes due 2026	1,121	2.9%	1,082	2.9%
€750 million senior notes due 2027	832	1.5%	803	1.5%
€500 million senior green notes due 2029	553	0.5%	534	0.5%
€500 million senior green notes due 2033	553	1.0%	534	1.0%
Bank loans	68	10.2%	99	11.9%
Finance lease obligations	29	3.6%	31	3.3%
Bank overdrafts	16	1.5%	18	0.6%
Total debt	$3,769		$3,692
Less : Current portion of debt	(78)		(96)
Debt issuance costs	(22)		(28)
Non-current debt due after one year	$3,669		$3,568
The weighted average interest rate for short term debt was 7.2% and 9.0% as of December 31, 2023 and 2022, respectively.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
10.   Debt (continued)
As of December 31, 2023, the aggregate maturities of debt, excluding finance lease obligations, for succeeding five years and thereafter are as follows:
Year ended December 31, 2024	$140
Year ended December 31, 2025	670
Year ended December 31, 2026	1,170
Year ended December 31, 2027	850
Year ended December 31, 2028	8
Year ended December 31, 2029 and thereafter	1,137
Total	$3,975
Maturity profile of undrawn committed facilities	2023	2022
Within one year	$—	$—
Between one and two years	—	—
More than two years	$1,832	$1,765
As of December 31, 2023 and 2022, we had undrawn commitments of $1,832 million and $1,765 million, respectively. These undrawn commitments primarily pertain to the revolving credit facility and the receivable securitization facilities, which are further explained below.
The commitment fee on the revolving credit facility and receivables securitization facilities were immaterial for the years ended December 31, 2023 and 2022.
Our borrowing agreements contain certain covenants that restrict our flexibility in certain areas such as incurrence of additional indebtedness and the incurrence of liens. Our borrowing agreements also contain financial covenants, the primary ones being a maximum net borrowings to covenant EBITDA (as defined in the relevant debt facility agreement) of 3.75 times and a minimum covenant EBITDA to net interest of 3.00 times. We were in compliance with all covenants as of the reporting dates. At December 31, 2023, as defined in the relevant facility agreement, adjusted net borrowings to covenant EBITDA was 1.4 times (2022: 1.3 times) and covenant EBITDA to net interest was 15.6 times (2022: 17.4 times).
During the years ended December 31, 2023, 2022 and 2021, amortization of debt issuance costs charged to interest expense were $7 million, $7 million and $13 million, respectively.
Revolving Credit Facility (“RCF”):
The RCF has a facility size of €1,350 million and matures in January 2026. Loans under the RCF will bear an interest rate at interbank rate + 0.6% for December 31, 2023 and 2022. Borrowings under the RCF are available to fund our working capital requirements, capital expenditure and other general requirements.
Senior Notes Issued:
Senior notes are non-convertible fixed rate debt instruments with defined maturities. In September 2022, we published our first Green Bond Allocation and Impact Report, detailing the use of the proceeds of the €1 billion dual-tranche Green Bonds issued in 2021. Issued with coupons of 0.5% and 1.0% respectively, for tenors of 8 and 12 years, these coupons are the lowest in our history but also the lowest achieved for a corporate issuer in our rating category. In September 2021, the Company redeemed €500 million 2.4% senior notes due in 2024.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
10.   Debt (continued)
The net proceeds from the Green Bonds are used to finance or refinance a portfolio of eligible assets and expenditures (‘Eligible Green Projects’) in accordance with the Group’s Green Finance Framework. The Framework received an independent second party opinion from ISS ESG in line with the Green Bond and Green Loan Principles.
Bank Loans:
Property, plant and equipment with a carrying value of $3 million (2022: $12 million) are pledged as security for loans held by the Company.
Net Investment Hedge:
The Company designates a portion of its foreign currency borrowings to hedge the net investment in certain of its foreign entities. The carrying amount of borrowings which are designated as net investment hedges at the year-end amounted to $49 million as of December 31, 2023 and 2022. The gains or losses of the effective portion of such borrowings are recognized in other comprehensive income. Ineffective portions of the gains and losses of such borrowings are recognized in the Consolidated Statements of Operations. There has been no ineffectiveness recognized in relation to these hedges in the current or prior financial years.
Receivables Securitization Facilities:
We have two trade receivables securitization programs. The first program has a facility size of €100 million, a margin of 1.1%, and matures in January 2026. This program is supported by receivables generated by our operating companies in Austria, Belgium, Italy, and the Netherlands, which are sold to a special purpose Group subsidiary. The funding for this program is provided by a conduit of Coöperatieve Rabobank U.A. (trading as Rabobank) and a conduit of Landesbank Hessen-Thüringen Girozentrale (trading as Helaba Bank), providing €77 million and €23 million, respectively.
The second program has a facility size of €230 million, a margin of 1.1%, and matures in November 2026. This program is supported by receivables generated by our operating companies in the UK, Germany, and France, which are sold to a special purpose entity. The funding for this program is provided by Lloyds Banking Group.
The sale of the securitized receivables under our securitization programs does not meet the requirements for derecognition under ASC 860 “Transfers and Servicing”. As a result, the sold receivables continue to be shown on the face of the Consolidated Balance Sheets, and the notes issued to fund the purchase of these receivables are shown as secured borrowings with attributable interest expense recognized over the life of the related transactions.
As of December 31, 2023, the gross amount of receivables collateralizing the €100 million 2026 trade receivables securitization programs were €327 million (December 31, 2022: €399 million). The gross amount of receivables collateralizing the €230 million 2026 trade receivables securitization program at December 31, 2023 was €415 million (December 31, 2022: €492 million). In accordance with the contractual terms, the counterparty has recourse to the securitized debtors. Given the short-term nature of the securitized debtors and the variable floating rates, the carrying amount of the securitized debtors and the associated liabilities reported on the Consolidated Balance Sheets is estimated to approximate fair value. At December 31, 2023, the restricted cash related to these facilities are deemed immaterial for all periods presented.
Bridge Facility Agreement:
In connection with the proposed WestRock Combination, the Company entered into a bridge facility agreement in the amount of $1,500 million which is available to finance, (directly or indirectly) the cash

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
10.   Debt (continued)
consideration and/or fees, commissions, costs and expenses payable in relation to the proposed WestRock Combination. This bridge facility, which was undrawn on December 31, 2023, is in addition to the Company’s existing committed facilities at year-end. The bridge facility agreement matures in December 2024, however it may be extended by written notice for a further 12 months at the Company’s sole discretion.
11.   Leases
Components of Lease Costs
The following table presents certain information related to the lease costs for finance and operating leases:
	Years ended December 31,
	2023	2022	2021
Operating lease costs	$(118)	$(107)	$(112)
Variable and short-term lease costs	(47)	(40)	(33)
Finance lease cost:
Amortization of lease assets	(3)	(3)	(3)
Interest on lease liabilities	(1)	(1)	(1)
Lease cost, net	$(169)	$(151)	$(149)
Supplemental Consolidated Balance Sheets Information Related to Leases
The table below presents the lease-related assets and liabilities recorded on the Consolidated Balance Sheets:
	Consolidated Balance Sheets Caption	Years ended December 31,
		2023	2022
Operating leases:
Operating lease right-of-use assets	Operating lease right-of-use assets	$374	$339
Current operating lease liabilities	Current operating lease liabilities	113	89
Non-current operating lease liabilities	Non-current operating lease liabilities	269	255
Total operating lease liabilities		$382	$344
Finance leases:
Property, Plant and Equipment	Property, plant and equipment, net	32	31
Accumulated depreciation		(6)	(3)
Property, Plant and Equipment, net		$26	$28
Current finance lease liabilities	Current portion of debt	3	3
Non-current finance lease liabilities	Non-current debt due after one year	26	28
Total finance lease liabilities		$29	$31

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
11.   Leases (continued)
Lease term and Discount Rate	Years ended December 31,
	2023	2022	2021
Weighted average remaining lease term
Operating leases	7.5 years	7.4 years	7.9 years
Finance leases	12.7 years	13.2 years	13.9 years
Weighted average discount rate
Operating leases	3.6%	2.9%	2.8%
Finance leases	3.6%	3.3%	3.3%
Supplemental Cash Flow Information Related to Leases
The following table presents supplemental cash flow information related to leases:
	Years ended December 31,
	2023	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows related to operating leases	$118	$107	$112
Operating cash flows related to finance leases	1	1	1
Financing cash flows related to finance leases	3	3	3
Leased assets obtained in exchange for lease liabilities:
Operating leases	$133	$111	$104
Finance leases	$—	$—	$—
Maturity of Lease Liabilities
The table below reconciles the undiscounted cash flows for each of the first five years and total of the remaining years to the operating lease liabilities and finance lease liabilities recorded on the Consolidated Balance Sheets at December 31, 2023:
	Operating leases	Finance leases	Total
Year ending December 31, 2024	$110	$4	$114
Year ending December 31, 2025	81	4	85
Year ending December 31, 2026	67	3	70
Year ending December 31, 2027	48	3	51
Year ending December 31, 2028	30	3	33
Thereafter	90	20	110
Total lease payments	$426	$37	$463
Less: Interest	(44)	(8)	(52)
Present value of future lease payments	$382	$29	$411

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
12.   Interest
The components of interest expense, net is as follows:
	Years ended December 31,
	2023	2022	2021
Interest expense	$(170)	$(148)	$(168)
Interest income	31	9	3
Interest expense, net(1)	$(139)	$(139)	$(165)

(1)
Total cash paid for interest, net of interest received was $146 million, $129 million and $158 million during the years ended December 31, 2023, 2022 and 2021, respectively. Of this, capitalized interest paid was $10 million, $3 million and $2 million during the years ended December 31, 2023, 2022 and 2021, respectively.

13.   Derivative Financial Instruments
The following tables provides the carrying value and location of derivative instruments in the Consolidated Balance Sheets:
	Balance Sheets Location	Years ended December 31,
		2023	2022
Assets
Derivatives in cash flow hedging relationships		$5	$2
Derivatives not designated as hedging instruments		14	47
Total current derivative contracts	Other current assets	19	49
Total non-current derivative contracts	Other non-current assets	—	2
Total derivative asset contracts		$19	$51
Liabilities
Derivatives in cash flow hedging relationships		$(7)	$(6)
Derivatives not designated as hedging instruments		(12)	(17)
Total current derivative contracts	Other current liabilities	(19)	(23)
Total non-current derivative contracts	Other non-current liabilities	(1)	(4)
Total derivative liabilities contracts		$(20)	$(27)
Derivative gains (losses) recognized in or reclassified from AOCI to Other (expense) income, net, and Income are determined to be immaterial to the financial statements.
The following table summarizes our notional amounts:
	2023	2022
Derivatives designated as hedging instruments:
Foreign currency forwards	$139	$185
Cross currency swaps	158	154
Energy hedging contract	4	7
Derivatives not designated as hedging instruments:
Foreign currency forwards	125	176
Cross currency swaps	1,039	1,475
Energy hedging contracts	2	4

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
14.   Fair Value Measurement
The fair values of the Company’s financial assets and financial liabilities listed below reflect the amounts that would be received to sell the assets or paid to transfer the liabilities in an orderly transaction between market participants at the measurement date (exit price).
The Company’s non-derivative financial instruments primarily include cash and cash equivalents, trade and other receivables, trade and other payables, short-term debt and non-current debt, all of whose carrying values approximates fair value (with the exception of non-current debt with fixed interest rates). Fair value disclosures are classified based on the fair value hierarchy. See Note 1. “Description of Business and Summary of Significant Accounting Policies,” for information about the Company’s fair value hierarchy.
The carrying values, net of deferred debt issuance costs, and estimated fair values of non-current debt with fixed interest rates were as follows:
Fair Value Measurement	2023		2022
	Book Value	Fair Value	Book Value	Fair Value
	Level 2		Level 2
Non-current debt with fixed interest rates	$3,615	$3,379	$3,495	$3,125
The fair value of the Company’s non-current debt with fixed interest rates is based on market prices. With the exception of financial instruments included in the table above, the carrying amounts of all other debt instruments approximate their fair values. The fair value of the revolving credit facility is based on the present value of its estimated future cash flows discounted at an appropriate market discount rate at the balance sheet date. The variable nature and repricing dates of the receivables securitization facilities result in a carrying value approximating its fair value. Both the revolving credit facility and the receivables securitization facilities are classified as Level 2 of the fair value hierarchy.
Assets and liabilities measured and recorded at fair value on a recurring basis
The Company measures and records certain assets and liabilities, including derivative instruments at fair value. The following table summarizes the fair value of these instruments, which are measured at fair value on a recurring basis, by level, within the fair value hierarchy:
	Level 1 Years ended December 31,		Level 2 Years ended December 31,		Level 3 Years ended December 31,
	2023	2022	2023	2022	2023	2022
Assets
Other Investments:
Listed	$2	$2	$—	$—	$—	$—
Unlisted	—	—	9	8	—	—
Derivatives in cash flow hedging relationships	—	—	5	2	—	—
Derivatives not designated as hedging instruments	—	—	14	49	—	—
Assets measured at fair value	$2	$2	$28	$59	$—	$—
Liabilities
Derivatives in cash flow hedging relationships	—	—	(8)	(7)	—	—
Derivatives not designated as hedging instruments	—	—	(12)	(20)	—	—
Liabilities measured at fair value	$—	$—	$(20)	$(27)	$—	$—

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
14.   Fair Value Measurement (continued)
The fair value of listed financial assets is determined by reference to their bid price at the reporting date. Unlisted financial assets are valued using recognized valuation techniques for the underlying security including discounted cash flows and similar unlisted equity valuation models.
The fair value of foreign currency forwards, cross currency swaps and energy hedging contracts is based on their listed market price, if available. If a listed market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds).
Assets and liabilities measured and recorded at fair value on a nonrecurring basis
In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company records certain assets at fair value on a nonrecurring basis, generally when events or changes in circumstances indicate the carrying value may not be recoverable, or when they are deemed to be other than temporarily impaired. These assets include goodwill and other intangible assets, assets and disposal groups held for sale, and other non-current assets. The fair values of these assets are determined, when applicable, based on valuation techniques using the best information available, and may include quoted market prices, market comparables, and discounted cash flow projections. These nonrecurring fair value measurements are considered to be Level 3 in the fair value hierarchy.
As further detailed in Note 8, Goodwill, in 2022, impairment charges were recorded for our Peru business, leading to the write-down of goodwill to fair value. There was no goodwill related to this business in the years ended December 31, 2023 and 2022.
In addition, impairment losses on non-current assets were recorded, resulting in a write-down to fair value less costs to sell. In March 2023, we successfully concluded the sale of our Russian business, leading to the derecognition of the assets and liabilities classified as held for sale as of December 31, 2022. The classification of the business as held for sale met the required criteria as of December 31, 2022, which resulted in the remeasurement of the disposal group at its fair value less cost to sell as of that date. As of December 31, 2023 and 2022, the fair value of these assets was determined to be zero.
Refer to Note 19 for more detailed information regarding the disposal of the Russian business and the derecognition of assets and liabilities.
The fair values of assets and liabilities assumed as a result of business combinations completed during the years ended December 31, 2023 and 2022 have been evaluated and determined to be immaterial for separate disclosure purposes.
15.   Stockholders’ Equity
Common Stock
Subject to the articles of association of the Company, the holders of common stock are entitled to share in any dividends in proportion to the number of shares held by them and are entitled to one vote for every share held by them.
Convertible Stock
The holders of convertible stock have no right to participate in the profits of the Company and are not entitled to vote. On return of capital (whether on repayment of capital, liquidation or otherwise) the assets and/or capital legally available to be distributed shall, subject first to the rights of the holders of common stock, be distributed amongst the holders of convertible stock, in proportion to the number of convertible shares held by them, of the nominal value of their convertible share. At December 31, 2020, all exercisable convertible stock had lapsed and is no longer convertible into common stock.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
15.   Stockholders’ Equity (continued)
Treasury Stock
This represents common stock acquired by the Smurfit Kappa Employee Trust under the terms of the Deferred Bonus Plan. For the avoidance of doubt, ‘treasury stock’ shall not be construed to have the same meaning as treasury shares under section 109 of the Irish Companies Act 2014, as amended.
16.   Share-based Compensation
Share-based compensation expense relates primarily to awards granted under the Deferred Bonus Plan (“DBP”) and the Performance Share Plan (“PSP”). Share-based compensation expense is recognized in the Consolidated Statements of Operations
	2023	2022	2021
Deferred Bonus Plan expense	$29	$24	$25
Performance Share Plan expense	35	42	51
Total share-based compensation expense	$64	$66	$76
Income tax benefit related to share-based compensation expense	$—	$3	$3
Social charges relating to equity settled share-based payments for the years ended December 31, 2023, 2022 and 2021 were $2 million, $2 million and $6 million, respectively.
Deferred Bonus Plan
At our Annual General Meeting held in May 2018, our stockholders approved the adoption of the DBP which replaced the deferred element of the existing long-term incentive plan, the Deferred Annual Bonus Plan (“DABP”). The DBP authorizes the granting of conditional awards. The number of shares awarded under the DBP during the years ended December 31, 2023 and 2022 were 764,182 and 571,693, respectively.
Participants may be granted an award of up to 150% of salary (other than a recruitment award). The actual bonus earned in any financial year is based on the achievement of clearly defined stretching annual financial targets for some of our Key Performance Indicators (“KPIs”). For 2023, these were Earnings before Interest and Tax (“EBIT”), Free Cash Flow (“FCF”), together with targets for Health and Safety, People and ESG and personal/strategic targets for the executive Directors.
The structure of the plan is that 50% of any annual bonus earned for a financial year will be deferred into Smurfit Kappa Group plc shares (“Deferred Shares”) to be granted in the form of a Deferred Share Award.
The Deferred Shares will vest (i.e. become unconditional) after a three-year holding period based on a service condition of continuity of employment, or in certain circumstances, based on normal good leaver provisions.
Deferred Share Awards were granted in 2023 to eligible employees in respect of the financial year ended December 31, 2022. The total DBP expense for the year comprises an expense pertaining to the Deferred Share Awards granted in respect of 2020, 2021, 2022 and 2023.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
16.   Share-based Compensation (continued)
Details of shares granted under the Deferred Bonus Plan:
	2023
	Number of shares	Weighted average grant date fair value
Outstanding at beginning of year	1,582,192	$46.68
Granted	764,182	38.88
Vested	(483,801)	36.98
Outstanding at end of year	1,862,573	46.00
The grant date fair value of the awards is equivalent to the closing price of the Company shares at the date the award was granted.
The weighted average grant date fair value for awards granted in the year ended December 31, 2022 and 2021 was $53.09 and $48.68, respectively.
During the years ended December 31, 2023, 2022 and 2021, 483,801, 929,542 and 9,851 shares vested having a fair value of $18 million, $49 million, and $1 million, respectively. As of December 31, 2023, unrecognized compensation expense related to the awards was $30 million, which will be recognized over the remaining weighted average vesting period of 1.7 years.
Performance Share Plan
At our Annual General Meeting held in May 2018, our stockholders approved the adoption of the PSP, which replaced the existing long-term incentive plan, the matching element of the DABP. The PSP authorizes the granting of conditional awards or nil-cost options (right to acquire shares during an exercise period without cost to the participant). The number of shares awarded under the PSP during the years ended December 31, 2023 and 2022 was 2,003,416 and 1,554,551, respectively.
Participants may be granted an award of up to 250% of salary (other than a recruitment award). Awards may vest after a three-year performance period to the extent to which the performance conditions have been met. Awards may also be subject to an additional holding period following vesting (of up to two years). At the end of the relevant holding period, the PSP awards will be released (i.e. become unconditional) to the participant.
The performance targets assigned to the PSP awards are set by the Remuneration Committee on the granting of awards at the start of each three-year cycle.
The actual number of shares that will vest under the PSP is dependent on the performance conditions of the Company’s Earnings per share (“EPS”), Return on Capital Employed (“ROCE”), Total Shareholder Return (“TSR”) (relative to a peer group) and Sustainability targets measured over a three-year performance period. PSP performance conditions will be reviewed at the end of the three-year performance period and the PSP shares awarded will vest depending upon the extent to which these performance conditions have been satisfied.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
16.   Share-based Compensation (continued)
The total PSP expense for the year comprises of an expense pertaining to the awards granted in respect of 2021, 2022 and 2023.
	2023
	Number of shares	Weighted average grant date fair value
Outstanding at beginning of year	4,284,503	$39.94
Granted	2,003,416	35.26
Forfeited	(151,768)	39.80
Vested	(1,322,030)	29.12
Lapsed	(438,359)	29.12
Outstanding at end of year	4,375,762	42.16
The weighted average grant date fair value for awards granted in the year ended December 31, 2022 and 2021 was $45.43 and $47.85.
The fair values assigned to the EPS, ROCE and Sustainability components of the PSP are equivalent to the closing price of the Company shares on the trading day prior to the grant date.
The fair value assigned to the portion of awards which are subject to TSR performance was calculated as of the grant date, using the Monte Carlo simulation model taking account of peer group TSR and volatilities together with the following assumptions:
	2023	2022	2021
Risk-free interest rate (%)	3.2%	0.7%	(0.5)%
Expected volatility (%)	27.7%	31.5%	19.1%
The expected volatility rate applied was based upon our historical and implied share price volatility levels. Historical volatility was calculated over a period equal to the expected term. The risk-free interest rate is based on the yield at the date of grant of swap rate curves with a maturity period equal to the expected term.
During the years ended December 31, 2023, 2022 and 2021, 1,322,030, 1,178,642 and 1,054,062 shares vested having a fair value of $50 million, $62 million and $51 million, respectively.
As of December 31, 2023, unrecognized compensation expense related to the PSP awards was $29 million which will be recognized over the remaining weighted average vesting period of 1.6 years.
Treasury Stock
Smurfit Kappa Employee Trust, on behalf of the Company, expects to repurchase 652,054 shares in 2024 in respect of deferred share awards.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
17.   Income Taxes
The components of income before income taxes are as follows:
	2023	2022	2021
Income before income taxes
Domestic (Ireland)	$173	$235	$180
Foreign	965	1,191	898
Total income before income taxes	$1,138	$1,426	$1,078
Income tax expense consists of the following components:
Current tax expense:
Domestic (Ireland)	44	33	33
Foreign	296	317	265
Total current tax expense	$340	$350	$298
Deferred tax expense (benefit):
Domestic (Ireland)	2	—	—
Foreign	(30)	41	(22)
Total deferred tax (benefit) expense	$(28)	$41	$(22)
Total income tax expense reported in the Consolidated Statements of Operations	$312	$391	$276
The differences between income tax expense and the amount computed by applying the Republic of Ireland statutory trading income tax rate, (the primary rate of our country of domicile) to income before income taxes are as follows:
	2023	2022	2021
Income before income taxes	$1,138	$1,426	$1,078
Income before income taxes multiplied by the statutory income tax rate of 12.5% (2022: 12.5%, 2021: 12.5%)	142	178	135
Effects of:
Income subject to different rates of tax	171	197	153
Change related to outside basis difference in foreign subsidiaries	8	17	11
Change in valuation allowance	(1)	32	(7)
Other items	(8)	(33)	(16)
Reported income tax expense	$312	$391	$276

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
17.   Income Taxes (continued)
The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following:
	Years ended December 31,
	2023	2022
Deferred tax assets:
Postretirement benefit	$78	$77
Carryforwards	126	118
Lease liabilities	50	40
Accrued expenses	97	86
Other	71	25
Total	$422	$346
Deferred tax liabilities:
Property, plant and equipment	313	284
Outside basis differences in foreign subsidiaries	126	100
Other	56	39
Total	$495	$423
Valuation allowances	(67)	(68)
Net deferred tax liability	$(140)	$(145)
At December 31, 2023, we had net operating loss carryforwards of approximately $446 million. Of these net operating losses, $122 million expire between 2024 and 2043 and $324 million of losses carryforward indefinitely. At December 31, 2023, we also had other carryforwards of $13 million of tax credit carryforwards with an indefinite life.
The following table represents a summary of the change in the valuation allowances against deferred tax assets for each year:
	2023	2022	2021
Balance at beginning of the year	$68	$60	$67
Increases through continuing operations	9	38	2
Reductions through continuing operations	(10)	(6)	(9)
Net change in the valuation allowance through continuing operations	(1)	32	(7)
Reclassifications related to the disposal of Russian operations	—	(24)	—
Net change in the valuation allowance	(1)	8	(7)
Balance at end of the year	$67	$68	$60
We consider a portion of earnings from certain foreign subsidiaries as subject to repatriation and have recognized deferred taxes accordingly. However, we consider that all other outside basis differences from all other foreign subsidiaries to be indefinitely reinvested. Accordingly, we have not provided for any deferred taxes for amounts that would be due upon recovery of those investments.
As of December 31, 2023, we estimate our unremitted earnings of foreign subsidiaries that are considered indefinitely reinvested to be approximately $467 million. In the event of a distribution in the form of dividends or dispositions of the subsidiaries, we may be subject to incremental foreign tax, subject

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
17.   Income Taxes (continued)
to an adjustment for foreign tax credits, and withholding taxes or income taxes payable to the foreign jurisdictions. As of December 31, 2023, the determination of the amount of unrecognized deferred tax liability related to investments in foreign subsidiaries that are indefinitely reinvested is not practicable.
A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years presented is as follows:
	2023	2022	2021
Balance at the beginning of the year	$40	$23	$23
Additions for tax positions taken in current year	12	25	8
Reductions for tax positions taken in prior years	(1)	(2)	(3)
Reductions due to settlements	—	(1)	—
Reductions as a result of a lapse of the applicable statute of limitations	(1)	(5)	(5)
Balance at the end of the year	$50	$40	$23
As of December 31, 2023 and 2022, the total amount of unrecognized tax benefits was approximately $50 million and $40 million respectively, exclusive of interest and penalties. Of these balances, as of December 31, 2023 and 2022 if all unrecognized tax benefits recorded were to prevail, approximately $46 million and $34 million respectively, would benefit the effective tax rate.
We recognized interest accrued related to income taxes in interest expense amounting to $1 million, $ – million and $ – million in the years ended December 31, 2023, 2022 and 2021, respectively; no penalties were recorded during the period. As of December 31, 2023 and 2022, we have liabilities of $2 million and $1 million, respectively, related to estimated interest for income taxes.
We file tax returns in Ireland and foreign jurisdictions. With limited exceptions, we are no longer subject to income tax examinations by tax authorities for years prior to 2016.
18.   Retirement Plans
We operate both defined benefit and defined contribution pension plans throughout our operations in accordance with local conditions and practice. The disclosures included below relate to all pension schemes and other post-employment benefits in the Company. These plans have broadly similar regulatory frameworks. The majority of plans are of the defined benefit type and are funded by payments to separately administered funds. In these defined benefit plans, the level of benefits available to members depends on length of service and their average salary over their period of employment or their salary in the final years leading up to retirement or leaving. While the majority of the defined benefit plans are funded, in certain countries, such as Germany, Austria and France, plan liabilities are for the most part unfunded and recognized as liabilities in the Consolidated Balance Sheets.
In accordance with statutory and minimum funding requirements, additional annual contributions may be required to be made to the schemes in place in Ireland, the United Kingdom and the Netherlands. The funding requirements are agreed between the Company, the trustees and the relevant regulator.
The expense for defined contribution pension plans for the years ended December 31, 2023, 2022 and 2021 was $79 million, $75 million and $78 million, respectively.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
18.   Retirement Plans (continued)
The following table shows the changes in benefit obligation, plan assets and funded status for the years ended December 31:
	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
	2023	2022	2023	2022
Change in projected benefit obligation:
Benefit obligation at beginning of year	$2,127	$3,118	$119	$146
Service cost	18	26	7	8
Interest cost	87	42	6	3
Plan amendments	3	—	2	(1)
Actuarial losses (gains)	98	(727)	9	(20)
Benefits paid	(99)	(105)	(8)	(8)
Plan participant contributions	6	6	—	—
Settlements	(15)	(3)	(4)	(3)
Other Items	—	—	1	—
Foreign currency rate changes	94	(230)	7	(6)
Benefit obligation at end of year	$2,319	$2,127	$139	$119
	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
Change in plan assets:	2023	2022	2023	2022
Fair value of plan assets at beginning of year	$1,692	$2,553	$24	$25
Actual gain (loss) on plan assets	130	(664)	1	—
Employer contributions	102	94	11	9
Plan participant contributions	6	6	—	—
Benefits paid	(99)	(105)	(8)	(8)
Settlements	(15)	(3)	(4)	(3)
Foreign currency rate changes	76	(189)	3	1
Fair value of plan assets at end of year	$1,892	$1,692	$27	$24
Funded status	$(427)	$(435)	$(112)	$(95)
	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
Amounts recognized in the Consolidated Balance Sheets:	2023	2022	2023	2022
Non-current assets	$28	$19	$1	$2
Current liabilities	(24)	(22)	(7)	(6)
Non-current liabilities	(431)	(432)	(106)	(91)
Funded status at end of year	$(427)	$(435)	$(112)	$(95)
Accumulated Benefit Obligation (ABO)	$2,304	$2,113	$—	$—

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
18.   Retirement Plans (continued)
Accumulated other comprehensive loss at December 31 not yet recognized as components of net periodic benefit cost consist of:
	Defined Benefit Pension Plans			Other Postretirement Benefit Plans
	2023	2022	2021	2023	2022	2021
Net actuarial losses	$751	$706	$799	$11	$2	$23
Prior service (credit) cost	(8)	(12)	(14)	2	—	1
Total accumulated other comprehensive loss	$743	$694	$785	$13	$2	$24
The following table sets forth the Pension plans and Other Postretirement Benefit plans for which their accumulated benefit obligation (“ABO”) or projected benefit obligation (“PBO”) exceeds the fair value of their respective plan assets on December 31.
	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
	2023	2022	2023	2022
Pension plans with projected benefit obligations in excess of plan assets:
Projected benefit obligation	$1,310	$1,217	$—	$—
Accumulated benefit obligation	1,305	1,213	—	—
Fair value of plan assets	855	764	—	—
Pension plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	1,305	1,212	—	—
Fair value of plan assets	855	763	—	—
Plans with accumulated postretirement benefit obligations in excess of plan assets:
Accumulated postretirement benefit obligation	—	—	131	99
Fair value of plan assets	—	—	17	2
The net periodic benefit cost recognized in the Consolidated Statements of Operations is composed of the following:
	Defined Benefit Pension Plans			Other Postretirement Benefit Plans
	2023	2022	2021	2023	2022	2021
Service cost(1)	$18	$26	$28	$7	$8	$9
Interest cost	87	42	31	6	3	2
Expected return on assets	(83)	(69)	(78)	(1)	—	—
Amortization of:
Net actuarial loss	32	34	47	—	—	1
Prior service credit	(1)	(1)	(1)	—	—	—
Settlement loss (gain)	8	(1)	20	—	—	1
Other one-time expense	—	—	—	1	—	—
Net periodic benefit cost	$61	$31	$47	$13	$11	$13

(1)
Service cost is included within Cost of goods sold and Selling, general and administrative expenses while all other components are recorded within Pension and other postretirement non-service expense, net.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
18.   Retirement Plans (continued)
Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income:
	Defined Benefit Pension Plans			Other Postretirement Benefit Plans
	2023	2022	2021	2023	2022	2021
Net actuarial loss (gain)	$51	$6	$(148)	$9	$(20)	$(8)
Prior service cost (credit) arising during the year	3	—	—	2	(1)	—
Reclassification of prior service credit	1	1	1	—	—	—
Reclassification of actuarial loss and settlement loss	(40)	(33)	(67)	—	—	(2)
Exchange rate loss (gain)	32	(64)	(50)	1	(1)	(2)
Amount recognized in other comprehensive loss (income)	$47	$(90)	$(264)	$12	$(22)	$(12)
Amount recognized in net periodic pension benefit cost and other comprehensive loss (income)	$108	$(59)	$(217)	$25	$(11)	$1
Major actuarial assumptions used in determining the benefit obligations and net periodic pension cost for our defined benefit plans are presented in the following table:
	Defined Benefit Pension Plans			Other Postretirement Benefit Plans
	2023	2022	2021	2023	2022	2021
Weighted average assumptions used to determine benefit obligations as of December 31 are:
Discount rate	3.75%	4.10%	1.51%	5.12%	5.30%	2.54%
Rate of compensation increase	2.64%	2.71%	2.31%	3.70%	2.76%	2.68%
	Defined Benefit Pension Plans			Other Postretirement Benefit Plans
	2023	2022	2021	2023	2022	2021
Weighted-average assumptions used in the calculation of benefit plan expense for years ended December 31:
Discount rate	4.10%	1.51%	0.95%	5.30%	2.54%	1.70%
Rate of compensation increase	2.71%	2.31%	1.82%	2.76%	2.68%	2.54%
Expected long-term rate of return on plan assets	4.77%	2.97%	3.01%	4.91%	5.45%	3.14%
Interest crediting rates	1.30%	2.00%	2.00%	N/A	N/A	N/A
The expected long-term rate of return on plan assets is based on the target asset allocation and the expected returns per asset class in the Capital Market Assumption model derived by our pension accounting actuary. This model is based on a blend of economic theory, historical analysis and/or other sources. Using the target asset allocation for each asset class, the overall expected rate of return for the portfolio is developed considering the effects of active portfolio management and expenses paid from plan assets. The discount rates assumptions were determined from a universe of high quality corporate bonds which reflected currency and duration of each plan.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
18.   Retirement Plans (continued)
Our Investment Policies and Strategies
Our investment policies and strategies guide and direct how the funds are managed for the benefit plans we sponsor. Our main funds include:
•
Smurfit Kappa UK Pension Funds

•
Smurfit Kappa Ireland Pension Funds

•
Smurfit Kappa Netherlands Pension Fund

•
Smurfit Kappa Packaging LLC Plan — our U.S. qualified plan

The Trustees of all our funded plans all use a fiduciary manager to implement the investment policy appropriate for each plan and there is an Investment Committee for each of these plans. The investment strategy varies by local legislative requirements, funded status and maturity of the plan. Periodic reviews are made of both investment policy objectives and investment manager performance.
Over the last few years, we have de-risked the plan investments using a combination of automatic triggers and decision making by the Investment Committee. In all cases the investment strategy targets a percentage allocation to growth assets and a percentage allocation to liability hedging assets based on each plan’s funded status and local legislative requirements. Over time, we would expect to continue to increase the allocation to liability hedging assets as funding levels improve.
Investments are diversified across asset classes and within each asset class to minimize the risk of large losses. Derivatives, including swaps, forward and future contracts may be used as asset class substitutes or for hedging or other risk management purposes. There is very low concentration of risk within the plans. All the plans hold highly diversified investment portfolios that are not reliant on any single named stocks or specific parts of the market.
Valuation of Our Plan Assets
Pension assets are stated at fair value or Net Asset Value (“NAV”). Fair value is based on the amount that would be received to sell an asset or paid to settle a liability, in an orderly transaction between market participants at the reporting date. We consider both observable and unobservable inputs that reflect assumptions applied by market participants when setting the exit price of an asset or liability in an orderly transaction within the principal market for that asset or liability.
We value the pension plan assets based upon the observability of exit pricing inputs and classify pension plan assets based upon the lowest level input that is significant to the fair value measurement of the pension plan assets in their entirety.
The Company’s target asset allocations are as follows:
Asset Class	Defined Benefit Pension Plans Weighted Target allocation % 2023	OPEB Plan Weighted Target allocation % 2023
Equities	37	27
Fixed Income	38	41
Real Estate / Property	4	—
Other (incl LDI)	21	32

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
18.   Retirement Plans (continued)
Fair Value Measurement
The guidance for fair value measurements and disclosure sets out a fair value hierarchy that group fair value measurement inputs into the following three classifications:
•
Level 1: Quoted market prices in active markets for identical assets or liabilities.

•
Level 2: Observable market-based inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•
Level 3: Unobservable inputs for the asset or liability reflecting the reporting entity’s own assumptions or external inputs from inactive markets.

Transfers between levels are recognized at the end of the reporting period.
The following table summarizes our pension plan assets measured at fair value on a recurring basis (at least annually) as of December 31:
Plan assets are comprised as follows:
	Defined Benefit Pension Plans
	2023				2022
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Asset Class	Quoted Prices In Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total	Quoted Prices In Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
Cash	$24	$8	$—	$32	$44	$67	$—	$111
Equity	338	90	13	441	267	196	—	463
Government Bonds	653	34	—	687	528	26	—	554
Corporate Bonds	158	205	—	363	241	75	—	316
Real Estate / Property	3	65	28	96	9	77	41	127
Insurance Contracts	—	—	35	35	—	—	31	31
Derivatives	—	(29)	—	(29)	—	4	—	4
Other (incl LDI)	1	165	101	267	18	6	62	86
Total assets	$1,177	$538	$177	$1,892	$1,107	$451	$134	$1,692
Plan assets are comprised as follows:
	Other Postretirement Benefit Plans
	2023				2022
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Asset Class	Quoted Prices In Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total	Quoted Prices In Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
Cash	$—	$—	$—	$—	$—	$—	$—	$—
Equity	10	—	—	10	8	—	—	8
Insurance Contracts	—	—	2	2	—	—	2	2
Other (incl LDI)	—	15	—	15	—	14	—	14
Total assets	$10	$15	$2	$27	$8	$14	$2	$24

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
18.   Retirement Plans (continued)
A reconciliation of the beginning and ending balances of the pension plan assets measured at fair value using significant unobservable inputs (Level 3) is presented below:
Level 3 Reconciliation	Balance at December 31, 2022	Actual Return on Plan Assets	Purchases	Sales and settlements	Currency Impact	Balance at December 31, 2023	Balance at December 31, 2022	Actual Return on Plan Assets	Purchases	Sales and settlements	Currency Impact	Balance at December 31, 2023
	Defined Benefit Pension Plans						Other Postretirement Benefit Plans
Asset Class
Equity	$—	$—	$13	$—	$—	$13	$—	$—	$—	$—	$—	$—
Real Estate / Property	41	3	—	(17)	1	28	—	—	—	—	—	—
Insurance Contracts	31	2	3	(2)	1	35	2	—	—	—	—	2
Other (incl LDI)	62	10	38	(12)	3	101	—	—	—	—	—	—
Total assets	$134	$15	$54	$(31)	$5	$177	$2	$—	$—	$—	$—	$2
Level 3 Reconciliation	Balance at December 31, 2021	Actual Return on Plan Assets	Purchases	Sales and Settlements	Currency Impact	Balance at December 31, 2022	Balance at December 31, 2021	Actual Return on Plan Assets	Purchases	Sales and Settlements	Currency Impact	Balance at December 31, 2022
	Defined Benefit Pension Plans						Other Postretirement Benefit Plans
Asset Class
Real Estate / Property	$46	$1	$—	$—	$(6)	$41	$—	$—	$—	$—	$—	$—
Insurance Contracts	36	(2)	1	(2)	(2)	31	2	—	—	—	—	2
Other (incl LDI)	89	(20)	1	—	(8)	62	—	—	—	—	—	—
Total assets	$171	$(21)	$2	$(2)	$(16)	$134	$2	$—	$—	$—	$—	$2
	Other Postretirement Benefit Plans Years ended in December 31st
	2023	2022	2021
The assumed healthcare cost trend rates as of December 31 are:
Health care cost trend rate assumed for next year	5.14%	5.29%	5.43%
Rate to which the cost trend rate gradually declines	5.00%	5.00%	5.00%
Year the rate reaches the ultimate rate	2025	2025	2025
Pension Plan Contributions and Benefit Payments
Established funding standards govern the funding requirements for our qualified and approved pensions in various jurisdictions. We fund the benefit payments of our non-qualified or unfunded plans as benefit payments come due.
During 2024, based on estimated year-end asset values and projection of plan liabilities we expect to make contributions and/or benefit payments of approximately: $30 million for our non-qualified or unfunded plans and $74 million for our qualified or funded plans.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
18.   Retirement Plans (continued)
At December 31, 2023, projected future pension and other postretirement benefit payments (excluding any termination benefits) were as follows:
	Defined Benefit Pension Plans	Other Postretirement Benefit Plans
Year ending December 31,	2023
2024	$102	$11
2025	105	9
2026	106	11
2027	111	14
2028	112	15
2029 – 2033	$629	$70
19.   Disposal of Russian Operations
The sale of the Russian operations was completed on March 20, 2023 following the Company’s previously announced plan to exit the Russian market in an orderly manner in 2022. The results of the operations in Russia were not presented as a discontinued operation as they did not represent a strategic shift that had or will have a major effect on our operations and financial results. Such operations are neither a major line of business or a major geographical area and represented less than 1.5% of the company’s net sales in 2023 and in 2022. During the year ended December 31, 2022, in advance of classifying the Russian disposal group as held for sale, the recoverable value of zero was reassessed based on the terms of the sales agreement entered into, applying the fair value less costs to sell method. This resulted in an impairment charge of $159 million being recorded in 2022 within Impairment of other assets.
Upon completion of the sale during 2023, the assets and liabilities previously classified as held for sale were derecognized and a pre-tax net loss on disposal was recognized of $10 million within Other (expense) income, net.
20.   Earnings Per Share
The following table sets forth the computation of basic and diluted earnings per share (in $ millions, except per share data):
	Years ended December 31,
	2023	2022	2021
Numerator:
Net income attributable to common stockholders	$825	$1,034	$802
Denominator:
Basic weighted average shares outstanding	258,311,725	258,469,338	257,086,008
Effect of dilutive share options	2,030,890	2,509,868	2,788,074
Diluted weighted average shares outstanding	260,342,615	260,979,206	259,874,082
Basic earnings per share attributable to common stockholders	$3.19	$4.00	$3.12
Diluted earnings per share attributable to common stockholders	$3.17	$3.96	$3.08

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
20.   Earnings Per Share (continued)
Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. These comprise deferred and performance shares issued under the Company’s long-term incentive plans. Details of these plans are set out in Note 16. Where the conditions governing exercisability and vesting of these shares have been satisfied as at the end of the reporting period, they have been included in the computation of diluted earnings per share.
21.   Commitments and Contingencies
We have financial commitments and obligations that arise in the ordinary course of our business. These include debt (discussed in “Note 10 Debt”), lease obligations (discussed in “Note 11 Leases”), pension liabilities (discussed in “Note 18 Retirement Plans”), capital commitments, purchase commitments, legal proceedings, other, and guarantees (discussed below).
Capital Commitments
Estimated costs for future purchases of Property, plant and equipment that we are obligated to purchase as of December 31, 2023 total approximately $368 million.
Purchase Commitments
In the table below, we set forth our enforceable and legally binding purchase obligations as of December 31, 2023. These obligations relate to various purchase agreements for items such as minimum amounts of energy, fiber, and wood purchases over periods ranging from one year to six years. Some of the amounts are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, our actual payments may vary from those reflected in the table. Total purchase commitments were as follows:
2024	$241
2025	195
2026	79
2027	17
2028	17
Thereafter	–
Total	$549
Legal Proceedings
We are a party to various legal actions arising in the ordinary course of our business. The Company recorded legal liabilities of $78 million and $60 million as of December 31, 2023 and 2022, respectively. While the ultimate results of the legal proceedings against us cannot be predicted, we believe the resolutions of these matters will not have a material adverse effect on our results of operations, financial condition or cash flows.
Other
We are involved in various other inquiries, administrative proceedings and litigation relating to dilapidations, employee compensation in certain countries and numerous other items. Assessments of lawsuits and claims can involve a series of complex judgments about future events, can rely heavily on

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
21.   Commitments and Contingencies (continued)
estimates and assumptions, and are otherwise subject to significant uncertainties. As a result, there can be no certainty that the Company will not ultimately incur charges in excess of presently recorded liabilities. The Company believes that loss contingencies arising from pending matters, including the matters described herein, will not have a material effect on the consolidated financial position or liquidity of the Company. However, in light of the inherent uncertainties involved in pending or threatened legal matters, some of which are beyond the Company’s control, and the large or indeterminate damages sought in some of these matters, a future adverse ruling, settlement, unfavorable development, or increase in accruals with respect to these matters could result in future charges that could be material to the Company’s results of operations or cash flows in any particular reporting period.
The Company recorded other liabilities of $69 million and $58 million as of December 31, 2023 and 2022, respectively.
22.   Variable Interest Entities
The Company is a party to two arrangements involving securitization of its trade receivables. The arrangements required the establishment of certain special purpose entities namely Smurfit Kappa International Receivables DAC, Smurfit Kappa Receivables PLC and Smurfit Kappa European Packaging DAC (a subsidiary of Smurfit Kappa Receivables PLC). The sole purpose of the securitization entities is the raising of finance for the Company using the receivables generated by certain operating entities, as collateral. Refer to Note 10 Debt for more information around the securitization entities. All entities are considered to be Variable Interest Entities.
The Company is the primary beneficiary of Smurfit Kappa International Receivables DAC, Smurfit Kappa European Packaging DAC and Smurfit Kappa Receivables PLC, through various financing arrangements and due to the fact that it is responsible for the entities’ most significant economic activities.
The carrying amount of Smurfit Kappa International Receivables DAC, Smurfit Kappa Receivables PLC, and Smurfit Kappa European Packaging DAC assets and liabilities, reported within the Consolidated Balance Sheets are set out in following table.
	Years ended December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents, including restricted cash	$3	$5
Accounts receivable	816	947
Total current assets	819	952
Total assets	819	952
Liabilities
Non-current debt due after one year	20	19
Total liabilities	$20	$19
23.   Related Party Transactions
We sell products to and receive services from affiliated entities. These transactions are undertaken and settled at normal trading terms. No guarantees are given or received by either party. Related party balances and transactions were not material for any period presented.

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
24.   Accumulated Other Comprehensive Income (Loss)
The following table summarizes the changes in accumulated other comprehensive loss by component for the three years ended December 31, 2023, 2022 and 2021:
	Foreign Currency Translation	Cash Flow Hedges	Defined Benefit Pension and Post-retirement Plans	Other Reserves(2)	Total(1)
Balance at December 31, 2020	$507	$9	$1,085	$(751)	$850
Other comprehensive loss (income)	326	5	(235)	—	96
Balance at December 31, 2021	$833	$14	$850	$(751)	$946
Other comprehensive loss (income)	366	7	(110)	—	263
Balance at December 31, 2022	$1,199	$21	$740	$(751)	$1,209
Other comprehensive (income) loss	(410)	(5)	53	—	(362)
Balance at December 31, 2023	$789	$16	$793	$(751)	$847

(1)
All amounts are net of tax and non-controlling interest.

(2)
This relates to a reverse acquisition reserve which arose on the creation of a new parent of the Company prior to the United Kingdom / Ireland listings.

A summary of the components of other comprehensive income (loss), including non-controlling interest, for the years ended December 31, 2023, 2022 and 2021, is as follows:
	2023			2022			2021
	Pre-Tax	Tax	Net of Tax	Pre-Tax	Tax	Net of Tax	Pre-Tax	Tax	Net of Tax
Foreign currency translation gain (loss)	$410	$—	$410	$(366)	$—	$(366)	$(326)	$—	$(326)
Defined benefit pension and other post-retirement benefit plans:
Net actuarial (loss) gain arising during period	(60)	13	(47)	14	(1)	13	156	(28)	128
Amortization and settlement recognition of net actuarial loss	40	(9)	31	33	(1)	32	69	(13)	56
Prior service (cost) credit arising during the period	(5)	2	(3)	1	—	1	—	—	—
Amortization of prior service credit	(1)	—	(1)	(1)	—	(1)	(1)	—	(1)
Foreign currency (loss) gain – pensions	(33)	—	(33)	65	—	65	52	—	52
Other long-term employment benefit plans:
Net actuarial gain arising during period	—	—	—	3	—	3	1	—	1
Amortization and settlement recognition of net actuarial gain	—	—	—	(3)	—	(3)	(1)	—	(1)
Derivatives:
Changes in fair value of cash flow hedges	5	—	5	(6)	—	(6)	(4)	—	(4)
Changes in fair value of cost of hedging	—	—	—	(1)	—	(1)	(1)	—	(1)
Consolidated other comprehensive income (loss)	356	6	362	(261)	(2)	(263)	(55)	(41)	(96)
Less: Other comprehensive income attributable to non-controlling interests	—	—	—	—	—	—	—	—	—
Other comprehensive income (loss) attributable to common stockholders	$356	$6	$362	$(261)	$(2)	$(263)	$(55)	$(41)	$(96)

Smurfit Kappa Group plc
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in $ millions, except share and per share data)
24.   Accumulated Other Comprehensive Income (Loss) (continued)
Redeemable Non-controlling Interest
Prior to 2021, the Company recognized a redeemable non-controlling interest related to a 25% equity interest in a Serbian business. These non-controlling interests had put and call options that were redeemable at fair value. Prior to the exercise of our call option, the non-controlling interests were considered redeemable non-controlling equity interests, classified as temporary or mezzanine equity as at the acquisition date as their redemption was not solely within our control. The non-controlling interests were recorded at their respective fair values as of the acquisition dates and were adjusted to their expected redemption values, with an offsetting entry to retained earnings, as at each reporting date as if that date was the redemption date, if those amounts exceed their respective carrying values. During 2021, we exercised our call option to purchase the remaining 25% of the Serbian business at a cost of $37 million.
25.   Subsequent Events
The Company has evaluated subsequent events through March 22, 2024, which is the date the Consolidated Financial Statements were available to be issued. The Company has concluded that no events or transactions have occurred that may require disclosure in the accompanying financial statements.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V31143-TBD For Against Abstain ! ! ! WESTROCK COMPANY The Board of Directors recommends you vote FOR Proposals 1, 2 and 3. WESTROCK COMPANY 1000 ABERNATHY ROAD NE ATLANTA, GEORGIA 30328 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. Proposal to approve and adopt the Transaction Agreement, dated as of September 12, 2023, as it may be amended, supplemented or otherwise modified from time to time, by and among Smurfit Kappa Group plc, Smurfit WestRock Limited (formerly known as Cepheidway Limited and to be re-registered as an Irish public limited company and renamed Smurfit WestRock plc) (“Smurfit WestRock”), Sun Merger Sub, LLC, a wholly owned subsidiary of Smurfit WestRock, and WestRock Company (“WestRock”); 2. Non-binding, advisory proposal to approve compensation that will or may become payable by WestRock to its named executive officers in connection with the Combination (as defined in the proxy statement/prospectus); and 3. Non-binding, advisory proposal to approve the reduction of the share premium of Smurfit WestRock to allow the creation of “distributable reserves” of Smurfit WestRock, which are required under Irish law in order for Smurfit WestRock to pay dividends and make other types of distributions and to repurchase or redeem shares following the Combination, if and when the board of directors of Smurfit WestRock should determine to do so. ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 12, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WRK2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 12, 2024. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides you. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement/Prospectus are available at www.proxyvote.com.V31144-TBDWESTROCK COMPANYSpecial Meeting of StockholdersJune 13, 2024 at 9:00 AM ESTThis proxy is solicited by the Board of Directors of WestRock CompanyThe stockholder(s) hereby appoint(s) Alan D. Wilson, David B. Sewell and Denise R. Singleton, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WESTROCK COMPANY that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 AM EST on June 13, 2024, virtually at www.virtualshareholdermeeting.com/WRK2024SM, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted at the Special Meeting of Stockholders and any adjournment or postponement thereof in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the proposals included herein. In their discretion, the proxies appointed herein are authorized to vote upon any other matter that may properly come before the meeting and any adjournment or postponement thereof.Continued and to be signed on reverse side